Exhibit 15.2

ICL GROUP LTD S-K 1300 TECHNICAL REPORT SUMMARY BOULBY (UK), CABANASSES AND VILAFRUNS (SPAIN), ROTEM (ISRAEL), DEAD SEA WORKS (ISRAEL), AND HAIKOU (CHINA) PROPERTIES February 2022

Wardell Armstrong Baldhu House, Wheal Jane Earth Science Park, Baldhu, Truro, Cornwall, TR3 6EH, United Kingdom Telephone: +44 (0)1872 560738 www.wardell-armstrong.com

EFFECTIVE DATE:	December 31, 2021
DATE ISSUED:	February 22, 2022
JOB NUMBER:	ZT61-2022
VERSION: REPORT NUMBER: STATUS:	V 1.0 MM1543 FINAL

ICL GROUP LTD

S-K 1300 TECHNICAL REPORT SUMMARY

BOULBY (UK), CABANASSES AND VILAFRUNS (SPAIN), ROTEM (ISRAEL), DEAD SEA WORKS (ISRAEL), AND HAIKOU (CHINA) PROPERTIES

February 2022

APPROVED BY:
Dr Phil Newall	Managing Director

This report has been prepared by Wardell Armstrong International with all reasonable skill, care and diligence, within the terms of the Contract with the Client.  The report is confidential to the Client and Wardell Armstrong International accepts no responsibility of whatever nature to third parties to whom this report may be made known.

No part of this document may be reproduced without the prior written approval of Wardell Armstrong International.

SYSTEM CERTIFICATION
bmtrada
ISO 9001 CERTIFICATION

SYSTEM CERTIFICATION
bmtrada
ISO 14001 CERTIFICATION

SYSTEM CERTIFICATION
bmtrada
ISO 45001 CERTIFICATION

UKAS
MANAGEMENT
SYSTEMS
012

Wardell Armstrong is the trading name of Wardell Armstrong International Ltd,
Registered in England No. 3813172.

Registered office: Sir Henry Doulton House, Forge Lane, Etruria, Stoke-on-Trent, ST1 5BD, United Kingdom

UK Offices: Stoke-on-Trent, Birmingham, Bolton, Bristol, Bury St Edmunds, Cardiff, Carlisle, Edinburgh,
Glasgow, Leeds, London, Newcastle upon Tyne and Truro. International Offices: Almaty and Moscow.
ENERGY AND CLIMATE CHANGE ENVIRONMENT AND SUSTAINABILITY INFRASTRUCTURE AND UTILITIES LAND AND PROPERTY MINING AND MINERAL PROCESSING MINERAL ESTATES WASTE RESOURCE MANAGEMENT

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

TABLE OF CONTENTS

1	EXECUTIVE SUMMARY	1
1.1	Overview	1
1.2	Property Description and Location	1
1.3	Accessibility, Climate, Local Resources, Infrastructure and Physiography	5
1.4	History	6
1.5	Geological Setting and Mineralization	8
1.6	Exploration and Drilling	11
1.7	Sample Preparation, Analysis and Security	12
1.8	Data Verification	14
1.9	Mineral Processing and Metallurgical Testing	16
1.10	Mineral Resource Estimate	16
1.11	Mineral Reserve Estimate	18
1.12	Mining Methods	20
1.13	Recovery Methods	21
1.14	Project Infrastructure	24
1.15	Market Studies and Contracts	26
1.16	Environmental Studies, Permitting and Social or Community Impacts	26
1.17	Capital and Operating Costs	28
1.18	Economic Analysis	28
1.19	Conclusions and Recommendations	29
2	INTRODUCTION	30
2.1	Terms or Reference and Purpose of the Report	30
2.2	Sources of Information	31
2.3	Qualified Persons and Site Visits	32
2.4	Terms of Reference	33
2.5	Previously Filed Technical Report Summary Reports	34
2.6	Units and Abbreviations	35
3	PROPERTY DESCRIPTION AND LOCATION	39
3.1	Overview	39
3.2	Boulby	40
3.3	Cabansses and Vilafruns	45
3.4	Rotem	53
3.5	DSW	56
3.6	YPH	59
3.7	Significant Encumbrances to the Properties	60
3.8	Other Significant Factors and Risks Affecting Access Title, or the Right or Ability to Perform Work on the Properties	60
4	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	61
4.1	Boulby	61
4.2	Cabansses and Vilfruns	64
4.3	Rotem	69

Page i

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

4.4	DSW	73
4.5	YPH	75
5	HISTORY	79
5.1	Boulby	79
5.2	Cabansses and Vilafruns	80
5.3	Rotem	82
5.4	DSW	82
5.5	YPH	83
6	GEOLOGICAL SETTING AND MINERALIZATION	86
6.1	Boulby	86
6.2	Cabansses and Vilafruns	100
6.3	Rotem	111
6.4	DSW	116
6.5	YPH	121
7	EXPLORATION	129
7.1	Boulby	129
7.2	Cabansses and Vilafruns	138
7.3	Rotem	150
7.4	DSW	154
7.5	YPH	155
7.6	QP Statement on Hydrogeological Drilling	158
7.7	QP Statement on Geotechnical Drilling	158
8	SAMPLE PREPARATION, ANALYSES AND SECURITY	159
8.1	Boulby	159
8.2	Cabanasses and Vilafruns	162
8.3	Rotem	172
8.4	DSW	175
8.5	YPH	177
8.6	Opinion On Adequacy	181
9	DATA VERIFICATION	182
9.1	Boulby	182
9.2	Cabanasses and Vilafruns	184
9.3	Rotem	196
9.4	DSW	197
9.5	YPH	198
10	MINERAL PROCESSING AND METALLURGICAL TESTING	200
10.1	Boulby	200
10.2	Cabanasses and Vilafruns	202
10.3	Rotem	202
10.4	DSW	202
10.5	YPH	202
11	MINERAL RESOURCE ESTIMATES	209
11.1	Introduction	209

Page ii

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

11.2	Boulby	210
11.3	Cabansses and Vilafruns	218
11.4	Rotem	243
11.5	DSW	246
11.6	YPH	255
11.7	Mineral Resource Uncertainty Discussion	278
12	MINERAL RESERVE ESTIMATES	281
12.1	Introduction	281
12.2	Boulby	281
12.3	Cabansses and Vilafruns	286
12.4	Rotem	289
12.5	DSW	292
12.6	YPH	294
12.7	Relevant Factors that May Affect the Mineral Reserve Estimates	297
13	MINING METHODS	298
13.1	Boulby	298
13.2	Cabanasses and Vilafuns	315
13.3	Rotem	316
13.4	DSW	335
13.5	YPH	329
14	RECOVERY METHODS	337
14.1	Introduction	337
14.2	Boulby	337
14.3	Cabansses and Vilafruns	345
14.4	Rotem	352
14.5	DSW	368
14.6	YPH	377
15	PROJECT INFRASTRUCTURE	383
15.1	Boulby	383
15.2	Cabanasses and Vilafruns	386
15.3	Rotem	388
15.4	DSW	393
15.5	YPH	397
16	MARKET STUDIES AND CONTRACTS	398
17	ENVIRONMENTAL STUDIES, PERMITTING AND SOCIAL OR COMMUNITY IMPACT	399
17.1	Boulby	399
17.2	Cabansses and Vilafruns	413
17.3	Rotem	422
17.4	DSW	433
17.5	YPH	441
18	CAPITAL AND OPERATING COSTS	445
19	ECONOMIC ANALYSIS	446
20	ADJACENT PROPERTIES	447
20.1	Boulby	447
20.2	Cabansses and Vilafruns	448

Page iii

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

20.3	Rotem	448
20.4	DSW	448
20.5	YPH	449
21	OTHER RELEVANT DATA AND INFORMATION	450
22	INTERPRETATAIONS AND CONCLUSIONS	451
22.1	Boulby	451
22.2	Cabansses and Vilafruns	452
22.3	Rotem	454
22.4	DSW	455
22.5	YPH	457
23	RECOMMENDATIONS	458
23.1	Boulby	458
23.2	Cabanasses and Vilafruns	460
23.3	Rotem	461
23.4	DSW	463
23.5	YPH	463
24	REFERENCES	465
25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	468
26	DATE AND SIGNATURE PAGE	469

LIST OF TABLES

Table 1.1: Estimate Mineral Resources as at December 31, 2021	18
Table 1.2: Estimated Mineral Reserves as at December 31, 2021	19
Table 1.3: Production Data for the Properties (2019 - 2021)	20
Table 2.1: ICL Properties Included within this TRS	30
Table 2.2: List of Main Authors / Qualified Persons	32
Table 3.1: Summary of Environmental Permitting	44
Table 3.2: ICL Iberia Concessions In Barcelona Province; "Potasas De Llobregat"	47
Table 3.3: ICL Iberia Concessions In Barcelona Province; "Suria K"	48
Table 3.4: ICL Iberia Concessions In Lleida Province; "Potasas De Llobregat"	49
Table 3.5: ICL Iberia Concessions In Lleida Province; "Suria K"	50
Table 3.6: Summary of ICL Iberia Permits	51
Table 5.1: Summary of Production History	81
Table 5.2: Exploration and Development History	84
Table 6.1: Detailed Stratigraphic Column for Cabanasses Area	103
Table 6.2: Simplified General Stratigraphy in Haikou Phosphate Deposit	125
Table 7.1: Test Results for Assessing Possible Brine Contamination	135
Table 7.2: Summary of Drillholes Used in Mineral Resource Estimation	137
Table 7.3: Summary of Cabanasses and Vilafruns Drillholes	141
Table 7.4: Summary Statistical Analysis of KCl (%) and KClcorr at Cabanasses	147
Table 7.5: Summary of Exploration Campaigns for YPH	155
Table 7.6: Exploration and Infill Drilling Summary for YPH	156
Table 8.1: Control data since May 2018	161
Table 8.2: Summary of SRM Analysis	169

Page iv

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 8.3: Summary of Blank Analysis	170
Table 8.4: Density Measurements by Lithology	172
Table 8.5: Summary of P2O5 Assayed Samples by Block and Modelled Stratigraphic Units	178
Table 8.6: Summary Internal and External Checks	181
Table 9.1: Summary Statistical Analysis for KCl (%) at Cabanasses Seam A	185
Table 9.2: Summary Statistical Analysis for KCl (%) at Cabanasses Seam B	186
Table 9.3: Summary Statistical Analysis for KCl (%) at Cabanasses Transformada Zone	187
Table 9.4: Comparison of Resource Model vs Mining Production from 2011 to 2016	189
Table 9.5: Duplicate Analysis of Drillhole C-2Bis	191
Table 9.6: Duplicate Analysis of Drillhole C-3	192
Table 9.7: Duplicate Analysis of Drillhole C-4Bis	193
Table 9.8: Duplicate Analysis of SAG1	194
Table 10.1: Results of Mineral Sampling – Mining Blocks 1 and 2	203
Table 10.2: Carbonate-silicate Flotation Results for 0.300 × 0.038mm	204
Table 10.3: 0.150 × 0.038mm Carbonate-silicate Flotation Results (Block 2)	204
Table 10.4: Carbonate and Silicate Flotation Results for the Block 1	205
Table 10.5: Flotation Results for the Block 1 and Block 2 samples	205
Table 11.1: Summary of Mineral Resources for Boulby	217
Table 11.2: Sample Database Files Provided by ICL Iberia	220
Table 11.3: Description of Database	220
Table 11.4: Summary of Stratigraphy and Database Lithology Codes	223
Table 11.5: Summary of Domains for Cabanasses and Vilafruns	226
Table 11.6: Summary Statistical Analysis of KCl (%) [CORR] for Selected Samples at Cabanasses	228
Table 11.7: Summary Statistical Analysis of KCl (%) [CORR] for Selected Samples at Vilafruns	229
Table 11.8: Block Model Prototypes	231
Table 11.9: Summary of Search Parameters	233
Table 11.10: Summary of Reconciliation of Cabanasses Resource Model with Mining Production Data	237
Table 11.11: Summary of Mineral Resources for Cabanasses and Vilafruns	242
Table 11.12: Summary of Density Data for Rotem	244
Table 11.13: Mineral Resource Estimate by Mine and Area	245
Table 11.14: Summary of Mineral Resources for Rotem	246
Table 11.15: Pumping Rate from Northern Dead Sea to Ponds	248
Table 11.16: Assumptions for Potash Production at DSW as Basis for Mineral Resource Estimate	252
Table 11.17: Summary of Mineral Resources for the DSW	255
Table 11.18: Example Drill Hole Classification of Phosphate Layers to Grade I, II, and III Categories on Drill Hole ZK08-05	257
Table 11.19: Variogram Model Parameters	260
Table 11.20: Summary of Stratigraphic Units and Surfaces Modelled	264
Table 11.21: Summary of Density Data for Haikou Deposit	265
Table 11.22: PRC Classification Scheme and Approximate Equivalence to PERC Minera Resource Classification	270
Table 11.23: Minimum Theoretical Drill Spacing Required to Achieve Measured and Indicated Categories	275
Table 11.24: Summary of Mineral Resources for YPH (Haikou)	278
Table 11.25: Mineral Resources Uncertainty	280
Table 12.1: Summary of Mineral Reserves for Boulby	285
Table 12.2: Summary of Mineral Reserves for Cabansses	298
Table 12.3: Mineral Reserves for Rotem, Zin, and Oron	291
Table 12.4: Summary of Mineral Reserves for Rotem	291
Table 12.5: Summary of Mineral Reserves for DSW	293

Page v

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 12.6: Summary of Mineral Reserves for YPH (Haikou)	296
Table 13.1: Pillar Design Factor of Safety Advance	299
Table 13.2: Pillar Design Factor of Safety Retreat	299
Table 13.3: ICL Boulby Production Schedule	308
Table 13.4: Boulby Mine Main Mining Fleet	309
Table 13.5: Summary of the Underground Equipment Fleet at ICL Boulby	310
Table 13.6: Labour for the Underground Portion of the ICL Boulby Operation	310
Table 13.7: Annualised Mine Production Schedule (Next 5 Years)	313
Table 13.8: Summary of Main Items of Mining Plant at Cabansses	315
Table 13.9: Mining Personnel at Cabanasses Mine	316
Table 13.10: Total Negev Mine Production (2019 – 2021)	322
Table 13.11: Oron Mine Production (2017 – 2021)	324
Table 13.12: DSW Annual Carnallite Production	329
Table 13.13: Haikou Mine Excavator Mining Fleet	332
Table 13.14: Haikou Mining Schedule for period 2022 to 2045	335
Table 14.1: (2020 and 2021) Production Data for Boulby	343
Table 14.2: Boulby Forecast Production for 2022 through to 2025	343
Table 14.3: Labour Requirements for Processing Operations at Boulby	344
Table 14.4: Key Operating Data for Potash Production at Cabanasses	351
Table 14.5: Suria Plant Personnel	351
Table 14.6: Rotem Plant Summary	359
Table 14.7: Oron Processing Plant Production	366
Table 14.8: Rotem Beneficiation Plant Data	366
Table 14.9: Rotem Fertiliser Production	367
Table 14.10: Rotem Processing Personnel Requirement	368
Table 14.11: DSW Production 2016-2021 (tonnes)	375
Table 14.12: DSW Potash Product Specification	376
Table 14.13: Personnel for KCl Plant	377
Table 14.14: Summary of Key Process Design Parameters	381

Table 15.1: Pumping Station Performance P88 and P5 (2016 – 2021)	394
Table 15.2: Pumping Station Performance P11 and P33 (2016 – 2021)	394
Table 15.3: Return Streams to North Dead Sea Basin (2016 – 2020)	394
Table 17.1: Summary of Environmental Permits	400
Table 17.2: ACA Wastewater Discharge Limits	414
Table 17.3: Air Emission Monitoring Levels	415
Table 17.4: HSE Statistics –Rotem	431
Table 17.5: ICL Rotem Capital Expenditure on ESG	432
Table 17.6: HSE Statistics – Sodom site	439
Table 17.7: ICL DSW and Israel Capital Expenditure on ESG	441

Page vi

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

LIST OF FIGURES

Figure 3.1: Location of ICL Properties	39
Figure 3.2: Location of Boulby Mine, United Kingdom	40
Figure 3.3: ICL Boulby Onshore Leases as at December 2020	42
Figure 3.4: ICL Boulby Offshore Lease Boundaries as of December 2020	43
Figure 3.5: Location of Cananasses and Vilafruns Mines, Northeast Spain	45
Figure 3.6: Location of Mines and ICL Iberia Exploration Licence Area	46
Figure 3.7: Location of Rotem, Oron, Zin and DSW, Israel (ICL)	53
Figure 3.8: Concession Areas for Rotem, Oron and Zin	55
Figure 3.9: DSW Licence Outline (ICL)	58
Figure 3.10: Location of Haikou, Xishan District of China	59
Figure 4.2: Average Precipitation for Staithes	62
Figure 4.3: Average Monthly Temperatures for Suria (Catalonia), Spain	62
Figure 4.4: Average Monthly Rainfall for Suria, (Catalonia), Spain	65
Figure 4.5: General Mine Plan of Cabanasses Mine (scale in km)	65
Figure 4.6: General Mine Plan of Vilafruns Mine (scale in km)	67
Figure 4.7: Salt Transportation Pipeline from Catalan Potash Basin to Mediterranean	68
Figure 4.8: Average Monthly Temperature for Beersheba (South District Israel)	70
Figure 4.9: Average Monthly Precipitation for Beersheba (South District Israel)	70
Figure 4.10: Average Monthly Temperature for the DSW (ICL)	73
Figure 4.11: Average Monthly Precipitation for DSW (ICL: 2016 - 2021)	74
Figure 4.12: Average Monthly Temperature for Kunming (Yunnan), China	76
Figure 4.13: Average Monthly Precipitation for Kunming (Yunnan), China	76
Figure 5.1: ICL Boulby Production of Polyhalite by Year from 2009	80
Figure 6.1: Regional Geology of the Cleveland Basin and Surrounding Area (after Powell, 2010)	87
Figure 6.2: Stratigraphic Overview of the Boulby Mine at the Shafts	89
Figure 6.3: Schematic Cross Section Showing Interpretation of Stratigraphic Changes Across the Mine and Lease Area	90
Figure 6.4: Mine Stratigraphy in the Zone 1 Polyhalite Mining Area	91
Figure 6.5: Structural Setting and Location of the Polyhalite	92
Figure 6.6: Mine Stratigraphy in the Vicinity of the Polyhalite	95
Figure 6.7: Illustrative Photograph of the features of the P1 Polyhalite in section in a Mining Roadway	96
Figure 6.8: Location of the ICL Iberia Deposits within the Ebro Basin of the Iberian Peninsula	100
Figure 6.9: Regional Geology of the Pyrenees and Ebro Basin (Vergés et al, (2002))	101
Figure 6.10: Simplified Cross Section of the Pyrenees and Ebro Basin (Vergés et al, (2002))	102
Figure 6.11: Main Formations of the Eastern Pyrenean Foreland Basin (Vergés et al, (2002))	103
Figure 6.12: Location of Stratigraphic Cross Section Through Cabanasses Mine	104
Figure 6.13: Cross Section Showing Statigraphy of Cabanasses	104
Figure 6.14: Plan Showing Inset of Northeast of Ebro Basin	105
Figure 6.15: Inset of Figure 6.14 Showing Main Anticlinal Structures of the Northeast Ebro Basin (Sans (2003)) [SPMT – South Pyrenean Main Thrust]	105
Figure 6.16: Cross Section through El Guix, Súria and Cardona Anticlines (Sans (2003)) [location of mines is shown as larger well symbols and location of surface drillholes as smaller wells]	106
Figure 6.17: Example North-South Cross Sections Showing Along Strike Change in Structure of the Súria Anticline from East (bottom) to West (top) (Sans (2003))	107

Page vii

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 6.18: Cross Section Showing Structural Geology of the Tordell Thrust	108
Figure 6.19: Example of a Geological Cross-sections at Oron	112
Figure 6.20: Rotem Stratigraphic Column	113
Figure 6.21: Oron Stratigraphic Column	114
Figure 6.22: Zin Stratigraphic Column	115
Figure 6.23: Regional Geological Map	117
Figure 6.24: Schematic Cross Section (Western Dead Sea)	118
Figure 6.25: General Stratigraphic Section of the Dead Sea Group in Mount Sedom (data from Zak, 1967; Agnon et al., 2006; and Torfstein et al., 2009)	119
Figure 6.26: Location of the Ded Sea Basin with Respect to The Dead Sea Transform Fault System	121
Figure 6.27: Geology Map of Kunming Area (after Lecai Xing et al, 2015)	122
Figure 6.28: Structural Map of Yunnan Province [ZF=Zhongdian fault, JF=Jianshui fault, QF=Qujiang fault (after Stanka Šebela et al 2006)]	123
Figure 6.29: Local geology in the Haikou Phosphate deposit (after Yu-You Yang 2014)	124
Figure 6.30: Haikou Mine Lease Area and Associated Mineralisation Sub-division (Google Earth Feb 2020)	126
Figure 6.31: Block #2 Overview-Looking West (lower layer between two red lines) [Golder November 2021]	127
Figure 6.32: Upper Layer Profile in Block #3 [Golder November 2021]	127
Figure 6.33: Overview of Upper Seam in Block #4-looking South [Golder November 2021]	128
Figure 7.1: Location of Onshore and Offshore 2D Seismic Lines	130
Figure 7.2: Location of Offshore 3D Seismic Survey	131
Figure 7.3: Schematic Section of the LHD Directional Drilling Hole Profiles	132
Figure 7.4: a) Location Of Polyhalite Drill Holes in Relation to Boulby Mine Workings b) Inset of a) Showing Location of Drill Holes Within the Working Polyhalite Area (ZONE1)	136
Figure 7.5: Example Sections of Longhole Exploration Boreholes through the Polyhalite	137
Figure 7.6: Merged 2D and 3D Seismic Surveys of Cabanasses Area	140
Figure 7.7: Extent of Drilling at Cabanasses and Vilafruns	142
Figure 7.8: Underground and Surface Drillholes at Cabanasses by Drilling Year	142
Figure 7.9: Location of Underground Drillholes at Vilafruns by Drilling Year	143
Figure 7.10: Schematic Cross Section of LHD Drilling Method	143
Figure 7.11: Results of Analysis for KCl (%) and Ca2+ (%) for Control and Brine Group Samples	145
Figure 7.12: Histograms comparing KCl (%) and KClcorr for Cabanasses Seams A and B	147
Figure 7.13: Geological Cross Sections of Underground Drilling at Cabanasses	148
Figure 7.14: Geological Cross Sections of Underground Drilling at Vilafruns	149
Figure 7.15: Drill Hole Locations at Rotem	153
Figure 7.16: Drill Hole Locations at Oron	153
Figure 7.17: Drill Hole Locations at Zin	154
Figure 7.18: Drill Hole Location Plan for YPH	157
Figure 8.1: Summary of Sample Preparation of Drill Core Sample from Underground Drilling	163
Figure 8.2: Internal Pulp Duplicates (Cabanasses Laboratory) for KCl (%) (2019 – 2021)	166
Figure 8.3: External Pulp Duplicates (ALS ) for KCl (%) (2019 – 2021)	168
Figure 8.4: CRM Used by Rotem Laboratory	175
Figure 8.5: Sample Preparation Scheme	179

Page viii

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 9.1: Cabanasses Seam A: a) Log Probability Plots and b) Mean Grade Plots of KCl (%)	185
Figure 9.2: Cabanasses Seam B: a) Log Probability Plots and b) Mean Grade Plots of KCl (%)	187
Figure 9.3: Cabanasses Transformada: a) Log Probability Plots and b) Mean Grade Plots of KCl (%)	188
Figure 10.1: Final products (K20%) December 2017- April 2020	201
Figure 10.2: Final Products 2020 (%Cl)	201
Figure 11.1: Example Section Showing Drillhole Sample Compositing Method	212
Figure 11.2: Mean Vertical Zonation of K, Na and Ca	213
Figure 11.3: Example Visual Validation of Estimated K grade against Input Drillhole Composite Data	215
Figure 11.4: Plan View and Cross Sections of Drillholes for Cabanasses	221
Figure 11.5: Plan View and Cross Sections of Drillholes for Vilafruns	222
Figure 11.6: Base of Seam B Surface for Cabanasses and Showing Surface Drilling	225
Figure 11.7: Base of Seam B Surface for Cabanasses and Showing Surface and Underground Drilling	225
Figure 11.8: Base of Seam B Surface for Vilafruns and Showing Underground Drilling	226
Figure 11.9: Domain Definition at Cabanasses and Vilafruns	227
Figure 11.10: Probability Plot and Histogram of KClcorr (%) for Seam A Domain DS1 at Cabanasses	228
Figure 11.11: Probability Plot and Histogram of KClcorr (%) for Seam B Domain DS1 at Cabanasses	229
Figure 11.12: Probability Plot and Histogram of KClcorr (%) for Seam A Domain DV1 at Vilafruns	229
Figure 11.13: Probability Plot and Histogram of KClcorr (%) for Seam B Domain DV1 at Vilafruns	230
Figure 11.14: Calculation of Grade and True Thickness during Sample Compositing	230
Figure 11.15: Histograms of Density Measurements from Cabanasses for Seam A and Seam B	232
Figure 11.16: Block Model Showing Spatial Distribution of KClcorr (%) at Cabanasses	234
Figure 11.17: Block Model Showing Spatial Distribution of Seam Thicknesses (m) at Cabanasses	235
Figure 11.18: Example SWATH Analysis for KClcorr (%) in Domain DS1 (north) at Cabanasses	236
Figure 11.19: Mineral Resource Classification [Measured Resources in Red, Indicated Resources in Pink, Inferred Resources in Cream and Unclassified Resources in Grey]	241
Figure 11.20: Reduction in Dead Sea Level Over Time	250
Figure 11.21: Prediction of Increase in Potash Production Over Time at DSW Due to Increased KCl and Reduced NaCl Concentration in Dead Sea Brines	250
Figure 11.22: ICL Predictive Models of Dead Sea Level Reduction (Botom) and Estimated Recovered KCl (top) Against Water Inflow	251
Figure 11.23: Example Major (left) and Semi-major Axis (middle) Variograms and Variogram Map (right) by Thickness and P2O5 % for Lower Layer within Blocks 1,2,4 and Block 3	251
Figure 11.24: Triangulated 2016 Topography Wireframe with Drillhole Locations and Lease Boundary Superimposed	263
Figure 11.25: Lower Layer Limiting Polygons used for Mineral Resource Reporting as at 31 December 2021	267
Figure 11.26: Upper Layer Limiting Polygons used for Mineral Resource Reporting as at 31 December 2021	268
Figure 11.27: Relative Error of Estimation of Upper and Lower Phosphate Thickness as Function of Drill Spacing	276
Figure 11.28: Relative Drilling Distance for Lower Phosphate Layer	277

Page ix

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 12.1: 2D Plan of a Section of Seam B Showing Mine Planning Panels (Cabanasses)	286
Figure 12.2: Overview of Mine Planning Layout (Cabanasses)	287
Figure 12.3: Detail of Mine Planning Layout (Cabanasses)	287
Figure 13.1: Design Criteria for Lateral Advance Roads (schematic)	302
Figure 13.2: Design Criteria for 2 Road Production Panel Design (schematic)	302
Figure 13.3: Design Factors Relating to Intra-Panel Pillars And Protection Pillars (schematic)	303
Figure 13.4: Plan Surface Layout of Boulby Mine	307
Figure 13.5: Overall Plan of Cabanasses Mine	312
Figure 13.6: Close-Up of Panels and Existing Production Drives	313
Figure 13.7: Long-Term Mine Planning Areas	314
Figure 13.8: Locations of Rotem, Oron, and Zin Operations	317
Figure 13.9: Example of Various Slope Angles Used in Previous Design	318
Figure 13.10: Stratigraphic Column from Rotem	320
Figure 13.11: Mining Area Plan for 2 Years Production	321
Figure 13.12: Oron Current Mining Areas	323
Figure 13.13: Outline of the DSW Operational (Extraction) Area	326
Figure 13.14: Schematic Deposition of Carnallite	328
Figure 13.15: Schematic Production Scheme (Barge Cycle)	328
Figure 13.16: Overview of Haikou Mine showing Four Mining Areas (Blocks 1&2 considered as one region) Within Mine Lease Boundary	331
Figure 13.17: Haikou Mine schedule supporting the 2022 Mineral Reserves estimate. (source - Haikou)	336
Figure 14.1: Block Flow Diagram of the Current Flowsheet at Boulby	340
Figure 14.2: PotashpluS® Simplified Flowsheet	341
Figure 14.3: Summary Block Flow Diagram of the Current Cabanasses Flowsheet	347
Figure 14.4: Overview of Rotem Recovery Operations	353
Figure 14.5: Oron Beneficiation Plant Flowsheet	354
Figure 14.6: Rotem Dry Beneficiation Plant 70B	356
Figure 14.7: Rotem Wet Beneficiation Plant 20	358
Figure 14.8: Sulphuric Acid Production	360
Figure 14.9: Phosphoric Acid Production	361
Figure 14.10: White Acid Production	363
Figure 14.11: Phosphorus Fertiliser Production Chemistry	364
Figure 14.12: MAP Production Flowsheet	365
Figure 14.13: Schematic Plan of DSW Solution Flows (schematic)	369
Figure 14.14: Dissolved levels of K, Mg, Ca and Na in the DSW Pond System	370
Figure 14.15: KCL Product Compaction Process at the DSW	372
Figure 14.16: DSW Potassium Chloride Production 2016-2020	375
Figure 14.17: DSW Process Personnel Requirement	376
Figure 14.18: Crushing Flow Sheet	379
Figure 14.19: Grinding and Flotation Flow Sheet	379
Figure 14.20: Scrubbing Plant Process Flow Sheet	381
Figure 14.21: Schematic Process Diagram of Three Circle (3C) Fertilizer Plant	382
Figure 15.1: General Infrastructure Around Boulby Mine	383
Figure 15.2: General Infrastructure Around Cabansses and Vilafruns	387
Figure 15.3: General Infrastructure Around the ICL Operations in Israel	389

Page x

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 15.4: Rotem Process Plant Layout	390
Figure 15.5: Oron Site Layout	391
Figure 15.6: General Site Map of the DSW Processing Facility	395
Figure 15.7: DSW Combined Cycle Power Plant Configuration	396
Figure 15.8: General Infrastructure Around Haikou Mine	397
Figure 17.1: Lost Time Analysis for 2021 (ICL Boulby)	411
Figure 17.2: ICL Rotem Environmental Management Department	423
Figure 17.3: Rotem HSE Management Structure	424
Figure 17.4: ICL DSW Environmental Management Department	435
Figure 20.1: Plan Showing the Boulby Mine and the Woodsmith Project to the South East	447
Figure 20.2: Relationship Between the DSW in Israel and APC in Jordan	449

LIST OF PHOTOGRAPHS

Photo 4.1: Typical Landscape and Vegetation at Haikou - Block 4 (looking North) [Golder November 2021]	78
Photo 7.1: Contractor’s Mobile Combination RAB/Core Drill Rig	150
Photo 7.2: 1m Spaced Chip Samples Collected in the Un-Mineralised Overburden (Un-Sampled)	152
Photo 8.1: Samples from the Phosphate Seams Bagged and Tagged Ready for Laboratory Testing	173
Photo 13.1: DSW Pumping station P9	325
Photo 13.2: Cutter Suction Dredger ‘MESADA’	327
Photo 13.1: Excavator Loading Rigid Haul Truck at Haikou Mine (Golder – November 2021)	325
Photo 13.2: Upper Phosphate Layer Showing Fine Fragmentation from Blasting (Golder – November 2021)	327
Photo 14.1: Hazemag Impact Crusher at Boulby	338
Photo 14.2: Kearton’s Building with Mobile Screens and Conveyors at Boulby	339
Photo 14.3: Coarse Rougher Cells at Cabanasses	348
Photo 17.1: Progressive Rehabilitation being Undertaken on Former Mined Area (November 2021)	442
Photo 17.2: Haikou Mine Tailings Dam Storage Facility (November 2021)	443

Page xi

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

1          EXECUTIVE SUMMARY

1.1          Overview

This Technical Report Summary has been prepared by Wardell Armstrong International and Golder Associates Pty Ltd, in association with ICL Group Ltd., on the ICL Boulby (United Kingdom), ICL Iberia comprising Cabanasses and Vilafruns (Spain), ICL Rotem (including the Rotem, Oron and Zin operations) and DSW (Israel), and YPH (China) mining properties.  The purpose of this Technical Report Summary is to support the disclosure of Mineral Resources and Mineral Reserves on the properties as of December 31, 2021 in the proposed registration statement on Form S-1 and periodic filings with the United States Securities and Exchange Commission (SEC). This Technical Report Summary conforms to SEC’s Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601(b)(96) Technical Report Summary.

1.2          Property Description and Location

1.2.1          Boulby (United Kingdom)

The Boulby polyhalite underground mine is located on the coastline of northeast England, approximately 34km to the southeast of the town of Middlesbrough, with a long history of production dating back to 1969 and owns a private rail line spur that connects it with the deep-water port facilities at Teesport in Middlesbrough.

ICL Boulby, a limited liability company and wholly owned subsidiary of ICL Group Ltd., holds the freehold of the entirety of the mine site and its rail line up to the junction with national networks.  ICL Boulby holds most of its mineral concession on a leasehold basis and has agreements with approximately 50 individual lease holders in the onshore domain.  These are set to be consolidated to around 18 key areas as older agreements expire in areas that are not considered to be of value.  Offshore mineral rights make up the majority of ICL Boulby’s lease portfolio and agreement with the Crown Estates are in place to grant mining rights until 2035.

The mining rights are based on approximately 74 mining leases and licences for extracting various minerals, in addition to numerous easements and rights of way from private owners of land under which ICL Boulby operates, and mining rights under the North Sea granted by the British Crown (Crown Estates).  The lease rights with the Crown Estates, include provisions to explore and exploit "Minerals", meaning all the “potash (including but not limited to sylvinite, polyhalite and carnallite), halite and anhydrite and other minerals owned by the Landlord within or under the Land” of interest to ICL Boulby.  The said mineral leases cover a total area of about 822sqkm (onshore leases totalling around 32sqkm and the offshore leases around 790sqkm).  As at the date of this report, all the lease periods, licences, easements and rights of way are effective, some up to 2022 and others up to 2038.  The Company is acting to renew the rights necessary for the mining operation which expire in 2022, or, alternatively, to seek ownership of these rights.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

ICL Boulby has a preferential right to renew some of its leases as it has the Planning Permission to extract minerals.  There is no competitive bidding process.  The entities involved in renewing or obtaining new leases are ICL Boulby, local solicitors and individual landowners who own the mineral rights, as described above.  The particular conditions that must be met in order to retain the leases are payment of annual fees to the landowners and a royalty payment for minerals extracted from the property to the Crown Estates.

The Current planning permit expires in 2023.  ICL Boulby submitted a new planning application in 2020, this has been granted by the North York Moors National Park Authority for 25 years (2023 - 2048).

1.2.2          Cabanasses and Vilafruns (Spain)

ICL Iberia Súria & Sallent (ICL Iberia), a wholly-owned subsidiary of ICL Group Ltd., owns the Cabanasses underground mine; with the recently closed Vilafruns underground mine on care and maintenance; both are located in the Bages district, Catalonia Province of northern Spain, approximately 60km northwest of Barcelona.  The Cabanasses mine is located at the town of Súria, approximately 12km north of the district capital of Manresa in the Cardoner river valley, and the Vilafruns mine is located at the town of Sallent, approximately 13km east of Súria in the Llobregat river valley.  Extracting potash is conducted by mining sylvinite, a mixture of potash and salt found in varying concentrations, the potash is then separated from the salt at production plants located near the mines.

The mines are located in the Catalan Potash Basin and extract potash from two seams (Seam A and Seam B) which consist of sylvinite (sylvite and halite) interbedded with halite.  The sylvinite contains high grades of potassium chloride (KCl) and very low levels of insoluble material.  The seams are laterally continuous, however, vary considerably in depth (800m to >1,000m) as a result of deformation associated with the Pyrenean fold and thrust belt.  The Cabanasses mines adopts a modified room and pillar underground mining method utilising mechanical continuous miner machinery.  The Cabanasses mine is currently operational while the Vilafruns mine ceased production in 2020 (now on care and maintenance) and all production transferred to Cabanasses.  Cabanasses mine is accessed by shafts and a decline. The decline was commissioned in April 2021 and is 5km long with a gradient of 19% . The decline is installed with a conveyor and material is conveyed from the underground mine directly to the processing plant on the surface at a rate of 1,000tph.  Prior to completion of the decline, material was transported from the shaft to the processing plant by 25t road trucks.  Vilafruns mine is shaft and decline access and prior to cessation of operations, ore was transported by conveyor in the decline to the Súria plant and Sallent plants (the Sallent plant is now also non-operational).  Processing is undertaken to separate potash and salt and includes flotation methods.  A designated railway line is used to transport potash from the mine to a designated ICL Iberia owned facility at Barcelona port.  Surplus salt produced is used in a variety of ways. Some is further processed to produce high purity pharmaceutical salt, some is sold for highway use in winter (de-icing salt) and the remainder is stored in waste impoundments located at the mines.

ICL Iberia was grant ed mining right s based on legislation of Spain ’s Government from 1973 and the regulations accompanying this legislation.  Further to the legislation, the Government of the Catalonia region published special mining regulations whereby ICL Iberia received individual licences for each of the 126 different sites that are relevant to the current and possible future mining activities.  Some of the licences are valid up to 2037 and the rest are effective up to 2067.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The concessions cover a total area of 69,298Ha (693km2).  As part of a renewal process, the Company is required to prepare and present a basic technical report describing the intended use of the mines.  As required by law, the concessions are required to be renewed prior to the expiration date.  If a concession expires, a bidding process will be initiated.  ICL Iberia applies in advance for the renewal of mining concessions and until now, had no difficulties in renewing them.

1.2.3          Rotem (Israel)

Rotem Amfert Negev Limited (ICL Rotem), a limited liability company and wholly-owned subsidiary of ICL Group Ltd., retains and operates three phosphate open pit mines (Rotem, Oron, and Zin) in the Negev desert region of southern Israel, together with sulphuric acid plants, a phosphoric acid plant, and a fertilizer production facility.  Port facilities for export sales are located at Ashdod and Eilat.  Currently, Rotem and Oron remain operational and are connected by rail to Ashdod port on the Mediterranean and by road to Eilat on the Red Sea.  Zin has closed and there is now only remediation activity.

The Rotem mine, with the Mishor Rotem beneficiation plant, is based on the Zefa-Ef'fe deposit, and is located some 17km to the south of the town of Arad and east of the town of Dimona.  Zin and Oron, each with a dedicated beneficiation plant, lie to the southeast of the town of Yeruham.  The head office of ICL Rotem is in the town of Be’er Sheva.

ICL Rotem operates under mining concessions and licences granted by the Israeli Minister of National Infrastructures and by the Israel Lands Administration ("ILA"), and holds mining concessions, valid until the end of 2024.

Rotem has been mining for more than sixty years and is conducted in accordance with phosphate mining concessions, granted by the Minister of Energy under the Mines Ordinance as necessary, as well as the mining authorisations issued by the Israel Lands Authority.  The concessions relate to quarries (phosphate rock), whereas the authorisations cover use of land as active mining areas.

Rotem has the following two mining concessions:

1.	Rotem Field (including the Hatrurim Field); and
2.	Zafir Field (Oron-Zin).

At the end of 2021 Rotem received a new concession, uniting the two previous mining concessions.  The concession was extended to the end of 2024.

The Oron and Zin concessions were granted in 1952 and 1970 respectively, with the Zin concession as part of the Oron concession and the joint concession was subsequently renamed Zafir.  The Zafir concession (consisting of both the Oron and Zin), and Rotem concession, was renewed every 3 years, and in 1995 it was granted for 10 years and thereafter, in 2002, it was granted up to 2021 and subsequently extended to 2024.  In 2011, the Supervisor expanded the Rotem concession area, by joining the Hatrurim site to the area of this concession.  The matter was transferred to the Israel Lands Authority in order to treat the expansion of the permissible mining area to the Rotem field, in accordance with expansion of the concession area.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

During the four h quarter of 2020, as part of the Company's actions to extend the validity of the said mining concessions and obtain the necessary approvals, positive recommendations were received from the Ministry of Energy, the Committee for Reducing Concentration and the Competition Authority, to extend the licences for an additional period of three years.  In December 2020, the Minister of Energy approached the Chairman of the Finance Committee in the Knesset requesting that the Committee grant final approval to the said extension.

Rotem has two lease agreements in effect until 2024 and 2041 and an additional lease agreement of the Oron plant , which the Company has been working to extend since 2017, by exercising the extension option provided in the agreement.

1.2.4          DSW (Israel)

The Dead Sea Works (DSW) is located on the south-west shore of the Dead Sea’s southern basin.  It is one of the world’s largest producer and supplier of potash products, in addition to a range of chemical products.  The main product produced at the plant is muriate of potash (MOP) for use as agricultural fertiliser.  The DSW comprises 37 evaporation ‘ponds’ covering an area of 146.7km2 and its associated processing facilities.  The Arava stream channel marks the border with Jordan to the east and an analogous operation (Arab Potash Company (APC)).

Water from the northern Dead Sea basin is pumped into evaporation ponds which cause the salt (carnallite) to precipitate out of solution and to sink and deposit on the bottom of the ponds.  A dredge harvests the carnallite and pumps this solution to the processing facilities located at the southern end of the site.

Pursuant to the Israeli Dead Sea Concession Law, 1961 (hereinafter – the Concession Law), as amended in 1986, and the concession deed attached as an addendum to the Concession Law, DSW was granted a concession to utilize the resources of the Dead Sea and to lease the land required for its plants in Sodom for a period ending on March 31, 2030, accompanied by a priority right to receive the concession after its expiration, should the Government decide to offer a new concession.  The concession covers a total area of 652km2, including the evaporation ponds.

In consideration of the concession, DSW pays royalties and lease rentals to the Government of Israel and is subject to the Law for Taxation of Profits from Natural Resources, on top of the regular income tax.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

1.2.5          YPH (China)

The YPH JV (YPH), a joint venture between ICL Group Ltd. and Yunnan Phosphate Corporation (YPC) owns and operates the Haikou Phosphate Mine and Processing Facility in the Xishan district of China.  YPH JV holds two phosphate mining licences for the Haikou Mine and for the Baitacun Mine.  Haikou is located some 60km south-west of the city of Kunming close to the western side of the Dianchi lake.

The Haikou open pit mine was established in 1966 and has been operating continuously since that date.  The operation commenced with an annual capacity of 0.4Mt phosphate rock producing a concentrate of 0.1Mt.  In 1972 the operation was expanded to an annual concentrate capacity of 0.2Mt.  Further expansions have occurred at the operation over the 55 year life of the operation to date.  The mine currently processes some 2.5Mtpa of phosphate rock producing a concentrate saleable product of some 1.5 to 1.6Mtpa.  During late 2021 an update and expansion was undertaken on the Flotation circuit at the Haikou plant.  The Flotation expansion will now allow the Haikou operation to process up to 3.4Mtpa producing a total saleable concentrate of 2.2Mtpa.

1.3          Accessibility, Climate, Local Resources, Infrastructure and Physiography

1.3.1          Boulby

The Boulby operation is well-connected to main infrastructure (road and energy supply) as well as possessing a dedicated rail link to a deep-water port at Teesside.  Northeast England is characterised by a temperate climate with summer temperatures between 16 and 25°C and with winter temperatures typically -1 to 10°C.  Annual rainfall is around 1,000mm with some snow fall between November and April.  The operation currently has circa 460 employees, 90% of whom live within a 16km radius, with the majority of the workforce being long term employees (>10 years, and in some cases >25 years).  Availability of experienced mining, processing and technical personnel is not considered a challenge due to the decline of the coal industry in the UK though Boulby is also recruiting ‘green labour’ with no previous experience into all areas of the business.  Boulby Mine lies approximately 4km east of the town of Loftus, in a rural area within the North York Moors National Park.  The site is surrounded by woodland, agricultural grazing land and open land about 80masl with relief across the site no more than 20-30m.

1.3.2          Cabanasses and Vilafruns

The properties of Cabanasses and Vilafruns are close to and well connected to the national road system of Spain, 60km to the northwest of the City of Barcelona via Manresa, as well as being connected by rail to the Port of Barcelona, where ICL Iberia has a dedicated loading facility.  The climate is diverse, but generally feature a Mediterranean climate with temperatures over 30°C in summer but with a colder winter and some snow where the temperature falls below 10°C.  Annual rainfall is circa 500mm, falling mostly during September and October.  Being long established operations, located in a populated and well serviced region of Spain, the properties are connected to national service providers for electricity, water, and gas.  In addition, ICL Iberia is licenced to abstract water from the nearby Cardener River.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

1.3.3          Rotem

The Rotem properties are located close to the Israeli national road network with only short distances of connecting roads required for the Oron and Zin properties.  It should also be noted that Rotem, Oron and Zin are connected by rail to the port of Ashdod on the Mediterranean and by road to the port at Eilat on the Red Sea.  The Rotem, Oron and Zin properties are located in the Central Negev desert which has a typical arid climate and is dry and hot all year round.  It is hottest from May through to September with daily temperatures >34°C and coolest from November through February with an average daily temperature <20°C.  The total annual rainfall equates to around 500mm and falls mainly from December through March.

1.3.4          DSW

DSW is located approximately 60km east of Beer Sheba and connected by main highway routes.  DSW, located within the Dead Sea valley, is hotter and drier than Rotem.  Summer temperature rises to 35°C, sometimes +45°C, while the winter is still relatively warm scarcely dropping beneath 10°C.  The DSW is situated immediately south of the Dead Sea (northern basin), within the Jordan rift valley, and as such receives very little rainfall, significantly less than 100mm of rain per year.  Humidity of the air hardly exceeds 40% and it drops in the summer to an average of 23%.  Whilst the Rotem and DSW sites are not in close proximity to any major populations, the city of Beer Sheba and Dimona are only some 40km and 15km respectively from Rotem.

1.3.5          YPH

The YPH operations are located some 60km southwest of the city of Kunming, close to the western side of the Dianchi lake, in the Xishan District of southwest China.  The site is fully serviced by sealed roads and the operation has a dedicated railway line and is within 6km of the Xishan Province’s main highway.  The region has a mild temperate climate with a short dry winter period.  The average temperature in the region is 15.4°C, rising to 19.3°C during the warmest period (31.6°C in extreme periods).  The average rainfall is 1,010mm mostly falling from May to October.  The terrain around YPH is of mid and low mountainous terrain with erosions cutting through, where the mountain peaks are undulating, and the valleys have developed.  The lowest elevation is in the northern part of the mine area, with an elevation of 2,070mAasl, rising to 2,482masl towards the southwest.

1.4          History

1.4.1          Boulby

The potash deposits in North Yorkshire were discovered in 1939 by the D’Arcy Exploration Company while drilling near Whitby in search of oil.  Between 1948 and 1955 ICI and Fisons separately carried out extensive exploration for potash in the Whitby area but due to the considerable depth to the main potash seams did not proceed further.  In 1962 ICI, Fisons and Rio Tinto jointly re-appraised the position taking account of technical advances in the fields of mining and refining since 1955 but again decided not to proceed.

ICI restarted exploration in 1964 some 16km northwest of Whitby, near Staithes, in an area where geological studies indicated the possibility of workable material at a shallower depth than previously encountered.  In 1968 Cleveland Potash Ltd, a newly formed company owned jointly by Charter Consolidated Ltd (37.5%), ICI (50%) and Anglo-American Corporation (12.5%) received outline planning permission to construct what became Boulby mine and processing plant.  ICI ultimately transferred their interest to Anglo American and De Beers who became the sole operators and following an asset swap Cleveland Potash Ltd was transferred to Minorco SA (a majority owned subsidiary of Anglo American).  Anglo-American, through Minorco, remained as operators until ownership was transferred to ICL Boulby in 2002.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

1.4.2    Cabanasses and Vilafruns

The existence of salt was known in the Súria area since the 12th century where there was a small medieval salt mine (known from 1185) at Pla de Reguant.  Commercial development started in 1920 by Minas de Potasa de Súria, a subsidiary of the Solvay company which still has operations there today.  Production has continued, albeit suspended during the Spanish Civil War (1936 – 1939), and expanded with the creation of the Cabanasses mine in 1956 and an addition of a fourth shaft at Súria in 1967.  In 1929, the potash deposits at Sallent were developed by Potasas Ibericas who operated the Enrique mine but in 1975 the mine was closed due to water ingress and flooding.  At Sallent, the Vilafruns mine was developed in 1948 by La Minera S.A. who sold the operation to Explosivos Rio Tinto in 1961.  The Súria and Vilafruns operations were merged into the state-owned company Súria K in 1986 with the group becoming Grupo Potasas in 1992.  In 1997, privatisation of the operations commenced, and Grupo Potasas was purchased by ICL Iberia in 1998.  In 2001, 100% of the capital became ICL Group Ltd., and in 2008 ICL Iberia was fully instituted within the multinational group.

1.4.3          Rotem

At Rotem, production of phosphate rock commenced in 1952, production of phosphoric acid commenced in 1981, the production of fertilizers was initiated in 1983.  In 1989, ICL purchased, Amsterdam Fertilizers ("Amfert") and created a larger group with fertilizers production capacity in Israel, the Netherlands, Germany and Turkey.  During 1997, BK Ladenburg and Giulini Chemie – the latter a subsidiary of ICL – transferred ownership to Rotem Amfert Negev Limited and merged to form BK Giulini.  BK Giulini is a captive market for the "white" phosphoric acid produced by the Puriphos Division of the Company.

1.4.4          DSW

In early 20th century, the Dead Sea began to attract interest from chemists who deduced the sea was a natural deposit of potash (potassium chloride) and bromine.  A concession was granted by the British Mandatory government to the newly formed Palestine Potash Company in 1929.  The first plant, on the north shore of the Dead Sea at Kalya, commenced production in 1931 and produced potash by solar evaporation of the brine. The company quickly grew into the largest industrial site in the Middle East, and in 1934 built a second plant on the southwest shore, in the Mount Sodom area, south of the 'Lashon' region of the Dead Sea.  Palestine Potash Company supplied half of Britain's potash during World War II.  Kalya plant was destroyed by the Jordanians in the 1948 Arab–Israeli War.  DSW was founded in 1952 as a state-owned enterprise based on the remnants of the Palestine Potash Company and in 1995 the company (ICL Group Ltd.) was privatised under the Israel Corporation ownership.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

1.4.5          YPH

There have been several exploration campaigns, the first was during the 1950s followed up by significant campaigns in 1966, 1973 to 1974 and in the 1980s.  The Haikou mine was established in 1966 (with an annual capacity of 0.4Mt) and has been operating continuously since that date.  The mine has been expanded through the years and in 2015 ICL Group Ltd. purchased 50% of Haikou.  Following technological improvements, the mining capacity increased to 2.3 Mtpa, and in 2017 reached 2.35 Mtpa.  The scrubbing plant was shut down in 2016 and will be recommissioned as part of the process plant expansion for 2022.

1.5          Geological Setting and Mineralization

1.5.1          Boulby

The Boulby polyhalite deposit is located within the eastern extents of the Cleveland Sedimentary basin along the south western margin of the North Sea basin.  At mine level the basin comprises Permian aged (260Ma) evaporitic chlorides, carbonates and sulphates that host massive polyhalite, sylvinite and carnallite mineralisation.  The stratigraphy is dominated by halite, dolomite and anhydrite commonly found in marine evaporite deposits.  The region was subject to faulting and re-mineralisation during the later Permian and Mesozioc era.

The Boulby deposit comprises a massive stratiform marine evaporitic deposit dipping gently to the east at an average of 3.1°.  The orebody is laterally very extensive and intersections of polyhalite mineralisation extend across much of the company’s offshore leases with lateral extents in the many tens of kilometres to the East and South.  The polyhalite thickness ranges from 5m to 20m underlain by stratiform anhydrite and dolomite units and are bounded to the West and North by major fault systems which form a boundary to the westward exploration and development of the orebody.

1.5.2         Cabanasses and Vilafruns

The ICL Iberia deposits of Cabanasses and Vilafruns are located within the east of the Ebro Basin, a foreland basin on the southern flank of the Pyrenees. The Ebro Basin is a Cenozoic Basin and was formed by the uplift of the Pyrenees during the Alpine Orogeny (upper Cretaceous to lower Miocene) due to the collision of the Iberian and European plates. The basin comprised a northwest-southeast trending trough that was connected to the Atlantic Ocean through the Bay of Biscay and was confined by three mountain massifs: the Pyrenees to the north, the Iberian Range to the southwest and the Catalan Coastal Range (“CCR”) to the southeast.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

During the Eocene, the Ebro Basin was filled with sea water and in the Catalonia area, this sea was approximately 40km wide and collected sedimentary deposition through rivers and deltaic systems from the surrounding rocky massifs. During the upper Eocene (35 Ma), the Ebro Basin closed and became isolated from the open sea. A period of evaporite formation took place as the basin transitioned from marine to continental conditions. Evaporitic cycles produced by a hot climate resulted in intense evaporation of sea water and eventual precipitation of evaporitic minerals such as gypsums, sodium and potassium salts.

At Cabanasses and Vilafruns, two mineable seams of potash (termed Seam A and B) are present and consist of sylvinite interbedded with halite.  Seam A is generally thicker but with lower KCl grades (3-5m thickness and KCl grades of 20-30%) and is located approximately 3 to 6m below Seam B.  Seam B is thinner but with higher KCl grades (1-3m thickness and KCl grades of 35-55%).  Between the two seams is a horizon of halite ("sal entredos").  Located above Seam B is an alteration rock ("Transformada") enriched in KCl (40-55% KCl) and carnallite. The Transformada is mined with Seam B, however, the carnallite is not mined due to high levels of Mg which affect process recoveries.  The Seams exhibit numerous phases of folding.

1.5.3          Rotem

The Negev phosphorite deposits are part of a major belt of sedimentary phosphate deposits that stretch from Morocco and North Africa to Israel, Jordan, Syria, and eastern Turkey.  These deposits have strong geological similarities and formed during the Campanian (Upper Cretaceous period) in the Tethys Sea, of which the present Mediterranean is a relic.

There are three major phosphate fields at Negev: Oron and Zin (collectively known as the Zafir Site) and Rotem.  Each of these fields has a similar stratigraphy and geological setting with the phosphate preserved as relatively narrow elongated bodies along the margins and within the axes of two NE-SW trending asymmetrical synclines or monoclines.  Oron and Rotem lie within a single syncline to the northwest of the Zin syncline.

The three deposits have been proved over extensive strike (length) distances (Rotem 10km, Oron 16km, and Zin 22km), and width (4km).  They are all known to extend further along strike but are limited in operational size by the proximity of national nature reserves in which mining is prohibited.  The deposits dip steeply to the SE on the north-western flanks of the synclines (up to 60°) but are gently dipping to the NW or sub-horizontal elsewhere in the basin.  Faulting is rare, with throws usually of less than a few metres, although phosphate is sometimes preserved in down-faulted grabens that are remote from the main synclinal axes.

1.5.4          DSW

The Dead Sea formed as a result of divergence between the African and Arabian tectonic plates which resulted in the Dead Sea graben depression.  This graben was filled with water approximately 3 million years ago and was connected to and formed an extension of the Mediterranean Sea.  Approximately 2 million years ago, tectonic activity led to the area between the Mediterranean and the Dead Sea being raised, isolating the Dead Sea basin from the Mediterranean and limiting further influx of water other than from surface run-off and groundwater movement.

DSW is located at the southern end of the Dead Sea and take advantage of the already concentrated brines of the Dead Sea to create a closed-basin potash bearing brine deposit by pumping waters through a series of ponds in which staged precipitation occurs.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

1.5.5          YPH

Phosphate deposits of Haikou and Baitacun are part of an extensive marine sedimentary basin, predominantly stratiform argillaceous phosphorite of late Precambrian to early Cambrian age, located on both flanks of a gently folded, east west trending XiangTiachong anticline.  The regional structure mainly consists of two main structural systems of near north south striking and near east west striking systems.

Phosphate accumulation in the Haikou area is associated with multi-period strong crustal movement, movement of ocean wave and current, sediments and deposition of organic material.  The Haikou phosphate deposit is in the Yuhucun Formation of the Lower Cambrian. XiangTiachong anticline controls the distribution of phosphate rock layers.

Based on the overall orientation of the phosphate layers, the Haikou deposit is divided into four mineralised blocks:

•	Block 1 – North central flank;
•	Block 2 – North west flank;
•	Block 3 – South to south-east flank of the deposit; and
•	Block 4 – North eastern flank.

Block 3 is further delineated to three sub-regions, Block 3 with full mining and processing licence, NBTU (Not Belong To Us) as exclusion zone and HOM (Has only Mineral Right).  Both the NBTU and HOM regions have appropriate mineral rights but under different surface access conditions. Mining and processing is not restricted by these conditions, only the forestry access permissions.  As such there is valid justification for identifying the NBTU and HOM as Mineral Resources or conversion to Mineral Reserves, no reasonable evidence is available that the areas will not be mined.

Block 4 is geologically more complex and is characterised by several local faults with several metres of displacement.  There are no restrictions to the mining placed upon any mineralisation within the Block 4 region.

The stratigraphy of the Yuhucun Formation of the Lower Cambrian, where economic grade Phosphate bearing rocks is located, is sequentially divided into overburden of siliceous dolomite, upper phosphate layer of great economic value, interburden of interbedded Phosphate bearing sandy dolomite, the lower Phosphate layer of better than marginal economic value and base rock as dolomite of the Dengying Formation of Upper Sinian.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

1.6          Exploration and Drilling

1.6.1          Boulby

Exploration at Boulby has occurred over the 50-year history of the mine.  All exploration works up to 1999 conducted in and around the mine were concerned primarily with potash and regional geology with polyhalite exploration only commencing from 1999.  Exploration methodology at Boulby is dictated by the depth of the polyhalite, the offshore location of much of the region of interest, and stratigraphic constraints of water bearing strata and lithologies not conducive to drilling.  As a result, the polyhalite at Boulby has been explored with a combination of seismic surveys (2D and 3D) and drilling from underground development.

Three types of drilling have been carried out at Boulby:

1.	Initial vertical exploration holes drilled from potash workings above the polyhalite;
2.	Sub-horizontal, Longhole directional drilling known as Longhole drilling (“LHD”); and
3.	Grade control face drilling.

The primary source of information on which the Mineral Resource estimate is based is the longhole drilling.  The vertical holes were drilled in two campaigns between 1999 - 2008 and there is uncertainty regarding their surveyed position and some assay results.  Grades from samples obtained during this drilling are not used in the Mineral Resource estimate.

The grade control/face drilling provides only a qualitative measure of grade and is primarily used to identify the base of seam in close proximity to the current mining.  These bases of seam intersection locations have been used in conjunction with the LHD data to improve the geological model for the structure/surface of the polyhalite seam but grades from this drilling method are not used in the Mineral Resource estimate.

For completion of the Mineral Resource Estimate, a total of 118 intersections from 21 underground branched drill holes for a total of 58,000m both above and within the polyhalite orebody have been completed for a total of approximately 8,100m of sampled core.  The drilling has defined a single mineralised orebody within the current mining area and all drilling is by diamond core drilling.

1.6.2          Cabanasses and Vilafruns

Seismic surveys (2D in 1989 and 3D in 2010) are used to interpretate the geometry and depth of the top of the Seam B structure along with associated antinclinal and synclinal structures.  The surveys also confirm continuity of mineralisation and are used by ICL Iberia to guide geological interpretation and exploration drill planning.  Nearly all drilling has been undertaken from underground with only 12 surface drillholes completed (at Cabanasses) and with all drilling by diamond core methods.  To date, a total of 2,325 underground holes (≈800,000m) have been completed at Cabanasses and 425 holes (≈132,000m) at Vilafruns.  The underground drilling method is the same as that applied at Boulby (LHD) and applies the ‘fan and deflection’ drilling techniques.  Twelve (12) surface holes (12,063m) have been completed at Cabanasses and this includes two holes completed by ICL Iberia in 2021 (SAG1 and SAG2) at the Agenaise zone located northeast and along strike of the existing underground mine development. At the time of this report, a third surface drillhole (SAG3) had commenced at Agenaise and a further two drillholes are planned by ICL Iberia during 2022.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

1.6.3          Rotem

All exploration at Rotem, Oron and Zin is carried out by drilling.  No other data is used in the production of Mineral Resource estimates.  All surface drilling is carried out using a mobile six wheel drive combination drill rig which has the ability to drill return – air – blast (“RAB”) style chip samples, or to drill a 100mm diameter solid core.   All holes are drilled vertically down from surface.

Drillhole spacing varies and generally is in the range of 100-150m.  Drillhole spacing can be lower with infill holes added as required to provide more detailed data where rapid variation in seam thickness or variable chemistry of samples is expected/seen and drillhole spacing can be as low as 60-70m in places where more supporting information is required.

1.6.4          DSW

The DSW has not undergone a conventional exploration and drilling campaign.  Sampling and analysis of the Dead Sea water from the beginning of the 20th century confirmed the presence of potash (potassium chloride) and bromine in sufficient concentrations to be of economic interest.  The first plant commenced production in 1931 and the DSW was founded in 1952.

1.6.5          YPH

The Project area has been subject to several historical and recent exploration campaigns targeting phosphate mineralisation’s of economic grade.  The earliest work was in 1955, with major programmes occurring in 1966, 1973, 1974, and 1980 involving several rounds of mechanical trenching, surface geological mapping, topographic surveys, exploration drilling and geotechnical drilling.  Further infill drilling was introduced from 2009 to 2014 to support the ongoing production.

The exploration and drilling information supporting the Mineral Resource model stems from work performed by Yunnan Geological Bureau between 1966 and 1974, followed by additional drilling work carried out by Yunnan Chemical geological team in 1980.  Approximately 300 drill holes totalling 23,915m of drilling and containing 5,253 analytical samples for P2O5 were completed.

1.7          Sample Preparation, Analysis and Security

1.7.1          Boulby

All samples used in the production of the Mineral Resource estimate were collected by longhole drilling and have been assayed with wet chemical methods by the on-site laboratory owned and operated by ICL Boulby.  Samples are crushed to 2.5mm and a 100g representative sample collected through a riffle splitter.  The recovered sample is fully dried at 120°C for 20 minutes.  The sample is then pulverised to a target of 200 microns.  Equipment is regularly cleaned and checked throughout the process.  From the 100g sample, a 1g (±0.0001g) sub-sample is collected and analysed for Na+ and K+ content using flame photometry as well as for Ca2+ and Mg2+, and subsequently Cl- content, using automatic titration or if not possible using manual titration.  All sample collection, handling, and management is by ICL Boulby staff.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

1.7.2          Cabanasses and Vilafruns

Drill core from underground drilling is logged at the drill site and mineralised samples are bagged and brought to the surface for sample preparation and analysis. For underground drilling the whole core of the mineralised samples is taken. Sample preparation is undertaken at the Cabanasses sample preparation facility where samples are crushed to 2.5mm and manually homogenised and split to produce a 350g sample for pulverising.  Analysis of samples is undertaken by Atomic Absorption Spectrometry (AAS) for KCl, Ca and MgCl2 at the Cabanasses laboratory.  Surface drilled samples are logged at the Vilafruns facility, cut along their long axis and half core samples are sent to ALS Minerals (Sevilla) for sample preparation and XRF analysis.  All sample collection, handling, and management is by ICL Iberia staff only, except for surface drill samples that are couriered to ALS Minerals (Sevilla).

1.7.3          Rotem

The rock chip and core samples are sent to a sample preparation facility at Oron. All samples are screened, with one sub-sample being sent for run-of-mine grade analysis.  For P2O5 analysis, samples are oven dried at 105°C for 3-4 hours, crushed, sieved to 35 mesh and weighed.  A 1.2g sub-sample is selected and digested in HNO3 being boiled for three minutes on a hot plate.  The sample is cooled to room temperature and mixed with a reagent in a 250ml flask before analysis for P2O5 is carried out using spectrophotometry.  For P2O5 analysis, samples are taken for every 0.2m and after having the P2O5 resalts, builds the layers according these results, for complete elements analysis.

The Oron sample preparation laboratory sends prepared 100g analytical sub- to the Rotem laboratory where a first pass P2O5 grade is calculated.  Sample tracking through the various process is carried out using LIMS.  The sample preparation laboratory aggregates selected samples into a larger composite samples and sends a sub-sample of this composite for more comprehensive analysis including metals and trace elements (P2O5, Al2O3, Fe2O3, Cd and other potentially deleterious elements).

All sampling procedures are conducted by Company personnel (from sample collection through to laboratory analysis) and all samples are kept for six months and composite samples for at least five years.

1.7.4          DSW

ICL conduct continuous and regular sampling of the DSW ponds at various locations within the system to monitor the chemical composition of the brine.  Analysis is carried out using ion chromatography and takes place at the DSW in-house laboratory.  Each of the 30 samples is analysed for KCl, MgCl2, CaCl2 and NaCl reported as g/kg with a weekly report issued approved by the laboratory manager.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

1.7.5          YPH

All core samples were processed, crushed, screened, blended, split, and a sub-sample ground for chemical analysis.  The sampling and sample preparation approach follows the China exploration standards of “Sampling rules and methods for geological survey of metal and nonmetal minerals”.  Samples of the phosphate bearing layers of economic value, as well as few metres of overburden and interburden material immediate to the roof or floor of the phosphate layer, are analysed for P2O5% and acid insoluble material (HP). Further analysis is carried for MgO, CaO, CO2, SiO2, Al2O3, Fe2O3, and F using a larger composite sample that generally represents the full length of the mineralised phosphate layer.

1.8          Data Verification

1.8.1          Boulby

The drill holes information is stored in ICL Boulby’s bespoke SQL / Microsoft Access database (“Geodata”), and validation and verification of the drill hole database is routinely undertaken.  The QP carried out independent verification of the exploration database.  The grade control sample dataset contains face samples digitised in Datamine prior to 2015 and face samples collated by the geology department post 2015 from individual excel sheets.  Assay results held by the Boulby laboratory are verified by the geology department against data held in the exploration database.  QA/QC analysis is limited to internal laboratory control testing.  Since 2018, work has been on-going to develop and implement the use of additional QA/QC samples, appropriate for use in assessing polyhalite content, in line with industry best practice.  Notwithstanding the above comment, and whilst the QP has not carried out any independent sampling for verification of grade or density data used for the MRE, the drill hole database has robust data verification and error prevention protocols in place and the QP is of the opinion that the database is suitable for use in mineral resource estimation of the polyhalite.

1.8.2          Cabanasses and Vilafruns

Prior to February 2019, no QA/QC samples were submitted by ICL Iberia for either underground drilling or surface drilling. During 2019, ICL Iberia commenced submission of internal and external pulp duplicate samples of the underground drilling to the Cabanasses laboratory and ALS Minerals (Sevilla), respectively. In 2021, an updated QA/QC programme commenced for the underground drilling and included coarse duplicates, pulp duplicates, blank material and three in-house prepared standard reference materials. No formal QA/QC programme for the samples from the surface drilling is currently implemented, however, a re-assaying programme was completed by ICL Iberia in 2021.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

To verify the drillhole data which was derived prior to commencing the QA/QC programmes, the following reviews were undertaken by WAI:

•	Statistical comparison of KCl assays by drilling year (underground drilling);
•	Comparison of resource models with historical mining production data;
•	Review of 2021 re-assaying programme for surface drillhole samples; and
•	A review of the drillhole databases.

The data verification procedures confirmed the integrity of the data contained in the drillhole databases and, whilst the QP has not carried out any independent sampling for verification of grade or density data used for the MRE, the QP considers these data suitable for the purposes of mineral resource estimation.

Overall, the data verification procedures confirm the integrity of the data contained in the drillhole databases and the QP considers the underground and surface drilling data contained in the databases to be suitable for inclusion in the mineral resource estimate.

1.8.3          Rotem

In 2014, IMC Group Consulting Ltd (IMC) prepared a Competent Person‘s Report (CPR) for the Rotem, Oron and Zin phosphate operations.  IMC prepared the CPR based on observations and data collection during site visits to the operations in February 2014.  IMC verified the integrity of the data capture process, as well as the internal data coherence and was satisfied that these were completed to an acceptable industry standard.  Further, IMC were satisfied that the methods of exploration, sampling, analysis and estimation of mineral resources and reserves is generally in accordance with international best practice.

Site visits by one of the QP’s authoring this report were conducted in January 2022.  Surface geology was observed, obvious mineralization was observed in and around open pit exposure which is consistent with the current geologic interpretation of the project.  Verification samples were not collected but drilling and sampling conditions were observed to be consistent with industry standards.

The QP considers that the drill data are generally adequate for resource estimation.  There are no additional limitations to the exploration data, analysis or exploration database for use in Resource modelling and declaration of mineral resources and reserves.

1.8.4          DSW

Site visits by one of the QP’s authoring this report were conducted in January 2022.  At the project site, pumping, sampling, and recovery activities were observed which is consistent with the current understanding and interpretation of the project.  The QP was not directly involved in the sampling programmes that formed the basis for collecting the data used in the mineral resource estimate; however, the QP’s representative was able to observe sample preparation methods while in progress on production samples during the 2022 site visit.

The QP considers that the sampling data are generally adequate for resource estimation.  There are no additional limitations to the exploration data, analysis or exploration database for use in Resource modelling and declaration of mineral resources and reserves.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

1.8.5          YPH

All available exploration drilling data, including survey information, downhole geological units, sample intervals and analytical results, were compiled by the QP and loaded into centralised Microsoft (MS) Excel based database and completed data validation on the drill hole database records using available underlying data and documentation including but not limited to documented hardcopies.

The data verification procedures confirmed the integrity of the data contained in the drillhole databases and, whilst the QP has not carried out any independent sampling for verification of grade or density data used for the MRE, the QP considers these data suitable for the purposes of mineral resource estimation.

1.9          Mineral Processing and Metallurgical Testing

The properties that are presented in this TRS are mature operations with a long history of processing potash and phosphate mineralisation and therefore no additional mineral processing or metallurgical testing has been undertaken.  A description of the recovery methods used at the operations is contained in Sections 1.13 and 14.

1.10          Mineral Resource Estimate

ICL Group Ltd. commissioned WAI and Golder to complete mineral resource estimates for the properties that are the subject of this Technical Report Summary.  This Technical Report Summary provides a mineral resource estimate and classification of resources reported in accordance with the New Mining Rules.  Mineral Resources have been classified in accordance with the definitions for Mineral Resources in S-K 1300.

The Mineral Resources presented in this section are not Mineral Reserves and do not reflect demonstrated economic viability.  Mineral resources that are not mineral reserves do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for conversion to mineral reserves.  The reported Inferred Mineral Resources are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorised as Mineral Reserves.  There is no certainty that all or any part of this Inferred Mineral Resource will be converted into Mineral Reserves.  All figures are rounded to reflect the relative accuracy of the estimates and totals may not add correctly.

The estimates of Mineral Resources may be materially affected if mining, metallurgical, or infrastructure factors change from those currently practised at the Properties that are the subject of this report.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The drillhole/sample databases, assaying quality, and evaluation completed are sufficient for the determination of Measured, Indicated and Inferred Mineral Resources.  Additionally, the geological interpretations, metallurgical assumptions, and spatial drilling densities are sufficient to define, and state Proven and Probable Mineral Reserves.

All of the aforementioned categories are prepared in accordance with the resource classification pursuant to the SEC’s new mining rules under subpart 1300 and item 601 (96)(B)(iii) of Regulation S-K (the “New Mining Rules”).  Mineral Resources are reported exclusive of Mineral Reserves.

Table 1.1 summarises the ICL Group Ltd. Mineral Resources, exclusive of Mineral Reserves, as of 31st December 2021.

Based on the geological results, supported by the mining method evaluations, metallurgical test work and mineral processing data, and other modifying factors derived from the operations, it is the Qualified Persons (QP)’s opinion that the Mineral Resources have reasonable prospects for eventual economic extraction.

The estimates of Mineral Resources may be materially affected if mining, metallurgical, or infrastructure factors change from those currently anticipated.  Although the QP’s have a reasonable expectation that the majority of Inferred Mineral Resources could be upgraded to Indicated or Measured Resources with continued exploration and sampling, estimates of Inferred Mineral Resources have significant geological uncertainty and it should not be assumed that all or any part of an Inferred Mineral Resource will be converted to the Measured or Indicated categories.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 1.1: Estimate Mineral Resources as at December 31, 2021
	Measured Mineral Resources		Indicated Mineral Resources		Measured + Indicated Mineral Resources		Inferred Mineral Resources
	Amount (Mt)	Grades/ qualities	Amount (Mt)	Grades/ qualities	Amount (Mt)	Grades/ qualities	Amount (Mt)	Grades/ qualities
Commodity A: K2O
Geographic area United Kingdom	-	-	24.0	13.7%	24.0	13.7%	17.3	13.5%
Boulby	-	-	24.0	13.7%	24.0	13.7%	17.3	13.5%
Total	-	-	24.0	13.7%	24.0	13.7%	17.3	13.5%
Commodity B: KCl
Geographic area Spain	96.5	26.4%	60.8	24.7%	157.3	25.7%	361.3	29.1%
Cabanasses	83.9	25.7%	51.4	23.3%	135.3	24.8%	330.5	29.1%
Vilafruns	12.6	31.0%	9.4	32.1%	22.0	31.5%	30.7	28.9%
Geographic area Israel	225.0	20.0%	1,500.0	20.0%	1,725.0	20.0%	445.0	20.0%
Mine/Property DSW	225.0	20.0%	1,500.0	20.0%	1,725.0	20.0%	445.0	20.0%
Total	321.5	21.9%	1,560.8	20.2%	1,882.3	20.5%	806.3	24.1%
Commodity C: P2O5
Geographic area Israel	247.7	27.5%	10.0	26.0%	257.7	27.5%	-	-
Rotem	247.7	27.5%	10.0	26.0%	257.7	27.5%	-	-
Geographic area China	3.0	22.3%	2.3	24.0%	5.3	23.0%	0.2	20.0
YPH	3.0	22.3%	2.3	24.0%	5.3	23.0%	0.2	20.0
Total	250.7	27.4%	12.3	25.6%	263.0	27.4%	0.2	20.0%

1.
Mineral Resources are reported in-situ and are exclusive of Mineral Reserves. Mineral Resource estimates are not precise calculations, being dependent on the interpretation of limited information on the location, shape and continuity of the occurrence and on the available sampling results. The totals contained in the above table have been rounded to reflect the relative uncertainty of the estimate. Rounding may cause some computational discrepancies. Mineral Resources for the Boulby, Cabanasses and Vilafruns deposits are classified in accordance with the guidelines of the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves [JORC Code (2012)], and the Pan European Reserves and Resources Reporting Committee (PERC) Standard for Reporting of Exploration Results for Rotem, DSW and YPH.  Mineral Resources are reported in compliance with S-K 1300.  Mineral Resources that are not Mineral Reserves do not currently have demonstrated economic viability.

1.11          Mineral Reserve Estimate

Measured Mineral Resources within the mine design and schedule convert to Proven Mineral Resources and Indicated Mineral Resources within the mine design and schedule convert to Probable Mineral Resources.  Mineral Reserves have been estimated on technical and operational parameters and costs that are the subject of this technical report.  The Mineral Reserve Estimates are not materially affected by any known environmental, permitting, legal, title, taxation, socio-economic, political, or other relevant issues.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Mineral Reserves have been determined by applying current economic criteria that are considered valid for the operations.  These criteria limitations have been applied to the resource estimate to determine which part of the Measured and Indicated Mineral Resource is economically extractable.

Table 1.2 summarises the ICL Group Ltd. Mineral Reserves as of 31st December 2021 based on appropriate economic and technical parameters.  These have been fully scheduled in a LOM plan and have been shown to demonstrate viable economic extraction.  The reference point for these mineral reserves is ore delivered to the process plant.

Table 1.2: Estimated Mineral Reserves as at December 31, 2021
	Proven Mineral Reserves		Probable Mineral Reserves		Total Mineral Reserves
	Amount (Mt)	Grades/ qualities	Amount (Mt)	Grades/ qualities	Amount (Mt)	Grades/ qualities
Commodity A: K2O
Geographic area United Kingdom	-	-	8.0	13.8%	8.0	13.8%
Boulby	-	-	8.0	13.8%	8.0	13.8%
Total	-	-	8.0	13.8%	8.0	13.8%
Commodity B: KCl:
Geographic area Spain	29.0	25.5%	61.6	26.8%	90.6	26.3%
Cabanasses	29.0	25.5%	61.6	26.8%	90.6	26.3%
Vilafruns	-	-	-	-	-	-
Geographic area Israel	172.0	20.0	-	-	172.0	20.0
DSW	172.0	20.0	-	-	172.0	20.0
Total	201.0	20.8%	61.6	26.8%	262.6	22.2%
Commodity C: P2O5
Geographic area Israel	60.2	25.4%	-	-	60.2	25.4%
Rotem	60.2	25.4%	-	-	60.2	25.4%
Geographic area China	57.7	21.8%	-	-	57.7	21.8%
YPH	57.7	21.8%	-	-	57.7	21.8%
Total	117.9	23.6%	-	-	117.9	23.6%

1.
The totals contained in the above table have been rounded to reflect the relative uncertainty of the estimate. Mineral Reserves for the Boulby and Cabanasses deposits are classified in accordance with the guidelines of the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves [JORC Code (2012)], and the Pan European Reserves and Resources Reporting Committee (PERC) Standard for Reporting of Exploration Results for Rotem, DSW and YPH.  Mineral Reserves are reported in compliance with S-K 1300.

There are no known relevant factors that would materially affect the estimation of Mineral Reserves that are not discussed in this report.

The current base case for the life of mine at Boulby, and geological delineation, continues to nominally 2030.  Further work, based on the current Mineral Resource of 24.0Mt is expected to expand the LOM beyond 2030.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

At Cabanasses, the current mine schedule is planned to increase to 5.18 Mtpa (hoisted tonnes) by 2024 and continue in steady state until 2039, a total of 17 years.

The life of the mine at Rotem is currently around 4 years, based on reserves of nominally 8.6Mt of low organic/low magnesium phosphate and the annual average production (mining) rate of ≈2 Mtpa. The current life of the mine at the Oron operation is approximately 3 years based on the reserve of 8.5 Mt (White Phosphate) given the current annual mining volume.

The YPH current mine life is in the order of 23 years, based on an annual mining schedule of nominally 2.5Mt.

1.12          Mining Methods

ICL mining operations are a combination of conventional open pit (Rotem and YPH), modified underground room and pillar (Boulby and Cabanasses/Vilafruns), and dredging (DWS).  A summary of mine/plant production (2019 – 2021) is presented in Table 1.3.

Table 1.3: Production Data for the Properties (2019 - 2021)
	2019	2020	2021
Boulby
Polyhalite – Hoisted (t)	635,602	711,368	783,895
Total Polyhalite Production (t)	631,688	708,785	789,116
Cabanasses – Súria Plant
Ore hoisted from Cabansses mine (t)	1,830,997	1,874,329	2,533,525
Ore hoisted from Vilafruns mine (t)	835,608	483,995	-
Processed (t ore milled)	2,666,605	2,358,324	2,533,525
Head Grade (% KCl)	23.8	24.2	26.4
KCl Produced (t)	569,184	503,007	598,727
Vilafruns – Sallent Plant
Ore hoisted from Vilafruns mine (t)	1,182,800	276,600
Processed (t ore milled)	1,182,800	276,600	-
Head Grade (% KCl)	22.5	22.4	-
KCl Produced (t)	234,028	53,851	-
Total Mine Production of raw ore at Negev (Rotem, Oron and Zin)
Tonnes (Mt)	7	6	5
P2O5% (Before / After Beneficiation)	26 / 32	26 / 32	26 / 32

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 1.3: Production Data for the Properties (2019 - 2021)
Product Produced after processing at Negev Operations (Rotem, Oron and Zin)
Phosphate Rock (kt)	2,807	3,090	2,431
Green Phosphate Rock (kt)	567	544	531
Fertilizers (kt)	1,033	920	1,080
White Phosphoric Acid (kt)	134	171	168
Speciality Fertilizers (kt)	66	70	72
DSW Production (tonnes)
Potash Division (t)	3,334,135	3,959,712	3,899,708
Compacting plant (t)	1,218,324	1,707,213	1,857,866

Bromine (t)	180,867	171,248	181,645
Chlorine (Br process) (t)	37,442	41,601	47,243
NaCl (t)	136,377	124,724	108,332
Pure KCl (t)	7,663	10,547	10,995
MgCl2 (t)	136,929	109,145	128,914
Cast Mg (t)	22,338	18,211	18,036
Total Mine Production of raw ore at YPH
Tonnes (Mt)	2.15	2.40	2.66
P2O5% (Before / After Beneficiation)	20.7 / 28.98	20.99 / 28.69	20.91 / 28.44
Product Produced after processing at YPH
Phosphate Rock* (kt)	1,946	2,044	2,194
Green Phosphate Rock (kt)	637	632	673
Fertilizers (kt)	516	584	612
White Phosphoric Acid (kt)	64	71	83
Speciality Fertilizers (kt)	46	55	76
* including Enriched & Grinding Rock

1.13          Recovery Methods

1.13.1          Boulby

The processing of polyhalite is conducted on site at Boulby and consists of a suite of crushing and screening infrastructure.  Output products are primarily based upon size fraction and product shape and consist of three main products:

•	Granular Polysulphate® (2-4mm)
•	Standard Polysulphate® (<2m)
•	Mini Polysulphate® (1-2mm)

In addition, rolls compaction technology is used with a 50:50 mix of polyhalite powder and imported potash standard (SMOP) to produce a granular product known as PotashpluS®.  Some post compaction treatment with wax is used to improve product handling and life.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Boulby does not produce tailings material (solid waste) but does discharge effluent brine from the dewatering of mine workings and surface run-off captured from site via its effluent tunnel.  Seawater is used in the PotashpluS® process and subsequently returns to the sea.  The tunnel is accessed via the № 3 shaft which is sunk to approximately 143m below surface and is located some 300m East of the mine site.  Effluent is discharged at approximately 1,600m offshore from a valve arrangement on the seabed; 2,293,597m³ of brine was dewatered from the mine workings in 2020.

1.13.2         Cabanasses and Vilafruns

Crushing, milling and classified in hydrocyclones before drying where the filtered coarse and fine flotation concentrate is dried in gas-fired fluid bed dryers.  The gas from each dryer passes through three dry cyclones in series and is then scrubbed in brine before venting to atmosphere.  The dried concentrate from the bed of the dryers forms the standard potash product.  The dried concentrate from the cyclones, augmented as necessary by the standard product from the bed, goes to the granular product compaction plant.

The concentrate from the cyclones is fed to a gas-fired rotary kiln where the potash is heated to 160°C to destroy the amine flotation collector, which inhibits compaction, and also heats the potash for compaction.  The kiln product is screened to eliminate any oversize material and fed to the compaction rolls, where it is compressed into a flat cake.  The cake then passes to a breaker and a hammer mill where the product is screened on a double deck screen.  Oversize is crushed in a secondary hammer mill and returned to the screen.  The granular product (>2mm <4mm) is taken from the oversize of the lower deck of the screen, while the lower deck undersize is recycled to the rotary kiln discharge.  The finished granular product is conveyed to a warehouse where it is permitted to cool before despatch by road or rail.

The combined brine streams from the various clarifier and thickener overflows are further clarified in two stages of clarifiers, with the overflows from the first stage recirculated back to the plant as brine solution for wet grinding and dilution requirements.  The clarifier underflow from the second stage  reports to a filter press, where the filtered material is disposed with the filtered flotation tails and conveyed to the salt mountain.  The second stage clarifier overflow returns to the head of the clarification circuit.  Excess brine solution in the circuit reports to the Collector pipe for final disposal to the sea.

1.13.3          Rotem

Two phosphate processing plants receive and process the mined ore from the operating mines.  In addition, downstream fertiliser product plants that take product from the concentrators as feed stock for further processing to produce a range of final products.  Processing comprises of a suite of crushing/grinding and flotation before being screened and dispatched for beneficiation.

The tailings management facilities (TMF) at Rotem, Zin and Oron are constructed as wet tailings dams.  A groundwater monitoring and water management system allows the water to be recycled and minimises the possible impact on groundwater by seepage.  The water, used to wash in the slurry, is either recycled into the plant or it evaporates.

In 2020, approximately 6Mt of P2O5 was produced grading 26% before beneficiation and 31.3% after beneficiation.  After processing, this was made up of 3,090kt of phosphate rock, 544kt of green phosphoric acid, 920kt of fertilizers, 171kt of white phosphoric acid, and 70kt of speciality fertilizers.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

1.13.4          DSW

Water from the northern Dead Sea basin is initially pumped into an 80km2 evaporation pond (Pond 5), called a salt pond, which is used to reduce the level of unwanted precipitates.  The unwanted precipitates are the least soluble salts such as NaCl.  Therefore, these salts will precipitate out before the carnallite.  The brine is then pumped into a smaller carnallite evaporation ponds where the carnallite is precipitated.  Each of these evaporation ponds is ≈2.0m deep and around ≈6.0km2 in area, separated by low dykes with pumping stations and pipelines.  The carnallite is harvested, at a higher concentration allowing for easier processing, by floating dredges connected to the shore by a network of cables that allow them to manoeuvre between the various ponds.

The process itself works by suctioning carnallite-rich slurry through an intake valve by the dredge then pumping the slurry into a series of floating pipes that run along the surface of the carnallite ponds to the shore.  Two process plants based on cold and hot leach-crystallisation processes decompose the carnallite and turn it into potash.  The production process continues 24 hours a day, 365 days a year, and the entire cycle from the harvesting to the actual production takes up to five hours depending on barge location.

Muriate of potash (MOP) is the main product of the Dead Sea Works.  MOP is the most common form of potash fertiliser and contains 60% K2O.  In 2020 production was 3,960,000t which accounted for 6% of the global production.  MOP is produced from processing carnallite precipitated at the end of the process.  Carnallite is a hydrated potassium magnesium chloride with formula KCl.MgCl2•6(H2O).

In addition, 18,500t of magnesium metal were produced in 2020 by the Dead Sea Magnesium (DSM).  The leading use of magnesium is as a casting alloy in the automotive industry.  The DSM produces 2% of the world’s metal magnesium, in a market where China dominates.

Bromine is produced from the final brine with 173,000t produced in 2020.  Israel is the largest producer of bromine worldwide producing 42%.  Notably, neighbouring Jordan produced another 36% primarily from the Dead Sea.  The Dead Sea is estimated to contain reserves of 1 billion tonnes of bromine.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

1.13.5          YPH

The Haikou mine has two beneficiation plants: flotation and scrubbing.  The flotation plant is processing the low-grade phosphate and blends low grade with medium grade from the mine or purchased phosphate.  Phosphate as low as 18% P2O5 can be enriched to a saleable product.  The scrubbing plant can use only medium-high grade phosphate, mined, or purchased.  A flotation plant, based on reverse-flotation, where the carbonates (mainly dolomite) are removed (floated) and sent to a tailings pond.  The plant can process 2.5Mtpa of feed material.  The flotation process does not include de-sliming, meaning there is no fines separation and removal, and all the ground phosphate directly reports to the flotation cells.  The only waste material is the flotation froth mainly composed by carbonates rejects.  As a result the yield is high achieving 67% for a 22% P2O5 feed, and 58% if the feed grade drops to 19% P2O5.  The target concentrate quality is 28.5% P2O5 which the minimum required by the chemical processing plant located at the “3Circle site”.  .  The fine product at P90 >74 micron is pumped to the acid and fertilizer plant with a 6.5km pipeline. Following the 2021 expansion the process plant will have the capacity to produce up to 2.2Mtpa of concentrate.  The mine has recently included an optical sorting process unit enabling lower grade Phosphate to be separated from waste rock ahead of the scrubbing and flotation process. This inclusion has enabled lower grade ore fractions to be included in the ore stream at lower unit costs of beneficiation.

The Three Circle plant (Yunnan Three Circles Chemical Co) is a classic fertilizer plant using traditional technology and produces Sulphuric Acid (1.75Mtpa), Phosphoric Acid, Triple Super Phosphate (TSP), Mono Ammonium Phosphate (MAP), Mono Ammonium Phosphate+ Sulphur (NPS), and lesser amounts of purified phosphoric acid (technical and food grade, Mono Ammonium Phosphate+ Potash (MKP), and Water-soluble Fertilizer (MPK).

1.14          Project Infrastructure

1.14.1          Boulby

Boulby is serviced by high quality state-maintained roads and a reliable high voltage electricity supply from the national grid as well as on site emergency generation and battery storage technology to mitigate against price spikes (during periods of high demand).  Telecommunications and operations are supported by a local and national logistics supply chain ensuring highly efficient site activities with minimal site warehousing required.  Underground logistics supply hubs and there are 3 main fuel bays, 2 satellite fuel bays, a refuelling bus (NPC-2) and 3 oil stores are present at the base of the shaft and on the polyhalite mining level to enable timely resupply of operations.

1.14.2          Cabanasses and Vilafruns

Cabanasses, and Vilafruns, are well established operations and include underground room and pillar mines, mineral processing plants, waste impoundments, water treatment facilities and site offices and workshops.  No tailings storage facility is required by the operations.  The operations are connected to national service providers for electricity, water and gas.  There is an existing high quality infrastructure network including direct rail to the Port of Barcelona and a dedicated Collector pipe to dispose of a proportion of excess salt (as brine solution) into the Mediterranean.  A designated railway line is used for the transport of potash to the port at Barcelona port where most of ICL Iberia's shipments are made via its own dedicated terminal at the port (Trafico de Mercancias – Tramer) which consist of bulk potash and salt storage facilities, comprised of freight-car and rail-truck conveyor unloading facilities and product storage warehouses.  The train engine and part of the bulk freight car rolling stock is operated by the owner and operator FGC (Ferrocarrils de la Generalitat de Catalunya).

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

1.14.3          Rotem

The Rotem operations are well established with good infrastructure and most of the products, whether in solid or liquid state, are transported in bulk from Rotem, Oron and Zin by road and rail to either the Ashdod port or by road to the Eilat port and onwards to markets in the Far East, Europe and South America.  ICL Tovala is responsible for transporting phosphate rock from the Oron and Zin processing facilities in road-going rigid trucks and trailers.  Within the Rotem site, there is a rail loading facility (the rail line continues to Oron and Zim) that typically loads up to 30 wagons for each delivery.  Approximately 1.7Mt of products per year are transported by rail from Rotem and Zin to Ashdod, with a further ≈130kt transported by road to the port of Eilat.  The entire electricity requirements for Rotem is self-generated from the Sulphuric Acid plant production, whereby exothermic heat is used to heat water into steam to generate electricity.

1.14.4          DSW

The DSW operation comprises 146.7km2 of salt ponds, a system of pumps and channels to direct water in from the northern Dead Sea basin, and return water from the process plant, as well as the processing facilities that also includes fuel storage, power plant (old and new), workshop, R&D and storage areas.

The potash is transported by a mixture of conveyor, rail, and trucking.  The conveyor was built in the 1980s and transports around 1.4Mtpa, reducing the need for 40,000 trucks each year.  The conveyor is 18km in length, rising from 400mbsl to 400masl and finishes at the Tzefa transportation terminal.  The potash is then transferred to a cargo train and taken to the port of Ashdod (Mediterranean).  The remaining requirement is fulfilled with trucks that take the potash south to the Port of Eilat to be shipped (Red Sea).

The DSW is heavily dependent on electrical power and as such has a dedicated power plant producing up to 263MWh from a Combined Cycle Power Plant utilising both gas and steam turbines (173MWh and 90MWh respectively).  The plant produces enough heat and electricity for both the DSW and input into the local electricity grid, and provides both steam and energy to the process plant and facilities on the site.  The energy source is natural gas but can run with light fuel oil (LFO).

1.14.5          YPH

The Haikou mining district is linked regionally with good quality roads and highways.  A rail network of high-quality links the mine area via a branch line (6.4Km) from Baita village station to the state Kunyu rail lines.  The Haikou mine is an established operation that has undergone as series of expansions since mining first commenced in the late 1960s. The access and infrastructure are adequate for the needs with ready access to highways and rail links.  The mine and process plant are directly connected to grid electricity and the site has access to sufficient water for processing and mining activities.  The site is reasonably close to one of China’s larger river systems and has adequate supplies of water available for the processing needs of the operation.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

1.15          Market Studies and Contracts

Contracts for major consumables including fuel, consumables, and gas / electricity are in place for the current operations.  Transportation contracts are also in place for delivery of these consumable products and are renewed on an annual, biennial, triennial, or quinquennial basis.  The general terms and charges of these contracts are considered to be within industry standards.

ICL subscribes to a confidential Potash Market Report and has used the November 2021 report as pricing reference and the QP can confirm that the forward price estimates support the business forecast and Mineral Reserve estimate.

1.16          Environmental Studies, Permitting and Social or Community Impacts

1.16.1          Boulby

In 1998, ICL Boulby secured planning permission from the North York Moors National Park Authority (NYMNPA) to mine and refine Sylvinite, Salt and Polyhalite until 2023.  A planning renewal applications was submitted in 2020, which included an Environmental Impact Assessment (EIA), and was granted to 2048.

Boulby operates under UK Legislation and Environmental Regulations, compliance is monitored by environment agency, HSE, NYMNPA, the marine management organisation and local authorities.  Boulby ensures compliance with the regulations through an environmental management system.

1.16.2          Cabanasses and Vilafruns

ICL Iberia operates with an approved environmental permit (Environmental Impact Declaration), updated with an EIA submission in 2020 to include the port terminal, mine decline, and the new salt processing plant.  ICL Iberia also operates with valid permits for water sources, water discharges, air emissions and waste generation.  The EIA did not find significant effect on environmental receptors once mitigation measures are considered. However, without mitigation measures, these impacts range from moderate to severe. The EIA did not consider any adverse effects on social receptors. Mitigation and management programmes have substantial investment and are carefully managed. ICL Iberia is certified with valid sustainability certifications from national and international groups.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

A historic environmental liability is the most relevant environmental challenge for ICL Iberia.  Brine runoff from the salt deposits have contaminated the local rivers for almost a century since the mine began operations, and ICL Iberia has attempted to manage that impact since the acquisition of the site in 1998.  However, due to the accumulated impacts and lack of proper mitigations, operations in Sallent (Vilafruns) were brought to an end by judicial sentences, leading to the increased operations in Súria (Cabanasses). Following a criminal sentence in 2016, ICL Iberia changed its senior management and has designed and implemented a comprehensive transition plan to collect existing brine, reduce salt deposits, process salt, and discharge properly treated wastewater in compliance of the sentence. This included the construction of a 200m long concrete barrier along the Cardener River, adjacent to the Cabanasses operation. The barrier is 9m in depth and collects groundwater containing elevated levels of dissolved salt prior to it entering the river. The collected water is then treated and de-salinised. The project was completed in 2021 at cost of 36M Euros.

Engagement with local communities, undertaken by the Corporate Relations department, and engagement with worker unions are continuous and reportedly effective.  ICL Iberia supports community development through different investment and collaboration agreements and public perception has been improving since the transition plan was implemented following the 2016 sentence.

1.16.3          Rotem

Through the review of the information Rotem has disclosed, the evaluation has concluded that Rotem holds the necessary environmental permits and licences to operate and that the Company is compliant with the requirements of the environmental authority (MEP) in terms of environmental monitoring, compliance and disclosure.  With the exception of the pollution of the Ashalim Stream in 2017, Rotem has not disclosed any information concerning any other pollution events or environmental infringements that may have occurred, nor any fines, penalties or prosecutions: This includes information to clarify either alleged or substantiated environmental incidents and infringements recorded by MEP’s Environmental Impact Index associated with the operation of ICL Rotem.  Without full disclosure of records pertaining to environmental incidents that may be recorded by MEP, WAI cannot at this time state whether there are environmental and socio-economic risks and liabilities associated with the operation of ICL Rotem.

1.16.4          DSW

Based on the information provided, the evaluation has concluded that DSW holds the necessary environmental permits and licences to operate and that the Company is compliant with the requirements of the environmental authority (MEP) in terms of environmental monitoring, compliance and disclosure.  DSW has disclosed the overall risk and liability associated with the company’s continued abstraction of resources from the northern basin and the company is fully aware of the environmental risks its operations present.  However, from the information disclosed it is not apparent that the environmental and socio-economic management and the future of the Dead Sea either in its current condition or one resembling its condition prior to the development of the DSW in the mid-20th Century is not a core operating consideration for DSW at this time.  In this regard, but at the same time noting that it may be the responsibility of the licensing authority (i.e. the Government) to drive the initiative, it is recommended that environmental and socio-economic initiatives associated with the long term operation of the works should consider developing a strategy for the future decommissioning, abandonment and restoration of the industrial development both in terms of Corporate Responsibility as well as in line with the aims of Government and International objectives for the management of the Dead Sea.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

1.16.5          YPH

The Haikou Mine has obtained all operating permits and environmental permissions to operate the assets.  A business licence; mining licence; safety production licence etc. are certified for the Xishan district and Jinning County areas.  The operation has been awarded several commendations for the progressive rehabilitation of former mined areas, waste dumps and tailings deposits.  The tailings dam undergoes regular inspections both by specialist mine staff and external government bodies.  The tailings dams are well maintained and fully lined and the disused tailings dam area is progressively revegetated which reduces any potential impact from dust.  All mine closure plans are up to date, and the mine undertakes a progressive rehabilitation programme with mined out areas and disused tailings facilities having been revegetated to a high standard.

1.17          Capital and Operating Costs

The operations are considered to be adequately funded with appropriate mining and processing equipment, spares, and access to ongoing replacement of parts and equipment.  The operations have a long operational history and there is provision with the budget for ongoing replacement and refurbishment of both mining equipment and processing facility equipment.  Sustaining capital is incorporated within the operational budget process.

The operating costs are historically based for the site-based equipment and subject to ongoing negotiations with the mining contractor operator on site as necessary.  Direct mining operating costs are developed from known performance and cost measures gathered over the extensive operational experience on the sites.  Processing costs are forecast based upon historical costs at the operations, with allowances incorporated for any process changes in quality or material type incorporated into the budget cycle.  Total estimated operating costs for the mine and process facility are handled at site with approval from ICL Group Ltd. as required for the annual budget cycle.

1.18          Economic Analysis

Under CRIRSCO guidance, a producing issuer may exclude the information required for Section 19 (Economic Analysis) on properties currently in production, unless the technical report prepared by the issuer includes a material expansion of current production.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

1.19          Conclusions and Recommendations

Based on the findings of this study, it has been concluded that the properties that are the subject of this Technical Report are in good standing and that the Mineral Resources and Mineral Reserves presented represent a fair reflection of their current status.

The properties that are presented in this TRS are mature operations with a long history of mining, both underground and open pit methods, and processing (potash and phosphate) mineralisation.  Furthermore, they possess a well-supported network of main roads, rail links and services required to operate a safe and efficient mining and processing operation and import/export the products required to maintain operations.

The drillhole/sample database and assaying quality are considered sufficient for the determination of Measured, Indicated and Inferred Mineral Resources.  Additionally, the geological interpretations, metallurgical assumptions, and spatial drilling densities are sufficient to define, and state Proven and Probable Mineral Reserves.

All of the aforementioned categories are prepared in accordance with the resource classification pursuant to the SEC’s new mining rules under subpart 1300 and item 601 (96)(B)(iii) of Regulation S-K (the “New Mining Rules”).

The QPs are confident in the technical and economic assessment presented in this TRS.  The QPs also recognise that the results of this TRS are subject to many risks including, but not limited to: commodity and foreign exchange assumptions, unanticipated inflation of capital or operating costs, geotechnical and hydrogeological assumptions in open pit and underground designs, and climatic conditions.  Mineral Resource estimates that are not Mineral Reserves do not have demonstrated economic viability.

Notwithstanding the above comments, all of the properties should review data acquisition (drilling and sampling) and database management and give consideration to the adoption of an SQL (Structured Query Language) based secure database system (e.g. acQuire, GeoSpark) for increased data integrity, auditability, ease of validation and transparency.  In addition, it would be prudent to review current QA/QC protocol and where deficiencies are identified the company should implement and monitor a robust QA/QC system which incorporates standard or certified reference material, duplicates and blank samples to document sampling and laboratory performance.

Whilst the operations are generally in compliance with environmental studies, permitting and social or community impact, it would be prudent to continue using and improving the environmental management systems in place, and maintain ISO accredited standard, as well as sustained active engagement with local communities and stakeholders through formal and informal projects and outreach.  Certain areas of the operational Health and Safety measures should continue to be reviewed and addressed as necessary, such as dust management at the Boulby plant, brine runoff in Sallent and Súria, and monitoring of water levels of the DSW to mitigate any flooding events of hotels and other infrastructure on the west shoreline.  Though Rotem is in a constant state of progressive development and reclamation of depleted open pits, and the DSW operation is expected to continue for a prolonged period of time, there is no recognised Mine and Facility Closure Plan in place for either property.  It is therefore recommended that such a plan is developed in order to align with accepted international best practice.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

2          INTRODUCTION

2.1          Terms or Reference and Purpose of the Report

This Technical Report Summary was prepared and is issued by Wardell Armstrong International (WAI), in association with Golder Associates Pty Ltd (Golder), on behalf of ICL Group Ltd (ICL or the Company).  This report is a Technical Report Summary (TRS) which summarises the findings of the study in accordance with Securities Exchange Commission Part 229 Standard Instructions for Filing Forms Regulation S-K subpart 1300 (S-K 1300).  The purpose of this TRS is to report mineral resources and mineral reserves, and the operational status of the properties that are the subject of this TRS.  The effective date of this report is December 31, 2022.

The quality of information, conclusions, and estimates contained herein is consistent with the level of effort involved and based on:

i.	Information available at the time of preparation,
ii.	Data supplied by the client, and
iii.	The assumptions, conditions, and qualifications set forth in this report.

Any opinions, analysis, evaluations, or recommendations issued by WAI and Golder under this report are for the sole use and benefit of ICL Group Ltd.  Because there are no intended third-party beneficiaries, WAI (and its affiliates) shall have no liability whatsoever to any third parties for any defect, deficiency, error, omission in any statement contained in or in any way related to its deliverables provided under this Report.

This Technical Report Summary has been prepared to describe the operating properties of ICL Group Ltd. including Boulby (UK), Cabanasses and Vilafruns (Spain), Rotem and DSW (Israel), and YPH (China).  Rotem includes the Rotem and Oron mining operations, the Zin operation has closed and is now in the final stages of remediation.  Similarly, Vilafruns is currently on care and maintenance.  A summary of the properties, and their status, is summarised in Table 2.1.

Table 2.1: ICL Properties Included within this TRS
Asset	Location	Main Product/s	Supplementary Product/s	Notes
Boulby	UK	Polysulphate®	-	Processing of polyhalite
Cabanasses	Spain	Potash	-
Vilafruns	Spain	No current production	-	Care and Maintenance
Rotem	Israel	Phosphate	Green Phosphate rock, Fertilizers and Speciality Fertilizers, White Phosphate acid
Oron	Israel	Phosphate
Zin	Israel	No current production	-	Remediation
DSW	Israel	Potash	Bromine, HBr, E.D.B., Chlorine (Br process), NaCl, Pure KCl, MgCl2, Cast Mg
YPH	China	Phosphate	Green Phosphate rock, Fertilizers and Speciality Fertilizers, White Phosphate acid,

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

As there are a number of separate properties included in this TRS, each main chapter is presented as per the requirements of §§ 229.601(b)(96) Technical report summary, within which each property is presented separately.

All material at the ICL properties have been classified according to, and prepared in accordance with, the resource classification pursuant to the SEC mining rules under subpart 1300 and item 601 (96)(B)(iii) of Regulation S-K (the “New Mining Rules”).

2.2          Sources of Information

The scope of this study included a review of pertinent technical reports and data in the possession of ICL and as provided to WAI and Golder relative to the general setting, geology, project history, exploration activities and results, methodology, quality assurance, interpretations, metallurgical test results and operational (processing and mining) data, and Mineral Resources and Mineral Reserves.  Observations and interpretations of geostatistics, geology, grade estimation, and determination of mineralisation at the properties that are the subject of this Technical Report have been generated and provided by ICL and subsequently audited by WAI and Golder.

The information, opinions, conclusions, and estimates presented in this report are based on the following:

•	Information and technical data provided by ICL;
•	Review and assessment of previous investigations;
•	Assumptions, conditions, and qualifications as set forth in the report; and
•	Review and assessment of data, reports, and conclusions from other consulting organisations.

Information regarding mineral tenement and land tenure for the properties that are the subject of the Technical Resource Summary have been provided by ICL and/or their representatives.  The qualified persons are not qualified to verify these matters and have relied upon information provided by ICL, including lease agreements and legal opinions concerning mineral exploration and mineral exploitation rights and surface rights.

Unless otherwise stated, ICL has provided all figures, maps, images etc.  These sources of information are presented throughout this report and in the References section.  The qualified persons are unaware of any material technical data other than that presented by ICL.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

All Project-specific data, observations, and reports, including third party consultant technical reports for the operation, were provided to the qualified persons by ICL, and/or their representatives.  A detailed list of references is provided in Section 24 of this Technical Report Summary.

2.3          Qualified Persons and Site Visits

2.3.1          Wardell Armstrong International

Information in this Technical Report Summary has been prepared under the supervision of employees of Wardell Armstrong International (WAI) who were responsible for project management, and review of recovery methods, process plant operating and maintenance costs, capital cost estimate and overall compilation of this report.  WAI representatives completed site visits to Boulby (UK), and Cabanasses and Vilafruns (Spain), in November and December 2021 respectively.  Previous site visits to Boulby, and Cabanasses and Vilafruns, were completed in October 2019 and January 2019 respectively.

2.3.2          Golder Associates

Information in this Technical Report Summary has been prepared under the supervision of employees of Golder Associates who were responsible for project management, recovery methods, process plant operating and maintenance costs, capital cost estimate and compilation of relevant sections of this report.  Golder Associates representatives completed a site visit to YPH (China) in October 2021.

2.3.3          Geo-Prospect

Information in this Technical Report Summary has been prepared under the supervision of employees of Geo-Prospect who were responsible for recovery methods, process plant operating and maintenance costs, capital cost estimate and compilation of relevant sections of this report.  Geo-Prospect representatives completed site visits to Rotem and DSW (Israel) in January 2022.

2.3.4          Qualified Person Tabulation

Table 2.2 presents a summary of the Authors and Qualified Persons, and their responsibilities, in preparing this TRS.  The site visits were completed in fulfilment of the requirement that the QP(s) perform a current site visit to the projects in support of preparation of the S-K 1300 Mineral Resource and Mineral Reserve statements contained within this TRS.

Table 2.2: List of Main Authors / Qualified Persons
Author	Company	Qualification	QP	Site Visit
Boulby
Ché Osmond	WAI	CGeol, EurGeol, FGS	Y	No site visit
Alan Clarke	WAI	CGeol, EurGeol, FGS	Y	23 – 24 November 2021
Liam Price	WAI	CEng, MIMMM	Y
James Turner	WAI	CEng, MIMMM	Y
Christine Blackmore	WAI	CEnv, CSci, FIMMM	Y	No site visit

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 2.2: List of Main Authors / Qualified Persons
Cabansses and Vilafruns
Ché Osmond	WAI	CGeol, EurGeol, FGS	Y	15 – 23 January 2019
Richard Ellis	WAI	CGeol, EurGeol, FGS	Y	16 – 17 November 2021
Colin Davies	WAI	CEng, MIMMM	Y
James Turner	WAI	CEng, MIMMM	Y
Alex Cisneros	WAI	BA, MSc	N
Rotem and DSW
Ché Osmond	WAI	CGeol, EurGeol, FGS	Y	No site visit
Alan Clarke	WAI	CGeol, EurGeol, FGS	Y	No site visit
Robin Dean	WAI	CEng, FIMMM	Y	No site visit
Phil King	WAI	BSc (Eng)	N	No site visit
Robert Spence	WAI	MSc. IEMA	N	No site visit
Andrew Lyon[1]	Geo Prospect	P.Eng, BSc	Y	03, 10–11 January 2022 (Rotem)
Amir Eyal[1]		MSc. Geology	N	10–11 January 2022 (Rotem)
Doron Braun[1]		MSc. Geology, FGS	N	06 January 2022 (DSW)
Keren Kolodner[1]		PhD Geology	N
YPH
Stone Luo[1]	Golder Associates	Registered Engineer in China	N	09 – 11 November 2021
James Wang[1]		M.S., MBA, PE, MMSA	Y
Sia Khosrowshahi[1]		PhD, MAusIMM, CP (Geol)	Y	No site visit
Glenn Turnbull[1]		Eur.Ing, CEng. FIMMM, MAusIMM, FIQ	Y	No site visit

Notes:

1.	Contributing authors overseen by WAI.

2.4          Terms of Reference

In accordance with Article 7.1(1) (b) of Form 43-101F1 (2011) given that the Company has its properties as the subject of this report in a foreign jurisdiction, Mineral Resources and Mineral Reserves are reported according to the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves [JORC Code (2012)] and the Pan European Reserves and Resources Reporting Committee (PERC) Code for Reporting of Exploration Results, Mineral Resources and Mineral Reserves.

This report is written specifically for ICL Group Ltd.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

2.5          Previously Filed Technical Report Summary Reports

This is the first Technical Report Summary filed for the Boulby, Cabanasses and Vilafruns, Rotem and DSW, and YPH operations and the authors are not aware of any other TRS submitted by prior owners or operators of the projects.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

2.6          Units and Abbreviations

All units of measurement used in this Technical Report are reported in the Système Internationale d’Unités (SI), as utilised by the Canadian and international mining industries, including: metric tons (tonnes, t), million metric tonnes (Mt), kilograms (kg) and grams (g) for weight; kilometres (km), metres (m), centimetres (cm) or millimetres (mm) for distance; cubic metres (m3), litres (l), millilitres (ml) or cubic centimetres (cm3) for volume, square metres (m2), acres, square kilometres (km2) or hectares (ha) for area, and tonnes per cubic metre (t/m3) for density.  Elevations are given in metres above sea level (masl).

Unless stated otherwise, all currency amounts are stated in US dollars (US$ or $), GB pounds (£), or Euros (€).  The units of measure presented in this report are metric units.  Grade of the main elements (K2O, P2O5 and KCl values) are reported in percentage (%).  Tonnage is reported as metric tonnes (t), unless otherwise specified.

Units and abbreviations used in this Technical Report are as summarised below:

Acronym / Abbreviation	Definition
°C	Degrees Celsius
2D	Two-dimensional
3C	3C Chemicals owned by YPH (formerly Yunnan Fertiliser Company)
3D	Three-dimensional
AA	Atomic Absorption
AAS	Atomic Absorption Spectrometry
ADT	Articulated Dump Truck (mining class of truck)
AGI	American Geologic Institute
AI	Acid Insoluble assays
Al2O3	Aluminium Oxide
ANFO	Ammonium Nitrate Fuel Oil (bulk explosive)
APC	Arab Potash Company
BAT	Best Available Technology or Best Available Techniques
BCM or bcm	Bank Cubic Meter
BGS	British Geological Survey
bhp	Brake Horse Power
BOT	Build-Operate-Transfer
BSI	British Standards Institution
Ca2+	Calcium ions
CaCl2	Calcium chloride
CaO	Calcium Oxide
CAR	Corrective Action Report
Cd	Cadmium
CDP	Carbon Disclosure Project
CEMS	Constant Emissions Monitoring Systems
CO2	Carbon dioxide

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Acronym / Abbreviation	Definition
COG	Cut-off Grade
CORS	Continuously Operating Reference Station
CPL	Cleveland Potash Limited
CRIRSCO	Committee for Mineral Reserves International Reporting Standards
CRM	Certified Reference Materials
CSD	Cutter Suction Dredge
DAP	Diammonium Phosphate
Datamine	3D geological modelling, mine design and production planning software
DST	Dead Sea Transform (geological fault system)
DSW	Dead Sea Works
EA	Environmental Assessment
EDA	Exploratory data analysis
FOB	Free on Board / Freight on Board
EHS&S	Environment, Health, Safety and Sustainability
EIA	Environmental Impact Assessment
EIS	Environmental Impact Statement
EMS	Environmental Management System
EPR	Environmental Permitting Regulations
ESG	Economic and environmental, Social, Governance
ESIA	Environmental and Social Impact Assessment
F	Florine
Fe	Iron
Fe2O3	Iron Oxide or ferric oxide
FS	Feasibility Study
GHG	Greenhouse Gas
GIS	Geographical Information Services
GPS	Global Positioning System
GRI	Global Reporting Initiative
GSSP	Granular Single Superphosphate
GTSP	Granular Triple Superphosphate
GWh	Gigawatt hour
H&S	Health and Safety
Ha	Hectare (10,000m2)
HFO	Heavy Fuel Oil
HNO3	Nitric acid
HOM	‘Have only mineral rights’ On‑mine reference to Resource mineral rights similar to NBTU
HOP	Human and Organizational Performance
HQ	63.5 mm diameter drill core
hr	Hour/s
HSE	Health and Safety Executive (UK)
HSSD	Holland Shallow Seas Dredging
ICL Iberia	ICL Iberia Súria & Sallent
ICL	ICL Group Ltd.
ICMM	International Council on Mining and Metals

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Acronym / Abbreviation	Definition
ID	Identification (number or reference)
IEC	Israeli National Grid
IEMA	Institute of Environmental Management and Assessment
ILA	Israel Lands Administration
IPPC	Integrated Pollution Prevention Control
JORC	Joint Ore Reserve Committee (Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves)
JV	Joint Venture
K	Potassium
K2O	Potassium oxide
KCl	Potash
KCl.MgCl2•6(H2O)	Carnallite
kV	Kilovolt
kW	Kilowatt
kWh	Kilowatt hour
kWh/t	Kilowatt hour per tonne
LFO	Light Fuel Oil
LHD	Longhole drilling
LIMS	Laboratory Information Management System
LOM	Life of Mine
LTA	Lost Time Analysis
M	Million(s)
Ma	Million years
MAP	Mono Ammonium Phosphate
MAPGIS	GIS Mapping Software
mbsl	Metres below sea level
MEP	Ministry of Environmental Protection
MGA	Merchant Grade Acid
MgCl2	Magnesium chloride
MgO	Magnesium Oxide
MKP	Mono Ammonium Phosphate+ Potash
MOP	Muriate of potash
MPK	Water-soluble Fertilizer
MRMR	Mining Rock Mass Rating
MSO	Mineable Shape Optimiser
Mtpa	Million tonnes per annum
MW	Megawatt
MWh	Megawatt hour
NaCl	Sodium Chloride (salt)
NBTU	‘Not belong to us’ On-mine reference to Resource with surface access constraints
NEGEV	Negev Energy Ashalim Thermo-Solar Ltd. (Israeli Natural Gas Grid Supplier)
NPS	Mono Ammonium Phosphate+ Sulphur
NQ	47.6 mm diameter drill core
NYMNPA	North York Moors National Park Authority
OEE	Overall Equipment Effectiveness
P2O5	Phosphorus pentoxide
Pa	Pascal (measurement of vacuum gas pressure)

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Acronym / Abbreviation	Definition
PERC	Pan-European Standard for the Public Reporting of Exploration Results, Mineral Resources and Mineral Reserves Edition October 2021
PFS	Prefeasibility Study
ppm	parts per million
PRC	People’s Republic of China
PRC Code	Classification of Resources/Reserves of Solid Fuels and Mineral Commodities, under the National Standard of the People’s Republic of China
QA/QC	Quality Assurance and Quality Control
QMS	Quality Management System
QP	Qualified Person
RAB	Rotary Air Blast
RMB	"Renminbi" - official currency of the People's Republic of China
RMR	Rock Mass Rating
ROM	Run of Mine
RPEEE	Reasonable Prospects for Eventual Economic Extraction
rpm	revolutions per minute
SEC	U.S. Securities and Exchange Commission
SiO2	Silicon Dioxide
SRM	Standard Reference Materials
SSP	Single Superphosphate
t	Tonne metric unit of mass (1,000kg or 2,204.6 lb)
t/a or tpa	Tonnes per annum
t/d or tpd	Tonnes per day
t/h or tph	Tonnes per hour
TMF	Tailings Management Facility
TOC	Total Organic Carbon
TRS	(SK 1300) Technical Report Summary
TSP	Triple Super Phosphate
UK	United Kingdom
UTM	Universal Transverse Mercator
Vulcan	3D geological modelling, mine design and production planning software
WAI	Wardell Armstrong International
XRD	X-ray powder Diffraction
XRF	X-ray powder Fluorescence
YPC	Yunnan Phosphate Chemical Group
YPH	Yunnan Phosphate Haikou
YPH JV (YPH)	YPH JV, a joint venture between ICL and Yunnan Phosphate Chemicals Group (“YPC”)
ZOI	Zone of Influence

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

3          PROPERTY DESCRIPTION AND LOCATION

3.1          Overview

The properties that are the subject of this Technical Report are located in the UK (Boulby), Spain (Cabanasses and Vilafruns), Israel (Rotem and DSW), and China (YPH, Haikou), as shown in Figure 3.1.

Boulby
Cabanasses
& Vilfruns
Rotem
& DSW
YPH
N
S
W
E
RUSSIA
KAZAKHSTAN
MONGOLIA
CHINA
INDIA
IRAN
IRAQ
SAUDI
ARABIA
AFGHANISTAN
PAKISTAN
UZBEKISTAN
TURKMENISTAN
KYRGYZSTAN
TAJIKISTAN
NORTH
KOREA
SOUTH
KOREA
JAPAN
TAIWAN
NEPAL
BHUTAN
BANGLADESH
MYANMAR
(BURMA)
LAOS
THAILAND
CAMBODIA
VIETNAM
PHILIPPINES
MALAYSIA
BRUNEI
SINGAPORE
INDONESIA
PAPUA NEW GUINEA
SOLOMON ISLANDS
AUSTRALIA
NEW ZEALAND
SRI LANKA
MALDIVES
SEYCHELLES
NORTH
PACIFIC
INDIAN
OCEAN
ICELAND
NORWAY
SWEDEN
FINLAND
ESTONIA
LATVIA
LITHUANIA
BELARUS
DENMARK
NETHERLANDS
U.K.
IRELAND
GERMANY
POLAND
BELGIUM
LUXEMBOURG
CZECH R.
SLOVAKIA
UKRAINE
FRANCE
SWISS
AUSTRIA
HUNGARY
MOLDOVA
ROMANIA
SLO.
CRO
BIH
SERBIA
MNE
MCD
ALBANIA
BULGARIA
ANDORRA
MONACO
ITALY
SPAIN
PORTUGAL
GREECE
TURKEY
GEORGIA
ARMENIA
AZERBAIJAN
BLACK SEA
CASPIAN
SEA
MALTA
MEDITERRANEAN SEA
CYPRUS
SYRIA
ISRAEL
JORDAN
KUWAIT
BAHRAIN
QATAR
U.A.E.
OMAN
YEMEN
TUNISIA
MOROCCO
CANARY ISLANDS
ALGERIA
LYBIA
EGYPT
WESTERN
SAHARA
MAURITANIA
MALI
NIGER
CHAD
SUDAN
ERITREA
DJIBOUTI
SOMALIA
SENEGAL
GAMBIA
GUINEA-BISSAU
GUINEA
SIERRA LEONE
LIBERIA
BURKINA
FASSO
IVORY
COAST
GHANA
TOGO
BENIN
NIGERIA
CAMEROON
EQUATORIAL
GUINEA
SAO TOME
AND PRINCIPE
GABON
CONGO
C.A.R.
SOUTH
SUDAN
ETHIOPIA
UGANDA
KENYA
DEMOCRATIC
REPUBLIC OF
THE CONGO
RWANDA
BURUNDI
TANZANIA
COMOROS
MAYOTTE
ANGOLA
ZAMBIA
MALAWI
ZIMBABWE
MOZAMBIQUE
MADAGASCAR
NAMIBIA
BOTSWANA
SWAZILAND
LESOTHO
SOUTH AFRICA
0
2,000km

Figure 3.1:  Location of ICL Properties1

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

3.2          Boulby

3.2.1          Description and Location

Boulby mine is an underground polyhalite operation on the coastline of northeast England, approximately 34km to the southeast of the town of Middlesbrough (Figure 3.2).  The mine site and shafts are approximately centred at a latitude and longitude of 54°33'05.4"N and 0°49'32.5"W.  The Boulby mine site has a long history of production dating back to 1969 and the mine owns a private rail line spur that connects it with the deep-water port facilities at Teesport in Middlesbrough.

Figure 3.2:  Location of Boulby Mine, United Kingdom

3.2.2          Property Status

ICL Boulby owns the Freehold of the entirety of the surface of its Mine Site at Boulby, Saltburn by the Sea, Redcar and Cleveland, extending to approximately 32 hectares.  ICL Boulby also owns the freehold of the surface of the fields to the north of the A174 between its Mine site and the North Sea and its Winding House (Number 3 Shaft).  The Company also owns the freehold of the surface (bed) of its railway line extending from the Mine Site west to Carlin How, from which point ICL Boulby has legally binding arrangements in place to “run firstly over” Corus railway line to Saltburn by the Sea and from there “Railtrack’s” railway line to Teesport (both owned by Network Rail).

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

All ICL Boulby’s land is registered with the UK Government Land Registry as follows:

1.	Title Number CE185395 -The Main Mine Site
2.	Title Number CE186718 - Railway line from Mine Site to Grinkle Tunnel
3.	Title Number CE191842- Railway line from Grinkle to Gaskell Tunnel
4.	Title Number CE184721- Railway Gaskell Tunnel to Skinningrove
5.	Title Number CE212236 -Red House Farm land
6.	Title Number CE186094 - Winding House (Number 3 Shaft)
7.	Title Number CE188181 - Winding House (supplementary land)

There are no adverse covenants, conditions or restrictions which prevent ICL Boulby utilising its freehold lands for the purposes for which they are being used.  All ICL Boulby’s freehold ownerships are held free of mortgage or charge.

3.2.3          Mineral Rights

3.2.3.1	Summary

The Company owns the freehold of most of the mineral field in and around the mine head, extending to approximately 198 hectares.  These freehold minerals are in the process of being registered at the Land Registry.  The remainder of the mineral fields are held on a leasehold basis.

The mining rights are based on 72 onshore and 2 offshore and tailings leases for extracting various minerals, in addition to numerous easements and rights of way from private owners of land under which ICL Boulby operates, and mining rights under the North Sea granted by the British Crown (Crown Estates).  The lease rights with the Crown Estates, include provisions to explore and exploit all Polysulphate® mineral resources of interest to ICL Boulby.  The said mineral leases cover a total area of about 822 sqkm (onshore leases totalling around 32 sqkm and the offshore leases around 790 sqkm).  As at the date of this report, all the lease periods, licences, easements, and rights of way are effective, some up to 2022 and others up to 2038.  The number of leases will continue to reduce (through terminating/serving break notices) and by 2028 ICL Boulby expects to hold only 18 required leases.

3.2.3.2	Onshore leases

The Company originally had approximately 70 “Old Style” Leases, from private Landlords, all of which were granted for terms of 50 years from 1970 onwards.  The 50-year terms granted in these leases have now largely expired.

In addition, the Company has around 50 “New Style” Leases again from private Landlords, all granted in the 1990’s with 35-year terms.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

In the future the company only requires a small number of these minerals’ areas for services and access and is already actively engaged in negotiations with approximately 18 private mineral owners in order to extend these lease terms.

Four of the mineral owner’s areas are the subject of a Working Mines Facilities Act Application (‘the Act’), it is however believed that satisfactory terms will be negotiated with the other 14 minerals owners, without having to have recourse to the Act.  Apart from these 18 areas, all remaining Leases will be allowed to expire, either by effluxion of time, or through the service of break notices, as break periods arise.

The Company has already agreed short term extensions on all those leases which it requires for continued operation and which have already expired and is in the process of obtaining extensions to those leases which are due to expire in the future.  In addition, the Company has a “permitted trespass” within 2 of its required lease areas.

Figure 3.3:  ICL Boulby Onshore Leases as at December 2020

3.2.3.3	Offshore Leases

The Company’s Lease from the Crown Estate grants it the right to mine for Sylvinite, Polyhalite, Carnallite, Halite and Anhydrite in the offshore areas to the north of Boulby extending to approximately 790 sqkm (see Figure 3.4).

There have been successive Leases in favour of the Company since the 1970’s.  The current Lease was granted on 1st January 2010 for a term of 26 years and expires on 31st December 2035.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

3.2.3.4	Effluent Tunnel Lease

Separately to its minerals Lease with the Crown Estate, the Company has a Lease from the Crown Estate for its Effluent Tunnel.  This Lease was granted for a term of 50 years from 2013.

Figure 3.4:  ICL Boulby Offshore Lease Boundaries as of December 2020

1 https://www.surfertoday.com/images/stories/continental-world-map.jpg

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

3.2.4          Agreements and Royalties

All identified royalties concerning polyhalite relate to ICL Boulby’s mining within the offshore domain under lease from the “Crown Estates”, this lease agreement is subject to a fee, based on the net realisable value of each product produced from this lease.

3.2.5          Environmental and Social Liabilities

A summary of the valid environmental permits obtained by ICL Boulby are presented in Table 3.1.  See section 20 of this report for further details of these permits.  Any limits determined by these permits and the systems in place for meeting these requirements are also detailed below.

Table 3.1: Summary of Environmental Permitting
Environmental Permitting Regulations: EPR/BL7973IW	Emissions control
Environmental Permitting Regulations: RCBC/P001/14	Emissions control
NYMNP Planning Permission: NYMR/003/0043B/PA	Site wide Environmental management
IPPC The Environmental Permitting Regulations 2010: EPR/BB3037RC	Effluent discharge
License to Abstract Water: 2/27/29/131	Surface Water management across site
Marine License: L/2016/00111/1	Permission to dredge the seafloor
Greenhouse Gas Emissions Permit: UN-E-IN-11399	Carbon Emissions

A comprehensive conceptual mine closure plan (PN981101) was commissioned in 1998 by ICL Boulby (operating as Cleveland Potash Ltd), using a third-party consulting company Environmental Reclamation Services Ltd (ERS).  This covered the site in general, the mine and the effluent tunnel facility.

3.2.6          National Park Planning Permission

ICL Boulby is located within the North York Moors National Park.  In 1998 Cleveland Potash Ltd secured planning permission from the North York Moors National Park Authority (NYMNPA) to mine and refine Sylvinite, Salt and Polyhalite.  This permission expires in 2023, an application to extend the planning permission for a further 25 was submitted in 2020.  The planning permission has been granted (2023-2048).

3.3          Cabanasses and Vilafruns

3.3.1          Description and Location

ICL conducts its potash mining operations in Spain through its subsidiary, ICL Iberia, whose headquarters are located in Catalonia, and is the only producer of potash in Spain.  It exports 80% of its production to various countries in the EU, Asia and the Americas.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

ICL Iberia operates the Cabanasses underground potash mine that is located within the Bages district of Barcelona and Lérida Provinces in Catalonia, northeast Spain, some 60km northwest of Barcelona.  Cabanasses underground mine (located at the town of Súria, approximately 12km north of the district capital of Manresa in the Cardoner river valley) and the Vilafruns mine located at the town of Sallent, approximately 13km east of Súria in the Llobregat river valley.  The Cabanasses mine is currently operational while the Vilafruns mine ceased production in 2020 (now on care and maintenance) and all production transferred to Cabanasses.

The Cabanasses mine is approximately centred on the geographic coordinates: latitude 41°50’27”N and longitude 01°45’07”E. UTM (WGS84) coordinates (Zone 31T): 396380E, 4632857N.

The Vilafruns mine is approximately centred on the geographic coordinates: latitude 41°50’25”N and longitude 01°52’39”E and UTM (WGS84) coordinates (Zone 31T): 406804E, 4632652N.

The location of the ICL Iberia projects within northeast Spain is shown in Figure 3.5.

ICL mining leases
Catalonia
Spain
Railway
"Tramer"
terminal port
N
0 250 500 750
Kilometers
0 100 200 300
Kilometers
ICL Iberia Súria & Sallent
Where needs take us
CONTENT
Drawn
SCALE
Date
Name
N/A
ICL_LOCATION_MAP
04/02/2022
D.ROCA

Figure 3.5:  Location of Cabanasses and Vilafruns Mines, Northeast Spain

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The location of the mines and the ICL Iberia exploration licence area is shown in Figure 3.6.  Mines that are under the ownership of ICL Iberia include: Cabanasses, Súria and Vilafruns (which also includes Balsareny and Sallent Mines).  Cabanasses mine is operational while Súria and Vilafruns mines are non-operational and on care and maintenance.  The Enrique underground potash mine is closed and flooded and under the ownership of the regional government of Catalonia.

N
Exploration Licence
Cabanasses Mine
Súria Mine
Vilafruns Mine (includes Balsareny and Sallent Mines)
Enrique Mine
Scale (km)
0
5
10
Llobera
Clariana de Cardener
Serrateix
Viver i Serrateix
Sant Feliu Sasserra
Oristà
el Miracle
Cardona
Gaià
Navàs
Santa Maria d'Oló
l'Estany
Balsareny
Avinyó
Pinós
Súria
Castellnou de Bages
Sallent
Moià
Sant Mateu de Bages
Callús
Santpedor
Calders
la Molsosa
Fonollosa
Sant Fruitós de Bages
Castellcir
Castellterçol
Dusfort
Sant Pere Sallavinera
Sant Joan de Vilatorrada
Manresa
Navarcles
Calaf
Aguilar de Segarra
Talamanca
Granera
Rajadell
Sant Martí Sesgueioles
els Prats de Rei
el Pont de Vilomara i Rocafort
el Pont de Vilomara
Mura
Sant Salvador

Figure 3.6: Location of Mines and ICL Iberia Exploration Licence Area

3.3.2          Relevant Legislation

The following summary of relevant mining legislation is based on an article by Herrero et al (2017).  The main regulatory framework in Spain for mining exploration and extraction is determined by:

•
The Spanish Constitution (1978), which establishes that the state has exclusive powers over the foundations of mining law.  The regions (autonomous communities) can exercise their powers on related areas such as the management of environmental protection, the promotion of regional economic development and the development of basic mining state rules;

•
Law 22/1973 of 21 July, of mines, is the main piece of legislation relevant to mining.  It governs the different types of mining resources, the authorisations and permits required, and the applicable offences and sanctions;

•	Royal Decree 2857/1978 of 25 August, which enacts the General Regulation for the Mining Regime;
•
Royal Decree 975/2009 of 12 June, on the management of extractive industries waste and the protection and rehabilitation of areas affected by mining activities, which refers to the main environmental issues arising from the exploitation of a mine;

•	Law 21/2013 of 9 December, on environmental assessment, which governs the procedure for the environmental assessment of projects, including certain mining projects;
•	Royal Decree 863/1985 of 2 April, approving the General Regulation of Basic Mining Safety Standards and complementary Technical Instructions; and
•	Royal Decree 1389/1997 of 5 September, of minimum health and safety provisions to protect workers in extractive industries.

In addition to the above, regional legislation must also be considered.  Regional powers are broad in this area and many of the specific norms and requirements originate from the regional government of Catalonia.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

3.3.3          Tenure of the Concession

ICL Iberia conducts its mining activities in Spain pursuant to concessions granted to it by the Spanish government.  A total of 126 permits for the extraction of rocksalt and potash, awarded to ICL Iberia, cover the Cabanasses and Vilafruns operation covering an area of 42,489Ha (425km2) in the province of Barcelona and 26,809Ha (268km2) in the province of Lerida (Figure 3.6).  A summary of the permits is presented in Table 3.2 through Table 3.5.

The issuing authority is “Dirección General de Energía, Minas y Seguridad Industrial”, as in the Spanish mining law, the mining competences are responsibility of the different autonomies (Comunidades autónomas), which for Cabanasses and Vilafruns is Catalonia administration.

Concesión de Explotación (CE) of section C, that is the higher administrative permit in the mining law, allow the exploitation of the resource.  The permits are awarded for periods of 30 years, renewable up to 90 years (Ley 22/1973, de 21 de Julio, de Minas).

Table 3.2: ICL Iberia Concessions In Barcelona Province; "Potasas De Llobregat"
Mining ID	Name	Area (Ha)	Date Awarded	Consolidated tenure (years)	Expires
1916	MONTSERRAT	3,276	07-11-77	90	2067
1929	EMERIKA	766	08-11-77	90	2067
1940	NURIA I	555	08-11-77	90	2067
1941	NURIA II	135	08-11-77	90	2067
1943	SILVINA	300	08-11-77	90	2067
1948	NUEVA CARDONA	1,164	17-11-77	90	2067
1949	2ª NUEVA CARDONA	1,667	17-11-77	90	2067
1953	CALAF	942	18-11-77	90	2067
1958	SALINAS VICTORIA	1,914	08-10-79	60	2039
1961	5ª NUEVA CARDONA	263	17-11-77	90	2067
1965	LUIS	1,200	17-11-77	90	2067
1966	ENRIQUE	643	17-11-77	90	2067
1967	SALLENT	935	08-11-77	90	2067
1969	SEGUE	160	18-11-77	90	2067
1970	CASTELLTALLAT	300	18-11-77	90	2067
1975	6ª NUEVA CARDONA	48	17-11-77	90	2067
1976	7ª NUEVA CARDONA	247	17-11-77	90	2067
1979	8ª NUEVA CARDONA	145	17-11-77	90	2067
1980	SALAVINERA	263	22-11-77	90	2067
2233	DEMASÍA A 7ª NUEVA CARDONA	3	17-11-77	90	2067
2234	DEMASÍA A 8ª NUEVA CARDONA	22	18-11-77	90	2067

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 3.2: ICL Iberia Concessions In Barcelona Province; "Potasas De Llobregat"
2236	DEMASÍA A 6ª NUEVA CARDONA	19	18-11-77	90	2067
2238	1ª DEMASÍA A CALAF	8	22-11-77	90	2067
2239	2ª DEMASÍA A CALAF	7	22-11-77	90	2067
2240	3ª DEMASÍA A CALAF	6	22-11-77	90	2067
2241	4ª DEMASÍA A CALAF	11	22-11-77	90	2067
2242	DEMASÍA A SEGUE	18	22-11-77	90	2067
2243	DEMASÍA A CASTELLTALLAT	37	22-11-77	90	2067
2420	2ª DEMASÍA A NUEVA CARDONA III	52	18-11-77	90	2067
2422	3ª DEMASÍA A NUEVA CARDONA III	58	18-11-77	90	2067
2423	1ª DEMASÍA A NUEVA CARDONA III	30	18-11-77	90	2067
2532	2ª DEMASÍA A NURIA I	10	08-11-77	90	2067
2533	1ª DEMASÍA A NURIA I	6	08-11-77	90	2067
2574	DEMASÍA A SALLENT	21	17-11-77	90	2067
2639	DEMASÍA A NUEVA CARDONA	39	18-11-77	90	2067
2640	DEMASÍA A 2ª NUEVA CARDONA	40	18-11-77	90	2067
2644	3ª DEMASÍA A SALINAS VICTORIA	10	08-10-79	60	2039
2645	4ª DEMASÍA A SALINAS VICTORIA	5	08-10-79	60	2039
2646	5ª DEMASÍA A SALINAS VICTORIA	7	08-10-79	60	2039
2647	6ª DEMASÍA A SALINAS VICTORIA	2	08-10-79	60	2039
2648	7ª DEMASÍA A SALINAS VICTORIA	16	08-10-79	60	2039
Total		15,350

Table 3.3: ICL Iberia Concessions In Barcelona Province; "Súria K"
Mining ID	Name	Area (Ha)	Date Awarded	Consolidated tenure (years)	Expires
1761	ROUMANIE	40	27-04-77	90	2067
1783	NUEVA ROUMANIE	16	27-04-77	90	2067
1800	SALADITA	152	27-04-77	90	2067
1888	NUEVA SALADITA	101	27-04-77	90	2067
1889	SÚRIA	14	27-04-77	90	2067
1895	RESGUARDO	38	27-04-77	90	2067
1896	BORDELAISE	857	27-04-77	90	2067
1908	BARCELONAISE	1,355	27-04-77	90	2067
1912	SAGAZAN	458	27-04-77	90	2067
1913	GERSOISE	2,400	27-04-77	90	2067
1914	AGENAISE	3,280	27-04-77	90	2067
1919	AGENAISE II	2,982	27-04-77	90	2067
1920	ALFA	4,843	07-06-77	90	2067
1921	BETA	2,522	07-06-77	90	2067
1921	BETA-DOS	313	07-06-77	90	2067
1925	KAPPA	3,900	07-06-77	90	2067
1931	XI	3,569	07-06-77	90	2067

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 3.3: ICL Iberia Concessions In Barcelona Province; "Suria K"
1938	SAMPASALAS II	144	27-04-77	90	2067
1944	1ª DEMASIA A GERSOISE	29	27-04-77	90	2067
1945	2º DEMASIA A GERSOISE	2	02-05-77	90	2067
1946	DEMASIA A BARCELONAISE Y AGENAISE	33	02-05-77	90	2067
1955	FRONTERIZA	18	07-06-77	90	2067
2424	DEMASIA A SAMPASALAS II	28	02-05-77	90	2067
2535	DEMASIA A BARCELONAISE	4	02-05-77	90	2067
2536	3ª DEMASIA A AGENAISE	1	02-05-77	90	2067
2537	2ª DEMASIA A AGENAISE	3	02-05-77	90	2067
2538	DEMASIA A SAGAZAN	30	02-05-77	90	2067
2539	DEMASIA A GERSOISE	2	02-05-77	90	2067
2540	1ª DEMASIA A AGENAISE	1	02-05-77	90	2067
2634	DEMASIA A XI	5	07-06-77	90	2067
Total		27,140

Table 3.4: ICL Iberia Concessions In Lleida Province; "Potasas De Llobregat"
Mining ID	Name	Area (Ha)	Date Awarded	Consolidated tenure (years)	Expires
2318	PINOS I	1,255	17-11-77	60	2037
2343	3ª NUEVA CARDONA	743	11-11-77	60	2037
2344	PINOS	2,021	11-11-77	60	2037
2346	3ª NUEVA CARDONA	107	11-11-77	60	2037
2347	MOLSOSA	98	11-11-77	60	2037
2350	2ª PINOS	661	11-11-77	60	2037
2362	PINOS TERCERA	1,746	11-11-77	60	2037
2367	SELLES	210	11-11-77	60	2037
2368	BASSAS 2ª	41	11-11-77	60	2037
2408	AMPLIACIÓN A MOLSOSA	13	11-11-77	60	2037
2418	DEMASÍA A BASSAS 2ª	4	11-11-77	60	2037
2718	1ª DEMASÍA A 3ª NUEVA CARDONA	6	11-11-77	60	2037
2719	2ª DEMASÍA A 3ª NUEVA CARDONA	7	11-11-77	60	2037
2720	DEMASÍA A PINOS	5	11-11-77	60	2037
2721	2ª DEMASÍA A PINOS	19	15-11-77	60	2037
2722	1ª DEMASÍA A SELLES	4	15-11-77	60	2037
2723	2ª DEMASÍA A SELLES	8	15-11-77	60	2037
2724	DEMASÍA A PINOS III	35	15-11-77	60	2037
2725	2ª DEMASÍA A MOLSOSA	6	15-11-77	60	2037
2726	1ª DEMASÍA A MOLSOSA	10	15-11-77	60	2037
2727	DEMASÍA A MOLSOSA	4	15-11-77	60	2037
2728	DEMASÍA A 3ª NUEVA CARDONA	10	15-11-77	60	2037
2729	DEMASÍA A 2ª PINOS	7	15-11-77	60	2037
2738	DEMASÍA A AMPLIACIÓN A MOLSOSA	2	15-11-77	60	2037

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 3.4: ICL Iberia Concessions In Lleida Province; "Potasas De Llobregat"
2739	DEMASÍA A PINOS III	21	16-11-77	60	2037
2740	DEMASÍA A SELLES	3	16-11-77	60	2037
2741	DEMASÍA A PINOS	4	16-11-77	60	2037
2873	DEMASÍA A PINOS III	22	16-11-77	60	2037
2874	2ª DEMASÍA A PINOS	4	16-11-77	60	2037
2876	DEMASÍA A PINOS III	31	16-11-77	60	2037
2877	DEMASÍA A AMPLIACIÓN A MOLSOSA	2	16-11-77	60	2037
2879	1ª DEMASÍA A 3ª NUEVA CARDONA	3	16-11-77	60	2037
2881	2ª DEMASÍA A SELLES	2	16-11-77	60	2037
2883	DEMASÍA A PINOS	5	16-11-77	60	2037
2884	DEMASÍA A PINOS	5	17-11-77	60	2037
2885	2ª DEMASÍA A 3ª NUEVA CARDONA	7	17-11-77	60	2037
2891	DEMASÍA A PINOS	3	17-11-77	60	2037
2892	DEMASÍA A PINOS III	4	17-11-77	60	2037
3070	AMPLIACIÓN A SALINAS VICTORIA	65	17-11-77	60	2037
3073	2ª DEMASÍA A 2º PINOS	6	17-11-77	60	2037
3074	3ª DEMASÍA A 2ª PINOS	4	17-11-77	60	2037
3075	4ª DEMASÍA A 2º PINOS	2	17-11-77	60	2037
3076	DEMASÍA A BASSAS 2ª	10	17-11-77	60	2037
Total		7,225

Table 3.5: ICL Iberia Concessions In Lleida Province; "Súria K"
Mining ID	Name	Area (Ha)	Date Awarded	Consolidated tenure (years)	Expires
2294	AGUDA	4,500	27-04-77	60	2037
2295	SAMPASALAS	1,417	27-04-77	60	2037
2302	PI	6,120	04-06-77	60	2037
2303	OMIKRON	6,000	04-06-77	60	2037
2304	RHO	1,117	04-06-77	90	2067
2329	SAMPASALAS III	203	27-04-77	60	2037
2331	RUBIÓ	76	27-04-77	60	2037
2334	PRECISA	132	04-06-77	90	2067
2886	3ª DEMASIA A SAMPASALAS	6	27-04-77	60	2037
2887	2ª DEMASIA A SAMPASALAS	5	27-04-77	60	2037
2889	1ª DEMASIA A SAMPASALAS	2	27-04-77	60	2037
3080	DEMASIA A RHO	5	04-06-77	90	2067
Total		19,583

3.3.4          Access Rights and Surface Land Ownership

The concessions at the potash and salt mines are held under the concession agreements described before. The potash and salt production plants, and the warehouses, as well as the loading and unloading facilities of the Potash segment at Catalonia, are owned by the Company and with certain plots under lease agreement or similar figures for long use period.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

3.3.5          Taxes, Royalties and Other Payments

ICL Iberia yearly pays royalties to maintain the right over their mining concessions.  Those are around €126,000 per annum.

Additionally, on a yearly basis, the company pays taxation regarding the scheduled mining works in the year (“Plan de Labores”), this was around €527,000 in 2021.

Also, the professional mining association (Mining engineers association) is paid to check the projects of the scheduled works (“Plan de Labores”).  This was around €81,000 in 2020.

3.3.6          Environmental and Social Liabilities

In 2015, in accordance with the provisions of the Spanish Waste Management regulation, ICL Iberia submitted to the Government of Catalonia a mining site restoration plan for its two production sites in Súria and Sallent which included a plan for handling salt deposits and dismantling facilities.  The restoration plan for the Súria site is scheduled to extend to 2094 and the Sallent site until 2070.  A multi-year programme is also underway to restore the salt deposits, while addressing issues such as wastewater drainage and sludge treatment.

3.3.7          Permitting

A summary of the permits granted to ICL Iberia is shown in Table 3.6.

Table 3.6: Summary of ICL Iberia Permits
Permit	Description	Granted by	Granted on	Duration	Renewal
SÚRIA
Mining Concession	Roumanie Mining Concession for the activity of Potash extraction	MAGC	27th April 1977	90 years	-
Environmental Authorisation	Main Environmental Authorisation, for activity of potash mining with Environmental Impact Assessment.	MAGC	11th September 2006	Linked with the Mining Concession	Every four years, or in case of modification of the activity.
	Modification of the Environmental Authorisation, for potash mining with Environmental Impact Assessment	MAGC	4th March 2014	Linked with the Mining Concession	Every four years, or in case of modification of the activity.
	Modification of the environmental authorisation	MAGC	6th June2 016	Linked with the Mining Concession	4 years (or 2 years for waste disposal)
	New modification of the environmental authorisation to increase production capacity	MAGC	19th November 2021	Linked with the Mining Concession	Every four years, or in case of modification of the activity.
Urban & Environmental License for Salt Stockpiling	The current salt deposit in Súria has an authorisation with environmental impact assessment to enlarge the capacity of such deposit.	MAGC	October 2018	Linked with mining concession	-

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 3.6: Summary of ICL Iberia Permits
Water Disposal	Water concession for extraction of natural water for industrial process (0.8hm3)	ACA	9th June 2017	25 years	-
Brine Collector Discharge	Water concession to release wastewater to the environment (53 litres/second)	ACA	12th November 2019	5 years	-
New Water Disposal	Water concession to use treatment water from Manresa SWTP (6.8hm3)	ACA	9th April 2021	25 years	-
	Water concession to use treatment water from Sallent SWTP (0.8hm3)	ACA	8th May 2020	50 years	-
Restoration Plan for Súria Activity	Restoration Plan	MAGC	July 2018	5 years	-
Air Emission Concession	Right to emit substances to the atmosphere (Sallent)	DGQA	14th December 2015	8 years	-
GHG Concession	Right to emit GHG to the atmosphere	DGQA	22nd December 2020	8 years	-
PRTR	Declaration of the annual amount of pollution substances released to the environment	ARC	3rd March 2017	Report yearly	-
SALLENT
Mining Concession EMERIKA	EMERIKA Mining Concession for the activity of Potash extraction	MAGC	11th August 1977	90 years	-
Environmental Authorisation of the Activity	Main Environmental Authorisation, for activity of potash mining with Environmental Impact Assessment.	MAGC	29th April 2008	Linked with the Mining Concession	Reviewed every four years, or in case of modification of the activity.
Water Disposal/Supply	Water concession to use natural water for industrial process (0.8hm3)	ACA	19th April 2017	5 years	-
New Water Disposal/Supply	Water concession that for treatment of water from Sallent SWTP (0.8hm3)	ACA	8th May 2020	50 years	-
Brine Collector Discharge	Water concession to release wastewater to the environment	ACA	27th November 2017	5 years	-
Restoration Plan for Sallent Activity	Restoration Plan	MAGC	July 2018	5 years	-
Air Emission Concession	Right to emit substances to the atmosphere	DGQA	27th November 2018	8 years	-
GHG Concession	Right to emit GHG to the atmosphere	DGQA	22nd December 2020	8 years	-
PRTR	Declaration of the annual amount of pollution substances released to the environment	ARC	3rd March 2017	Report yearly	-
TRAMER, S.A
TRAMER Port Concession	Concession of the Port Terminal in Port of Barcelona to shipload Salt and Potash, 80,492.99m2 surface plot	Barcelona Port Authority	-	-	Reviewed every 6 years, or in case of modification of the activity
Environmental License	Environmental License to carry out the Activity of ship loading of Salt and Potash	Town Hall of Barcelona	in process	in process	-
DGQA - Direcció General de Qualitat Ambiental ACA – Catalonia Water Agency ARC – Catalonia Waste Agency MAGC – Mines Agency Generalitat of Catalonia

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

3.4          Rotem

3.4.1          Description and Location

ICL Rotem retains and operates three phosphate open pit mines (Rotem, Oron, and Zin) in the Negev desert region of southern Israel, together with sulphuric acid plants, a phosphoric acid plant, and a fertilizer production facility.  ICL Rotem engages in conventional open pit mining and processing of phosphate rock and production of the following products:

•	Phosphoric acid for agricultural applications (Green acid);
•	Technical phosphoric acid for food applications (White acid);
•	Sulphuric acid;
•	Phosphate rock for direct application and production of other products;
•	Phosphate fertilisers (GTSP, GSSP);
•	Composite fertilisers (mostly phosphate based); and
•	Special fertilisers (MKP, MAP).

Currently, mining is occurring at the Rotem and Oron sites, the Zin mine has closed and is now only undertaking remediation works.  The Rotem mine, with the Mishor Rotem beneficiation plant is located some 17km to the south of the town of Arad and east of the town of Dimona (Figure 3.7).  Oron (and Zin), each with a dedicated beneficiation plant, lie to the southeast of the town of Yeruham.  The head office of ICL Rotem is in the town of Be’er Sheva.

Figure 3.7:  Location of Rotem, Oron, Zin and DSW, Israel (ICL)

The Rotem operation is approximately centred on the geographic coordinates: latitude 31°04’00”N and longitude 35°11’50”E. UTM (WGS84) coordinates (Zone 36R): 709638E, 3439065N.

The Oron operation is approximately centred on the geographic coordinates: latitude 30°54’00”N and longitude 35°00’59”E. UTM (WGS84) coordinates (Zone 36R): 692694E, 3421493N.

The Zin operation is approximately centred on the geographic coordinates: latitude 30°50’35”N and longitude 35°05’22”E. UTM (WGS84) coordinates (Zone 36R): 699818E, 3414077N.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

3.4.2          Tenure of Concessions

3.4.2.1	Mining Concessions and Lease Agreements

ICL Rotem operates under mining concessions and licences granted by the Israeli Minister of National Infrastructures and by the Israel Lands Administration ("ILA"), and holds mining concessions, valid until end of the year 2024.

Rotem has been mining for more than sixty years and is conducted in accordance with phosphate mining concessions, granted by the Minister of Energy under the Mines Ordinance as necessary, as well as the mining authorisations issued by the Israel Lands Authority.  The concessions relate to quarries (phosphate rock), whereas the authorisations cover use of land as active mining areas.

Rotem has the following mining concessions which at the end of 2021 were combined into one concession (see Figure 3.8):

1.	Rotem Field ( including the Hatrurim Field) covering 53.0km2 (Hatrurim 15.9km2); and
2.	Zafir Field (Oron-Zin) covering 155.0km2.

The Oron and Zin concessions were granted in 1952 and 1970 respectively, with the Zin concession as part of the Oron concession and the joint concession was subsequently renamed Zafir.  The Zafir concession (consisting of both the Oron and Zin), and Rotem concession, was renewed every 3 years, and in 1995 it was granted for 10 years and thereafter, in 2002, it was granted up to 2021 and then further extended until the end of 2024.  In 2011, the Supervisor expanded the Rotem concession area, by joining the Hatrurim site to the area of this concession.  The matter was transferred to the Israel Lands Authority in order to treat the expansion of the permissible mining area to the Rotem field, in accordance with expansion of the concession area.

During the fourth quarter of 2020, as part of the Company's actions to extend the validity of the said mining concessions and obtain the necessary approvals, positive recommendations were received from the Ministry of Energy, the Committee for Reducing Concentration and the Competition Authority, to extend the licences for an additional period of three years.  In December 2020, the Minister of Energy approached the Chairman of the Finance Committee in the Knesset requesting that the Committee grant final approval to the said extension.

Rotem has two lease agreements in effect until 2024 and 2041 and an additional lease agreement of the Oron plant , which the Company has been working to extend since 2017, by exercising the extension option provided in the agreement .

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Legend
Permit Area
Field Border
N
Rotem
Oron
Zin
0 2,500 5,000 10,000 Meters
1:150,000

Figure 3.8:  Concession Areas for Rotem, Oron and Zin

3.4.2.2	Mining Royalties

As part of the terms of the concessions in respect of mining of phosphate, Rotem is required to pay the State of Israel royalties based on a calculation as stipulated in the Israeli Mines Ordinance.

In January 2016, in light of a legislative amendment for the implement at ion of the Sheshinski Committee's recommendations, the royalties' rate was increased from 2% to 5% of the value of the quarried material.  According to the amendment, the Supervisor has the option to collect royalties at a higher rate, if he decided to grant a mining right in a competitive process wherein one of the selection indices is the royalty rate.  Under the terms of the concessions, and in order to continue to hold the concession rights, Rotem is required to comply with reporting requirements as necessary, in addition to the payment of royalties.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

3.5          DSW

3.5.1          Description and Location

The DSW, located to the south of the northern Dead Sea basin (Figure 3.7), is a unique operation that involves the collection (pumping) and ponding of mineral rich water from the Dead Sea into large shallow ponds (ponds) that permit the evaporation of the water and precipitation of salt, for the recovery of carnallite using dredges (CSD – Cutter Suction Dredge).  The total area of the ponds is 146.7Km2, comprising salt ponds (salt ponds = 97.4Km2), carnallite ponds (49.3Km2).  It should be noted that the precipitation, and therefore carnallite production, is dependent on several factors including pond geometry, precipitation time, environment/climatic conditions, and solution properties.  The average rate of salt precipitation in Pond 5 is estimated at 16 – 20cm per year, equating to about 16 Mm3.

The DSW operation (processing facility) is approximately centred on the geographic coordinates: latitude 31°02’18”N and longitude 35°22’15”E. UTM (WGS84) coordinates (Zone 36R): 726274E, 3436265N.

3.5.2          Tenure of Concessions

Pursuant to the Israeli Dead Sea Concession Law, 1961 (hereinafter – the Concession Law), as amended in 1986, and the concession deed attached as an addendum to the Concession Law, DSW was granted a concession to utilize the resources of the Dead Sea and to lease the land required for its plants in Sodom for a period ending on March 31, 2030, accompanied by a priority right to receive the concession after its expiration, should the Government decide to offer a new concession.

In accordance with section 24 (a) of the Supplement to the Concession Law, it is stated, among other things, that at the end of the concession period all the tangible assets at the concession area will be transferred to the government, in exchange for their amortized replacement value – the value of the assets as if they are purchased as new at the end of the concession period, less their technical depreciation based on their maintenance condition and the unique characteristics of the Dead Sea area.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Pursuant to section 24 (b) of the Supplement to the Concession Law, it is stated that capital investments made 10 years before the concession ends (i.e. April 2020) to the end of the concession period require a prior consent of the Government, unless they can be fully deducted for tax purposes before the end of the concession period.  However, the Government's consent to any fundamental investment that may be necessary for the proper operation of the plant, will not be unreasonably delayed or suspended. In 2020, a work procedure was signed between the Company and the Israeli Government for the purpose of implementing section 24(b).  The procedure determines, among other things, the manner of examining new investments and the consent process.  In addition, the procedure determines the Company's commitment to invest in fixed assets, including for preservation and infrastructure, and for ongoing maintenance of the facilities in the concession area (for the period beginning in 2026) and the Company's commitment to continue production of potassium chloride and elemental bromine (for the period commencing 2028), all subject to the conditions specified in the procedure.  Such commitments do not change the way the Company currently operates.  The Company operates with the Israeli Government in accordance with the procedure and obtains investment approvals from time to time as required.

The concession covers a total area of 652 km2, including the evaporation ponds that cover an area of 146.7 km2 (Figure 3.9).

3.5.3          Mining Royalties

In consideration of the concession, DSW pays royalties and lease rentals to the Government of Israel and is subject to the Law for Taxation of Profits from Natural Resources, on top of the regular income tax.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 3.9:  DSW Licence Outline (ICL)

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

3.6          YPH

3.6.1          Description and Location

The Haikou mine and processing facility are located in the Xishan district of China (Figure 3.10).  Haikou is located in the west of Dianchi lake and some 30km south of Kunming City.  The operation is owned by the Yunnan Phosphate Haikou company with ICL having acquired a 50% controlling stake in the company in 2015.  The joint venture name is registered as ‘YPH – Yunnan Phosphate Haikou’.  The joint venture includes the Haikou mine, processing facility as well as mineral rights and land rights for a second phosphate deposit the Baitacun mine (not within this TRS).

The Haikou mine is approximately centred on the geographic coordinates: latitude 24°46’02”N and longitude 102°33’38”E. UTM (WGS84) coordinates (Zone 48R): 253324E, 2741380N.

Figure 3.10:  Location of Haikou, Xishan District of China

3.6.2          Description of Surface Rights

YPH JV holds two phosphate mining licences that were issued in July 2015, by the Division of Land and Resources of the Yunnan district in China: (1) a mining licence for the Haikou Mine in which the Company runs its operations and which is valid up to January 2043, and (2) a mining licence for the Baitacun Mine which was renewed in 2021 and is valid up to 2023.  The Baitacun is located several kilometres from the Haikou mine.

Haikou Phosphate Mine of Yunnan Phosphate Group Haikou Phosphorus Industry Co., Ltd., with the mining licence number: C5300002011016140109850.  The Yunnan Phosphate Group Haikou Phosphorus Industry Co., Ltd. Is the registered owner of this mining licence.

The Haikou deposit covers an area of approximately 9.6 Km2 within the Yuhucun Formation, where economic-grade phosphate-bearing rocks are located.  The Mineral Resource plan dimensions, defined by the spatial extent of the lower phosphate unit Mineral Resource limits, are approximately 4,250m north-south by 4,250m east-west.  The upper and lower limits of the Mineral Resource span from surface, where the mineralised units outcrop locally, through to a maximum depth of 125m below surface for the base of the lower mineralised layer.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

3.6.3          Royalty Payments

With respect to the mining rights, and in accordance with China "Natural Resources Tax Law", YPH pays royalties of 8% on the selling price based on the market price of the rock prior to its processing.

3.7          Significant Encumbrances to the Properties

There are no known encumbrances to the mineral resources or mineral reserves on the Properties.

3.8          Other Significant Factors and Risks Affecting Access Title, or the Right or Ability to Perform Work on the Properties

Beyond the items described above, the QP’s are not aware of any other significant factors and risks affecting access, title, or the right or ability to perform work on the properties.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

4          ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

4.1          Boulby

4.1.1          Access

Boulby Mine lies approximately 4km East of Loftus. The A174 road lies to the north and beyond this the North Sea. The villages of Easington and Staithes lie approximately 1.2km to the west and 1.8km to the east respectively. There are no residential properties within 500m of the site. There is one Site of Special Scientific Interest (SSSI) within 2km of the facility.

The Boulby Mine property can be reached from Middlesbrough along the coastal A174 at a distance of 37km from the main A19 motorway close to Middlesbrough.  The route is paved and well maintained by local councils to a high standard year-round and is suitable for heavy goods traffic along its length.  Access from the site to Teesport facilities is also possible via the Boulby rail network which connects the site with Network Rail track at Carlin How and continues to Teesport on Network rail owned infrastructure.  The rail link is well maintained by both ICL Boulby and Network rail to allow movement of finished product to ICL Boulby facilities on Teesside some 30.5km to the North West.

The nearest airports to the site are Tees Valley, Leeds Bradford, Newcastle and Durham.  Port facilities are located at Teesside, Newcastle, Whitby and Hull/Immingham. Leeds is the largest City within Yorkshire and is approximately 130km from the Mine site.

4.1.2          Climate

Northeast England is characterised by temperate climate.  Mean annual temperature vary depending on altitude and proximity to the coast.  The local Yorkshire climate is strongly influenced by the relatively high-altitude Pennine mountain range to the west which causes a cool, dull wet environment and provides shelter from westerly winds, and the North Sea to the East which keeps conditions relatively cool in the summer along coastal areas.

Winter temperatures typically vary between -1°C and 10°C while in the summer the temperatures typically vary between 16°C and a maximum of 25°C (Figure 4.1).  Sunshine hours are dependent on day length with the shortest days occurring in the winter months, and the longest days occurring in the summer months.  Rain occurs at an average of 700 - 1,000mm per year (Figure 4.2).  Snow generally falls only when temperature falls below 4°C, typically between November and April.  The average number of days with snow falling is about 20 per year on the coast with an average increase of about 5 days of snow falling per year for every 100m increase in altitude.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 4.1:  Average Monthly Temperature for Staithes1

Figure 4.2:  Average Precipitation for Staithes2

4.1.3          Local Resources and Infrastructure

As with virtually all the UK there is an extensive network of paved highways, rail service, excellent telecommunications facilities, national grid electricity, an ample supply of water and an educated work force.

4.1.3.1	Power

Primary power to the site is provided by the national Grid and is supplemented by emergency generation and battery storage technology to mitigate against price spikes (during periods of high demand).  ICL Boulby also has limited provision to provide its own power and steam generation through its own gas fuelled combined heat and power installation.

1 https://weather-and-climate.com/average-monthly-Rainfall-Temperature-Sunshine,staithes-north-yorkshire-gb,United-Kingdom
2 https://weather-and-climate.com/average-monthly-Rainfall-Temperature-Sunshine,staithes-north-yorkshire-gb,United-Kingdom

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

4.1.3.2	Water

Water usage at ICL Boulby is sourced from a combination of mains supplied fresh water (from local utilities), sea water and mine brine which is pumped from various inflows and storage lagoons in the mine workings.

4.1.3.3	Mining Personnel

The largest community of substance is Middlesbrough with a population of 139,000 and the surrounding communities have a combined population of approximately 376,000.

ICL Boulby currently has circa 460 employees working on site, 90% of whom live within a 16km radius of the mine.  The majority of the workforce are long term employees of the company with typical service periods in excess of 10 years.  Employees in excess of 25 years’ service are not uncommon.  The availability of experienced mining, processing and technical personnel is not considered a challenge due to the decline of the coal industry in the UK though Boulby is also recruiting ‘green labour’ with no previous experience into all areas of the business.

4.1.3.4	Tailing Storage Area

There are no applicable tailings materials or resultant tailings storage areas which result from the mining of polyhalite at ICL Boulby.

4.1.3.5	Waste Disposal Areas

Mine brine is produced from dewatering activities within the mine and is collected along with surface waters and pumped to a discharge facility on the  North sea coastline approximately 300m north of the mine site.

4.1.3.6	Processing Plant Sites

ICL Boulby has an existing mineral processing facility on site that has been in use throughout the 50-year history of the operation, an additional processing circuit was added to the existing potash plant in 2017 utilising some of the previous plant infrastructure and some new installations to produce potash plus.  A bespoke Polyhalite processing plant was commissioned in 2016 and is sited alongside the existing potash plant.

4.1.4          Physiography

Boulby Mine and its associated facilities lies approximately 4km east of Loftus in a rural area within the North York Moors National Park.  The site is surrounded by woodland, agricultural grazing land and open land and is situated at ≈80masl with relief across the site no more than 20-30m.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

4.2          Cabanasses and Vilafruns

4.2.1          Access

The Cabanasses and Vilafruns mines are located some 60km to the northwest of the City of Barcelona and can be accessed by the A2 motorway to Olesa de Montserrat and the C-55 road to Manresa.  Cabanasses is located 15km north-northwest of Manresa and can be accessed by a continuation of the C-55 road to the town of Súria.  Vilafruns is located 20km north-northeast of Manresa and can be accessed via the C-25 and C-16 roads through the town of Sallent.  The straight-line distance between Cabanasses to the west and Vilafruns to east is approximately 10km, however, the terrain (valleys and hills) prevents straight-line access between the mines.  As a result, the mines are connected via the BP-4313 minor road which passes to the north with a travel distance of 17km.

The region has an extensive road network and is also served by national rail links to the rest of Spain as well as north into Andorra and France.  International airports are located at Barcelona (60km to the southeast) and Madrid (580km to the west-southwest).  The sea port at Barcelona is a major trading route for goods and ICL Iberia has a loading facility at the port that is connected by rail to Cabanasses and Vilafruns.

4.2.2          Climate

The climate of Catalonia is diverse, the populated areas lying by the coast in Tarragona, Barcelona and Girona provinces feature a hot-summer Mediterranean climate whilst the inland part (including the Lleida province and the inner part of Barcelona province) show a mostly Mediterranean climate.  The Pyrenean peaks have a continental or even Alpine climate, while the valleys have a maritime or oceanic climate sub-type.

In the Mediterranean area, summers are dry and hot with sea breezes, and the maximum temperature is around 26 - 30°C (Figure 4.3).  Rain falls throughout the year, most frequently in September and October (Figure 4.4).  Winter is cool or slightly cold depending on the location.  It snows frequently in the Pyrenees, typically between December and April, with occasional snow at lower altitudes, even by the coastline.  Spring and autumn are typically the rainiest seasons, except for the Pyrenean valleys, where summer is typically stormy.  The inland part of Catalonia is hotter and drier in summer where temperatures may reach >35°C, though nights are cooler than at the coast with the temperature of around 14 - 17°C.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 4.3:  Average Monthly Temperatures for Súria (Catalonia), Spain3

Figure 4.4:  Average Monthly Rainfall for Súria, (Catalonia), Spain4

4.2.3          Local Resources and Infrastructure

4.2.3.1	Cabanasses

The Cabanasses mine is operational and produces 2.1Mt of (mined) potash per year.  Local resources and infrastructure associated with the Cabanasses mine includes the following:

•	Cabanasses underground (room and pillar) mine including decline and conveyor, shafts and vent shafts;
•	Mineral processing plant including crushing, grinding and flotation;
•	High purity pharmaceutical salt plant;
•	Waste impoundment consisting of salt removed by flotation. Waste dump comprises two areas old dump (unlined), new dump (lined);
•	Water treatment facility including catch pond to collect and process underflow water from new dump area;
•	Additional water treatment facility at the Cardener River to collect and process waste dump underflow water (generated by old dump area);
•	Site offices and maintenance workshops.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

A general site plan of the Cabanasses mine workings is shown in Figure 4.5.

Figure 4.5: General Mine Plan of Cabanasses Mine (scale in km)

4.2.3.2	Vilafruns

The Vilafruns mine is currently non-operational and is on care and maintenance following cessation of mining operations in 2020. Local resources and infrastructure associated with the Vilafruns mine are still in place and includes the following:

•	Vilafruns underground (room and pillar) mine including decline, shafts and vent shafts;
•	Mineral processing plant including crushing, grinding and flotation;
•	Waste dump consisting of salt removed by flotation;
•	Site offices and maintenance workshops.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

A general site plan of the Vilafruns mine workings is shown in Figure 4.6.

Figure 4.6: General Mine Plan of Vilafruns Mine (scale in km)

4.2.3.3	Mining Personnel

The mines at Cabanasses and Vilafruns, and the Súria area in general, have a prolonged history of mining, and other industries, and so are well serviced with labour and infrastructure.  Cabanasses mine is located in the town of Súria with a population of around 6,000 and Vilafruns mine is located immediately to the north of the town of Sallent with a population of around 7,000.  The town of Manresa (the capital of the Comarca of Bages) has a population of over 75,000.

4.2.3.4	Tailings Storage

No tailings storage facilities are required by the operations.

4.2.3.5	Waste Disposal

Flotation reject material from the processing plants consists of salt and is dewatered and conveyed to surface impoundments for storage. In addition, an 80km pipeline (“Collector pipe”) is used to transport a proportion of this salt waste (as brine solution) for disposal in the Mediterranean via an outflow located to the south of Barcelona. The location of the pipeline is shown in Figure 4.7.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 4.7: Salt Transportation Pipeline from Catalan Potash Basin to Mediterranean

An additional pipeline (along-side the existing pipeline) is due for completion in 2024. With this second pipeline there will be sufficient capacity for all surplus salt produced by the operation to be transported for disposal in the Mediterranean. As such, no further surface waste disposal at the operation should then be required.

4.2.3.6	Processing Plant Sites

ICL Iberia has existing mineral processing facilities on site that has been in use throughout the history of the operations.

4.2.4          Physiography

Súria, where the Cabanasses mine is located, is situated in the valley of the Cardener river between Manresa and Cardona.  Vilafruns is located north of Sallent, in the valley of the Llobregat river.  Both rivers flow southwards into the Mediterranean, south of the city of Barcelona.  The broadly north-south valley floors are at an elevation of around 280masl and the surrounding hills rise steeply to almost 600masl.  Most of the infrastructure is focused along the valleys, hence why Cabanasses and Vilafruns are only around 10km apart in an east-west direction but over 30km via the main highways or 17.5km via smaller roads over the hills.

3 https://weather-and-climate.com/average-monthly-Rainfall-Temperature-Sunshine,suria-catalonia-es,Spain
4 https://weather-and-climate.com/average-monthly-Rainfall-Temperature-Sunshine,suria-catalonia-es,Spain

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

4.3          Rotem

4.3.1          Access

The Rotem, Oron, and Zin properties are located in the Negev desert, the region's largest city and administrative capital, Beersheba (pop. 209,687) is located in the north.  At its southern end is the Gulf of Aqaba and the resort city and port of Eilat.  The region contains several development towns, including Dimona, Arad and Mitzpe Ramon, as well as a number of small Bedouin towns, including Rahat and Tel as-Sabi and Lakyah.

Israel has a well-established and high quality road network making travel and access within the country, and to the ICL properties, relatively straightforward and efficient.  Rotem is 150km by road from Ashdod (Mediterranean port) via Route 258 and Highways 25 and 40.

The Zin mine is located at the end of the current rail network in the Negev desert.  It is approximately 150km north of Eilat and 125km South East of Ashdod.  It is linked via an internal private haul road to the Oron mine which is 10km from Zin.

Oron has very good road links to the main road network of Israel.  It is 2½ hours by road (total distance of 210 km by road) from Oron to the Port of Eilat (northern tip of the Red Sea).  Oron is a short distance from Route 206 which then links to Route 225 which passes through Yeruham.  Continuing west the route joins Route 204 for a short distance before joining Highway 40 one of the main arterial links within Israel.

Oron is linked to Rotem via Route 206 which joins Highway 25 further north.  Rotem is located a short distance east off Highway 25.  Rotem is approximately 30km north east of Oron and 17km east of Dimona.

It should also be noted that all three Rotem production areas are connected by rail to the port of Ashdod on the Mediterranean and by road to Eilat on the Red Sea.  Though exports are mainly handled via Ashdod – where ICL has its own dedicated facilities.  Exports to the Far East, Australia and India can be handled via Eilat.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

4.3.2          Climate

The Rotem, Oron and Zin properties are located in the Central Negev desert which has a typical arid climate and is dry and hot all year round.  Over the course of a year, the temperature typically varies from 6°C to 38°C and is rarely below 0°C or above 40°C.  The warm season lasts from May through to September with an average daily high temperature above 34°C.  The cold season lasts from November through to February with an average daily high temperature below 21°C.

Figure 4.8:  Average Monthly Temperature for Beersheba (South District Israel)5

The probability that precipitation will be observed varies throughout the year though is most likely in January, and least likely in June through August.  The total annual rainfall equates to around 500mm.

Figure 4.9:  Average Monthly Precipitation for Beersheba (South District Israel)6

Over the course of the year typical wind speeds vary from 0 m/s to 6 m/s (light air to moderate breeze), rarely exceeding 19 m/s (gale).  The highest average wind speed (light breeze) typically occurs around mid-June with the lowest average wind speed (light breeze) typically occurs around late November.

4.3.3          Local Resources and Infrastructure

Israel has a well-developed road network covering the whole country.  The road network used by ICL for the transportation of their products is maintained by the Israeli National Roads Authority.  Oron is accessed via a regional road Route 206 which is a single carriageway before linking with Highway 25.  ICL utilise Routes 204, 206, 225 and 258 which are classified as Regional roads and are all of a high standard single carriageway construction.  The main arterial links throughout the country are classified as Inter-City roads.  These are denoted by double figure categorisation.  Highways 25, 40 and 90 are the main ones used to link the ports of Ashdod and Eilat with the ICL sites.

5 https://weather-and-climate.com/average-monthly-Rainfall-Temperature-Sunshine,beer-sheva-south-district-israel-il,Israel
6 https://weather-and-climate.com/average-monthly-Rainfall-Temperature-Sunshine,beer-sheva-south-district-israel-il,Israel

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The current rail line is of standard 1,435mm gauge and is not electrified, although there are plans to upgrade the section to Beersheba in the future.  The existing railway between Dimona and Zin will need to be double tracked and electrified to facilitate the overall plans for the whole network to be upgraded and extended.

4.3.3.1	Power

The Rotem complex has five separate sources of electrical power:

•	Two primary electrical feeds from the Israeli National Grid (IEC); and
•	Three feeds from the refinery on site generation stations TG1, TG2, and Pama project power station.

The entire electricity requirements for Rotem is self-generated from the Sulphuric Acid plant production, whereby exothermic heat is used to heat water into steam to generate electricity.

At Oron, the electrical supply to the mine complex is obtained from the IEC, and comprises one overhead incoming power line operating on an 110kV, 3-phase, 50 Hz system, that is more than adequate capacity to deal with the expected maximum demand of 3.8 MW

The Zin electrical supply is obtained from the IEC.  The mine complex intake transmission and distribution substation comprises of one 110 kV incoming switchgear and two, 110/3.3 kV step-down supply transformers, each of 18MVA capacity, that is more than adequate installed capacity to deal with the mine’s expected maximum demand of 5.7MVA, with a normal operating load of 4MW.

4.3.3.2	Gas / Fuel Supply

Rotem’s processing refinery is supplied with natural gas from INGL (Israeli National Gas Ltd) which originates from Israeli Mediterranean Sea offshore gas fields.  The gas station is owned and operated by INGL and is securely locked and protected from unauthorised access.  Total plant gas consumption amounts to 5,000 m3/h.

ICL future plans are for the introduction of a natural gas supply at both Zin and Oron mine sites in order to fuel and power the rotary kiln dryers.  This will involve the conversion of the HFO burners to natural gas in the white acid drying plants.

At Rotem, Maastrichtian age oil shale, containing 10-22% organic matter, was mined as an energy source for the nearby Rotem power station.  The power station used around half a million tonnes of oil shale annually, which was mined and transported from the mining operation.  In 2022 the plant switched to natural gas and the concession for oil shale ended in May 2021 and was not renewed.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY
4.3.3.3	Water

The state-owned National Water Company (Mekorot) is responsible for bulk water supply through the national water grid and supplies all water required for the operations.

4.3.3.4	Mining Personnel

Being long and well established operations the personnel at each site are well serviced with labour and infrastructure of the region.

4.3.3.5	Tailings Storage Area

The tailings management facilities (TMF) at Rotem, Zin and Oron are constructed as wet tailings dams.  Reportedly the TMF have no base sealing as the slurry itself forms the seal, however their impact on groundwater is unknown.  A groundwater monitoring and water management system allows the water to be recycled and minimises the possible impact on groundwater by seepage.  The water, used to wash in the slurry, is either recycled into the plant or it evaporates.

4.3.3.6	Processing Plant Sites

Rotem, Oron and Zin all have processing facilities.  Phosphate rock mined at the Rotem mine and beneficiated at the Mishor Rotem plant was used ‘in-house’ for the production of phosphoric acid and fertilisers.  The Oron plant supplies washed and/or dry phosphate rock to the acid plant at Rotem, complementing the production from the Rotem mine and the Mishor Rotem beneficiation plant.

4.3.4          Physiography

The Rotem, Oron and Zin properties are located in the Central Negev rocky desert.  The Negev region covers more than half of Israel, some 13,000km² of the country's land area.  It forms an inverted triangle shape whose western side is contiguous with the desert of the Sinai Peninsula, and whose eastern border is the Arabah valley.  The Negev has a number of interesting cultural and geological features including three enormous, craterlike makhteshim (box canyons), which are unique to the region.

The Negev is a melange of brown, rocky mountains interrupted by wadis (dry riverbeds that bloom briefly after rain) and deep craters.  The topography is characterised by rocky desert, interrupted by wadis and rocky slopes.  The central Negev is characterised by impervious soil, known as loess, allowing minimum penetration of water with greater soil erosion and water runoff.  The high plateau area of Ramat HaNegev (The Negev Heights) stands between 370 and 520masl with extreme temperatures in summer and winter.  The area gets very low levels of rain per year (≈100mm), with inferior and partially salty soils.

Vegetation in the Negev is sparse, but certain trees and plants thrive there, among them Acacia, Pistacia, Retama, Urginea maritima and Thymelaea.  Hyphaene thebaica or doum palm can be found in the Southern Negev.  Carnivora found in the Negev are the caracal, the striped hyena, the Arabian wolf, the golden jackal and the marbled polecat.  The Arabah mountain gazelle survives with a few individuals in the Negev.  The dorcas gazelle is more numerous with some 1,000–1,500 individuals in the Negev and Nubian ibex live in the Negev Highlands and in the Eilat Mountains.  The Negev shrew is a species of mammal of the family Soricidae that is found only in Israel.  A population of the critically endangered Kleinmann's tortoise (formerly known as the Negev tortoise) survives in the sands of the western and central Negev Desert.  Animals that were reintroduced after their extinction in the wild or localised extinction respectively are the Arabian oryx and the Persian fallow deer.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

4.4          DSW

4.4.1          Access

Israel has a well-established and high quality road network making travel and access within the country, and to the ICL properties, relatively straightforward and efficient.  The DSW are located alongside Highway 90 which runs broadly north – south from the port of Eliat in the south, northwards alongside the Dead Sea and onwards through Tiberias on the Sea of Galilee in the north of the country.

Products from the DSW are transferred to either the port of Ashdod (Mediterranean) or port of Eilat (Red Sea).  For Ashdod, an 18 km conveyor transfers potash product from the DSW to a terminal at Tsafa and then onwards by train or road truck.  For transport to Eilat, road trucks are used for the entire journey.

4.4.2          Climate

At the DSW, the summer temperature rises to +35°C, and can sometimes reach +45°C, while the winter is still relatively warm.  The temperature scarcely drops beneath 10°C and the average in January is around 13°C.  The humidity of the air hardly exceeds 40% and it drops in the summer to an average of 23%.

Figure 4.10:  Average Monthly Temperature for the DSW (ICL)

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The Dead Sea area is in a “rain-shadow”, this is a unique phenomenon of desert areas evolving next to rainy areas.  Clouds form over the Mediterranean Sea and are blown eastward, climbing over the Judean Mountain range (average 800masl) they get cooler and the barometric pressure drops resulting in rainfall over the mountains.  The clouds continue onto the Jordanian mountain range, over 1,600masl, which receives a greater rainfall than the Judean Mountain range.  As a result, the Dead Sea receives very little rainfall, considerably less than 100mm of rain per year, while its neighbouring mountains get over 800mm on average.

Figure 4.11:  Average Monthly Precipitation for DSW (ICL: 2016 - 2021)

4.4.3          Local Resources and Infrastructure

Israel has a well-developed road network covering the whole country.  The road network used by ICL for the transportation of their products is maintained by the Israeli National Roads Authority.  The main arterial links throughout the country are classified as Inter-City roads.  These are denoted by double figure categorisation.  Highways 25, 40 and 90 are the main ones used to link the ports of Ashdod and Eilat with the ICL sites.

4.4.3.1	Power

The DSW has its own dedicated gas fired power stations, with 90MWh steam turbines and a 153 – 173MWh gas turbine.  Gas is piped into the facility directly from the national grid.

4.4.3.2	Gas / Fuel Supply

The DSW uses natural gas piped in from the national grid in order to fuel the power station.

4.4.3.3	Operational Personnel

Being a mature and well established operations the personnel at each site are well serviced with labour and infrastructure of the region.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

4.4.3.4	Tailings and Waste Disposal

There are no tailings facilities as such for the DSW.  However there is a salt/brine dump deposited on the pond sides and allowed to desiccate.  Future plans include returning the salt back to the northern Dead Sea basin.  Return water is recycled back into the northern Dead Sea basin via the Arava stream.

4.4.3.5	Processing Plant Sites

The DSW Salts (DSS) uses salts from various production streams to produce magnesium chloride, potassium chloride, salt and bath plants.  In addition, the DSW comprise a further two (2) plants producing chlorine and bromine, and a further three (3) plants producing chlorine (by product) and magnesium from carnallite.

4.4.4          Physiography

DSW is located immediately south of the Dead Sea (northern basin), within the Jordan rift valley, and comprises a series of ponds covering an area of 146.7km2.  Significantly the Dead Sea is at an elevation of 430.5m below sea level (the level of the DSW ponds are around 400m below sea level), is currently some 304m deep, and measures 50km north-south and 15km east-west (at its widest point) for a total area of 605km2.  The eastern boundary of the DSW demarks the border between Israel and Jordan and forms a raised levee.

4.5          YPH

4.5.1          Access

Haikou phosphate mine is located in the south and west of Dianchi lake and Kunming City.  The site is fully serviced by sealed roads.  The operation has a dedicated railway line and is within 6km of the Xishan Province’s main highway.

About 7km east of the mine is the Kunming-ZhongYicun-Yuxi railroad station at Baitacun, and to the north is the Reading Shop station.  It is connected with Chengkun Railway and can reach Kunming and Guiyang to the east and Dadu to the west, and Baitalcun railway station to Haikou.

The Haikou phosphate mine has a dedicated railway line into the mine area.  About 6km east of the mine is the provincial main highway Jin'an Expressway, which leads to Anning and Jinning, and about 10km east there is the provincial main highway Gaohai Expressway leading to Kunming.

The secondary roads in the mine area are intertwined into a network.  The traffic access is extensive.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

4.5.2          Climate

The Kunming region has a mild temperate climate with a short dry winter period.

The average temperature in the region is 15.4°C, the average temperature of the hottest month is 19.3°C, and the extreme maximum temperature is 31.6°C.  The average rainfall is 1,010mm, the rainy season is from May to October each year, accounting for 86% of the annual rainfall.  The average evaporation is 1,863mm, with the maximum evaporation at 2,126mm and the minimum evaporation at 484mm.  The average wind speed is recorded at 2.5m/s, with the most frequent wind direction being south and south-south-west.  The maximum wind speed is 19m/s.  The average relative humidity is described at 72.3%, with the maximum relative humidity of 84% and the minimum relative humidity of 58%.

Figure 4.12:  Average Monthly Temperature for Kunming (Yunnan), China7

Figure 4.13:  Average Monthly Precipitation for Kunming (Yunnan), China8

4.5.3          Local Resources and Infrastructure

As an established operation, the Haikou mine and process plant has all the required infrastructure and services required to continue the operation for the duration of the planned life of mine.  The mine has been in operation since the late 1960’s and the process plant has undergone a series of expansions over the years with the current infrastructure being adequate to cater for the plant and mine capacity.

7 https://weather-and-climate.com/average-monthly-min-max-Temperature,kunming,China
8 https://weather-and-climate.com/average-monthly-precipitation-Rainfall,kunming,China

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

4.5.3.1	Power

The mine and process plant are directly connected to the main electricity grid with the region being a major supplier of hydroelectric power.  All power requirements are met for the operations at YPH by this source with power distributed from the main transfer station around the site as required.

4.5.3.2	Water

The site has access to sufficient water for processing and mining activities.  The site is reasonably close to one of China’s larger river systems and has adequate supplies of water available for the processing needs of the operation.

4.5.3.3	Mining Personnel

Being long and well established operations the personnel requirements at the YPH operation are well serviced with labour and well-developed infrastructure of the region.

4.5.3.4	Tailings Storage Area

The tailings at YPH is a conventional wet disposal into a lined facility that undergoes regular inspections both by specialist mine staff and external government bodies.  The disused tailings dam area is progressively revegetated which reduces any potential impact from dust.

4.5.3.5	Phosphate Beneficiation Plants

The Haikou mine has two beneficiation plants for flotation and scrubbing.  The flotation plant processes low-grade phosphate and blends low grade with medium grade from the mine or purchased phosphate, based on reverse-flotation where the carbonates (mainly dolomite) are being removed (floated) and sent to a tailings pond.

The scrubbing plant can use only medium-high grade phosphate, mined, or purchased. The process is based only on removal of the fine materials after crushing, washing, and separating.

The target concentrate quality is 28.5% P2O5 which the minimum required by the chemical processing plant located at the “3Circle site”.  The annually concentrate from the flotation plant is 1.5 -1.6Mtpa and the fine product is pumped to the acid and fertilizer plant via a 6.5km pipeline.

4.5.4          Physiography

The YPH Haikou mining area is situated within the Xishan district of China.  The mine is located some 60km south-west of the city of Kunming close to the western side of the Dianchi lake.

The area around the Haikou mine in Kunming and Jinning is a basin-shaped terrain, and the terrain around the mine is of mid and low mountainous terrain with erosions cutting through, where the mountain peaks are undulating, and the valleys have developed. The mountain range extends from northwest to southeast in the shape of a long snake. The terrain is generally high in the southwest and low in the north and east; the north-east slope of the mountain ridge is gentle, and the south-west slope is steep. Photo 4.1 provides typical landscape at Haikou deposit site.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The highest elevation of the mine area is at the south-central part of the mine area, with an elevation of 2,482masl.  The lowest elevation is in the northern part of the mine area, with an elevation of 2,070masl.

The Haikou open pit mining and soil drainage conditions are good.

Photo 4.1:  Typical Landscape and Vegetation at Haikou - Block 4 (looking North) [Golder November 2021]

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY
5          HISTORY

5.1          Boulby

5.1.1          Property History

The potash deposits in North Yorkshire were discovered in 1939 by the D’Arcy Exploration Company while drilling near Whitby in search of oil. Between 1948 and 1955 Imperial Chemical Industries (“ICI”) and Fisons separately carried out extensive exploration for potash in the Whitby area.  Although this work established the existence of substantial deposits of potash and provided the initial indications of the polyhalite mineralisation that is currently the focus of mining, the two companies decided not to proceed with a mining project because of the considerable depth of the main potash seam and other uncertain technical factors.

In 1962 ICI, Fisons and Rio Tinto jointly re-appraised the position taking account of technical advances in the fields of mining and refining since 1955.  Again, it was decided not to proceed.

ICI restarted exploration in 1964 some 16km North West of Whitby near Staithes in an area where geological studies indicated the possibility of workable material at a shallower depth than previously encountered.  In 1968 Cleveland Potash Ltd, a newly formed company owned jointly by Charter Consolidated Ltd (37.5%), ICI (50%) and Anglo-American Corporation (12.5%), received outline planning permission to construct what became Boulby mine and processing plant.  ICI ultimately transferred their interest to Anglo American and De Beers who became the sole operators and following an asset swap Cleveland Potash Ltd was transferred to Minorco SA (a majority owned subsidiary of Anglo American).  Anglo-American, through Minorco, remained as operators until ownership was transferred to ICL in 2002.

Today ICL Boulby (trading as Cleveland Potash Limited) is a wholly owned subsidiary of the ICL Group Ltd.  ICL Boulby comprises of the underground mine, processing plant and surface infrastructure at the Boulby site.  ICL Boulby also owns the railway line from the mine site to Carlin How (at which point the remaining line to Teesside is owned by Network Rail) and hold the lease for the 22-acre port facility at Teesport.

5.1.2          Exploration History

The first discovery of potash, and the associated polyhalite mineralisation within the Zechstein evaporites in the area around Boulby, was made by D’Arcy Exploration in 1939.  The potash seam lies at a depth of 1,100 – 1,300m below the surface and beneath thick water bearing Triassic Strata (mainly the Bunter Sandstone) with the polyhalite seam being some 150 - 350m deeper than this.  Initial exploration for polyhalite was carried out in 2 programmes in 1999 and 2008.

The first polyhalite exploration programme was conducted in 1999 when a total of 12 NQ holes were drilled for a total of 1,874m.  This exploration programme was conducted with sub-vertical and vertical holes from the Z3 halite horizon some 150m above the polyhalite seam.  The programme focussed on defining the limits of the polyhalite mineralisation and a broad scale of stratigraphic change of the polyhalite horizons across the extents of the existing mine workings of the day.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The second drilling programme for polyhalite was conducted in 2008 and consisted of a total of five sub-vertical and vertical holes for a total of 897m.  This exploration was again conducted from approximately 150m above the polyhalite seam.  The data and hole positioning were used to define the stratigraphy for the sinking of a pair of declines into the orebody for the collection of a test sample of approximately 20,000t.

5.1.3          Production History

ICL Boulby switched to sole production of polyhalite during 2018 with the cessation of potash mining.  Production of polyhalite material from ICL Boulby is summarised in Figure 5.1 and based on figures from the mine hoist.  Production of potash and halite since 1970 at ICL Boulby are not included as they are not material to the extraction of polyhalite.

Annual Hoisted Polyhalite Tonnes
700,000
600,000
500,000
400,000
300,000
200,000
100,000
-
Hoisted (t)
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
Polyhalite

Figure 5.1:  ICL Boulby Production of Polyhalite by Year from 2009

5.2          Cabanasses and Vilafruns

5.2.1          Property History

The existence of salt was known in the Súria area since the 12th century where there was a small medieval salt mine (known from 1185) at Pla de Reguant.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Commercial development started in 1920 by Minas de Potasa de Súria, a subsidiary of the Solvay company which still has operations there today.  In 1922, production in Mina Súria began by exploiting carnallite, recovering potash by dissolution/crystallization method.  In 1933, because of the difficulties and costs of obtaining potash from the carnallite, sylvinite began to be exploited and in 1936 carnallite extraction ceased.  In 1940, following a short break in production due to Civil War, production resumed and from 1944 the company entered a period of profitability that was maintained until 1979.  Operations were expanded with the creation of the Cabanasses mine in 1960 and an addition of a fourth shaft at Súria in 1967.

In 1929, the potash deposits at Sallent were developed by Potasas Ibericas who operated the Enrique mine but in 1975 the mine was closed due to water ingress and flooding.  At Sallent, the Vilafruns mine was developed in 1948 by La Minera S.A. who sold the operation to Explosivos Rio Tinto in 1961.

The Súria and Vilafruns operations were merged into the state-owned company Súria K in 1986 with the group becoming Grupo Potasas in 1992.  In 1997, privatisation of the operations commenced, and Grupo Potasas was purchased by ICL Iberia (part of ICL) in 1998.  In 2001, 100% of the capital became ICL, and in 2008 ICL Iberia was fully instituted within the multinational group.  The Cabanasses and Vilafruns mines have been in continued ownership by ICL since this time. In 2020, the Vilafruns mine ceased operations and was placed on care and maintenance. All production from Vilafruns was transferred to Cabanasses.

5.2.2          Exploration History

Exploration undertaken at Cabanasses and Vilafruns is detailed in Section 7.2.

5.2.3          Production History

A summary of the production history of the Súria and Sallent processing plants is shown in Table 5.1. Up to 2006, ore feed for the Súria processing plant was sourced from the Súria mine (Shaft 4) and from 2004 Cabanasses mine ramped up production (to feed the Súria plant). In 2006, Súria mine ceased operations and production from here transferred to Cabanasses. Ore feed for the Sallent processing plant was sourced from Vilafruns. The Sallent processing plant is currently non-operational following cessation of operations at Vilafruns in 2020.

Table 5.1: Summary of Plant Production History
Year	Súria Processing Plant			Sallent Processing Plant
	Ore Milled (kt)	Head Grade KCl (%)	Product (kt)	Ore Milled (kt)	Head Grade KCl (%)	Product (kt)
1995	2,206.7	24.6	486.8	1,976.5	22.5	383.7
1996	2,179.7	24.4	455.8	2,647.8	21.9	468.6
1997	2,271.7	23.7	469.4	2,837.9	21.4	513.4
1998	1,937.6	22.5	373.4	2,519.5	20.2	431.1
1999	2,108.4	22.0	390.2	2,820.6	20.8	499.7
2000	2,189.0	22.8	428.5	2,571.7	20.0	441.5
2001	1,741.3	26.1	396.7	1,923.9	23.2	388.2
2002	1,526.6	28.0	382.6	1,420.1	23.5	295.2

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 5.1: Summary of Plant Production History
2003	1,827.5	26.7	437.7	1,988.2	22.9	404.8
2004	2,076.9	25.3	473.0	2,209.3	22.9	449.0
2005	1,905.0	25.3	438.6	1,896.7	22.9	385.7
2006	1,493.2	25.9	352.1	1,901.9	22.3	376.9
2007	1,489.7	27.2	377.6	2,123.8	21.9	413.2
2008	1,469.7	27.2	373.1	1,872.0	22.2	367.6
2009	978.5	28.3	258.8	1,630.9	21.7	317.3
2010	697.0	27.9	182.2	1,203.9	21.4	228.9
2011	1,669.3	26.4	408.4	1,945.1	22.4	388.0
2012	1,949.9	27.4	492.8	2,331.7	22.7	461.3
2013	1,922.1	27.1	480.3	2,308.0	23.5	481.6
2014	1,953.5	25.4	456.1	2,479.8	23.4	516.0
2015	1,925.7	26.1	461.7	2,525.9	22.9	515.0
2016	2,071.8	26.0	489.5	2,371.4	23.1	487.6
2017	2,329.4	23.7	492.4	1,816.8	23.2	371.6
2018	2,521.3	24.8	561.9	1,811.8	22.9	362.8
2019	2,666.6	23.8	569.2	1,182.8	22.5	234.0
2020	2,358.3	24.2	503.0	277.2	22.4	54.0
2021	2,533.5	26.4	598.7	-	-	-
Notes:
1. Feed to the Súria processing plant included ore from both Súria mine and Cabanasses mine up to 2006 (Production from Súria mine ceased in 2006. From 2006 onwards, all production from Súria mine was transferred to Cabanasses);
2. The 2018, 2019 and 2020 figures include some ore transported from Vilafruns to Súria plant for processing; and
3. From mid-2020 production from Vilafruns mine ceased and the Sallent processing plant is currently not operating).

5.3          Rotem

In 1952 the Negev Phosphate Corp. was formed at Oron with production of phosphoric rock commencing in 1956.  In 1975, Rotem Fertilizers Corp. was established in Mishor Rotem.  The Zin mine and plant followed in 1977.  Production of phosphoric acid commenced in 1981, the production of fertilizers was initiated in 1983.  In 1982, Amsterdam Fertilizers (Amfert) was acquired that created a larger group with fertilizers production capacity in Israel, the Netherlands, Germany, and Turkey.  Amfert was then merged with Rotem Fertilizers in 1989 which in turn was merged with Negev Phosphates in 1991.

In 2001, the management of Rotem Amfert Negev and Dead Sea Works (DSW) created the ICL Fertilizer division.

5.4          DSW

In the early part of the 20th century, the Dead Sea began to attract interest from chemists who deduced the sea was a natural deposit of potash (potassium chloride) and bromine.  A concession was granted by the British Mandatory government to the newly formed Palestine Potash Company in 1929.  Its founder, Siberian Jewish engineer and pioneer of Lake Baikal exploitation, Moses Novomeysky, had worked for the charter for over ten years having first visited the area in 1911.  The first plant, on the north shore of the Dead Sea at Kalya, commenced production in 1931 and produced potash by solar evaporation of the brine.  The company quickly grew into the largest industrial site in the Middle East, and in 1934 built a second plant on the southwest shore, in the Mount Sodom area, south of the 'Lashon' region of the Dead Sea.  Palestine Potash Company supplied half of Britain's potash during World War II.  The Kalya plant was destroyed by the Jordanians in the 1948 Arab–Israeli War.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The DSW was founded in 1952 as a state-owned enterprise based on the remnants of the Palestine Potash Company and in 1995 the company ICL Group Ltd. (ICL) and other affiliates were privatised.

5.5          YPH

5.5.1          Exploration and Ownership History

Prior to ICL’s 50% acquisition of the Project in 2015, there were several previous exploration campaigns targeting Phosphate at the Project site.  The first was during the 1950s followed up by significant campaigns in 1966, 1973 to 1974 and in the 1980s.  Table 5.2 provides a summary of the exploration and development on the Haikou deposit.

5.5.2          Development and Production History

Haikou mine was established in 1966 with an annual capacity of 0.4Mt, producing a phosphate rock concentrate of 0.1Mt.  The actual concentrate capacity reached 0.2Mtpa in 1972.  Yunnan Provincial Planned Economy Commission mandated an expanded capacity to 1.5Mtpa and submitted the planned task report to Ministry of Fuel Chemical Industry, which was approved in May 1974.  However due to state adjusted economics of the Project, the expansion to 1.5Mtpa was postponed.

In 1978 Haikou mine submitted a design and additional production scheme of 0.3Mtpa (expanding in the north area of Block 2 mining area).  Thereafter, the State decided to restore the construction of Haikou mine and approved the building of a mining project producing 0.6Mtpa.  The Mine Design & Research Institute of the Chemical Ministry submitted the preliminary design to the ministry in August 1987, and the Chemical Ministry approved the design in November 1987.

YPH built the current 2.0Mtpa beneficiation project of Haikou mine in 2005 and it was commissioned in 2007.  The mine processing capacity is currently ≈3.0Mtpa of which the scrubbing capacity is 1.0Mtpa, and the flotation capacity is 2.0Mtpa.

In 2015 ICL purchased 50% of Haikou.  Following some technological improvements, the mining capacity increased to 2.4Mtpa, and it reached to 2.5Mtpa in 2017.  The scrubbing plant was shut down in 2016 and it was re-opened in 2021.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 5.2: Exploration and Development History
Year	Group Engaged	Activity
1939	Kunming Copper Refinery	While searching for refractory copper, intersected phosphate rock interlayers in Zhongyi .
1955	528 geological team of Southwest Geological Bureau
Carried out exploration and evaluation of Kunyang Phosphate rocks. Carried out 1:50000 geological mapping and mineral survey and evaluation on the peripheral areas from Jinning (Kunyang) in the south, Fumin in the north, Yimen and Bajie in the West and Jincheng in the East.

1966	Team 9 of Yunnan Geological Bureau	Made a preliminary exploration and evaluation of Haikou phosphate mine on the north wing of xiangtiaochong anticline with 1:5000 geological mapping.
1973	13th geological team of Yunnan Geological Bureau
Completed the supplementary exploration work in mining areas I and II of Haikou Phosphate Mine and submitted the supplementary detailed exploration report phase I (mining areas I and II) of taoshuqing phosphate rock deposit in Haikou, Kunming City, Yunnan Province. The main physical workload completed includes 1:2000 geological survey over 4km2, drilling 3166.87 m, shallow wells 424.90 m and trenching 10999.89 m3.

1974	13th geological team of Yunnan Geological Bureau	Completed the supplementary exploration work in the third mining area of Haikou. Including 1:2000 geological survey over 4 km2, drilling 1421.08 m, shallow well 99m and trenching 1,135 m3.
1980	Yunnan Chemical geological team	Completed the exploration of Haikou Phosphate Mine № 4 mining area. Including 1:2000 geological survey of 1.8 km2, drilling of 2160.87 m, shallow well 82.64 m and trenching of 7,491 m3.
1991	Provincial Bureau of Geology and Mineral Resources	Approved the issuance of Haikou phosphate mine mining licence with Dian Cai Zheng Hua Zi [1991] № 011.
2008	Yunnan Geological Exploration Institute of Sinochem General Administration of Geology and mines	Completed the verification of resource reserves in four mining areas I, II, III and IV of Haikou phosphate mine. Including 1:2000 geological survey and 1:1000 exploration line revision survey.
2009	Ministry of land and resources of the people's Republic of China
Approved the Mineral Resource reserve review and Filing Certificate of the verification report of Haikou phosphate rock resource reserves in Kunming City, Yunnan Province in the form of gtzbz (2009) № 69.

2010	Yunnan Geological Exploration Institute of Sinochem General Administration of Geology and mines
Completed the field geological work of resource reserves verification within the mining area of Haikou phosphate mine. Including 6.38 km2 geological survey and 17.7 km2 1:1000 exploration line revision survey and establishment of 18 GPS E-class network. Report was submitted in Feb 2011.

2011	Yunnan phosphating group
Applied to the Provincial Department of land and resources for expanding the mining area and production scale. Approval was granted for expansion from 9.3118 km2 to 9.6022 km2, The minimum mining elevation is reduced from 2,200m to 2,140m, and the production scale is expanded from 600,000 tpa to 2.0Mtpa.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 5.2: Exploration and Development History
2012	Yunnan Geological Exploration Institute of Sinochem Geology and Mines Bureau
Completed Verification Report on Phosphate Resources Reserves in Haikou and submitted to The Beijing China Mining Federation Consulting Centre for review and mining rights approval. The report and reported resources and reserves were approved accordingly.

2013	Yunnan Geological Survey Institute of Sinochem Geology and Mine Administration
was commissioned by Yunnan Phosphate Group Haikou Phosphate Co., Ltd. to carry out the 2013 dynamic measurement of the mine reserves of Haikou Phosphate Mine. A 2013 annual report on Dynamic Measurement of Mine Reserves was completed. This involved 2010 to 2013 mining periods.

2014	Yunnan Phosphate Group Engineering Construction Co., Ltd.	Carried out the 2014 annual report on Dynamic Measurement of Mine Reserves.
2015	Yunnan Phosphate Group Engineering Construction Co., Ltd	Carried out the 2015 annual report on Dynamic Measurement of Mine Reserves.
2016	Yunnan Phosphate Group Engineering Construction Co., Ltd	Carried out the 2016 annual report on Dynamic Measurement of Mine Reserves.
2017	Yunnan Phosphate Group Engineering Construction Co., Ltd	Carried out the 2016 annual report on Dynamic Measurement of Mine Reserves.
2020	Yunnan Phosphate Group Engineering Construction Co., Ltd	Carried out the 2018-2020 annual report on Dynamic Measurement of Mine Reserves.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

6          GEOLOGICAL SETTING AND MINERALIZATION

6.1          Boulby

6.1.1          Geological Setting

6.1.1.1	Regional Geology

The polyhalite deposit mined at Boulby is located within the eastern extents of the Cleveland Sedimentary Basin which forms a sub-basin along the south western margin of the North Sea Basin as shown in Figure 6.1.

The Stratigraphy of the Cleveland Sedimentary Basin is like other areas of the North Sea Basin and can be separated into four major packages:

•
Pre-Permian Basement, this sequence is not exposed or dealt with directly within the mine workings or exploration.  The upper contact of the Carboniferous is a major and well-studied regional unconformity that can be seen on seismic data across the mine site and is associated with Variscan uplift.

•
The Permian age Zechstein Group overlies this basement material and consist of 4 major cyclic carbonate-evaporite sequences.  The Zechstein deposits outcrop for some 230km northward to the River Tyne from an inferred shoreline near Nottingham.  The regional dip of the Zechstein strata is gently to the East.  Thicknesses of 580m onshore and within the lease boundaries, thickening up to 1,200m offshore eastwards beneath the North Sea has been identified in various boreholes. This cyclical package consists predominantly of evaporitic chlorides, carbonates and sulphate rocks (Halite, anhydrite, dolomite, potash and most pertinent to this report polyhalite) subordinate occurrences of siltstones, mudstones also occur within this package.

•
Above the Zechstein lies a significant package of Mesozoic Sediments.  These are primarily composed of sandstones, mudstones, siltstone, shales and lesser dolomitic intervals.  Units to note are the Sherwood Sandstone’s which constitute a major regional scale aquifer with a thickness of approximately 270m and poses a hazard to disturbance by subsidence and fracturing from mine workings below.

•
The surface stratigraphy is dominated by a thin capping of Cenozoic glacial till.  This material is present across the mine site and its thickness varies dramatically with the existing surface topography of the region.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

0
20km
N
Redcar
Middlesbrough
PEAK TROUGH
Whitby
CLEVELAND
ANTICLINE
Robin Hood's Bay
Ravenscar
PEAK FAULT
CLEVELAND BASIN
LOCTON ANTICLINE
SCARBOROUGH DOME
Scarborough
ASENBY COXWOLD-GILLING FAULTS
Pickering
RED CLIFF FAULT
Thirsk
VALE OF PICKERING FAULTS
Filey
Malton
HOWARDIAN-FLAMBOROUGH FAULT BELT
Cretaceous
Triassic
Fault at surface
Fault beneath base of Chalk
Jurassic
Syncline
Anticline
Fault at base of Jurassic

ICL Boulby

Regional Geology of the Cleveland Basin and Surrounding area

Scale: as shown

Date:22/11/2020

Figure 6.1:  Regional Geology of the Cleveland Basin and Surrounding Area (after Powell, 2010)

6.1.1.2	Regional Structure

The Boulby Mine is situated in a location that has undergone several distinct structural deformation events since Precambrian times. Pertinent aspects of the occurrence and impacts of these events are outlined below with reference to the region and stratigraphy of interest.

•
Pre-Zechstein: Prior to the late Carboniferous (circa 650 Ma) a significant number of major deformation events affected the region and included the Cadomain, Acadian, Caledonian and Variscan orogenies.  The impact of these events was the development of a number of major structural trends covering a range of orientations.  These trends do not directly impact the Zechstein strata and the polyhalite however the resultant structures and faulting form weak zones that show signs of reactivation during Mesozoic and Tertiary and act to partially control and localise deformation during these periods.

•
Syn-Zechstein: The Zechstein sequence within the AOI is typically described as falling within the Southern North Sea area and within this context there is no published data suggesting active faulting during the deposition of the Zechstein in this region (Simon A. Stewart, 1995). Elsewhere in in the Central Graben (further to the North East) for example there is evidence of significant fault related extension during the Permian period (Hodgson, et al., 1992).

•
Post-Zechstein: The Mesozoic and Tertiary eras within the AOI represent a structurally significant range for the stratigraphy within the Boulby Mine.  Significant E-W extension occurred from the late Permian through to the early Cretaceous resulting in the formation of the North Sea Basin.  Along the southern margins of the larger central North Sea grabens (Viking, Central) a number of sub-basins were formed and separated by local topographic highs.  Several of these are orientated obliquely to the regional extension direction which is inferred to be the result of local trans-tensional deformation resulting from the re-activation of the pre-Permian structures.  During the late Cretaceous and early-middle Tertiary, the tectonic regime in the North Sea became contractional and resulted in the reactivation of some Mesozioc normal faults as reverse faults.  The Cleveland Dyke was also emplaced in the region at some stage during the Tertiary.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

6.1.1.3	Local Geology

The rocks of the Zechstein evaporites are the host package for both the Potash and Polyhalite horizons that were formerly and currently mined by ICL Boulby.  The various lithologies were deposited within the extents of the Zechstein basin, a large inland depression that existed within the supercontinent of Pangea and covered large parts of what is now northern Europe and the East coast of the UK.

It is generally accepted that most of the Zechstein deposits were formed as a result of the cyclic evaporation and recharge of significant shallow bodies of water within the basin centre areas and saline groundwaters in extensive and diachronous sabkhas in marginal areas.  The supersaturated brines that formed and migrated as a result of these cycles and the complex topography present in the area at that time have led to the formation of significant and often repeated sequences that include dolomite, anhydrite polyhalite, halite, carnallite and potash horizons.  The Zechstein deposits are characterised by at least four major cycles of evaporite rocks labelled in relevant literature as:

•	Z1 (the Don Group)
•	Z2 (the Aislaby Group)
•	Z3 (the Teesside Group): and
•	Z4 (the Staintondale Group).

The stratigraphy of each evaporitic cycle follows a well understood sequence.  The primary unit of formation consisting of Carbonate materials (e.g. the dolomites of the Kirkham Abbey Formation) followed by a cycle of sulphate deposition (typically gypsum and selenite). Finally, the top of each cycle is characterised by the appearance and formation of potassium and magnesium salts minerals (e.g. Sylvinite or Carnallite).  On a local scale there are both lateral variations and smaller scale sub cycles which can be identified.  A general view of the overall stratigraphy at the location of the Boulby mine shafts is shown in Figure 6.2 and a schematic interpretation of the variation in stratigraphy over the mine and lease area is shown in Figure 6.3.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Most of the primary deposits of the Zechstein basin have been strongly reworked both by tectonic forces and chemical alterations during burial and lithification as well as due to complex brine interactions in the subsurface.  These have led to the formation of extensive secondary and tertiary assemblages and structures with the rocks of the Z1 and Z2 including the target polyhalite horizons. Significant lateral variation is present within the Z1 and Z2 groups and is thought to result from distinct paleotopographic changes present across the AOI.   Evidence also exists for localised epithermal style alteration effects on the mineral assemblage in sections of the basin.

0 SURFACE
SEA LEVEL
100
200
300
400
500
600
700
800
900
1000
1100
1200
1300
1400
1500
DEPTH BELOW SURFACE IN METRES
JURASSIC
LIAS SHALES
Penarth Group
190 million YEARS
MERCIA MUDSTONES
TRIASSIC
SHERWOOD SANDSTONE
225 million YEARS
PERMIAN
PERMIAN EVAPORITES
CARBONIFEROUS
PERMIAN STRATA
1000
1100
1200
1300
1400
1500
HALITE WITH MUDSTONE INTERBEDS
HALITE
ANHYDRITE
MARL(CLAY)
POTASH
MINE LEVEL
HALITE
ANHYDRITE
DOLOMITE
ANHYDRITE
HALITE
ANHYDRITE
DOL/LST
(LOWER EVAPS)

ICL Boulby	Stratigraphic overview of Boulby Mine at the shafts
	Scale: N/A / Date: 22/10/2020

Figure 6.2:  Stratigraphic Overview of the Boulby Mine at the Shafts

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY
Figure 6.3:  Schematic Cross Section Showing Interpretation of Stratigraphic Changes Across the Mine and Lease Area

The polyhalite mineralisation at ICL Boulby is hosted within the Fordon Evaporites within the Z2 Aislaby Group.  Across the lease area the thickness of the Fordon and the contained polyhalite beds increases dramatically in an easterly direction from an average of 15m of polyhalite in the extreme west to >40m in the East.  A typical stratigraphic sequence through the Fordon evaporites is presented in Figure 6.4, but there is significant local and deposit scale variation due to the location of Boulby within the transitional zone between thinned shelf style sequence and the thickened basinal facies to the East.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Key
Z2 "Upper" Anhydrite
Halite
P1 - Anhydrite ± Polyhalite
P2 Polyhalite
P3 Polyhalite
Footwall Anhydrite
25m
20m
15m
10m
5m
0m
Z2 Halites (H1-3)
P1 - Uppermost Sulphate horizon, Ahydrite ± Polyhalite. Minor exotic minerals.
P2 - Polyhalite interbanded with discrete halite bands. Halite occurence and thickness decreases with depth
Change from P2 to P3 polyhalite is gradational and is defined by a decrease in the occurence of halite bands
P3 - Massive polyhalite. Halite occurrence confined to semi-continous bands/lenses which thicken locally in "dome" structures.
Footwall Anhydrite. Contact with the P3 undulates, possibly representing a chemical alteration boundary
Schematic Example of Grade Distribution in P2 & P3
Mining Horizon
0 20 40 60 80 100
Polyhalite %
Mining horizon typically located 2-4m above the footwall anhydrite

ICL Boulby	Detailed stratigraphy in the vicinity of the polyhalite ore body	
	Scale: see scale bar	Date: 22/10/2020

Figure 6.4:  Mine Stratigraphy in the Zone 1 Polyhalite Mining Area

6.1.1.4	Local Structure

Within the Boulby AOI there are several faults and local scale “horst” style blocks (interpreted to be primarily associated with paleotopographic features).  Most of the faults identified are inferred to be of Mesozoic age and follow the trend of the regional trans-tensional environment displaying normal displacements.  There are also a number of faults formed during or reactivated as Cretaceous-Tertiary reverse faults during contractional movements of this period. A significant strike slip fault striking to the NNE is also present and marks the eastern boundary of the first zone (Zone 1) of polyhalite to be explored and developed at Boulby.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The current mineral resource and reserves as well as current development within the polyhalite is contained exclusively within Zone 1 with a detailed geology of Zone 1 described in the following sections.  Zone 2 is at the time of writing still at under exploration and not material to the resources and reserves declared here which are for Zone 1 only.

The polyhalite is concentrated in a number of structurally isolated basin like areas defined for the sake of reporting, exploration and development from herein as “Zone 1” and “Zone 2”.  These “Zones” are bounded by two distinct major faulting trends as shown in Figure 6.5.

Large scale basin bounding extensional faults exist to the North of the deposit and extend on an East-West trend across both the potash and polyhalite deposits with the Zechstein evaporite horizons downthrown to the South and thinned in the immediate hanging walls.   The second main trend that is observed consists of a suite of NNW-SSE trending extensional faults. These faults are associated with, and mirror on a small scale the graben style extensional faulting of the Mesozoic era seen at the Western extents of the lease area in the Peak Trough system.

Figure 6.5:  Structural Setting and Location of the Polyhalite

Faulting in and around the mine has been mapped and interpreted using data from a range of sources including; underground and surface potash exploration drilling, British Geological Survey maps, purchased 2D Seismic lines and seismic reflection data shot in 2011 by ICL Boulby. Using this approach, the faults in the AOI have been divided into 3 groups; high displacement faults (throw ≥60m), low displacement faults (throw ≤60m) and strike slip faults.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

High displacement faults show significantly greater lateral extent and as such can be delineated with higher confidence as they cross multiple seismic lines and volumes as well as being intersected in numerous exploration drill holes.  They are also typically associated with significant halokinesis (salt flow) resulting in significant changes to the thickness and some overfolding of the stratigraphic sequence within the Fordon Evaporites.  These larger fault structures also typically have a large enough vertical extent that they commonly penetrate the overlying Triassic-Jurassic Bunter and Sherwood sediments.  Such faults pose significant risk of inrush to mine development and exploration drilling where not subsequently healed by halokinesis and are therefore used to form a “bounding box” in many areas of Zone 1 ensuring that polyhalite material in these areas do not form part of the mineral resource.  The exploration of Zone 2 has also been constrained by these high displacement faults, in particular the Whitby Fault and Peak Faults which shape the eastern portions of the exploration area.

Low displacement faults have also been observed and delineated within the mine workings and exploration drilling and seismic datasets. In contrast to the high displacement faults these structures typically do not show significant salt thickening and most appear to terminate at varying levels within the Zechstein deposits.  Drilling and seismic data from Zone 1 have shown these low displacement faults can produce passive monoclines within the polyhalite and adjacent strata rather than brittle offsets, in these scenarios polyhalite appears to drape over offsets in the top of the Kirkham Abbey Fm.  Associated small scale fracturing and the presence of small hydrocarbon shows in the vicinity of these structures points towards an unsealed but limited connectivity between the polyhalite horizons and the Kirkham Abbey FM below.

Whilst some low displacement faults have been delineated within and surrounding Zone 1 it is not clear that all of these structures have been identified to this point due to commonly low lateral continuity and limited drilling information to the East of Zone 1.

Strike slip faulting appears to be the least common or perhaps the hardest to identify within the various datasets available for the AOI.  The major example of this type can be found marking the far eastern limits of Zone 1 and trending to the NNW.  Data from existing developments in other horizons of the Zechstein and some exploration to polyhalite in the vicinity of this structure show that polyhalite is present on both sides of this structure but also highlight the presence of numerous and sometimes significant hydrocarbon shows, collapse breccias and halite “pipe” structures cross-cutting other stratigraphy and present at various levels within the Zechstein strata.  These features suggest that this particular fault and possibly others of this type or trend have significant potential to connect the various stratigraphy including the polyhalite with major fluid reservoirs such as the Sherwood Sandstones and Brotherton FM and Kirkham Abbey FM Dolomites.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Faults with throws of <15m are below the resolution of the seismic data and can only be identified with direct contact in exploration drilling or mining developments in the polyhalite and therefore the number of these structures within Zone 1 is not known.  Given the complex history of deformation across the AOI it is likely that there are significantly higher numbers of these faults than there are with throws between 15 and 60m.  These faults will most likely form clustered distributions around high displacement faults and to a lesser degree low displacement structures.

The effects of low displacement faulting on the polyhalite quality, seam thickness and continuity are not yet fully understood. The zone bounding faults are major high displacement features, the fault system to the north of Zone 1, known as the North 1 Fault, has resulted in significant plastic flow of the potash and halite units, displacing and thinning the potash seam immediately above the main faults whilst producing a series of overfolds and thickening of the potash seam on the downthrown side. In seam exploration drilling of polyhalite approx. some 150m below the potash indicate comparable trends in the footwall polyhalite sequence approaching this fault.

The full effects of the faulting on polyhalite remain poorly understood given the lack of exploration drilling into and beyond these bounding systems. Currently drilling in these areas is not undertaken due to the potential risk of gas and oil inrush should the faulting connect the polyhalite mining horizon to the Kirkham Abbey Formation, a dolomite which is a known hydrocarbon reservoir both locally and regionally within the North Sea Basin.

It is noted that while the faulting has a negative impact on the local (≈km scale) continuity of the polyhalite seam it is not significantly affected on a regional scale (≈10s km scale) as shown by the presence of significant polyhalite seams in both near mine exploration drill holes in Zone 2 and in adjacent properties as well as numerous onshore and offshore historic hydrocarbon drill holes.

The polyhalite within Zone 1 is defined for the purposes of this report as only the material contained within the S2/P2 and S3/P3 Polyhalite Horizons.

6.1.2          Mineralisation

6.1.2.1	Summary

Zone 1 is currently the sole focus of both mining and exploration within Boulby for polyhalite.  The polyhalite mineralisation in Zone 1 is hosted within the Z2 cycle stratigraphy and consists of a zone of stratified massive and interbanded sulphate mineralisation (primarily polyhalite) hosted between an upper and lower bounding unit of Anhydrite, the full sequence of stratigraphy is shown in Figure 6.6.  The sequence has been intercepted in several boreholes, both vertical and sub-horizontal predominantly in the western extents of the Zone 1 area.

Three separate polyhalite horizons are identified in the boreholes from Zone 1 these have been termed P1, P2 and P3 respectively.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Increasing Depth ↓	EZ3	Billingham Main Anhydrite
		Brotherton Dolomite
	EZ2	Z2 Upper Anhydrite
		Z2H1 Halite
		Z2H2 Halite
		Z2H3 Halite
		Sulphate 1/Polyhalite 1
		S1/P1 Halite
		S2/P2 Polyhalite
		S2/P2 Halite
		S3/P3 Polyhalite
		Footwall Anhydrite
		Kirkham Abbey Formation

ICL Boulby	Mine stratigraphy in the vicinity of the Polyhalite	
	Scale: N/A	Date:22/10/2020

Figure 6.6:  Mine Stratigraphy in the Vicinity of the Polyhalite

6.1.2.2	P1 Polyhalite

The P1 polyhalite horizon represents the first (chronostratigraphically the last) horizon of polyhalite representing a final period of polyhalite sulphate deposition, it is also observed to be a somewhat variable horizon with complex mineralogy and occasionally high numbers of trace minerals present.  The predominant minerals present in this horizon are polyhalite (30 - 80%), anhydrite (6 - 40%), and halite (20 - 45%) data from Cleveland Potash Limited (CPL) and British Geological Survey (BGS) assays by wet chemistry and XRD (Hards, V. L., 1999).  Noticeable undissolved residue was generated during wet chemistry tests and this was further assayed by the British Geological Survey (“BGS”) using XRD (Wagner. D., 2009) and shown to be composed of Magnesite, MgCO3, Szaibelyite, MgBO2(OH) and minor amounts of talc and some form of mica as well as traces of gypsum and halite.  The P1 and is typically developed in the drill core samples as a package of thinly bedded (1 - 5cm) finely crystalline anhydrite/polyhalite dominated massive material (<1mm) displaying elements of saccharoidal and vitreous texture respectively.  Well-developed and pervasive halite pseudomorphs after gypsum are present throughout the lower portions of the P1 horizon and typically aligned perpendicular to the bedding with distinct upward growth textures visible (D.Hovorka, 1992).

The massive pseudomorphs of the lower portions transition upwards into much thinner and seemingly more continuous beds of 2-5cm thickness with smaller but still well-developed pseudomorphs growing from each darker silty horizon (Figure 6.7).

The P1 horizon is present across the explored extents of Zone 1 with no evidence of significant changes to thickness.  The P1 horizon is not considered within the reserve or resource estimation as its thickness is typically no more than 3 - 5m and the ratio between polyhalite, anhydrite and halite can vary dramatically.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Fine scale layering at the top of the unit
Z2H1 HALITE
P1 POLYHALITE
1.4m
P1 HALITE
Layered pseudomorphs

ICL Boulby	Illustrative photograph of the P1 Polyhalite
Scale: as shown	Date:22/11/2020

Figure 6.7:  Illustrative Photograph of the features of the P1 Polyhalite in section in a Mining Roadway

6.1.2.3	P1 Halite

Below the P1 horizon, a further halite unit is present and described herein as the “P1/Halite”.  This unit is distinct in its relatively featureless appearance; the halite is a pale even grey colour with little or no included silty/clay material visible.  The P1 halite is comparable to the EZ2 halite in that there is currently no detailed analysis of trace element data for this horizon.  Geological logging of this horizon has shown major mineral chemistry is near constant with halite as the primary mineral (>85%) with supporting minor amounts of anhydrite, sylvite, kieserite, carnallite and silt possible.  No trace element analysis of the silts or the remainder of this horizon are currently available.

6.1.2.4	P2 Polyhalite

The “P2” polyhalite is a complex mixture of interbedded halite and polyhalite horizons often with thin silty boundary layers and with alteration textures and mineralogy varying from location to location.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The main constituents identified in the sampling are halite and polyhalite with the levels of halite reducing with depth and polyhalite increasing to become the dominant mineral.  Accessory minerals include anhydrite (in rare situations this may dominate the assemblage), magnesite, carnallite, sylvite, glauberite, kieserite, ettringite.  The P2 is strongly bedded and banded throughout with both sharp and diffuse bedding contacts frequently present at all depths. Discontinuous halite lenses are also a common feature within the P2 horizon making correlation of specific bands and position within the unit difficult.  The texture is a combination of equigranular cubic halite, void fill halite and the pale translucent and strongly vitreous texture of high purity polyhalite.  A well-developed conchoidal fracture is a further feature observed throughout the polyhalite beds within the P2.  The beds of polyhalite range from massive and uniform to broken and intermixed bands where interstitial halite and void filling halite serve to separate moderate sized (2 - 20cm) angular blocks/fragments of polyhalite. Frequent minor (0 - 10%) occurrences of magnesite and anhydrite are often present and give a cloudy appearance to the otherwise translucent polyhalite beds.  Texturally the appearance of minor constituents often highlights an underlying pseudomorphic texture (as seen more clearly in the P1) suggesting that alteration to polyhalite within the P2 horizons is responsible for a strong degree of overprinting and obfuscation of the former textures and mineral assemblages.

Polyhalite grade of the P2 horizon broadly increases with depth as the halite present in distinct beds reduces, associated with gradual transition in formation conditions to a more stable (postulated to be deeper water) situation where deposition of primarily monomineralic beds was more likely. Trace elements appear to be present throughout the unit and appear to have some connection to the conditions and formation of the P3 horizon below where cloudy disseminations and even bands of minerals such as magnesite are often present where the P2 measures above contain elevated levels of these minerals.

6.1.2.7          P3 Polyhalite

The P3 is typically a massive unit of polyhalite with individual beds separated by halite filled bedding planes all of which have a silt rich margin.  Alteration of the polyhalite to a range of other minerals is common and significant bands of Magnesite and Anhydrite are not uncommon as well as large bodies/domes and fracture fillings of halite.  The mineralogy of the P3 horizon is dominated by polyhalite with contents averaging >85% polyhalite, ≈4-8% halite, ≈5% anhydrite and ≈2-5% other minor minerals such as magnesite, ettringite, glauberite. Frequent areas of very high purity polyhalite are present particularly in the West of Zone 1 where polyhalite content frequently exceeds 90% over a 4m height.  A key series of mineralogical and textural features occur across the P3 and their presence typically constitute the largest material impact on the quality and extraction of the ore as outlined below.

The first and most pervasive features of the P3 polyhalite horizon are the halite bands.  Halite is present throughout the P3 as locked crystals dispersed within the polyhalite layers and typically representing less than 2% of a given mass of rock.  However, halite is also present as linear and laterally extensive bands (some bands have been traced continuously for over 100m in multiple directions through workings).  These halite bands are parallel to bedding within the polyhalite which although not always obvious is visible in any thin section of the P3 with suitable lighting.  These halite bands range in thickness from <1mm and barely visible except for the break in the otherwise smooth vitreous surface of the polyhalite up to tens of centimetres thick with some of the largest examples seen over 50cm in thickness. The thickness of these halite bands is far from constant with pinching and swelling of each individual band occurring at the centimetre scale laterally. The halite is always of a glass like transparency and with well-developed cubic crystals 2 - 8cm across.  The crystals display void filling growth textures with uninterrupted cubic forms that grow outward from the silty boundaries.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

These halite bands appear to be present at many, but not all the relict bedding surfaces within the P3.  Associated with these halite bands are thin (typically <1mm) grey silt partings at both the upper and lower contacts with the polyhalite.  These partings and the boundaries with the polyhalite are somewhat irregular on a centimetre scale but typically a smooth and sometimes graphitic appearance that gives the impression of having been draped or settling sediment over the pre-existing mineral surface below before later lithification.  Some limited evidence of shrinkage cracks has also been observed to be preserved within these silts at levels near the top of the P3 horizon.  The material reasons for discussing these halite bands is that they present a significant deleterious element that can easily reduce the run of mine grade from a given mining heading to below that which is acceptable for blending into a suitable ROM for hoisting.  It takes little more than a 30 - 40cm halite band across a single 4 x 8m heading to reduce the average polyhalite content of the ore produced to below 89.6%.  As such quantification of halite in the headings and representative sampling of these bands is critical to the modelling and scheduling of a suitable ROM to produce in specification products.

6.1.3          Deposit Types

The Boulby polyhalite mine sits within a significant SO4 and Ca rich evaporite deposit.  Evaporites are defined by the AGI (American Geologic Institute) as water-soluble mineral sediment that have formed from concentration and crystallization by evaporation from an aqueous solution.  There are two types of evaporite deposits with most identified deposits classified as marine type.  Non-marine type deposits are also known globally and are found in standing bodies of water such as lakes.  Evaporites are considered important sources of Potassium in the form of sylvite, carnallite and other potassium minerals for a range of uses from fertilizers to chemical production.  Salt for various purposes is also a major product of the global evaporite inventory.

Within the United Kingdom Permian stratigraphy, marine type evaporites were formed episodically within a cyclical succession of marine sediments (dolomite, limestone, evaporites, red mudstone and siltstones) between 272.3 Ma and 252.2 Ma forming a sequence known as the “Zechstein Group”, these lithologies were developed across the limits of the Zechstein basin and sub-basins, covering Northern England, the North Sea, Holland and Germany.

The formation in the Boulby area of a local shallow sub basin structure with a barred margin was coincident with the Z2 cycle of evaporitic deposition and resulted in the formation of a partially isolated and shallow body of brine within which primary gypsum/selenite deposition dominated and subject to cyclical repetition for much of the period.  Later diagenesis related changes and brine flows across the region led to the alteration of much of this cyclic package to polyhalite with associated anhydrite.  Examples of this conversion process can be seen when analysing polyhalite material at microscopic scales.

The deposit at Boulby is typical of a massive stratiform evaporitic deposit and in this location has been subject to only minor tectonic reworking after diagenesis and burial.  The resultant polyhalite deposit is regionally flat lying and with lateral extents far exceeding its vertical thickness.  Major economic mineralisation is constrained between halite’s and other sulphate horizons.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

It has been shown that a major controlling influence on mineralisation in the Southern Portion of the Zechstein basin was the paleoenvironmental conditions and topography present in and around the local sub-basin during the formation/deposition period of the Z2 cycle of evaporites.  The major constraints on the lateral extents of polyhalite ore are typically larger scale fault structures and former “high ground” and barrier ridge areas.  Ore grade and thickness are also controlled to some extent by these large structures but also on a more local scale by the existing sulphate mineral framework in existence before conversion to polyhalite took place, with some areas of Zone 1 apparently undergoing more complete conversion to polyhalite with resultantly higher purity and destruction/obfuscation of early textures.

Similar occurrences can be seen around the margins of the former Zechstein basin although none have been shown to be as extensive as those in the Boulby sub basin.

It is believed that these often-contemporaneous deposits are constrained in their ultimate extents by the local paleotopography present at the time of formation, structural complications in those specific areas and the conditions within the diagenetic environment post burial.

The stratiform and laterally extensive nature of the deposits at ICL Boulby would in a typical situation lend themselves to exploration in a grid like manner from surface at an initial wide (250 - 750m) scale followed by infill of prospective resources to sufficient detail (10 - 50m) to enable planning and scheduling of detailed designs.

However, the offshore location of much of the Boulby Mine and its pre-existing infrastructure means that exploration of the polyhalite has had to adapt to generate similar data from a position at depth within the polyhalite seam in most cases.  As such the exploration model relies upon a detailed understanding of the paleogeography of the Zechstein strata at the local and regional scales whilst also relying heavily on 3D and 2D seismic information to map and investigate paleotopographic trends and faulting related structures.  The stratiform nature then relies upon collecting as much of a regular grid of information from low-angle sub-vertical (underground) boreholes as possible.  Where knowledge and infrastructure allow, intersection of the seam with vertical boreholes from workings in the Z3 halite above are carried out to assist in assessing the true vertical extent of ore body features.

Ultimately knowledge of genesis and subsequent chemical and structural events are key to creating an exploration model for targeting polyhalite in Boulby type settings.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

6.2          Cabanasses and Vilafruns

6.2.1          Geological Setting

6.2.1.1	Regional Geology

The ICL Iberia deposits of Cabanasses and Vilafruns are located within the east of the Ebro Basin, a foreland basin on the southern flank of the Pyrenees. The Ebro Basin is a Cenozoic Basin and was formed by the uplift of the Pyrenees during the Alpine Orogeny (upper Cretaceous to lower Miocene) due to the collision of the Iberian and European plates which resulted in a partial subduction of the Iberian lithosphere to the north.

The basin consisted of a northwest-southeast trending trough that was connected to the Atlantic Ocean through the Bay of Biscay and was confined by three mountain massifs: the Pyrenees to the north, the Iberian Range to the southwest and the Catalan Coastal Range (“CCR”) to the southeast. The basin is wedge shaped, thickening towards the north with an overall basin depth of up to 3km.  The location of the ICL Iberia deposits within the Ebro Basin is shown in Figure 6.8.

Figure 6.8:  Location of the ICL Iberia Deposits within the Ebro Basin of the Iberian Peninsula
(Vergés et al, (2002))

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The Ebro basin developed as a marine basin during the Eocene (from 55 to 37Ma). The ICL Iberia deposits are located within the northeast of the Ebro basin within a sub-basin termed the Catalan Potash Basin (“CPB”). During this time, the CPB was filled with sea water and in the Catalonia area, this sea was approximately 40km wide and collected sedimentary deposition through rivers and deltaic systems of Sant Llorenç del Munt and Montserrat to the south, and Busa to the north with sediments derived from the surrounding rocky massifs of the Pyrenees and the CCR

During the upper Eocene, uplift of the Western Pyrenees triggered the closure of the Ebro basin, and it became isolated from the open sea. Evaporitic cycles produced by a hot climate resulted in intense evaporation of sea water. The decreasing volume of water within the basin resulted in increased concentrations of dissolved salts and eventual precipitation of evaporitic minerals such as gypsums, sodium and potassium salts which accumulated on the deltaic marine sediments of the seabed. The overall evaporite sequence within the Catalonia depocenter of the CPB can be up to 300-500m in thickness and is termed the Cardona Formation. The deposition of the Cardona Formation (37 Ma) marked then end of marine deposition within the basin and the beginning of continental deposition.

As the foreland basin stage ended, an intermontane basin stage commenced and was limited by the Pyrenees, the CCR and the Iberian Range. During the Upper Eocene and Oligocene, an internal fluvial network delivered sediments to the Ebro Basin which was characterised by a large central lake. These fluvio-lacustrine deposits were deposited on top of the evaporite sequences and mark the transition to continental conditions.

The regional geology of the Pyrenees and associated foreland Ebro Basin is shown in Figure 6.9.  A simplified geological cross section along the highlighted profile is shown in Figure 6.10.

ECORS Bay of Biscay
Atlantic Ocean
Bay of Biscay
ECORS Arzacq
France
Massif Central
Santander
Aquitanian Basin
Toulouse
Bilbao
San Sebastian
Pau
Tarbes
ECORS PYRENEES
Carcassonne
Narbonne
Cross Section Profile
Bay of Lyon
Vitoria
Western Pyrenees
FP
Pamplona
Central and Eastern Pyrenees
Perpinyà
Burgos
Logroño
Jaca
Andorra
USC
Tremp
B
P
Ripoll
Huesca
M
S
SM
Girona
Zaragoza
IBP Deposits
Lleida
Duero Basin
Iberian Range
Ebro Basin
ESCI CCR
Coastal Ranges
Catalan
Barcelona
Tarragona
ESCI CCR
Mediterranean Sea
València Trough
Neogene-Quaternary
Eocene-Miocene
Eocene-Oligocene
Late Cretaceous-Paleocene
Early Cretaceous
Basement
thrust
blind thrust
normal fault
0
50
100 km

Figure 6.9:  Regional Geology of the Pyrenees and Ebro Basin (Vergés et al, (2002))

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 6.10: Simplified Cross Section of the Pyrenees and Ebro Basin (Vergés et al, (2002))

6.2.1.2	Local Geology

Stratigraphy

The Ebro basin is underlain by Triassic to Late Cretaceous syn-and post-rift sediments related to the opening of the Atlantic and Tethys Oceans and the Bay of Biscay. Major sedimentary basins developed along the margins of the area that is presently occupied by the Ebro basin, which remained as a relatively stable block during most of the Mesozoic until the Late Cretaceous, prior to the onset of north-south convergence of the Iberian and European plates. Marine sedimentation within the developing Ebro foreland occurred during the Eocene. In the upper Eocene, sedimentation changed from marine to continental during emplacement of the thrust sheets. Marine infill of the basin ended after deposition of the evaporites of the Cardona Formation. At Cabanasses and Vilafruns, the Cardona Formation includes the following lithologies (stratigraphic youngest to oldest):

•	Hangingwall package (90m) of carnallite and halite;
•	Mine package (15m) of halite and potash;
•	Footwall package of:
o	Massive halite (100-500m);
o	Semi-massive halite in the upper 20m;
•	Marker horizon of basal anhydrite (5m).

Overlying the Cardona Formation are continental sediments that include alluvial and fluvial sediments prograding over a lacustrine system. The lacustrine deposits are represented by the Barbastro and Castelltallat Formations of late Eocene to Oligocene age. The Barbastro Formation consists of 30m of gypsum and interbedded lutities and the Castelltallat Formation is represented by 100-200m of marls and interbedded limestones.

The deposits of the Barbastro and Castelltallat formations are interbedded with and grade southward and northward into alluvial and fluvial sediments of the Súria, Solsona and Artés Formations. The Solsona and Artés Formations are fine to coarse grained red sediments interpreted as alluvial fan deposits. The Solsona Formation washed from the Pyrenees and grades into the Súria Formation sandstones. The Artés Formation originates in the Catalan Coastal ranges. The upper most deposits in the eastern Ebro foreland basin are assigned to the upper part of the lower Oligocene.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

A summary of the stratigraphy of the main formations of the Eastern Pyrenean foreland basin is shown in Figure 6.11 and a detailed stratigraphy of Cabanasses and Vilafruns is shown in in Table 6.1.

Figure 6.11:  Main Formations of the Eastern Pyrenean Foreland Basin (Vergés et al, (2002))

Table 6.1: Detailed Stratigraphic Column for Cabanasses Area
Epoch	Formation	Unit	Series	Description	Thickness
Oligocene	Solsona	U17	Upper Series	Sandstones, conglomerates, lutites and marls	?
		U16	Intermediate Series	Sandstones, lutites and marls	?
		U15	Transition Series	Red mudstone, sandstones and limestones	250-300m
Eocene	Artés	U14	Marker Horizon	Limestones	5m
		U13	Súria Beds	Limonites and sandstones with interbedded limestones	150-200m
		U12	Marker Horizon	Microconglomeritic sandstone	5m
		U11b	Marker Horizon	Limestones - "Calizas del Castillo o del Tossal"	5m
		U11a	Marker Horizon	Limestones - "Calizas del Mas Torquer"	5m
		U10	"Capas de Súria"	Limonites and sandstones with interbedded limestones	100m
		U9	Marker Horizon	Limestone - "Calizas del Cogullo"	5m
		U8	"Capas de Súria"	Limonites and sandstones with interbedded limestones	150m
		U7	Marker Horizon	Massive gypsum, lutite and halite - "Yesos de la Estacion"	20-50m
	Castelltallat / Súria	U6	"Unidad Lacustre del Tordell"	Limonites, marls and layers of limestone	150-200m
	Barbastro	U5	"Miembro Arcilloso-Evaporitico Superior"	Limonites and marls, centimetric layers of gypsum, halite, thin layers of limestone	30-40m
	Cardona	U4	Hangingwall Package	Halite (with clay partings)	30-50m
		U4		Carnallite interbedded with halite ("CAPA C")	5-20m
		U4		Halite	5-15m
		U4		Carnallite	3-7m
		U4	Mine Package	Transformada (altered carnallite)	1-2m
		U3		Seam B ("CAPA B")	2-3m
		U3		Sal Entrados (middle halite)	3-6m
		U3		Seam A ("Capa A")	4-5m
		U2	Footwall Package	Semi-massive halite	10-20m
		U2		Massive halite	100-500m
		U1	Marker Horizon	Basal Anhydrite	10-15m
	Igualada	U0	"Margas de Igualada"	Grey-blue marls with beds of limestone	>1000m

A cross section profile through the Cabanasses Mine is shown in Figure 6.12 and the stratigraphy through this section is shown in Figure 6.13.  The underground drillholes within the halite and potash seams of the Cardona Formation are also shown.  The stratigraphic units are the same as those described in Table 6.1.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

N
6500N
6000N
5500N
5000N
4500N
4000N
3500N
A'
A
500m

Figure 6.12:  Location of Stratigraphic Cross Section Through Cabanasses Mine

Figure 6.13:  Cross Section Showing Stratigraphy of Cabanasses

Structural Geology

The south-eastern Pyrenean fold and thrust belt, within the northeast of the Ebro Basin, exhibits a series of detached and thrusted anticlines associated with detachment of the Cardona Formation evaporites. Contractional structures are extensive and include wide synclines separating narrow anticlines and are characteristic of fold belts developed above salt. Within the local area of the ICL Iberia deposits, the Oló, Súria and Cardona anticlines are the most significant.  A plan showing an inset of the northeast of the Ebro Basin is shown in Figure 6.14 and the associated anticlinal structures are shown in Figure 6.15.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Atlantic Ocean
N
France
Massif Central
Santander
Western Pyrenees
Pamplona
Central and Eastern Pyrenees
Beuda Fm
Ebro basin
Barbastro Fm
Cardona Fm
IBP Deposits
Duero basin
Barcelona
Mediterranean Sea
0 50 100 km
Neogene-Quaternary
Eocene-Miocene
Evaporitic horizons
Mesozoic-Paleocene
Basement
thrust
normal fault
folds
Simplified from Vergés 1993

Figure 6.14:  Plan Showing Inset of Northeast of Ebro Basin

Figure 6.15:  Inset of Figure 6.14 Showing Main Anticlinal Structures of the Northeast Ebro Basin (Sans (2003)) [SPMT – South Pyrenean Main Thrust]

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

A cross section through the El Guix, Súria and Cardona anticlines along the section line (shown in Figure 6.15) is shown in Figure 6.16.

Figure 6.16:  Cross Section through El Guix, Súria and Cardona Anticlines (Sans (2003))
[location of mines is shown as larger well symbols and location of surface drillholes as smaller wells]

El Guix Anticline

The south verging El Guix anticline extends for more than 20km northeast. The structure comprises a long north-dipping limb and short subvertical southern limb with an interlimb angle of 110°. The anticline is cut by a set of thrusts with opposing vergence, their geometry is constrained by field exposures and potash exploration drillholes. Both groups of thrusts dip from 27° to 40°. Anticlines and thrusts are clearly related, and thrusts cut through different segments of the fold. North and south trending thrusts intersect one another, suggesting that both groups were developed at the same time.

In the northeast the El Guix anticline merges with the Santa Maria d’Oló (“Oló”) anticline which extends for approximately 15km. It is differentiated from the El Guix anticline by its opposite vergence (northward). In the northeast segment, the structure is formed by a simple, slightly asymmetric fold with and interlimb angle of 97°. The anticline opens and ends towards the east with a gentle plunge of 2-3°. The central segment is modified by thrusting and the fold opens with increasing depth with salt asymmetrically distributed under the fold.

Súria Anticline

The Súria anticline is located northwest of the El Guix anticline and the two anticlines are separated by a broad syncline. The Súria anticline is a complex structure represented at the surface by two structures of opposite vergence: a south verging anticline in the north and a north directed thrust (Tordell thrust) in the south.

The northern anticline can be mapped for at least 35km along strike and the structure of the anticline is observed to change in the along strike direction. In the east, the northern anticline is symmetric and cored by small north-directed thrusts. In the central section, the northern fold is south-verging and cored by a complex array of thrusts. Example cross sections from east to west along the Súria Anticline is shown in Figure 6.17.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 6.17:  Example North-South Cross Sections Showing Along Strike Change in Structure of the Súria Anticline from East (bottom) to West (top) (Sans (2003))

The southern structure of the Súria anticline is a north directed backthrust (Tordell thrust) with related imbricates in its hangingwall. The thrust fault dips at 30-50° and in the footwall a smooth syncline shows an increase in dip near the thrust fault in the lower layers. The Tordell thrust separates the mines of Cabanasses and Vilafruns and is a major structure. To the north and below the plane of the thrust is Cabanasses, while to the south and above the plane of the thrust is Vilafruns. As is common in “fault zones” within the Cardona Formation, as the fault zone is approached, folds become tighter and the presence of minor shear bands at high angles to the bedding increases. There is also a spatial coincidence between the areas of possible maximum deformation with areas of barren bodies known as “estèrils” suggesting that during deformation there is migration of brines undersaturated in potassium through the shear zones.

A cross section showing the structural geology of the Tordell thrust fault is shown in Figure 6.18.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 6.18:  Cross Section Showing Structural Geology of the Tordell Thrust

Cardona Anticline

The Cardona anticline is located 10km northwest of the Súria anticline and is the only anticline which has been pierced by a salt diapir resulting in the Cardona Formation being exposed at surface. The hinge of the Cardona anticline is well defined in the western and central parts of the anticline and becomes broader towards the east. The Cardona diapir is located close to the eastern termination of the anticline and marks the transition between the narrow and wide hinge zones. The overburden in the diapir area consists of 100m of grey marls at the bottom of the Barbastro Formation, 450m of sandstones and marls from the Súria Formation and 1500m of sandstones and conglomerates from the Solsona Formation that at the base of the unit are interbedded with thin limestones from the Castelltallat Formation. The contact between the overburden and the diapir corresponds to a 2-6 m thick external shear zone formed by a melange of country rock and sheared salt.

Mineralisation

Two mineable seams of potash (termed Seam's A and B) are present at Cabanasses and Vilafruns. The Seams consist of sylvinite interbedded with halite in beds of a few centimetres thickness with occasional thin clay partings. The sylvinite is orange to red in colour with high grades of KCl and very low levels of insoluble material. Grain sizes in the halite and sylvinite are typically 1 - 3 mm and 2 - 4 mm, respectively, and because the grains form an interlocking mosaic without dispersed clays both rock types, tend to be reasonably competent.

Seam A (“Capa A”) is generally thicker but with lower KCl grades and is located just below Seam B. Seam B (“Capa B”) is thinner but with higher KCl grades.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

A comparison of Seam’s A and B at Cabanasses and Vilafruns is given below:

Seam B

•	Average thickness of Seam B (including the Transformada [see below for description]) at Cabanasses is 2.3m, compared with an average thickness of 1 - 1.5m at Vilafruns;
•	Average KCl grade at Cabanasses is 42% KCl and 45% KCl at Vilafruns.

Seam A

•
Average thickness of Seam A at Cabanasses is 4 - 5m.  In the northern part of the Vilafruns Deposit, the average thickness of the seam is 5.5m while in the southern part the average thickness reduces to 2.4 – 3.5m.

•	Average KCl grade at Cabanasses is 22 - 23% KCl. In the northern part of the Vilafruns Deposit, the average grade is 29% KCl while in the southern part the average grade reduces to 22 - 23% KCl.

Located above Seam B is a layer of carnallite (3m thickness) which is orange in colour, lacking insoluble material and is coarser grained (grain size of up to 10mm).  In some areas the carnallite has been altered to sylvinite and the alteration rock is termed “Transformada”.  Where it is present, the Transformada is coarse grained (again up to 10mm) but lacks clay partings or any other visible insolubles.  It has a greater halite than sylvanite content, but the KCl grade remains high. The Transformada is mined with Seam B. Carnallite is not mined due to high levels of Mg which affect process recoveries, however, its presence invariably results in dilution of Seam B and/or the Transformada due to overcut during mining.

Between the two seams is a horizon of halite ("sal entredos") and is pale buff to pale orange in colour and comprised of a series of thin (2 – 6cm beds separated by grey clay partings (1 – 3mm)). The thickness of the sal entredos is greatest at Cabanasses (3 - 6m thickness) while at Vilafruns it is thinner (2 – 2.5m thickness). Halite also forms the footwall of Seam A and is found above the carnallite (above Seam B).

Sylvinite and carnallite occur towards the top of the Cardona Halite at depths which vary considerably as a result of deformation events potash seams (when seen underground) can, in places, be contorted on a local scale due to this deformation of the area.

The Seams exhibit numerous phases of deformation (folding, intense ductile deformation and widespread development of shear zones) associated with the Pyrenean fold and thrust belt. On a large scale this results in the depths of the Seams from surface varying considerably. In addition, small scale (1 - 2m) folding of the Seams can also be significant and is observed in underground exposures.  The Cabanasses deposit extends some 11.5km in a northeast-southwest direction and is 6.0km wide (northwest-southeast).

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

6.2.2          Deposit Types

The Cabanasses and Vilafruns deposits are stratiform (lesser amount of halokinetic) potash-bearing salt deposits that have been significantly structurally disturbed through extensive folding and faulting.  Stratabound potash-bearing salt is associated with thick sections of evaporitic salt (halite) that form laterally continuous strata in marine evaporite basins.  Deposits are extremely soluble and thus easily altered or destroyed over geologic time.

Stratabound potash-bearing salt deposits may contain millions to billions of tonnes of mineralised rock and are typically amenable to relatively low cost, bulk underground mining methods.  Approximately 75% of the world’s potash production is from stratabound potash-bearing salt deposits.

Potash-bearing halite represents a chemically deposited sedimentary rock made up of fine- to coarse-grained, potassium- and magnesium-chloride and sulphate minerals intergrown with halite.  Beds of laterally continuous stratabound potash-bearing halite occur within thick sections of halite-dominant evaporite deposits.  Potash-bearing strata range from centimetres to meters in thickness, and potash-bearing intervals may consist of one bed or numerous thin layers.

These deposits are commonly attributed to evaporation of large volumes of seawater in hydrographically restricted or isolated basins under hyper-arid climatic conditions.  Progressive evaporation of saline water (usually seawater) and salt precipitation contribute to increasingly hyper-saline conditions, formation of bitterns, and eventual deposition of potassium- and magnesium-bearing minerals.  Multiple episodes of saline water inflow result in cyclic deposition of potash minerals and yield deposits that are many tens of meters thick.

In an evaporite basin, near-shore, shallow clastic facies rocks grade to carbonate-, then sulphate-, then halide-rich rocks towards the central part of a basin or parts more distal from may have facies representing shallow water to deeper water.  The resulting stratigraphic sequence begins with minor clastic red beds, followed by carbonate rocks, anhydrite or gypsum, salt, and ends with potash-bearing salt.  Multiple episodes of evaporite mineral precipitation may be recorded in cyclic sequences of rock layers, with individual cyclic units from a few centimetres to hundreds of meters thick.

Host rocks are typically evaporitic sedimentary rocks, such as rock salt, sylvinite, carnallite, kainitite, anhydrite, and gypsum.  The mineralised rock strata consist of potash salt minerals, including chlorides, sulphates, and halite, in evaporite sequences.

Stratabound potash-bearing salt deposits are composed of one or more layers or beds of potash-bearing salt.  The beds or layers or groups of layers are commonly laterally continuous (several kilometres) across large areas of a basin.  Individual potash beds or layers typically range in thickness from less than a meter to several tens of meters, rarely a hundred meters and a sequence of potash-bearing salt beds may range from tens of meters to a few hundred meters thick.  The areal extent of potash mineralisation is ultimately limited by the basin size at the time of deposition though typical volumes of stratabound potash-bearing salt can be hundreds to thousands of cubic kilometres.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

6.3          Rotem

6.3.1          Geological Setting

6.3.1.1	Regional Geology

The Negev phosphorite deposits are part of a major belt of sedimentary phosphate deposits that stretch from Morocco and North Africa to Israel, Jordan, Syria and eastern Turkey.  These deposits have strong geological similarities and account for some 30% of the world’s supply of phosphate rock.  The deposits formed during the Campanian (Upper Cretaceous period) in the Tethys Sea, of which, the present Mediterranean is a relic.

There are three major phosphate fields in the concession at Negev: Oron and Zin (collectively known as the Zafir Site) and Rotem.

The three deposits have been proved over extensive strike distances (Rotem 10 km, Oron 16 km, Zin 22 km) and width (4 km).  They are all known to extend further along strike but are limited in operational size by the proximity of national nature reserves where mining is prohibited.  The deposits dip steeply to the SE on the north-western flanks of the synclines (up to 60°) but are gently dipping to the NW or sub-horizontal elsewhere.

The phosphate is found as the mineral carbonate-fluorapatite or francolite in a series of beds typically 1-4m thick deposited below a hard, sometimes phosphatic, limestone caprock.  Total phosphate thickness is typically in the range 5 – 7m.  The phosphate beds are often separated by thin bands of marl and limestone called interburden, each up to about 1m thick.  These frequently contain large calcareous concretions. Chert is also developed as thin, continuous bands, particularly in marls and limestone below the principal phosphate horizon.  The phosphatic sequence rests on a basal Main Chert. Maastrichtian marls overlie the Caprock limestone and there is an overlying cemented overburden of Miocene-Recent alluvium.

6.3.1.2	Regional structure

Each of the phosphate fields has a similar stratigraphy and geological setting with then phosphate preserved as relatively narrow elongated bodies along the margins and within the axes of two NE-SW trending asymmetrical synclines or monoclines.  Oron and Rotem lie within a single syncline to the northwest of the Zin syncline.  Faulting is rare, with throws usually of less than a few metres, although phosphate is sometimes preserved in down-faulted graben remote from the main synclinal axes.

6.3.1.3	Local Geology

The phosphate sequence is simplest at Rotem, where three phosphate horizons are developed over a sequence of marls, limestone, and chert (Figure 6.20).  At Oron, the principal phosphate horizon has split into three units that are inter-bedded with marl and limestone, while the basal phosphate is less well developed than it is at Rotem (Figure 6.19 and Figure 6.21).  At Zin, the principal phosphate horizon is split into five horizons, inter-bedded with marl and limestone.  A phosphate is also developed within the underlying marl-limestone-chert-porcelanite sequence and a basal phosphate is developed on the Main Chert pavement (Figure 6.22).

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 6.19:  Example of a Geological Cross-sections at Oron

In these Negev deposits, the phosphate interburden frequently thins towards the syncline margins, suggesting that they were active during the time of phosphate deposition.  At Zin, the extensive inter-digitation of phosphate with marl indicates the approach to the centre of the depositional basin.  It is in the centre of the depositional basin where the Bituminous Phosphate (“BTP”) deposits are developed.

To the experienced eye, the phosphate beds are easily identifiable in the field and mining is controlled visually.  The caprock forms a hard hanging wall and the marl-limestone-chert sequence a hard well-defined footwall.  Seams as thin as 0.30m can be mined with specially designed equipment.  Dilution, mainly the result of the inter-bedded marl within the principal phosphate horizon, is controllable and can be readily separated by screening.  Dilution is.  This often has appreciable phosphate content, as can the Caprock.

The phosphate bearing seams or transitional/interburden units are expressed with a code that reflects their geo-relationship in the stratigraphic column.  For instance, Interburden 2-3 lies between main Interburdens 2 and 3.  Similarly intermediate Phosphate seam ‘3-4’ lies between main Phosphate 3 and 4.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

ROTEM DEPOSIT
Zarhit Field – Columnar Section

DEPTH (meters)
P2 O5 %
THICKNESS (meters)
LITHOLOGY
LAYER
MEMBER
FORMATION
AGE
0
1
14
15
16
17
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
0.0–42.0
Alluvium\Conglomerate
Miocene–Recent
21.0
0.0–50.0
Marl
Ghareb
Maastrichtian
13.0–17.0
0.9
Caprock
27.5
3.3
Upper Phosphate
31.0
1.9
Lower Phosphate
27.3–12.5
0.3–0.2
Sub Lower Phosphate
6.5
Interburden 1
27.0
2.0
Phosphate 1
Phosphate
Mishash
Campanian
LEGEND
Clay
Burrows
Iron Concretions
Chalk
Gypsum Veins
Massive Chert
Limestone Concretions
Limestone Lenses
Chert Lenses
Limestone
Porcelanite
Fossils
Phosphate
Phosphatic Limestone
Silicified Phosphorite
Alluvium\Conglomerate
Marl
Bituminous

Figure 6.20:  Rotem Stratigraphic Column

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

ORON DEPOSIT
4A Field (white phosphate) - Columnar Section

DEPTH (meters)
P2O5 %
THICKNESS (meters)
LITHOLOGY
LAYER
MEMBER
FORMATION
AGE
0
6
7
16
17
18
19
20
21
22
23
24
25
26
6.0
0.0-12.5
10
0.0-35.0
20.0
0.6
22.8
0.8
25.2
1.2
11.6
0.8
24.1
1.8
13.6
0.8
25.7
1.7
2.5
0.0-0.8
Alluvium\ Conglomerate
Marl
Caprock
Phosphatic Caprock
Upper Phosphate
Middle Interburden
Middle Phosphate
Lower Interburden
Lower Phosphate
Phosphate
Ghareb
Mishash
Miocene-Recent
Maastrichtian
Campanian
LEGEND
Clay
Burrows
Iron Concretions
Chalk
Gypsum Veins
Massive Chert
Limestone Concretions
Limestone Lenses
Chert Lenses
Limestone
Porcelanite
Fossils
Phosphate
Phosphatic Limestone
Silicified Phosphorite
Alluvium\ Conglomerate
Marl
Bituminous

Figure 6.21:  Oron Stratigraphic Column

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

ZIN DEPOSIT
Hagor Field – Columnar Section

DEPTH (meters)
P_2O_5 %
THICKNESS (meters)
LITHOLOGY
LAYER
MEMBER
FORMATION
AGE
0
12
14
26
28
30
32
34
36
38
40
42
44
46
48
50
52
12.9 (0–37)
Alluvium\ Conglomerate
Pliocene–Recent
13.7 (0–56)
Marl
Ghareb
Maastrichtian
17.5
0.8
Caprock
25.6
1.7
Phosphate 4
11.4
1.3
Interburden 3–4
25.3
0.6
Phosphate 3–4
15.5
1.2
Interburden 3
25.7
1.0
Phosphate 3
13.8
1.8
Interburden 2–3
24.7
0.6
Phosphate 2–3
13.4
1.3
Interburden 2
27.7
1.2
Phosphate 2
5.3
Interburden 1
23.2
1.2
Phosphate 1
8–10
Interburden 0
20–22
Phosphate 0
20–30
Phosphate
Main Chert
Mishash
Campanian
LEGEND
Clay
Burrows
Iron Concretions
Chalk
Gypsum Veins
Massive Chert
Limestone Concretions
Limestone Lenses
Chert Lenses
Limestone
Porcelanite
Fossils
Phosphate
Phosphatic Limestone
Silicified Phosphorite
Alluvium\Conglomerate
Marl
Bituminous

Figure 6.22:  Zin Stratigraphic Column

6.3.2          Deposit Types

Phosphate deposits in Israel are sedimentary in origin and formed on or near the margins of continents where organic productivity is high and there is limited influx (and dilution by) other sediments.  This high organic productivity is thought to be associated with upwelling ocean currents brining phosphorous rich cold water from deeper ocean levels to nearer surface which stimulates organic growth, the remains of which accumulate as phosphorous rich debris.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The phosphorite deposits of Israel are part of a Cretaceous to Eocene phosphorite belt that extends from Turkey to Morocco.  The Late Cretaceous belt, which the Israeli deposits form a part of, across North Africa and the middle east is estimated to contain half the world’s high grade phosphorite deposits.  The deposits are of Santonian to Maastrichtian age (85-65 Ma) with the most intense upwelling associated with deposition thought to occur during the middle-late Cambrian.  Typically, the belt shows a sedimentary progression including chert deposition followed by phosphate and oil shales and finally marls.

Phosphorite deposition in Israel coincides with tectonic activity that led to the formation of the Syrian Arc system active from the Late Cretaceous to the Early Eocene forming structural highs and lows of anticlinal ridges and synclinal basins resulting in large changes in thickness and facies.  The Negev phosphates are classified and mined according to organic matter (originally microorganisms and algae) content, as follows:

•	White <0.25 % organic matter;
•	Low organic: 0.25-0.35 % organic matter;
•	High organic and Brown: >0.35-.1.0% organic matter;
•	Bituminous: >1.0% organic matter

The chlorine content of phosphate rock should not exceed 0.05%Cl if it is to be used to manufacture phosphoric acid. In general, the Negev rock phosphates contain less than 0.5%Cl, most of which is attributable to contamination with surface water.  High Cl contents in the Negev phosphates can be reduced by a factor of 10 by washing, or mitigated by blending with low-Cl phosphates.  High iron content is also undesirable in acid manufacture, as is high magnesium grade phosphate, which is sourced at the Hatrurim field and is blended with low magnesium BTP material for fertilizers.  In phosphate rock, the content of cadmium and other toxic elements such as mercury, chromium, arsenic, lead, selenium, uranium, and vanadium should be low.  The Company has not had problems with toxic metal levels in its products.

6.4          DSW

6.4.1          Regional Geology

The Dead Sea is located in the western Judean Desert on the border between Israel and Jordan.  The regional geology developed as the result of divergence between the African and Arabian tectonic plates forming the Dead Sea graben depression.  This graben was filled with water approximately 3 million years ago and was connected to and formed an extension of the Mediterranean Sea.  Approximately 2 million years ago, tectonic activity led to the area between the Mediterranean and the Dead Sea being raised, isolating the Dead Sea basin from the Mediterranean and limiting further influx of water other than from surface run-off and groundwater movement.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Today, the Dead Sea has the lowest elevation of any point on Earth (400m below sea level) and replenishment of the Dead Sea is mostly restricted to the Jordan River that flows into the Dead Sea from the north.  There is no outflow from the Dead Sea and the aridity of the region combined with high near-surface evaporation has led to the waters of the Dead Sea becoming hyper-saline.  A regional geological map is shown in Figure 6.23.

34°
35°
36°
37°
33°
32°
31°
30°
Golan Plateau
Lake Kinneret
Samaria Mts.
Judean Mts.
Judean Desert
Dead Sea
Levantine Transform
Transjordanian Plateau
Negev Plateau
Fayha Graben
N–Q
J+K1
T+J+K1
C+O
0 20 40 60 80 100 км
Eolian sand, Quaternary
Marine sand, limestone, and clay, Quaternary
Conglomerate, Neogene-Quaternary
Basalt, Neogene-Quaternary
Sand, aleurolite, conglomerate (Miocene); salt rock, anhydrite, gypsum (Pliocene); pebbles (Quaternary)
Chalk, marl, clay, and flint (Early-Middle Paleogene)
Limestone, dolomite, chalk, chert, and phosphorite (nondivided) (Late Cretaceous)
Limestone, dolomite, chert, and phosphorite (Turonian, Coniacian, Campanian, Maastrichtian)
Limestone, dolomite, and chalk (Albian, Cenomanian)
Sandstone, dolomite, and conglomerate (Early Cretaceous)
Sandstone, dolomite, conglomerate, and limestone (nondivided) (Jurassic-Early Cretaceous)
Sandstone, dolomite, conglomerate, and limestone (nondivided) (Triassic-Jurassic-Early Cretaceous)
Sandstone (nondivided) (Cambrian-Ordovician)
Aquatorial area

Figure 6.23:  Regional Geological Map

6.4.2          Local Geology

The Dead Sea is located in a region dominated by Cretaceous age calcareous deposits that form the boundaries of the graben in which it is situated.  Within the Dead Sea basin itself, Miocene and Pliocene sediments, halites and anhydrites dominate.  A schematic cross section of the boundary of the Dead Sea basin is shown in Figure 6.24 and general stratigraphic column of the Dead Sea Group (Mount Sodom, approximately 6km north of the DSW processing facility) is presented in Figure 6.25.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 6.24:  Schematic Cross Section (Western Dead Sea)

6.4.3          Regional Structure

The Dead Sea lies within the Dead Sea basin, part of a larger transform fault system known as the Dead Sea Transform (“DST”) fault system or Dead Sea rift (Figure 6.26).  The DST consists of a series of faults extending from a junction with the East Anatolian Fault in eastern Turkey to the northern end of the Dead Sea Rift offshore of the southern extent of the Sinai Peninsula.  The DST is a transform boundary that falls between the African Plate to the west and the Arabian Plate to the east.  Whilst the general relative movement between the plates is lateral, with both plates moving in the same direction to the north-north-east but the Arabian Plate moving faster, there are extensional zones in the southern part of the DST which has led to the formation of pull apart basins, one of which is the Dead Sea basin.

The Dead Sea basin is a pull apart basin located in an offset between the Wadi Arabah and Jordan Valley segments of the DST.  The basin is almost 150km long and 8-10km wide and formed approximately 15 million years ago close to the beginning of the transform motion.

Local basin structure is dominated by longitudinal faults which delineate the pull-apart zone and which are extensions of major strike-slip faults located to the north and south of the basin and normal faults along the basin margins.  Transverse faults divide the basin into several segments.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Dead Sea Group
Pleshet Fm.
Age
Formation and Member
Unit
Metre
Lithology
Onlap cycles
Holocene
Tzeelim Fm.
Tz
15
Lisan Fm.
L
40
Pleistocene
Amora Fm.
A
420
VI
1.9 my
V
2.4 my
Pliocene
Sedom Fm.
Hof Shale and Salt
Sh
100
IV
3.0 my
Mearat Sedom Salt
Sm
200
III
Benot Lot Shale
Sb
170
3.8 my
Lot Salt
Sl
800
II
4.2 my
Karbolet Salt and Shale
Sk
>600
I
5 my
Sand
Conglomerate
Clay
Marl
Chalk
Calcareous Shale
Dolomite Shale
Salt
Anhydrite or Gypsum

Figure 6.25:  General Stratigraphic Section of the Dead Sea Group in Mount Sedom (data from Zak, 1967; Agnon et al., 2006; and Torfstein et al., 2009)

6.4.4          Deposit Type

The Dead Sea Works can be described as a closed-basin potash bearing brine deposit.  This type of deposit is worked in various countries around the world and are important sources of potash production.  These deposits typically have the potential to produce other commodities such as lithium, boron, and magnesium as by-products.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Potash bearing brine deposits form in closed basins in arid environments where high rates of evaporation at surface leads to concentration of brines.  These basins are commonly structural basins.

Water flowing into the basins from precipitation run-off and groundwater typically have chemical constituents scavenged from local country rocks with sources of potassium being weathered minerals including orthoclase, microcline, biotite, leucite, and nepheline.  These deposit types typically form in volcaniclastic terranes with acid to intermediate rocks common but can also form in areas with a prevalence of older saline rich rocks or continental sedimentary rocks.

The Dead Sea Works are not a single natural basin but take advantage of the already concentrated brine present in the northern Dead Sea to enable further staged concentration of the brine after evaporation and precipitation of minerals in a series of restricted ponds.  Mineral precipitation from the brine follows a typical evaporite sequence.  Precipitation of halite early in the process is followed by precipitation of carnallite from the super concentrated brine before the remaining brine is pumped back to the northern Dead Sea.

The ponds that form the basis of the Dead Sea Works are located to the south of the Dead Sea proper.  They consist of 14 salt ponds (total area 97.4km2), 14 carnallite ponds (total area 49.3km2).  The ponds have a total length of approximately 30km and a maximum width of approximately 8km.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

EURASIAN PLATE
Alpine Orogenic Belt
East Anatolian Fault
Bitlis Suture
Dead Sea Transform
ARABIAN PLATE
Meditarranean Sea
Jerusalem
Amman
Dead Sea
Sinai sub-plate
NVR
WRR
Cairo
Arava Fault
Elat
Aqaba
Red Sea
AFRICAN PLATE
strike-slip fault
subduction zone
thrust fault
40°
38°
36°
34°
32°
30°
28°
26°
24°
28°
30°
32°
34°
36°
38°
40°
42°

Figure 6.26:  Location of the Ded Sea Basin with Respect to The Dead Sea Transform Fault System

6.5          YPH

6.5.1          Regional Geology

The Haikou Phosphate Mine is located on the southwest edge of yangzi platform and close to the west side of the Kunming Depression in Yunnan province.  Geologically the phosphate deposits of Haikou and Baitacun are part of an extensive marine sedimentary basin, predominantly stratiform argillaceous phosphorite of late Precambrian to early Cambrian age, located on both flanks of a gently folded, east west trending XiangTiachong anticline (Figure 6.27).  The exposed soil strata include the Dengying Formation of the Upper Sinian, the Yuhucun Formation of the Lower Cambrian, the Qiongzhushi Formation of the Lower Cambrian and Quaternary.  The phosphate deposit is located in Yuhucun formation of the Lower Cambrian.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The regional structure mainly consists of two main structural systems of near north south striking and near east west striking systems (Figure 6.28).  The north south structural belt passes through the Dianchi Lake from the north of Kunming to the south with a length of more than 70km.  It consists of a long stretch of faults and some tight folds.  The east-west tectonic belt, between Xianjie South of Anning and Jinning, is more than 20km wide.

102° 30'
Qiongzhusi
Kunming
25° 00'
Anning
Chenggong
Dianchi Lake
Haikou Town
Xiangtiaochong Anticline
Meishucun
Jincheng
Chengjiang
Jinning
24° 40'
Yuhucun
Fuxian Lake
Wangjiawan
5 km
102° 30'
103° 00'
Qujing
Kunming
Yiliang
Anning
Shilin
Jinning
Chengjiang
Eshan
Shiping
Kaiyuan
Jianshui
50 km
Cenozoic strata
Mesozoic strata
Permian
Carboniferous and Permian
Carboniferous
Devonian and Carboniferous
Devonian
Cambrian
Sinian strata
Proterozoic Kunyang group
Fault
Haikou Mine

Figure 6.27:  Geology Map of Kunming Area (after Lecai Xing et al, 2015)

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 6.28:  Structural Map of Yunnan Province
[ZF=Zhongdian fault, JF=Jianshui fault, QF=Qujiang fault (after Stanka Šebela et al 2006)]

6.5.2          Local Geology

Phosphate accumulation in this area is associated with multi-period strong crustal movement, movement of ocean wave and current, sediments and deposition of organic material.  The stratigraphy within the mine area (Figure 6.29) ranges as follows ranging from old to young:

•	Dengying Formation of Upper Sinian (Zzdn): Yellow sale followed by 300m thick layered dolomite
•	Yuhucun Formation of Lower Cambrian (Ꞓ1y) : Phosphate rocks and interburden dolomite
•	Qiongzhushi of Lower Cambrian (Ꞓ1g) : Pelletic siltstone
•	Quaternary (Q) : Sandy clay (alluvial and pluvial clay and gravel)

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

N
Q
Q
Haikou town
D
€1g
€1y
€1y
€1g
Zzdn
I'
I
Haikou phosphate deposit
Tien Lake
Q
Gucheng town
€1y
€1g
Q
€1
D
C
€1
D
€1g
D
Kunyang phosphate deposit
Q
Pt
Jinning county
0 1 2 3 km
Fault
Quaternary (Q)
Carboniferous (C)
Devonian (D)
Qiongzhushi of Lower Cambrian (€1g)
Yuhucun Formation of Lower Cambrian (€1y)
Dengying Formation of Upper Sinian (Zzdn)
Presinian (Pt)
(a)
N
α= 32°
I'
W
E
I
S
EL=Elevation
1 100 m
EL (m)
2300
2200
I
€1g
€1y
I'
(b)

Figure 6.29:  Local geology in the Haikou Phosphate deposit (after Yu-You Yang 2014)

The Haikou phosphate deposit is in the Yuhucun Formation of the Lower Cambrian.  A simplified general stratigraphy of the Haikoue deposit is presented in Table 6.2.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 6.2: Simplified General Stratigraphy in Haikou Phosphate Deposit
Age	Strata	Unit	Thickness (m)	Petrographic Description (Lithology)
Quaternary		Q	>40.0	Sandy clay; alluvial and pluvial clay and gravel
Lower Cambrian	Qiongzhushi	Ꞓ1g	>75.0	Pelitic siltstone
	Yuhucun Formation	Ꞓ1y	0.92 – 14.03	Phosphate rock; sandy phosphate rock
			1.76 – 22.46	Sandy dolomite
			2.55 – 17.33	Sandy phosphate rock; phosphate rock; phosphate rock with dolomite
			2.00 – 18.13	Layered silicalite dolomite
Upper Sinian	Dengying Formation	Zzdn	330	Yellow shale followed by 300m-thick layered dolomite

6.5.3          Mineralisation

The XiangTiachong anticline controls the distribution of phosphate rock layers.  As the main structure of the mining area, the Haikou Phosphate Mine is in the northern wing area of the anticline where magmatic rocks are not developed (Figure 6.27).

In line with the overall orientation of the phosphate layers, the Haikou deposit is divided into four mineralised blocks.  Figure 6.30 provides location of the four blocks.

•	Block 1 – North central flank of the Haikou deposit with 12° strike orientation and plunging 5-10°
•	Block 2 – Northwest flank of the Haikou deposit with 12° strike orientation and dipping 5-10°
•	Block 3 – Is south to south-east flank of the deposit with a general strike of 120-130° plunging at 5 to 7° to southeast
•
Block 4 – At north-eastern flank with general strike of 32° plunging at 10° towards the north east. This block is geologically more complex and is characterised by several local faults with several metres of displacement.

Block 1 and 2 share similar characteristics and orientations.  The stratigraphy of the Yuhucun Formation of the Lower Cambrian, where economic grade Phosphate bearing rocks is located, is sequentially divided into the following:

1.	Top siliceous dolomite of no economic value.
2.
The upper Phosphate layer of significant economic value. This generally comprises sandy phosphorite material on the upper parts, strips of phosphorite and dolomite layers at the middle followed by pseudo-oolitic phosphorite at the base. This subdivision is not consistent throughout the strike length of the Haikou deposit and some of the middle layers appear to be missing in certain places. Certain sections of pseudo-oolitic phosphorite are also thinner and occasionally distributed on the middle or top of the horizon. Conglomerate phosphorites are also present but are very sporadic with very small occurrences in the middle or bottom of the horizon.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

3.	Interbedded Phosphate bearing sandy dolomite – locally enriched with sporadic low-grade ore, within shallow oxidised zones, but not of economic value.
4.
The lower Phosphate layer of better than marginal economic value. This has extremely stable and consistent bioclastic phosphorite on the top, followed by sandy phosphorite at the middle and pseudo-oolitic phosphorite, stripped (dolomitic) phosphorite and silicious phosphorite at the bottom of the horizon.

5.	Base rock as dolomite of the Dengying Formation of Upper Sinian (Zzdn) interbedded with silica textured stripes of no economic value.

Figure 6.31 to Figure 6.33 provides examples of lower- and upper-layer phosphate rocks at Block 2, 3, and 4.

Figure 6.30:  Haikou Mine Lease Area and Associated Mineralisation Sub-division (Google Earth Feb 2020)

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 6.31:  Block #2 Overview-Looking West (lower layer between two red lines)
[Golder November 2021]
Figure 6.32:  Upper Layer Profile in Block #3 [Golder November 2021]

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 6.33:  Overview of Upper Seam in Block #4-looking South [Golder November 2021]

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

7          EXPLORATION

7.1          Boulby

7.1.1          Overview

The exploration conducted on the Boulby Mine area has occurred over the 50-year history of the mine. All exploration works up to 1999 conducted in and around the mine were concerned primarily with potash and regional geology with polyhalite exploration only commencing from 1999.  Exploration methodology at Boulby is dictated by the depth of the polyhalite, the offshore location of much of the region of interest and stratigraphic constraints of water bearing strata and lithologies not conducive to drilling. The polyhalite at Boulby has been explored with a combination of seismic surveys and drilling from underground development.

7.1.2          Seismic Surveys

7.1.2.1	2D Seismic Survey lines

ICL Boulby has access to 2D seismic data derived from a suite of approximately 460 kilometres (33 lines) of offshore and 28 onshore Lines that extend knowledge of the near mine area through the entirety of the Permian stratigraphy.  The data was originally shot and processed for hydrocarbon exploration and was purchased and re-processed and re-interpreted by ICL Boulby to facilitate its use in guiding underground exploration and development of the mine workings. This data has driven development of the mine’s structural models, fault identification and targeting of exploration drilling for mineral resources. Data from these 2D lines is available across the majority of existing workings and planned exploration areas.  The extent of the 2D seismic survey in relation to the coastline and existing mine workings (in potash) is shown in Figure 7.1.

7.1.2.2	3D Seismic Survey 2011

In 2011, ICL Boulby commissioned and shot a 3D seismic survey. The purpose was to better define the complex structural situation that exploration drilling had encountered to the North and East of the mine. Over a two-week period in February 2011 a 3D offshore seismic survey covering an area of 160km2 was successfully undertaken. Processing and interpretation were completed by the end of 2011.  The survey conducted was a towed streamer type survey conducted at an oblique angle to the major structures, whilst this is not standard practise, a set of orientation exercises were conducted using 2d data with strong seabed multiples (a common feature of towed streamer surveys) and looking at the ability of an oblique survey to image the major structures.  Both exercises were successful with the end data being deemed good enough quality for the main survey to follow these parameters.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

10km
Offshore Seismic lines
Onshore Seismic lines

ICL Boulby

Location of Onshore & Offshore 2D seismic lines.

Scale: As shown	Date:11/12/2020

Figure 7.1:  Location of Onshore and Offshore 2D Seismic Lines

The survey was shot using eight towed 1,500m length streamers.  Shotpoint density for this survey averaged 12.5m to deliver an “inline” density of 6.25m and a “crossline” density of 25m across the surveyed area.

In total 43 sail lines were carried out resulting in a total of 833km sailed and over 64,000 shot points conducted.  The extent of the offshore 3D seismic survey in relation to the coastline and existing mine workings (in potash) is shown in Figure 7.2.  The 3D survey was designed and processed to primarily to identify and map in detail large scale structures to the North of the mine workings. Limitations of the survey and the collected data give a minimum resolution of approximately 10m for lithological contacts and structures.

As a result of the offshore 3D survey, a zone for the initial stages of development and testing of polyhalite was established. This zone is known as the “Seismic Quiet Zone” or “SQZ”.  The extents of this area were established by delineating the major structures and interpreting the lateral continuity of the polyhalite across a broad area of the survey. The resulting areas of the SQZ can be described as free from major faulting disturbance and with good prospects for lateral continuity of the polyhalite and associated lithologies.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 7.2:  Location of Offshore 3D Seismic Survey

7.1.3          Drilling

7.1.3.1	Introduction

Three types of drilling intersecting polyhalite have been carried out by ICL Boulby:

•	Initial vertical exploration holes drilled from potash workings above the polyhalite;
•	Sub-horizontal, Longhole directional drilling known as Longhole drilling (“LHD”); and
•	Grade control face drilling.

The primary source of information on which the Mineral Resource estimate is based is the longhole drilling.

The vertical holes were drilled in two campaigns between 1999-2008 and there is uncertainty regarding their surveyed position and some assay results. Grades from samples obtained during this drilling are not used in the Mineral Resource estimate.

The grade control/face drilling provides only a qualitative measure of grade and is primarily used to identify the base of seam in close proximity to the current mining. These bases of seam intersection locations have been used in conjunction with the LHD data to improve the geological model for the structure/surface of the polyhalite seam but grades from this drilling method are not used in the Mineral Resource estimate.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

7.1.3.2	Sub-horizontal Longhole Drilling

Sub-horizontal Longhole drilling is a bespoke method of drilling which has been developed and refined at Boulby Mine since the mid-1970’s. The LHD was initially designed for potash exploration and has since been adapted for polyhalite exploration.

The method allows for exploration holes to be collared sub-horizontally from in-seam or near seam locations and then be “steered” by altering the configuration of the drill bit and drill rods to achieve the initial desired parent hole profile up to approximately 2,000m in length through a series of upwards deflections and dropouts. From this initial parent hole, a series of daughter holes can be drilled on retreat to intersect the full thickness of the polyhalite seam (Figure 7.3).

Parent holes are drilled in a fan from purpose mined drill bays to achieve the desired coverage across the deposit.  Typically, hole fans are drilled on 10° horizontal increments over a range of up to 180° with lateral distance between polyhalite intersections along hole of 100 - 150m.

During advance of the pilot hole and drilling of daughter holes, the upper anhydrite and lower anhydrite layers act as markers for termination of upwards or downwards deflections.

Figure 7.3:  Schematic Section of the LHD Directional Drilling Hole Profiles

7.1.3.3	Drill Core Diameter

LHD operates using a diamond impregnated matrix style drill bit and is a continuous coring system of NQ2 size with core at a nominal 50.6mm diameter.  Drill rods are 3.0m in length.

7.1.3.4	Core Return, Collection and Order

Core is returned via reverse circulation of KCl and NaCl saturated brine to prevent dissolution of the core samples.  Core exits the back of the rod string and is collected in baskets which allows the brine to drain away.  The drilling crew remove the core from the baskets and place it on trays.  From and To tags are inserted to record the depth of each 3.0m run.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Collection of core materials in this manner means the orientation and exact order of the core within each three-metre run is not preserved.  To prevent mix-up of core in adjacent runs the hole is flushed and core returned for every three-metre run prior to commencing of the next run.

7.1.3.5	Core Recovery

The polyhalite seam is very competent and recovery is consistently around 100%.  Core recovery is not quantitatively recorded during drill hole logging, but notes are made systemically by the geologist regarding the quality of core returned.

7.1.3.6	Hole Positioning

The mine survey department which creates and maintains a precise underground control network backed up by gyro-theodolite bases. Subsidiary surveys and scans are undertaken in operational areas on a regular basis.

Planned drilling positions are set out by a surveyor using a theodolite from known control points and these are used when establishing a new LHD hole.  Once collared, the offsets from the surveyed positions are measured and recorded by a geologist to measure the holes true position with these final positions recorded in the drilling database for use.

7.1.3.7	Downhole Surveys

LHD uses Reflex EZ shot tools with single shot downhole surveys conducted a maximum of every 30m of drilling on advance.  The survey tool records a range of parameters that include the magnetic bearing, inclination and magnetic field strength which allows the operator to determine whether a survey has been run without magnetic interference and is therefore an accepted result.  Surveys are communicated to exploration geologists who compare the surveyed position to the planned position and can alter the drilling instructions if required for further advancement of the hole.

Each LHD hole is surveyed using a pair of tools in an alternating fashion which allows validation of measurements including assessment of drift, damage to instruments etc.  A list of survey tools, their location and date and certificates of last calibration is maintained by the geology department.  Survey instruments are returned to the manufacturer for calibration as part of their recommended maintenance scheme.

7.1.3.8	Adequacy of the Location of Data Points

The location of drilled data points is confirmed by the occasional intersection of old boreholes during mining operations. The locations of these intersections are surveyed and compared to the expected position.  A correction can be applied to the hole if appropriate. In polyhalite, a total of seven holes have been intersected by mining, the average bearing correction applied is 0.39° and the average inclination correction is 0.28°.  These corrections are within the stated accuracy of the EZ-SHOT tool and indicate that the positions provided by the survey instruments are suitable for use in the mineral resource estimate.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

7.1.3.9	LHD Logging Procedures

Drill holes are logged and sampled at the drill site upon completion of each daughter deflection.  Core trays are laid out to sufficiently understand the macro structure and geology.  The core is logged by a geologist including the from/to positions, a description of the observations and interpretation, the assigned ICL Boulby lithology code, and a qualitative description of core quality.

7.1.3.10	LHD Sampling Procedures

Sampling procedure for LHD in polyhalite has evolved over time with two methods of sampling being used for the data used in the current Mineral Resource estimate.

Current procedure is for 100% of core to be taken as a sample by the geologist in three metre intervals, with each three metre interval representing a single drill run/rod.  Given the low angle nature of the drilling relative to the generally flat lying seam, three metres of core represents 0.3 - 0.5m true thickness.  Samples are taken from the top of the P2/Polyhalite lithology starting with a sample of the immediate hanging-wall halite.  Samples are then taken in three metre intervals to the base of seam, with the last two samples being split at the contact between the P3/Polyhalite unit and the footwall anhydrite.

The from/to depths, lithology code, geologist name and date of sampling are recorded in a sample book with each page having a unique sample code.  A perforated sample tag with the same sample code is removed from the book and is placed into a heavy-duty plastic bag along with the sample.  The bag is secured with a tie-wrap and placed in a secure container awaiting transport to the surface.

Prior to February 2017, drill core was sampled differently.  Instead of taking all core from a three-metre run, geologists selected a sub-sample of the defined sample interval, extracting approximately 2-3kg or approximately 10% of total material, to be taken for sample preparation.  In addition, the defined sample interval was not restricted to being within a single drill run.

7.1.3.11	Factors with Potential to Impact Accuracy and Reliability

The drill hole information used in the Mineral Resource estimate is from LHD drilling and sampling.  Approximately 80% of this data was generated prior to February 2017 with the remainder from holes drilled after this point.  This sampling method used prior to February 2017 is unlikely to be fully representative of the interval it describes and as a sample could be taken across three metre drill runs could include material which do not lie within the true interval.  This poses a risk to the mineral resource / reserve estimate and has been considered during classification.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

7.1.3.12	Effects of Crystallisation of drilling brine on drill core

Drill core is reversed flushed through the drill string and recovered using a saturated brine solution.  The potential exists that this saturated brine contaminates the surface of the drill core therefore altering the final assay result of the drill core.  To quantify the potential contamination three test pieces of non-evaporite rock and of similar dimensions to the LHD drill core was submerged into the saturated brine solution after initial weighing.  The samples were then oven dried and subsequentially re-weighed before washing in distilled water.  The washed solution was submitted for analysis and the experiment conducted three times.  The result of this test is summarised in Table 7.1.

Table 7.1: Test Results for Assessing Possible Brine Contamination
Sample Description	w/w %
	NaCl	KCL	Ca	Mg
Saturated Brine (Control sample)	23.04	3.17	0.04	0.51
Test 1	ND	ND	0	0.14
Test 2	ND	ND	0	0.15
Test 3	ND	ND	0	0.15
Uncontaminated Distilled Water	ND	ND	0	0.15

No detectable amounts of sodium chloride and potassium chloride were recorded with calcium recording zero in all three tests including the uncontaminated distilled water sample. No additional magnesium was recorded in the three tests compared to the uncontaminated sample. Weight gains were measured during each of the repeated tests ranging from 0.0 to 0.5g grams (<1% of the rock mass test samples).

Given no detectable contamination was detected, a correction value of drill core final assay results due to saturated brine flushed drilling has not been applied.

7.1.3.13	Drill Plans & Sections

The exploration drilling for polyhalite in Zone 1 used in the Mineral Resource estimation has covered an area of approximately six square kilometres at varying spacings.  Typical spacings between polyhalite intersections within the same hole are 100 - 150m between daughter holes whilst spacing between holes vary with distance from the collar. Close to the collars spacing between polyhalite intersections is approximately 50 - 100m and spacing progressively increases to approximately
300 - 500m at the end of drill arcs (1.0 - 1.5km horizontal distance from the collar).

A total of 21 parent holes are used in the current Mineral Resource estimation from which 117 sampled polyhalite seam intersections have been carried out.  These total nearly 60,000m of parent and daughter hole drilling of which 8,100m of daughter holes have been sampled.

A plan view of the drillholes within the context of the current mine workings and the defined prospective areas is shown in Figure 7.4.  An example drill section showing the geological interpretation of the Boulby Zone 1 is shown in Figure 7.5.  A summary of holes used in the Mineral Resource estimate is shown in Table 7.2.  This table does not include any of the sub-vertical or grade control drilling as none of this data was used in the production of the Mineral Resource estimate.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Polyhalite drill holes
Polyhalite workings
Potash workings
Salt workings
a)
N
Kilometres
ZONE 1
Kilometres
1
0
1
2
3
b)
N
Outline of structurally undisturbed ground.
Based on offshore 3D seismic survey.
P001
P029 / 30
Faulted ground
Y
X
ZONE 1

ICL Boulby

a) Location of Polyhalite drill holes in relation to Boulby mine workings. b) inset of a) showing location of drill holes within working polyhalite area (ZONE 1). P001 and 29/30 are holes with example sections.

Scale: As shown	Date: 31/12/2020

Figure 7.4:  a) Location Of Polyhalite Drill Holes in Relation to Boulby Mine Workings b) Inset of a)
Showing Location of Drill Holes Within the Working Polyhalite Area (ZONE1)

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

a)
P001A
P001B
P001C
P001D
P001E
P001F
P001T
P001U
P001V
P001W
P001X
P001Y
P001Z
N2/W1 Junction
S5/W2 Junction
10m
100 m
200
300
400
500
600
700
800
900
1000
b)
P029H
P029I
P029J
P029K
P029L
P029M
P029N
P029O
P029P
P030D
P030C
P030B
P029Z
P029Q
P029R
P029S
P029T
P029U
P029V
P029W
P029X
10m
800 m
900
1000
1100
1200
1300
1400
1500
1600
Legend
Drill hole trace
Z2 Anhydrite
Z2 Halites
P1 Horizon (Polyhalite/ Anhydrite)
P2 Polyhalite
P3 Polyhalite
Footwall Anhydrite

Example sections showing a) Typical gently dipping, continuous polyhalite sequence in P001 drill hole b) Seam pinch and footwall anhydrite uplift / structural high in P029/30 drill hole

Scale: as shown	Date: 04/01/2021

Figure 7.5:  Example Sections of Longhole Exploration Boreholes through the Polyhalite

Table 7.2: Summary of Drillholes Used in Mineral Resource Estimation
BHID	First Deflection Collar Easting	First Deflection Collar Northing	First Deflection Collar Elevation	Total Length All Deflections	Start Bearing	Start Dip	Type	Number of Polyhalite Intersections	Used in MRE
P001	478,179	523,503	833	2,908	270	0	LHD	7	Yes
P003	478,180	523,505	833	2,032	290	-2	LHD	2	Yes
P006	478,183	523,508	833	3,622	319	0	LHD	5	Yes
P007	478,185	523,509	833	3,127	330	1	LHD	5	Yes
P008	478,187	523,509	833	2,741	340	0	LHD	5	Yes
P009	478,187	523,515	833	2,898	350	0	LHD	4	Yes
P010	478,190	523,509	833	3,076	359	1	LHD	7	Yes
P011	478,191	523,509	833	2,608	10	0	LHD	5	Yes
P012	478,193	523,509	833	2,716	26	1	LHD	6	Yes
P014	478,195	523,507	833	2,304	44	2	LHD	5	Yes
P017	478,197	523,505	833	2,842	77	1	LHD	7	Yes
P019	478,199	523,503	832	2,838	87	2	LHD	2	Yes
P021	478,292	523,257	810	643	80	0	LHD	2	Yes
P027	478,291	523,256	810	3,600	95	0	LHD	9	Yes
P028	478,552	523,191	797	3,593	100	0	LHD	9	Yes
P029	478,552	523,189	797	4,011	115	0	LHD	4	Yes
P030	479,367	522,868	813	1,101	98	4	LHD	6	Yes
P032	478,549	523,187	797	3,016	124	1	LHD	8	Yes
P034	478,548	523,186	798	3,112	134	2	LHD	5	Yes
P036	478,533	523,189	797	753	230	0	LHD	3	Yes
P037	478,544	523,184	797	3,425	169	1	LHD	10	Yes
P040	478,546	523,185	797	2,974	150	-2	LHD	1	Yes
TOTAL				59,940				117

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

7.1.3.14	QP Statement on Drilling

The drilling, logging, and sampling is considered to follow a conventional approach suitable for the geology and deposit under investigation, and uses standard industry practices.  The results achieved are in line with expectations and the QP is not aware of any drilling, sampling, or recovery factors that could materially affect the accuracy and reliability of the results of the historical or recent exploration drilling.  The data are well documented via original digital and hard copy records and were collected using industry standard practices in place at the time.  All data has been organised into a suitable database.

7.2          Cabanasses and Vilafruns

7.2.1          Overview

A summary of the exploration undertaken within the Cabanasses and Vilafruns licences is described in the sections below. Although historical exploration and mining (pre-1960’s) is known to have occurred within the area, no data remains from this time.

The stratiform and laterally extensive nature of the ICL Iberia deposits would in a typical situation lend themselves to exploration in a grid like manner using surface drilling at an initial wide (250 - 750m) spacing, followed by infill of prospective resources to sufficient detail (50 - 100m) to enable planning and scheduling of detailed designs.

However, the depth of the deposits (800 - >1,000m) makes extensive surface drilling cost prohibitive. In addition, during surface drilling aquifer bearing rocks are intersected prior to encountering the potash bearing seams. Upon completion, surface drillholes are grouted and sealed to prevent potential water ingress into the mine.  Mineral resources located within a radius of 25 - 50m from the trace of a surface drillhole are then sterilised from mining to act as a safety pillar.  From a practical standpoint underground drilling is therefore the preferred option and is undertaken predominantly within (non-aquifer) halite located below the potash seams before being deflected upwards to intersect the mineralisation.  Although the low angle of intersection resulting from underground drilling is problematic when calculating true thickness of the seams (compared to surface drilling which intersects the seams perpendicularly), the practical benefits of underground drilling are still considered to outweigh extensive surface drilling.  As such, underground drilling comprises the bulk of all exploration drilling and is undertaken continuously by ICL Iberia and used for near mine exploration (i.e. up to 1,700m from existing mine development).  Surface drilling campaigns are undertaken less frequently and are used as step-out drilling to expand the resources beyond the near-mine area.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The exploration model relies extensively upon geological interpretation of 3D and 2D seismic surveys as an important tool in guiding exploration. These are used in conjunction with a detailed understanding of the depositional structure and chemistry of the Catalan Potash Basin and post-depositional tectonics including folding and fault structures.

7.2.2          Seismic Surveys

In 1989, 91km2 of 2D seismic surveys of Cabanasses, Vilafruns and the surrounding area between the Cardoner and Llobregat rivers was completed. The survey included 8 profiles orientated at an azimuth of 20° (perpendicular to the potash mineralisation) and four additional profiles orientated parallel to the mineralisation.

In 2005, the seismic data were reprocessed to provide greater detailed interpretation of the geometry and depth of the top of the Seam B structure.

In 2010, 40km2 of detailed 3D seismic surveys of the Cabanasses mine and the area to the north of Cabanasses was completed.

The 2D and 3D seismic surveys were merged by ICL Iberia.  The 3D survey is used as the principal survey while the 2D survey is used for peripheral areas (e.g. Agenaise Zone) located beyond the extents of the 3D survey.  The merged 2D and 3D seismic surveys for Cabanasses are shown in Figure 7.6.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 7.6:  Merged 2D and 3D Seismic Surveys of Cabanasses Area

The seismic surveys are used by ICL Iberia to identify the geometry and depth of the top of Seam B along with associated antinclinal and synclinal structures. The surveys confirm continuity of potash mineralisation beyond the extents of the mine and underground drilling and are used by ICL Iberia to guide geological interpretation and exploration drill planning.

7.2.3          Drilling

7.2.3.1	Introduction

Drilling is the principal exploration method used by ICL Iberia to delineate mineral resources. Nearly all drilling has been completed from underground with only 12 surface drillholes completed (all at Cabanasses).  Of these 12 surface holes, 2 were completed ICL Iberia in 2021 (SAG1 and SAG2) at the Agenaise zone located northeast and along strike of the existing underground mine development. At the time of this report, a third surface drillhole (SAG3) had commenced at Agenaise and a further two drillholes are planned by ICL Iberia during 2022.

A summary of the drilling completed within the Cabanasses and Vilafruns licences is shown in Table 7.3.  All drillholes were by diamond core drilling.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 7.3: Summary of Cabanasses and Vilafruns Drillholes
Year	Cabanasses		Vilafruns	Total
	Drillholes	Length (m)	Drillholes	Length (m)	Drillholes	Length (m)
Underground Drillholes
2002	-	-	13	3,417	13	3,417
2003	10	2,475	-	-	10	2,475
2004	63	21,717	6	529	69	22,246
2005	81	23,195	-	-	81	23,195
2006	60	16,612	56	15,165	116	31,777
2007	38	11,763	40	11,793	78	23,556
2008	36	10,050	45	14,829	81	24,879
2009	74	22,864	46	14,844	120	37,708
2010	129	37,887	28	7,224	157	45,111
2011	80	26,294	22	6,399	102	32,693
2012	115	36,965	-	-	115	36,965
2013	134	49,572	13	2,289	147	51,861
2014	112	35,671	20	3,978	132	39,649
2015	145	45,779	62	21,459	207	67,238
2016	251	83,941	74	29,793	325	113,734
2017	256	88,548	-	-	256	88,548
2018	262	90,166	-	-	262	90,166
2019	252	92,693	-	-	252	92,693
2020	144	56,401	-	-	144	56,401
2021	83	35,173	-	-	83	35,173
Sub-Total	2,325	787,766	425	131,719	2,750	919,485
Surface Drillholes
1963	1	999	-	-	1	999
1991	4	3,406	-	-	4	3,406
2010	1	1,258	-	-	1	1,258
2011	3	3,525	-	-	3	3,525
2018	1	966	-	-	1	966
2021	2	1,910	-	-	2	1,910
Sub-Total	12	12,064	-	-	12	12,064

Grand Total	2,337	799,830	425	131,719	2,762	931,549

The extents of the drilling at Cabanasses and Vilafruns is shown in Figure 7.7 and the drillholes coloured by drilling year are shown in Figure 7.8 (Cabanasses) and Figure 7.9 (Vilafruns).  No drilling has been undertaken at Vilafruns since 2016.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Kilometers
0
1
2
3
4
LEGEND
Surface Boreholes
Seismic Lines 2D
Seismic area 2D
Seismic area 3D
Isobath Seamb 1000
Isobath Seamb 1100
Isobath Seamb 1150
Isobath Seamb 1200
Isobath Seamb 1300
Cabanasses Mine
Vilafruns Mine
Navas
Balsareny
Súria
Sallent
LLOBREGAT
T1
T1A
T2
T2A
T3
T4
T5
L1
L1A
L2A
SAL VICTORIA 3
SAL VICTORIA 2
SURIA 21
SURIA 22
SURIA 16
SURIA 13
SURIA 12
SURIA 10
SURIA 7
SURIA 2
BALSARENY
SALLENT 11
SOC MINERA NO
SOC MINERA SE
BETA 1
BETA 2
BETA 3
BETA 4
PISA 1
PISA 4
PISA 101
PISA 102
PISA 103
C-3 bis
C-2 bis
C-4bis
Castellnou
rampa 6
rampa 1
N

Figure 7.7:  Extent of Drilling at Cabanasses and Vilafruns

Legend
YEAR
(cab_dd_holes)
[ABSENT]
[1963,1964]
[1991,1992]
[2000,2005]
[2005,2010]
[2010,2015]
[2015,2018]
[2018,2021]
N
SURIA21
C4BISA
SURIA22
SAG1
SURIA16
SAG2
C3A
C2BISA
SURIA18
C1A
VE1
SURIA23
1km

Figure 7.8:  Underground and Surface Drillholes at Cabanasses by Drilling Year

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Legend
YEAR
(vil_dd_holes)
[ABSENT]
[2002,2004]
[2004,2006]
[2006,2008]
[2008,2010]
[2010,2012]
[2012,2014]
[2014,2016]
N
1km

Figure 7.9:  Location of Underground Drillholes at Vilafruns by Drilling Year

7.2.3.2	Underground Drilling

Underground drilling is the principal method of exploration drilling for near-mine resources and is undertaken continuously by ICL Iberia.

Core drilling is performed using the ‘fan and deflection’ drilling techniques as developed and introduced by Cleveland Potash Limited (CPL) at the Boulby potash mine in the UK.  Underground long hole drilling (LHD) with multiple deflections up into the potash seams is used to intersect the mineralisation. In the first instance, a single horizontal parent hole is drilled in the halite below Seam A to a distance of up to 1,400m.  At the maximum horizontal extents of the drillhole the drill head is then deflected upwards to intersect the potash seams.  After intersecting through the mineralisation, the drill head retreats along the parent hole (typically 80 - 100m per retreat) before being deflected upwards again to intersect the mineralisation. Using this technique, numerous intersections can be completed from a single parent hole.  A schematic of the LHD drilling method is shown in Figure 7.10.

Figure 7.10:  Schematic Cross Section of LHD Drilling Method

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Core is returned from the drill head using a pressurised brine (KCl and NaCl saturated) flush as a medium to push the drill core back up the drill string. Brine is used instead of water to prevent dissolution of the halite or sylvinite.  The core pieces are ejected from the drill string and are collected in baskets mounted at the back of the drill rig which allow the brine flush to drain away.  At the drill site, the pieces of drill core are then placed on metal trays by the drill crew and re-assembled to best correspond to their original sequence.  From and to tags are then inserted to record the depth of each 3m run within halite and 1m within the potash seams.

Collection of cores in this manner means the orientation and order of the core within each 1m run (for the potash seams) is not always exactly preserved.  To prevent mix-up of core from adjacent runs the hole is flushed and all core is returned prior to commencing the next run.

LHD operates using a diamond impregnated matrix style drill bit and is a continuous coring system producing NQ size core (47.6mm diameter).  Drill rods are 3 m in length.  The potash seams are competent and core recovery is consistently around 100%.  Core recovery is not quantitatively recorded during drillhole logging but notes are made systemically by the geologist regarding the quality of core returned.  No correlation is observed between grades and core recovery.

Drillhole collar locations are surveyed using a total station and are checked by a geologist prior to drilling. Downhole surveys are completed every 30m using a Reflex EZ single shot tool and reducing to 15m when close to the point of deflection from the parent hole.

7.2.3.3	Surface Drilling

Surface drilling is undertaken as separate campaigns and consists of step-out drilling for exploration beyond the near-mine area.  Due to issues associated with surface access, deep drilling depths (800 – 1,000m) and sterilisation of resources in proximity to surface drillholes (to prevent water ingress), surface drilling is less frequently used.

Drilling is completed as near-vertical drillholes of 900 – 1,300m length.  Previous surface drilling campaigns were completed using core drilling for the entire length of the drillhole, however,  for the 2021 campaign, drilling initially commenced using rotary percussion methods.  Chip samples were logged and photographed and as the drill head approached the potash seams, drilling then switched to diamond core (wireline).  Drilling produces HQ (occasionally NQ) diameter drill core and core recovery is 100%.

Drillhole collar locations are surveyed using a GPS survey instrument.  Downhole surveys are completed every 30m using a Reflex EZ single shot tool and are also surveyed by a televiewer which provides a continuous downhole survey.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

7.2.3.4	Effects of Crystallisation of Drilling Brine on Drill Core

The drilling brine used for routine drilling operations is supersaturated with NaCl, KCl and MgCl to avoid the dissolution of the halite, sylvinite and carnallite during drilling. The brine is produced from a mixture of rock salt, potash product (95.5% KCl) from the process plant and carnallite rock obtained from the mining operations.

After the core is obtained from the drilling rig and stored in the drilling bay for subsequent logging and sampling, the brine at the surface of the core evaporates, depositing a thin layer of salts (variable amounts of halite, sylvinite and carnallite) on the core surface. To assess if any significant contamination of the drill core results from contact with the drilling brine, a study was completed by ICL Iberia using 18 rock salt samples collected from the working face of a continuous miner. Of these samples, 9 were analysed for KCl (%), MgCl (%) and Ca2+ (%) as a control group. To replicate the conditions of the drill core during routine drilling operations, the other 9 samples (brine group) were submerged in drilling brine for 25 minutes, then dried in air before being analysed for the same compounds.

Within the rocksalt, a positive correlation exists between KCl and Ca2+ due to the presence of minor polyhalite ([K2Ca2Mg(SO4)4•2H2O]). If no significant contamination occurs from the drilling brine then the same relationship between KCl and Ca2+ should be observed in the brine group samples. Based on this, the results of the analysis of the control group and the brine group samples for KCl and Ca2+ are shown in Figure 7.11.

Figure 7.11: Results of Analysis for KCl (%) and Ca2+ (%) for Control and Brine Group Samples

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Overall, a similar linear relationship between KCl and Ca2+ is observed for the brine group samples as for the control group samples (note: two samples within the brine group with elevated Ca2+ and low KCl values are attributed to the presence of anhydrite (CaSO4) in these samples). This indicates that no significant contamination from the drilling brine has occurred which would have resulted in elevated levels of KCl in the brine group samples (relative to the original relationship of KCl and Ca2+ in polyhalite).

7.2.3.5	Adjustment of KCl Grade for Carnallite Content and Dissolution of Drillcore

The majority of the total KCl content of the potash seams is derived from sylvinite, however, minor carnallite (KClMgCl26H2O) is also present.  Laboratory analysis provides total KCl and an adjustment is made by ICL Iberia to reflect only the KCl reporting from sylvinite (as carnallite is not recoverable by the current processing methods).  The following empirical formula derived from the stoichiometry of carnallite is used by ICL Iberia to adjust total KCl content to give KClcorr (i.e. KCl in sylvinite):

KClcorr = (KCl) - (MgCl2 x 2.916 x 0.2684)

As a result of the adjustment, the KClcorr value will be lower than the KCl (total) value, except for the following:

•
Instances where the drilling brine was not sufficiently saturated, results in differential dissolution of the drillcore, whereby, sylvinite is partially dissolved and a higher proportion of halite remains;

•
In cases of differential dissolution, the remaining drillcore diameter is measured by a geologist using a calliper and the proportion of sylvinite that has been dissolved is estimated and a Leach Factor (LF) is recorded in the drillhole database to reflect this;

•
The L.F is used to correct the KCl values to account for the missing proportion of sylvinite from the drillcore.  An LF value of 1 means no dissolution of drill core has occurred and no adjustment is made.  LF values of >1 reflect the proportion of dissolution and the resulting KClcorr value will be higher than the KCl (total) value.

A comparison of the KCl (total) and KClcorr values for samples located within the Seam A and Seam B wireframes at Cabanasses is shown in Figure 7.12 and a statistical analysis is shown in Table 7.4.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

a) Cabanasses Seam A	b) Cabanasses Seam B (including Transformada)
Figure 7.12:  Histograms comparing KCl (%) and KClcorr for Cabanasses Seams A and B

Table 7.4: Summary Statistical Analysis of KCl (%) and KClcorr at Cabanasses
Year	№ of Samples	Minimum	Maximum	Mean	Variance	Standard Deviation	Coefficient of Variation
Seam A
KCl	10,074	0	89.6	24.2	263.2	16.2	0.67
KClcorr	10,074	0	89.4	24.3	276.2	16.6	0.68
Seam B (including Transformada Zone)
KCl	5,266	0	90.4	40.2	186.5	13.7	0.36
KClcorr	5,266	0	90.1	38.2	213.1	14.6	0.38

The effect of the adjustment of KCl to KClcorr on the overall drillhole database is minor, with similar mean grades and population distributions observed for both values.  For the purposes of mineral resource estimation, the KClcorr grades are used by ICL Iberia.

7.2.3.6	Calculation of True Thickness and Grade

For each sample, the angle of intersection with the potash seam (based on the centre line axis of the drillcore) is measured with a protractor by a geologist during the first stage of geological interpretation.  The angle is recorded in the drillhole database (incl. field). In instances of variable angles of a sample, an average angle is taken.  The angle of intersection is then used to calculate the true thickness of each sample using the sine value of the angle.  Further details on the calculation of true thickness and grade are included Section 11.3.6.

7.2.3.7	Drill Sections

Geological cross sections showing the underground drilling at Cabanasses and Vilafruns are shown in Figure 7.13 and Figure 7.14 respectively.

7.2.3.8	QP Statement on Drilling

The drilling, logging, and sampling is considered to follow a conventional approach suitable for the geology and deposit under investigation, and uses standard industry practices.  The results achieved are in line with expectations and the QP is not aware of any drilling, sampling, or recovery factors that could materially affect the accuracy and reliability of the results of the historical or recent exploration drilling.  The data are well documented via original digital and hard copy records and were collected using industry standard practices in place at the time.  All data has been organised into an appropriate exploration database.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

a) Plan View of Cross Section Profiles C097 and C116 at Cabanasses
b) Geological Cross Sections of Profiles C097 and C116 at Cabanasses

S
Proved reserves - North of Cabanasas
N
300.2
400.1
400.5
400.7
501.7
501.2
501.1
C097
N
Proved Reserves - South of Cabanasas
S
114.1
114.3
114.5
C116
Capa C
ST
T/Carn
B
S2
A
SM sup
SM
100
0
100
200
300
400 meters

Figure 7.13:  Geological Cross Sections of Underground Drilling at Cabanasses

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

a) Plan View of Cross Section Profiles V031 and V022 at Vilafruns
b) Geological Cross Sections of Profiles V031 and V022 at Vilafruns

S
N
Bloque 4
B. 2W
Bloque 13
Bloque 14
Bloque 16
V031
E
W
Bloque 8
Bloque 10
Bloque 11
V022
Capa C
ST
T/Carn
B
S2
A
SM sup
SM
100
0
100
200
300
400 meters

Figure 7.14:  Geological Cross Sections of Underground Drilling at Vilafruns

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

7.3          Rotem

7.3.1          Overview

All exploration at Rotem, Oron and Zin is carried out by surface drilling.  No other data is used in the production of Mineral Resource estimates.

7.3.2          Drilling

All surface drilling is carried out using a conventional mobile six wheel drive combination drill rig which has the ability to drill Rotary Air Blast (RAB) style chip samples, or to drill a 110mm diameter solid core (Photo 7.1).  All holes are drilled vertically down from surface.

The RAB chip samples are used for establishing grade boundaries of the different seam intersections and assist the geologist in establishing the primary geological horizons.  The drilling is carried out by a contractor, but under the direct field supervision of Rotem geologists.

Drillhole spacing varies and generally is in the range of 100 - 150m.  Drillhole spacing can be lower with infill holes added as required to provide more detailed data where rapid variation in seam thickness or variable chemistry of samples is expected/seen and drillhole spacing can be as low as
60 - 70m in places where more supporting information is required.  Reasons for a smaller grid spacing may include steep dips in seam, changing seam thickness, variable chemistry or in places where karstic features have developed.

Photo 7.1:  Contractor’s Mobile Combination RAB/Core Drill Rig

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Field logging is carried out by geological personnel.  Logging is carried out by review of the chips produced by RAB drilling.  Logging is carried out on 1m intervals for overburden or caprock but on 20cm intervals once the phosphate layers are reached.  Logging sheets record standard data including drillhole ID, logging and matching sample depth interval depths and a qualitative description.

As a product of the RAB drilling method, rock chip (or ‘dust’) samples are collected at 20cm intervals in phosphate and interburden layers to produce a 1½ to 2 kg sample, which is described and recorded by the geologist on-site.

Samples are not weighed, so recovery is not quantitatively measured, but if the hole is dry – as it is in 95% of cases – the sample recovery is high.  When the hole is wet or sticky, the rods are pulled frequently to maximise recovery and to minimise chip build-up on the sides of the drill hole.

Whole core (110 mm) samples are recovered for conducting laboratory bench scale testing of different seams and different ROM ore types by simulating washing, flotation, size classification etc.  A log is compiled from the diamond drill core to provide more detailed geology.  Core recoveries are calculated but no structural (geotechnical) measurements or logging is carried out.  The open pits are relatively shallow and so no geotechnical modelling is undertaken, further information is presented in Section 13.3.2.2.

Whole core testing is carried out by the laboratory so no core remains from the phosphate bearing intersections and core is not photographed before sampling.  Core recovery in the phosphate bearing seams is variable and typically results in some loss due to the friable nature of the phosphate rock.  If recovery is considered to be less than 80% however, the core is not used for a laboratory sample (and therefore omitted from the mineral resource modelling).

In overburden or caprock layers, logging and sampling is carried out at 1m intervals (Photo 7.2).

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Photo 7.2:  1m Spaced Chip Samples Collected in the Un-Mineralised Overburden (Un-Sampled)

Figure 7.15, Figure 7.16, and Figure 7.17 illustrate the high density of exploration drilling that has been carried out at the Rotem, Oron and Zin sites respectively.  Drill spacing is typically in the range of 100 - 150m but can be decreased to take into account changes in seam thickness or dip or changes in chemistry.

7.3.3          QP Statement on Drilling

The drilling, logging, and sampling is considered to follow a conventional approach suitable for the geology and deposit under investigation, and uses standard industry practices.  The results achieved are in line with expectations and in the QP’s opinion, there are no drilling, sampling, or recovery factors that could materially impact the accuracy and reliability of the results.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 7.15:  Drill Hole Locations at Rotem

Figure 7.16:  Drill Hole Locations at Oron

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 7.17:  Drill Hole Locations at Zin

7.4          DSW

7.4.1          Overview

DSW deposits are not a conventional soft/hard rock deposit, nor a groundwater (aquifer) deposit, and extraction of mineral is from natural evaporation of hypersaline brines.  As such there is no standard ‘exploration’ approach as is typically understood for a mineral deposit.  For example, no conventional exploration drilling has been conducted on the DSW.

In the early part of the 20th century, the Dead Sea began to attract interest from chemists who deduced the sea was a natural deposit of potash (potassium chloride) and bromine.  A concession was first granted in 1929 (Palestine Potash Company) and the first plant commenced production in 1931 and produced potash by solar evaporation of the brine.  Essentially the operation continued to develop  until the operations was paused in southern plant (Kalya was destroyed by the Jordanians) in the 1948 Arab–Israeli War.  Subsequently, the DSW was founded in 1952 as a state-owned enterprise based on the remnants of the Palestine Potash Company and in 1995 the company ICL Group Ltd. (ICL) was privatised.

Exploration is essentially limited to the chemical analysis of source brine from the northern Dead Sea basin and the monitoring of brines from change in concentration on transfer between the various ponds of the operation.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

From the first pond (pond 5) and the start of halite precipitation the brine solution decreases in NaCl concentration and increases in KCl concentration until at pond 13, KCl is present at approximately 20g/kg in the brine.  From pond 13 through to pond 36, KCl content steadily decreases with continued precipitation of carnallite.  From pond 36, the remaining brine is returned to the northern Dead Sea source at a concentration of approximately 5g/Kg.  These concentrations are monitored on a regular basis, at fixed stations, by sampling of the brines.

7.5          YPH

7.5.1          Overview

As presented in Section 5.5.1 of this TRS, the Project area has been subject to several historical and recent exploration campaigns targeting phosphate mineralisation of economic grade.  These exploration campaigns included a combination of mechanical trenching, surface geological mapping, topographic surveys, exploration drilling and geotechnical drilling.  A high-level summary of the historical and recent exploration campaigns is presented in Table 7.5.

Table 7.5: Summary of Exploration Campaigns for YPH
Year	Group	Type of Exploration Work
1955	Southwest Geological Bureau	Regional geological mapping
1966	Yunnan Geological Bureau	Geological mapping of northern limb of Xiangtiaochong anticline
1973	Yunnan Geological Bureau	Geological survey, DDH drilling and Trenching of Blocks 1 and 2 of the Haikou deposit
1974	Yunnan Geological Bureau	Additional Geological survey, DDH drilling and Trenching of Blocks 1 and 2 of the Haikou deposit
1980	Yunnan Chemical geological team	Geological survey, DDH drilling and Trenching of Blocks 4 of the Haikou deposit
2009 – 2014	Yunnan Chemical geological team	Infill drilling

Yunnan Phosphate Group Engineering Construction Co., Ltd has been engaged since 2014 to complete the mine verification work and supporting technical studies as required by the People’s Republic of China (PRC) regulation in support of YPH’s applications for the renewed exploration and mining lease permit related to Haikou Licence.

7.5.2          2010 Outcrop/Subcrop Trenching

Extensive surface trenching was performed on the Project as part of the exploration programmes during the 1973, 1974, and 1980 exploration campaigns.  While the trench data provides good basis for increased geological confidence and establishing geological continuity, the data and observations are often not representative of the full thickness and grade of the phosphate layers.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

While the trench sample data were not used for Mineral Resource modelling purposes, the knowledge gained was used as part of the geological mapping data for phosphate layer interpretations and for Mineral Resource classification.

It is recommended to continue to exclude outcrop and trench sample data from any future updates to the Mineral Resource estimates.

7.5.3          Exploration Drilling

7.5.3.1	Drilling Methods

Exploration drilling programmes targeting Phosphate mineralisation on the project have been carried out by the geological team of Yunnan Geological Bureau from 1973 to 1974 and Yunnan Chemical geological team in 1980.  Infill mine development drilling was further added during 2009, 2010, 2011, and 2014.  Core drilling techniques has been the only type of drilling used during each of the drilling programmes.

A summary of the core drilling completed during the various drilling programmes is presented in Table 7.6, and a drill hole location map is illustrated in Figure 7.18.

Table 7.6: Exploration and Infill Drilling Summary for YPH
Year	Group	№ Holes Drilled
1966	Yunnan Geological Bureau	7
1973	Yunnan Geological Bureau	71
1974-1980	Yunnan Geological Bureau	47
2009	Yunnan Chemical geological team	37
2010	Yunnan Chemical geological team	30
2011	Yunnan Chemical geological team	85
2014	Yunnan Chemical geological team	23
Total		300

All holes have been drilled vertically using various diameters ranging from 117mm for pre-collar, 79mm for infill drilling, 63.5mm (HQ) and 47.6mm (NQ) for exploration drilling.

7.5.3.2	Drill Sample Recovery

For the core drilling programmes, core recovery was recorded for each cored interval.  Core recovery was determined by measuring the recovered linear core length and then calculating the recovered percentage against the total length of the core run from the drill advance.

7.5.3.3	Drill Hole Logging

Drill hole logging was conducted by core logging geologists either on site at the drill or at the Haikou core storage facility.  All logging was reviewed by the senior site geologist.  All core samples have been geologically logged to a level of detail to support appropriate Mineral Resource estimation, such that there are lithological intervals for each drill hole, with a correlated geological/lithological unit assigned to each interval.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The QP has reviewed all unit boundaries in conjunction with the YPH senior geologists, and where applicable, adjustments have been made by the QP to the mineralised units based on the assay results intervals to limit geological dilution.

Block 4
Block 2
Block 1
Lease Boundary
Block 3
Mineral Rights Only
Exclusion
Drillholes
N24°47'6"
N24°46'30"
N24°45'18"
E102°27'54"
E102°29'6"
E102°29'42"
E102°30'18"

Figure 7.18:  Drill Hole Location Plan for YPH

7.5.3.4	Drill Hole Location of Data Points

Collar Positional Surveys

All drill holes were surveyed using Southern Spirit S82 GPS system, which used four GPS units to simultaneously measure coordinates, with a standard E-level (equivalent to I Grade wire) achieving a high degree of accuracy.  Similarly, all geological mapping, trench channel sampling and topographic survey has adopted a similar high precision approach.

Downhole Positional Surveys

All core drill holes have been drilled and assumed to be vertical.  Vertical deviations were monitored through all drilling programmes by measuring deviations at every 100m downhole.  The overall rate of deviation remained below 3° for over 95% of the drilling.  Those with higher than 3° deviation were mainly shallow holes with no significant impact.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Drill Hole Data Spacing and Distribution

Drill lines are aligned to 35° NE section lines, spaced at 125m on average. Hole spacing on the section lines are also at 125m on average.  Parts of Block 3 has been further infill drilled to 62.5m × 62.5m whereas certain areas within Block 4 remains at larger drill spacing of 250m and greater.  The QP considers the drill hole spacing sufficient to establish geological and grade continuity appropriate for a Mineral Resource estimation.

Relationship Between Mineralization Widths and Intercept Lengths

The upper and lower phosphate bearing layers of economic value have a gentle dip / plunge angles of 5 to 7° towards north to north-east for Blocks 1, 2, and 4 and towards southeast at Block 3.  In rare cases, and in proximity of few of local faults, the dip angles have reached to 20° and higher.  Upper Layer thickness varies from 3.0m to 8.0m and 7.0m on average, Lower Layer from 2.0m to 6.0m and 5.0m on average.  Interburden thickness between the Upper and Lower Layers varies between 1.8m to 14.4m and 10.0m on average.  Based on the geometry of the mineralisation, it is reasonable to treat all samples collected from drill holes at intercept angle of 90° as representative of the true thickness of the zone sampled.

7.5.3.5	QP Statement on Exploration Drilling

The drilling, logging, and sampling is considered to follow a conventional approach suitable for the geology and deposit under investigation, and uses standard industry practices.  The QP has reviewed all unit boundaries in conjunction with the YPH senior geologists, and where applicable, adjustments have been made by the QP to the mineralised units based on the assay results intervals to limit geological dilution.  The QP is not aware of any further drilling, sampling, or recovery factors that could materially affect the accuracy and reliability of the results of the historical or recent exploration drilling.  The data are well documented via original digital and hard copy records and were collected using industry standard practices in place at the time.  All data has been organised into a current MAPGIS database.  The data has undergone thorough internal data verification reviews, as described in Section 9.5 of this TRS.

7.6          QP Statement on Hydrogeological Drilling

The QP is not aware of any factors relating to hydrogeological data collection that could materially affect the accuracy and reliability of the results of the hydrogeological analyses.  The data are well documented via original digital and hard copy records and were collected using industry standard practices in place at the time.  All data has been organised into a current and secure spatial relational database.

7.7          QP Statement on Geotechnical Drilling

The QP is not aware of any drilling, sampling, or recovery factors that could materially affect the accuracy and reliability of the results of the geotechnical drilling data.  The data are well documented via original digital and hard copy records and were collected using industry standard practices in place at the time.  All data has been organised into a current and secure spatial relational database.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

8          SAMPLE PREPARATION, ANALYSES AND SECURITY

8.1          Boulby

8.1.1          Introduction

All samples used in the production of the Mineral Resource estimate were collected by longhole drilling and have been assayed by the on-site laboratory owned and operated by ICL Boulby. The on-site laboratory is currently not independently certified.

8.1.2          Sample Preparation

All sample preparation for the samples used in the Mineral Resource estimate was carried out in the ICL Boulby laboratory. The sample preparation procedure was as follows:

•	Clean the crusher and remove contamination including the jaws, collection pan, hopper, and general area. This is done between every sample
•	Adjust the jaws to the 2.5mm position
•	Turn the crusher on and pour the sample into the hopper
•	Once all the material has been crushed at the 2.5mm aperture place the sample into a sampling bowl.
•	Inspect and clean the sample splitter (riffle) and collection pans to remove any residues or lodged materials.
•	Pour the material evenly over the riffle splitter. Discard one side back into the sample bag. Continue riffling the retained side until the sample is reduced to ≈100g
•	Pour the sample into a metal tray and place in the lab oven at 120°C for 20 minutes.
•	Inspect and clean the ring and puck mill including the barrel and rings. This is done between every sample.
•	Remove the sample from the oven and pour into the polyhalite specific barrel.
•	Grind the sample for 20 seconds at 1,200rpm to target of 200 microns.
•	Brush out the sample and seal in a labelled plastic bag.

8.1.3          Analysis Method

All analysis for the samples used in the Mineral Resource estimate was carried out in the ICL Boulby laboratory. Samples were analysed via wet chemistry techniques as follows:

•	From the 100g sample accurately weigh out a 1g ±0.0001g sub-sample
•	Place the 1g sample in a clean 600ml beaker and slowly add 400ml of de-ionised water to avoid sample caking.
•	Place the beaker on a hotplate and boil for 30 minutes
•	Cool the beaker and transfer the contents to a 500ml volumetric flask. Top up to the mark.
•	Analyse for Na+ and K+ content using flame photometry
•	Analyse for Ca2+ and Mg2+ and subsequently Cl- content using automatic titration or if not possible using manual titration
•	Record the results by hand in the “geology book” and then enter the data into the relevant geology sample spreadsheet.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

8.1.4          Sample Security

Core samples were collected underground at the drill rig location and are tagged, sealed in bags and placed within a metal box.  Each bag contains a sample number tag and has the drill hole intersection number written on the front.  Samples are separated by intersection to prevent samples getting mixed up or being lost.

Samples remain underground until there is capacity for them to be processed on surface to reduce potential exposure to moisture.  Samples were delivered to the on-site laboratory where they were prepared for analysis.  A sample record is kept by the geology department noting the identity and number of samples that have been dispatched to the laboratory.

8.1.5          Quality Assurance and Quality Control (QA/QC)

8.1.5.1	Introduction

The drill hole samples used as the basis of the MRE presented in this report were collected from exploration programmes completed between 2012 and 2018.  Drill programmes completed in this time did not make use of reference materials, blanks or duplicate samples submitted by the geological department or make use of an independent laboratory for verification of results.  QA/QC analysis as reported below was limited to internal laboratory control testing. Since 2018, work has been on-going to develop and implement the use of additional QA/QC samples, appropriate for use in assessing polyhalite content, in line with industry best practice.

8.1.5.2	Internal Laboratory Controls

During the analysis of drillhole samples, the Boulby laboratory analysed control solutions to check for significant error such as equipment failure or human error.

Prior to 2018 a “50/50” control was used which was made up in the laboratory and contained 50% KCl and 50% NaCl.  The results of this analysis show a normal distribution of results without significant bias or trend.

From May 2018 onwards, control solutions were analysed for each element in the analysis of polyhalite at both the start and the end of a batch of samples. The quoted errors for the analytical instrumentation are ±5% of the true value. The laboratory uses a tighter pass/fail criterion of ±2% of the true value except for sodium which uses an absolute ±0.2%.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The control data results are shown in Table 8.1.  The results show acceptable levels of accuracy and precision with only slight bias notable in the sodium.

Table 8.1: Control data since May 2018
Element	Theoretical Value (%)	Ave. Lab Result (%)	Above Instrument Error		Below Instrument Error
			Count	Percentage	Count	Percentage
K	12.00	12.00	1	0.02%	2	0.05%
Na	3.00	3.14	16	0.4%	0	0.0%
Ca	11.65	11.71	224	5.1%	1	0.02%
Mg	4.93	4.86	87	2.0%	308	7.1%
Cl	90.00	89.65	0	0.0%	5	0.2%

Element	Theoretical Value (%)		Analytical Error	Absolute Error (%)	Upper Limit (%)	Lower Limit (%)
K	12.00		2.0%	0.24	12.24	11.76
Na	3.00		0.2	0.20	3.20	2.80
Ca	11.65		2.0%	0.23	11.88	11.42
Mg	4.93		2.0%	0.10	5.03	4.83
Cl	90.00		2.0%	1.80	91.80	88.20

In addition to the 50/50 control, three standard solutions were analysed on the flame photometer (which measures K and Na) to monitor performance.  Standard solutions were prepared in house using analytical grade KCl and NaCl for 120ppm, 240ppm and 360ppm potassium and sodium which covered the expected range of concentrations.

All three solutions were analysed at the start of a sample batch, and a calibration curve was produced for fitting subsequent results.  The standard solutions were run three times before and after a sample batch was analysed to the monitor the performance of the photometer.  If a control test fell outside acceptable limits, then the source of error was investigated, and the sample run retested.

8.1.6          Discussion

The sample security measures, the sample preparation procedure and the analytical methodology covering the exploration period of samples used in the MRE were designed to act as a clear pathway from drill to laboratory, to avoid sample mixing or contamination during sample handling or preparation and to avoid gross errors in sample analysis.  However, in terms of industry standard QA/QC procedures some basic elements were omitted that would have helped monitor assay accuracy, precision, and contamination, namely reference samples, duplicate samples or blank samples that would normally have been submitted alongside exploration samples as part of the sample stream.  These omissions were partly the result of the unique nature of polyhalite and the lack of certified materials for the elements under investigation.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

An independent audit of procedures identified these gaps in QA/QC and subsequent to this audit a halt was placed on sample analysis until a more robust procedure was implemented.  Work in the intervening time has been completed to identify and test suitable material for use as blank samples for monitoring contamination and for standard reference materials to monitor accuracy.  In addition, a system of sample duplicate analysis for monitoring precision has begun.  Sample analysis of exploration drill samples at Boulby mine laboratory has restarted but no samples analysed alongside this new set of QA/QC samples are included as part of the current MRE and, as such, a review of the QA/QC results are not included in the sections above.

In the opinion of the QP, the standard operating procedures used for the sample security, sample preparation and analysis were generally robust and well managed but the lack of QA/QC for the data used for the MRE has implications for Mineral Resource classification and this is discussed in the Mineral Resource chapter.  Despite these concerns, given the tabular and continuous nature of the polyhalite mineralisation and the variable halite content of the polyhalite seen during mining operations, minor issues with precision and accuracy have little bearing on interpretation of the base and top of polyhalite positions and decisions on the location of final mining cuts are always made on the basis of short-range grade control rather than exploration drilling.  The lack of a full suite of QA/QC samples has little bearing on the overall geological interpretation and planning decisions made on longer (annual) production increments.

8.2          Cabanasses and Vilafruns

8.2.1          Underground Drilling Samples

8.2.1.1	Core Logging

All core from underground drilling is logged at the drill site and no core is brought to the surface except for those potash samples that have been bagged for analysis. Non-mineralised (halite) lithologies are also logged and this drill core is disposed of underground. Core from Seam A, B, transformada and carnallite are sampled based on 1m to 3m sample lengths or split at lithological boundaries. Core is photographed routinely, and basic measurements are made from the core for structural interpretation purposes. A description of the database core logging codes is provided in Section  11.3.3.1.

8.2.1.2	Core Sampling

Core from underground drilling is whole core sampled, collected, and transferred into heavy-duty plastic sample bags (containing internal and external sample tags). The samples are transported to the surface and delivered to the sample preparation facility. All samples are collected by the mine geologist assigned to that drill rig who has responsibility for delivery of the samples.

8.2.1.3	Sample Preparation

At the sample preparation facility, samples (11-12kg) are crushed to 2.5mm using a Retsch® BB200 jaw crusher which is cleaned with compressed air after each sample. The sample is then manually homogenised and split by a technician using the cone and quarter method (undertaken 5 times) to produce a 350g sample which is submitted to the laboratory for pulverising. The coarse reject samples are then disposed of.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

A summary of the drill core sample preparation procedures for samples from underground drilling is shown in Figure 8.1.

Figure 8.1:  Summary of Sample Preparation of Drill Core Sample from Underground Drilling

8.2.1.4	Sample Analysis

Analysis of samples is undertaken by Atomic Absorption Spectrometry (AAS) at the Cabanasses laboratory. Samples are analysed for KCl, Ca2+ and MgCl2. Laboratory results usually take 3 -5 days to be completed and the laboratory system is linked to the geological database. This is the main reason for being unable to conduct grade control sampling for working headings as results are needed within 24hrs or less.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

For each of the crushed samples, 20 grams of sample are weighed and dissolved with 200 ml of purified water. To improve solubility, the mixture is boiled for 5 minutes and subsequently cooled and made to the mark in a 500 ml flask. Finally, the solution is filtered before taking the analysis aliquot.

Determination of KCl

If the sample is mostly potash, 25 ml of the filtered solution is taken and diluted in a 1000 ml flask, and this diluted sample is analysed by the AAS. If the sample is mostly halite, 25 ml of the filtered solution is taken and diluted in a 250 ml flask, and this diluted sample is analysed by AAS. Analysis by AAS provides the % KCl present in the sample

Determination of Ca and Mg

From the filtered sample, the Ca and Mg content is determined by titration with EDTA (Ethylenediaminetetraacetic acid).

8.2.2          Surface Drilling Samples

8.2.2.1	Core Logging

Surface drilling initially commences using rotary percussion drilling and returned chip samples of non-mineralised lithologies are logged and photographed at the drill site before being disposed of. Prior to intersecting the potash seams, drilling switches to core drilling and the collected core is placed into heavy duty plastic core trays and transported to the Vilafruns facility for logging and sampling.

8.2.2.2	Core Sampling

Samples are taken based on 0.6m to 1m sample lengths or split at lithological boundaries. The core is split using a radial arm saw along the longitudinal axis of the core. The half core samples (≈2kg) are transferred into heavy-duty plastic sample bags (containing internal and external sample tags) and transported to ALS Minerals (Sevilla) for sample preparation and analysis. Remaining half core samples are retained for core storage.  ALS Minerals (Sevilla) is an independent accredited laboratory facility, part of the global ALS group carrying ISO/IEC 17025:2017 and ISO 9001:2015 certification.

8.2.2.3	Sample Preparation

Sample preparation by ALS Minerals (Sevilla) of the ≈2kg half core samples includes:

•	Drying (ALS code: DRY-22);
•	Crushing to better than 70% of the sample passing 2mm (ALS code: CRU-31);
•	Riffle splitting to produce a sample weight of 250g (ALS code: SPL-21); and
•	Pulverising to better than 85% of the sample passing 75 microns (ALS code: PUL-31).

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

8.2.2.4	Sample Analysis

Analysis by ALS (Sevilla) of surface drilling samples is undertaken by X-Ray Fluorescence Spectroscopy (XRF). Prior to analysis, the sample (0.66g) is fused with a lithium metaborate and lithium tetraborate flux (12:22 ratio) and lithium nitrate oxidising agent is added. The sample is then analysed by XRF for a suite of compounds including: Al2O3, BaO, CaO, Cl, Cr2O3, Fe2O3, K2O, MgO, MnO, Na2O, P2O5, SO3, SiO2, TiO2.  The analysis provides a “total” value for the compounds. The lower and upper analysis tolerances for K2O are 0.01% and 60.0%, respectively. The K2O (%) values are subsequently converted by ICL Iberia into KCl (%) using the empirical formula: KCl = K2O / 0.6317.

8.2.3          Quality Assurance and Quality Control

8.2.3.1	Introduction

Prior to February 2019, no QA/QC samples were submitted by ICL Iberia for either underground drilling or surface drilling. During 2019, ICL Iberia commenced submission of internal and external pulp duplicate samples of the underground drilling to the Cabanasses laboratory and ALS (Sevilla), respectively. In 2021, an updated QA/QC programme commenced for the underground drilling and included coarse duplicates, pulp duplicates, blank material and three in-house prepared standard reference materials. No formal QA/QC programme for the samples from the surface drilling is currently implemented by ICL Iberia.

8.2.3.2	QA/QC 2019 - 2021

During 2019 – 2021, QA/QC submissions consisted of internal and external pulp duplicate samples as discussed below.

Internal Pulp Duplicates (Cabanasses Laboratory)

Internal pulp duplicates comprise of a second sample taken after pulverising during sample preparation. The pulp samples are then submitted blind to the laboratory for analysis.

A total of 216 internal pulp duplicate samples from the underground drilling were submitted by ICL Iberia to the Cabanasses laboratory for analysis by AAS.  Summary results of the primary and duplicate samples are shown in Figure 8.2.

The results of the analysis show generally good levels of precision for the pulp duplicates with only minor outlier values present.  Typically for pulp duplicates, WAI considers a HARD value of >90% of the population being less than 10% HARD to be acceptable, based on the analysis, a HARD value of 97% is attained.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Cabanasses Project - UG-LHD Cabanasses Drilling Campaign - Laboratory Duplicate						
Primary Laboratory:	IBP		Primary	Duplicate		Primary vs Duplicate
Assay Method 1:	AAS	Minimum:	0.91	0.91	Correlation Coefficient:	0.99
Duplicate Laboratory:	IBP_check	Maximum:	70.5	70.8	Mean HARD:	1.66%
Assay Method 2:	AAS	Mean:	28.55	28.86	Median HARD:	0.81%
Number of Pairs:	216	Median:	29.05	29.2	Mean HRD:	0.51%
Element:	KCl	Standard Deviation:	16.18	16.32	Median HRD:	0.00%
Unit	%	Coefficient of Variation:	0.57	0.57	% of Pairs < 10% HARD:	97.7%

Laboratory Duplicate
Correlation Plot (IBP vs IBP_check)
y = 0.9936x + 0.4872
R² = 0.9704
IBP_check Assay: KCl (%)
IBP Assay: KCl (%)
Data Reference Line Linear (Data)

Laboratory Duplicate
QQ Plot (IBP vs IBP_check)
IBP_check Assay: KCl (%)
IBP Assay: KCl (%)
Data Reference Line

Laboratory Duplicate
Cumulative Frequency Plot (IBP vs IBP_check)
Cumulative Frequency (%)
KCl (%)
Duplicate Assay Primary Assay

Laboratory Duplicate
Rank HRD Histogram Plot (IBP vs IBP_check)
Frequency (%)
HRD (/No Samples)
Data -10% +10%

Laboratory Duplicate
Rank HARD Plot (IBP vs IBP_check)
HARD (%)
Rank (%)
Data 10% HARD

Laboratory Duplicate
Mean vs HARD Plot (IBP vs IBP_check)
HARD (%)
Mean of Data Pair (% KCl)
Data 10% HARD

Laboratory Duplicate
Mean vs HRD Plot (IBP vs IBP_check)
HRD (%)
Mean of Data Pair (% KCl)
Data -10% HRD +10% HRD

Laboratory Duplicate
T & H Precision Plot (IBP vs IBP_check)
Absolute Difference (% KCl)
Mean of Data Pair (% KCl)
Data 10% 20% 30% 50%

Figure 8.2:  Internal Pulp Duplicates (Cabanasses Laboratory) for KCl (%) (2019 – 2021)

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

External Pulp Duplicates (ALS)

External pulp duplicates comprise of a second sample taken after pulverising during sample preparation. The pulp samples are then submitted blind to another laboratory (i.e. not the primary laboratory) for analysis.  External pulp duplicates are used as an umpire check on the analysis of the primary laboratory.

A total of 146 external pulp duplicate samples from the underground drilling were submitted by ICL Iberia to ALS (Sevilla) for analysis by XRF.  Summary results of the primary (Cabanasses laboratory) and duplicate (ALS) samples are shown in Figure 8.3.

The results of the analysis show a high level of precision between the primary samples and the external duplicates with a HARD value of 99%. In addition, the comparison identified no significant differences in the analysis by AAS or XRF.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Cabanases Project - UG-LHD Cabanasses Drilling Campaign - Check Assay						
Primary Laboratory:	IBP		Primary	Duplicate		Primary vs Duplicate
Assay Method 1:	AAS	Minimum:	0.33	0.59	Correlation Coefficient:	0.99
Duplicate Laboratory:	ALS Minerals	Maximum:	65.70	69.97	Mean HARD:	3.04%
Assay Method 2:	XRF	Mean:	28.50	29.23	Median HARD:	2.48%
Number of Pairs:	146	Median:	31.10	31.49	Mean HRD:	1.98%
Element:	KCl	Standard Deviation:	16.21	16.43	Median HRD:	2.09%
Unit	%	Coefficient of Variation:	0.57	0.56	% of Pairs < 10% HARD:	99.0%

Check Assay
Correlation Plot (IBP vs ALS Minerals)
y = 0.9898x + 0.4438
R² = 0.9966
ALS Minerals Assay: KCl (%)
IBP Assay: KCl (%)
Data
Reference Line
Linear (Data)

Check Assay
QQ Plot (IBP vs ALS Minerals)
ALS Minerals Assay: KCl (%)
IBP Assay: KCl (%)
Data
Reference Line

Check Assay
Cumulative Frequency Plot (IBP vs ALS Minerals)
Cumulative Frequency (%)
KCl (%)
Duplicate Assay
Primary Assay

Check Assay
Rank HRD Histogram Plot (IBP vs ALS Minerals)
Frequency (%)
HRD (/No Samples)
Data
-10%
+10%

Check Assay
Rank HARD Plot (IBP vs ALS Minerals)
HARD (%)
Rank (%)
Data
10% HARD

Check Assay
Mean vs HARD Plot (IBP vs ALS Minerals)
HARD (%)
Mean of Data Pair (% KCl)
Data
10% HARD

Check Assay
Mean vs HRD Plot (IBP vs ALS Minerals)
HRD (%)
Mean of Data Pair (% KCl)
Data
-10% HRD
+10% HRD

Check Assay
T & H Precision Plot (IBP vs ALS Minerals)
Absolute Difference (% KCl)
Mean of Data Pair (% KCl)
Data
10%
20%
30%
50%

Figure 8.3:  External Pulp Duplicates (ALS ) for KCl (%) (2019 – 2021)

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

8.2.3.3	Updated QA/QC Programme 2021

In H2 of 2021, an updated QA/QC programme commenced for the underground drilling and included standard reference materials, blanks and pulp duplicates (internal and external).  Currently only a limited number of samples have been completed as part of the updated QA/QC programme.

Standard Reference Materials (SRMs)

SRMs are samples that are used to measure the accuracy of analytical processes and are composed of material that has been thoroughly analysed to accurately determine its grade within known error limits. By comparing the results of the laboratory’s analysis of an SRM to its certified value, the accuracy of the result is monitored. SRMs were inserted by ICL Iberia into the sample stream at a rate of one SRM for every 25 samples submitted for analysis. The SRMs used by ICL Iberia are produced in-house and consist of potash which has been repeatedly analysed at the Cabanasses laboratory to derive an average KCl (%) grade.  A summary of the SRM grades is shown below:

•	STD 1 (high grade): 43.1% KCl
•	STD 2 (medium grade): 21.2% KCl; and
•	STD 3 (low grade): 14.6% KCl.

The grade ranges used are representative of those encountered in the deposits.  A total of 4 samples of each SRM were submitted to ALS and 3 samples of each SRM were submitted to the Cabanasses laboratory and the results are summarised in Table 8.2 (some additional SRMs were also submitted to SGS laboratories for analysis by ICP-OES, however, these were subsequently discontinued due to issues identified with the analysis method).

Table 8.2: Summary of SRM Analysis
ALS Analysis of SRMs
SRM	ALS (KCl %)	Target (KCl %)	SRM	ALS (KCl %)	Target (KCl %)	SRM	ALS (KCl %)	Target (KCl %)
STD1	43.38	43.1	STD2	21.37	21.2	STD3	13.80	14.6
	44.32	43.1		20.90	21.2		14.64	14.6
	44.01	43.1		21.92	21.2		13.57	14.6
	44.01	43.1		22.16	21.2		14.99	14.6
Cabanasses Laboratory Analysis of SRMs
SRM	ICL Iberia (KCl %)	Target (KCl %)	SRM	ALS (KCl %)	Target (KCl %)	SRM	ALS (KCl %)	Target (KCl %)
STD1	42.00	43.1	STD2	20.40	21.2	STD3	13.00	14.6
	42.50	43.1		20.40	21.2		13.00	14.6
	41.80	43.1		20.70	21.2		13.00	14.6

Overall, the number of SRM analyses completed to date is limited, however, the available results are promising and indicate a reasonable level of accuracy for both the ALS and Cabanasses laboratories.

Additional data will be required for a robust statistical analysis and typically WAI would consider failures for any results outside of 3 standard deviations of the certified value.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Blanks

Blank samples consist of material that is known to contain grades that are less than the detection limit of the analytical method.  Analysis of blank samples is a method used to monitor sample switching and cross-contamination during the sample preparation or analysis processes.  Blank material (halite) from drill core is inserted into the sample stream at a rate of one blank sample for every 25 samples submitted for analysis.  A total of 9 blank samples were submitted for analysis by AAS at the Cabanasses laboratory and the results are shown in Table 8.3.

Table 8.3: Summary of Blank Analysis
Sample ID	KCl (%)	Ca2+ (%)	MgCl2 (%)
C302D018	0.85	0.51	0.53
C303C032	0.14	0.45	0.41
C303D001	1.08	0.58	0.79
C304A026	0.59	0.58	0.34
C304C009	0.04	0.87	0.20
C304E005	0.03	0.80	0.02
C305A010	0.19	0.69	0.38
C305B003	0.32	1.07	0.33
C305C008	0.38	0.69	0.09

Based on the limited number of analyses completed, the levels of KCl (%) are generally low, however, some slightly elevated values of KCl (%) are also evident and it is possible that the blank material may not be entirely blank.  Going forward, WAI recommends that this is reviewed by ICL Iberia and if necessary, commercial blank samples should be sought.

Field Duplicates

Field duplicates comprise of a second sample taken from drill core and submitted for sample preparation and analysis. In addition to providing a check on the repeatability of the sample preparation and analysis procedures, field duplicates provide an indication of the short-range variability of the mineralisation.

No field duplicate samples are taken by ICL Iberia for QA/QC as whole drillcore is submitted for analysis.

Coarse Duplicates

Coarse duplicates consist of a second sample taken after crushing during sample preparation. The coarse samples are then submitted blind to the laboratory for analysis.  Coarse duplicate material is inserted into the sample stream by ICL Iberia geologists at a rate of one coarse duplicate sample for every 50 samples submitted for analysis.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The results of the coarse duplicate analysis are currently being awaited from the Cabanasses laboratory, as such, no review of these results has been undertaken.

Internal Pulp Duplicates

Internal pulp duplicates are inserted by ICL Iberia into the sample stream at a rate of one internal pulp duplicate sample for every 50 samples submitted for analysis.  The results of the internal pulp duplicates (up to September 2021) are included as part of the analysis contained in Section 8.2.3.2.

External Pulp Duplicates

External pulp duplicates are inserted by ICL Iberia into the sample stream at a rate of one external pulp duplicate sample for every 50 samples submitted for analysis.  The results of the external pulp duplicates (up to September 2021) are included as part of the analysis contained in Section 8.2.3.2.

8.2.3.4	Conclusions on Quality Control Procedures

A review of the internal and external pulp duplicate samples submitted by ICL Iberia from 2019 through 2021 identified no significant issues with precision.  In addition, a comparison of pulp duplicate samples analysed by AAS (at Cabanasses) and XRF (at ALS) identified no issues with precision as a result of the different analysis methods.

The updated QA/QC programme, which commenced in H1 2021, includes coarse duplicates, internal and external pulp duplicates, SRMs and blanks and is in-line with industry best practice.  The proposed QA/QC sample insertion rate for this programme is considered by WAI to be appropriate.  Given the recent implementation of this programme, only limited data is currently available for review.  Notwithstanding, the initial results of the programme appear promising, however, WAI recommends that the blank material should be reviewed by ICL Iberia and if necessary commercial blank samples should be sought.

Currently no formal QA/QC programme is implemented for the surface drilling samples.  WAI recommends that the updated QA/QC procedures for the underground drilling should also be used for the surface drilling campaigns.

8.2.4          Density Determination

Density measurements are undertaken at the Cabanasses laboratory on samples of drill core from the underground drilling.  The Archimedes method is used for density determination.  Brine solution is used instead of fresh water to prevent sample dissolution.  For the potash seams the % of sylvenite to halite contained within the sample is recorded prior to measuring density. A summary of the density measurements by lithology is shown in Table 8.4.  A total of 582 density measurements are contained in the database.  A density of 2.1t/m3 is used for the potash seams (including transformada) and all halite lithologies and a density of 1.65t/m3 is used for the carnallite.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 8.4: Density Measurements by Lithology
	ANH	SM	SMS	A	S2	B	CAR	TR	ST
Number	10	103	41	193	37	98	29	49	22
Minimum	2.89	2.15	2.15	1.63	2.16	1.95	1.60	1.97	2.15
Maximum	2.94	2.21	2.27	2.49	2.19	2.18	1.82	2.18	2.20
Average	2.92	2.17	2.18	2.11	2.18	2.07	1.68	2.09	2.17

Notes: NH (basal anhydrite); SM (lower massive halite); SMS (lower semi-massive halite); A (Seam A); S2 sal entredos (middle halite); B (Seam B); CAR (carnallite); TR (transformada); ST (upper halite)

8.2.5          Sample Security and Chain of Custody

Sample collection and transportation of drill core is undertaken by ICL Iberia geological staff as follows:

•	Underground drillhole samples are transported as whole core within sealed heavy duty polythene bags with internal and external tags. The whole core samples are used for sample preparation; and
•
Surface drillhole samples are transported to the Vilafruns facility in sealed core boxes. Once photographed, logged and half core samples are taken, the remaining half core from the surface drillholes is stored at the Manresa core storage facility.  Half core for the following surface drillholes (completed from 2010 onwards) are currently stored at Manresa: C1, C2bis, C3, C4bis, VS1bis, SAG1 (2021) and SAG2.(2021).

8.2.6          Discussion

Prior to February 2019, no formal QA/QC procedures were implemented by ICL Iberia.  A review of the quality of the assay data collected before this date is included in Section 9.2 (Data Verification).  A review of 216 internal and 146 external pulp duplicates from February 2019 to 2021 identified no significant issues with analytical precision.  From H1 2021, an updated QA/QC programme for the underground drilling was implemented by ICL Iberia and is considered by the QP to be in-line with industry best practice.  Further, the QP recommends that this QA/QC programme should be continued for all underground and surface drilling.

8.3          Rotem

8.3.1          Sample Preparation

The rock chip and core samples are sent to a sample preparation facility at Oron.  All samples are screened, with one sub-sample being sent for run-of-mine grade analysis.  The other (larger) sub-sample is ground and split for wet or dry screen and chemical analysis, with sample size distribution ranges selected to reflect actual plant crushing and screening performance parameters.  In this way, the sample material replicates plant performance.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

8.3.2          Analysis Method

8.3.2.1	Summary

The Oron sample preparation laboratory sends prepared 100g analytical sub-samples from the 20cm sample intervals to the Rotem laboratory for analysis.  Sample tracking through the various process is carried out using LIMS.

The chip samples (locally referred as Dust samples) are dispatched to the in-house laboratories where a first pass P2O5 grade is calculated.  These samples are analysed for P2O5 content, using spectrophotometry following HNO3 digest.  If the geologist sees spurious or marginal results in any of the individual 20 cm samples, they request a re-analysis of a composite sample of the entire phosphate bearing seam.  A geologist examines the final analytical results and selects appropriate sample groups that represent phosphate or interburden beds for detailed analysis.

Photo 8.1:  Samples from the Phosphate Seams Bagged and Tagged Ready for Laboratory Testing

The sample preparation laboratory aggregates these selected samples into a larger composite samples and sends a sub-sample of this composite for detailed analysis.  This analysis is more comprehensive and includes metals and trace elements (analysis includes P2O5, Al2O3, Fe2O3, Cd and other potentially deleterious elements).

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Separate analytical processes are used for reporting:

•	P2O5;
•	K, Na, As, Cd, Cr, Ca, Mn, Mo, Ni, V and Zn; and
•	TiO2, SO3, SiO2, MgO, Fe2O3 and Al2O3.

8.3.2.2	P2O5 Analysis

For P2O5 analysis, samples are initially oven dried at 105°C for 3-4 hours, crushed, pulverised and sieved to 35 mesh.

A sub-sample of between 0.8g and 1.2g is selected for digestion by adding to 5ml of HNO3 and heating on an electrical plate until the solution is boiling and left to boil for three minutes.  The solution is allowed to cool to room temperature, transferred to a 250ml flask and mixed with distilled water before shaking.

The diluted solution is transferred to a clean and dry flask.  Analysis is carried out using a spectrophotometer.  Analysis is carried out using a series of standard operating procedures alongside a phosphate control sample (certified reference material or “CRM”) with each batch.

8.3.2.3	Analysis of Other Elements

Analysis of Zn, V, Ni, Mo, Mn, Cu, Cr, Cd, As, Na and K is carried out using ICP after digestion in HNO3.  A 1g sub-sample is taken from the pulverised and sieved material and placed in a 100ml flask.  To this flask is added 15ml of 1:1 HNO3 and the solution is placed on an electrical hot plate and boiled for three minutes.  The solution is allowed to cool and transferred to a 100ml bottle and diluted with distilled water.  Analysis is carried out by ICP.

Analysis of Al2O3, Fe2O3, MgO, SiO2, SO3 and TiO2 is carried out using ICP after digestion in hydrofluoric acid (HF). An initial 0.2g sub-sample (ground to 100 mesh) is selected and transferred to a pressure container.  To this is added 1ml aqua regia and 4.5ml of HF.  The container is sealed and placed in an oven set to 105°C for one hour before being removed and allowed to cool under a fume hood.  Analysis is carried out by ICP.

8.3.3          Quality Assurance and Quality Control

The Rotem laboratory uses a CRM for monitoring analytical accuracy.  The CRM used is BCR-032 produced by the European Commission Joint Research Centre.  It is a phosphorite sample originating from phosphate deposits in Morocco.  The certified P2O5 value of the CRM is 33%.  The CRM is also certified for SiO2, SO3, Al2O3, MgO and Fe2O3 (Figure 8.4).

The Rotem geological team does not insert additional QAQC samples (duplicates, blank samples) into the sample stream.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The Rotem laboratory does not send samples for external check analysis, partly because no suitable laboratory exists in Israel.  However, it is an internationally recognised laboratory for P2O5 analysis and is an umpire laboratory in the AFPC Rock Check Programme.

Figure 8.4:  CRM Used by Rotem Laboratory

8.3.4          Discussion

The sample preparation, analysis method, and QA/QC protocol adopted for Rotem is considered by the QP to be in-line with industry standards.  Further, the QP recommends that this QA/QC programme be continued for all sampling with the addition of blank and duplicate samples to better evaluate the laboratory results achieved and conform to best practice guidelines.  This would provide a more robust validation process to support the mineral resource estimation.

8.4          DSW

8.4.1          Sampling

Brine samples are collected daily by ICL personnel, in suitable and individually labelled containers, from 30 locations at strategic locations.  Each daily sample is 150ml in volume and the daily samples for each of the 30 individual locations are accumulated in separate larger sample bottles over the course of seven days before the 30 composite samples are sent for analysis.  Sample locations include the halite and carnallite ponds and various pump stations.  The samples are in liquid form, and mineral composition is considered to be homogenous, and therefore the samples are not split, reduced, or altered in any way following collection and are delivered to the in-house laboratory directly for analysis.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

8.4.2          Analysis

Analysis is carried out using ion chromatography and takes place at the DSW in-house laboratory.  Each of the 30 samples (batch) is analysed for KCl, MgCl2, CaCl2 and NaCl reported as g/kg with a weekly report issued approved by the laboratory manager.  The laboratory is not accredited in-line with any international/independent certification but does undertake its own in-house verification and check analysis (including use of control samples) to ensure reliability of results produced.

8.4.3          Quality Assurance and Quality Control

A control sample is included with each batch of samples for analysis.  The control sample has target values of 10g/kg for KCl, 127g/kg for MgCl2, 35g/kg for CaCl2 and 45g/kg for NaCl.  Data presented for the period 2005 - 2021 has shown that the natural mineral content of the brine to be consistent.  Although the KCl content of the northern Dead Sea does vary, as a result of environmental factors (inflow rates, evaporation rates etc), the maximum and minimum KCl content during this period is within approximately 2% of the overall mean value of 12.69g/kg.  Notwithstanding the above comments, it would be prudent to run additional control samples of lower and higher KCl grade, as well as ‘blank’ samples, to better evaluate the laboratory results achieved and conform to best practice guidelines.

8.4.4          Sample Security

Sample handling, security and chain of custody follows a standard ICL DSW protocol and all sample collection and transportation of samples is undertaken on a regular basis by DSW personnel.  The procedures for the sampling, packaging, transportation process and associated health and safety issues are designed to ensure absolute security over the samples, with defined chain of custody to prevent any exposure to the elements and contamination.

8.4.5          Discussion

In the opinion of the QP, and taking into account the uniqueness of the DSW operation, given the relatively stable mineral composition, consistency of the evaporation process, and slow cycle times of carnallite harvesting operations, the frequency and locations of sampling, the analytical method and control procedures are considered suitable to support evaluation of the DSW operations and estimation of Mineral Resources.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

8.5          YPH

8.5.1          Introduction

All sampling was completed by or supervised by a senior geologist.  The senior Project geologists referenced here and throughout this TRS have sufficient relevant experience for the exploration methods employed, the type of mineralisation being evaluated, and they are registered professional geologists in their jurisdiction.

The QP was not directly involved during the exploration drilling or infill programmes and except for observing sampling procedures by its representative during the site visit, was not present to observe sample selection.  Based on review of the procedures during the site visit and subsequent review of the data, it is the opinion of the QP that the measures taken to ensure sample representativeness were reasonable for the purpose of estimating Mineral Resources.

The nature and quality of the sampling from the various drilling programmes is summarised in the following sections.

8.5.2          Sampling Techniques and Preparation

8.5.2.1	Core Drilling

Core samples were collected from 117mm for pre-collar, 79mm for infill drilling, 63.5mm (HQ) and 47.6mm (NQ) for exploration core on 0.2m to 1.5m intervals, with some on 2.0m intervals based on visual inspection of mineralised intervals.  A few samples of over 2.0m length are also noted for mineralised material and a large number for low grade interburden and overburden material.  Such sample assays are based on a composite sample analysis, rather than individual cores.  Cores were split to half using a water-cooled diamond blade core saw.

Sample intervals were selected to reflect visually identifiable stratigraphic boundaries wherever possible, to ensure sample representativeness.  Determination of the mineralisation included visual identification of mineralised intervals by a senior geologist using lithological characteristics including siltstone, dolomite, banded phosphorite, oolitic phosphorite, bioclastic and sandy phosphorite.  A visual distinction between some units, particularly where geological contacts were gradational was initially made.  Final unit contacts were then determined once assay data were available.

The QP was not directly involved during the exploration drilling programmes; however, the visual identification of mineralised zones and the process for updating unit and mineralised contacts was reviewed with the YPH senior geologist during the site visit.  The QP has evaluated the identified mineralised intervals against the analytical results and agrees with the methodology used by previous explorers and YPH to determine material mineralisation.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

8.5.2.2	Sample Results

To date there has been a total of 5,252 core samples collected and analysed on the Project of which 728 samples are from the NBTU block and 204 sample from the HOM blocks.  A summary of the assay samples by block area and stratigraphic unit is provided in Table 8.5.

Table 8.5: Summary of P2O5 Assayed Samples by Block and Modelled Stratigraphic Units
Block	Strat Unit	Sample Count	Mean Sample Length	Min Sample Length	Max Sample Length	Block	Strat Unit	Sample Count	Mean Sample Length	Min Sample Length	Max Sample Length
1	INT1	137	2.11	0.25	13.35	4	INT1	55	1.95	0.30	7.43
1	PH1	566	1.14	0.20	4.09	4	PH1	199	1.30	0.13	13.94
1	INT2	388	1.22	0.40	13.34	4	INT2	87	2.75	0.28	15.08
1	PH2	367	1.13	0.15	9.75	4	PH2	91	1.27	0.26	11.27
1	INT3	194	3.11	0.20	64.57	4	INT3	68	1.38	0.25	10.55
1	Total	1,652	1.47	0.15	64.57	4	Total	500	1.63	0.13	15.08
2	INT1	22	3.81	0.86	15.89	NBTU*	INT1	85	1.81	0.30	15.30
2	PH1	119	1.33	0.39	12.53	NBTU*	PH1	212	1.25	0.27	5.32
2	INT2	66	2.03	0.56	18.50	NBTU*	INT2	103	1.53	0.42	9.31
2	PH2	71	1.51	0.44	23.20	NBTU*	PH2	273	1.25	0.20	6.77
2	INT3	50	2.04	0.63	12.74	NBTU*	INT3	53	1.43	0.22	10.67
2	Total	328	1.78	0.39	23.20	NBTU*	PH3	2	1.03	0.95	1.10
3	INT1	199	1.84	0.30	15.24	NBTU*	Total	728	1.37	0.20	15.30
3	PH1	646	1.25	0.20	3.06	HOM**	INT1	22	3.92	0.40	13.28
3	INT2	234	1.34	0.20	9.33	HOM**	PH1	24	1.13	0.60	3.24
3	PH2	615	1.28	0.02	9.91	HOM**	INT2	12	1.97	0.72	8.41
3	INT3	141	1.53	0.11	14.28	HOM**	PH2	135	1.16	0.19	11.27
3	PH3	5	1.10	0.97	1.20	HOM**	INT3	11	2.09	0.22	6.09
3	Total	1,840	1.36	0.02	15.24	HOM**	Total	204	1.56	0.19	13.28

Notes: *NBTU: Surface access constraints **HOM: Surface access constraints

8.5.3          Verification of Sampling and Assaying

During exploration and infill drilling programmes, both the internal and external check sample were carried out.  This amounted to in excess of 15% of samples taken from upper and lower phosphate layers were checked externally and in excess of 70% checked internally as pulp repeats.  The QA/QA work achieved acceptable level of repeatability.

The QP recommends twinning drill hole pairs as part of any future pre-production or infill drilling programmes to allow for a more robust review of sample representativeness.

8.5.4          Sample Audits and Reviews

The QP’s representative reviewed the core and sampling techniques during a site visit in November 2021.  The QP found that the sampling techniques were appropriate for collecting data for the purpose of preparing geological models and Mineral Resource estimates.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

8.5.5          Sample Security

Sample handling, security and chain of custody follows the “Geological and Mineral Laboratory test Quality Management Specification Standards” (DZ/T 0130-2006 being the latest version).  The standards recommend a detailed procedure for the sampling, packaging, transportation process and associated health and safety issues.  The process is designed to:

•	Ensure absolute security over the samples, with defined chain of custody;
•	Prevent any mixing; and
•	Prevent exposure to rain and contamination.

8.5.6          Laboratory Sample Preparation Methods and Analytical Procedures

All core samples were processed, crushed, screened, blended, split, and a sub-sample ground for chemical analysis. Sample preparation process used also ensures a less than 5% sample loss during crushing and 3% after splitting.  The sampling and sample preparation approach follows the China exploration standards of “Sampling rules and methods for geological survey of metal and nonmetal minerals”.  The sample preparation scheme used at Haikou is presented in Figure 8.5.

All core samples of the phosphate bearing layers of economic value as well as few metres of overburden and interburden material immediate to the roof or floor of the phosphate layer are analysed for P2O5% and acid insoluble material (HP).  Further analysis is carried for MgO, CaO, CO2, SiO2, Al2O3, Fe2O3, and F using a larger composite sample that generally represents the full length of the mineralised phosphate layer.  Composite samples are generated by combining the existing duplicate pulps of the individual core samples.  The analytical methods follow the Chemical Industry Standard of the People's Republic of China specific to Phosphate (DZ/T0209-2002).

Original Sample (>=2.5Kg) Crushed to -10mm
Drying @ 150° C for 30 minutes
Crushing (PEX100*100) twice to 3-4mm until 100% passing 4mm sieve
Mixing
Reduction two times By Quadratic method
Sub-sample 1 (600g)
scoop randomly for sample II (100g)
Drying @ 150° C for 10 minutes
Grinding 100% passing (-100 mesh/~150 µ)
Bagging, sending for Analysis
Remaining 500 g
Mixing
Put in self-sealing bag
Retention of subsamples

Figure 8.5:  Sample Preparation Scheme

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

8.5.7          Quality Control and Quality Assurance Programs

Drilling, sampling, assaying and QA/QC approach at Haikou deposit follows the Geological and Mineral Industry Standard of the People’s Republic of China as per “DZ/T 0209-2002” implementation for phosphorous mineral exploration and that of the DZ/T 130-2006 for Geological Mineral Laboratory Test Quality Management Specification.  While the code is considered prescriptive in nature, it is however considered by the QP to be of lower rigour compared to accepted industry principles and practices for QA/QC processes.  The QA/QC procedures for each programme are as follows:

•	Internal Checks
o	Pulp repeats by the principal laboratory
o	Use of standards by the principal laboratory
o	Checking contamination by using blanks
•	External Checks – Pulp repeats by external laboratories.

The following sections present QP’s findings relating to each of the types of QA/QC samples.

8.5.7.1	Standard Reference Material Samples

Historical documentation indicates that both the commercial and in-house developed standards have been used throughout various periods and inserted as part of internal and external check analysis. Commercially prepared standards are sourced from the Chemical Mineral Geology Institute of Ministry of Chemical Industry and in-house developed standards are produced from samples prepared and tested by at least three laboratories with similar results and within acceptable level of error.

The QP has not been able to locate the results of the checks on standards and recommends an extended search to locate and store historical results of checks and standard tests.

8.5.7.2	Field Duplicates and Replicates

Field duplicates measure inherent variability and analytical precision of the primary laboratory while replicates measure analytical variability and precision of the primary laboratory.  No field duplicate analysis exists.  However, both the internal and external check analysis are exhaustive with an acceptable level of repeatability.  Most of the items considered as poor repeatability are within the twice the standard deviation, but any analysis with larger than two standard deviations has been re-analysed.  Table 8.6  provides summary of the proportion of the internal and external checks conducted.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 8.6: Summary Internal and External Checks
Type	Blocks	№ Samples Checked	%Samples Checked	No Sample with Poor Repeatability >= 1STD		№ Samples Reanalysed
				P2O5%	AI
Internal Checks	1 and 2	2,020	100%	102	102	102
	3	516	30%	0	0	0
	4	192	23%	2	16	0
External Checks	1 and 2	288	14%	13	7	2
	3	55	11%	5	2	0
	4	55	29%	0	3	0

8.5.7.3	Discussion

It is the QP’s opinion that the sample preparation, security, and analytical procedures applied by YPH and its predecessors were appropriate and fit for the purpose of establishing an analytical database for use in grade modelling and preparation of Mineral Resource estimates, as summarised in this TRS.

The QP representatives reviewed the core and sampling techniques during a site visit in November 2021.  The QP found that the sampling techniques were appropriate for collecting data for the purpose of preparing geological models and Mineral Resource estimates.

The following recommendations are made for consideration regarding sampling:

•
Under the China DZ/T 130-2006 Specification, a large proportion of QA samples are managed (prepared, tested, assessed and stored) by the analytical laboratory. It is recommended that the future sample preparation and quality control to be executed and managed by YPH site personnel.

•	Revise QA/QC protocol to include field duplicates.
•	Exclude trench data from the modelling process due to the poor quality samples and low reliability and representativeness of trench analytical data.

8.6          Opinion On Adequacy

In the QP’s opinion, the sample preparation and analysis procedures used at the properties that are the subject of this TRS generally meet current industry standards for quality and the assay results are suitable to use for Mineral Resource estimation and related geological modelling.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

9          DATA VERIFICATION

9.1          Boulby

9.1.1          Drill Hole Database

The drill hole information is managed and stored in ICL Boulby’s bespoke SQL / Microsoft Access database called “Geodata”.  Geodata requires data entry in a fixed format by authorised users.  Deletion and alteration are controlled by user permissions.  The Database has a wide range built-in validation tools to trap and prevent data entry and manipulation errors for survey, assay, logging and other borehole details.

Validation and verification of the drill hole database is routinely undertaken. Once a hole is complete it’s associated data, such as assays and surveys, are reviewed by the Chief Geologist and locked to prevent changes to maintain the integrity of the data.

The exploration database was reviewed by Boulby geologists prior to export to Datamine Studio RM software. The review process found some minor errors and logging inconsistencies, primarily regarding the interpreted rock unit within ICL Boulby’s logging scheme, these were corrected where found prior to data extraction for the estimation process. The database was considered to be robust with no significant errors identified.

The drill holes were imported into Datamine (Studio RM and EM) software and the position of the holes were compared to those drawn in AutoCAD using the same survey data. This provides a check and verifies the position and de-surveying method within Studio RM prior to the construction of the geological model.

As part of the MRE reported here, the QP carried out independent verification of the exploration database.  The review included, but was not limited to, the following steps:

•	Verification that collar coordinates coincide with underground workings.
•	Ensuring each drillhole collar recorded has valid XYZ coordinates.
•	Ensuring collar coordinates are inside expected limits.
•	Ensuring collar coordinates are reported to an expected accuracy.
•	Checking for the presence of any duplicate drillhole collar IDs or collars with duplicate collar coordinates.
•	Ensuring all holes have valid downhole surveys or at least a recorded start bearing and dip.
•	Verification that downhole survey azimuth and inclination values display consistency.
•	Ensuring all downhole survey bearing and dip records were within expected limits.
•	Checking for the presence of any unusually large changes in dip and/or bearing in downhole survey records that may indicate the presence of typographic errors.
•	Check for overlapping sample intervals.
•	Check for duplicate sample intervals.
•	Identify sample intervals for which grade has been recorded that have excessive length which may indicate composite samples or typographic errors.
•	Assessing for inconsistencies in spelling or coding (typographic and case sensitive errors) of BHID, hole type, lithology etc. to ensure consistency in data review.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

9.1.2          Grade Control Face Samples

The grade control sample dataset contains face samples digitised in Datamine prior to 2015 and face samples collated by the geology department post 2015 from individual excel sheets returned by the laboratory.

Face sample data post 2015 were collated by copying and pasting of information from original assay excel sheets and applying a “halite correction” based on the thickness of halite estimated in the face which is recorded on the sample card completed at the time of sample collection.

It is noted that there are often inconsistencies between the final average value written on the physical sample card when compared to the calculated average from the original assay results after the recorded halite correction is applied.

9.1.3          Laboratory Data Entry

Assay results held by the Boulby laboratory are verified by the geology department against data held in the exploration database.

9.1.4          Independent Sampling

The QP has not carried out any independent sampling for verification of grade or density data used for the MRE.

9.1.5          Limitations on Data Verification

At this time, only a handful of exploration drill holes have been independently checked against the data stored in the drill hole database and the original results held by the laboratory.  All of the drill holes in the database are subject to the data entry protocols and verification by the Chief Geologist prior to being released for Mineral Resource estimation.

The face samples prior to 2015 have not been able to be verified due to time constraints and lack of identifying information such as roadway name, chainage etc.

For the face samples post 2015, there is no way of verifying the correct halite correction to apply to the assay results received from the laboratory as no face photography or detailed geological mapping is available.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The QP was not directly involved in the exploration drilling and sampling programmes that formed the basis for collecting the data used in the geological modelling and mineral resource estimate for the Project; however, the QP was able to observe drilling and sample preparation methods during previous site visits to Boulby.  The QP has had to rely upon forensic review of the exploration programme data, documentation and standard database validation checks to ensure the resultant geological database is representative and reliable for use in geological modelling and mineral resource and reserve estimation.

The QP is not aware of any other limitations on nor failure to conduct appropriate data verification.

9.1.6          Opinion on Data Adequacy

The location, analytical, and geological data in the Boulby database were verified against available source documents for selected drill holes.  The drill hole database has robust data verification and error prevention protocols in place and the QP is of the opinion that the database is suitable for use in Mineral Resource estimation of the polyhalite.

Whilst verification of the grade control samples highlighted some issues, the QP is satisfied that the data is adequate for use in the geological interpretation and estimation process with appropriate consideration of data quality on Mineral Resource classification.

9.2          Cabanasses and Vilafruns

9.2.1          Introduction

Prior to February 2019, no formal QA/QC programmes were implemented by ICL Iberia. To verify the drillhole data completed prior to this date the following reviews were undertaken by WAI:

•	Statistical comparison of KCl assays by drilling year (underground drilling);
•	Comparison of resource models with historical mining production data;
•	Review of 2021 re-assaying programme for surface drillhole samples; and
•	A review of the drillhole databases.

9.2.2          Statistical Comparison of KCl Assays by Drilling Year

A statistical analysis of the KCl assays by drilling year for the underground drillholes was undertaken by WAI.  Samples coded as Seam A, Seam B or Transformada zone in the drillhole database (based on the BOU code in the lithology database) were selected and the KCl assays reviewed.

9.2.2.1	Cabanasses Seam A

A summary of the KCl assays for Cabanasses Seam A by drilling year is shown in Table 9.1.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 9.1: Summary Statistical Analysis for KCl (%) at Cabanasses Seam A
Year	№ of Samples	Minimum	Maximum	Mean	Variance	Standard Deviation	Coefficient of Variation
2003	29	2.8	76.9	25.5	349.8	18.7	0.73
2004	892	0.8	87.1	25.9	338.6	18.4	0.71
2005	882	1.23	88.9	28.8	350.0	18.7	0.65
2006	479	0.75	85.9	24.6	287.6	17.0	0.69
2007	389	1.05	89.4	24.7	326.5	18.1	0.73
2008	316	0.59	85.1	24.5	272.3	16.5	0.67
2009	543	0.6	87.3	24.1	246.0	15.7	0.65
2010	670	0.61	78.1	25.1	220.9	14.9	0.59
2011	550	0.89	72.5	25.9	219.4	14.8	0.57
2012	860	0.94	85.4	25.9	239.1	15.5	0.60
2013	1007	0.52	90.9	22.6	240.4	15.5	0.69
2014	643	0.69	89	24.0	246.5	15.7	0.65
2015	855	0	79	24.8	257.3	16.0	0.65
2016	1204	0	86	23.8	237.0	15.4	0.65
2017	1213	0.1	87.2	23.7	259.4	16.1	0.68
2018	1106	0.72	80.2	23.1	230.8	15.2	0.66
2019	1175	0.51	84.1	24.0	249.6	15.8	0.66
2020	628	0.55	89.6	23.2	272.1	16.5	0.71
2021	369	0	87.3	25.0	305.5	17.5	0.70
Total	13,810	0	90.9	24.6	265.2	16.3	0.66

Log probability plots comparing KCl assays by drilling year and plots comparing mean KCl grades of the drilling campaigns are shown in Figure 9.1.

a) Cumulative Distribution Plot	b) Mean KCl Grade
Figure 9.1:  Cabanasses Seam A: a) Log Probability Plots and b) Mean Grade Plots of KCl (%)

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Overall, average KCl grades and the distribution of KCl grades for the drilling years are considered to compare well for Seam A. Higher average grades are observed in the 2005 drilling campaign, however, these areas have since been removed by mining and are excluded from the MRE.

9.2.2.2	Cabanasses Seam B

A summary of the KCl assays for Cabanasses Seam B by drilling year is shown in Table 9.2.

Table 9.2: Summary Statistical Analysis for KCl (%) at Cabanasses Seam B
Year	№ of Samples	Minimum	Maximum	Mean	Variance	Standard Deviation	Coefficient of Variation
2003	7	22.8	46	36.3	62.3	7.9	0.22
2004	331	1.3	86.2	40.2	189.6	13.8	0.34
2005	448	4.21	94.2	43.4	189.0	13.7	0.32
2006	218	2.24	78.9	37.9	119.6	10.9	0.29
2007	191	3.3	81	36.2	204.7	14.3	0.39
2008	139	2.77	77.9	37.2	127.2	11.3	0.30
2009	243	1.78	88	39.9	168.5	13.0	0.33
2010	389	0.7	86.8	40.6	183.2	13.5	0.33
2011	289	0.35	93	42.1	207.5	14.4	0.34
2012	319	0.79	85.2	41.7	153.2	12.4	0.30
2013	371	1.58	85.2	36.3	305.1	17.5	0.48
2014	237	1.15	69.1	36.5	178.9	13.4	0.37
2015	379	0	79.4	38.7	199.8	14.1	0.37
2016	474	0.35	78.6	39.5	219.7	14.8	0.38
2017	438	0.71	65.3	40.2	134.6	11.6	0.29
2018	521	0.09	68.6	37.8	175.7	13.3	0.35
2019	464	0.9	90.4	41.5	130.8	11.4	0.28
2020	266	1.09	70.5	38.0	248.1	15.8	0.41
2021	122	0.42	68	32.4	305.9	17.5	0.54
Total	5,846	0	94.2	39.4	193.8	13.9	0.35

Log probability plots comparing KCl assays by drilling year and plots comparing mean KCl grades of the drilling campaigns are shown Figure 9.2.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY
a) Cumulative Distribution	b) Mean KCl Grade Plot
Figure 9.2:  Cabanasses Seam B: a) Log Probability Plots and b) Mean Grade Plots of KCl (%)

Overall, no significant bias appears to be evident in the KCl assays for Seam B based on the drilling campaign years. It is noted that the lower mean grade associated with the 2021 drilling is based on fewer samples and should be reviewed again following completion of all 2021 assays.

9.2.2.3	Cabanasses Transformada Zone

A summary of the KCl assays for Cabanasses Transformada Zone by drilling year is shown in Table 9.3.

Table 9.3: Summary Statistical Analysis for KCl (%) at Cabanasses Transformada Zone
Year	№ of Samples	Minimum	Maximum	Mean	Variance	Standard Deviation	Coefficient of Variation
2003	14	2.9	46.3	36.5	139.2	11.8	0.32
2004	240	1.2	79.4	40.7	120.9	11.0	0.27
2005	205	1.13	71.2	40.2	175.1	13.2	0.33
2006	117	14.9	56	36.9	76.7	8.8	0.24
2007	82	2.17	52.4	29.2	141.0	11.9	0.41
2008	66	10	53	37.7	63.8	8.0	0.21
2009	109	1.75	85.1	42.2	108.3	10.4	0.25
2010	155	3.03	63.2	42.8	54.7	7.4	0.17
2011	95	2.03	56.6	40.9	114.1	10.7	0.26
2012	140	2.1	60.6	39.0	113.0	10.6	0.27
2013	238	2.9	64.1	37.0	155.8	12.5	0.34
2014	98	4.1	56.3	37.8	83.2	9.1	0.24
2015	133	3.04	57.7	40.7	77.5	8.8	0.22
2016	278	6.83	56.5	41.0	68.9	8.3	0.20
2017	223	7.23	56.9	38.8	88.2	9.4	0.24
2018	246	8.77	54.6	36.4	67.9	8.2	0.23
2019	242	3.13	67.2	37.6	121.8	11.0	0.29
2020	138	18.4	57.8	39.2	61.5	7.8	0.20
2021	71	0	53.3	35.1	131.6	11.5	0.33
Total	2,890	0	85.1	38.8	109.3	10.5	0.27

Log probability plots comparing KCl assays by drilling year and plots comparing mean KCl grades of the drilling campaigns are shown in Figure 9.3.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

a) Cumulative Distribution Plot	b) Mean KCl Grade Plot
Figure 9.3:  Cabanasses Transformada: a) Log Probability Plots and b) Mean Grade Plots of KCl (%)

Overall, the average KCl grades and the distribution of KCl grades for the drilling years are considered to compare well for the Transformada Zone and no systematic bias appears to be evident.  The lower mean grades associated with the 2007 campaign are not considered significant as these areas are not included within the proposed mining panels. Similar mean grades are encountered for the Transformada Zone and Seam B and it is noted that these zones are subsequently combined by ICL Iberia for the purposes of mineral resource estimation.

9.2.3          Comparison of Resource Models with Historical Mining Production Data

On-going reconciliation studies are undertaken by ICL Iberia in which the resource models are compared with actual mining production data. The results of previous resource models (updated from 2008 to 2015) and their comparison with historical production from Cabanasses (Domain DS1 mining blocks) is shown in Table 9.4.

Seam B indicates a good level of correlation between the resource models and actual production with the resource models containing:

•	1.8% higher KCl grade;
•	5% lower ore tonnes; and
•	2% higher product tonnes.

Seam A indicates a higher level of variability between the resource model and production data with the resource models containing:

•	1.8% higher KCl grade;
•	16% lower ore tonnes; and
•	5% lower product tonnes.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 9.4: Comparison of Resource Model vs Mining Production from 2011 to 2016
	Resource Model			Mining Production Actual			Difference (Actual / Model)
Mining Block	Ore (kt)	KCl (%)	Product (kt)	Ore (kt)	KCl (%)	Product (kt)	Ore (kt)	KCl (%)	Product (kt)
Seam A
9 TXIIW	131	22.6	28	140	20.6	27	107%	-2.0	96%
9 TXIIE + TXIIE	280	21.4	58	321	20.0	59	115%	-1.4	101%
TXIIIE. 113.3	17	21.8	3	22	18.3	4	130%	-3.6	108%
9 TXIIIW. 113.2	113	22.4	24	21	20.0	4	19%	-2.4	16%
TXIIIW. 113.4	343	24.2	77	431	20.0	79	126%	-4.3	102%
114.3	166	22.4	34	244	21.2	48	147%	-1.2	139%
TXIV W. 114.4	201	23.7	44	300	22.3	62	149%	-1.5	142%
BLOQUE 2C (NORTE)	209	18.2	35	214	18.3	36	103%	0.1	103%
Total Seam A	1,459	22.2	303	1,694	20.4	318	116%	-1.8	105%
Seam B
TXIE	923	31.5	268	1,033	32.2	306	112%	0.7	114%
TXIIW	1,040	30.0	288	1,098	29.9	301	106%	-0.2	105%
TXIIE	1,250	31.0	357	1,200	29.9	330	96%	-1.1	93%
TXIIIW. 113.4	766	33.1	234	788	30.5	221	103%	-2.6	95%
9 TXIIIW. 113.2	375	26.3	91	371	27.8	95	99%	1.5	104%
TXIIIE.113.3	1,175	28.5	309	793	28.9	211	67%	0.4	68%
9 TXIIIE. 113.1	476	25.3	111	333	26.8	82	70%	1.5	74%
TXIV W. 114.4	546	29.0	146	493	30.9	142	90%	2.0	98%
9 TXIVW. 114.2	321	29.6	87	410	27.9	107	128%	-1.7	122%
TXIVE. 114.3	514	31.3	148	473	31.1	135	92%	-0.2	91%
9 TXIVE. 114.1	418	27.8	107	351	28.5	92	84%	0.7	86%
115.10	104	27.2	26	41	29.6	11	39%	2.4	43%
115.20	455	31.9	134	545	29.9	150	120%	-2.0	112%
FLANCO N ANT. PRINCIPAL. ZONA 2	753	20.2	142	375	23.7	82	50%	3.5	58%
ZONA INTERMEDIA. ZONA 3	1,171	24.8	271	701	26.4	170	60%	1.6	63%
FLANCO S. 6C. ZONA 4	8	24.1	2	15	32.4	5	189%	8.3	251%
TOTAL BASE SINCLINAL. ZONA 4	372	25.2	86	173	28.1	45	46%	3.0	52%
FLANCO NORTE (7C. + 402.3) ZONA 4	462	29.8	127	1,188	31.8	347	257%	1.9	274%
T1N. 1W. 501.2	294	28.1	77	379	27.5	96	129%	-0.6	124%
T1N. 1E. 501.1	439	27.0	110	595	27.2	149	136%	0.3	135%
T1N. 2E. 501.3	198	30.4	56	162	27.0	40	82%	-3.4	72%
T1N. 2W. 501.4	137	26.1	33	111	26.1	27	81%	0.1	80%
Total SeamB	12,198	28.5	3,208	11,625	29.4	3,143	95%	0.9	98%
Seam A + Seam B
Total	13,657	27.8	3,512	13,319	28.2	3,461	98%	0.4	99%
Notes: 1. Resource models have been adjusted for variable mining dilution factors based on seam and mining block. 2. The average mining dilution factors applied were: 9% for Seam A and 31% for Seam B.

Overall, however, WAI considers the resource models generally show an acceptable level of correlation with the historical production actuals.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

9.2.4          Re-Assaying Programme of Surface Drilling Samples

During 2021, a re-assaying programme was completed by ICL Iberia using samples from the following surface drillholes (year of drilling shown in parentheses):

•	C-2bis (2011)
•	C-3 (2011)
•	C-4bis (2011)
•	SAG1 (2021)

Samples from C-2bis, C-3 and C-4bis consisted of pulp duplicates stored at the Sallent laboratory and were submitted to ALS (Sevilla) for analysis.

Samples from SAG1 consisted of pulp duplicates which were originally analysed by ALS (Sevilla) and were subsequently re-submitted (blind) to ALS.

9.2.4.1	Drillhole C-2Bis

The original analysis for drillhole C-2Bis was undertaken in 2010 at the ICL Iberia laboratory using AAS. In 2021, a total of 11 pulp duplicate samples were submitted to ALS laboratories (Sevilla) for analysis by XRF. A comparison of the original analysis by the ICL Iberia laboratory and the duplicate analysis by ALS is shown in Table 9.5.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 9.5: Duplicate Analysis of Drillhole C-2Bis
Sample	From (m)	To (m)	Length (m)	Lith.	ICL Iberia (AAS)	ALS (XRF)			Difference
					KCl (%)	Duplicate	K2O (%)	KCl (%)	KCl (%)
C-2Bis/011	1116.50	1117.30	0.80	CAR	24.4	C2BIS-011-DUP	17.1	27.1
			0.80		24.4			27.1	-2.7
C-2Bis/010	1117.30	1117.95	0.65	B	43.3	C2BIS-010-DUP	28.9	45.7
C-2Bis/009	1117.95	1118.65	0.70	B	34.9	C2BIS-009-DUP	23.6	37.4
			1.35		38.9			41.4	-2.5
C-2Bis/008	1118.65	1120.20	1.55	S2	1.5	C2BIS-008-DUP	1.02	1.6
C-2Bis/007	1120.20	1121.40	1.20	S2	1.4	C2BIS-007-DUP	0.95	1.5
C-2Bis/006	1121.40	1122.60	1.20	S2	1.4	C2BIS-006-DUP	0.88	1.4
C-2Bis/005	1122.60	1123.85	1.25	S2	13.1	C2BIS-005-DUP	1.66	2.6
			5.20		4.2			1.8	2.4
C-2Bis/004	1123.85	1124.70	0.85	Asup	41.4	C2BIS-004-DUP	5.66	9.0
C-2Bis/003	1124.70	1125.90	1.20	Asup	23.4	C2BIS-003-DUP	17.15	27.1
C-2Bis/002	1125.90	1126.20	0.30	S60	3.7	C2BIS-002-DUP	2.54	4.0
C-2Bis/001	1126.20	1127.10	0.90	A/CR	31.1	C2BIS-001-DUP	31	49.1
			3.25		28.4			26.3	2.1
Note: Calculation of KCl from K2O based on empirical formula: KCl = K2O/0.6317

Generally, a reasonable correlation between the ICL Iberia and ALS laboratory analysis is observed with:

•	Seam B: overall grades of 38.9% KCl and 41.4% attained by ICL Iberia and ALS respectively; and
•	Seam A: overall grades of 28.4% KCl and 26.3% KCl attained by ICL Iberia and ALS, respectively.

WAI notes that some significant discrepancies are observed in samples C-2Bis/004 and C-2Bis/001 of Seam A. However, it is recognised that the overall grade of the seam (based on the analysis of the two laboratories) is still considered comparable.

9.2.4.2	Drillhole C-3

The original analysis for drillhole C3 was undertaken in 2010 at the ICL Iberia laboratory using AAS. In 2021, a total of 10 pulp duplicate samples were submitted to ALS laboratories (Sevilla) for analysis by XRF. A comparison of the original analysis by the ICL Iberia laboratory and the duplicate analysis by ALS is shown in Table 9.6.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 9.6: Duplicate Analysis of Drillhole C-3
Sample	From (m)	To (m)	Length (m)	Lith.	ICL Iberia (AAS)	ALS (XRF)			Difference
					KCl (%)	Duplicate	K2O (%)	KCl (%)	KCl (%)
C-3/010	1053.30	1056.15	2.85	CAR	20.8	C3-010-DUP	16.5	26.1
			2.85		20.8			26.1	-5.3
C-3/009	1056.15	1056.80	0.65	B	44.4	C3-009-DUP	27.8	44.0
C-3/008	1056.80	1057.45	0.65	B	39.9	C3-008-DUP	25.6	40.5
			1.30		42.1			42.3	-0.1
C-3/007	1057.45	1058.80	1.35	S2	1.5	C3-007-DUP	0.98	1.6
C-3/006	1058.80	1060.00	1.20	S2	1.7	C3-006-DUP	1.12	1.8
C-3/005	1060.00	1060.90	0.90	S2	1.5	C3-005-DUP	1.06	1.7
			3.45		1.6			1.7	-0.1
C-3/004	1060.90	1061.70	0.80	Asup	31.4	C3-004-DUP	21.2	33.6
C-3/003	1061.70	1062.70	1.00	Asup	20.6	C3-003-DUP	13.8	21.8
C-3/002	1062.70	1063.10	0.40	S60	1.8	C3-002-DUP	1	1.6
C-3/001	1063.10	1063.80	0.70	A/CR	41.8	C3-001-DUP	27.5	43.5
			2.90		26.1			27.5	-1.4
Note: Calculation of KCl from K2O based on empirical formula: KCl = K2O/0.6317

A good corelation between the ICL Iberia and ALS laboratory analysis is observed with:

•	Seam B, overall grades of 42.1% KCl and 42.3% attained by ICL Iberia and ALS, respectively; and
•	Seam A, overall grades of 16.0% KCl and 17.0% KCl attained by ICL Iberia and ALS, respectively.

9.2.4.3	Drillhole C-4Bis

The original analysis for drillhole C-4Bis was undertaken in 2010 at the ICL Iberia laboratory using AAS. In 2021, a total of 17 pulp duplicate samples were submitted to ALS laboratories (Sevilla) for analysis by XRF. A comparison of the original analysis by the ICL Iberia laboratory and the duplicate analysis by ALS is shown in Table 9.7.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 9.7: Duplicate Analysis of Drillhole C-4Bis
Sample	From (m)	To (m)	Length (m)	Lith.	ICL Iberia (AAS)	ALS (XRF)			Difference
					KCl (%)	Duplicate	K2O (%)	KCl (%)	KCl (%)
C-4Bis01	574.15	578.50	4.35	T	40.6	C4BIS-001-DUP	27.2	43.1
C-4Bis02	578.50	580.70	2.20	ST	2.4	C4BIS-002-DUP	1.85	2.9
C-4Bis03	580.70	581.85	1.15	T+SAL	19.8	C4BIS-003-DUP	12.85	20.3
C-4Bis04	581.85	583.30	1.45	silvinita+Sal	31.1	C4BIS-004-DUP	20.5	32.5
C-4Bis05	583.30	585.90	2.60	Sal alterada	2.1	C4BIS-005-DUP	1.46	2.3
C-4Bis06	585.90	588.35	2.45	silvinita+Sal	29.1	C4BIS-006-DUP	19.55	30.9
			14.20		23.0			24.4	-1.4
C-4Bis07	588.35	590.35	2.00	Sal	1.8	C4BIS-007-DUP	1.85	2.9
C-4Bis08	590.35	592.90	2.55	silvintia+Sal	8.2	C4BIS-008-DUP	5.68	9.0
C-4Bis09	592.90	593.70	0.80	Sal	2.1	C4BIS-009-DUP	1.18	1.9
C-4Bis10	593.70	596.50	2.80	silvinita+Sal	22.3	C4BIS-010-DUP	13.9	22.0
C-4Bis11	596.50	604.75	8.25	Sal	1.9	C4BIS-011-DUP	1.22	1.9
			16.40		6.3			6.6	-0.2
C-4Bis12	604.75	607.45	2.70	silvinita+Sal	24.8	C4BIS-012-DUP	16.2	25.6
C-4Bis13	607.45	610.30	2.85	silvinita+Sal	34.5	C4BIS-013-DUP	23.1	36.6
C-4Bis14	610.30	613.55	3.25	Sal alterada	8.5	C4BIS-014-DUP	6.58	10.4
C-4Bis15	613.55	616.15	2.60	Sal alterada	4.4	C4BIS-015-DUP	2.98	4.7
C-4Bis16	616.15	619.45	3.30	Sal alterada	4.4	C4BIS-016-DUP	2.99	4.7
C-4Bis17	619.45	622.40	2.95	silvintia+Sal	21.2	C4BIS-017-DUP	13.85	21.9
			17.65		16.0			17.0	-1.0
Note: Calculation of KCl from K2O based on empirical formula: KCl = K2O/0.6317

From the analysis, a good corelation between the ICL Iberia and ALS laboratories is observed with:

•	Seam B, overall grades of 23.0% KCl and 24.4% KCl attained by ICL Iberia and ALS, respectively; and
•	Seam A, overall grades of 16.0% KCl and 17.0% KCl attained by ICL Iberia and ALS, respectively.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

9.2.5          Drillhole SAG1

The original analysis for drillhole SAG1 was undertaken in 2021 at ALS laboratories (Sevilla) using XRF. In 2021, a total of 7 pulp duplicate samples were re-submitted to ALS for analysis by XRF. A comparison of the original analysis by ALS and the duplicate analysis by ALS is shown in shown in Table 9.8.

Table 9.8: Duplicate Analysis of SAG1
Sample	From (m)	To (m)	Length (m)	Lith.	ALS (XRF) [1]		ALS (XRF) [2]			Difference
					K2O (%)	KCl (%)	Duplicate	K2O (%)	KCl (%)	KCl (%)
SAG1-619.95	619.20	619.95	0.75	B	31.1	49.2	QAQC005	31.1	49.2
			0.75			49.2			49.2	0.0
SAG1-628.20	627.25	628.20	0.95	AS	43.9	69.5	QAQC006	43.8	69.3
SAG1-630.80	630.20	630.80	0.60	AS	46.2	73.1	QAQC007	46.5	73.6
SAG1-632.60	632.00	632.60	0.60	AS	26.4	41.8	QAQC008	26.4	41.8
SAG1-634.65	634.10	634.65	0.55	AS	24.5	38.8	QAQC009	24.5	38.8
SAG1-636.65	635.75	636.65	0.90	AS	20.3	32.1	QAQC010	20.3	32.1
SAG1-640.10	639.35	640.1	0.75	CR	33.8	53.5	QAQC011	33.7	53.3
			4.3			51.8			51.8	0.0
Note: Calculation of KCl from K2O based on empirical formula: KCl = K2O/0.6317

Overall, an excellent correlation is observed between the ICL Iberia and ALS analysis with the same overall grades reported for both Seams A and B (49.3% KCl and 51.8% KCl, respectively).

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

9.2.6          Review of Drillhole Databases

A summary of the data verification procedures carried out by WAI on the drillhole databases are as follows:

•	Review of geological and geographical setting of the Cabanasses and Vilafruns Deposits;
•	Review of extent of the exploration work completed to date;
•	Inspection of drill core to assess the nature of the mineralisation and to confirm geological descriptions;
•	Inspection of geology and mineralisation in underground exposures;
•	Review of drilling, logging, sampling and analysis procedures;
•	An evaluation of minimum and maximum grade values and sample lengths;
•	Assessing for inconsistencies in spelling or coding (typographic or case sensitive errors);
•	Ensuring full data entry for each drillhole and that a specific data type (collar, survey, lithology and assay) is not missing;
•	Assessing for sample gaps and overlaps;
•	A review of assay detection limits;
•	Identification of problematic assay records;
•	A spatial on-screen review of the grade and lithology distributions of the drillholes was undertaken to identify any additional data reliability issues; and
•	A review of collar locations for underground or surface drilling.

Minor validation errors were discovered in terms of overlapping intervals; however, WAI does not consider these to be significant. In addition, WAI notes that some instances of survey azimuth values of >360 degrees and <0 degrees are present in the drillhole database and should be corrected by ICL Iberia.

Overall, WAI considers the electronic databases to be generally robust with only minor errors identified.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

9.2.7          Limitations on Data Verification

The QP was not directly involved in the exploration drilling and sampling programmes that formed the basis for collecting the data used in the geological modelling and mineral resource estimate for the Project; however, the QP’s representative was able to observe drilling and sample preparation methods during the 2021 site visit.  The QP has had to rely upon forensic review of the exploration programme data, documentation and standard database validation checks to ensure the resultant geological database is representative and reliable for use in geological modelling and mineral resource and reserve estimation.

The QP is not aware of any other limitations on nor failure to conduct appropriate data verification.

9.2.8          Opinion on Data Adequacy

Overall, the data verification procedures confirm the integrity of the data contained in the drillhole databases.  Although no formal QA/QC procedures were implemented during the majority of the underground drilling completed at the Project, these data are, however, supported by on-going reconciliation studies with actual mining production data.  In addition, statistical analyses indicated no significant bias in KCl grades based on drilling year.  The re-assaying programme for the surface drilling, indicates an acceptable level of precision between the original assays and the duplicate assays.  Overall, the QP considers the underground and surface drilling data contained in the databases to be suitable for inclusion in the Mineral Resource Estimate.

9.3          Rotem

9.3.1          Procedures

Site visits by one of the QP’s authoring this report were conducted in January 2022.  The project site, mining operations, and geology office was visited.

At the project site, drill pads were observed from the ongoing drilling campaign, collar locations were clearly marked.  Surface geology was observed, obvious mineralization was observed in and around open pit exposure which is consistent with the current geologic interpretation of the project.

At the geologic office the QP observed core storage area, historic core storage area and the core processing and logging facility.

Verification samples were not collected.  Drilling and sampling conditions were observed to be consistent with industry standards.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

9.3.2          Previous Audits

In 2014, IMC Group Consulting Ltd (IMC) prepared a Competent Person‘s Report (CPR) for the Rotem, Oron and Zin phosphate operations.  IMC prepared the CPR based on observations and data collection during site visits to the operations in February 2014.

IMC reviewed the practices and estimation methods undertaken for reporting of mineral resources and reserves in accordance with Guide 7 and other internationally recognised resource and reserve codes.  All resource and reserve estimates were initially prepared by ICL Rotem, and subsequently reviewed by IMC.  Such review is supported by evidence obtained during IMC’s site visits and observations and are supported by details of exploration results, analyses, visual inspection, and other evidence and take account of all relevant information supplied by the management of ICL Rotem.

IMC verified the integrity of the data capture process, as well as the internal data coherence and was satisfied that these were completed to an acceptable industry standard.  Further, IMC were satisfied that the methods of exploration, sampling, analysis and estimation of mineral resources and reserves is generally in accordance with international best practice.

9.3.3          Independent Sampling

The QP has not carried out any independent sampling for verification of grade or density data used for the mineral resource estimation.

9.3.4          Opinion on Data Adequacy

The QP was not directly involved in the exploration drilling and sampling programmes that formed the basis for collecting the data used in the geological modelling and mineral resource estimate for the Project.  The QP has had to rely upon forensic review of the exploration programme data, documentation and standard database validation checks to ensure the resultant geological database is representative and reliable for use in geological modelling and mineral resource and reserve estimation.

The QP is not aware of any other limitations on nor failure to conduct appropriate data verification.

9.4          DSW

9.4.1          Procedures

Site visits by one of the QP’s authoring this report were conducted in January 2022.  The project site, process operations, and technical office was visited.

At the project site, pumping, sampling, and recovery activities were observed which is consistent with the current understanding and interpretation of the project.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY
9.4.2          Independent Sampling

The QP has not carried out any independent sampling for verification of grade or quality data used for the MRE.

9.4.3          Limitations on Data Verification

The QP was not directly involved in the sampling programmes that formed the basis for collecting the data used in the mineral resource estimate; however, the QP’s representative was able to observe sample preparation methods while in progress on production samples during the 2022 site visit.  The QP has had to rely upon forensic review of the sample data, documentation and standard validation checks to ensure the data is reliable for use in mineral resource and reserve estimation.

The QP is not aware of any other limitations on nor failure to conduct appropriate data verification.

9.4.4          Opinion on Data Adequacy

The QP considers that the sampling data are generally adequate for resource estimation.  There are no additional limitations to the exploration data, analysis, or exploration database for use in Resource modelling and declaration of Mineral Resources.

9.5          YPH

9.5.1          Exploration and Mineral Resource Data Verification

9.5.1.1	Exploration Data Compilation

All available exploration drilling data, including survey information, downhole geological units, sample intervals and analytical results, were compiled by the QP and loaded into centralised Microsoft (MS) Excel based database.  Most of the exploration data was extracted from a series of MS Excel files provided by YPH.

Compiled drilling data for the Haikou deposit comprised 300 drill holes totalling 23,915m of drilling and containing 5,253 analytical samples for P2O5.  Compiled supporting documentation for the Haikou drilling data included internal report documents with hardcopy of the summary drilling data including the collar positions and type of samples collected.

Collar survey and downhole geological unit intervals, sample intervals and analytical results were imported into Vulcan drillhole database system to facilitate visual inspection of each individual drill holes as well as to allow for a review of correlations of geological units and mineralised zones between adjacent drill holes during the data validation and interpretation processes.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

9.5.1.2	Exploration Data Validation

All drill hole logs are recorded by logging geologists on formatted paper sheets, then transcribed into MAPGIS before transferred to Microsoft (MS) Excel.  Data and observations entered into the logging sheets have been reviewed for transcription or keying errors or omissions by senior ICL and YPH geologists prior to importing the data into the MS Access drill hole database.  The QP evaluated the tabular data compiled for errors or omissions as part of the data validation procedures described in the following section.

The QP performed data validation on the drill hole database records using available underlying data and documentation including but not limited to documented hardcopies.  Drill hole data validation checks were performed in Vulcan using a series of in-built data checks to evaluate for common drill hole data errors including, but not limited to, data gaps and omissions, overlapping lithology or sample intervals, miscorrelated units, and other indicators of data corruption including transcription and keying errors.

Several minor errors, omissions, or proposed revisions were identified during the review process; these included typographic errors and omission of some data and observations, as well as some re-correlations of geological units to honour the grade data.  In each instance, the error, omission, or revision was reviewed and updated accordingly.

The QP verified the authenticity of the drill hole data during the November 2021 site visit.  The purpose of the site visit was to review the project site, geology, current, and previous exploration methods, and results and identify any concerns and provide recommendations for consideration by YPH.

During the site visit, the QP’s representatives visited the core shed and inspected several available core trays.  These included some remnants of drill cores from ZK17-02, ZK20-J1, ZK04-06, ZK29+-J2 and ZK8+-3.

9.5.2          Limitations on Data Verification

The QP was not directly involved in the exploration drilling and sampling programmes that formed the basis for collecting the data used in the geological modelling and Mineral Resource estimates for the Project; however, the QP’s representative was able to observe sample preparation methods while in progress on production samples during the 2021 site visit.  The QP has had to rely upon forensic review of the exploration programme data, documentation and standard database validation checks to ensure the resultant geological database is representative and reliable for use in geological modelling and Mineral Resource and Reserve estimation.

The QP is not aware of any other limitations on nor failure to conduct appropriate data verification.

9.5.3          Opinion on Data Adequacy

The QP has validated the data disclosed, including collar survey, down hole geological data and observations, sampling, analytical, and other test data underlying the information or opinions contained in the written disclosure presented in this TRS.  The QP deems that the data has been generated with appropriate industry standard procedures, were accurately transcribed from the original source and are suitable for the purpose of preparing geological models and a Mineral Resource estimate.  Data that could not be verified to this standard were reviewed for information purposes only but were not used in the development of the geological models or Mineral Resource estimates presented in this TRS.  Such data includes channel samples obtained from trenches and production faces and floors.

To further enhance the verification process, QP recommends twinning drill hole pairs as part of any future pre-production or infill drilling programmes to allow for a more robust view of sample representativeness.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

10          MINERAL PROCESSING AND METALLURGICAL TESTING

10.1          Boulby

10.1.1          Overview

The processing of polyhalite is undertaken on site and the behaviour of the material including its amenability to crushing, screening and production of final product streams is well documented.  The relatively consistent nature of the geology and mineralogy, as well as plant data from 2017 to 2020, indicates that there is no significant difference in recovery or amenability to processing across the known deposit extents.

10.1.2          Plant Feed Grade and Final Product Grade Relationship

The process of crushing and screening of the material results in preferential segregation of minerals due to their differing physical properties.  Daily plant feed head grades are now regularly measured using a recently installed XRF Analyser and significant work is underway to better identify halite and other impurities at the mining face.

Plant data has been investigated from Dec 2017 – April 2020 and is shown in Figure 10.1.  The data demonstrates that Granular and Standard products are distinctly separate populations. Granular products are upgraded by an average of 0.4% K2O whilst the Standard products are downgraded by an average of 0.3% K2O relative to the run of mine.

This implies that the Granular products are “enriched” at the direct expense of the Standard material. The suggested mechanism for this is that halite is substantially softer than polyhalite and is therefore more likely to be crushed to a finer grain size and report to the Standard material.  This is demonstrated by chlorine analysis for the final products in 2020 (Figure 10.2) which show that on average, chlorine in granular is reduced by 1.2% Cl and chlorine in standard is increased by 1.5% Cl relative to the calculated run of mine Cl grade.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Final Products Dec 2017 - April 2020
15
14.5
14
13.5
13
12.5
12
12
12.5
13
13.5
14
14.5
15
Product Grade K2O (%)
ROM Grade K2O (%)
Granular
Standard
Minis
Y=X

Figure 10.1:  Final products (K20%) December 2017- April 2020

Final Products 2020 (% Cl)
Granular Cl
Standard Cl
y=x
Product Grade (% Cl)
Run of Mine Grade (% Cl)
0
2
4
6
8
10
12

Figure 10.2:  Final Products 2020 (%Cl)

This analysis can be used to estimate the run of mine grade required to meet the final product specifications.  Final product specifications vary somewhat based on the markets into which they are sold.  For this technical report, the minimum K2O (%) for granular polysulphate is taken as 14% and for polysulphate standard is 13%.  The maximum allowable Cl (%) is taken as 3% for polysulphate granular and 5% for polysulphate standard.

Using the average relationships outline above, the average run of mine grade to achieve the product specifications is a minimum of 13.6% K2O and a maximum of 3.5% Cl.  The granular relationship is the controlling factor for the K2O (13.6% + 0.4% = 14%) whereas the standard relationship is the controlling factor for the Cl (3.5% + 1.5% = 5%).  These elemental values are equivalent to approximately 87% Polyhalite and 6% Halite.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

10.1.3          Discussion

The QP is of the opinion that the data derived from the testing data described above are adequate for the purposes of Mineral Resource estimation.  The processing of polyhalite is undertaken on site and the behaviour of the material including its amenability to crushing, screening and production of final product streams is well documented.  The relatively consistent nature of the deposit, and plant data from 2017 - 2020, indicates that based on current understanding there is no significant difference in recovery or amenability to processing.

10.2          Cabanasses and Vilafruns

The operations are mature operations with a long history of processing potash mineralisation and therefore no additional mineral processing or metallurgical testing has been undertaken.  A description of the recovery methods used at the operations is contained in Section 14.3.

10.3          Rotem

The operations are mature operations with a long history of processing phosphate mineralisation and therefore no additional mineral processing or metallurgical testing has been undertaken.  A description of the recovery methods used at the operations is contained in Section 14.4.

10.4          DSW

The operations are mature operations with a long history of processing potash mineralisation and therefore no additional mineral processing or metallurgical testing has been undertaken.  A description of the recovery methods used at the operations is contained in Section 14.5.

10.5          YPH

10.5.1          Overview

The process design was based on the metallurgical test work performed by several laboratories.

Considerable test work was undertaken since 1978 by the several testing facilities to investigate the recovery of phosphate from the Haikou mineralization.  The programmes included mineral processing investigations using screening, size separation, and reverse-flotation to concentrate the different ore types and grades.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

10.5.2          Material Characterisation, Mineralogy and Metallurgy

The average P2O5 content of grade I + II + III ore bodies in Block’s 1, 2, 3 and 4 of Haikou phosphate mine is 23.2%, 23.1% and 22.6% respectively.  It is a low-grade phosphate rock deposit, but the raw ore can be successfully beneficiated.

In 1978, selected samples were taken from the first and second mining areas of the Haikou Phosphate Mine and sent to the Bureau of Mines of the United States Department of the interior for beneficiation testing.

During 1978-79, the Chemical Mine Design Institute of the Ministry of chemical industry carried out washability tests on samples from upper and lower ore beds in the third and fourth mining areas.

In 2007, the Research and Development centre of Yunnan Phosphating Group Co. Ltd. completed flotation tests on Haikou low-grade ore.

The chemical and mineral composition of the different ore types was identified and concluded that the ores in the first and second mining areas are mainly composed of phosphate minerals, dolomite, and quartz.  Banded dolomitic Phosphorite (primary), pseudooolitic Phosphorite (weathered) and bioclastic Phosphorite (weathered) were identified.  Significant carbonate leaching occurs by weathering, with the formation of surface pores.  The P2O5  content of the pure collophanite mineral (fluoroapatite), determined by electron microprobe, is 37-38%.  The phosphate minerals are associated with quartz and dolomite, disseminated throughout the ore as very fine particles.  Table 10.1 shows the mineral analysis for mining areas 1 and 2.

Table 10.1: Results of Mineral Sampling – Mining Blocks 1 and 2
Ore sample	Content (%)
	P2O5	CaO	SiO2	MgO	Fe2O3	Al2O3	F
Mixed sample in West Area	22.0	35.0	25.0	1.70	2.00	2.00	2.60
Mixed sample in East Area	21.2	35.2	22.9	2.91
Upper ore bed in West area	25.4	36.7	28.6	1.03	1.73	2.24	3.11
Lower ore bed in West Area	20.4	32.6	28.7	3.26	1.77	2.75	2.52
Upper ore bed in East Area	23.4	37.2	20.7	3.12
Lower ore bed in East area	19.0	34.1	23.6	5.15
Ore sample	Content (%)					Content (ppm)	Content (%)
	Na2O	K2O	CO2	Organic carbon	S	U2O3	Cl
Mixed sample in West Area	0.08	0.08	4.00	0.10	0.02	21
Mixed sample in East Area
Upper ore bed in West area	0.27	0.08	2.62		0.13		0.016
Lower ore bed in West Area	0.19	0.09	7.44		0.091		0.014

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

10.5.3          Beneficiation Testing and Results

Ore samples were tested by the Albany Metallurgical Research Centre in the United States.  The first batch was 250kg, for the East and West areas, and the second batch of samples was 500kg, for the upper and lower ore beds in the East and West areas.  The test results are described as follows.

After scrubbing and sizing, the P2O5  content of + 0.3mm fraction is 30.3%, corresponding to a weight of 37.9%, P2O5 recovery was 49.2%, with 0.91% MgO content. To further improve the grade, the +25mm size is screened out resulting in 31% P2O5 and 0.7% MgO, in 33% of weight.  The P2O5 recovery rate is 43%.  For the 0.3-0.038 mm fraction, the P2O5 content only reaches 22.9% – 23.0%, therefore a suitable product can only be achieved after flotation with the minus 0.038 mm fraction discarded.

Table 10.2 and Table 10.3 show flotation results for the 0.300 × 0.038mm and 0.150 × 0.038mm samples.

Table 10.2: Carbonate-silicate Flotation Results for 0.300 × 0.038mm
Products	Heavy measure (%)	Content (%)			Distribution rate (%)			CaO/ MgO	Chemicals dosage (kg/t)
		P2O5	SiO2	MgO	P2O5	SiO2	MgO		fatty acid	amine	Al2SiF6
Screening concentrate (2.54×0.3 mm)	34	31	16	0.7	44	21	19	1.4
Flotation concentrate (0.3×0.038 mm)	21	28	23	0.5	25	19	9	1.4
Carbonate flotation	2	26	8	5.5	2	1	7	1.8	0.16		0.12
SiO2 flotation	7	10	77	0.2	3	20	1	1.3		0.2
Primary slimes -0.038 mm	26	18	27	2.2	27	39	64	1.7
Total concentrates	55	30	19	0.7	69	40	28	1.4

Table 10.3: 0.150 × 0.038mm Carbonate-silicate Flotation Results (Block 2)
Products	Weight (%)	Content (%)				Distribution rate (%)				CaO / P2O5
		P2O5	CaO	SiO2	MgO	P2O5	CaO	SiO2	MgO
Phosphate concentrate	25.7	36.6	49.8	5.1	0.50	39.8	38.0	3.9	12.5	1.35
Carbonate flotation	16.8	22.2	34.6	28.5	2.30	15.6	17.3	14.2	40.3	1.56
Primary SiO2 flotation	2.6	11.1	15.5	66.9	0.70	1.2	1.2	5.2	2.0	1.40
Secondary SiO2 flotation	35.6	13.7	19.1	63.9	0.40	20.7	20.2	67.5	15.9	1.39
SiO2-Concentrate	11.5	32.6	45.7	12.3	1.00	15.9	15.6	4.2	12.2	1.40
Slimes Scrub	7.8	20.6	33.4	21.6	2.10	6.8	7.7	5.0	17.1	1.62
Total	100.0	23.6	33.7	33.7	0.90	100.0	100.0	100.0	100.0	1.43
Mixed concentrates	37.2	35.4	48.5	7.3	0.60	55.5	53.0	8.1	24.2	1.37

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

10.5.4          Tests and Results of Block 1 Samples

Flotation tests were carried out on the feed, on 0.3 - 0.038mm (Table 10.4 and Table 10.5).

Table 10.4: Carbonate and Silicate Flotation Results for the Block 1
Products	Weight (%)	Content (%)				Distribution rate (%)				CaO:P2O5 Ratio
		P2O5	CaO	SiO2	MgO	P2O5	CaO	SiO2	MgO
0.038 mm concentrate	62.4	29.5	41.5	16.3	1.4	80.8	75.9	34.1	50.4	1.41
-0.025 mm concentrate	52	29		16	1.6	64		37	30
-0.038 mm concentrate	36	32		12	1.5	50		19	18
0.30 mm concentrate	10	24		18	3.8	10		7	12

Table 10.5: Flotation Results for the Block 1 and Block 2 samples
Product Name	Weight (%)	Grade (%)			Distribution rate (%)			Dosage (kg/t) to feed
		P2O5	SiO2	MgO	P2O5	SiO2	MgO
Phosphate concentrate	47.5	30.4	17.7	1.1	65.7	29.6	28.3	H2SiF6:0.23
Carbonate floats	2	16.1	11.7	9.5	1.5	0.7	7	Fatty acids, fuel oil 0.49
Silica tailings	14.5	9.5	68.5	0.8	6.6	32.4	5
25 mm waste	5	18.1	16.0	6.7	4	3.6	16.5	NaOH:0.02
-0.038 mm Slimes	31	16.5	26.3	3.2	22.2	33.7	43.2	Amine: 0.25
total	100.0	22.2	27.5	2.1	100.0	100.0	100.0	Na2SiO3:0.08

10.5.5          Second Batch 500kg Mineral Test Results

Additional beneficiation tests were carried out using, scrubbing classification, scrubbing, desliming, and flotation, roasting water quenching scrubbing desliming, roasting water quenching, desliming grinding flotation and acidification.

According to the beneficiation results of phosphate rock in Blocks 1&2, scrubbing and desliming were adopted to remove the 0.038mm fraction, which is beneficial to the post-treatment of beneficiation products.  For products with high MgO content, leaching was beneficial in reducing the MgO content in concentrate.  According to the test results, flotation played a small role in the whole beneficiation scheme, since the concentrate grade was not greatly improved, with poor MgO removal.  Scrubbing and desliming mainly achieved improvements in concentrate grade and MgO removal.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

10.5.6          Testing Block 3 Mineralisation

Samples were taken according to different ore types, and location, by weight, and P2O5 content.

During additional exploration of the III mining area, the average P2O5 content of various ores was 23.23%, and the average P2O5 content of washability tests was 21.70%.  Considering mining dilution, the test samples are representative.

Beneficiation test results demonstrated that with ore grades of 21.85 - 21.68 % P2O5, concentrates of 34.55 - 33.07% are obtained after a 200 mesh grinding and a closed circuit flotation (rougher and cleaner).  Recoveries ranged 85.95 - 85.56% with a P2O5 content in the tailings of 6.7 - 7.1%.

The beneficiation test shows that the ore washability in the Block 3 is good.  With sodium carbonate as regulator S (808) as gangue mineral inhibitor and pulp waste liquid as phosphate mineral collector, phosphate minerals and gangue minerals can be effectively separated by flotation.

The test shows that the process with –200 mesh content of 90% is suitable for the selected raw ore.  As for the high content of MgO in the concentrate product (2.43%), it can be further processed to meet the requirements of high-efficiency phosphate fertilizer production.

10.5.7          Selective Tests for Block 4

In July 1979, the chemical mine design institute of the Ministry of chemical industry and Yunnan Chemical geological team jointly formulated the sampling principles and methods by field investigation.  Two samples of upper and lower ore beds were prepared.

The principal minerals in the ore are collophanite, followed by crystalline apatite and fibrous collophanite.  Gangue minerals are mainly carbonate, quartz and chalcedony, followed by feldspar, muscovite, sericite, pyrite, iron, etc.

Beneficiation test procedure and results revealed that rock and mineral identification data, the mineral composition, and ore embedding characteristics of the ore in the fourth mining area are basically consistent with the ore properties in the first, second, and third mining areas.  The direct flotation process with S (808) as the inhibitor of gangue minerals has obtained better separation indexes.  Therefore, to determine the ore washability test in Block 4, the technical route is still the direct flotation process with sodium carbonate as regulator and sodium silicate and S (808) as inhibitor.

From flotation testing of the ores in the IV mining area, concentrates of 31.75% and 31.05 P2O5 were obtained for the higher and lower beds with yields of 75.98 - 75.72%.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

10.5.8          Flotation Test of Low-Medium Grade Phosphate Rock

The Haikou deposit is a large, bedded phosphate rock in shallow sea facies.  The main mineral is collophanite, with small amounts of microcrystalline apatite; the secondary minerals are dolomite, quartz, calcite, feldspar, chalcedony, and a small amount of tourmaline, glauconite, muscovite and carbonaceous argillaceous matter.  The main chemical components are P2O5, CaO and SiO2, followed by CO2, MgO, Fe2O3, Al2O3 and F.  According to the chemical composition, the ore type is a silico-calcareous phosphorite.  According to the ore structure, the main types in the upper and lower ore beds are oolitic or pseudo oolitic phosphorite, banded phosphorite, sandy phosphorite and bioclastic phosphorite, followed by striped phosphorite, gravelly phosphorite and siliceous phosphorite.  The rock and mineral identification shows that the collophanite is oolitic, pseudo oolitic, spheroidal or sandy debris, and the oolitic particles include quartz and dolomite.  The edge of collophanite is recrystallized and surrounded by fibrous fine-grained apatite into a ring belt, and the cement is collophanite or phosphate and iron argillaceous.  Quartz, dolomite, and calcite are mostly euhedral or semi euhedral grains, which are closely distributed with collophanite.  They mutually form sandy structure, pseudooolitic structure, cemented structure, and colloidal structure and bioclastic structure. The ore structures are massive, banded or striped, and breccia structures.

Collophanite: it is mainly produced in pseudo oolitic structure, and the main embedded particle size range is about 0.05 - 0.3mm, belonging to fine-grained embedded.  The intercalation relationship between collophanite and gangue minerals is complex.  First, collophanite contains fine and fine impurity inclusions, mainly dolomite, followed by quartz, a small amount of limonite, clay minerals, clay, etc; Second, the metasomatism of collophanite and gangue is common, and the gangue is mainly dolomite, quartz, clay minerals, etc.  Third, some collophanite is disseminated by iron, carbon argillaceous and other clays as fine particles, or mixed and polluted along the edge of collophanite particles.  The banded and pseudo oolitic types have relatively enriched output of collophanite, especially the banded and pseudo oolitic types in the upper layer have higher enrichment degree, and collophanite contains less impurities, and the washability of the upper layer is better than that of the lower layer. The relative content of collophanite in minerals is 50.30%.

Siliceous minerals: they are produced in detrital quartz, enriched in sandy structure, cemented by dolomite, collophanite, clay minerals, etc. in other types of ores, they are mostly distributed in the matrix.  Collophanite generally has fine-grained quartz inclusions, and a few are metasomatic continuous structure with collophanite.  The particle size is 0.02 - 0.4mm, and the particle size of inclusion quartz is about 0.01 - 0.1mm. A small amount of chalcedony is produced in fibrous and petal shape; Sericite, biotite and Muscovite are dispersed, with particle size of 0.01 - 0.06mm and relative content of 15%.

Carbonate minerals: mainly dolomite, which is fine-grained and fine-grained aggregate, embedded in collophanite in the form of cement and connected with collophanite.  Some dolomite is mixed with limonite and carbonaceous argillaceous, and a small amount of calcite is also aggregated and cemented with dolomite in collophanite.  The crystal particle size is generally 0.051 - 0.2mm.   The relative content of dolomite is 22.6%.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Due to the high content of SiO2 and MgO in Haikou phosphate ore, the minerals and gangue material are fine and difficult to separate.  The testing shows that using a 4# collector and a reverse flotation process in alkaline medium can ensure product quality.

a)
Haikou mine uses 4# collector and adopts reverse flotation process.  The indexes obtained in the primary roughing process of reverse flotation are: concentrate yield 54.10%, P2O5 30.10%, MgO 0.67%, SiO2 16.90%, recovery 81.91% and CaO / P2O5 1.38.

b)
The alkaline process is used for the Haikou ore. Because grinding is greater than 98% of – 200 mesh, flotation requires small air charge, long flotation time, stable pulp pH value (pH = 9.5-10.0); the process is easy to control.

c)
For Haikou medium and low-grade phosphate rock, direct flotation is adopted. MgO inhibitors are added in the flotation operation.  Some inhibitors have a certain effect on magnesium removal, and some can improve the efficiency of positive flotation, but the MgO in the concentrate cannot be reduced to about 1.0%.

d)	Using 4# collector, the flotation temperature can adapt to a wide range (between 10-20 degrees), without solidifying.

The concentrate quality for flotation of middle and low-grade phosphate ores in Haikou should be about 29.0% P2O5, about 1.0% MgO, with a 57.0% concentrate yield and 85.0% recovery.

10.5.9          Discussion

The QP is of the opinion that the data derived from the testing data described above are conventional and adequate for the purposes of Mineral Resource estimation given the style of deposit.  Considerable test work at several laboratories since 1978 have completed metallurgical test work to evaluate recovery of phosphate, including investigations using screening, size separation, and reverse-flotation to concentrate the different ore types and grades, on which the process design for YPH has been derived.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

11          MINERAL RESOURCE ESTIMATES

11.1          Introduction

ICL Group Ltd. has engaged WAI and Golder to complete an audit of the Mineral Resource Estimate (MRE) for the properties that are the subject of this Technical Report.  This Technical Report Summary provides a mineral resource estimate and classification of resources reported in accordance with the SEC New Mining Rules.  WAI and Golder worked closely with ICL in the preparation and review of data including 3D wireframes and block models (excepting DSW) that represented the deposit mineralisation using proprietary resource modelling software.  The methods and results of the resource estimation processes are summarised in the following subsections.

The Mineral Resource estimate for the properties reported here in accordance with the SEC S-K 1300 regulations.  For estimating the Mineral Resources, the following definition as set forth in the S-K 1300 Definition Standards adopted December 26, 2018 was applied.

Under S-K 1300, a Mineral Resource is defined as:

“… a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.”

The Mineral Resources presented in this section are not Mineral Reserves and do not reflect demonstrated economic viability.  The estimates of Mineral Resources may be materially affected if mining, metallurgical, or infrastructure factors change from those currently assumed by ICL at the various properties.  Estimates of Inferred mineral resources have significant geological uncertainty, and it should not be assumed that all or any part of an Inferred mineral resource will be converted to the Measured or Indicated categories.  Mineral resources that are not mineral reserves do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for conversion to mineral reserves.  There is no certainty that all or any part of this Mineral Resource will be converted into Mineral Reserve.  All figures are rounded to reflect the relative accuracy of the estimates and totals may not add correctly.

The Mineral Resource estimates presented in this report are based on the factors related to the geological and grade models presented in this section, and the criteria for reasonable prospects of eventual economic extraction as described.  The Mineral Resource estimates may be affected positively or negatively by additional exploration that expands the geological database and models on the properties described.  The Mineral Resource estimates could also be materially affected by any significant changes in the assumptions regarding forecast product prices, mining efficiency, process recoveries, or production costs.  If the price assumptions are decreased or the assumed production costs increased significantly, then the cut-off grade must be increased and, if so, the potential impacts on the Mineral Resource estimates would likely be material and need to be re-evaluated.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The Mineral Resource estimates are also based on assumptions that required (mining) permits continue to be granted on as required basis and there would be no adverse material change in certain critical assumptions that would otherwise materially and adversely affect the Mineral Resource estimates for the properties; potentially reducing to zero.  Examples of such material changes include unexpected excessive taxation, or regulation of mining activities that become applicable to the existing mining project.  Except as described in this section, the QPs do not know of any environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors that could materially affect the Mineral Resource estimates.

11.2          Boulby

11.2.1          Summary

The Boulby Mineral Resource estimate presented below was carried out using data gathered from exploration drilling to produce a 3D model and associated grade estimates using Datamine Studio RM.  Data was verified and imported into Studio RM from the exploration database.  Wireframe surfaces were generated for base and top of polyhalite mineralisation and sample data was composited and domained based upon vertical distance from the base of seam reflecting the change in mineralogy noted in mine workings and drill core.  Areas to be estimated were limited by interpretation of the location of major structural features and ability to predict continuity of polyhalite occurrence.

Estimation was carried out into a block model generated at a suitable scale to reflect drillhole spacing with sub-blocking to fit against variation in polyhalite seam limits and the vertical zonation used with definition of domains.  Estimation was carried out using ordinary kriging or inverse distance weighting as the primary methodology depending on availability of data in the various regions.  The estimated grades were validated, and a density was applied to the model based upon analysis of drill core samples.

The overall polyhalite seam model was restricted to areas deemed to have expectations of eventual economic extraction by selection of possible 7m thick mining horizons using Datamine’s Mineable Shape Optimiser (MSO) and application of cut-off grade based upon the minimum K2O grade appropriate for processing to achieve the final product specification.

Mineral Resource classification was applied based on drillhole spacing, confidence that could be placed on interpretation of continuity of mineralisation, confidence that could be placed on exploration data and the quality of the bock model (judged by reconciliation against mined tonnes).  Reporting of the Mineral Resource took into account mining depletion to end of 2021.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

11.2.2          Data Used

Only data gathered from longhole drilling carried out prior to 2018 has been used in the production of this Mineral Resource estimate.  Whilst further longhole drilling has been completed after this date, analysis of samples gathered by that drilling was halted pending the implementation of a new QA/QC system.  Whilst these samples have recently been processed, they have not yet been included in to reinterpretation and an update of the Mineral Resource estimate.

Data gathered from the sub-vertical exploration holes drilled from the overlying potash workings have not been used in this resource estimate due to concerns with the accuracy of the location of data points.

11.2.3          Domaining

A set of wireframe surfaces denoting top and base of the polyhalite mineralisation were generated from all available data points from drilling and a set of digitised contours interpreted by Boulby geologists. These wireframe surfaces were combined to form a polyhalite domain within which sample data was selected and coded.

11.2.4          Geostatistics

Drillhole data within the polyhalite domain was composited on a stratigraphic rather than a more traditional downhole basis.  This methodology was employed due to the length of samples taken (3m), the changing inclination of the hole traces as they passed through the polyhalite and changes in dip of the seam over the lateral extent of the drillhole intersection through the polyhalite whilst taking in to account the sub-horizontal nature of the polyhalite and the stratified nature of mineralisation with a trend of changing grades seen from the base of seam upwards and an assumption that this trend is parallel to the base of seam.  The base of seam wireframe was translated vertically upwards in a series of 1m steps with drillhole samples split against these increments and coded based upon their distance from base of seam.  This allowed composite samples to be created of equal true thickness, and therefore support, in intervals through the seam whilst fitting with geological observations during mining operations that show the predominant control on grade is height above base of seam.  An example section showing this methodology is shown in Figure 11.1.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Intersection points
where samples are split
Drill hole trace
Translated in
1m increments
Base of Seam Surface

Drill hole compositing method. Base of seam surface translated in 1m increments and samples split and composited at the intersection points.

Scale: Schematic	Date:04/01/2020

Figure 11.1:  Example Section Showing Drillhole Sample Compositing Method

A review of declustered sample data and structural trends resulted in further domaining of the polyhalite in to eastern (lower grade) and western (higher grade) zones within which there are four further domains defined (as shown in Figure 11.2):

•	Domain 1: A transitional/gradational zone within 1 meter of the base of seam
•	Domain 2: A lower, high grade section (P3) polyhalite 4
•	Domain 3: Transitional/gradational change to lower grade P2 polyhalite
•	Domain 4: The upper, more variable and lower grade P2 polyhalite more commonly banded with halite

A variographic study was carried out to provide input to grade estimation and to help understand and define grade continuity.  Robust directional variograms were not attained in any domain (likely due to the variable spacing and orientation of drilling).  In the western area Domain 2 (lower seam) downhole variograms were used to model nugget effect and all available data was used to generate omnidirectional variograms for potassium, sodium, and chlorine.  For all elements a two structure variogram model was applied with a shorter-range structure at approximately 50m and longer structure at 200m.  This longer-range structure is interpreted to reflect the overall good lateral continuity seen in the polyhalite seam. At this stage, due to a lack of reliable close spaced data, the impact on grade continuity at short scales of variable thickness halite bands is not well understood but is likely reflected by the initial short-range structure.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 11.2:  Mean Vertical Zonation of K, Na and Ca

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

11.2.5          Block Model

A 3D block model was generated using the polyhalite seam wireframe as limits.  To achieve accurate volumetric modelling and coding for the laterally continuous but vertically thin domains an initial block model with parent cells of 25m x 25m x 1m and 3.125m x 3.125m sub-celling allowed in easting and northing with a true ft vertically against constraining wireframes was generated and coded for stratigraphic layer, mined out areas, sterilised areas etc.  Prior to grade estimation, and to reflect the sometimes wide drillhole spacing, the prototype of this sub-blocked model was altered so that parent blocks were 100m x 100m x 1m, but the sub-blocking and coding detail was retained.

11.2.6          Density

A density values were calculated based on the weighted averages of the mineral constituents of each sample.  This method was  based upon analysis of 100 drill core samples where density was measured by the Archimedes method (in saturated brine) and calculated by assessment of assayed mineralogy.  The two methods gave comparable results for individual sample intervals and calculated was therefore chosen for use across the polyhalite.  The comparison in methods is very good with an average difference of 0.02 g/cm3 which is 0.5% of an average measured density of 2.77g/cm3.

11.2.7          Grade Estimation, Validation and Reconciliation

Grade estimation was carried out using ordinary kriging as the primary for the western region lower seam domain where reasonably robust variograms were achieved.  All other domains were estimated using inverse distance weighting squared as the primary methodology.

The boundary between the western and eastern regions was treated as a soft boundary for sample selection, but the estimation method applied depended on which region the block resided.

The boundary between vertical (stratigraphic domains) was treated as semi-soft except for the footwall transitional domain (Domain 1) which is 0-1m above the base of seam.  This footwall domain was treated as a hard boundary due to the sharp change in grade often observed in this zone.  For all other domains, analysis and validation of test estimates determined that the best validation occurred allowing one sample (a single 1m composite) from above and below the boundary to be included in the estimation.  For example, a block lying 4m above the base of seam only used samples from 3-5 metres above base of seam to produce an estimate.  This was achieved by setting up sub-zone values which were used as key fields to estimate each horizon in turn.

Grade control samples were only used in the estimation of blocks within 50m of existing mine workings, corresponding to the range of the first structure in the semi-variogram model.  This ensured an estimate reflective of available data close to existing excavations, whilst limiting influence of grade control data across wider areas.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The search ellipse used for sample selection during estimation was non-rotated and expanded in three estimation passes, if requirements were not met in initial passes, with an initial search radius of 200m in X and Y.  The Z axis was also set to 200m and the control of selection of samples was achieved by using the coding of stratigraphic levels.

Validation of grade estimates against input data was carried out visually in sectional and plan views, statistically by domain and graphically using swath plots.  An example section of visual validation of grade is shown in Figure 11.3.

Reconciliation of the estimate was carried out against production data from mine hoist and process plant data.

W
E
P001X
P001W
P001V
P001U
10 m
100 m
NNW
SSE
10 m
100 m
NNW
SSE
10 m
100 m
[0,9] K, 0,10.8 K2O
[9,10] K | 10.8,12 K2O
[10,10.4] K | 12,12.5 K2O
[10.4,10.7] K | 12.5,12.9 K2O
[10.7,11] K | 12.9,13.3 K2O
[11,11.3] K | 13.3,13.6 K2O
[11.3,11.6] K | 13.6,14 K2O
[11.6,14] K | >14 K2O

Example Drill Hole Sections and Resource Model	
Scale: as shown	Date:06/01/2020

Figure 11.3:  Example Visual Validation of Estimated K grade against Input Drillhole Composite Data

11.2.8          Mineral Resource Classification

Mineral Resource classification is based upon a number of factors:

•	Quality of data
•	Drillhole spacing
•	Assessment of geological and grade continuity
•	Quality of block model

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

No measured mineral resources have been classified in this Mineral Resource estimate.  The QP is of the opinion that a lack of a full set of QA/QC samples and a lack of robust close spaced sample points that would allow better prediction of variation in halite content on a production panel by panel basis precludes the estimation of measured mineral resources at this time.

Indicated mineral resources were initially classified where blocks were estimated by a minimum of three data points located within the initial 200m search radius.  These boundaries were then refined to remove areas where ability to predict seam or grade continuity was deemed difficult by Boulby geologists due to the interpretation of geological structures or other hard boundaries (such as the edge of the seismic quiet zone).  Other small, isolated areas were also downgraded to inferred to avoid patchy areas of indicated material that would be difficult to access and mine.  The QP is of the opinion that an indicated classification for the remaining areas was deemed appropriate even without robust QA/QC because of good reconciliation of the model against production data on an annual basis.

All other areas where the polyhalite seam has been interpreted were classified as inferred.  The QP is of the opinion that the limits of inferred material are reasonable based upon interpretation of continuity of the polyhalite seam from the 3D seismic survey and structural features identified from that, and from wide spaced drill data.

11.2.9          Resource Definition and Cut-Off Grade

Datamine Mineable Shape Optimiser (MSO) was used to define optimum (based upon estimated potassium content) 7m thick sections through the polyhalite block model.  This height equates to the maximum possible mining thickness (including milling) that can be achieved in the polyhalite.  Appropriate mining parameters, including a restriction on mining gradient) were also used as input to the MSO process.  As is not uncommon for industrial minerals, the commodity price is not always applied and the cut-off grade is rather based on the geological/mineralogical properties and processing efficiency to produce the required specification of product. Notwithstanding, a Polyhalite price of US$120/t is reflected in the Company economic evaluation of the operation to determine reasonable prospects of eventual economic extraction (RPEEE).  This is considered reasonable based on currently available information including a high-level Potash Analytics market report prepared by Argus Media10 on behalf of the Company.

After selection of optimum mining horizons through MSO, a cut-off grade was used to further limit Mineral Resources.  A cut-off grade of 10.7% K (equivalent to 12.9% K2O) was applied.  This cut-off grade is used as a lower cut-off for selection of material that can be processed to achieve a final product.

Plant feed grade is estimated by calculating a tonnage weighted average of the final products streams. Analysis of this data shows that to achieve a granular product of 14.0% K2O, a plant feed grade and hence run of mine grade of 13.6% K2O (11.3% K or 87% Polyhalite equivalent) is required.

Mining at ICL Boulby typically takes place for three different areas simultaneously which allows for a crude blending of material to occur, mainly at belt transfer points where streams of material coalesce. This allows grades lower than 13.6% K2O to be mined provided that other mining areas are at a higher grade.

10 Argus is an independent provider of price information, consultancy services, conferences, market data and business intelligence.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The cut-off grade of 12.9% K2O used for the resource estimate was determined by considering the minimum possible grade that could be mined and homogenised by the current system if a lower grade area was balanced by two mining areas that had average and reasonably higher than average grade. This approach is in line with the observations of current practices, reconciliation of plant data and typical grade variation of the mining panels during day-to-day production.

The MSO run, application of a cut-off grade and earlier removal of areas deemed unmineable due to being situated in pillar areas or other sterilised zones ensured that material reported as a Mineral Resource has reasonable prospects of eventual economic extraction and acts as a reasonable base for application of modifying factors to indicated mineral resources for estimation of reserves.

11.2.10          Mineral Resource Statement

The Mineral Resource Estimates for Boulby are classified as defined by the JORC Code (2012).  A summary of the Mineral Resource statement is shown in Table 11.1.  Mineral Resources are reported exclusive of Mineral Reserves.

Table 11.1: Summary of Mineral Resources for Boulby
Classification	Tonnes (Mt)	Grade (% K2O)
Measured	-	-
Indicated	24.0	13.7
M + Ind	24.0	13.7
Inferred	17.3	13.5
Total	41.3	13.6
Notes:
1.	The effective date of the Mineral Resource Estimate is 31st December 2021.
2.	Mineral Resources have been estimated in accordance with the guidelines of the JORC Code (2012). Mineral Resources are reported in compliance with S-K 1300.
3.	Mineral Resources are reported exclusive of any Ore Reserve.
4.	Mineral Resources that are not Mineral Reserves do not currently have demonstrated economic viability.
5.	All figures are rounded to reflect the relative accuracy of the estimate, and numbers may not sum due to rounding.
6.	Mineral Resources are a 7m thick horizon optimized for grade (% K) whilst ensuring mining gradients do not exceed achievable gradients.
7.	Mineral Resources are reported using an average measured density of 2.77g/cm3.
8.	Mineral Resources are based on an assumed 100% metallurgical recovery.
9.
Mineral Resources are reported using a cut-off grade of 10.7% K, or 12.9% K2O Equivalent, which reflects the current ability to blend, homogenize and upgrade material as part of mine sequencing and processing.

10.	K2O is an equivalent value calculated from the estimated K based on atomic mass and ratio of K in the compound K2O. The factor used is K2O = K (%) x 1.2046.
11.	Polyhalite, Halite and Anhydrite are theoretical values calculated from the elemental analysis under the assumption that all elemental K is contained within Polyhalite.
12.	Grade values represent the water-soluble elements (or their theoretical equivalents) of material in the ground and have not been adjusted to reflect final product grades.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

11.2.11          Qualified Person Opinion

The mineral resource estimate is well-constrained by three-dimensional wireframes representing geologically realistic volumes of mineralization.  Exploratory data analysis conducted on assays and composites shows that the wireframes represent suitable domains for mineral resource estimation. Grade estimation has been performed using an interpolation plan designed to minimize bias in the estimated grade models.

Mineral resources are constrained and reported using economic and technical criteria, as presented above, such that the mineral resource has a reasonable prospect of economic extraction.

Resources are presented at a cut-off grade and are further constrained by applying Datamine Mineable Shape Optimiser to define optimum (based upon estimated potassium content) 7m thick sections through the polyhalite block model.  Taken together, these two constraints constitute reasonable prospects for economic extraction of the mineralization.  The phrase ‘reasonable prospects for economic extraction’ implies a judgment by the QP in respect to the technical and economic factors likely to influence the prospects of economic extraction.

The QP believes that this mineral resource estimate for Boulby is an accurate estimation of the in-situ resource based on the data available, and that the available data and the mineral resource model are sufficient for mine design and planning.

11.3          Cabanasses and Vilafruns

11.3.1          Introduction

The MRE has been prepared in accordance with the guidelines of the JORC Code (2012).  The following sections detail the methodology used by ICL Iberia to produce these estimates.

11.3.2          Mineral Resource Estimate Data

Data used in the MRE for Cabanasses included all underground and surface drilling up to a cut-off date of 31 October 2021. At the time of the database cut-off date:

•	The final underground drillhole in the database containing both lithology and assay data was C305F;
•	Underground drilling at C306A had been completed and lithology data for this drillhole was included in the database, however, assaying was yet to be undertaken;
•	Underground drilling at C306B was on-going and no lithology or assay information was available at the time of the database cut-off;
•	The final surface drillhole in the database containing both lithology and assay data was SAG-1;
•	Surface drilling at SAG-2 had been completed, however, logging, sampling and analysis of the drill core had yet to be completed; and
•	Surface rotary-percussion drilling at SAG-3 had been completed to a depth of 576m prior to commencing surface diamond core drilling to intersect the mineralised seams (expected around 800m).

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

At Vilafruns only underground drilling data is available. The final drillhole in the database is V077D completed in 2016. No further drilling has been undertaken at Vilafruns since this time.

The Cabanasses and Vilafruns drillhole databases were provided to WAI in Microsoft® Excel format for review.

11.3.2.1	Data Transformations

At Cabanasses the European Terrestrial Reference System 1989 (ETRS89) Zone 31N is used by ICL Iberia for all topographic surveys, collar locations and mine surveys.  Elevations are referenced to the collar of Shaft 2 located at 368.7masl.  At Vilafruns the European Datum System 1950 (ED50) Zone 31N is used and elevations are referenced to masl.

11.3.2.2	Software

The Cabanasses and Vilafruns databases are stored in in-house developed Microsoft® Access databases.  The databases can be exported to AutoCAD® format for geological interpretation and first-stage 2D geological modelling. Further geological modelling (3D) is undertaken using Vulcan® along with block modelling, statistical analysis, compositing, grade estimation, resource classification and evaluation. Data used in the MRE’s were reviewed by WAI using Datamine® and Supervisor® software.

11.3.2.3	Drillhole Databases

The drillhole databases contain relevant information for each drillhole including collar details, downhole survey information, geological logging and assay grades.  Macros within the database allow the generation of a hole path, position of samples and position of important markers such as base and top of seams from the collar position and downhole survey information.  These co-ordinates can be output to AutoCAD® or commercial mining software packages for exploration and mine planning purposes. The exploration database also contains information on the angle of intersection of the seam for each sample and is used to calculate true thickness of potash for each intersection and a length weighted average for overall KCl grade based on individual sample grades (see section 11.3.6). A summary of the drillhole database used by ICL Iberia in the MRE is provided in Table 11.2.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 11.2: Sample Database Files Provided by ICL Iberia
Cabanasses	Vilafruns
• sondeos_nov21_dhd_collar.csv • sondeos_nov21_dhd_surveys.csv • sondeos_nov21_dhd_assays.csv • sondeos_nov21_dhd_litho.csv	• vilafruns_sondeos_bt_dhd_collar.csv • vilafruns_sondeos_bt_dhd_surveys.csv • vilafruns_sondeos_bt_dhd_assays.csv • vilafruns_sondeos_bt_dhd_litho.csv

A description of the data contained within the databases is summarised in Table 11.3.

Table 11.3: Description of Database
Field	Description	Reference
HoleID	Drillhole number	Collar
East, North, Elevation	X-Coordinate, Y-Coordinate, Z-Coordinate	Collar
Length	Maximum drillhole length	Collar
Year	Year of drilling	Collar
Type	Surface or underground drillhole	Collar
Depth	Depth of downhole survey measurement	Survey
Bearing	Downhole survey azimuth	Survey
Dip	Downhole survey inclination	Survey
Capa	Lithology	Lithology
Bou	Initial simplified lithology logging (A: Seam A; B: Seam B; T: Transformada Zone; SAL: Halite)	Lithology
KCl	Potassium Chloride Grade (%)	Assay
Ca	Ca2+ Grade (%)	Assay
MgCl2	Magnesium Chloride Grade (%)	Assay
KClcorr	KCl grade adjusted for carnallite content and dissolution of drill core	Assay
Bound	Updated simplified lithology logging	Assay

Plan view and cross sections of the drillholes in the Cabanasses and Vilafruns databases are shown in Figure 11.4 and Figure 11.5, respectively.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

a) Cabanasses Drillhole Database - Plan View
b) Cabanasses Cross Section A – A’ (Easting 398600m) c) Cabanasses Cross Section B – B’ (Easting 400800m) d) Cabanasses Cross Section C – C’ (Easting 402000m)
Figure 11.4:  Plan View and Cross Sections of Drillholes for Cabanasses

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

a) Vilafruns Drillhole Database Plan View
b) Vilafruns Cross Section A - A’ (Easting 402500) c) Vilafruns Cross Section B - B’ (Easting 403200) d) Vilafruns Cross Section C - C’ (Easting 404000)
Figure 11.5:  Plan View and Cross Sections of Drillholes for Vilafruns

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

11.3.3          Geological Interpretation

11.3.3.1	Stratigraphy and Lithology

A summary of the stratigraphy and respective database lithology codes is shown in Table 11.4.  The majority of underground drilling intersects the footwall, mine and hangingwall packages whereas surface drilling can include the complete stratigraphic sequence.

Table 11.4: Summary of Stratigraphy and Database Lithology Codes
Formation	Unit	Series	Description	Thickness	Lithology Code
Solsona	U17	Upper Series	Sandstones, conglomerates, lutites and marls	?	-
	U16	Intermediate Series	Sandstones, lutites and marls	?	-
	U15	Transition Series	Red mudstone, sandstones and limestones	250-300m	-
Artés	U14	Marker Horizon	Limestones	5m	-
	U13	Súria Beds	Limonites and sandstones with interbedded limestones	150-200m	-
	U12	Marker Horizon	Microconglomeritic sandstone	5m	-
	U11b	Marker Horizon - "Calizas del Castillo o del Tossal"	Limestones	5m	-
	U11a	Marker Horizon - "Calizas del Mas Torquer"	Limestones	5m	-
	U10	"Capas de Súria"	Limonites and sandstones with interbedded limestones	100m	U_8-10
	U9	Marker Horizon - "Calizas del Cogullo"	Limestone	5m	U_8-10
	U8	"Capas de Súria"	Limonites and sandstones with interbedded limestones	150m	U_8-10
	U7	Marker Horizon - "Yesos de la Estacion"	Massive gypsum, lutite and halite	20-50m	U_7
Castelltallat / Súria	U6	"Unidad Lacustre del Tordell"	Limonites, marls and layers of limestone	150-200m	U_6
Barbastro	U5	"Miembro Arcilloso-Evaporitico Superior"	Limonites and marls, centimetric layers of gypsum, halite, thin layers of limestone	30-40m	U_5
Cardona	U4	Hangingwall Package	Halite (with clay partings)	30-50m	U_4
	U4		Carnallite interbedded with halite ("CAPA C")	5-20m	C
	U4		Halite	5-15m	ST; ST+T
	U4		Carnallite	3-7m	CAR; CARN; MCAR; NI-CAR; TE
	U4	Mine Package	Transformada (altered carnallite)	1-2m	T; B+T
	U3		Seam B ("CAPA B")	2-3m	B; B+T
	U3		Sal Entrados (middle halite)	3-6m	S2; SMSS2
	U3		Seam A ("Capa A")	4-5m	A; AS; CR; EA; EB; S60
	U2	Footwall Package	Semi-massive halite	10-20m	SMS; SMS+EA
	U2		Massive halite	100-500m	SM; SM/SMS
	U1	Marker Horizon	Basal Anhydrite	10-15m	ANH
Igualada	U0	"Margas de Igualada"	Grey-blue marls with beds of limestone	>1,000m	-

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The lithological logging is reviewed by ICL Iberia following the return of KCl assays from the laboratory.  A field (“bound”) within the assay database contains a version of the simplified lithology logging and is updated by ICL Iberia to reflect the KCl assays and the geological interpretation.  The bound field contains the following simplified lithology codes which are used to assist with modelling of the mineralised zones wireframes:

•	A: Seam A;
•	B: Seam B;
•	T: Transformada Zone; and
•	SAL: Halite.

11.3.3.2	Mineralised Zone Wireframes

Initial geological interpretation is undertaken on paper cross-sections which are digitised into 2D format in AutoCAD®.  Surfaces depicting the top and bottom of Seams A and B are digitised. At Cabanasses the top surface of Seam B also includes the Transformada zone (located in the hangingwall) as KCl grades are similar between these two zones.  The 2D surfaces are then imported into Vulcan® and 3D wireframes are generated. The geological interpretation is regularly updated by ICL Iberia to include information from mapping of underground production headers.

The base of Seam B surface for Cabanasses is shown in Figure 11.6 and Figure 11.7 and the base of Seam B surface for Vilafruns is shown in Figure 11.8.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

N
SURIA21
C4BISA
SAG1
SURIA22
SURIA16
SAG2
C3A
C2BISA
VS1
SURIA23
SURIA18
C1A
396000 E
397000 E
398000 E
399000 E
400000 E
401000 E
402000 E
403000 E
404000 E
405000 E
406000 E
4640000 N
4639000 N
4638000 N
4637000 N
4636000 N
4635000 N
4634000 N
4633000 N
0 Elev
-200 Elev
-400 Elev
-600 Elev
-800 Elev
-1000 Elev
Y
Z
X
1km

Figure 11.6:  Base of Seam B Surface for Cabanasses and Showing Surface Drilling

N
SURIA21
C4BISA
SAG1
SURIA22
SURIA16
SAG2
C3A
C2BISA
VS1
SURIA23
SURIA18
C1A
396000 E
397000 E
398000 E
399000 E
400000 E
401000 E
402000 E
403000 E
404000 E
405000 E
406000 E
4640000 N
4639000 N
4638000 N
4637000 N
4636000 N
4635000 N
4634000 N
4633000 N
0 Elev
-200 Elev
-400 Elev
-600 Elev
-800 Elev
-1000 Elev
1km

Figure 11.7:  Base of Seam B Surface for Cabanasses and Showing Surface and Underground Drilling

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 11.8:  Base of Seam B Surface for Vilafruns and Showing Underground Drilling

11.3.3.3	Domaining

The mineralised zone wireframes are sub-divided by ICL Iberia into domains based on practical mining areas and consideration of the geological structure.  The domains defined by ICL Iberia for Cabanasses and Vilafruns is shown in Figure 11.9.

A summary of the surface area and seam thicknesses of the domains is shown in Table 11.5.

Table 11.5: Summary of Domains for Cabanasses and Vilafruns
Mine	Domain	Surface Area (km2)	Seam A Average Thickness (m)	Seam B Average Thickness (m)
Cabanasses	DN1	0.7	3.1	2.1
	DN2	3.5	5.1	2.6
	DN3	13.1	3.1	1.3
	DN4	4.0	4.3	2.7
	DN5	7.9	1.7	0.6
	DS1	10.8	5.8	2.9
	DS2	1.3	3.0	1.7
	DS3	1.8	3.0	2.1
	DS4	8.6	3.6	1.9
	DS5	4.9	8.1	2.7
Vilafruns	DV1	5.0	4.3	2.1
	DV2	0.8	4.4	2.1
	DV3	2.5	2.0	1.8
	DV4	2.5	4.3	2.1
Note: Seam B at Cabanasses includes Transformada zone

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

0
1
2
3
4
Kilometers
Surface Boreholes
UG Boreholes
2D Seismic limit
3D Seismic limit
Ramp
N
Seam b Isobath 1000
Seam b Isobath 1100
Seam b Isobath 1150
Seam b Isobath 1200
Seam b Isobath 1300
Navas
DN5
DN3
DN4
DS5
LLOBREGAT
DS1
DN2
Cabanasses Mine
DS4
Balsareny
DN1
DS3
DS2
DV4
Vilafruns Mine
Castellnou
DV2
DV1
Súria
DV3
Sallent

Figure 11.9:  Domain Definition at Cabanasses and Vilafruns

The domains are treated as soft boundaries during grade estimation and any drillholes located up to 100m beyond the boundary of the domain can be included in the estimation of the domain.

The domains are considered by WAI to be generally appropriate. Some instances of vertical off-set of the mineralised zone wireframes are evident at the boundaries of adjacent domains (i.e. the mineralised zones are not always vertically continuous between domains).  It is recommended that when drilling occurs near to domain boundaries, the mineralised zones for both domains should be updated so as to form a continuous wireframe surface. In addition, instances of drillhole intersections with economic KCl grades that are not included within the modelled potash seams (due to being off-section during geological interpretation) should be reviewed by ICL Iberia.

11.3.4          Drillhole Data Processing

The wireframes of the top and bottom surfaces of the potash seams were used to select the drillhole samples for further data processing.  The samples were coded by the principal domains and the KClcorr (%) grades (i.e. KCl grades adjusted for carnallite content and core dissolution) were used in the MRE.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

11.3.5          Grade Capping

No grade capping of KClcorr (%) grades is undertaken by ICL Iberia as no significant outlier values are evident in the selected samples.  Summary statistics, probability plots and histograms of KClcorr (%) for Seams A and B in Domain DS1 at Cabanasses are shown in Table 11.6, Figure 11.10 and Figure 11.11.

Table 11.6: Summary Statistical Analysis of KCl (%) [CORR] for Selected Samples at Cabanasses (Domain DS1)
Seam	№ of Samples	Minimum	Maximum	Mean	Variance	Standard Deviation	Coefficient of Variation
A	10,074	0	89.44	24.26	276.18	16.62	0.68
B	5,266	0	90.07	38.20	213.12	14.60	0.38
Seam B includes Transformada Zone

Figure 11.10:  Probability Plot and Histogram of KClcorr (%) for Seam A Domain DS1 at Cabanasses

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 11.11:  Probability Plot and Histogram of KClcorr (%) for Seam B Domain DS1 at Cabanasses

Summary statistics, probability plots and histograms of KClcorr (%) for Seams A and B in Domain DV1 at Vilafruns are shown in Table 11.7, Figure 11.12 and Figure 11.13.

Table 11.7: Summary Statistical Analysis of KCl (%) [CORR] for Selected Samples at Vilafruns (Domain DV1)
Seam	№ of Samples	Minimum	Maximum	Mean	Variance	Standard Deviation	Coefficient of Variation
A	1,133	0.33	84.51	23.99	285.15	16.89	0.70
B	558	0.13	88.46	39.72	261.56	16.17	0.41

Figure 11.12:  Probability Plot and Histogram of KClcorr (%) for Seam A Domain DV1 at Vilafruns

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 11.13:  Probability Plot and Histogram of KClcorr (%) for Seam B Domain DV1 at Vilafruns

11.3.6          Compositing

For each drillhole, samples located within the seams were composited to produce a single composite sample over the entire thickness of the seam. True thickness and KClcorr (%) grade were calculated as shown in Figure 11.14. Seam boundaries were honoured during the compositing process (i.e. samples from Seam A, could not be composited with samples from Seam B and vice versa).

Figure 11.14:  Calculation of Grade and True Thickness during Sample Compositing

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

11.3.7          Variography

Variography was attempted for the ICL Iberia deposits to define continuity of grade and provide input parameters for grade estimation. However, robust directional variograms were not attained in any domain and is likely the result of variable drilling orientations and sample intersection angles.

11.3.8          Block Modelling

Block models defining the mineralised domains were constructed by ICL Iberia in Vulcan® using the domain wireframes which were used to assign codes to the blocks for the principal domains.  Separate models were constructed for each domain and the model prototypes are shown in Table 11.8.  The block size selected was based on practical considerations for the mine design.  The models were rotated to 72° to align with the general strike of the deposits.

Table 11.8: Block Model Prototypes
Mine	Domain	Block Model Origin Coordinate (m)			Number of Parent Blocks			Block Size (m) [X x Y x Z]
		X	Y	Z	X	Y	Z	Parent	Sub-Cell
Cabanasses	DN1	396163.745	4633057.252	-1100	180	70	49	20 * 20 x 20	1 x 1 x 1
	DN2	396025.343	4633443.594	-1120	240	250	24	20 x 20 x 20	1 x 1 x 1
	DN3	395506.39	4635406.312	-1210	385	110	15	20 x 20 x 20	1 x 1 x 1
	DN4	398407.123	4634914.788	-1040	510	200	40	20 x 20 x 20	1 x 1 x 1
	DN5	403085.086	4636571.26	-860	420	310	32	20 x 20 x 20	0.5 x 0.5 x 0.5
	DS1 (north)	397296.675	4633547.558	-1040	350	270	43	10 x 10 x 10	1 x 1 x 1 (Seam A) 0.5 x 0.5 x 0.5 (Seam B)
	DS1 (south)	400697	4633519	-1040	300	300	45
	DS2	400331.596	4632356.001	-970	120	180	48	20 x 20 x 20	1 x 1 x 1
	DS3	401151.938	4632850.748	-960	190	140	52	20 x 20 x 20	1 x 1 x 1
	DS4	402597.383	4633119.697	-870	500	250	50	20 x 20 x 20	1 x 1 x 1
	DS5	402883.169	4635266.893	-850	450	190	32	20 x 20 x 20	1 x 1 x 1
Vilafruns	DV1	401083.484	4629089.868	-310	470	380	24	10 x 10 x 10	0.5 x 0.5 x 0.5
	DV2
	DV3
	DV4	401200.964	4632559.279	-420	260	100	34	10 x 10 x 10	0.5 x 0.5 x 0.5
Block models are rotated to 72 degrees strike; and
Where overlap of DS1 (north) and DS1 (south) block models exists, the DS1 north model takes precedence (the DS1 south model in this area is excluded from resource classification).

11.3.9          Density

Density measurements are undertaken at the Cabanasses laboratory on samples of drill core from the underground drilling.  The Archimedes method is used for density determination with a brine solution used instead of fresh water to prevent sample dissolution.  A total of 582 density measurements have been taken from the various lithologies encountered in the footwall, mine and hangingwall packages.  Of these, a total of 340 measurements were taken from Seams A and B (including Transformada zone) and histograms of these are shown in Figure 11.15.  A global bulk density of 2.1t/m3 is used by ICL Iberia in the MRE for the potash seams and is considered by WAI to be generally appropriate based on the density test work.  A density of 2.1t/m3 is also used by ICL Iberia for halite and 1.65t/m3 is used for carnallite.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

a) Cabanasses – Seam A	b) Cabanasses – Seam B
Figure 11.15:  Histograms of Density Measurements from Cabanasses for Seam A and Seam B

11.3.10          Grade Estimation

11.3.10.1	Estimation Parameters

Grade estimation was undertaken for KClcorr (%) and was performed on the potash seams within each domain. Seams A and B were treated as hard boundaries and as such, composites from the other seam were excluded from the grade estimation. However, the domains were treated as soft boundaries and any drillholes located up to 100m from the domain boundaries could be included in the estimation.  Inverse power distance (squared) estimation method was used as the principal estimation method for all domains. Grade estimation was run in a three-pass plan, the second and third passes using progressively larger search radii to enable the estimation of blocks unestimated on the previous pass. A minimum of 1 and a maximum of 10 composites were used for each estimation pass. Unfolding of the block model and composites was carried out prior to grade estimation. A summary of the search ellipses used in the grade estimation is shown in Table 11.9.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 11.9: Summary of Search Parameters
Mine	Domain	Search 1 (m)	Search 2 (m)	Search 3 (m)
Cabanasses	DN1	200 x 150 x 150	600 x 300 x 250	1,800 x 900 x 600
	DN2	200 x 150 x 150	1,000 x 400 x 150	3,000 x 1,700 x 250
	DN3	300 x 200 x 200	2,500 x 1,800 x 250	5,000 x 3,000 x 350
	DN4	200 x 150 x 150	1,200 x 500 x 250	3,400 x 1,500 x 500
	DN5	200 x 150 x 150	2,500 x 1,800 x 350	5,000 x 3,000 x 900
	DS1	100 x 100 x 50	250 x 250 x 75	400 x 400 x 100
	DS2	200 x 150 x 150	900 x 700 x 300	2,200 x 2,000 x 700
	DS3	200 x 150 x 150	900 x 600 x 400	2,200 x 2,200 x 1,000
	DS4	200 x 150 x 150	1,800, 1,200 x 300	6,500 x 3,500 x 700
	DS5	200 x 150 x 150	900 x 400 x 250	2,400 x 1,200 x 600
Vilafruns	DV1	120 x 80 x 50	250 x 150 x 75	400 x 250 x 100
	DV2	200 x 150 x 90	450 x 250 x 120	1,200 x 700 x 200
	DV3	200 x 150 x 90	600 x 350 x 150	1,600 x 1,300 x 300
	DV4	150 x 100 x 75	350 x 200 x 100	1,000 x 600 x 150
Search ellipses orientated at 72 degrees (along strike).

11.3.10.2	Spatial Grade and Thickness Distribution

The spatial distribution of KClcorr (%) grades and seam thickness in the block model were reviewed by WAI and are shown in Figure 11.16 and Figure 11.17, respectively (also shown are the domains and the proposed mining panels).  Overall, as is consistent with the geological understanding, KClcorr (%) grades are observed to be generally lower in Seam A than Seam B while the thickness of Seam A is generally greater than Seam B.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

a) Cabanasses Seam A – Block Model Showing KClcorr (%) Grades

Legend
KCL
[0,10]
[10,20]
[20,30]
[30,40]
[40,50]
[50,60]
[60,70]
[80,100]
N
DN1
DN2
DN3
DN4
DN5
DS1
DS2
DS3
DS4
DS5
SURIA21
C4BISA
SURIA22
SAG1
SURIA16
SAG2
C3A
C2BISA
C1A
SURIA18
VS1
SURIA23
1km

b) Cabanasses Seam B – Block Model Showing KClcorr (%) Grades

Legend
KCL
[0,10]
[10,20]
[20,30]
[30,40]
[40,50]
[50,60]
[60,70]
[80,100]
N
DN1
DN2
DN3
DN4
DN5
DS1
DS2
DS3
DS4
DS5
C3A
C2BISA
C1A
SURIA18
VS1
SURIA23
SURIA21
C4BISA
SURIA2
SURIA16
SAG1
SAG2
395000 E
396000 E
397000 E
398000 E
399000 E
400000 E
401000 E
402000 E
403000 E
404000 E
405000 E
406000 E
407000 E
4640000 N
4639000 N
4638000 N
4637000 N
4636000 N
4635000 N
4634000 N
4633000 N
1km

Figure 11.16:  Block Model Showing Spatial Distribution of KClcorr (%) at Cabanasses

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

a) Cabanasses Seam A – Block Model Showing Seam Thickness (m)

Legend
THICKNESS
[0,1]
[1,2]
[2,3]
[3,4]
[4,5]
[5,6]
[6,7]
[7,CEILING]
N
395000 E
396000 E
397000 E
398000 E
399000 E
400000 E
401000 E
402000 E
403000 E
404000 E
405000 E
406000 E
407000 E
4640000 N
4639000 N
4638000 N
4637000 N
4636000 N
4635000 N
4634000 N
4633000 N
DN1
DN2
DN3
DN4
DN5
DS1
DS2
DS3
DS4
DS5
SURIA21
C4BISA
SAG1
SURIA16
SAG2
C3A
C2BISA
C1A
SURIA18
VS1
SURIA23
Y
X
1km

b) Cabanasses Seam B – Block Model Showing Seam Thickness (m)

Legend
THICKNESS
[0,1]
[1,2]
[2,3]
[3,4]
[4,5]
[5,6]
[6,7]
[7,CEILING]
N
DN1
DN2
DN3
DN4
DN5
DS1
DS2
DS3
DS4
DS5
SURIA21
C3A
C2BISA
C4BISA
SURIA27
SAG1
SURIA16
SAG2
C1A
SURIA18
VS1
SURIA23
395000 E
396000 E
397000 E
398000 E
399000 E
400000 E
401000 E
402000 E
403000 E
404000 E
405000 E
406000 E
407000 E
4640000 N
4639000 N
4638000 N
4637000 N
4636000 N
4635000 N
4634000 N
4633000 N
Y
X
1km

Figure 11.17: Block Model Showing Spatial Distribution of Seam Thicknesses (m) at Cabanasses

11.3.10.3	Grade Estimation Validation

Following grade estimation, a statistical and visual assessment of the block model was undertaken in order to:  1) assess successful application of the estimation passes; 2) to ensure that, as far as the data allowed, all blocks within mineralisation domains were estimated; and 3) the model estimates performed as expected.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The model validation methods used included: an on-screen visual assessment of drillhole and block model grades; a statistical grade comparison and SWATH Analysis as shown in Figure 11.18.

a) Cabanasses: Seam A (Easting – 10m Panels)	b) Cabanasses: Seam A (Northing – 10m Panels)
c) Cabanasses: Seam B (Easting – 10m Panels)	d) Cabanasses: Seam B (Northing – 10m Panels)
Figure 11.18:  Example SWATH Analysis for KClcorr (%) in Domain DS1 (north) at Cabanasses

Overall, WAI considers that globally no indications of significant over- or under-estimation were apparent in the model nor were any obvious interpolation issues identified. From the perspective of conformance of the average model grade to the input data, WAI considers the grade estimation by ICL Iberia to adequately represent the sample data used.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

11.3.11          Reconciliation with Mining Production Data

Half year reconciliations are undertaken by ICL Iberia based on the end of year resource models. Production data including broken tonnes, hoisted tonnes and KCl grade are recorded while waste material stowed underground is estimated as a percentage of the total broken tonnes.  Mining losses are estimated as the difference between broken, stowed and hoisted tonnes.  A mining dilution factor is applied, and the hoisted tonnes and grade (excluding dilution) are calculated and compared with the resource model.  A summary of the reconciliation for H1 2021 and 2020 at Cabanasses is shown in Table 11.10. Further information on historical reconciliations is contained in Section 9.2.

Table 11.10: Summary of Reconciliation of Cabanasses Resource Model with Mining Production Data
	Broken	Stowed	Hoisted		Mining Losses		Mining Dilution (Factor)	Hoisted (Excl. Dilution)		Resource Model
Unit	Tonnes	Tonnes	Tonnes	KCl (%)	Tonnes	%	%	Tonnes	KCl (%)	Tonnes	KCl (%)
Cabanasses - H1 2021
Seam A	841,198	100,944	642,118	20.7	98,136	15.3	13	558,642	23.8	938,249	23.3
Seam B	1,074,038	150,365	819,854	28.1	103,819	12.7	28	590,295	39.0	592,709	38.2
Cabanasses - 2020
Seam A	1,158,968	91,701	941,402	20.8	125,865	13	16	790,778	24.8	1,118,560	22.9
Seam B	1,192,431	112,079	968,584	28.1	111,768	12	29	687,695	39.6	703,630	38.3
Stowed material estimated based on percentage of broken material as follows:
•          H1 2021 - Seam A: 12%; Seam B: 14%; and
•          2020 – Seam A: 8%; Seam B: 9%.
Resource model dates used for reconciliation as follows:
•          H1 2021 – 31st December 2020 resource model
•          2020 – 31st December 2019 resource model

Overall, the reconciliation for Seam B shows the resource models compare well with production data:

•	For H1 2021, the resource model is within 0.4% of the reported hoisted tonnes (excluding dilution) and KCl grades are similar (39.0% KCl verses 38.2% KCl);
•	For 2020, the resource model is within 2.3% of the reported hoisted tonnes (excluding dilution) with slightly lower KCl grades (39.6% verses 38.3%).

The reconciliation for Seam A shows the resource model grades to compare well:

•	For H1 2021, resource model KCl grade of 23.3% verses reported hoisted grade of 23.8% KCl;
•	For 2020, resource model KCl grade of 22.9% verses reported hoisted grade of 24.8% KCl.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

However, tonnages for Seam A compare less well, with the resource model showing significantly higher tonnes than the hoisted tonnes (40.5% higher for H1 2021 and 29.3% higher for 2020). The reasons for this discrepancy are the result of lower mining recoveries of Seam A due to geotechnical factors such as safe drift dimension sizes and the requirement for a crown pillar between Seam A and Seam B (i.e. where the Seams are in close proximity, extraction of Seam B is prioritised due to higher grades while the upper part of Seam A will be left as a crown pillar).

11.3.12          Mineral Resource Depletion and Non-Recoverable Resources

Mined-out areas and non-recoverable (sterilised) resources consist of the following:

•	Mined-out areas based on underground mine survey data;
•	Resources located in close proximity to essential mine infrastructure (shafts and decline) are considered as non-recoverable and includes:
o	200m safety pillar around Shaft IV; and
o	200m safety pillar around the Cabanasses decline.
•
Resources located around the traces of completed surface drillholes are sterilised for safety reasons. These resources are not mined so as to prevent the drillhole trace from acting as a potential ingress of water into the mine:

o	For historical drillholes a radius of 50m from the drillhole trace is considered as non-recoverable;
o	For recent drillholes which have been surveyed with modern downhole survey equipment, a radius of 25m is used.
•
Resources located within 200m of the Tordell Fault are sterilised to prevent possible water ingress on this major thrust zone. This zone is known to be structurally complex and it is thought the potash is absent from this area due to deformation.  The safety pillar is wider in the north than the south, as in the south the fault plane is below the potash workings; and

•	Areas identified as being below a cut-off grade of 10% KCl and areas of low seam thicknesses are also considered by ICL Iberia as non-recoverable (see section 11.3.13).

Mined-out areas are removed from the block model prior to resource evaluation using wireframe solids which define the mine survey. Non-recoverable resources are coded in the block model using wireframe solids which are flagged as Unclassified Mineral Resources.

11.3.13          Cut-Off Grades for Mineral Resource Reporting

Mineralisation above a cut-off grade of 10% KCl is considered by ICL Iberia to have reasonable prospects for economic potential based on Company economic evaluation. Below this cut-off grade it is considered unlikely that the mineralisation will ever be targeted for mining.  As is not uncommon for industrial minerals, the commodity price is not always applied and the cut-off grade is rather based on the geological/mineralogical properties and processing efficiency to produce the required specification of product. Notwithstanding, a potash price of US$291/t FOB is reflected in the Company economic evaluation of the operation to determine RPEEE.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

As such, a cut-off grade of 10% KCl along with the following minimum seam thickness criteria is used by ICL Iberia for the reporting of Mineral Resources:

Seam B:
•	1m for zones with dip angles of 5° to 14°
•	0.5m for flat lying zones (<5° dip)
Seam A:
•	2m for steeply dipping of 5° to 14°
•	1m for flat lying zones (<5° dip)

11.3.14          Mineral Resource Classification

The Mineral Resource classification methodology was reviewed by WAI considering the confidence in the drillhole data, the geological interpretation, geological continuity, data spacing and orientation, spatial grade and thickness continuity and confidence in the Mineral Resource estimation.

11.3.14.1	Drillhole Data

Prior to February 2019, no formal QA/QC programmes were implemented by ICL Iberia.  To verify the quality of the drillhole data completed prior to this date, a data verification review was completed by WAI (Section 9.2).  Overall, the data verification confirmed the integrity of the data in the drillhole databases, and these were considered suitable for use in the MRE.

11.3.14.2	Geological Interpretation and Geological Continuity

The geological interpretation is well understood and includes significant operational experience.  The deformation (folding) of the potash seams observed in the ICL Iberia deposits, results in a higher level of geological complexity compared with similar deposit types.  However, the overall, geological continuity of the seams within the near-mine area has been confirmed by seismic surveys, underground drilling and mining experience.  Beyond the near-mine area, overall geological continuity has been confirmed by seismic surveys and surface drillholes.

11.3.14.3	Data Spacing and Orientation

Underground drilling using Long Hole Drilling (“LHD”) is the main method of near mine exploration and is undertaken at a spacing of 80 – 150m.  The drilling method results in low intersection angles within the potash seams, however, this is corrected for by ICL Iberia to better reflect true thickness and grade.  The on-going reconciliation studies by ICL Iberia demonstrate the spacing and orientation of the LHD drilling is fit for purpose.  Surface drilling is used as step-out drilling to define resources beyond the near-mine area and is undertaken with a spacing of up to 1,700m.  Surface drilling is near vertical and intersects the potash seams as close to perpendicular as possible.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

11.3.14.4	Spatial Grade Continuity

The higher level of geological complexity associated with the ICL Iberia deposits results in generally higher variabilities of grade and thickness of the potash seams compared with other potash deposits.  However, ICL Iberia has been successful in managing this variability through operational experience and mine planning.

11.3.14.5	Classification

The following criteria are used by ICL Iberia for the classification of Mineral Resources at Cabanasses and Vilafruns:

•
Measured Mineral Resources: are classified at DS1 and DV1 based on a drillhole spacing of
80 – 150m.  In addition, these areas have a significant production history and are subject to on-going reconciliation studies;

•
Indicated Mineral Resources: halo the Measured Mineral Resources within areas confirmed by surface drilling and/or seismic survey data.  Drillhole spacings within areas of Indicated Mineral Resources are up to 1,700m;

•	Inferred Mineral Resources: halo the Indicated Mineral Resources within the remaining licence area and are covered by seismic data or limited surface drilling.
•
Unclassified Mineral Resources: include non-recoverable resources or areas of low grade or seam thickness and are further described in Section 11.3.12.  Non-recoverable resources were excluded by ICL Iberia from the MRE.

Mineral Resource classification was set in the block model by ICL Iberia using wireframe perimeters. A plan view of the Mineral Resource classification for Cabanasses and Vilafruns is shown in Figure 11.19.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 11.19:  Mineral Resource Classification [Measured Resources in Red, Indicated Resources in
Pink, Inferred Resources in Cream and Unclassified Resources in Grey]

WAI considers the Mineral Resource classification used by ICL Iberia to be appropriate in terms of the geological understanding, available exploration data and production history of the deposits and is considered suitable for the purposes of mine planning.

11.3.15          Mineral Resource Statement

The Mineral Resource Estimates for the Cabanasses and Vilafruns Deposits are classified in accordance with the JORC Code (2012).  The effective date of the Mineral Resource Estimate is 31st December 2021.  A summary of the Mineral Resource statement is shown in Table 11.11.

The stated Mineral Resources are not materially affected by any known environmental, permitting, legal, title, taxation, socio-economic, marketing, political or other relevant issues, to the best knowledge of the author. There are no known mining, metallurgical, infrastructure, or other factors that materially affect this Mineral Resource estimate, at this time.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 11.11: Summary of Mineral Resources for Cabanasses and Vilafruns
	Cabanasses		Vilafruns		Total
	Tonnes (Mt)	KCl (%)	Tonnes (Mt)	KCl (%)	Tonnes (Mt)	KCl (%)
Measured	83.9	25.7	12.6	31.0	96.5	26.4
Indicated	51.4	23.3	9.4	32.1	60.8	24.7
Measured + Indicated	135.2	24.8	22.0	31.5	157.2	25.7
Inferred	330.5	29.1	30.7	28.9	361.3	29.1
Notes:
1.	Mineral Resources are reported at a cut-off grade of 10% KCl and the following thickness criteria:
a)	Seam B minimum thickness:
i)	1m for zones with dip angles of >5°;
ii)	0.5m for flat lying zones (<5° dip).
b)	Seam A minimum thickness:
i)	2m for zones with dip angles of >5°;
ii)	1m for flat lying zones (<5° dip).
2.	Mineral Resources are reported using a cut-off grade of 10% KCI.
3.	Mineral Resources are reported using a dry density of 2.1t/m3.
4.	Mineral Resources are based on an assumed 85.5% metallurgical recovery.
5.	Tonnages and grades refer to estimated contained mineralisation in the ground and have not been adjusted for mining dilution, mining losses or processing recovery.
6.	The effective date of the Mineral Resource Estimate is is 31st December 2021
7.	Mineral Resources have been estimated in accordance with the guidelines of the JORC Code (2012). Mineral Resources are reported in compliance with S-K 1300.
8.	Mineral Resources are reported exclusive of any Ore Reserves.
9.	Mineral Resources that are not Mineral Reserves do not currently have demonstrated economic viability.
10.	All figures are rounded to reflect the relative accuracy of the estimate, and numbers may not sum due to rounding.
11.	The Mineral Resource Estimate has not been affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or any other relevant issues.

11.3.16          Qualified Person Opinion

The mineral resource estimate is well-constrained by three-dimensional wireframes representing geologically realistic volumes of mineralization.  Exploratory data analysis conducted on assays and composites shows that the wireframes represent suitable domains for mineral resource estimation.  Grade estimation has been performed using an interpolation plan designed to minimize bias in the estimated grade models.

Mineral resources are constrained and reported using economic and technical criteria such that the mineral resource has a reasonable prospect of economic extraction.

Resources are presented at a cut-off grade and are further constrained within domains outlining potential mining areas.  Taken together, these two constraints constitute reasonable prospects for economic extraction of the mineralization.  The phrase ‘reasonable prospects for economic extraction’ implies a judgment by the QP in respect to the technical and economic factors likely to influence the prospects of economic extraction.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The QP believes that this mineral resource estimate for Cabanasses and Vilafruns is an accurate estimation of the in-situ resource based on the data available, and that the available data and the mineral resource model are sufficient for mine design and planning.

11.4          Rotem

11.4.1          Overview

The Rotem geological department uses GIS software (ArcGIS) for database management, AutoCAD as a drawing tool and Surfer 8 and Vulcan for 2D and 3D geological modelling respectively.  Each of the fields in the sites has a Vulcan model which is updated and depleted annually.

The Vulcan models hold all information required for reporting of Mineral Resources and guiding mining operations.  In a potential new mining area, a complete geological report is compiled based on all available drill hole data and geological surface mapping.  Information includes a location map with field concession boundary, drill site locations, topography, typical geological stratigraphy, geological maps and sections, phosphate seams contour isopachs and seam thickness.  Other study information is used to represent other relevant mining and processing information such as overburden thickness contours, overburden to seam ratios and deleterious elements such as silica and magnesium content of the P seams.

The descriptive logging (alongside seam coding) and assay data is used to create combined models containing both physical (lithological) and chemical data.  Over 200 units are recognised by the geologists for descriptive input into the geological model and for domaining purposes in Vulcan.  Wireframe surfaces are created for each of the major phosphate seams with further sub-division as required.

Grade estimation for P2O5 and all necessary deleterious elements is carried out by inverse distance weighting.  Variography has not been used for grade estimation but is used by the geological department as a basis for determining optimum drillhole spacing across the deposits.

In-situ (geological) resource tonnages and grade are estimated, as well as stripping ratios.  Overburden is calculated by volume.  Density is applied by domain with mean values assigned prior to resource reporting.  Details of the procedure of the density test work are not available but the work was carried out by Technion and Magama, technical institutes based in Israel.  A summary of the density values (mean) is presented in Table 11.12.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 11.12: Summary of Density Data for Rotem
Area	Layer	Density (mean value)	Density Value Used in Resource Estimate
Oron	Upper Phosphate	1.96	1.9
	Middle Phosphate	1.93	1.8
	Lower Phosphate	1.89	1.8
Zin	All	1.8	1.8
Rotem	All	1.77	1.8

11.4.2          Cut-off Grade for Mineral Resource Reporting

A cut-off grade of 20% to 25% P2O5 is applied depending on the processing characteristics of the phosphate rock and the existing mineral processing method.  The cut-off grade differs for each mine in accordance with the beneficiation process and enrichment capacity.  Thus a cut-off grade of 20% P2O5 and lower is applied at Oron, after it has been proven that the required quality can be reached.  A cut-off grade of 23% P2O5 is applied at Zin, and a cut-off grade of 25% P2O5 is applied at Rotem.  The cut-off grade for Oron is lower because Rotem has the appropriate beneficiation process for phosphate rock with limestone, which characterizes the white phosphate and, therefore, the beneficiation process, through the flotation process, is extremely efficient.  The cut-off grade for Rotem is higher because the beneficiation process has a limited grinding and flotation system, and only medium to high grade phosphate can be fed (which is appropriate for the existing Reserves at Rotem).  The cut-off grade for Zin is slightly higher than that of Oron because of the presence of marl and clay that reduces the efficiency of the enrichment process.  The overall P2O5 is estimated at 59% for Oron, 56% for Zin, and 54% for Rotem.  As is not uncommon for industrial minerals, the commodity price is not always applied and the cut-off grade is rather based on the geological/mineralogical properties and processing efficiency to produce the required specification of product.  Notwithstanding, the Company economic evaluation, to determine RPEEE, applies a three year average FOB Ashdod market prices in the Negev as of December 31, 2021 are as follows: US$686/t P2O5 for green phosphoric acid, US$1,374/t for WPA, US$1,283/t for MKP, and US$153/t for GSSP.

11.4.3          Mineral Resource Statement

In line with SK 1300 guidelines, Mineral Resources are reported exclusive of any Ore Reserves.

The PERC Code (2021) states in Appendix 4, A4-10 that "Public Reports must make clear the 'permitted' or 'non-permitted' status of the Industrial Mineral Resources and Industrial Mineral Reserves, and, in addition, Industrial Mineral Reserves must only be quoted where the operator has legal control.”

In reporting Mineral Resources for Rotem, this report therefore differentiates between ‘permitted’ and ‘non-permitted’ Mineral Resources in the following manner:
•
Permitted Mineral Resources: No permitted Mineral Resources are reported.  No material classified as a Mineral Resource is located within the boundaries of the current mine plan or is to be extracted within the limit of the current mining permit.

•
Non-Permitted Measured Mineral Resources: Reported as total estimated contained phosphate.  This material is located within the concession boundaries but is not currently included within the mine plan (mineral reserves) due to known inefficiencies with processing, the presence of infrastructure preventing easy extraction or geological issues such as steep dip or high dilution.

•
Non-Permitted Indicated Mineral Resources: Reported as total estimated contained phosphate.  This material is located within the concession boundaries but is not currently included within the mine plan (mineral reserves) due to known inefficiencies with processing, the presence of infrastructure preventing easy extraction or geological issues such as steep dip or high dilution.  Indicated Mineral Resources have been drilled and modelled but to a lower degree of confidence than Measured Mineral resources.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The Mineral Resource estimate split by mine and area is shown in Table 11.13.

Table 11.13: Mineral Resource Estimate by Mine and Area
Mine	Area	Type	Classification	Tonnes (Mt)	Grade (% P2O5)
Zin	Hor-Hahar	Bituminous	Measured	2.0	27.5
	Saraf	Bituminous	Measured	6.5
	Hagor	Bituminous	Measured	9.5
	Alef 6	Low organic	Measured	3.0
Oron	Area 5	Brown	Measured	35.0	27.5
	Area 6	Brown	Measured	20.0
	4BetGimel	Brown	Measured	15.0
Rotem	Tamar	Low organic & high organic & bituminous	Measured	3.7	27.5
	Rotem South	Low organic & high organic & bituminous	Measured	3.0
	Zefa Bituminous	Low organic & high organic & bituminous	Measured	150.0
	Hatrurim	Low organic & high organic & bituminous	Indicated	10.0	26.0
Total Measured				247.7	27.5
Total Indicated				10.0	26.0

The overall Mineral Resource estimate for the Rotem, Oron and Zin mines combined is shown in Table 11.14.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 11.14: Summary of Mineral Resources for Rotem
Status (Following Guidelines of the PERC Code Section A4-10)	Classification	Product	Tonnes (Mt)	Grade P2O5 (%)
Non-Permitted	Measured	Phosphate	247.7	27.5
Non-Permitted	Indicated	Phosphate	10.0	26.0
Non-Permitted	Inferred	-	-	-
Notes:
1.	Mineral Resources are reported exclusive of any Ore Reserves.
2.	Mineral Resources that are not Mineral Reserves do not currently have demonstrated economic viability.
3.	Mineral Resources are reported using a cut-off grade of 23% P2O5 for Zin, 20% P2O5 for Oron, and 25% P2O5 for Rotem.
4.	Mineral Resources are reported using a density of 1.8 or 1.9 t/m3.
5.	Mineral Resources are based on an assumed metallurgical recovery of 59%, 56%, and 54% (Oron, Zin and Rotem respectively).
6.	The effective date of the Mineral Resource Estimate is 31st December 2021.
7.	All figures are rounded to reflect the relative accuracy of the estimate, and apparent errors may occur due to rounding.
8.	Mineral Resources for the Rotem project have been classified in accordance with the guidelines of the PERC Code (2021). Mineral Resources are reported in compliance with S-K 1300.

11.4.4          Qualified Person Opinion

The mineral resource estimates are constrained by wireframes, or quantity estimations, representing (geologically) realistic volumes of mineralisation.  Data analysis conducted on sample assays shows that the wireframes represent suitable domains for mineral resource estimation.  Grade estimation has been performed using appropriate methods to minimize bias in the estimated grade models.

Mineral resources are constrained and reported using economic and technical criteria such that the mineral resource has a reasonable prospect of economic extraction.  The phrase ‘reasonable prospects for economic extraction’ implies a judgment by the QP in respect to the technical and economic factors likely to influence the prospects of economic extraction.

The QP believes that this mineral resource estimates presented for Rotem are an accurate estimation of the in-situ resource based on the data available, and that the available data and the mineral resource model are sufficient for mine design and planning.

11.5          DSW

11.5.1          Overview

The DSW is not a typical mining operation with a finite Mineral Resource, explored by drilling, to be estimated and classified, nor is it equivalent to a typical solution mining operation that would require an assessment of porosity and fluid flow.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

However, even though the source of brine is renewed to a certain extent by inflow to the Dead Sea, the resource cannot be considered either fully renewable or infinite given that there are certain engineering, licensing, and environmental constraints.  The Mineral Resource estimate as summarised and reported by WAI is therefore based on the following steps:

1)	Determination of pumping rate of brines from northern Dead Sea area to ponds.
2)	Determination of expected recovery of product as based upon:
a)	Ability to determine composition and consistency of supply
b)	Ability to predict consistency of evaporation and mineral precipitation
c)	Ability to predict consistency of split into various products
3)	Determination of Mineral Resource classification is based upon:
a)	Any variation in supply composition
b)	Any variation in return flow of brines to Dead Sea to assess efficiency and consistency of process
c)	Variation in precipitation of mineral amounts
d)	Accuracy of sonar measurements in determining reconciliation
4)	Consideration of the length of extraction licence held by ICL
5)	Assessment of potential changes to any of the above factors during the remaining length of licence.

Furthermore, the DSW does not have a calculated COG rather a natural effect (of a cut-off grade) as the carnallite precipitates out of solution, and therefore the application of a COG is not considered appropriate for this form of deposit.  The ‘mining’ does not selectively extract the carnallite, it precipitates out and sinks to the floor and the dredge harvests all of what it can (leaving a circa 20cm layer on the floor as a safety zone to avoid extracting essentially waste material).  The mineral resource (and mineral reserve) is based on a volumetric estimate of solution pumped from the Dead Sea and the natural mineral content which over time is shown to be consistent (thus establishing a grade).  Thus, the COG is 0% KCl.  As is not uncommon for industrial minerals, the commodity price is not always applied and the cut-off grade is rather based on the geological/mineralogical properties and processing efficiency to produce the required specification of product.  Notwithstanding, a potash price of US$255/t FOB is reflected in the Company economic evaluation of the operation to determine RPEEE.

11.5.2          Volume of Brine

WAI were supplied with volume data for P88, the pump transferring brine from the northern Dead Sea basin to the salt ponds of the DSW.  This data covers the time period from 2005 to 2021 and is summarised in Table 11.15.  During this time period a mean value of 411.89 million m3 per year was pumped from the northern Dead Sea basin to the ponds.  However, this volume has generally increased over time with the volumes from 2016-2021 all higher than this mean figure.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 11.15: Pumping Rate from Northern Dead Sea to Ponds
Year	P88 Pumping (Mm3/year)	Year	P88 Pumping (Mm3/year)
2005	385.00	2014	377.20
2006	378.00	2015	375.10
2007	348.41	2016	417.60
2008	389.60	2017	422.00
2009	406.30	2018	431.60
2010	409.40	2019	436.51
2011	447.90	2020	454.69
2012	459.80	2021	443.00
2013	406.70

Minimum Amount	348.41
Mean 2005-2021	411.89
Maximum Amount	459.80

11.5.3          Precipitation and Recovery of Product

11.5.3.1	Composition and Consistency of Brine Pumped

For the period 2005-2021, WAI were supplied with measured KCl content of the feed waters from the northern Dead Sea area.  KCl content of the northern Dead Sea varies as a result of environmental factors (inflow rates, evaporation rates etc) but is seen to be reasonably consistent, with maximum and minimum KCl content in this time period within approximately 2% of the overall mean value of 12.69g/kg.

For the period 2005-2021, WAI were supplied with a calculation of tonnage of carnallite precipitation in the carnallite ponds by mass balance and KCl% in the precipitate material.  Carnallite precipitation can vary depending on pond geometry, environmental factors, solution properties and other variables but averages approximately 19mt/year over this period.  Carnallite precipitate chemistry is seen to be consistent with a mean value of 23% KCl.

In summary:

•	KCl content of the source waters for the DSW operations is reasonably consistent.
•	Estimated tonnage of carnallite varies year-by-year and can be affected by multiple environmental and technical factors.
•	KCL content of precipitated carnallite is consistent.
•	KCL content of end brines returned to the northern Dead Sea shows some variation.
•	It is not possible to calculate an exact ratio of precipitated carnallite to volume of water pumped into the ponds due to outside factors and some variation must be expected.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

11.5.4          Extraction License

Mineral Resources must have reasonable expectations of eventual economic extraction.  A key input to the consideration of the reporting of Mineral Resources is therefore the length of the licence allowing abstraction of waters from the northern Dead Sea basin to the DSW.

DSW was granted a concession to utilise the resources of the Dead Sea and to lease the land required for its plants in Sodom for a period ending on March 31, 2030.

11.5.5          Assessment of Potential Future Variation

In assessing Mineral Resources for the DSW, it is important to consider future outside impact on what is a dynamic system.  The primary factor that could impact on the source brines is the continuing drop in the sea level of the northern Dead Sea area the effect this might have on the chemistry of the Dead Sea waters.

The Dead Sea level has been in decline due to human activity since the 1930s with a more rapid decline since the late 1960s (see Figure 11.20).  A reduction in inflow below the levels of evaporation has led to a water deficit in the system with an average drop in sea level of approximately 1m per year.

Water deficit as a result of reduced inflow has the result of changing chemistry of the remaining brine.  The concentration of KCl has increased over time (at a rate of +0.05%/year over 20 years) and the concentration of NaCl has decreased because of halite deposition in the northern Dead Sea basin.

This reduction in water level with associated changes in water chemistry are predicted to continue.  The increased KCl content of the Dead Sea brine is predicted to cause potash production from the DSW to increase at a rate of an additional 11.5kt per year from 2020 with an increased potash production of approximately an additional 230kt over current rates by 2040 (Figure 11.21).

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

1930
Degania Dam
1964
The National Water Carrier
1970
Diversion of the Yarmuk River, King Abdullah Canal in Jordan
1975
Separation between the Northern & Southern basins
1990-2000
Dams on the: Syrian Yarmuk River, Jordanian Arnon and the Zarqa (Yabuk) River
-350.0
-370.0
-390.0
-410.0
-430.0
-450.0
-470.0
1930
1964
1970
1975
1990-2000
2020
1800
1815
1830
1845
1860
1875
1890
1905
1920
1935
1950
1965
1980
1995
2010
2025

Figure 11.20:  Reduction in Dead Sea Level Over Time

Figure 11.21:  Prediction of Increase in Potash Production Over Time at DSW Due to Increased KCl
and Reduced NaCl Concentration in Dead Sea Brines

Figure 11.22 sets out in detail the ICL predictive models for the period 2022 to 2210 for recovery of KCl and Dead Sea water levels based upon the assumptions for potential future variation in water inflow as set out in Section 11.5.5.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

DSW Production vs Water Inflow [Mm3/y]
Potash production [Mton/y]
5.0
4.5
4.0
3.5
3.0
2.5
2010
2035
2060
2085
2110
2135
2160
2185
2210
300
310
335
350
370
400
500

Figure 11.22:  ICL Predictive Models of Dead Sea Level Reduction (Botom) and Estimated
Recovered KCl (top) Against Water Inflow

11.5.6          Mineral Resource Estimation Process

The Mineral Resource estimation process carried out by WAI can be summarised as follows:

•	Assessment of water chemistry analysis;
•	Assessment of validation of annual pumping and production rates;
•	Assessment of predicted changes in production in the future; and
•	Assessment of licence duration.

In determining the Mineral Resource, WAI assumes that production will follow the ICL predictive models.  The ICL predictive models follow an assumed base case for water inflow to the Dead Sea of 335 Mm3/year but consider potential variation between 300 and 500 Mm3/year (Figure 11.22).  In line with base case predictions for Dead Sea recharge, Potash (KCl) production is estimated as shown in Table 11.16.  Predictions are split into time periods to match Mineral Resource classification as described in section 11.5.7.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 11.16: Assumptions for Potash Production at DSW as Basis for Mineral Resource Estimate
Period		Potash Production [Mtpa]
Start	Finish	Average	First Year	Last Year	Maximum
2022	2030	3.824	3.733	3.905	3.905
2031	2042	4.044	3.912	4.159	4.159
2043	2110	4.474	4.169	4.159	4.759
2110	2133	3.882	4.155	3.534	4.155

11.5.7          Mineral Resource Classification

WAI has classified the DSW Mineral Resources following the guidelines of the Pan European Reserves and Resources Reporting Committee (PERC) Code for Reporting of Exploration Results, Mineral Resources and Mineral Reserves.  The PERC Code (2021) uses the following definitions for classifying Mineral Resources:

•
A Measured Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of Modifying Factors to support detailed mine planning and final evaluation of the economic viability of the Mineral deposit. Geological evidence is derived from the detailed and reliable exploration, sampling and testing and is sufficient to confirm geological and grade or quality continuity between points of observation. A Measured Mineral Resource has a higher level of confidence than that applying to either an Indicated Mineral Resource or an Inferred Mineral Resource. A Measured Mineral Resource may be converted to a Proved Mineral Reserve or to a Probable Mineral Reserve.

•
An Indicated Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of Modifying Factors in sufficient detail to support mine planning and evaluation of the economic viability of the Mineral deposit. Geological evidence is derived from the adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between points of observation. An Indicated Mineral Resource has a lower level of confidence than that applying to a Measured Mineral Resource and may only be converted to a Probable Mineral Reserve.

•
An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade or quality continuity. An Inferred Mineral Resource has a lower level of confidence than that applying to an Indicated Mineral Resource and must not be converted to a Mineral Reserve. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

In assessing the appropriate Mineral Resource classification for the DSW, WAI have considered:

•	The source of brines from the northern Dead Sea area is of a reasonably consistent chemical composition.
•
The brine moves through ponds in a regular sequence with decreasing NaCl and increasing KCl concentration.  Chemical content is measured at appropriate points between or within ponds on a regular basis.

•	Carnallite precipitation begins at a known point from pond 13 onwards where KCl content is 20g/kg.
•	The return water from pond 36 to northern Dead Sea basin is measured at 5g/kg with little variation indicating some consistency in the evaporation/precipitation process.
•
The amount of carnallite precipitated in a pond depends on known or measurable/predictable factors including pond geometry (area and depth), environmental considerations (temperature, radiation, wind speed and humidity) and the chemical content of the solution at that pond.

Variation in the process has been recorded but is monitored and future changes can be predicted based on these monitored tends.  The largest impact is likely to come from reducing sea levels in the northern Dead Sea area.  During assessment of Mineral Resource classification, the following points are considered:

•	Dead Sea water levels have reduced since the 1930s with a more rapid decline from the 1960s largely due to a reduction in inflow because of diversion of water for agricultural use.
•	Drop in sea level (currently approximately 1.1m/year) has led to measurable changes in composition (decrease in NaCl and increase in KCl).
•	Continued drop and changes to chemical composition expected to result in increase in production of 10kt additional potash per year in the future for ICL.
•
Predictive models (Figure 11.22) based upon various assumptions of inflow rates, show reasonable correlation in the period 2022 to 2042 with divergence between the models in the period 2043 to 2110 and in the period after 2110.

It is accepted that during the course of Mineral Resource estimation a great deal of numeric data is used that is based upon averages over annual increments.  During classification of Mineral Resources, WAI has considered the following:

•	Cycle times of dredgers from start to end of pond is so long (0.5 to 3 years) that mean values for evaporation rates, chemical compositions etc are acceptable.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Given the points above, WAI considers that the classification of the Mineral Resources at the DSW as Measured, Indicated and Inferred Mineral Resources is appropriate.

•
WAI considers that the predicted extraction for the period 2022 to 2042 should be considered as Measured.  During this period, the modelled KCl production rates based upon predictions of ranges of water inflows show consistency.

•
WAI considers that the predicted extraction for the period 2043 to 2110 should be considered as Indicated.  In line with PERC guidelines, application of modifying factors to support planning and evaluation of economic viability could be carried out and evidence for proportion of the overall Mineral Resource estimated as indicated is based on current and past sampling and also predictive models based upon observed trends from that sampling.  Indicated resources would be classified where predictive models were determined to show wider potential variation from the base case predictions than those considered for measured Mineral Resources.

•
WAI considers that the predicted extraction for the period 2110 to 2133 should be considered as Inferred.  In line with PERC guidelines, inferred Mineral Resources have been assigned where predictive models show wider variation than those considered for both measured or indicated Mineral Resources.  Following PERC guidelines it is expected that the majority of the inferred resource could be upgraded to a higher classification at a later date.  None of the predictive models show such a variation that only a minority of the estimated contained KCl could be expected to be recovered.

The QP considers that evidence to support the resource estimate is derived from appropriate sampling and analysis and the application of suitable predictive models and that the process of mineral precipitation is well understood and consistent enough to support detailed mine planning after application of appropriate modifying factors for those Mineral Resources classified as Measured and Indicated.

11.5.8          Mineral Resource Statement

In line with SK 1300 guidelines, Mineral Resources are reported exclusive of any Ore Reserves.

The PERC Code (2021) states in Appendix 4, A4-10 that "Public Reports must make clear the 'permitted' or 'non-permitted' status of the Industrial Mineral Resources and Industrial Mineral Reserves, and, in addition, Industrial Mineral Reserves must only be quoted where the operator has legal control.”

In reporting Mineral Resources for the DSW, this report therefore differentiates between ‘permitted’ and ‘non-permitted’ Mineral Resources in the following manner:

•
Permitted Mineral Resources: No permitted Mineral Resources are reported.  The current operating licence for the DSW extends to 2030.  All potential extraction covered within this time frame is considered within the Ore Reserve statement for the DSW.

•	Non-Permitted Measured Mineral Resources: The total KCl estimated to be produced in the period 2031 to 2042.
•	Non-Permitted Indicated Mineral Resources: The total KCl estimated to be produced in the period 2043 to 2110.
•	Non-Permitted Inferred Mineral Resources: The total KCl estimated to be produced in the period 2110 to 2133.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 11.17: Summary of Mineral Resources for the DSW
Status (Following Guidelines of the PERC Code Section A4-10)	Classification	Product	Tonnes (Mt)	Grade KCl (%)	Contained KCl (Mt)
Non-Permitted	Measured	KCl	225	20.0	44.48
Non-Permitted	Indicated	KCI	1,500	20.0	299.76
Non-Permitted	Inferred	KCI	445	20.0	89.29
Notes:
1.	Mineral Resources are reported exclusive of any Ore Reserves.
2.	Mineral Resources are not reported to a cut-off grade and assumed 100% recovery.
3.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
4.	The effective date of the Mineral Resource is 31st December 2021.
5.	All figures are rounded to reflect the relative accuracy of the estimate, and apparent errors may occur due to rounding.
6.	Mineral Resources for the DSW project have been classified in accordance with the guidelines of the PERC Code (2021). Mineral Resources are reported in compliance with S-K 1300.

11.5.9          Qualified Person Opinion

The mineral resource estimates are constrained by wireframes, or quantity estimations, representing (geologically) realistic volumes of mineralisation within ponds.  Grade estimation has been performed using appropriate methods to evaluate the average composition within the ponds.

Mineral resources are constrained and reported using economic and technical criteria such that the mineral resource has a reasonable prospect of economic extraction.  The phrase ‘reasonable prospects for economic extraction’ implies a judgment by the QP in respect to the technical and economic factors likely to influence the prospects of economic extraction.

The QP believes that this mineral resource estimate presented is an accurate estimation of the in-situ resource based on the data available, and that the available data and the mineral resource model are sufficient for mine design and planning.

11.6          YPH

11.6.1          Key Assumptions, Parameters, and Methods

11.6.1.1	Geological Modelling Methodology and Assumptions

The data used in the development of the geological interpretation included drill hole data and observations collected from 300 core drill holes, supplemented by surface mapping of outcrops and faults performed by YPH personnel.  Regional scale public domain geological maps and studies were also incorporated into the geological interpretation.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The QP assumed that the mineralised zones are continuous between drill holes as indicated by the mapping of the surface outcrops and based on review of the drill hole data and previous reports.  It was also assumed that grades vary between drill holes.  This assumption of the geology was used directly in guiding and controlling the Mineral Resource estimation.  The mineralised zones were modelled as stratigraphically controlled phosphate layers.  As such, the primary directions of continuity for the mineralisation are horizontally within the preferentially mineralised upper and lower geological phosphate units.  It should be noted that Haikou mine has been operating over past 40 years leading to a great understanding of the continuity and exposure of substantial proportion of mineralised faces in all four block areas, adding a great confidence to the geological interpretations used for Mineral Resource reporting.

The primary factor affecting the continuity of both geology and grade is the lithology of the geological units.  Phosphate mineralisation is favourably concentrated as phosphorite of sandy, oolitic, pseudo-oolitic and bioclastic in nature, separated by overburden siliceous dolomite above the upper layer, interburden sandy dolomite in between and barren base rock of dolomite nature below the lower phosphate layer.

Additional factors affecting the continuity of geology and grade include the spatial distribution and thickness of the host rocks, which have been impacted by both syn-depositional and post-depositional geological processes (i.e., localized faulting, erosion).

11.6.1.2	Geological Modelling Database

Geological logging data includes individual intervals that have been logged by lithology and subsequently classified into barren or upper and lower phosphate layers given the logged geology and the P2O5% assay results using a nominal cut-off grade of 15%, defined to separate potential ore from waste.

Furthermore, the upper and lower phosphate layers are sub-divided to three grade categories as follows:

•	Grade I (High grade) – with P2O5% content ≥30%
This category of phosphate is weathered and most of the carbonates have been dissolved and removed from the rock during the long geologic events.  It is soft and easy to mine, requiring no blasting.  However, its occurrence is in small patches requiring a highly selective mining approach.  The portion of this phosphate, also known as oolitic or sandy phosphate, is below 10%. It is directly fed to scrubbing facilities.
•	Grade II (Medium grade) – with P2O5% content ≥24% and < 30%
Harder phosphate material requires blasting and crushing prior to scrubbing for further upgrade.  25% of the interpreted mineralised samples fall into this category.
•	Grade III (Low grade) – with P2O5% content ≥15% and < 24%
This is the hardest rock and require crushing, grinding and beneficiation via flotation facilities at Haikou mine site.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Using the above criteria, the sample data was further divided to the three grade categories as illustrated in Table 11.18.

Table 11.18: Example Drill Hole Classification of Phosphate Layers to Grade I, II, and III Categories on Drill Hole ZK08-05
Name: ZK08-05				East: 8200.5 North: 11988 RL: 2381.64
From	To	Length	P2O5	AI	Geology Log	Layer code	Interpretation	Interpretation
0	18.76	18.76			Siltstone	INT1	INT1 Over-burden	Waste
18.76	32.9	14.14			Argillaceous Siltstone	INT1
32.9	35.88	2.98				INT1
35.88	46.22	10.34				INT1
46.22	51.09	4.87	2.58	86.18		INT1
51.09	51.94	0.85	26.18	28.78	Sandy Phosphorite	PH1	PH1 Upper Phosphate	II
51.94	53.23	1.29	21.92	41.83		PH1		III
53.23	54.05	0.82	14.22	59.43		PH1		Waste
54.05	54.8	0.75	28.68	20.8	Banding Phosphorite	PH1		I
54.8	55.8	1	30.6	21.73		PH1
55.8	57.27	1.47	28.79	26.32		PH1
57.27	58.45	1.18	26.64	32.83		PH1		II
58.45	59.74	1.29	29.68	14.94	Shamoolitic Phosphorite	PH1		I
59.74	61.08	1.34	33.98	14.76		PH1
61.08	62.08	1	35.03	12.3		PH1
62.08	62.83	0.75	36.05	8.63		PH1
62.83	63.99	1.16	10.61	57.82	Dolomite	INT2	INT2 Interburden	Waste
63.99	64.99	1	11.67	60.75		INT2
64.99	65.99	1	10.38	62.9		INT2
65.99	66.76	0.77	14.31	52.04		INT2
66.76	68.16	1.4	8.9	33.69		INT2
68.16	68.94	0.78	2.74	14.14		INT2
68.94	70.51	1.57	7.35	62.24		INT2
70.51	71.54	1.03	16.13	39.61	Bioclast Phosphorite	PH2	PH2 Lower Phosphate	III
71.54	72.62	1.08	14.92	14.85		PH2		Waste
72.62	73.62	1	23.02	23.49	Sandy Phosphorite	PH2		III
73.62	74.58	0.96	24.21	18.34		PH2		II
74.58	75.48	0.9	21.45	9.36	Banding Phosphorite	PH2		III
75.48	80.56	5.08	6.35	33.66		INT3	INT3 Base Rock	Waste

11.6.1.3	Exploratory Data Analysis

Exploratory data analysis (EDA) was initially carried out on the geological modelling database using the raw sample data. The EDA involved statistical and geostatistical analysis of the verified data to allow for evaluation of the statistical and spatial variability of the model data. The EDA aided in understanding statistical and spatial trends in the data associated with the various geological domains. The EDA process also aided in the establishment of Mineral Resource categorisation parameters, all of which are discussed in subsequent sections of this Item.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

11.6.1.4	Statistical Analysis

Descriptive statistics, histograms, box plots, probability plots, correlation matrices, and scatter plots were used to evaluate the geological and grade data as part of both the data validation and modelling process. Key findings from the statistical analyses are as follows:

•
A good grade partitioning is noted based on P2O5% values, interpreted upper and lower phosphate domains and the three grade categories internal to phosphate layers. To maintain continuity some lower grade samples been included into the grade I category within both the upper and lower layers.

•	Upper layer contains marginally higher grade P2O5 values and higher statistical variance compared to the lower layer. Differences become more pronounced once NBTU and HOM blocks are excluded.
•
Upper phosphate layer P2O5% average grades steadily reduce moving from Block 1 to 4 and, with the exception of Block 4 where the statistical variance is at highest, the variability reduces proportional to the mean value.

•
Lower phosphate layer P2O5% average grades show similar trend to that of the upper layer, but the grade of Block 4 appears higher than the other blocks and with much higher statistical variance (i.e., higher variability).

Minor elements include, Acid Insoluble (AI), Fe2O3, Al2O3, MgO, CaO, CO2, SiO2, and F.  Most of the minor elements have been analysed on a composite sample support basis, often representing the full length of a given phosphate layer. With the exception of AI, no minor elements measurement appears to exist for Block 4.

MgO is important as a marker for the beneficiation potential in the flotation plant.  Low MgO values indicate low beneficiation potential, since it is based on dolomite (Mg bearing mineral) removal. Fe2O3 and Al2O3 are also important, since they determine the quality of the principal downstream product, the phosphoric acid.  The higher the Fe2O3, Al2O3 and MgO content in the concentrate the lower the phosphoric acid quality.

Statistical analysis of minor elements was carried out based on the full-length layer composite values. Key findings from the statistical analyses of minor element composite grades are as follows.  Comments regarding the spatial trends exclude Block 4 (due to lack of measurements), NBTU, and HOM areas:

•
AI on average is higher for upper layer compared to lower layer. AI has a week positive correlation with the P2O5% values but a strong positive correlation with both Al2O3% and SiO2% values. AI’s relationship with MgO and CO2 are strong to weak negative correlation.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

•
F2O3 values show similar level of concentration for upper and lower layer. Slight isolated higher values are noted with the upper layer. Except for SiO2 and CaO that show a strong a positive and negative strong correlation respectively for the upper layer only, there is no notable relationship between F2O3 and other elements.

•
Similarly, there is no distinct difference in Al2O3 between upper and lower layer. Al2O3 has a mixed relationship with other elements these include strong positive correlation with AI, moderate negative correlation with MgO and CO2 and moderate positive correlation with SiO2% and F%. These relationships appear to be slightly weaker for the lower layer.

•
MgO statistics Indicates a marginally higher concentration on lower layer but with far less variability, indicating that the MgO concertation is much more homogeneous in the lower layer. Some isolated high MgO pockets in upper layer promotes the variability for the upper layer. MgO appears to be inversely correlated to the P2O5% grades. That is, the higher the P2O5% grade the lower the MgO and therefore a higher beneficiation potential. Such negative, yet strong, correlation also exists with AI, Al2O3, SiO2, and F. MgO also shows a strong positive correlation with CO2.

•
No distinct difference exists between upper and lower layer for CaO. A distinct feature associated with CaO is a strong negative correlation with F% which is even more pronounced with the lower layer. All other weak to strong correlations have been described in sections above.

•
Extreme similarities in average grade of CO2 between upper and lower layers however a greater variability is noted with the upper layer. CO2 shows marked moderate to strong positive correlation with MgO. Its correlation with all other elements is of negative nature and ranges from week to moderate correlation.

•
SiO2 presents much stronger correlation with other elements on upper layer compared to the lower layer. Except for MgO, CaO, and CO2 that are strongly and negatively correlated with SiO2, all other elements show a positive and moderate to strong correlation with SiO2.

11.6.1.5	Geostatistical Analysis

Semi-variograms (variograms) were generated for the purpose of evaluating the degree of continuity of key parameters for the upper and lower phosphate mineralisation units. Variogram analysis focused on evaluating the spatial continuity of P2O5% and thickness.

Directional variograms were generated by upper and lower phosphate layers and by Block. Blocks 3, NBTU and HOM were combined as one continuous zone and Blocks 1, 2 and 4 were combined as a second area. A combination of absolute variograms and correlogram were used. Data used for variographic purposes was the single composite data over the length of each of the upper and lower layers.

The experimental variograms were generated using lag distances (the separation distance between members of a sample pairing used to generate the experimental variogram) of 65m; this allowed for enough sample pairs to generate moderate to well defined variograms.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The experimental variograms were modelled using a two-structure spherical variogram model. A summary of the variogram model parameters for each combination is presented in Table 11.19.  Example P2O5% and Thickness modelled variograms on lower layer and for each of the combined blocks 1,2,4 and block 3 are presented in Figure 11.23.

Table 11.19: Variogram Model Parameters
Variable	Layer	Area	Axis Direction	Nugget	Sill 1	Range 1	Sill 2	Range 2	Azimuth
Thickness	Upper	1,2,4	Major Axis	0.1	0.5	400	0.4	800	35
			Semi-Major Axis	0.1	0.5	200	0.4	400	125
		3	Major Axis	2.5	3	300	5	900	120
			Semi-Major Axis	2.5	3	200	5	500	40
	Lower	1,2,4	Major Axis	2.5	5	300	12.5	1500	55
			Semi-Major Axis	2.5	5	300	12.5	500	155
		3	Major Axis	0.1	0.5	200	0.4	600	120
			Semi-Major Axis	0.1	0.5	100	0.4	400	30
P2O5	Upper	1,2,4	Major Axis	2.5	5.9	280	9.1	750	20
			Semi-Major Axis	2.5	5	450	7	800	110
		3	Major Axis	2.5	6.3	150	6	950	120
			Semi-Major Axis	2.5	6.3	100	6	850	30
	Lower	1,2,4	Major Axis	2.5	6.3	290	7	650	50
			Semi-Major Axis	2.5	7.3	200	5	550	140
		3	Major Axis	2.5	2.3	100	5.5	350	145
			Semi-Major Axis	2.5	2.3	150	5.5	450	55

The P2O5% and Thickness variogram models show moderate to good directional anisotropy. The combined areas 1,2,4 and area 3 show major direction of continuity aligned approximately parallel to the expected anticline axis. There exists a degree of anisotropy between the major and semi-major axis variograms, where a lower continuity and increased variability is noted along the semi-major axis orientation.

The nugget in most models is relatively low at approximately 12% of the variogram sill (between 10% and 25%). This is attributed to the low degree of short-range grade data variability associated with both the P2O5% and Thickness.

Most units show relatively consistent anisotropic spatial variability, with long range variogram ranges, the distance at which the variogram reaches the sill and levels off, typically between 350m and 1,500m.

The variogram range distance is the distance beyond which there is no spatial correlation between members of a sample pairing. The variogram range is an important parameter in evaluating Mineral Resource categorisation parameters as it represents the spatial confidence of continuity of the thickness and grade parameters.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 11.23:  Example Major (left) and Semi-major Axis (middle) Variograms and Variogram Map
(right) by Thickness and P2O5 % for Lower Layer within Blocks 1,2,4 and Block 3

11.6.1.6	Geological Modelling

Geological modelling and Mineral Resource estimation for the Project was performed under the supervision of the QP. The geological model was developed as a gridded surface stratigraphic model and a stratigraphically constrained grade model using combination of Vulcan griding and MAPGIS, which are computer-assisted geological, grade modelling, and estimation software applications.

The geological interpretation was used to control the Mineral Resource estimate by developing a contiguous stratigraphic model (all units in the sequence were modelled) of the host rock units deposited within the basin, the roof and floor contacts of which then served as hard contacts for constraining the grade.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The following sections provide details on the model extents as well as key components of the geological model developed, namely the topographic model, stratigraphic model, and the grade estimation.

11.6.1.7	Model Extents

The Haikou deposit Mineral Resource evaluation presented in this report covers an area of approximately 9.6022 km2 within the Yuhucun Formation, where economic grade Phosphate bearing rocks are located. The Mineral Resource plan dimensions, defined by the spatial extent of the lower phosphate unit Mineral Resource limits, are approximately 4,250 m north-south by 4,250 m east-west. The upper and lower limits of the Mineral Resource span from surface, where the mineralised units outcrop locally, through to a maximum depth of 125 m below surface for the base of the lower mineralised layer.

11.6.1.8	Topographic Model

The topographic model for the Project is the September 2016 topographic surface developed using the Continuously Operating Reference Station (CORS) instrumentation with national network setup supplemented with the site continual mine excavation survey using GPS control points and survey total stations.  In CORS infrastructure, the corrections are instantly sent to the positioned receiver (user end) from control centre which helps to find very accurate positioning in real time.  CORS plays a major role in achieving centimetre accuracy positioning in many applications.  The 2016 topographic data was loaded into Vulcan and inspected to ensure the data covered the area of interest and that it was free of obvious errors or omissions.  The data was then triangulated and wireframed before used for gridding purposes.

Figure 11.24 provides the image of the triangulated 2016 topographic wireframe in relation to the lease boundary and the drill hole locations.

It is the QP’s opinion that the topographic source data and the resultant topographic model are appropriate for use in developing the geological model and preparing Mineral Resource estimates for the Haikou Project.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Lease Boundary
E102°27'54"
E102°29'42"
E102°30'18"
N24°45'18"
Drill Holes

Figure 11.24:  Triangulated 2016 Topography Wireframe with Drillhole Locations and Lease Boundary Superimposed

11.6.1.9	Stratigraphic Model

The stratigraphic and structural model for the Haikou deposit was developed using the Vulcan gridding application. Validated drill hole data was loaded into the model and then interpolated across a regularised grid using a Triangulation method; the grid cell size for the model was 5 m by 5 m.

Geological domaining in the model was constrained by the roof and floor surfaces of the upper and lower phosphate layers. The layer boundaries were modelled as hard boundaries, with samples used only within the unit in which they occurred. The geological units modelled are summarised in Table 11.20.

Structure grids for individual unit roofs, floors, and thickness were created on a by-unit basis for all units using the structural data (roof and floor intercepts) from the drill holes. The grids are essentially the x and y value from the regularised grid plus the structural parameter as the z value (elevation for roof and floor grids, thickness for thickness grids).

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 11.20: Summary of Stratigraphic Units and Surfaces Modelled
Layer	Min	Max	Average
2016 Topography
Overburden (INT1)	0.48	25.5	4.04
Upper Layer Phosphate (PH1)	1.1	24.4	7.74
Interburden (INT2)	0.33	43.7	6.04
Lower Layer Phosphate (PH2)	0.55	25.8	6.78
Basement (INT3)	0.11	99. 8	5.12
Waste : ore – Upper Layer phosphate	0	7.5	0.57
Waste : ore – Lower Layer phosphate	0	84.6	4.13

Waste to ore ratio grids were used to limit the extent of the upper and lower phosphate minable boundaries. Any mineralised phosphate material greater than waste to ore ratio of 5 or thickness less than 1.0m were excluded from reporting and classification.

11.6.1.10	Grade Model

The grade model for the Project was developed using the MAPGIS grade assignment application and specifically developed Excel based systems.  Each of the upper and lower phosphate layers were further subdivided to four categories of internal Grade I (High grade), Medium Grade II (Medium grade), Grade III (Low grade) and internal waste categories as explained in Section 11.6.1.1.  Except for internal waste zones, each layer is generally divided into five grade zones, in which the Grade I category is in the centre while up to two Grade II and Grade III zones may occur above and below the Grade I zone.  Gridding is used to define each of the roof and floor of the grade category zones, incorporating 0 m thickness should a specific grade category be absent.

The grade category surfaces as well as the limits of the upper and lower phosphate layer surfaces from the stratigraphic model are used to constrain the assignment of the grade values. Grade values are assigned within the grade zones using only samples intersected within those units. Grade assignment is by an area influence approach (Polygonal).

Assumptions relating to selective mining units were based on the interpretation that the phosphate mineralisation encountered is stratigraphically constrained and that waste, low grade, medium grade, and high grade material can be selectively separated by existing mining and processing methods.

In reality, and except for internal waste material, the entire thickness of interpreted phosphate layer is mined and processed as ore at an average grade. The subdivision by grade categories is only used for mine scheduling purposes to determine the beneficiation approach (i.e. scrubbing or grinding and flotation), a pseudo geometallurgical indicator.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

11.6.1.11	Moisture Basis

The geological model and resultant estimated Mineral Resource tonnages are presented on a dry basis.

11.6.1.12	Density

The density values used to convert volumes to tonnages were assigned on a by-block, phosphate layer and P2O5 grade category using mean values calculated from all density samples collected from drill core since 1966.  The density analysis was performed using the water displacement method for dry density determination.  Table 11.21 provides summary of the density values for the Haikou deposit.  Internal waste was assigned the same density as those defined for Grade III category.

Table 11.21: Summary of Density Data for Haikou Deposit
Area	Layer	Grade	Density
Block 1 and 2	Upper	I,II	2.62
	Upper	III	2.42
	Lower	I,II	2.55
	Lower	III	2.55
Block 3	Upper	I,II	2.26
	Upper	III	2.71
	Lower	I,II	2.27
	Lower	III	2.78
Block 4	Upper	I,II	2.35
	Upper	III	2.35
	Lower	I,II	2.29
	Lower	III	2.29

11.6.1.13	Model Review and Validation

The geological and grade model validation and review process involved visual inspection of drill hole data as compared to model geology and grade parameters using plan contour maps and cross-sections through the model.  Postings of drill hole intercepts and grade values were visually compared against plan maps for the various unit roof and floor surfaces, unit thickness, and key grade parameters.

Along with visual validation via sections and plans, drill holes, and model values were compared statistically.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

11.6.2          Basis for Establishing the Reasonable Prospects of Eventual Economic Extraction for Mineral Resources

11.6.2.1	Assumptions for Establishing Reasonable Prospects of Eventual Economic Extraction

As per S-K 1300, a key requirement in the estimation of Mineral Resources is that there must be a reasonable prospect for economic extraction of the Mineral Resources.  The Mineral Resource estimate presented in this TRS was developed with the assumption that the mineralisation within the Mineral Resource reporting polygons, described further below, has a reasonable prospect for eventual economic extraction based on the following key considerations:
•	The geological continuity of the mineralised layers and grade parameters demonstrated via the current geological and grade model for the Haikou deposit.
•
The potential for selective extraction of the low grade, medium grade and high grade phosphate mineralisation intervals encountered in the upper and lower phosphate layers using current conventional open-pit mining methods.

•	The potential to produce high grade phosphate concentrate and phosphoric acid products using current processing and recovery methods.
•
The assumption that phosphoric acid produced by the project will be marketable and economic considering transportation costs and processing charges and that there will be continued demand for phosphoric acid.

•	The assumption that the location of the project in the Yunan province of China would be viewed favourably when marketing Phosphoric acid products to potential domestic end users.

In summary, based on the exploration drilling and test work as well as modifying factors studies, phosphate mineralisation of potential economic interest exists on the Project and can potentially be mined and processed to recover phosphoric acid using existing industry standard mining and processing methods and equipment.

Additional detail on the key assumptions relating to establishing reasonable prospects of eventual economic extraction of the Mineral Resources are presented below.

11.6.2.2	Cut-Off Grade and Resource Limiting Boundaries

The Mineral Resource estimate was constrained by limiting boundaries as two-dimensional polygons developed for each of the upper and lower phosphate layers separated by Blocks 1, 2, 3, and 4.  The limiting polygons are based on the following assumptions and constraints:

•
Application of minimum cut-off grade of 15% P2O5. The choice of 15% P2O5 cut-off grade is largely dictated by the Yunnan region State Government and is based on the flotation ability to produce usable concentrate rock of to approximately 28.5% P2O5 which is average quality required to produce phosphoric acid in the Yunnan region.  The minimum of 15% P2O5 cut-off grade is also a mining licence and lease condition.  No commodity price is applied and as presented, the cut-off grade is rather based on the State requirement and the geological/mineralogical properties and processing efficiency to produce the required specification of product.

•
Limiting polygons are cut to the natural topography.  An end December 2021 forecast position has been developed and used for Mineral Resource and Mineral Reserve Reporting purposes. Figure 11.25 and Figure 11.26 illustrate the lower- and upper-layer limiting polygons used for Mineral Resource Reporting.

•	Truncation by known local faults.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

As is not uncommon for industrial minerals, the commodity price is not always applied and the cut-off grade is rather based on the geological/mineralogical properties and processing efficiency, and in the case of YPH State approval, to produce the required specification of product.  Notwithstanding, the Company economic evaluation, to determine RPEEE, applies three year average market prices as of 31st December 2021 as follows: US$406/t for green phosphoric acid (MGA), US$931/t for white phosphoric acid (WPA), $1,024/t for MKP, US$211/t for GTSP, $328/t for NPS, US$268/t for MAP 55% and US$652/t for MAP 73%.
Figure 11.25:  Lower Layer Limiting Polygons used for Mineral Resource Reporting as at 31 December 2021

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 11.26:  Upper Layer Limiting Polygons used for Mineral Resource Reporting as at 31 December 2021

11.6.2.3	Mining Factors or Assumptions

The Mineral Resource estimate was developed with the assumption that the phosphate mineralisation within the Mineral Resource layers, as described in the preceding section, has reasonable prospect for economic extraction using current conventional open-pit mining methods.  Ore loss and dilution has been measured from mining operations and is presently estimated at an ore loss of 2.8% (absolute), with an estimated dilution of 1.9% (absolute). Average metallurgical recovery through the beneficiation plant is estimated at 89.3% (Source – YPH Haikou Mine 2020 Reserve Dynamic Survey Annual Report).

11.6.2.4	Metallurgical Factors or Assumptions

The metallurgical factors or assumptions used in establishing the reasonable prospects for eventual economic extraction of the Haikou phosphate mineralisation are based on results from metallurgical and material processing work from the 2005 Feasibility Study and subsequent actual production performance since inception and in case of the flotation since.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

11.6.2.5	Environmental Factors or Assumptions

All environmental approvals are in place and all requirements relating to the ongoing licence to operate are satisfactory and complete and there are no known complaints or actions against the operation of which the QP is aware.

11.6.3          Mineral Resource Classification

Haikou Mineral Resource and Reserve classification has been initially made, by YPH site geologists and mining engineers, based on the GB/T 17766-1999 code on Classification of Resources/Reserves of Solid Fuels and Mineral Commodities, under the National Standard of the People’s Republic of China (PRC Code).

The Classification approach uses three-digit coding that incorporates the following criterion.

•	Economic Viability (1=Economic, 2M=marginal Economic, 2S=submarginal Economic and 3=intrinsic economic)
•	Level of overall studies (1=feasibility study, 2=prefeasibility study, 3=geological study)
•	Geological assurance established by mineral exploration (1=measured, 2=indicated, 3=inferred, 4=Reconnaissance)

Added to above, either as an outcome or as a requirement, is a final classification defined as Extractable Reserve, Basic Reserves or Resource.  Table 11.22 outlines the 16 possible codes derived from PRC coding process.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 11.22: PRC Classification Scheme and Approximate Equivalence to PERC Minera Resource Classification
Geological Evaluation ---->	Measured			Indicated		Inferred	Reconnaissance
Level of overall study --->	Feasibility (x1x)	Pre-feasibility (x2x)	Geological (x3x)	Pre-feasibility (x2x)	Geological (x3x)
Economic Viability
Economic – With Mining Loss & Dilution 100	Extractable Reserve 111	Extractable Reserve 121		Extractable Reserve 122
Economic – Without Mining Loss & Dilution 100b	Basic Reserve 111b	Basic Reserve 121b		Basic Reserve 122b
Marginal Economic 2M00	Basic Reserve 2M11	Basic Reserve 2M21		Basic Reserve 2M22
Submarginal Economic 2S00	Resource 2S11	Resource 2S21		Resource 2S22
Intrinsically Economic 300			Resource 331		Resource 332	Resource 333	Resource 334
PERC Approximate Equivalence
Measured Resources	X	X
Indicated Resources			X	X	X
Proved Reserves	X	X
Probable Reserves	X	X	X	X	X

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Under the PRC code, the Resources and Reserves are in many ways interlocked and inseparable.

The Mineral Resource classification of Haikou deposit has been considered in accordance with the Pan-European Standard for the Public Reporting of Exploration Results, Mineral Resources and Mineral Reserves Edition October 2021 (PERC), an international code in line with definitions established by the CRIRSCO (Committee for Mineral Reserves International Reporting Standards) International Reporting Template (the ’CRIRSCO International Reporting Template 2019') and the definition established by S-K 1300 ruling.

Under the PERC definition, the Mineral Resources are defined as:

“a concentration or occurrence of solid material of economic interest in or on the Earth’s crust in such form, grade or quality and quantity that there are reasonable prospects for eventual economic extraction”.

The term ‘reasonable prospects for eventual economic extraction’ (RPEEE) applies to all reportable Mineral Resource categories and it implies:

“a judgement (albeit preliminary) by the Competent Person(s) regarding all Modifying Factors . Interpretation of the word ‘eventual’ in this context may vary depending on the commodity or Mineral involved.”

The Mineral Resource is an estimate of mineralisation, which, under assumed and justifiable technical, economic and environmental, social, governance ('ESG') conditions, may, in whole or in part, become economically extractable.

Under the PRC reporting code, the RPEEE test is accounted for by two components of economic viability measure and the level of studies carried out.

Although the PRC code does not necessarily prevent reporting of the Mineral Resources where the test of the RPEEE fails, the code however provides with sufficient granularity to enable a judgement on separation of those that are likely to conform to the test from those that would not satisfy the test criterion.

Overall, with the exception of code 334 (i.e., intrinsic economic with geological level of study of reconnaissance exploration style), all other codes appear to conform to the test of RPEEE.

According to the PERC reporting code and in line with the S-K 1300 regulations, to reflect geological confidence, Mineral Resources are subdivided into the following categories based on increased geological confidence: Inferred, Indicated, and Measured, which are defined under PERC as:

Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Geological evidence is sufficient to imply but not verify geological and grade or quality continuity.

An Inferred Mineral Resource has a lower level of confidence than that applying to an Indicated Mineral Resource and must not be converted to a Mineral Reserve.  It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

Commonly, it would be reasonable to expect that most of the Inferred Mineral Resources would upgrade to Indicated Mineral Resources with continued exploration. However, due to the uncertainty of Inferred Mineral Resources, it cannot be assumed that such upgrading would always occur.  Confidence in an Inferred Mineral Resource estimate is usually not sufficient to allow the results of the application of technical, economic and ESG parameters to be used for planning purposes.

Indicated Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of Modifying Factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit.

Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between points of observation.

An Indicated Mineral Resource has a lower level of confidence than that applying to a Measured Mineral Resource and may only be converted to a Probable Mineral Reserve.

Mineralisation may be classified as an Indicated Mineral Resource when the nature, quality, amount and distribution of data are such as to allow confident interpretation of the geological framework and to assume continuity of mineralisation.

Confidence in the estimate is sufficient to allow the application of technical, economic, and ESG parameters, and enable an evaluation of economic viability.

Measured Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of Modifying Factors to support detailed mine planning and final evaluation of the economic viability of the deposit.

Geological evidence is derived from detailed and reliable exploration, sampling and testing and is sufficient to confirm geological and grade or quality continuity between points of observation.

A Measured Mineral Resource has a higher level of confidence than that applying to either an Indicated Mineral Resource or an Inferred.

Mineral Resource. A Measured Mineral Resource may be converted to a Proved Mineral Reserve or to a Probable Mineral Reserve.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

A Mineral Resource may be classified as a Measured Mineral Resource when the nature, quality, amount and distribution of data are such as to leave no reasonable doubt, in the opinion of the Competent Person(s) determining the Mineral Resource, that the tonnage and grade or quality of the mineralisation can be estimated to within close limits, and that any variation from the estimate would be unlikely to affect the potential economic viability significantly.

A Measured Mineral Resource requires a high level of confidence in understanding of the geology of the Mineral deposit.

Correlating the PERC Mineral Resource category definitions and expectations, to those defined by the PRC code, an approximate conversion of PRC codes to PERC categories of Measured, Indicated and Inferred is obtained.  This is highlighted accordingly in Table 11.22.

It is however cautioned that depending on the QP(s) judgement and depending on type of commodity and style of mineralisation, parts or all of the assumed conversion may be downgraded to lower category. Following classes are specific examples:

•
material classed as “sub-marginal economic” may be re-classed to indicated, inferred or defined as “unclassified”. This may arise when, to QPs judgement, the future commodity price rise required to make such material economic is of an unacceptable level of rise or the reduction is process cost due to future improved technologies is way below acceptance.

•
material classed as “Intrinsically economic” may be re-classed to inferred or defined as “unclassified”. This due to excessive uncertainties in economic status of such material and insufficient justifications for the test of RPEEE.

For the Haikou deposit, YPH has originally adopted three distinct PRC based Resource/Reserve categories.  These are defined as follows:

1)
Basic Reserve of Economic value, supported with feasibility study and associated with measured geological confidence. Quantities exclude mining loss and dilutions (111b). This category is generally associated with the areas with drill spacing of 125m or less.

2)
Basic Reserve of Economic value, supported by pre-feasibility level study and associated with indicated geological confidence. Quantities exclude mining loss and dilutions (122b). These are generally associated with areas with drill spacing of 125m to 250m.

3)	Resource of Intrinsic Economic value, supported by geological investigations only of inferred geological confidence (333).

The Mineral Resource classification applied by the QP has considered the following:

•
Conversion of the YPH PRC based classification to equivalent PERC classification as per Table 11.22.  Based on this table the 111b category is directly translated to Measured Resource, 122b to Indicated Mineral Resource and 333 to Inferred Mineral Resource.

•
As the entire interpreted upper and lower phosphate are interpreted at minable cut-off grade of 15% P2O5  and scheduled to be mined in their entirety as potential ore feed at an average P2O5% grade the continuity and variability of the upper and lower layer thickness that define the feed quantities become critical.  As such, due consideration was given to the assessment of the reliability, spatial distribution, and abundance of data and continuity of upper and lower phosphate thickness parameters.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The assessment of the variability, continuity, data abundance in achieving Measured or Indicated categories was carried out using Kriging Relative Error methodology.  The method involves a theoretical assessment of Relative Error of Estimation of thickness of each of the upper and lower phosphate layers in association with a given drill spacing configuration and mining parcel size.

Calculation of Relative Error of Estimation of thickness is dependent on.

•
The variogram model parameters that are expected to quantify and convey spatial continuity and short scale variability. Parameters used for the current assessment are provided in Table 27 for thickness of upper and lower phosphate layers in two areas.  A combined Blocks 1,2 and 4 as one area and Block 3 as second area.

•	Drill spacing which accounts for quantity and proximity aspects. A range of drill spacing was assessed ranging from 25m to 300m by steps of 25m.
•	The following criteria was used as a basis for evaluation which is a common industry practice:
•	Measured Resources: <=15% Relative Error of estimation for quarterly ore parcels
•	Indicated Resources: <=15% Relative Error of estimation for annual ore parcels.

Results are presented in Figure 11.27 for each of the upper and lower phosphate layers for A combined Blocks 1,2 and 4 as one area and Block 3 as second area.  Intersection of 15% Error threshold (i.e., Reference – dashed horizontal green line) and the error curves provides the theoretical maximum drill spacing that achieves target categorisation.  Table 11.23 provides summary of the target minimum drill spacing to achieve Measured and Indicated categories.

Comparing the theoretical targets to those specified by YPH on the basis of PRC coding provides confidence that the PRC based Mineral Resource classifications to equivalent PERC code is well within the confidence required by the QP and in accordance with the PERC code.  Figure 11.28 shows a relative drilling distance for the Lower Phosphate layer.  A large proportion of remaining material appears to be characterised by drilling well below 140m to150m spaced, required for Measured classification.

The following criteria was used as a basis for evaluation which is a common industry practice:

•	Measured Resources: <=15% Relative Error of estimation for quarterly ore parcels
•	Indicated Resources: <=15% Relative Error of estimation for annual ore parcels

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Results are presented in Figure 11.27 for each of the upper and lower phosphate layers for A combined Blocks 1,2 and 4 as one area and Block 3 as second area. Intersection of 15% Error threshold (i.e., Reference – dashed horizontal green line) and the error curves provides the theoretical maximum drill spacing that achieves target categorisation.  Table 11.23 provides summary of the target minimum drill spacing to achieve Measured and Indicated categories.

Comparing the theoretical targets to those specified by YPH on the basis of PRC coding provides confidence that the PRC based Mineral Resource classifications to equivalent PERC code is well within the confidence required by the QP and in accordance with the PERC code.  Figure 11.28 shows a relative drilling distance for the Lower Phosphate layer.  A large proportion of remaining material appears to be characterised by drilling well below 140m to150m spaced, required for Measured classification.

Table 11.23: Minimum Theoretical Drill Spacing Required to Achieve Measured and Indicated Categories
Category	Area	Upper (m)	Lower (m)
Measured	1,2 & 4	145	140
	3	130	150
Indicated	1,2 & 4	260	260
	3	250	275

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Theoritical Error of Estimation of minable Phosphate Thickness
Blocks 1,2 and 4
Measured spacing
Indicated spacing
%Error
Drill Spacing (m)
0
5
10
15
20
25
30
35
40
45
50
0
50
100
150
200
250
300
Annual (Indicated) - Lower
Quarterly (Measured) - Lower
Reference (Target)
Annual (Indicated) - Upper
Quarterly (Measured) - Upper

Theoritical Error of Estimation of minable Phosphate Thickness
Block 3
Measured spacing
Indicated spacing
%Error
Drill Spacing (m)
0
5
10
15
20
25
30
35
40
45
50
0
50
100
150
200
250
300
Annual (Indicated) - Lower
Quarterly (Measured) - Lower
Reference (Target)
Annual (Indicated) - Upper
Quarterly (Measured) - Upper

Figure 11.27:  Relative Error of Estimation of Upper and Lower Phosphate Thickness as Function of Drill Spacing

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 11.28:  Relative Drilling Distance for Lower Phosphate Layer

It is the QP’s opinion that the classification criteria applied to the Mineral Resource estimate are appropriate for the reliability and spatial distribution of the base data and reflect the confidence of continuity of the modelled geological parameters.

11.6.4          Mineral Resource Estimate

Based on the geological model, grade model, parameters for establishing prospects for reasonable eventual economic extraction, and the resource classification discussed in this Section, the categorised Mineral Resource estimate, exclusive of Reserves of the Haikou deposit is summarised in Table 11.24.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 11.24: Summary of Mineral Resources for YPH (Haikou)
Mining Area	Measured		Indicated		Inferred		Measured + Indicated
	Kt	P2O5	Kt	P2O5	Kt	P2O5	Kt	P2O5
Block 1 and 2	651	23.0	16	22.4	-	0.0	667	23.0
Block 3	1,610	22.0	2,152	24.1	-	0.0	3,762	23.2
Block 4	712	22.4	152	23.1	173	20.0	864	22.5
Total	2,972	22.3	2,321	24.0	173	20.0	5,293	23.0
Notes:
1.	Mineral Resources are reported on a dry in-situ basis and are exclusive of Mineral Reserves.
2.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
3.	Mineral Resources are reported using a cut-off grade of 15% P2O5.
4.	Mineral Resources are based on an assumed 89.3% metallurgical recovery
5.	Mineral Resources are reported using a density of between 2.29 and 2.78 t/m3.
6.	All figures are rounded to reflect the relative accuracy of the estimate, and apparent errors may occur due to rounding.
7.	The effective date of the Mineral Resource Estimate is 31st December 2021.
8.
Mineral Resources for YPH (Haikou) are classified in accordance with the Pan European Reserves and Resources Reporting Committee (PERC) Standard for Reporting of Exploration Results.  Mineral Resources are reported in compliance with S-K 1300.

9.
The reported Mineral Resource estimate was constrained by limiting polygons for the purpose of establishing reasonable prospects of economic extraction based on potential mining, metallurgical and processing grade parameters identified by mining, metallurgical and processing studies performed to date on the project.

11.6.5          Qualified Person Opinion

The mineral resource estimates are constrained by wireframes representing (geologically) realistic volumes of mineralisation.  Data analysis conducted on sample assays shows that the wireframes represent suitable domains for mineral resource estimation.  Grade estimation has been performed using appropriate methods to minimize bias in the estimated grade models.

Mineral resources are constrained and reported using economic and technical criteria such that the mineral resource has a reasonable prospect of economic extraction.  The phrase ‘reasonable prospects for economic extraction’ implies a judgment by the QP in respect to the technical and economic factors likely to influence the prospects of economic extraction.

The QP believes that this mineral resource estimates presented with this TRS are an accurate estimation of the in-situ resource based on the data available, and that the available data and the mineral resource model are sufficient for mine design and planning.

11.7          Mineral Resource Uncertainty Discussion

The sources of uncertainty for the Mineral Resource evaluation include the following topics, along with their location in this TRS:

•	Sampling and drilling methods – Section 7 and 8.
•	Data processing and handling – Section 9.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The sampling and drilling methods present a low source of uncertainty based on the standard methods utilised at the Haikou and Rotem deposits, as well as the deposit specific methods employed at Boulby, Cabanasses, and Vilafruns.  The items that helped to reduce uncertainty with the sampling and drilling methods include the fact that most of the drill holes were cored with NQ or HQ size core, providing good sample representativity.  The drill samples have been subject to various QA/QC programmes and sent to either accredited laboratories or experienced in-house laboratories that are actively monitored for laboratory performance.  Equally, the sampling methods employed for DSW presents a low source of uncertainty with the data collected and analysed (2005 – 2021) showing that the natural mineral content of the brine is consistent.

Once the assay results were received from the laboratories, the data was input into the geological database along with the collar, drill hole information and lithology records.  The lithology and other records from the core and sample logging were validated based on the assay results by the geological team to adhere with known trends for the various domains.  The data handling was secure in the geological database and this process also demonstrates a low level of uncertainty for the Mineral Resource estimate.  For DSW the data is held in an appropriate database but not applied in the same was for the other conventional hard rock mineral deposits.  Nevertheless, the DSW sample data is managed in an appropriate manner with a similarly low level of uncertainty for the Mineral Resource estimate.

Where applicable, the validated database was loaded into the geological model where surfaces for the roof and floor of the stratigraphic layers were modelled and validated based on drill holes, geological trends, and operational experience.  The current geological models appear to define the mineralised areas of the deposits well.  Uncertainty for these areas can be classified as low for a global estimate; however, there will likely be minor local variability when the area is mined and compared back to the model.  This is common, as the geological model is just that, a model that is used to estimate tonnages.  The model for the Measured and Indicated portions of the deposit is appropriate to use for conversion to Mineral Reserves.  The Inferred Mineral Resource portion of the deposits will require future drilling and exploration to better define and understand the lithological variation before they can be upgraded to Measured, or Indicated, Mineral Resources.

Where applicable, at completion of the grade model and density assignment, results were verified by the QP through visual inspection, global statistics, and production reconciliations.  Like the geological modelling, uncertainty for areas classified as Measured and Indicated Mineral Resources are low globally, but low-moderate for local variability.  For Inferred Mineral Resources, the uncertainty is higher based on a larger drill spacing and is low-moderate for global variability and moderate for local variability.

Areas of uncertainty for the Mineral Resource estimate include:

•	Potential significant changes in the assumptions regarding forecast product prices, mining and process recoveries, or production costs;
•	Potential changes in geometry and/or continuity of the geological units due to displacement from localised faulting and folding; and
•	Potential changes in grade based on additional drilling that would influence the tonnages that would be excluded with the cut-off grade.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

In summary, given all the considerations in this TRS, the uncertainty in the tonnage estimate for the Measured Mineral Resources, is low, Indicated Mineral Resources estimates is low to moderate, and Inferred Mineral Resources is moderate, as shown in Table 11.25.

Table 11.25: Mineral Resources Uncertainty
Uncertainty Item	Measured Uncertainty	Indicated Uncertainty	Inferred Uncertainty
Sampling and Drilling Methods	Low/Low-Moderate	Low/Low-Moderate	Low/Low-Moderate
Data Processing and Handling	Low	Low	Low
Geological Modelling – Globally/Locally	Low	Low	Low/Low-Moderate
Geologic Domaining	Low	Low	Low
Grade Modelling – Globally/Locally	Low-Moderate	Low-Moderate	Low-Moderate
Tonnage Estimate	Low	Low-Moderate	Moderate

It is the Mineral Resource QP’s opinion that the factors that have the potential to influence the prospect of economic extraction relate primarily to the permitting, mining, processing and market economic factors, parameters, and assumptions.  These factors and assumptions were used to support the reasonable prospects for eventual economic extraction of the Mineral Resources.

Further, the Mineral Resource estimates could be materially affected by any significant changes in the assumptions regarding forecast product prices, mining and process recoveries, or production costs.  If the price assumptions are decreased or the assumed production costs increased significantly, then the cut-off grade must be increased and, if so, the potential impacts on the Mineral Resource estimates would likely be material and need to be re-evaluated.

The QP has identified additional risk factors relating to geology and Mineral Resource estimation (not applicable to DSW) including the following:

•	Geological uncertainty relating to local structural control relating to geometry, location, and displacement of faults; and
•	Geological uncertainty and opportunity regarding the continuity and geometry of stratigraphy and mineralisation outside of the current Mineral Resource footprint.

These additional geological risk factors are considered as either opportunities to potentially expand the Mineral Resource inventory in the future, or as potential impacts on local geology and estimates rather than global (deposit wide) geology and estimates.  As such the QP does not consider these factors as posing a risk to the prospect of economic extraction for the Mineral Resource as currently stated.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

12          MINERAL RESERVE ESTIMATES

12.1          Introduction

Under S-K 1300, a Mineral Reserve is defined as:

“… an estimate of tonnage and grade or quality of indicated and measured Mineral Resources that, in the opinion of the QP, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.”

Mineral Reserves are subdivided into classes of Probable Mineral Reserves and Proven10 Mineral Reserves, which nominally correspond to Indicated and Measured Mineral Resources, respectively, with the level of confidence reducing with each class. Mineral Reserves are always reported as the economically mineable portion of a Measured and/or Indicated Mineral Resource, and take into consideration the mining, processing, metallurgical, economic, marketing, legal, environmental, infrastructure, social, and governmental factors (the “Modifying Factors”) that may be applicable to the deposit.

12.2          Boulby

12.2.1          Overview

The Mineral Reserves estimate for ICL Boulby has been undertaken to estimate the polyhalite reserves first mined in 2010.

The Mineral Reserve estimate is based on a modified room and pillar layout which takes account of the sub-horizontal stratified seam geology.  The Reserve estimate also takes account of the resource block model and resource estimate where resources with a geological confidence of Indicated are converted to Probable reserves through the mine design process and the consideration of the Modifying Factors.

Mining is completed in two main stages:

•	An advance/development stage; advances two or three roadways each 8 m wide by 4 m high; and
•	A retreat/second cut stage termed “milling”; which extracts additional tonnes from pillars and from the floor. The currently accepted maximum milling depth is 3m resulting in a final 7m high roadway.

10 Under some reporting codes and guidelines the term ‘Proved’ is used to represent ‘Proven’.  Both are considered interchangeable.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

12.2.2          Mining Blocks

Mining blocks are defined as 100 x 100 x 6m blocks.  This is in line with a typical three roadway production panel of 80m wide which is advanced in 100 metre intervals. A large block size has been used due to:

•	the difficulty for selective mining once a mining panel has been established; and
•	the minimum length of panels required for efficient utilisation of mining equipment.

Potential minable blocks have been selected using Datamine® “Mineable Shape Optimiser” (MSO) based on the above criteria, targeting the highest grade horizon and considering a maximum possible mining gradient of 1:10.

The output from the above criteria has further been reviewed visually to ensure that changes in mining horizon height and continuity at block boundaries are possible and can be used to guide mine design.  Any steep dips or features that resulted in the selection of blocks not being optimal, manual adjustment has been undertaken to smooth the block-to-block transitions

12.2.3          Mine Layout

The output minable solids from MSO were used to guide mine design/layout. Main development roadways have been designed to provide the main access to several production panels. The mine layout and design takes into consideration the geotechnical parameters as set out in Section 13.1.2.

12.2.4          Modifying Factors

Appropriate modifying factors have been applied to potential mining blocks created as part of the mine design/layout process.

The primary factors used considered for conversion are:

•	mining losses;
•	grade adjustments; and
•	dilution.

12.2.5          Mining Losses

The mining losses attempt to account for losses from actual mined excavations when compared to the planned excavation/planned mine layout. Losses can occur due to the mining method and geomechanical characteristics of the deposit.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

A mining loss factor of 1m has been applied to the mine design based on expected losses of milling i.e. 6m high roadways have been selected for mine design whereas a possibly 7m high roadway could potentially be excavated based on approved practices.

12.2.6          Dilution

Dilution is a factor which results in a reduction of the overall grade due to mining of waste with ore.  Typically, diluting material is of significantly lower grade than the mined block and so has a material impact on the mined grade.

The mine design allows for a maximum extraction height of 7.0m.  However the polyhalite seam is between 15-20m thick and therefore the grade of material in the roof and floor is often not significantly different to the planned excavation. Overbreak from the roof or sides and over excavation within the floor should not be of materially different grade and would in most cases could result in an increase in ore tonnes rather than a negative dilution.

Additionally, polyhalite products are sold based on a typical or minimum specification and material at a grade higher than this specification does not demand a greater price. For these reasons and based on informational currently available no dilution factor has been applied to the mineral reserve estimate.

12.2.7          Cut-Off Grade and Recovery

The cut-off grade for the Mineral Reserve estimate is based on the assessed minimum head grade required to produce final products which conform to their specifications.

Whilst there is no current daily measure of the plant feed grade, it can be estimated by calculating a tonnage weighted average of the final products streams.  Analysis of the required plant feed grade to meet the final product specifications estimates that in order to achieve a granular product of 14.0% K2O, a plant feed grade and hence run of mine (ROM) grade of 13.6% K2O (11.3% K or 87% polyhalite equivalent) is required.

Typically, ROM mineral at ICL Boulby is extracted from three separate working areas simultaneously which allows for a crude blending of material underground i.e. at belt transfer points where streams of material from the separate working areas coalesce.  This allows grades lower than 13.6% K2O to be mined provided that other mining areas are at a higher grade.

Taking into account the notes presented above, no account of metallurgical recovery is included within the estimation of the cut-off grade and it is therefore considered to be 100%.  This approach is deemed appropriate for a deposit on this nature where the processed ore is simply crushed and screened into a final product.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Therefore, with limited blending being undertaken as part of the mining process, a cut-off grade of 12.9% K2O has been used for reserve estimation.  The cut-off grade has been determined based on the minimum possible grade that could be mined within one mining area and homogenised by crude blending where the other two mining areas have average and reasonably higher than average grades.  This approach is in line with the observations of current practices, reconciliation of plant data and typical grade variation of the mining panels during day-to-day production.

Boulby is currently the only producing polyhalite mine in the world.  The price is therefore considered commercially sensitive.  The value of polyhalite used in the determination of the cut-off grade is based on a figure of US$120/t (see Section 11.2.9).

12.2.8          Mine Sequencing and Scheduling

Development and production sequencing have been carried out in Studio UG.  The sequencing takes account of sequence required to ensure the mine is developed and operated in a logical manner (e.g. a panel cannot be mined until the development/access, ventilation and infrastructure required is also complete).

The mine design and sequence is scheduled within EPS scheduler.  The mine schedule produced in EPS scheduler is based on estimated and projected production rates, equipment and manpower resourcing to exhaust the mines reserves. The mine design is evaluated against the resource block model to estimate the grades and tonnages for each resource category.

The tonnes, grade and resource category are output from EPS on an annual basis which forms the basis for the reserve estimation.

12.2.9          Mineral Reserve Estimate

Indicated Mineral Resources within the mine design and schedule convert to Probable Mineral Resources.  Probable Mineral Reserves have been estimated on operational economics and costs that are the subject of this technical report.  WAI verified the economic parameters of the mineral reserve estimate.  The Mineral Reserve Estimates are not materially affected by any known environmental, permitting, legal, title, taxation, socio-economic, political or other relevant issues.

Mineral Reserves have been determined by applying current economic criteria that are considered valid for the operations.  These criteria limitations have been applied to the resource model to determine which part of the Indicated Mineral Resource is economically extractable.

Table 12.1 summarises the ICL Boulby Mineral Reserves as of 31st December 2021 based on appropriate economic and technical parameters and reported following the guidelines of the JORC Code (2012).  These have been fully scheduled in a LOM plan and have been shown to demonstrate viable economic extraction.  The reference point for these mineral reserves is ore delivered to the process plant.  The Indicated Mineral Resources are exclusive of those Mineral Resources modified to produce these Mineral Reserves.

11 Argus is an independent provider of price information, consultancy services, conferences, market data and business intelligence.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 12.1: Summary of Mineral Reserves for Boulby
Classification	Tonnes (Mt)	Grade (% K2O)
Proved	-	-
Probable	8.0	13.8
Notes:
1.	The effective date of the Mineral Reserve is 31st December 2021.
2.	Mineral Reserves are reported using a cut-off grade of 12.9% K2O and assumed metallurgical recovery of 100%.
3.	All figures are rounded to reflect the relative accuracy of the estimate, and apparent errors may occur due to rounding.
4.	Mineral Reserves for Boulby are reported in accordance with the guidelines of the JORC Code (2012). Mineral Resources are reported in compliance with S-K 1300).

There are no known relevant factors that would materially affect the estimation of Mineral Reserves that are not discussed in this report.

12.2.10          Risk Factors

Geological confidence and classification for industrial mineral deposits can be defined with a wide drill spacing.  Local lower grades and seam variation of the polyhalite may occur and care must be taken not to infer too much definition across the mineralisation based on limited drill data without fully encapsulating the localised variation of the deposit.

Mining dilution at his stage has not been accounted for within the reserve estimate.  The variability of diluting material on a local scale and the mining method chosen mining method means an accurate estimate difficult.  Based on limited data to date production and grades has been broadly in line with plan however reconciliation should be undertaken on a regular basis to ensure dilution does not need to be accounted for.

Mining loss at this stage is based on milling only.  Consideration should be given to mining loss as a result of unforeseen geological conditions where parts of the planned mine layout are not excavated due to lower than anticipated grades.  Mining loss due to geological conditions should become apparent as further mining is undertaken within the polyhalite deposit at ICL Boulby.

The reserve estimate is based on current average production rates with a ramp up in production to 1.3Mtpa in 2023.  Ramp up is based on improvements to machine availability, utilisation, and operational efficiency.  Additionally, an equipment replacement scheme is planned to include bolters and newer Joy HM46 continuous miners.  Machine availability is to be increased from 70% to 80%.  In order for the production schedule to be achieved adequate levels of capital, sustaining capital and other all other investment associated with the ramp up in production must be implemented to achieve the programme.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Please refer to Section 3.2.2 on the status of government agreements and approvals for permits.  The QP is not aware of any permit-related items that could materially impact the Mineral Reserves estimate presented herein.

12.3          Cabanasses and Vilafruns

12.3.1          Overview

As Vilafruns is currently on care and maintenance, only the Cabanasses mine declares a Mineral Reserve at this time.

Mineral Resources with a geological confidence of Measured or Indicated are converted to Proven or Probable through the mine design process and the consideration of the Modifying Factors.  Mineral Reserve blocks are defined using a payability calculation (thickness x grade) and cut-off grade consideration.  The economic areas of the deposit are then defined on a panel-by-panel basis in a global database.

Figure 12.1:  2D Plan of a Section of Seam B Showing Mine Planning Panels (Cabanasses)

Mining dilution and recovery are applied on a panel-by-panel basis based on the data available from neighbouring blocks and underground drillhole data.  The approximate average mining recovery across the deposit is 40%.  Dilution is estimated at 10-15% in Seam A and 30-35% in Seam B, based on neighbouring data and historic reconciliation.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Mineralisation wireframes are imported into Datamine Studio UG design software and the life of mine production panels, infrastructure and associated development are designed to demonstrate a practical mining strategy for the life of mine.  The diluted and recovered tonnes and grade data is applied to the wireframe panel-by-panel.  The mine design data is then exported to Datamine EPS scheduling software and practical mining sequencing and rates are applied to produce a realistic life of mine schedule to support the Mineral Reserve estimation and provide operational planning for production.

Figure 12.2:  Overview of Mine Planning Layout (Cabanasses)

Figure 12.3:  Schematic Detail of Mine Planning Layout (Cabanasses)

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Mine planning is delineated into a One-Year-Plan, a Five-Year-Plan (see Table 13.7), and a Life-of-Mine Plan (currently 19 years).

12.3.2          Cut-off Grade and Recovery

The cut-off grade for delineation of Mineral Reserves in 2020 was 20% KCl.  This was revised to 19% KCl for the December 2021 Mineral Reserve estimation.

The cut-off grade is derived from actual operating costs and includes a provision for the depreciation of sustaining capital associated with the mine and plant operations.  Process recovery is based on actual plant data of 85.5%.  Commodity prices are based on ICL Group Ltd. marketing and contract prices.  In calculating the cut-off grade and mineral reserves, an average of the previous three years’ market prices and operating costs are used as part of the calculations to ensure economic viability.  The three year average (ex-works) market prices used to calculate our reserves for Cabanasses as of 31st December 2021 is US$291/t.  The 2021 calculation is based on the actual 2021 Q1-3 data and Q4 forecast.  Production (saleable product) has been forecast as 622kt KCl as part of ongoing ramp up.  In calculating the cut-off grade and reserves, an average of the previous three years’ market prices and operating costs is used.  Mining operating costs are estimated as €135/t, process operating costs as €50/t, and overheads as €37/t.

Over the next three years ICL have calculated the economic break-even will reduce, with consolidation of operations and increases in production capacity and efficiency.

No mineral equivalent grade has been used.  WAI has reviewed the cut-off grade calculation and associated inputs.

12.3.3          Mineral Reserve Estimate

Mineral Reserves estimated to 31st December 2020 and based on appropriate economic and technical parameters are shown in Table 12.2.

Table 12.2: Summary of Mineral Reserves for Cabanasses
	Tonnes (Mt)	Plant Grade (% KCl)	Saleable Product (Mt)
Proved	29.0	25.5	6.7
Probable	61.6	26.8	14.9
Total	90.6	26.3	21.6
Notes:
1.	The effective date of the Mineral Reserve is 31st December 2021.
2.	Mineral Reserves are reported using a cut-off grade of 19% KCl and assumed metallurgical recovery of 85.5%.
3.	All figures are rounded to reflect the relative accuracy of the estimate, and apparent errors may occur due to rounding.
4.	Mineral Reserves for Cabanasse sare classified in accordance with the guidelines of the JORC Code (2012). Mineral Reserves are reported in compliance with S-K 1300.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

12.3.4          Risk Factors

Geological confidence and classification for industrial mineral deposits can be defined with a wide drill spacing. For a folded deposit of this nature care must be taken not to infer too much definition across the mineralisation based on limited drill data without fully encapsulating the localised variation of the deposit.

Mining dilution and recovery are estimated based on the data available from neighbouring blocks and underground drillhole data. The heavily folded nature of the mineralisation on a local scale renders an accurate estimate difficult. The continuous miners follow the seam showing in the face within a production panel, and again due to the significant localised folding this is difficult to estimate. Historically production has been broadly in line with plan.

The recent capital investment programme (Project Phoenix - new decline, surface processing facility upgrades, additional machinery) must be justified by ongoing increases in production efficiency and associated ramping-up.

Please refer to Section 3.3.3 on the status of government agreements and approvals for permits.  The QP is not aware of any permit-related items that could materially impact the Mineral Reserves estimate presented herein.

12.4          Rotem

12.4.1          Overview

The geological model for these stratiform deposits is compiled using data stored in Microsoft Access whereupon Vulcan is used to generate geological sections and 3D mine blocks.  The model is based on data and sample analysis of high density surface boreholes (nominally 150m spacing) and surface geological mapping of phosphate outcrop where it occurs.  The local geology is relatively simple with gentle dips and few significant faults, those that do occur have displacements of less than a few metres affecting the Phosphate bearing seams.

Reserves tonnes and grades are recoverable from the mine, i.e. with mining recovery and dilution factors applied, but not subject to metallurgical recovery (assumed to be 100% for reporting of mineral reserves).  Mining recoveries at the three sites are nominally between 82% and 92%.  Mining dilution is set at 2.5%.  Mining recovery and dilution factors are based on the previous five years’ experience.

Thus the Mineral Reserves for Rotem as reported here are defined at the reference point of delivery to the processing plant.

12.4.2          Cut-off Grade and Recovery

For the purpose of determining the cut-off grade, utilisation and quantities parameters account for geological factors (continuity, structure), mining method, mining dilution, plant efficiency, technical feasibility, operating costs, and historical and current product prices.  The parameters employed in the calculation are as follows: on site tonnes (of phosphate rock); recoverable tonnes (tonnes of mineral which can be mined taking into account mining dilution); mineable tonnes (recoverable tonnes from which the tonnes produced are deducted); stripping ratio (the quantity of waste removed per tonne of phosphate rock mined); planned dilution; cost per tonne for mining (typically related to transport distance to beneficiation plant); cost per tonne including reclamation; and unplanned dilution (5% unplanned dilution is taken into account based on the data from the mining operation and the data from the problematic areas).  Rotem’s yearly mining plan is not determined by the minimum cut-off grade, and fluctuations in commodity prices rarely affect its cut-off grade.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The cut-off grade calculations are derived from historical yield data and Rotem’s historical experience with mining, and are adequately calculated and modelled by its technical and operation engineers and economists.  The calculation takes the ore grade in-situ, converts it into extracted ore with the mining method, and estimates the plant yield depending on the grade.  Economic modelling then gives the cut-off figures currently used.

Proved Reserves have been explored by drill hole intersections typically at 50 - 70m spacing, and Probable Reserves typically at 200 - 250m spacing.

The Mineral Reserves above the cut-off grade were obtained from the estimated on-site Mineral Resources considering the mining method, the rate of mining dilution, and in plant recovery, based on ICL Rotem’s historical data.  In order to convert the Mineral Resources into Reserves, account is taken, separately, of the mining dilution rate, mining method and the geological conditions, including historical yield data, and are based on the previous five years’ operational data.  The mining dilution rate in the Company's mines in Israel’s southern region is 2.5% and takes into account the continuity of the layers and the geological structure.  The quantity and grade of the estimated reserves are those that are expected to be transferred to the processing plant and are subject to recovery indices in the plant.  Each of the three plants at the mines has been developed over the past few decades for the optimum upgrading of the phosphate rock to concentrate ore containing typically 31% to 32% P2O5.  The overall P2O5 recovery through the plant is estimated at 59% for Oron, 56% for Zin, and 54% for Rotem.  The differences in metallurgical recovery rates are due to differences in the beneficiation process at the different mines.  The conversion ratio for most of the phosphate layers is 1.8t for every 1.0m3, where a conversion ratio of 2.0t per cubic meter is used for hard, calcareous beds.  These factors are used on the basis of long experience and are considered to be reasonable.

Cut-off grades of 20%, 23% and 25% P2O5% are applied to Oron, Zin and Rotem respectively.  The cut-off grade differs for each mine in accordance with the beneficiation process and enrichment capacity.  Thus a cut-off grade of 20% P2O5 and lower is applied at Oron, after it has been proven that the required quality can be reached.  A cut-off grade of 23% P2O5 is applied at Zin, and a cut-off grade of 25% P2O5 is applied at Rotem.  The cut-off grade for Oron is lower because Rotem has the appropriate beneficiation process for phosphate rock with limestone, which characterizes the white phosphate and, therefore, the beneficiation process, through the flotation process, is extremely efficient.  The cut-off grade for Rotem is higher because the beneficiation process has a limited grinding and flotation system, and only medium to high grade phosphate can be fed (which is appropriate for the existing Reserves at Rotem).  The cut-off grade for Zin is slightly higher than that of Oron because of the presence of marl and clay that reduces the efficiency of the enrichment process.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

In calculating the cut-off grade and mineral reserves, an average of the previous three years’ market prices and operating costs are used as part of the Company calculations to ensure economic viability.  The three year average FOB Ashdod market prices used to calculate the mineral reserves for Rotem as of 31st December 2021 are as follows: US$686/t P2O5 for green phosphoric acid, US$1,374/t for WPA, US$1,283/t for MKP, and US$153/t for GSSP.

A breakdown of the Mineral Reserves at each of the Rotem, Zin, and Oron properties is presented in Table 12.3.

Table 12.3: Mineral Reserves for Rotem, Zin, and Oron
Property	Category	White Phosphate	Low Organic Phosphate	High Organic & Bituminous Phosphate	Tonnes (Mt)	Grade (% P2O5)
Rotem	Proved	-	8.6	10.0	18.6	26.7%
	Probable	-	-	-	-	-
Zin	Proved	-	12.4	17.7	30.1	25.5%
	Probable	-	-	-	-	-
Oron	Proved	8.5	3.0	-	11.5	23.1%
	Probable	-	-	-	-	-
Total	Proved	8.5	24.0	27.7	60.2	25.4%
	Probable	-	-	-	-	-

12.4.3          Mineral Reserve Estimate

Mineral Reserves estimated for Rotem to 31st December 2020 are shown in Table 12.4.

Table 12.4: Summary of Mineral Reserves for Rotem
Classification	Tonnes (Mt)	Plant Grade (% P2O5)
Proved	60.2	25.4
Probable	-	-
Total	60.2	25.4
Notes:
1.	The effective date of the Mineral Reserve is 31st December 2021.
2.
Mineral Reserves are reported using a cut-off grade of 20%, 23%, and 25% P2O5 (Oron, Zin and Rotem respectively) and assumed metallurgical recovery of 59%, 56%, and 54% (Oron, Zin and Rotem respectively).

3.	All figures are rounded to reflect the relative accuracy of the estimate, and apparent errors may occur due to rounding.
4.	Mineral Reserves for the Rotem project are classified in accordance with the guidelines of the PERC Code (2021). Mineral Reserves are reported in compliance with S-K 1300.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

12.4.3          Risk Factors

The primary geological risks for the Rotem deposits remain geological thinning, increasing dip (therefore deepening), and hence economic extraction limits based upon the overall economic strip ratio (due to increased overburden removal) for mining.

As the open pits sit above the water table, and any ponding on the mining floor is from limited rainfall, the pits can be considered ‘dry pits’ from a geotechnical perspective and therefore no serious concerns related to pit wall stability due to water ingress is predicted.  As the pits are relatively shallow there is similarly low geotechnical risk at present.

Please refer to Section 3.4.2 on the status of government agreements and approvals for permits.  The QP is not aware of any permit-related items that could materially impact the Mineral Reserves estimate presented herein.

12.5          DSW

12.5.1          Overview

Mineral Reserves are reported following the guidelines of the PERC Code.  In reporting Mineral Reserves for the DSW, the following definitions were considered:

•
A Mineral Reserve is the economically mineable part of a Measured Mineral Resource and/or Indicated Mineral Resource. A Mineral Reserve includes diluting materials and allowances for losses, which may occur when the material is mined or extracted and is defined by studies at a Pre-Feasibility Study or Feasibility Study level, as appropriate, that include application of Modifying Factors. Such studies demonstrate that, at the time of reporting, extraction could reasonably be justified. The reference point at which Mineral Reserves are defined, usually the point where the Mineral is delivered to the processing plant, must be stated. It is important that, in all situations where the reference point is different, such as for a saleable product, a clarifying statement is included to ensure that the reader is fully informed as to what is being reported. Mineral Reserves are subdivided in order of increasing confidence into Probable and Proved categories.

•	A Proved Mineral Reserve is the economically mineable part of a Measured Mineral Resource. A Proved Mineral Reserve implies a high degree of confidence in the Modifying Factors.

The Mineral Reserves for the DSW as reported here are defined at the reference point of delivery to the processing plant.

Mineral Reserves for the DSW are classified as Proved on the basis that a high degree of confidence can be placed on the modifying factors based upon production information from the current operations.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Proved Mineral Reserves are reported for the period end of 2021 to end of 2030, the length of the current licence.  Beyond this date no Mineral Reserves are reported.

12.5.2          Cut-off Grade and Recovery

DSW does not have a calculated cut-off grade, as per conventional mineral deposits, rather a natural effect (of a cut-off grade) as the carnallite precipitates out of solution, and therefore the application of a cut-off grade is not considered appropriate for this form of deposit.  Therefore, a cut-off grade of 0% KCl is essentially applied.  The ‘mining’ does not selectively extract the carnallite, it precipitates out and sinks to the floor and the dredge harvests all of what it can (leaving a circa 20cm layer on the floor as a safety zone to avoid extracting essentially waste material).

Similarly, as the carnallite is not selectively extracted from the ponds to the process facility, no account of metallurgical recovery is included within the estimation of the cut-off grade and it is therefore considered to be 100%.  This approach is deemed appropriate for a deposit on this nature where the processed brine has been proven to be consistent (with regards KCl content).

The mineral reserve is based on a volumetric estimate of solution pumped from the Dead Sea and the natural mineral content of the brine, that naturally precipitates and settles at the base of the ponds for dredging, thus the COG is considered to be 0% KCl.  In calculating the cut-off grade and mineral reserves, an average of the previous three years’ market prices and operating costs are used as part of the Company calculations to ensure economic viability.  The three year average FOB Ashdod market price, as of 31st December 2021, for potash is considered to be US$255/t.

12.5.3          Mineral Reserve Estimate

A summary of the DSW Mineral Reserves is presented in Table 12.5.

Table 12.5: Summary of Mineral Reserves for DSW
Status (Following Guidelines of the PERC Code Section A4-10)	Classification	Tonnes (Mt)	Product	KCl (%)	Estimated KCl (Mt)
Permitted	Proved	172.0	KCl	20	34
	Probable	-	-	-	-
	Total	172.0	KCl	20	34
Notes:
1.	The effective date of the Mineral Reserve is 31st December 2021.
2.	Mineral Reserves are reported using a cut-off grade of 0% KCl (the application of a cut-off grade is not considered appropriate for this form of deposit) and an assumed metallurgical recovery of 100%.
3.	All figures are rounded to reflect the relative accuracy of the estimate, and apparent errors may occur due to rounding.
4.	Mineral Resources for the DSW are classified in accordance with the guidelines of the PERC Code (2021). Mineral Reserves are reported in compliance with S-K 1300.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

12.5.4          Risk Factors

The primary ‘geologic’ risk for the DSW mineral reserve is the environmental conditions and chemical composition of the Dead Sea source.

Please refer to Section 3.5.2 on the status of government agreements and approvals for permits.  The QP is not aware of any permit-related items that could materially impact the Mineral Reserve estimate presented herein.

12.6          YPH

12.6.1          Key Assumptions, Parameters, and Methods

12.6.1.1	Geologic Resource Model

The geological model previously described in Section 11.6 and used to estimate Mineral Resources was the basis for the estimate of Mineral Reserves.  The geological model is based on core drilling from 1966 to 2014.  Mineral Resource polygons were developed to define and limit the estimation of Mineral Resources to the “reasonable prospects for economic extraction.”

12.6.1.2	Mine Design Criteria

Multiple open pit design objectives and constraints were incorporated into the open pit targeting exercise, including strip and block value, combined phosphate quality from both the upper and lower layers as well as the ore thickness for each ply within the upper and lower layers.

12.6.1.3	Modifying Factors

Modifying factors are applied to mineralised material within the Measured and Indicated resource classifications to establish the economic viability of Mineral Reserves.  A summary of modifying factors applied to the Haikou mine Mineral Reserve estimate is provided below.

12.6.1.4	Dilution, Loss, and Mining Recovery

Geologically complex mining operations can often incur higher loss and dilution values due to dipping or inconsistent ore interfaces.  The Haikou mine is not overly complex geologically but does have variable layer thicknesses and overburden and interburden thicknesses.  The P2O5 grade of the Phosphate rock can be quite variable within the layer and careful aggregation is considered prior to determining the block limits and ore tonnage estimates.

Ore loss and dilution has been measured from mining operations and is presently estimated at an ore loss of 2.8% (absolute), with an estimated dilution of 1.9% (absolute).  Average metallurgical recovery through the beneficiation plant is estimated at 89.3% (Source – YPH Haikou Mine 2022).

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The dilution qualities used were based on the operational experience and estimates of the ore thickness and variability of thickness within the layers.  The effective loss assumptions are representative of the experience to date and have been validated by post mining surveys as well as ore accounting within the process plant.

12.6.1.5	Processing

The processing beneficiation plant at Haikou is of an industry standard for processing of industrial minerals.  A scrubbing and desliming section of the process plant removes the very fine particles (<0.038 mm), this aids the remainder of the beneficiation process.  A 4 Mesh (4#) collector and reverse flotation process in an alkaline solution is used within the process to ensure the recovery of a phosphate concentrate at or above the minimum quality required by the Three Circle fertilizer processing facility being the customer of the Haikou processed phosphate concentrate.

The concentrate quality for flotation of medium and low-grade phosphate ores in Haikou is of the order of 28.5% P2O5 , containing approximately 0.9% MgO.  The plant produces a 65.0% concentrate yield and 88.0% recovery from the medium and low grade ores.

12.6.1.6	Property Limits

The Mineral Reserve estimate for Haikou mine has been constrained by a final pit design based on an economic strip ratio for Phosphate layers with a P2O5 grade above 15%.  Given the location of the Mineral Resources relative to the Site Boundary, the property limits did not impact the Mineral Reserve estimate.

12.6.1.7	Conversion from Elemental Grades to Equivalent Grades

The Haikou operation produces concentrate grade phosphate primarily for the fertilizer market.

12.6.1.8	Cut-off Grade and Recovery

Per the definitions in S-K 1300, “For the purposes of establishing ‘prospects of economic extraction’, the cut-off grade is the grade that distinguishes material deemed to have no economic value from material deemed to have economic value.”  In simpler terms, the cut-off grade is the grade at which revenue generated by a block is equal to its total cost resulting in a net value of zero.

For the Haikou operation, the primary economic constraint is the ore tonnes above 15% P2O5 per cubic metre of waste associated with the ore extraction, typical of that applied in coal mining for open pit coal seams.  The Haikou Mine Phosphate ore is represented by two separate layers (with one or more plies per layer).  The upper layer is overlain by variable thickness of overburden, whilst the lower layer is separated from the upper layer by a variable thickness of interburden.  The economic cut off being driven by the cubic metres of waste (both overburden and interburden) that must be mined for every tonne of Phosphate ore that can be economically processed.  The current beneficiation plant can economically process ore as low as 18% P2O5.  There is also a scrubbing plant on site at the operation capable of processing only medium-high grade ores, medium grade being defined as 24-30% P2O5, with high grade ore being defined as that above 30% P2O5.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Average metallurgical recovery through the beneficiation plant is estimated at 88% (Section 12.6.1.5).

In calculating the cut-off grade and mineral reserves, the Company applies an average of the previous three years’ market prices and operating costs are used as part of the calculations to ensure economic viability.  The three-year average market prices used to calculate our reserves at the Haikou mine as of December 31, 2021 are as follows: US$406/t for green phosphoric acid (MGA), US$931/t for white phosphoric acid (WPA), US$1,024/t for MKP, US$211 per tonne for GTSP, US$328/t for NPS, US$268/t for MAP 55% and US$652/t for MAP 73%.

12.6.1.9	Economic Evaluation

For material to be processed as ore at the Haikou processing facilities, it must have a grade that generates enough revenue from the sale of the products to cover the costs of mining, processing, and selling.  Through analysis of the mining costs, processing costs, and associated general and administration costs, Haikou has determined that their lower grade for economic cut off is 15% P2O5 with a maximum strip ratio of 6.5 m3/t of Ore.

12.6.2          Mineral Reserve Estimate

For estimating the Mineral Reserves for the Haikou operation, the definition as set forth in the S-K 1300 Definition Standards adopted December 26, 2018, was applied.

The Mineral Reserve estimate of the Haikou operation is 57.7Mt at an average grade of 21.8% P2O5 across all three ore grades at a minimum cut-off of 15% P2O5.  The economic stripping ratio has been determined for the Haikou mine to be 5m3 per tonne of ore greater than the specified cut off.  The scheduled Mineral Reserves for the life of mine plan has adopted stripping ratio lower than the economic cut-off to ensure some degree of confidence against decrease in market pricing for the phosphate product.  The planned average for the remaining mining schedule up to 2045, delivers ore at an average strip ratio of 2.3m3 per t of ore.

Table 12.6: Summary of Mineral Reserves for YPH (Haikou)
Classification	Mining Area	Tonnes (kt)	Grade (% P2O5)	S/R (t:m3)
Proved	Block 1 and 2	6,904	21.8	2.0
Proved	Block 3	38,986	21.9	2.4
Proved	Block 4	11,854	21.3	2.4
Proved	Total	57,744	21.8	2.3
Notes:
1.	The effective date of the Mineral Reserve is 31st December 2021.
2.	Mineral Reserves are reported using a cut-off grade of 15% P2O5 and assumed metallurgical recovery of 89.3%.
3.	All figures are rounded to reflect the relative accuracy of the estimate, and apparent errors may occur due to rounding.
4.	Mineral Reserves for YPH (Haikou) are classified in accordance with the guidelines of the PERC Code (2021). Mineral Reserves are reported in compliance with S-K 1300.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

A summary of the production schedule for the period 2022 to 2045 for the planned mining Blocks 1 to 4 is shown in Table 13.14 with a total of 57.7Mt of ore being scheduled at an average strip ratio of 2.3m3/t ore.  The location of the two Mining Block regions in the mine plan from 2022 through to 2045 are shown in Figure 13.16.  Blocks 1 and 2 are considered a combined mining area for mine planning purposes due to the limited remaining tonnage within those reserves.  Blocks 3 and 4 contain the majority of the remaining Mineral Reserves, totalling some 88% of the remaining Mineral Reserves.

12.6.3          Risk Factors

The primary geological risks for the Haikou deposit remain geological thinning and hence economic extraction limits based upon the overall economic strip ratio for mining.

As the mining regions sit above the water table and any ponding on the mining floor is from rainfall, the pit can be considered as a ‘dry pit’ from a geotechnical perspective.  Various hydrogeological studies within the mining area have not indicated any serious concerns related to pit wall stability due to water ingress.

The Haikou operation area is not in an active seismic region of China.  Further, the operational area is in an area with moderate annual precipitation and an excess evaporation over rainfall.

Please refer to Section 3.6.2 on the status of government agreements and approvals for permits.  The QP is not aware of any permit-related items that could materially impact the Mineral Reserves estimate presented herein.

12.7          Relevant Factors that May Affect the Mineral Reserve Estimates

The Mineral Reserve estimates may be affected positively or negatively by additional exploration that alters the geological database and models of mineralisation on the Project.  The Mineral Reserve estimates could also be materially affected by any significant changes in the assumptions regarding the technical parameter analysis (e.g., geotechnical properties, hydrogeologic data and/or geologic structure modelling with new drilling), forecast product prices, mining and process recoveries, production costs, environmental, permitting decisions, legal, title, taxation, socio-economic, marketing, political, or other relevant factors.  If the price assumptions change or the assumed production costs alter significantly, then the cut-off grade will need to be reviewed and, if so, the potential impacts on the Mineral Reserve estimates would likely be material and need to be re-evaluated.

The Mineral Reserve estimates are also based on assumptions that a mining project may be developed, permitted, constructed, and operated at the Project.  Any material changes in these assumptions would materially and adversely affect the Mineral Reserve estimates for the Projects.  Examples of such material changes include extraordinary time required to complete or perform any required activities, or unexpected and excessive taxation, or regulation of mining/operating activities that become applicable to a proposed mining operation on the Project.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

13          MINING METHODS

13.1          Boulby

13.1.1          Overview

Production of polyhalite at ICL Boulby comes from extraction of a single seam which varies in thickness between 15 and 20m.  The seam is extracted by a modified room and pillar method (where up to 7m of the seam is extracted in two passes within a single main area termed Zone 1.  The perimeter of Zone 1 has been determined using information from 3D seismic reflection data and from exploration long hole drilling (LHD).  There are typically four districts within Zone 1 available to mine with typically three being operated simultaneously whilst regular maintenance or infrastructure work is completed on the fourth.

13.1.2          Geotechnical

13.1.2.1	Rock Stress Environment

Geotechnical testing has been conducted on drill core recovered from polyhalite as well as in-situ testing in the current mining area. In-situ stress testing shows the polyhalite horizon in-situ stresses are moderate: σ1 = 32 MPa (sub-vertical), σ2 = 30 MPa (sub-horizontal with a dip direction of 210°), and σ3 = 25 MPa (sub-horizontal with a dip direction of 120°).

The stress field is effectively geostatic, and the stress field is not anticipated to have any significant directional effects.

13.1.2.2	Rock Mass Properties

The geotechnical model is based on a uniform rock mass, with no separate geotechnical domaining. This has been confirmed from drill core and results of the trial mining.

A rock mass study in 2012 by ICL Boulby using the Bieniawski rock mass rating (RMR) system estimated the RMR to be 97 and Geological Strength Index (GSI) between 85-90. The polyhalite rock is hard, brittle, and ranges from moderately abrasive to considerably abrasive as defined by Cercher Abrasivity Index (CAI) testing undertaken by Sandvik in October 2013. A geotechnical test programme was conducted by Nottingham University in 2009 including uniaxial time dependant rock tests.

Rock samples collected from different horizons of the Polyhalite seam indicate that the Uniaxial Compressive Strength (UCS) of the target mining horizon ranges from 135-140MPa.  ICL Boulby use a further revised figure of 120-140MPa for mine design to account for the variable levels of halite encountered during mining.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Design Pillar Size

ICL Boulby has estimated the required pillar size based on the width-to-height ratio and factor of safety required for the designs using the study of pillar strength and failure in underground stone mines.  The pillar size design accounts for stress redistribution as mining continues by ensuring the factor of safety in the protection pillars and inter-panel pillars are high, which are ultimately responsible for the preventing catastrophic failure / collapse of a panel and district.  A summary of the pillar design factor of safety for advance and retreat is presented in Table 13.1 and Table 13.2 respectively.

Table 13.1: Pillar Design Factor of Safety Advance
Advance	Pillar Type	Width (m)	Height (m)	Length (m)	W:H Ratio	L:W Ratio	Rectangular Strength Ratio	Estimated Pillar Strength (MPa)	FOS
Stability of Development	Intra-Road Pillar	12	4	51.7	3.0	4.3	1.54	112	3.5
	Protection Pillar	20	4	40	5.0	2.0	1.36	115	3.6
Stability of Panel	Inter-Panel Pillar	16	4	120	4.0	7.5	1.6	127	4.0
	Intra-Panel Pillar	8	4	18	2.0	2.3	1.37	88	2.8
	Outer Stub Pillar	4.5	4	21	1.1	4.7	1.25	68	2.1

Table 13.2: Pillar Design Factor of Safety Retreat
Advance	Pillar Type	Width (m)	Height (m)	Length (m)	W:H Ratio	L:W Ratio	Rectangular Strength Ratio	Estimated Pillar Strength (MPa)	FOS
Stability of Development	Intra-Road Pillar	12	7	51.7	1.7	4.3	1.42	74	2.3
	Protection Pillar	20	7	40	2.9	2.0	1.36	83	2.6
Stability of Panel	Inter-Panel Pillar	16	7	120	2.3	7.5	1.56	89	2.8
	Intra-Panel Pillar	8	7	18	1.1	2.3	1.22	56	1.8
	Outer Stub Pillar	4.5	7	21	0.6	4.7	1	39	1.2

The design of the mining layout and dimensions of the excavations and pillars need to be suitable for securing the safety of the panel, adjacent roadways, and main development.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Abutment protection pillars are designed to be of sufficient dimensions to remain stable for the life of the panel and the adjacent roadways. The loads within these pillars are measured using stress cells and are routinely monitored to identify any increased trends.

The long-term development roadways (main laterals) and production panels have pillars designed to suit their required stand-up time and prevent uncontrolled / large scale failure.

Design Factors – Maximum Span

The maximum span of excavations at ICL Boulby is estimated using empirical methods based on rock mass classification system, Mining Rock Mass Rating (MRMR) classification by Laubscher (1990) which has been deemed the most appropriate for use with the polyhalite deposit.  Work by WAI in 2017 estimated a MRMR of 52.

Using an MRMR of 52, the hydraulic radius limits of the stable zone and the transitional zone for polyhalite are 14 and 25 respectively.

The maximum roof span in the planned mining designs are located at four-way junctions where the main roadways are intercepted by cross-cuts and production wedges.  This span is approximately 25.3m by 10.5m which is equivalent to a hydraulic radius of 3.7 which is within the stable zone (less than 14).

The largest roof span excavated to date was during trial mining of a herringbone style layout which widened the initial advance roadway on retreat whilst leaving no pillars.  The excavation size is approximately 26m wide and 76m long which is equivalent to a hydraulic radius of 9.7 and still within the stable zone (less than 14).  This layout resulted in less than 14mm of roof movement after retreat mining and remains open and relatively un-deformed after a stand-up time of 2 years.  These conditions are consistent with those estimated by the MRMR stability chart.

Design Factors – Support Requirements

The support requirements have been estimated using the rock tunnelling index Q after Barton et al. (1974) and RMR after Bieniawski (1973).  A Q value of 212 was calculated by Golders Associates (2010) i.e. extremely good rock mass.

According to the estimated support categories after Barton & Grimstad (1993) and using a rock mass classification of 82 (worst case), a 28m roof span requires minimal support (between spot bolts and unsupported when using an ESR of 3-5 for temporary mine openings).

Whilst minimal support is required based on rock mass classification and design guides, systematic rock bolting with (advance) meshing is used to prevent and control delamination within the immediate roof and sidewalls within advancing roadways to prevent small scale spalling and delamination along bedding planes and particularly along thin (few mm) halite vein boundaries/partings in the roof and vertical fracturing due to principal stress in the outer skin of the sidewall/pillars.  Generally 2.4 - 3.0m resin bolts are installed and 4.0m cable bolts are installed in large intersections over 12m span.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

A secondary geotechnical assessment method is used primarily for the infrastructure drives in the rock salt levels. This assesses the joint length, aperture, shear, delamination, and rock bolt conditions. This is reviewed periodically due to the closure creep of the drives and the rate of access (person exposure).

The large areas of historic workings have creeped closed at an average roof closure of 1mm per year and generally are inaccessible three years after mining.

13.1.2.3	Validation of Geotechnical Parameters and Design

The design factors discussed above are routinely assessed and validated by monitoring of on-going mining.

ICL Boulby is currently the only producer of polyhalite worldwide. The understanding of the behaviour of the rock mass and the changes to the stress environment as mining progresses continues to evolve and develop based on the continuing monitoring and data collection at the mine.

The design of production panels and their subsequent retreat is being routinely monitored using a series of vibrating wire stress cells in the pillars and extensometers in the roof to monitor the changing stress environment whilst mining progresses and ensure they remain within expected values and factors of safety for their design. The outputs of the stress measurements are being used to develop numerical models built in FLAC3D to justify current and future designs.

Experience from mining has shown that the mine design is working as intended with long term access roadways remaining stable and panel pillars in either good condition or showing signs of initial controlled yielding after retreat mining and final 7m high extraction.

13.1.3          Mine Design Layouts

The mine layouts based on the design criteria discussed above is shown in Figure 13.1, Figure 13.2, and Figure 13.3.  These have been refined by iterative design workshops considering geotechnical, ventilation and production requirements as well as experience from mining to date.  The pillars in the designs have been named based on their relative location within the design.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 13.1:  Design Criteria for Lateral Advance Roads (schematic)

Panel width 80m
Inter Panel Pillars 16m
Cross cuts on 36m centers
Outer Stub Pillar 8.5m
Protection Pillar 40m

Figure 13.2:  Design Criteria for 2 Road Production Panel Design (schematic)

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 13.3:  Design Factors Relating to Intra-Panel Pillars And Protection Pillars (schematic)

13.1.4          Hydrogeology

No fissure water is generated from the polyhalite workings and no fissure water is anticipated to be generated in future.

The water during the mining operation is by spray bars on the cutting head of the continuous miner and is carefully controlled and absorbed in the polyhalite product.

Present inflows to the mine are from the South and Northern old potash workings and amount to 315m³/hr.

Water handling system upgrades: pump lodge upgrade; 12 inch column repair and additional pond tank capacity are LOM stay in business capital system improvements and are not related to an increasing polyhalite production profile.

13.1.5          Mine Production

Boulby is mined using modified room and pillar methods.  Mineral is cut via continuous miners and is loaded at the working face into shuttle cars.  The shuttle car transports the mineral to a feeder breaker for loading onto the mines conveyor belt system.  The feeder breaker is located a short distance from the working area and is advanced at regular intervals to maintain proximity with mining.

Long term development/access roads are driven as a pair of roadways to allow access to wider areas. Twin roadways are advanced which are rectangular in profile, 8m wide and 4m high.  The roadways are on 20m centres with a 12m wide pillar between roads.  Cross-cuts connect the roadways on 63m centres for access and ventilation.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Production panels are established at 90° to the development roadways and are advanced in approximately 100m sections for a designed length of 200-400m. Panels are designed as three-roadways rectangular in profile, 8m wide and initially 4m high. Panels are mined in two stages termed advance and retreat.

In advance mining the two road panels are developed. During this development stub headings are mined from the flank roads into the panel pillar at 45° from the direction of advance and up to 24m from the flank road centreline.

Once the panel has reached its final distance, additional mining is done on retreat from the panel, extracting material from the stub headings by an additional 10m section and adjacent wedge. Up to 3m of material is extracted from the floor of the roadways (termed milling) to give a final extraction height of 7m. This additional extraction is sequenced during the pull back and abandonment of the panel enabling operators to work from a position of safety. This removes the need for additional support work and benefits from increased efficiency due to reduced manpower requirements.

Panels are designed in line with the geotechnical parameters and requirements outlined previously. Retreat of the panel is stopped within 40m of the main development laterals to act as a protection pillar while the laterals are used to access inbye sections. Once the wider district area has been mined to completion, these areas can be fully extracted as part of the district abandonment.

A mining round / sequence consists of 8 - 11m advance.  The roof and sidewalls are subsequently bolted (and advance mesh) using breakout bolts 1.5m in length, 22mm in diameter with 750mm resin encapsulation to a 1.4m square systematic pattern.  Mining in an adjacent roadways can continue whilst another heading is being bolted. Additional support can be set if required including the use of breakout bolts 2.4m in length, 22mm diameter, with 1,250mm resin encapsulation and/or installation of mesh concurrently with the existing bolt pattern.

After bolting grade control drilling can take place. Holes up to 24m long can be drilled over a range of -15° to +20° to assess the position of the mining relative to the base of seam and transition to top of seam. Holes are probed using a Tracerco T206 Potash monitor detecting the natural radioactive decay of potassium (K40). The count gives a qualitative to semi-quantitative measure of the potassium and hence assumed polyhalite content and enables confident interpretation of the base of seam contact with the footwall anhydrite.

The mine design allows for a maximum extraction height of 7m.  However, the polyhalite seam is between 15-20m thick and therefore the grade of material in the roof and floor is often not significantly different to the planned excavation.  Overbreak from the roof or sides and over excavation within the floor should not be of materially different grade and would in most cases could result in an increase in ore tonnes rather than a negative dilution.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

13.1.6          Underground Infrastructure

13.1.6.1	Shafts

ICL Boulby has two operating shafts № 1 (rock shaft) and № 2 (man shaft) which were sunk from 1968 to 1975. Both shafts are 5.5m (finished diameter), approximately 1,150m in depth and are located approximately 91m from each other.  № 1 shaft is used for the hoisting of mineral and № 2 shaft for the transport of people and materials.  № 2 shaft has two cages; the capacity of the South side is 65 people, and the North side is 12 people for a total of 154 people per hour.

13.1.6.2	Main Access and Transport

The main access/development consists of an arterial network of roadways developed in the Boulby halite (salt), from which historically the Boulby Potash seam was then accessed.  Approximately 1,000km of development has been mined since 1974 with an average of 40km per year.  Roadways are typically rectangular in shape and are 8m wide by 4m high.

Men and materials are transported to the working areas using a fleet of diesel vehicles.  Two parallel roadways are maintained to working areas, one for transport of men and materials as well as an intake for fresh air, whilst the adjacent roadway houses the conveyor belt system and acts as a return airway.

13.1.6.3	Polyhalite Access

The Polyhalite seam in Zone 1 is located approximately 1,200m below ordnance datum, 150 - 170m below the Boulby Potash Seam and main salt access roadways and approximately 6 km NNE of the shafts. The location of the decline was originally designed to allow access to the polyhalite seam for the collection of approximately 20,000 t of polyhalite ore for processing and agronomy testing.

Access to the Polyhalite is via a twin roadway decline / ramp which was developed from period of 2007 - 2010.  The ramp roadways are approximately 1,040m in length with an average gradient of 1 in 8.  Roadway profiles are rectangular, with areas mined by continuous miner being 8m wide by 4m high and those mined by drill and blast being 6m wide by 3 - 3.5m high.

13.1.6.4	Ore Handling Systems

The feeder breaker at the working faces reduces the material size to less than 150mm diameter and regulates the feed to the conveyor at 200 tph (max capacity 400 tph). The main conveyor system has an annual capacity of 4.6Mtpa and transports the mineral to one of two underground storage/surge bunkers each with capacities of 8,000t and 7,000t.

Mineral is conveyed from bunkers or directly from the face to the № 1 shaft bottom area where it is loaded into 1,000t ore bins.  Currently only one bin in use as the second is in need of refurbishment.  The ore bins feed the 250t surge bin which in turn batch loads the shaft skips via a 20t flask.  Skip hoist capacity is a rate of 30 skips per hour at 17m/s.  At the surface skips are discharged into the surface flask and fed to the plant raw ore storage area via conveyor belt.  The № 1 rockshaft has a maximum hoist capacity of 3.5Mtpa.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

13.1.6.5	Waste Handling Systems

All mining is designed to take place in-seam.  However, there are occasions where the mined material is treated as low grade or waste.  This can be due to:

•	A sudden uplift in the base of seam at gradients which cannot be fully overcome by mining;
•	Increased halite content due to mining towards the top of seam; or
•	Increased thickness and occurrence of seam parallel veins.

In these cases, waste material is stowed temporarily until higher grade material is mined from other areas allowing crude blending to occur at transfer points in the conveyor system or is permanently stowed in abandoned areas. Low grade / waste material is handled by diesel-powered load-haul (LHD) units.

13.1.6.6	Ventilation

The mine ventilation is a force system, ventilated by two double entry backward facing centrifugal surface fans which force air down № 2 Shaft (the man-riding or downcast shaft).  Both fans are 2.4m diameter and together produce 300m3/s at 4,000 Pa of airflow into the shaft.

Booster fans at strategic locations are employed to distribute the intake air throughout the mine. Of the 300m3/s of intake air, 140m3/s of intake air is directed to the production area, the remaining intake air is utilised to ventilate all other areas underground.

The current provision provides sufficient ventilation to operate four production areas concurrently, with capacity for future development. As the production areas evolve, so too does the ventilation network to respond to the increasing demands.

13.1.7          Mine Layout

A surface layout plan of Boulby Mine is shown in Figure 13.4.  The site covers an area of approximately 20ha (0.2km2) and includes the treatment and polyhalite plant, main shafts and winder house, workshops, stores, rail sidings and loadout, and administration buildings.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

RAIL LOADOUT
WEIGHBRIDGE
SUBSTATION
CAR PARK
CAR PARK
CONSTRUCTION STORE
GRITTER PARKING
FINISHED PRODUCT SILO
BIFFA RECYCLING COMPOUND
SPORTS DOME
CAR PARK
GATE HOUSE
MAIN VEHICLE ENTRANCE
POLYHALITE PLANT
CHP Plant
ADMINISTRATION BUILDING
CAR PARK
U/G SERVICES
No.2 SHAFT
WINDER HOUSE
SALT PLANT
RAW ORE SILO
ENG WORKSHOPS
RESERVOIR
RESEARCH FACILITY
TECHNICAL SERVICES
FAN HOUSE
BLACKSMITHS
No.1 SHAFT
TREATMENT PLANT
GARAGE
BELT FILTER
STORES
FABRICATION SHOPS
TRANSFER TOWER
UPCAST FAN DRIFT
TAILS THICKENER
BRINE SURGE TANK
PUMP HOUSE
SLIMES THICKENER
INTERCEPTOR
IMPORTANT PHONE NUMBERS
GATEHOUSE: (01287)640140 EXT: 0
MEDICAL CENTRE: 3333
SITE CRO: 2236/3729
U/G SHIFT MAN: 3722/3729
SURFACE PROCESS SHIFT MANAGER: 2076
GENERAL ACCESS TO MAIN CAR PARKS
UNLOADING AREAS FOR GOODS RECEIVED
MAIN SURFACE STORES
REDCAR & CLEVELAND GRITTERS
MAIN STORES DELIVERY ROUTE
MEDICAL CENTRE
0
200m
N

Figure 13.4:  Plan Surface Layout of Boulby Mine

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

13.1.8          Production Schedule

Polyhalite production (hoisted tonnes) is ramping up to 1.3Mtpa in 2023.  Ramp up is based on improvements to machine availability, utilisation, and operational efficiency.  Additionally, an equipment replacement scheme is planned to include bolters and (Joy HM46) continuous miners.  Machine availability is to be increased from 70% to 80%.  In order for the production schedule to be achieved adequate levels of capital, sustaining capital and other all other investment associated with the ramp up in production are planned.

In addition to the above the mine plans to increase the Overall Equipment Effectiveness (OEE). The OEE is used as a measure of the productivity of the equipment by accounting for the availability, performance and quality.  The current OEE of the HM36 fleet is 22% (approximately 17,092 t/month) and 22% for the HM46 (18,263 t/month).

Improvements are targeted at reducing the lost time, speed loss and breakdowns.  Table 13.3 shows the planned productivity improvement projects:

•
Lost time is reduced by new bolting systems, new medium-scale / infill drilling system and implementation of gap crews, which will maintain and begin operation of the mining fleet in the current time gap between dayshift and nightshift.

•
Speed gains will be achieved by more effective dust removal from working faces, spot cooling of the continuous miners and implementation of the 3-road layout design for increased mining cycle efficiency.

•	Both a reduction in lost time and speed gains will be achieved through the replacement of current HM36 miners with the new HM46 miners

The targeted improvements aim to increase the OEE of HM36 machines to 30% (24,073 t/month of potential 79,488t) and HM46 machines to 42% (33,952 t/month of potential 81,696t).

A summary of the annual mine production schedule to 2025 is shown in Table 13.3, while the current base case for the life of mine, and geological delineation, continues to nominally 2030.  Further work, based on the current Mineral Resource of 24.0Mt is expected to expand the LOM beyond 2030.

Table 13.3: ICL Boulby Production Schedule
	2021	2022	2023	2024	2025
Advance Boken (Tonnes)	771,727	619,084	794,569	716,892	852,191
Retreat Broken (Tonnes)	337,040	589,956	524,913	605,550	466,429
Total Broken (Tonnes	1,108,766	1,209,040	1,319,481	1,322,442	1,318,620

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

13.1.9          Mining Equipment

Boulby Mine currently operates four continuous miners within the polyhalite deposit that offer the flexibility required for mining.  Typically, 3 continuous miners are operational and producing at any one time whilst 1 continuous miner is undergoing maintenance and repairs.

The polyhalite is typically harder than the potash, and salt that has historically been mined at Boulby. It is therefore planned that new equipment purchased as part of any ramp up in production will likely be the larger Komatsu 12HM46 continuous miner.  A continuous miner consists of a moveable boom-mounted rotary cutting head, the cuttings fall into a shuttle car that discharges the material onto a feeder breaker which are drawn into a conveyor that transport the material to bunkers/bins prior to being hoisted form the mine.  A support fleet of drills and rock bolters operate within the mine.

A summary of the main mining fleet is provided in Table 13.4.

Table 13.4: Boulby Mine Main Mining Fleet
Equipment Type	Model №	OEM	Number	Active Polyhalite Fleet	Active Bunker Fleet	Active Salt Fleet	Spares & Repairs	Total
Miners	12HM36	Joy-Komatsu	6	4	2	1	2	9
	12HM46	Joy-Komatsu	1
	1060	Jeffrey Dresser	2
Shuttle Cars	10SC32 (25t)	Joy-Komatsu	9	6	0	2	1	9
Drills	L2C	Atlas Copco	1	5	0	1	3	9
	Single boom jumbo	LINGDALE	3
	Single boom jumbo	BOART	3
	Single boom jumbo	EIMCO	2
Roof Bolters	711	EIMCO	9	7	0	2	4	13
	DDR-77	Fletcher-Komatsu	3
	3045	EIMCO	1
Feeder Breakers	UFB-33B-64-114C	Joy-Komatsu	3	4	2	1	0	7
	UFB-33B-78-172C	Joy-Komatsu	1
	UFB-33B-64-114C	Joy-Komatsu	1
	Bridge conveyor	Dale Engineering	2
Panel Carrier	Tracked panel carrier	Dale Engineering	2	2	0	0	0	2

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The main production mining fleet (continuous miners, shuttle cars, bolters etc) are supported by a fleet of ancillary equipment.  The ancillary mining fleet is summarised in Table 13.5.

Table 13.5: Summary of the Underground Equipment Fleet at ICL Boulby
Equipment Type	Number
Personnel Carriers	45
Forklift Trucks	5
Load Haul Dump (LHD’s)	8
Telehandlers	19
Neuson 701 (Skid steer front-end loaders)	3
Neuson dumper	2
Tractor	1
Wirgen Road Grader	1

Face line mining equipment are electrically powered, whilst support/ancillary equipment are primarily diesel powered. The mine operates a vehicle workshop for repairs and maintenance to the diesel / support fleet. Most of the maintenance work for the mining fleet takes place on a routine basis at the face line, with significant over-hauls and repairs taking placing in the workshops or build-up bays.

13.1.10          Mining Personnel

The mine is scheduled to operate 24 hours a day 7 days a week with two planned shutdowns.  A “summer” shutdown for a week beginning in the last week of July and a Christmas shutdown of a week, typically in the space between Christmas eve and New Year’s Day.

Maintenance activities are carried out partially in the “gap” between the shift handovers by a dedicated team with further activities being confined to a single producing district based on a weekly rota.  Infrastructure work operates on the same shift basis as the mining.

Boulby employs approximately 323 people in the underground mining operations (Table 13.6).

Table 13.6: Labour for the Underground Portion of the ICL Boulby Operation
Role/Position	Number	Role/Position	Number
Business Manager	1	Overseers	42
Control Room Operator	8	Production Manager	2
Drillers	11	Project Manager	2
Electrician	26	Shaftsmen	1
Fitters	41	Shift Manager	3
Foreman	23	Technical Services	20
Infrastructure Managers and Engineers	5	Vulcaniser	1
Infrastructure Miner	39	Welder	10
Miner	78	Winder Driver	6
Operations Managers and Engineers	4	Grand Total	323

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

13.2          Cabanasses and Vilafruns

13.2.1          Introduction

The Cabanasses mine is a flat-lying operation at a depth of between 700 - 1,000m, extending up to 4km metres in width and over 7km along strike. Two potash seams (Seam A and Seam B) are the main targets for extraction, with a prioritisation of Seam B as this has higher grades and overall payability. Seam A is 5 - 7m thick and approximates 24 - 30% KCl, Seam B is 2-5m thick and approximates 45% KCl.

13.2.2          Geotechnics

An in-house-modified Q index based on Barton (1974) is used for geomechanical classification. This is based on potash and rock salt specifics, including seam thickness, orientation, folding and roughness, alteration and spacing, lithology, and induced stress relative to nearby workings. This system has been in place for some years and shows suitable operational correlation. Generally 2.4 - 3.0m resin bolts are installed, with mesh where required, and 4.0m cable bolts are installed in large intersections over 12m span.  Approximately 40% of mine roadways are bolted.

A secondary geotechnical assessment method is used primarily for the infrastructure drives in the rock salt levels. This assesses the joint length, aperture, shear, delamination, and rock bolt conditions. This is reviewed periodically due to the closure creep of the drives and the rate of access (person exposure).

The large areas of historic workings have creeped closed at an average roof closure of 1mm per year and generally are inaccessible three years after mining.  As a result, the main haulage and access drives have to be reamed out with a continuous miner every couple of years as required.

13.2.3          Hydrogeology

The mine is considered dry.

13.2.4          Mine Production

Cabanasses is mined using a modified room and pillar method with continuous miners.  Production panels are defined and the continuous miners extract within these following the visible seam in the face.  Trucks haul from the continuous miners to an ore pass which allows material to drop to the area of the conveyor system, and ore and some salt produced is conveyed to surface via the decline.  This mining strategy has operated successfully for many years (pre-April 2021 with shaft hosting).

Main underground development dimensions are 8.2m wide and 5.2m high, in both underlying salt infrastructure and in the potash production levels. Ore passes connect the two.  Seam A is 5-7m thick and Seam B is 2-5m thick, therefore production in Seam A generally takes a full face of mineralised material whereas in Seam B there is more internal waste extracted.  The higher grade in Seam B does make this seam more payable.

Mining dilution and recovery are calculated on a panel-by-panel basis based on the data available from neighbouring blocks and underground drillhole data.  The approximate average mining recovery across the deposit is 40%.  Dilution is estimated at 10-15% in Seam A and 30-35% in Seam B, based on neighbouring data and historic production actuals.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

13.2.5          Underground Infrastructure

The potash seams overlay a rock salt layer in which the main development and infrastructure is located, including access drives and conveyor systems.  Ore passes connect the production panels with the conveyors on the salt level.

Two shafts are in place for worker access and ventilation.  The new decline transferred all haulage from the shaft to a conveyor system, removing the hoisting bottleneck and greatly increasing capacity.  Ventilation now intakes down both shafts, circulates the working areas and exhausts out the decline.

Approximately 10% of rock salt development waste from mining is stowed underground in exhausted workings. Stowed rocksalt comes from waste mining within the potash levels. Rock salt from the mine development level (infrastructure level) is conveyered to the surface in campaigns where it is crushed and sold as road de-icing salt. Increasing the percentage of stowed rock salt underground is generally not practical due to the creep closure of the workings preventing access for backfilling. Salt stored in surface impoundments comprises the waste material from the flotation plant and is transported to the impoundments by surface conveyers.

An overall plan of Cabanasses mine design works is shown in Figure 13.5.

Figure 13.5:  Overall Plan of Cabanasses Mine

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

This plan shows the exhausted mining areas in the bottom central area, current production areas are shown with smaller panels, and future mining areas within the life of mine scheduling are shown as larger panels in the upper and right extents.

A demonstrative area of current mining is included in close-up in Figure 13.6.  This shows some current mining panels and the network of existing production drives which characterise the operation.

Figure 13.6:  Close-Up of Panels and Existing Production Drives

13.2.6          Production Schedule

Potash production (hoisted tonnes) is ramping up from 2.5Mtpa towards 5.0Mtpa over the next five years.  This is being delivered through an expansion project (new decline, surface processing facility upgrades, additional machinery) with significant additional capital investment to increase production efficiency and capacity.

The new decline provides additional ventilation (previously 200m3/s, now 360m3/s) allowing additional machinery to operate at the working faces. Additional ventilation upgrades are ongoing. Conveyor capacity in the decline is 1,000tph, and through 2021 it has operated at approximately half capacity in anticipation of ramp-up. This has eliminated the previous shaft hoisting bottleneck.

A summary of the annual mine production for 2021 to 2025 is shown in Table 13.7.

Table 13.7: Annualised Mine Production Schedule (Next 5 Years)
	2021	2022	2023	2024	2025
Mined Tonnes (Mt)	4.00	4.88	6.27	6.47	6.47
Hoisted Tonnes (Mt)	3.20	3.90	5.01	5.18	5.18
Grade (%KCl)	24.5	25.0	24.8	24.9	28.4
Saleable Product KCl (Mt)	0.76	0.93	1.18	1.22	1.39

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

This table shows only years 2021 to 2025 for simplicity.  However, the Cabanasses mine plan continues to 2039 (a further 17 years) with analogous production forecast as year 2025.

Figure 13.7 presents an overview of the areas in the long-term mine planning.

Figure 13.7:  Long-Term Mine Planning Areas

13.2.7          Mining Equipment

ICL Iberia currently operates nine continuous miners that offer the flexibility required for mining at Cabanasses.  Due to the production expansion and ventilation improvements this will increase by a further two in 2022.  Generally 5 - 6 continuous miners are on production at any one time, supported by at least 2 trucks each, the remainder on infrastructure, tramming, or in maintenance.

The potash, and salt, is relatively soft and does not require any drilling and blasting.  A continuous miner consists of a moveable boom-mounted rotary cutting head, the cuttings fall into a loading apron and are drawn into a conveyor that discharges the material at the rear of the machine into awaiting trucks.

The continuous miners are supported by a fleet of trackless equipment.  Underground haul trucks shuttle the material from the face (from the discharge point of the continuous miners) to the ore passes which enables vertical transfer to the conveyor system and scoop trams are used for loading onto the conveyor, stockpile management and other general material movement.  A support fleet of scalers, rock bolters and service vehicles operate within the mine.  A summary of the main items of mining plant is presented in Table 13.8.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 13.8: Summary of Main Items of Mining Plant at Cabanasses
Machine		№ of Items
Continuous Miners	MINADOR ALPINE AM-85	1
	MINADOR ALPINE MR-520	8
	MINADOR ALPINE AM-50	4
Trucks	CAMION WAGNER MT436B	18
Bolting machines	JUMBO SANDVIK TAMROCK	1
	JUMBO SANDVIK DS311D	5
	JUMBO SMAG	1
Scaling machines	LIEBHERR 912	3
	LIEBHERR 900 LIPTRONIC	1
	LIEBHERR 916	2
LHD’s	PALA WAGNER ST 8B	7
	PALA WAGNER ST 1030	4
	PALA WAGNER ST 8B	1
	PALA WAGNER ST 14	5
	PALA WAGNER ST 1030	1
	PALA WAGNER ST 8B	1
Auxiliary Machinery	PALA BOB-CAT S-220	2
	PALA BOB-CAT S-630	3
	MANIP. BOB-CAT T40140	11
	MANIP. BOB-CAT T2250	1
	NEXTRENCHER FC-2600	2
	CESTA NORMET	1
	PAUS	2
	AUSA M250M	2
	GRUA GETMAN A-64	1

13.2.8          Mining Personnel

Underground staff total 130 - 160 people, working in shifts of 40 - 60 people in a three eight-hour shift rotation.  The total number of mining personnel at Cabanasses Mine is summarised in Table 13.9.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY
Table 13.9: Mining Personnel at Cabanasses Mine
Department	Number
Operation	276
Maintenance	129
Ramp Services-CAPEX	4
Geology	7
Topography	13
Planning	4
Rock Mechanics	7
Operational Excellence (Local Agent)	1
H&S	6
Total	447

13.3          Rotem

13.3.1          Introduction

The three original operations at Rotem have now been reduced to two, Rotem mine and Oron mine.  The third operation at Zin has closed and is now in remediation.  Each of the operations is located within a syncline and are connected by metalled and unmetalled roads.  Figure 13.8 shows the location of the operations.  It should be noted that another area exists to the northwest of Rotem called ‘Barir’, however this is currently a potential mining operation and does not have operational licences and is not considered further here.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Beer Sheeva
Arad
Barir field
Rotem site Concession limit
Dimona
Rotem
Yeruham
Oron
Zafir site Concession limit
Zin

Figure 13.8:  Locations of Rotem, Oron, and Zin Operations

13.3.2          Rotem Mine

13.3.2.1	Mining Strategy

Overall the mining strategy comprises developing a mine design from a geological model using Vulcan software. A detailed report is produced and a mine design is prepared from which long range mine plans are produced which are updated every year. The plans show the bench configuration and operating sequence and a series of plans that illustrate the expected grades, overburden isopachytes, phosphate thicknesses and strip ratios.  Mining costs are calculated to ensure the plan is economic.  Lidar aerial surveys (3-D laser scanning) are used to develop the mine design.

Plans showing the mining activities over 20 years, split into areas of 2 - 3 years (the length of the licence renewal period) have been reviewed.  For waste volumes a swell factor of 25 - 30% is used.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

13.3.2.2	Geotechnics

There is no geotechnical model, but Rotem mine (and Oron mine) use a generic table for calculating slope angles.  An example of various slope angles used in previous design is shown in Figure 13.9.

Figure 13.9:  Example of Various Slope Angles Used in Previous Design

13.3.2.3	Hydrogeology

The Rotem (and Oron) mine sites are located in the Negev Basin.  The Negev and Arava Basins are located in the most arid region of Israel where precipitation is extremely low.  The recharge to the aquifer is by infiltration from isolated flash flood events which occur, at most, just a few times each year. Generally, groundwater flows from Sinai and the Negev into the Arava valley, southern Dead Sea and the Gulf of Eilat. A local surface and groundwater divide exists in the central Arava which divides the flow towards the Dead Sea in the north and the Gulf of Eilat in the South.

Mine water inflow is negligible and rainfall minimal, as such no account of hydrogeological parameters is included in mine design and the mines (Rotem and Oron) are considered dry.  During brief periods of heavy rainfall, mine operations are sometime suspended on the grounds of Health and Safety as haul roads can become slippery and a risk to mine traffic.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

13.3.2.4	Mining Methods

Mining is carried out at Rotem mine (and Oron mine) using conventional quarrying or open pit methods, using hydraulic excavators and dump trucks supported by dozers with rippers or drilling and blasting to ‘ease’ the material for overburden removal.  Front end loaders and trucks are used to excavate the phosphate.

A computerised data management system is used to control the production locations, drilling and blast designs, survey requirements and quality expectations for all the mines on a daily basis.

Correlation is carried out  between the predicted production and quality and that actually produced to ensure that quality is maintained at the required level. Once the overburden and phosphate layers are removed the areas are backfilled from the adjacent working area and reclaimed progressively.

The deposition of the material differs at each mine with overburden, interburden and phosphate having different thicknesses depending on the location (see Figure 13.10).  The mining method remains the same but how that is applied is varied depending on the local conditions.  Mining strategy is based on the grade of phosphate required at the plant, strip ratio and cost of production. Production is blended in order to supply the required P2O5.  High grade material is blended down with lower grade material in order to extend the usage of the high grade material.

The Rotem mine has two main mining areas, Zefa and Hatrurim, but also work  areas Tamar , Area 3, Area 4 , and Zarhit on occasions, working between 5 and 7 locations at one time to ensure the quality of the product is consistent.  The two areas are some 60km2 in total.  Three distinct phosphate layers are mined which over the mining area have an average thickness between 1.5m and 5m.  The overburden thickness averages between 40 - 60m.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 13.10:  Stratigraphic Column from Rotem

As illustrated in Figure 13.9, the three phosphate layers range from a low-grade phosphate (Low Organic <0.5% >22% P2O5) to higher grade (High Organic >0.5% >28% P2O5).  The lower organic grade is used for Market Grade Acid (MGA) and the higher organic grade for Single Superphosphate (SSP) and Triple Superphosphate (TSP) fertilisers.

Overburden consists of a layer of alluvium and conglomerates, followed by a layer of marl and a layer of caprock.  The consistent caprock layer is a marker that defines the contact between overburden and phosphate rock. The stripping ratio of overburden to phosphate varies from 2.3 to 3.4 bcm/t with an overall figure of 2.5.  The bench height is nominally 3.0m and much of the overburden, with the exception of the conglomerate, can be excavated by “free digging”, so little blasting is required.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

An example of a mining area for 2 years with final benches, access roads, waste dump, and water diversion is shown in Figure 13.11.

Figure 13.11:  Mining Area Plan for 2 Years Production

Overburden and interburden is removed using a backhoe shovel, removing some 6.0 Mm3 of waste rock per annum, which is deposited back into the excavation once the phosphate has been removed.  Most of the overburden comprises soft to medium strength material and is excavated by free digging.  Where stronger rocks are present then explosives are used to ‘ease’ the excavation process.

Where explosives are required the holes are filled with a site mixed ANFO using a specialist truck.  The powder factor is kept low to ‘ease’ the rock for loading not disintegrate it.

Phosphate is mined using a similar method with nominally 3.5Mtpa of rock being sent to the crusher for processing.

The overburden and phosphate stratum are worked in benches with properties depending on the geotechnical analysis of the rock strength.  Benches are some 3.0m in height with slope angles of between 25 and 45 degree depending on the local geotechnical situation.

13.3.2.5	Mining Equipment

Mining equipment comprises loaders and trucks. Loading equipment for ore is owned by Rotem and comprises 2 Laternau L1100 bucket loaders and 6 Hitachi 180t capacity trucks.  The loading equipment is an ageing fleet and beyond their economic working life leading to downtime.  Maintenance is a key part of keeping the mines in operation.  In addition there is 1 Dresser 130t haul truck, 3 ANFO Mixers, 65 light vehicles (Kawasaki) for personnel, and a small number of service vehicles, e.g. fuel truck, water bowser, and field maintenance trucks.  Overburden is loaded by a contractor owned hydraulic excavator and their own fleet of CAT 775F haul trucks.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

13.3.2.6	Mining Personnel

There is a mix of permanent employees and contractors working at both Zefa and Hatrurim.  There are 20 permanent personnel work on overburden removal, with 17 on phosphate mining.  A further 22 personnel  are employed on maintenance of the mining equipment.  The total compliment including management is 65 people (Rotem mine).

Some 80 to 100 contractors are employed , mainly on removing overburden at Zefa (some 9-12 Mm3) but also hauling phosphate from Hatrurim to the process plant. The contractors are also responsible for providing the majority of services at the site including dozers, water tankers, motor graders and other service equipment.

The mine works on a 24/7 basis.

13.3.2.7	Production

The three recent years (2019 – 2021) total mine production of raw ore at the Company’s mines in the Negev (and the relevant grade) supplied to the beneficiation plants is summarised in Table 13.10.

Table 13.10: Total Negev Mine Production (2019 – 2021)
Year	Total Mine Production of Raw Ore (Mt)	Grade P2O5 (%) (Before / After Beneficiation)
2019	7.0	26 / 32
2020	6.0	26 / 32
2021	5.0	26 / 32

The life of the mine at Rotem is currently around 4.5 years based on reserves of nominally 9Mt of low organic/low magnesium phosphate (given the current planned annual mining volume).  The low organic, low-magnesium phosphates are suitable for phosphoric acid production.  The annual average production (mining) rate for the low-organic/low-magnesium phosphate ore at Rotem is ≈1.9 Mtpa.

Mining recovery at Rotem is considered to be 92%, and mining dilution is set at 2.5%, based on the previous five years’ experience.  The stripping ratio of overburden to phosphate varies from 2.3 to 3.4 bcm/t with an overall figure of 2.5.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

13.3.3          Oron Mine

13.3.3.1	Mining Strategy

Oron Mine is working two main mining areas, Oron East and Oron Zarchan (Figure 13.12) in the northeast of the licence area.  Some 2.5 to 3Mt of White Phosphate is typically mined annually requiring the removal of 6 to 7Mm3 per annum of overburden removal.  The phosphate rock is crushed at Oron, and 1.1Mt of P2O5 is produced, the remainder being 1.4Mt of tailings, primarily limestone.  The phosphate at Oron is a low grade ore with low Organic material <0.25% and an average grade at 22% P2O5.

The method of extracting the phosphate is reverse flotation, where the apatite is depressed and the gangue minerals are floated off.  The product is then placed on the ground to allow to dry for 3-4 months.  It is then transported by truck to the phosphoric acid plant at Rotem by contractor.

Figure 13.12:  Oron Current Mining Areas

For geotechnical and hydrogeological parameters, and mining methods, refer to sections 13.3.2.2, 13.3.2.3, and 13.3.2.4 respectively.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

13.3.3.2	Mining Equipment

Mining equipment comprises loaders and trucks all of which are operated by contractor , the loading equipment for overburden being a 7m3 bucket loading into 65t capacity trucks.  Phosphate is loaded using a front end loader into road trucks.

13.3.3.3	Mining Personnel

The mine is operated entirely by contractors but managed by ICL Rotem.  ICL staff comprise a manager, geologist and operations manager.  There are some 80 contractors who undertake the mining operation and support roles and who supply the relevant equipment.

13.3.3.4	Production

The five recent years (2017 – 2021) production data for Oron mine has remained consistent and is summarised in Table 13.11.

Table 13.11: Oron Mine Production (2017 – 2021)
Year	Tonnes (Mt)	Grade P2O5 (%)
2017	2.4	24.02
2018	2.5	23.23
2019	2.5	23.36
2020	2.4	23.50
2021	2.5	23.19

The current life of the mine at the Oron operation is approximately 3 years based on the reserve of 8.5 Mt (White Phosphate) given the current annual mining volume.

Mining recovery at Oron is considered to be 87%, and mining dilution is set at 2.5%, based on the previous five years’ experience.  The stripping ratio of overburden to phosphate varies from 2.3 to 3.4bcm/t with an overall figure of 2.5.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

13.4          DSW

13.4.1          Mining Strategy

The DSW is not a conventional mining operation (open pit, underground, placer, or in-situ mining) but rather an evaporation and dredging operation to recover salt that is precipitated out of solution onto the floor of enclosed ponds.  Water from the northern Dead Sea basin is pumped (Photo 13.1) into the salt ponds where the water evaporates, and salt is separated from the solution by precipitation onto the floor of the salt ponds.  That precipitation has resulted in a build-up of 10m of salt on the bottom of the ponds since construction necessitating the removal of the salt to maintain the ponds volume.  Once the salt has come out of solution the water is then pumped into carnallite ponds to begin the next stage of precipitation.  The total pond evaporation area is 146.7km2 and an outline of this DSW operational area is shown in Figure 13.13.

Photo 13.1:  DSW Pumping station P9

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 13.13:  Outline of the DSW Operational (Extraction) Area

13.4.2          Mining Method

The Salt Harvesting Project has been initiated to remove the salt precipitation from Pond 5.  Pond 5 covers an area of some 80Km2, has a depth of ≈2.5m and a volume of ≈200Mm3, with an average rate of precipitation of salt of some 16 to 20cm per annum (equating to around 16Mm3).

Harvesting the salt is undertaken by a Cutter Suction Dredger (CSD), an electrically driven dredger (10MV/hr ) which harvests the salt precipitation using a cutter head under water.  The salt is pumped from the cutter head as a brine solution with 20-25% solids at a rate of up to 6,000m3/hr.  Production capacity is some 7Mm3 per annum, however the plant is currently  operating at 5.5Mm3 per annum taking into consideration environmental and production conditions.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Photo 13.2:  Cutter Suction Dredger ‘MESADA’

The brine is deposited on the pond sides and allowed to desiccate.  Future plans include returning the salt back to the northern Dead Sea basin.

The salt removal is not part of the final product production as such, however it does enable the volume and specific gravity of the brine in the salt ponds to be maintained at the correct volume for salt precipitation.  The precipitation of salt that takes place in the salt ponds increases to 1.3 at which point the carnallite starts to precipitate and it is pumped to the carnallite ponds

13.4.3          Carnallite Harvesting ‘Mining’

Carnallite is produced from the carnallite ponds using a similar method to the salt ponds.  The carnallite ponds are split into seven ‘houses’ each of which has a CSD barge.  Each barge is 12 x 36 x 1.5m, weighs ≈620t, and the fleet can harvest some 48km2 (≈20Mt) of carnallite per annum from the ponds to the plant.

Since each carnallite pond can vary in chemical composition of KCl, MgCl2, and NACl, the yearly harvesting plan takes into account the composition of the carnallite sent to the plant.
The carnallite is precipitated on the floor of the ponds which is then harvested and sent to the processing plant (Figure 13.14).

Each carnallite pond can be considered a storage facility.  The carnallite inventory can be evaluated from the following formula:

Carnallite Cake Height = Pond Level – Hight Measured – Pond Floor (NaCl floor level)

Where:

PL            =       Pond Level
H             =        Height measured
CH           =       Carnallite Cake Height
NFL         =        NaCl floor level (historic input)

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 13.14:  Schematic Deposition of Carnallite

The barge has a cycle time which is the time it takes to harvest the whole ‘House’ and return to its start point.  The cycle time varies depending on the size of the ‘House’ but is between 0.5 and 3 years.  The thickness of carnallite (carnallite inventory) on the floor of each ‘House’ builds up over time (CH in Figure 13.14) before the barge moves into that ‘House’ and begins extraction, as shown in Figure 13.15.

Harvest direction
Barge location
Carnallite inventory
*sum of green bars
Floor of the pond

Figure 13.15:  Schematic Production Scheme (Barge Cycle)

The edges of the carnallite ponds contain a portion of dry evaporite which is difficult to harvest using the CSD barges.  A project to use a dedicated dredger on the edges which will deliver carnallite to the CSD barges is being undertaken.

The personnel required for the carnallite dredging operation is presented in Section 14.5.11.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

13.4.4          Carnallite Production

The annual carnallite production tonnage for the last five years is presented in Table 13.12.  This represents the material that is pumped from the barges to the KCl production plant.

Table 13.12: DSW Annual Carnallite Production
Year	Carnallite Harvest (Mt)
2017	21
2018	22
2019	21
2020	22
2021	23

The current life of the mine at the DSW operation is nominally 9 years (to 2030) based on the reserve of 172 Mt (carnallite) and given the current steady state annual mining rate as shown in Table 13.12.  ‘Mining’ recovery is set at 100% with 0% planned dilution.

13.5          YPH

13.5.1          Parameters Relative to the Pit Design and Plans

13.5.1.1	Geotechnical

In December 2014, Yunnan Geological Exploration Institute of Sinochem General Administration of Geology and mines carried out a resource / reserve verification on Haikou phosphate mine as well as a hydrogeological assessment.  The study was carried out in accordance with the Chinese code for hydrogeological and engineering geological exploration of mining areas (GB / T 12719-91).  The study mainly focused on the investigation of the mining area faces and waste dump slopes, the investigation included exposed joints and fissures of ore body and surrounding rock, and the investigation of water inflow points, focusing on the collection, sorting, comprehensive analysis and research of previous work and results.

The report concluded that the Mineral Resources and Mineral Reserves were in accordance with the stipulated code and that the areas of exploration had also satisfied the statutory requirements.

13.5.1.2	Hydrogeological

The Kunming and Jinning mineral deposits are basin shaped terrain, with the landform around the basin resulting from the erosion of a cutting type of the middle mountain and low middle mountain.  The highest part of the area is the Shansongyuan peak in the south-central part of the mining area, with an elevation of 2,483masl.  The lowest elevation is in the north of the mining area, with an elevation of 2,070masl and a relative elevation difference of 413m.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The general elevation is 2,100 – 2,250masl and the general difference in elevation varies from 240 to 390m.  The terrain of the area is generally hilly in the central portion and low around the edges.  The central part is comprised of the multiple peaks and a valley basin caused by erosion, surrounded by river valleys and flat terrain caused by erosion deposition of material.

The region has a temperate climate (nominally 8 – 20°C) with an average annual rainfall of around 1,010mm.  The rainy season covers the period from May through to October, with approximately 86% of the annual rainfall occurring during this period.  The average annual evaporation is however notably higher than the annual rainfall, with an average evaporation of some 1,860mm.

13.5.1.3	Surface Water Controls

There is the Haikou River in the northeast, Dianchi Lake in the southeast and Mingyi River in the West.  There are no surface water ponds or tailings pond within the mining rights area.  The main rivers and lakes are around 200m below the elevation of the lowest mine workings and 5 to 6km from the mining rights area.  No surface water within the mining rights area leaves the site.  With a net positive evaporation, any surface ponding is localised and of limited duration and extent.

The long-term groundwater level elevation of Haikou Phosphate Mine and its vicinity is 2,002 – 2,108masl.  The lowest elevation of resource / reserve estimation is 2,140masl, some 30m above the groundwater level.

13.5.2          Mine Design Factors

13.5.2.1	Geologic and Geotechnical Mine Considerations

There are 14 large and small faults visible within the mining area, and another concealed fault is found in the Block 4 mining area.  The faults tend to cause localised slipping across the ore plane.  The ore is mined from the outside (highest points) to the inner ore zone (lowest point) and as such the faults are mined out as mining progresses causing no adverse effect on safety or productivity.  The final pit slope is one of a very low overall angle as a result of mining within the basin, the resulting pit walls have no impact on the overall pit slope stability due to the extensive area across the basin.

Rock strength tests carried out on samples of phosphate and waste rock, are used to estimate the overall slope angle for design purposes, with 45° being the recommendation for pit slope stability.  The general overall pit slope within the mining region is notably less than this recommended maximum design criteria.

The mining area covers some 9.6km2, with a gently dipping ore zone.  There are four primary mining areas (Blocks 1 to 4) within the mining area, each mined as a pair of layers, with first the overburden removal, then the upper Phosphates layer mining, followed by the Interburden and then finally the Lower Phosphate layer.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Each of the Blocks is mined in a series of strips sequentially.  Figure 13.16 shows the location of the four Blocks and the overall extent of the mining lease relative to the Blocks.  Blocks 1 and 2 have a relatively low remaining ore tonnage that is scheduled for depletion by the end of 2033.

Block 4 (Lower)
Block 2 (Lower)
Block 1 (Lower)
Mining Lease
Boundary
1-1
1-2
1-4
1-5
3-29
3-MINERAL
3-N-8

N
400
0
200
400
600
800
1000
Metres

YPH Haikou Mine

Mining Lease

and Mining Areas

Scale:1:20000
Date:02-Dec-2021
Project:
Drawn By:YPH
Checked:
Approved: YPH
Drawing No.
21500705 0

Figure 13.16:  Overview of Haikou Mine showing Four Mining Areas (Blocks 1&2 considered as one region) Within Mine Lease Boundary

The stripping bench height of each mining Block is 8 to 15m, with an overall bench face slope angle of 35 to 70°.  The waste slope height is 0 to 20m, with an average overall slope angle of 20 to 35° (against the recommended maximum of 45°), there are no adverse engineering geological problems that would indicate issues such as landslide or notable wall failures.

13.5.2.2	Pit Design Objectives and Constraints

The mining method used for both Haikou, and that planned for future the Baitacun extension, is one of open pit mining method using traditional shovel and truck operations.  Haikou Mine produces some 2.5Mtpa of phosphate rock with a range of shovel and truck combinations that allow for a high degree of mining selectivity.  The primary mining fleet comprises 8 excavators ranging from the 40t class (Komatsu PC400) up to the 125t (Komatsu PC1250) class.  All excavators are in backhoe configuration to aid mining selectivity on the bench.  Table 13.13 shows the current fleet of backhoe excavators used for ore and waste removal at the Haikou mining operation.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 13.13: Haikou Mine Excavator Mining Fleet
Description	Number	Bucket Capacity (m3)	Max Digging Range (m)
Komatsu PC1250	2	5.0 – 6.7 (6 m3)	10.0
Komatsu PC400	1	1.6 – 2.4 (2.4 m3)	6.8 – 8.5
Volvo EC700	3	2.0 – 4.0 (4.5 m3)	7.2 – 10.0
Volvo EC750	2	2.0 – 4.0 (4.8 m3)	7.2 – 10.0
Total	8

There are some 30 trucks and three track dozers used in the ore and waste production.  There are 20 units comprising 40t capacity Articulated Dump Trucks (ADTs) within the overall mining truck fleet.  The ADTs are used with the Volvo excavators being an optimal match for the Volvo 70t/75t class backhoes.

Total production capacity of the mining fleet is of the order of 6Mm3 per year, allowing for the mine to operate effectively with requirements matched to the stripping ratio and production needs.  In normal production, approximately six of the mining shovel fleets and some 20 trucks are in operation with two shovel fleets parked.  As the operation is not mining capacity limited currently, the equipment can be swapped out for servicing with minimal or no interruption to production requirements.

There is a fleet of rigid dump trucks on site owned by the contract mining firm that are used for overburden removal and ore haulage when conditions are suitable.  The ADTs would be extensively used when the underfoot conditions are wet (after rain), but in dry conditions the rigid trucks provide a more cost-effective hauling cost.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Photo 13.3 shows a backhoe excavator loading one of the rigid road type trucks with overburden.  The pit was dry at the time, no rain, and the loading conditions very favourable for this mix of equipment.

Photo 13.3:  Excavator Loading Rigid Haul Truck at Haikou Mine (Golder – November 2021)

13.5.2.3	Pit Production and Support Equipment

Mining support equipment include track dozers, water carts and motor graders.  The operation has an extensive internal road network to allow for flexibility and cater for the discrete mining regions within the mine.

13.5.2.4	Production Rates

The 125t class excavators are primarily used for overburden or interburden waste removal, with the larger bucket capacity enabling faster digging rates and lower unit cost when mining in the waste rock.  The estimated annual productivity of the 125t class excavator is some 1.44m BCM.

There are an additional two 40t class excavators and truck fleets available to the mine owned by the on-site mining contractors, enabling a maximum total annual mining capacity of some 9.7m BCM.

The Phosphate rock is drilled and blasted to produce a relatively fine blasted rock; this reduces the amount of energy required in subsequent comminution in the primary crusher and milling circuit.

The ore blasting produces a semi regular size product, with occasional oversize rocks that are moved to ‘oversize’ stockpiles on the bench floor to be subsequently broken by a mobile rock breaker.  The general fragmentation can be regarded as very good and well suited to the downstream process of industrial mineral processing.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The variability in colour and banded nature of the Phosphate layer is evident in Photo 13.4.  Where larger oversized blocks have resulted, the mining equipment would switch to the off-road rigid dump truck or ADT to protect the dump bodies of the road type rigid trucks.

Photo 13.4:  Upper Phosphate Layer Showing Fine Fragmentation from Blasting (Golder – November 2021)

13.5.2.5	Expected Mine Life

The Mineral Reserves have been scheduled for the remaining life of mine, the schedule (Table 13.14) shows the ore tonnes and grade by mining Block for the periods 2022 to 2045 (based on plant capacity).

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 13.14: Haikou Mining Schedule for period 2022 to 2045
Year	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045
	Block 1&2
kt	760	600	400	600	600	600	600	600	600	600	600	344
P2O5%	21.4	21.8	21.8	21.8	21.8	21.8	21.8	21.8	21.8	21.8	21.8	21.8
O/Burden	2,370	2,500	1,000	900	900	900	900	900	900	900	900	680
S/R	3.1	4.2	2.5	1.5	1.5	1.5	1.5	1.5	1.5	1.5	1.5	2
	Block 3
Kt	1,440	1,750	1,350	1,050	1,050	1,350	1,350	1,350	1,350	1,350	1,350	1,350	1,766	1,950	1,950	1,950	1,950	1,950	1,950	1,950	1,950	2,346	2,450	734
P2O5%	20.7	22	22	22	22	22	22	22	22	22	22	22	22	22	22	22	22	22	22	22	22	22	22	22
O/Burden	5,431	5,650	4,300	3,800	3,900	4,167	4,167	4,167	4,167	4,167	4,167	4,000	4,200	3,500	3,500	3,500	3,500	3,500	3,500	3,500	3,500	4,175	3,400	500
S/R	3.8	3.2	3.2	3.6	3.7	3.1	3.1	3.1	3.1	3.1	3.1	3	2.4	1.8	1.8	1.8	1.8	1.8	1.8	1.8	1.8	1.8	1.4	0.7
	Block 4
Kt	750	800	700	800	700	500	500	500	500	500	500	500	500	500	500	500	500	500	500	500	500	104
P2O5%	21	21.3	21.3	21.3	21.3	21.3	21.3	21.3	21.3	21.3	21.3	21.3	21.3	21.3	21.3	21.3	21.3	21.3	21.3	21.3	21.3	21.3
O/Burden	2,880	2,800	2,400	2,000	2,000	1,367	1,367	1,367	1,367	1,367	1,367	980	890	813	813	813	813	813	813	813	813	180
S/R	3.8	3.5	3.4	2.5	2.9	2.7	2.7	2.7	2.7	2.7	2.7	2	1.8	1.6	1.6	1.6	1.6	1.6	1.6	1.6	1.6	1.7
	Total
kt	2,950	3,150	2,450	2,450	2,350	2,450	2,450	2,450	2,450	2,450	2,450	2,194	2,266	2,450	2,450	2,450	2,450	2,450	2,450	2,450	2,450	2,450	2,450	734
P2O5%	21	21.8	21.8	21.7	21.8	21.8	21.8	21.8	21.8	21.8	21.8	21.8	21.9	21.9	21.9	21.9	21.9	21.9	21.9	21.9	21.9	22	22	22
O/Burden	10,681	10,950	7,700	6,700	6,800	6,433	6,433	6,433	6,433	6,433	6,433	5,660	5,090	4,313	4,313	4,313	4,313	4,313	4,313	4,313	4,313	4,355	3,400	500
S/R	3.6	3.5	3.1	2.7	2.9	2.6	2.6	2.6	2.6	2.6	2.6	2.6	2.2	1.8	1.8	1.8	1.8	1.8	1.8	1.8	1.8	1.8	1.4	0.7

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

13.5.2.6	Pit Production Tasks

Distinct production tasks for the mining operation are as follows:

•	Clearing and Grubbing – Includes equipment and labour required to clear vegetation from disturbance areas within the pit.
•
Drilling and Blasting – Drilling and blasting typically of the overburden or interburden utilises 10m deep holes using a 150mm diameter drill. The burden and spacing are typically 5m × 4.5m with a moderate powder factor.  The phosphate ore is typically blasted when at least half of the ore is considered hard.  Where the ore is amenable to free-digging, no drilling and blasting are required.

•	Overburden/Interburden Removal – Includes the equipment and labour costs necessary to remove all overburden and Interburden material from the ore zones.
•	Ore Mining – Includes the equipment and labour necessary to extract ore and deliver it to the primary crusher.
•	General pit Support - Includes the equipment and labour required to maintain haul roads and perform other miscellaneous support tasks.
•	The mining schedule for the remaining Mineral Reserves for the Haikou mine is shown in Figure 13.17 from 2022 through to the current end of life of mine projection of 2045.

Haikou Mine - Phosphate ore mining schedule for life of mine
Excess lower grade ore mined in 2022 and 2023 will be stockpiled for reclaim at end of life of
BLOCK 4
BLOCK 3
BLOCK 1 & 2
P2O5 %
Phosphate Ore (kT)
Average diluted P2O5 grade (%)
3500
3000
2500
2000
1500
1000
500
0
23.0
22.5
22.0
21.5
21.0
20.5
20.0
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
2038
2039
2040
2041
2042
2043
2044
2045
M:\Golder_Projects\21500705_ICL_Potash\2021_SK1300_Report\2021_Reserves_Reports\|Haikou-long term plan_v01_2021_12_15.xlsx|Transposed_Schedule

Figure 13.17:  Haikou Mine schedule supporting the 2022 Mineral Reserves estimate. (source - Haikou)

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

14          RECOVERY METHODS

14.1          Introduction

The properties that are presented in this TRS are mature operations with a long history of processing potash and phosphate mineralisation for the production of a number of different final products.  Some recovery methods, as at Boulby for polyhalite, are rather simplistic and straightforward whereas the processing at DSW is more complex with a number of streams and different final products.  Notwithstanding, the generally prolonged period of operation at all of the sites has enabled the processes to be refined into the recovery methods presently active and most suitable taking into account the material delivered to the plants and final product requirements.

14.2          Boulby

14.2.1          Overview

The Boulby potash mine has been operating since the early 1970’s but converted to 100% polyhalite production in 2018.  The plant is currently forecast to produce approximately 1.1Mt of polyhalite in 2021, but there are plans to expand production to 1.3Mtpa by 2023 and through to 2025.

The old plant for potash production was based on conventional flotation but is now being slowly dismantled and incorporated into an overall site improvement plan.  However, the current crushing and screening plant for polyhalite is located within a section of the old plant, whereas parts of the PotashpluS® plant, are converted from old plant equipment but also including new bespoke equipment.

Additionally, ROM ore can also be treated by a sub-contractor (Kearton’s) using essentially mobile screens and conveyors and a mobile crushing plant in a similar configuration.  This is located in a separate covered building.  In effect, the dedicated Boulby crushing and screening plant is operated to maximum capacity and excess tonnage is processed by Kearton’s.

The main impurities in the polyhalite are halite (salt) and anhydrite (gypsum) in the footwall and, as no processing of the ore takes place (just simple crushing and screening with 100% recovery to the different sized products), the strategy is to have greater knowledge of the impurities at the mining face so that informed decisions can be made.

The Geology department is advancing understanding in this regard.  However, it is recognised that a blending or homogenisation plant is ideally required to smooth out variations in ore quality and this has been suggested as a potential project for investigation.  This would additionally allow the mining of lower grade areas which could then be blended with higher grade ore.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Certain customers are very stringent on their product quality requirements, particularly the Brazilians, so a key focus is understanding and controlling the impurity levels before the ore is mined.  A blending facility would considerably help in this regard.

It should be noted that no conventional tailings are produced, and therefore there is no Tailings Management Facility (TMF), although effluent brine is discharged offshore through a dedicated tunnel.

All products out of Boulby are transported by rail to the deep-water port facility at Teesside.

14.2.2          Process Description – Current Circuit

A summary block flow diagram of the current flowsheet is shown in Figure 14.1.  A photograph of the Hazemag impact crusher is shown in Photo 14.1.

Photo 14.1:  Hazemag Impact Crusher at Boulby

ROM ore <35mm (after initially being crushed by a mineral sizer underground, which minimise the generation of fines) is conveyed from the shaft to the 12,000t stockpile shed.  Excess ore can be delivered by conveyor to the Kearton’s plant as required.

The ore is then fed from the shed via two underfloor vibrating feeders and bucket elevator to two primary ‘Rotex’ gyratory reciprocating screens, operating in parallel.  The intermediate screen product reports directly as Granular Product, with a size of -4.75 + 2mm.  The screen undersize reports to a splitter by-pass chute, where product can be directed as a Standard Product, with a size of -2 + 0.0mm, or directed to a further scalping screen.  The oversize from this screen reports as Mini Granular Product, with a size of -2 + 1mm and the screen undersize reports as the P+ Fines Product, with a size of -1 + 0.0mm.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The primary screen oversize is crushed in a ‘Hazemag’ impact crusher (which both minimises fines generation and produces a more cubical product, depending on the operating speed) and the product screened on a further screen, with the oversize returned to the crusher for further crushing, the intermediate product reporting as Granular Product and the undersize reporting to the splitter by-pass chute (with the primary screen undersize).

The P+ Fines Product is used specifically for the PotashpluS® processing plant.  Therefore, three crushed and screened products are produced which are discharged into respective storage bays and conveyed via underfloor vibrating feeders to a rail discharge conveyer and chute system for rail transportation.

The product quantities can be somewhat varied as required by customer demand with the bypass chute.  It is reported that the Granular Product attracts the highest premium in price and is in high demand.

The current total plant capacity (including Kearton’s) is 1.1Mtpa, but the Boulby plant will be expanded to 1.2Mtpa, then 1.3Mtpa, with the Keraton’s plant.  Photo 14.2 shows the Kearton’s building with mobile screens and conveyors.

Photo 14.2:  Kearton’s Building with Mobile Screens and Conveyors at Boulby

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

SKIP
RECEIVING HOPPER
FEEDER
EXTG ROCKSHAFT HEADGEAR
O/BAND MAG SEP
201 C/V
3 WAY CHUTE
REPLACEMENT TRANSFER TOWER
DE8
RV2
DS3
VB1
PC1
MG1
DE7
TC1
TR1
LT1
DP1
DP2
12,000te ROM STOCKPILE
VF1
VF8
MG3
CV1
PRIMARY STOCKPILE SHED
VE1
MAGENT
100tph
SB1
SB2
HIGH
LOW
VF3
VF2
85.5tph
65.5tph
SC1
SC2
517-327
SB3
VF7
VF7A
PP1
CR1
CRUSHING CIRCUIT.
CV5
VE5
CV6
TO DE1, 7 & FD3
PLANT AIR.
CP1
VE4
SC3
129tph
69tph
DE1
RV1
DS1
DS2
DIRTY AIR FROM PROCESS PLANT COLLECTORS
DUST EXTRACTION
CV3
VE2
NOTE:
THE SPLIT OF MIXED FINES AT FD3 WILL CHANGE DUE TO OPERATIONAL CONDITIONS. PRODUCT FLOWS SHOWN ARE TYPICAL AT TIME OF ISSUE.
VE3
FD3
BY-PASS CHUTE
60tph
15tph
SC4
SCREEN
60% FINES
40% MINIS
CV4
CV 517-343
CV7
CV10
CV11
BW2
BW3
BW4
CPL
DP3
DP4
DP5
LT2
LT3
LT4
6,369te GRANULAR STOCKPILE (-5/+2)
1,000te MINIS STOCKPILE (-2/+1)
P+ FINES STOCKPILE
4,631te FINES STOCKPILE (-1/+0)
VF4
VF5
VF6
PRODUCT STOCKPILE SHED
CONTROL PROBE
SS1
SS2
CV12
CV13
CV14
CV17
BW1
QH
SB5
500tph
RAIL OUTLOADING C/V.

MACHINE & CONTROL LIST			
KEY.	TECHNICAL I.D.	DESCRIPTION	POWER
BW1	485-035	CV13 BELT WEIGHER	
BW2		CV7 BELT WEIGHER	
BW3		CV10 BELT WEIGHER	
BW4		CV11 BELT WEIGHER	
CP1	562-300A	AIR COMPRESSOR	11kW
CR1	322-025	IMPACT CRUSHER	250kW
CV1	517-320	ROM RECLAIM C/V	5kW
~~CV2~~	~~517-321~~	~~HOPPER REVERSING C/V~~	~~5kW~~
CV3	517-322	GRANULAR C/V	5kW
CV4	517-323	MIXED FINES C/V	5kW
CV5	517-324	RECYCLE C/V	5kW
~~CV6~~	~~517-325~~	~~OVERSIZE C/V~~	~~5kW~~
CV7	517-328	GRANULAR STOCKPILE C/V	5kW
CV10	517-329	MINIS STOCKPILE C/V	5kW
CV11	517-330	FINES STOCKPILE C/V	5kW
CV12	517-331	PRODUCT RECLAIM C/V	30kW
CV13	517-332	PRODUCT RECLAIM C/V	30kW
CV14	517-333	PRODUCT RECLAIM C/V	30kW
CV17	517-342	RAIL OUTLOAD C/V	37kW
	517-327	BY PASS CONVEYOR	5kW
	517-343	SCREW CONVEYOR	
DE1	581-030	DUST EXTRACTION UNIT	75kW
DE7	581-036	DUST EXTRACTION UNIT	3kW
DE8	581-037	DUST EXTRACTION UNIT	3kW
DP1	485-105/001	ROM LEVEL PROBE	
DP2	485-105/002	ROM LEVEL PROBE	
DP3	485-105/003	GRANULAR LEVEL PROBE	
DP4	485-105/004	MINIS LEVEL PROBE	
DP5	485-105/005	FINES LEVEL PROBE	
DS1	517-341A	DUST SCREW C/V	4kW
DS2	517-341B	DUST SCREW C/V	4kW
DS3	517-341C	DUST SCREW C/V	4kW
FD3	513-205	POWERED DIVERTER CHUTE	
LT1	513-200	STOCKPILE LOADING CHUTE	5.5kW
LT2	513-201	STOCKPILE LOADING CHUTE	2.2kW
LT3	513-202	STOCKPILE LOADING CHUTE	2.2kW
LT4	513-203	STOCKPILE LOADING CHUTE	2.2kW
MG1	485-036	O/BAND MAG SEPARATOR	8+3kW
MG3	485-037	CPL MAGNET	1.5kW
PC1	517-334	ROM PIPE C/V	200kW
PP1	322-025/001	CRUSHER POWERPACK	1.2Kw
RV1		ROTARY VALVE	0.55kW
RV2		ROTARY VALVE	0.37kW
SB1	531-210A	ROM BUNKER	
SB2	531-210B	ROM BUNKER	
SB3	531-211	CRUSHER SURGE HOPPER	
SB5	531-213	RAIL LOADING CHUTE	
SC1	325-220	SCALPING SCREEN	15kW
SC2	325-221	SCALPING SCREEN	15kW
SC3	325-222	OVERSIZE SCREEN	15kW
SC4	325-223	FINES SCREEN	15kW
SS1		[illegible]	
SS2		[illegible]	
TC1	517-335	ROM TRIPPER CARRIAGE	2x3kW
TR1	513-204	ROM TRIPPER C/V	30kW
VB1		FINES CHUTE VIBRATOR	2kW
VE1	517-336	ROM BUCKET ELEVATOR	30kW
VE2	517-337	GRANULAR BUCKET ELEVATOR	15kW
VE3	517-338	MIXED FINES BUCKET ELEVATOR	15kW
VE4	517-339	RECYCLE BUCKET ELEVATOR	15kW
~~VE5~~	~~517-340~~	~~OVERSIZE BUCKET ELEVATOR~~	~~7.5kW~~
VF1	515-220A	UNCOALER FEEDER	2.2kW
VF2	515-221	VIBRATING TRAY FEEDER	E/MAG
VF3	515-222	VIBRATING TRAY FEEDER	E/MAG
VF4	515-223	UNCOALER FEEDER	8kW
VF5	515-224	UNCOALER FEEDER	8kW
VF6	515-225	UNCOALER FEEDER	8kW
VF7/VF7A	515-226	VIBRATING TRAY FEEDER	2x2.0kW
VF8	515-220B	UNCOALER FEEDER	2.2kW
		MAGNET	

THIS DRAWING IS A PRIVATE AND CONFIDENTIAL COMMUNICATION AND THE PROPERTY OF CLEVELAND POTASH LIMITED IT MUST NOT BE COPIED OR LOANED WITHOUT THE CONSENT OF CLEVELAND POTASH LIMITED

REVISIONS

DO NOT SCALE, IF IN DOUBT ASK

CLEVELAND POTASH

DRG No. 50172 REVISION G

Figure 14.1:  Block Flow Diagram of the Current Flowsheet at Boulby

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

14.2.3          PotashpluS® Process Plant

A granular compaction process is used to produce PotashpluS® at 37% K2O.  ICL currently maintains a number of patents for this product technology.  A 50:50 blend of Standard potash product, imported mainly from the Cabanasses operation, and the P+ Fines product from Boulby site, is used.

The Standard potash product is imported via the Teesside operation and transported by road to the Boulby site.  The blend is achieved in the finished product silo and then transported by front end loaders to the compaction plant (the old potash compaction plant with various modifications).

The simplified flowsheet is shown in Figure 14.2.

SMOP Import
Poly STD
(100% <1mm)
Blender
Feed
Stockpile
Dryer
Scrubber
Stack
Fines Recycle
Compaction feed
Compactor 1
Compactor 2
Fines
recycle
Polishing screen
Polishing screen
Product bins
Product bins
Wetting drum
C dryer
Polishing screen
Coating drum
Fines recycle
P+ GRN

Figure 14.2:  PotashpluS® Simplified Flowsheet

The blend is fed via elevator to a rotary gas fired dryer and the powder conveyed to two compactor circuits (or just one if required) via surge bins.

The compactor circuits consist of both Koppern and Sahut compactors, modified to process PotashpluS®.  The resulting compactor flake is then crushed in flake breakers and passed over Rhewum DF screens.  Screen oversize reports to impact crushers, with intermediate screening out of the product and fines streams, with the oversize after secondary impact crushing recycled to the screen feed.  Fines from all the screens are recycled back to the head of the Compactor circuit.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The granular product (+2 -4mm) from all the screens is then polished on multideck Rhewum DF screens (screen oversize is crushed in the secondary impact crusher and the fines recycled to the head of the circuit) and fed via surge bins to a rotating wetting drum.  The wetted product is then fed to a gas fired rotary dryer.

The dried PotashpluS® is then fed via a vertical bucket elevator to a Mogensen polishing screen to remove any residual fines which are recycled.  The product is then fed to a dedicated rotating coating drum.  In this drum, the granular product is coated with a wax-type coating agent and conveyed to a dedicated and segregated storage bay in the finished product silo for transport by rail.

The plant is forecast to produce 139,696t of product in 2021, increasing to 245,600t in 2022 and 300,000tpa from 2023 onwards.

14.2.4          Processing Challenges

While the crushing and screening operation is very straightforward (100% recovery to products), there is preferential segregation of minerals depending on their physical properties, and it has been well demonstrated that Granular products are slightly upgraded while Standard products are slightly downgraded, both by an average of 0.3 – 0.4% K2O.  This is due to the halite being softer and therefore reporting as finer crushed material to the Standard product.

The minimum specification for Granular Product is 14% K2O and for Standard product 13% K2O. Allowable chloride levels are 3% and 5% respectively.  This equates to a required average mined head grade of 13.6% K2O or 87% polyhalite.  For Granular product, the average upgrading of 0.4% therefore provides the minimum grade of product of 14% K2O that customers require, particularly those in Brazil, who will reportedly not accept 13.99% K2O without pricing discounts.  Granular Product attracts a premium price.

This clearly demonstrates the requirement for accurate knowledge of what is being mined with respect to grade and impurity levels and hence a current focus on this aspect of operations by the Geology department.

From a health and safety perspective, the dust generation in the Boulby plant, and the dust extraction system should be reviewed, although some improvements have been conducted already – all equipment and flooring is covered in dust and can reportedly affect visibility between operators when in operation.  At the time of the site visit, the plant was down for maintenance, so the actual dust generated during operations was not observed.

Another major issue is the downtime required for cleaning the screens and bucket elevators, resulting in very poor overall plant availabilities.  The “sticky” nature of the polyhalite/salt results in frequent blocking of the screens and bucket elevators requiring daily cleaning, such that typically 6 hours out of 24 are lost in downtime.  With the requirement to keep the product dry, there is no easy answer to this problem without a major re-design of the flowsheet and new equipment.

For the PotashpluS® production, there is an issue whereby permission to import the Spanish Standard potash product to site may be restricted and therefore alternative sites will be looked at, possibly a relocation to Israel.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

14.2.5          Operating Data

In general, the plant data shows consistent performance across the known deposit extents.

The production data for 2020 and 2021 is summarised in Table 14.1.  Total polyhalite production closely matches the tonnes hoisted as expected.  However, total polyhalite production of 708,785t was significantly less than the budgeted amount of 1,006,900t.

Table 14.1: (2020 and 2021) Production Data for Boulby
	2020 Production	2021 Forecast	2021 Production

Polyhalite – Hoisted, t	711,368	784,115	783,895
Total Polyhalite Production, t	708,785	783,562	789,116

Table 14.2 summarises forecast production for 2021 through to 2025 with the increased production from the proposed expansion project and the same yield of products for each year, although consistent with previous year’s production.

Table 14.2: Boulby Forecast Production for 2022 through to 2025
	2022	2023	2024	2025
Boulby Polyhalite, t	1,209,040	1,319,481	1,322,442	1,318,620
Granular, %	49	49	49	49
Standard, %	30	30	30	30
Fines, %	15	15	15	15
Mini Granular, %	6	6	6	6

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

14.2.6          Personnel Requirements

The process labour complement for all plants is 92 and operates over a five-shift system of 12-hour shifts.  The Head of Operations (Processing) is responsible for the day-to-day operation of the Boulby facility.  Both the polyhalite and PotashpluS® plants operate with five shift teams, with shift durations of 12hrs.  Each employee is required to work 1,800 contractual hours, which allows for a 2-day, 2-nights, 4-off rota, with all holidays rostered into the shift pattern.  Rail loading activities currently operate on a two shift 5-day basis, with flexibility to operate additional shifts if required.  As the business moves to increase production tonnages, it may be necessary to introduce a third shift to move additional product to Teesdock.  The staffing levels are summarised in Table 14.3.

Table 14.3: Labour Requirements for Processing Operations at Boulby
Role / Position	Number
Head of Operations (Processing)	1
HOD’s	3
Laboratory	8
Process Engineer	2
Production	40
Logistics / Materials	10
Maintenance – Mechanical	16
Maintenance – E&I	12
Total	92

Day teams carry out routine maintenance and operational support activities.  The plants are scheduled to operate on a 24 hours per day, 7 days per week.

14.2.7          Upgrade to Processing Plant

As noted above, the plan is to expand production from 1.1Mtpa to 1.2Mtpa in 2022, then to 1.3Mtpa in 2023 and through to 2025, which is currently the final year of operation due to the current extent of mining reserves.

The main requirement for the Boulby plant expansion is installation of a new ‘Dabmar’ screen ahead of the current two primary screens which operate in parallel.  The undersize (-2mm) will report to the by-pass splitter chute for separation into the final products as normal.  The intermediate size
(-15+2mm) will report to the primary screening circuit (via the feed by-pass chute), while the oversize (+15mm) will be crushed in a new ‘Mansfield’ hammermill crusher.

The crushed product will be screened in another new ‘Dabmar’ screen, with the oversize elevated back to the head of the primary screening circuit.  Screen undersize reports to the final by-pass chute for product separation.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

14.3          Cabanasses and Vilafruns

14.3.1          Overview

The Súria potash mine and associated process plant and infrastructure has been operating since the early 1950’s.  In April 2021, the mine commissioned the new decline and conveyor system, so that all potash production is conveyed solely by the decline to the processing facility and no more shaft hoisting is conducted.  The decline is also used to batch transport the waste halite from the mine.  The reported capacity of the decline conveyor is a maximum of 8Mtpa.

The surface infrastructure consists mainly of the processing facility, which includes the areas of ROM ore storage, crushing, wet grinding, flotation, concentrate and tailings dewatering, drying and compaction.  There are separate warehouses for the final standard and granular potash products.

In addition to the potash production facilities, there is a vacuum salt plant, constructed approximately 5 years ago, that produces two salt products and a white potash product.  There is a separate warehouse for the vacuum salt products.

Additionally, a new rock salt facility is currently being commissioned.

The process facility is currently undergoing expansion, with the removal of some equipment and installation of new equipment.  Although the site is spread out over a fairly large area on a hillside close to Súria town, there is limited space for expansion, especially with the plant in operation and this needs careful management.

The expansion plans require an approximate doubling of production, initially from circa 600,000tpa of potash product to 1Mtpa and finally to 1.3Mtpa.  This will require the process plant throughput to increase from approximately 2.5Mtpa to 5Mtpa.

It is reported that the overhead power lines and HV substation have already been upgraded for the planned expansion.  In addition, a new load out area at the port has been constructed.

A limiting factor at present is the disposal of the salt (halite) which, as predominantly dewatered flotation tails, is conveyed to the salt mountain.  The old salt mountain, containing approximately 27Mt, was not deposited on an impermeable membrane, so brine solution is escaping and entering the Súria river system.  A €3M project is currently underway to capture this solution and pump it to the Collector for disposal to the sea.  The new salt mountain (containing 3-4Mt) is laid on High Density Polyethylene liner and all brine solutions are captured.

However, space is constrained and discussion is underway on finding a new storage site for the salt, until such time that the new Collector culvert (constructed alongside the existing Collector) as part of the expansion plans is constructed.  The existing Collector is nominally government-owned but the new Collector will be effectively owned by ICL Iberia as the main user.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

For clarification, the Súria plant is located at the Cabansses mine site and the Sallent plant is located at the Vilafruns mine site. All current mining and processing is conducted at the Cabansses mine and Súria Plant.

14.3.2          Process Description – Current Circuit

A summary block flow diagram of the current flowsheet is shown in Figure 14.3.

14.3.2.1	Crushing

Run-of-Mine ore from the recently constructed mine decline and conveyor system is conveyed to a covered storage area and deposited using a tripper system.  The ore is then fed via front end loader through a bin to the dry crushing plant.  A magnetic separator removes any tramp steel.  The ore is then split into three parallel lines where it is screened, with undersize passing to a silo, and the oversize being crushed in primary impact crushers and conveyed back to the head of the crushing circuit (a closed circuit with the screens).

14.3.2.2	Rod Milling

The crushed product from the silo is conveyed to a splitter and the ore is screened in several parallel circuits using sieve bends.  The screen undersize reports to the classification circuit while the screen oversize is wet ground in rod mills, using brine as dilution water.

14.3.2.3	Classification

The milled product is classified in hydrocyclones and the underflow reports to the coarse flotation circuit.  The overflow is thickened and the underflow reports to the fine flotation circuit.  Thickener overflow reports to the brine circuit.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

OLD WET CRUSHING
ROM
DRY CRUSHING
NEW WET CRUSHING
CYCLONING
HYDROS
BRINE RECOVERY
BRINE
ORE
SALT
KCl
SLIME
SALT + SLIME
CONCENTRATE
BRINE
REGRINDING
COARSE ROUGHER
FINE ROUGHER
THICKENER
COARSE CLEANERS
FINE CLEANERS
TAILS FILTERING
CENTRIFUGING
VACUUM FILTERS
SLIMES FILTERING
TAILS DISPOSAL
DRYING
NaCl + Others
K Cl

d				
c				
b				
a				
0	ORIGINAL ISSUE	JV	RL	FEB 2021
	MODIFICACIONES CHANGES	D	R	FECHA DATE

Via Augusta, 4 08006 Barcelona T. +34 93 217 56 54
Ribera de Loira, 46 28042 Madrid T. +34 91 889 37 45
indus@indus-eng.com - www.indus-eng.com

CLIENTE CLIENT:
ICL Iberia Súria & Sallent

PROYECTO PROJECT:
AMPLIACIÓN DE LA CAPACIDAD DE PRODUCIÓN EN LA PLANTA DE SÚRIA.
ENLARGE PRODUCTION CAPACITY AT SÚRIA TREATMENT PLANT

PROYECTO EJECUTIVO. *DETAILED ENGINEERING*

NOMBRE DEL PLANO DRAWING TITLE:
DIAGRAMA DE BLOQUES. SITUACIÓN ACTUAL
BLOCK DIAGRAM. CURRENT SITUATION
IPPSU0140-3100-PR-DBD-0001

EXPEDIENTE PROJECT: 25.000
ESCALA A3 SCALE A3: 1/**
Nº PLANO DRAWING NUMBER: PR-DBD-0001

Figure 14.3:  Summary Block Flow Diagram of the Current Súria Flowsheet

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

14.3.2.4	Coarse Flotation

Classification cyclone underflow reports to three parallel lines of rougher flotation cells with the rougher concentrate reporting to two parallel lines, each with three cleaning stages.  The final cleaner concentrate reports to the final concentrate filtration circuit.  The combined cleaner tails report to the regrinding circuit, along with the combined rougher flotation tails.

Photo 14.3 illustrates the coarse rougher cells in three parallel lines (only two lines currently in operation).

Photo 14.3:  Coarse Rougher Cells at the Súria Plant

14.3.2.5	Flotation Tails Regrinding

The rougher and cleaner flotation tails are screened on sieve bend screens and the screen undersize reports to the tailings thickening and filtration circuit.  The screen oversize is reground in rod mills and then further screened with sieve bends, with the screen oversize reporting to the coarse flotation circuit and the screen undersize reporting to the fine flotation circuit.

14.3.2.6	Fine Flotation

The feed for the fine flotation circuit is classification thickener underflow and screen undersize from the reground flotation tails.  The circuit consists of five parallel lines of rougher cells with the rougher concentrate cleaned in three stages of four parallel lines of cleaners.  All cleaner concentrates are combined and reports to the final concentrate filtration circuit.  The combined cleaner tails report back to the head of the roughing circuit.  The rougher tails report to the tailings thickening and filtration circuit.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

14.3.2.7	Tailings Thickening and Filtration

The final tailings streams (coarse flotation tails screened undersize and fine flotation rougher tails) are split into several parallel clarifiers, with the overflow reporting to the brine circuit and the underflow reporting to three horizontal belt vacuum filters.  This dewatered tailings stream is principally salt (NaCl) and is conveyed to the top of the salt mountain for disposal.  A portion of the tails feed steam is also fed to a bank of hydrocyclones, with the underflow also reporting to the belt filters and the overflow further clarified.  Clarifier underflow is filtered and overflow reports to the brine circuit.

14.3.2.8	Concentrate Centrifuging and Filtering

Coarse flotation concentration reports to a series of centrifuges and the centrifuge product is conveyed to the drying plant.  Fine flotation concentrate reports to a vacuum belt filter with the product also reporting with the centrifuge product to the drying plant.

14.3.2.9	Drying Plant

The drying plant consists of four separate dryers to produce both standard and granular products.  The filtered coarse and fine flotation concentrate reports to the drying plant, where it is dried in gas-fired fluid bed dryers.  The gas from each dryer passes through three dry cyclones in series and is then scrubbed in brine before venting to atmosphere.  The dried concentrate from the bed of the dryers forms the standard potash product.  The dried concentrate from the cyclones, augmented as necessary by the standard product from the bed, goes to the granular product compaction plant.

14.3.2.10	Compaction Plant

The concentrate from the cyclones is fed to a gas-fired rotary kiln where the potash is heated to 160°C. This serves to destroy the amine flotation collector, which inhibits compaction, and also heats the potash for compaction.  The kiln product is screened to eliminate any oversize material and fed to the compaction rolls, where it is compressed into a flat cake.  The cake then passes to a breaker and a hammer mill in series and the hammer mill product is screened on a double deck screen. Oversize is crushed in a secondary hammer mill and returned to the screen.  The granular product (>2mm <4mm) is taken from the oversize of the lower deck of the screen, while the lower deck undersize is recycled to the rotary kiln discharge.  The finished granular product is conveyed to a warehouse where it is permitted to cool before despatch by road or rail.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

14.3.2.11	Brine Circuit

The combined brine streams from the various clarifier and thickener overflows are further clarified in two stages of clarifiers, with the overflows from the first stage recirculated back to the plant as brine solution for wet grinding and dilution requirements.  The clarifier underflow from the second stage  reports to a filter press, where the filtered material is disposed with the filtered flotation tails and conveyed to the salt mountain.  The second stage clarifier overflow returns to the head of the clarification circuit.  Excess brine solution in the circuit reports to the Collector culvert for final disposal to the sea.

14.3.3          Processing Issues

A current complexity requiring careful management, and also from a health and safety perspective, is the on-going construction work to upgrade the plant to achieve 1.0Mtpa of potash product, while the plant remains in operation.  This requires the removal of some equipment and installation of new equipment.

Metallurgical performance can vary significantly due to varying feed grades, which can vary from typically 20% KCl to 40% KCl.  In addition, if the carnallite content varies much over 4-5%, this adversely affects flotation performance.  There is no facility for blending the ROM ore, with the ore deposited by the conveyor tripper within the ore shed simply loaded from the front via front end loader to the plant.

An on-line analyser is planned to be installed, as current assay methods have a typical four-hour turnaround, hence plant operation is largely dependent on operator experience.  However, a Spectraflow analyser has been installed on the crushed product that provides real-time analysis of the feed KCl, carnallite and moisture contents.

It was noted during the site visit that, with three parallel lines of primary crushing and coarse rougher flotation, only two of the lines were in operation, assumed as only being required for current mine production.  Therefore, it is assumed that additional capacity is available with the current plant configuration.

The lack of space on the salt mountain and need for a new location to dump the salt is of immediate concern and discussions are reportedly taking place.  The new salt dump will have to suffice until such time that the new Collector pipe is constructed.  Ultimately, with the vacuum salt plant and new rock salt plant being constructed, any excess salt will be disposed of as brine solution through the Collector and no salt will be required to be dumped in future.

Current plant operating and maintenance personnel numbers appear to be light.  Housekeeping needs to be improved.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

14.3.4          Operating Data

Table 14.4 summarises the key operating data for potash production from ICL Iberia between 2019 through to October 2021.

Table 14.4: Key Operating Data for ICL Iberia
	2019	2020	2021
Sallent Plant (Vilafruns)
Ore hoisted from Vilafruns mine (kt)	1,183	277	-
Tonnes processed (kt)	1,183	277	-
Head Grade % KCl	22.5	22.4	-
KCl Produced (kt)	234	54	-
Product grade % KCl	95.5	95.5	-
Recovery KCl, %	84.0	83.0	-
Súria Plant (Cabansses)
Ore hoist from Cabanasses mine (kt)	1,831	1,874	2,534
Ore hoist from Vilafruns mine (kt)	836	484	-
Tonnes processed (kt)	2,667	2,358	2,534
Head Grade % KCl	23.8	24.2	26.4
KCl Produced (kt)	569	503	599
Product grade % KCl	95.5	95.5	95.5
Recovery KCl, %	85.7	84.0	85.3

For 2021 YTD, the ratio of granular to standard potash product is 67%.

Therefore, for 2021 pro-rata, the mine is on course to process approximately 2.5Mtpa of ore and produce 600,000t of potash product in total.  The expansion plan is required to effectively double this by 2025.

In addition, the vacuum salt plant produces on average approximately 450,000tpa of Industrial Salt (UVS), 120,000tpa of Specialties Salt (SP Salt) and 20,000tpa of White Potash (WP).

14.3.5          Personnel Requirements

The number of personnel at the Súria plant, including laboratory, is summarised in Table 14.5.

Table 14.5: Súria Plant Personnel
Area / Department	Number
Operation	60
Maintenance	38
Laboratory	11
Process Control	3
Scale	2
Total	114

14.3.6          Upgrade to Processing Plant

The initial upgrade to the plant is for 1.0Mtpa of potash product, with an eventual target of 1.3Mtpa.  For the 1.0Mtpa upgrade, design flowsheets and metallurgical balances have been produced by INDUS from Spain, with a design plant throughput of 571tph.  This equates to 5.0Mtpa at 100% plant availability.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

In the dry crushing circuit, the recirculation of primary crushed product back to the head of the crushing circuit will be stopped.  This high recirculation significantly reduces the fresh ore feed rate. Instead, the primary screened undersize and crushed product will be combined, brine added and the slurry pumped to a new two-stage screening circuit operating in closed circuit with the rod mill.  This will allow for the processing of the higher throughputs.

The classification and brine recovery circuits are unchanged.

A minor change in the coarse flotation circuit is that the combined cleaner tails will be pumped to the fines flotation circuit, rather than reporting to the regrind circuit with the rougher tails.

A major change is that the current fine flotation cells will be completely replaced by new Jameson cells, two initially and finally four in total.  The fines from the classification circuit thickener underflow will report to a dedicated scavenger Jameson cell.  The fines from the screen undersize from the regrind circuit will also report to a dedicated fines Jameson cell (with two further cells to be added after the second stage of expansion).  All concentrates from the Jameson cells report with the coarse flotation concentrate as final concentrate for dewatering.  All Jameson cell tails will report to the regrinding circuit.

The regrind and tails filtration circuits will remain unchanged.

A further major change is that three of the four current dryers will be decommissioned and a new dryer constructed.

The schedule, mechanical equipment list and capital costs for the expansion of the plant to 1Mtpa, and then to 1.3Mtpa of potash product, has not been reviewed.  In particular, the current flowsheet and mass balance information developed by INDUS is only for the 1Mtpa project and the details for achieving 1.3Mtpa have not been provided.  However, the fact that the third line of primary crushing and coarse rougher flotation is not currently in use does indicate some spare capacity in the current plant.

14.4          Rotem

14.4.1          Overview

The Company operates two phosphate processing plants that receive and process the mined ore from the operating mines.  In addition, the Company operates downstream fertiliser product plants that take product from the concentrators as feed stock for further processing to produce a range of final products.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Phosphate rock is mined from the open pits at Rotem (sometimes referred to as Arad) and Oron and is processed at the mineral beneficiation plant at the respective pits.  The concentrates are sent to the Rotem site for further processing.

A part of the Rotem resource contains reactive phosphate rock, which is concentrated at Rotem and exported directly to clients in Brazil.  Most of the phosphate concentrate that is sent to the Rotem site is processed into a range of fertiliser and other products.

In Israel, Rotem manufactures:

•	Phosphoric acid for agricultural applications (Green acid);
•	Technical phosphoric acid for food applications (white acid);
•	Sulfuric acid;
•	Phosphate rock for direct application & for production of other products;
•	Phosphate fertilizers (GTSP, GSSP);
•	Composite fertilizers (mostly phosphate based); and
•	Special fertilizers (MKP, MAP, Hipeck, PicAcid).

A schematic flowsheet for the operation, together with the 2020 processing budget, is shown in Figure 14.4.

6.8M ton
Phosphate mines
phosphate
3.3M ton
Phosphate Enrichment plants
Enriched phosphate
585K ton P2O5
Green Acid plants
Sulfuric acid
2.2M ton
Sulfuric Acid plants
Sulfur (imported)
Energy
Steam & Electricity For plants
Green acid
160K ton P2O5
White Acid plant
Sulfuric acid
970K ton
Fertilizers plants
Potash
Ammonia
Phosphate
Phosphate
Green acid
Sulfuric acid
White acid
50K ton
MKP plant
Potash
Lime
32.5K ton
MAP plant
Ammonia
Pekacid 8.5K ton

Figure 14.4:  Overview of Rotem Recovery Operations

14.4.2          Oron Concentrator

The Oron mine has resources of “white” phosphate sufficient for the next three years demand only (8.5Mt).  There is “brown” phosphate sufficient for thirty years, which is yet to be mined.  White phosphate rock has a very low content of reactive organic material (humic and fulvic acids etc.); brown phosphate rock may contain up to 0.8% of reactive organic material.  Reactive organic material causes problems when the phosphate is used to make phosphoric acid, partly because it causes foaming in the phosphoric acid plant but also because it produces a less-pure green phosphoric acid which is not good for white phosphoric acid.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The present Oron beneficiation plant was built in 1992 and was designed to process 182tph of ROM phosphate ore containing 24% P2O5 from the Oron Mine and produce 76.5tph of concentrate containing 32% P2O5.  From 2005 to 2010, the capacity of the plant was increased to the present 290tph of ROM phosphate ore, from which about 1.3 Mtpa of phosphate concentrate containing on average 31.3% P2O5 is produced.

The ore consists, for the most part, of fluorapatite, but this is contaminated by lumps of siliceous chert, containing some siliceous phosphate, calcite, salt, and occasional dolomite.  A small amount of montmorillonite clay, some microcrystalline quartz and a small amount of gypsum are also present.  The ores are commonly contaminated with small amounts of organic material but both this and the cadmium and arsenic levels are particularly low in Oron white phosphate ore.  After dis-aggregation, the contaminants tend to be concentrated in the coarse and very fine fractions so classification and rejection of the finest and coarsest fractions is the main means of upgrading the ore.  Flotation is used to remove calcite from the remaining material.  A simplified flow diagram is shown in Figure 14.5.

Oron Beneficiation Plant
Flow Diagram
Jaw Crusher
Impact Breaker
Water
Classifier
Silo
Ball Mill
Ball Mill
Coarse Rejects
Carbonate Flotation
Deslime Cyclones
water
Thickener
Filter
to fine reject pond
Oron washed Phosphate

Figure 14.5:  Oron Beneficiation Plant Flowsheet

The ROM ore is dumped by mining haul trucks into a hopper which is discharged by an apron feeder via a coarse vibrating screen to a single toggle jaw crusher.  The screen underflow is combined with the crusher product and conveyed to a vibrating screen with a 1” aperture.  The screen oversize fraction discharges to a horizontal shaft impact breaker whose product is combined with the screen undersize and conveyed to a storage silo at the head of the wet beneficiation circuit.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The rock with a particle size finer than 1” is drawn from the silo by a belt feeder at about 290tph and conveyed to a 1.2m by 3.6m vibrating screen with a 4mm aperture.  Water sprays on the screen ensure a clean separation and the screen undersize flows to a 72” spiral classifier.  The screen oversize gravitates to one of two ball mills, where it is combined with the spiral classifier coarse fraction and the underflow from the mill hydrocyclones.  The ground ore discharges from the mill through a trommel screen with an aperture of 5 mesh.  Approximately 2.0 tph of coarse material is rejected from the trommel screen. After passing through the trommel screen the ore is pumped to the spiral classifier.  The spiral classifier overflow is pumped to the mill hydrocyclones.  As described above, the cyclone underflow returns to the mills while the cyclone overflow is discharged to the de-sliming circuit.

The ground pulp is pumped to a 2-stage desliming circuit using hydrocyclones.  The overflow from the first cyclone (minus 400 mesh) is rejected to the 10m slimes thickener.  The underflow is diluted with water and gravitates to the second cyclone, whose underflow discharges to the flotation feed pump.  Overflow from the second cyclone is recycled to the head of the deslime circuit.

Flotation feed is pumped to an agitated conditioning tank.  Here the pH is adjusted to 5.5, and the emulsified fatty acid collector and frother are added.  The pulp overflows to four 30m3 cylindrical flotation cells, whose tailing is divided between three parallel banks, each of four or five, 5m3 flotation cells.  The flotation concentrate, containing only 7.5% P2O5, is combined with the slimes thickener underflow and pumped to a slimes pond in a mined out area in the mine, from which the water is reclaimed to the plant.  The flotation tailing, which is the final phosphate concentrate, is pumped to dewatering cyclones whose underflow gravitates to one of two 30m2 horizontal belt vacuum filters.  The filter cake is rinsed with fresh water on the filter and then discharged by conveyor to a stockpile where it naturally drains from about 20% to about 15% moisture content.  As necessary, it is reclaimed from the stockpile and fed to an oil-fired rotary dryer before despatch by road to Rotem.

The recovery of P2O5 is reported to be 72%.

14.4.3          Zin Concentrator

The Zin beneficiation plant was built in 1976 and was designed to process 4.6Mtpa of ROM phosphate rock on two parallel lines and produce approximately 2.2Mt of washed phosphate rock per year.  Of this production, about 1.7Mt was fed to a calcination plant to produce about 1.2Mt of calcined phosphate rock.

The Zin process plant no longer operates.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

14.4.4          Rotem Beneficiation Plant

The Rotem Beneficiation plant was built in the mid-1970’s and is designed to process annually 2.8Mt of ore.  Approximately half of this material is high-grade reactive phosphate rock, which is crushed to reject the coarse fraction and then dried, and either used in the fertiliser plant or shipped directly to export markets.  The other half is lower grade material, which is beneficiated to produce approximately 940,000tpa of concentrate that is used directly for phosphoric acid production.

The phosphate rock at Rotem in the central part of the shallow slope has a high organic content, so-called bituminous phosphate, which is difficult to use or market.  There are two phosphate layers separated by a shallow limestone marker.  The upper layer is low-grade phosphate (28 – 29% P2O5), which is beneficiated for phosphoric acid production.

The lower layer is high-grade phosphate (31 – 32% P2O5), which has a high reactivity, and is crushed and screened and either sold directly or used for fertiliser production.  The bituminous phosphate is used as rock for fertilizer, GTSP and GSSP, but not for acid.  For phosphoric acid, phosphate with a low organic content is extracted.

There are two adjacent primary crushers at Rotem.  High-grade ore is delivered to the west crusher.  Figure 14.6 shows a simplified flow diagram for the beneficiation of the high grade ore (Plant 70B).

Arad West Beneficiation Plant
Flow Diagram
Jaw Crusher
1" Screen
Impact Crusher
Coarse Rejects
Silo
Dry Cyclones
Water
To Atmosphere
Dust Scrubber
Fine Wet Reject
Rotary Kiln Dryer
Dry Classifier
Fines
Fines to Fertilizer Plant
Coarse Reject
High Grade Arad Phosphate for Export

Figure 14.6:  Rotem Dry Beneficiation Plant 70B

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

An apron feeder draws ore from the bin to a vibrating screen.  The screen oversize is crushed and the screen undersize joins the crushed product on a conveyor to the secondary crushing plant.  The ore is then fed to a vibrating screen with a 1” deck aperture, the screen oversize is crushed in a horizontal shaft impactor and the crushed product is fed to another vibrating screen with a 1” deck aperture.  Oversize from the second screen is rejected to a stockpile.

Undersize from both screens is conveyed to a silo.  A feeder under the silo conveys the ore to an air swept rotary kiln dryer.  Coarse material discharging from the dryer is fed to a 4 mesh screen.  Screen oversize is rejected and the screen undersize forms the primary coarse product.  Fine material (≈60% <100 mesh) is drawn by the air stream to a bank of cyclones, whose underflow is fed to an air classifier.  The coarse fraction from the classifier forms the secondary coarse product and is normally combined with the primary coarse product to produce high grade Rotem phosphate rock for export.  The fine fraction from the classifier is sent to the fertiliser plant.  The cyclone overflow passes through a centrifugal fan to a scrubber, from which slurry forms the fine wet reject from the plant and scrubbed air is vented to the atmosphere.

Low-grade ore is delivered to the east crusher, where it is crushed in the same way as the west crusher.  Figure 14.7 shows a simplified flow diagram for the beneficiation of the low grade ore.  It is dry beneficiated in the same way as the high-grade ore and then conveyed about 1.0km to the west beneficiation plant.

The wet plant (Plant 20) is designed to process 162 dry tph.  The ore is delivered to a vibrating screen with a 1/2” deck aperture, which is washed with water.  The screen undersize gravitates to a second vibrating screen with a 20 mesh deck. The oversize from both screens is delivered to a 16m3 Nordberg rod mill.

The mill discharge is pumped to a spiral classifier from which the sands are returned to the mill. The undersize fraction from the 20 mesh screen is pumped to a pair of 26” hydrocyclones, whose underflow is pumped to a dewatering cyclone ahead of the final concentrate filter.

The overflow from the hydrocyclones joins the spiral classifier overflow and is pumped to a bank of hydrocyclones whose underflow is pumped to the conditioner ahead of the flotation circuit.  The overflow from these hydrocyclones goes to the 75m slimes thickener.  The pulp is conditioned in brackish water at a pH of 5.5 using hydrochloric acid.

The flotation gives a clean separation of the carbonate from the phosphate rock but is essentially unselective for other minerals.  The operations at the phosphate mines of ICL Rotem are sometimes referred to as reverse flotation, as it is the waste product (calcite) that is collected and removed.

The flotation concentrate flows to the slimes thickener and the tailing, which is the final phosphate concentrate, is pumped to a dewatering cyclone whose underflow gravitates to the horizontal belt vacuum filter.  The coarse sands are fed to the filter ahead of the flotation tailing.  The filter cake is conveyed to a stockpile where it is permitted to dry, before being reclaimed and delivered to the phosphoric acid plant.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Residue from the slime thickener is pumped to a pond in a mined out area and the water is decanted through a rock filter and reclaimed.  The coarse reject fractions are used for road construction in the mine area.

Arad East Beneficiation Plant
Flow Diagram

Jaw Crusher
1" Screen
Impact Crusher
Conveyor from Dry Plant
Water
1/2" Screen
Classifier
Water
Rod Mill
Flotation
thickener
to fine reject pond
horizontal belt vacuum filter
Washed phosphate for acid plant

Figure 14.7:  Rotem Wet Beneficiation Plant 20

14.4.5          Rotem Fertiliser Complex

14.4.5.1	Introduction

A large processing area at Rotem has been developed for the processing of phosphate rock concentrate into fertilisers and other products.

The Rotem refinery complex produces a number of mixed acid and fertilizer products from phosphate, sulphur and phosphate minerals, some of which are mined locally.

The Rotem refinery and mine complex comprises:

•	Phosphate rock mines;
•	Primary and secondary crushing;
•	Benefaction plant;
•	Refinery Acid and Fertiliser facilities; and
•	Import storage for sulphur, potash ammonia and lime

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

A list of the various process plants is given in Table 14.6.

Table 14.6: Rotem Plant Summary
Plant Number	Facilities
Plant 10	Sulfuric Acid
Plant 11	Sulfuric Acid
Plants 20 and 70	Beneficiation Plant
Plant 30	Green Acid Plant
Plant 31	Green Acid Plant
Plant 32	Green Acid Plant
Plant 40	Fertilizer Plant
Plant 42	Fertilizer Plant
Plant 50	Fertilizer Plant
White Acid 1	White Acid Plant
White Acid 2	White Acid Plant
White Acid 3	White Acid Plant
White Acid 4	White Acid Plant
White Acid 5	White Acid Plant
MKP	Special Fertilizers
MAP	Special Fertilizers

Imported sulphur is used in two sulphur-burning sulphuric acid plants.  While some sulphuric acid is sold, and some used directly for the manufacture of fertiliser, the greater part is used in two phosphoric acid plants, which produce “green” (i.e. impure) phosphoric acid.

Most of the phosphoric acid is used for the manufacture of fertilisers, but part is further purified in a plant that removes sulphate, cadmium, arsenic, and fluorine to produce “4D” phosphoric acid.

Most of the 4D acid is further processed in a plant that produces “white” (or edible grade) phosphoric acid.  Some of the white phosphoric acid is sold and some is used for the manufacture of specialist products at Rotem or at ICL plants elsewhere.

Apart from these plants that are associated with the production of a range of products, there is also a plant that crushes, and grinds oil shale and then burns it to generate steam for process use and a small amount of electricity.  The plants making up the complex are briefly described in the sections below.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

14.4.5.2	Sulphuric Acid Plants

The company operates two sulphuric acid plants.  A schematic flowsheet is shown in Figure 14.8.

DRY AIR
S
burning-
$S + O_2 \rightarrow SO_2$
Converter
$SO_2 + 1/2O_2 \leftrightarrow SO_3$
H_2O
absorption
$SO_3 + H_2SO_4 \leftrightarrow H_2S_20_7$
concentration
dilution
$H_2S_20_7 + H_2O \rightarrow 2H_2SO_4$
H_2SO_4
H_2SO_4 98.5%

Figure 14.8:  Sulphuric Acid Production

№ 10 plant is an 800 ktpa double contact, double absorption, sulphur burning sulphuric acid plant.  It was completed in the late 1970’s and has been in continuous operation since that time.

№ 11 plant is a 1.2 Mtpa plant of similar design.  Imported sulphur for both plants is melted with added lime to keep the pH above 7.  The molten sulphur is filtered through a stainless steel filter pre-coated with diatomite and then stored in a 10,000t molten sulphur tank that serves both plants.  The sulphur is burnt with dried, filtered air and the hot gas passes through a boiler which produces steam at 280°C.  The sulphur dioxide gas with surplus air passes through the contactor that is charged with vanadium pentoxide catalyst.  The sulphur dioxide is oxidised to sulphur trioxide producing more heat which is used to superheat the steam before the gas returns to the contactor for more of the remaining sulphur dioxide to be converted to sulphur trioxide.  After three passes through the contactor the gas passes to an absorber column in which the sulphur trioxide is absorbed in 98.5% sulphuric acid.  The remaining gas returns to a fourth pass of the contactor before being absorbed in acid again.

Both plants are very similar, although № 10 plant has two boilers and one superheater, while № 11 has one boiler and three superheaters.  The steam is used to drive turbo-generators which generate electricity and produce waste steam that is used in various parts of the process complex.

№ 11 plant has a sodium bisulphite plant which extracts sulphur dioxide from the gas stream, cools it, absorbs sulphur trioxide and reacts the remaining gas with water and sodium hydroxide to produce up to 1,200tpm of sodium bisulphite which is sold as a preservative.

The sulphuric acid plants are impressively clean and care is taken to avoid the ingress of dust and impurities of any kind.  They operate reliably subject to a two year cycle.  Every two years each plant is shut down for 21 days for major maintenance and the achievement of reliable operation between these biennial turn-arounds is mainly attributable to the planning and execution of the turn-around.  The plants are closely inspected and minor defects are corrected in the course of operation but major items are included in the planning for the next turn-around.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

14.4.5.3	Phosphoric Acid Plants

Plant № 30 is a Prayon process phosphoric acid plant that was built in the late 1970’s with a nominal capacity of 250 ktpa of contained P2O5 in phosphoric acid (equivalent to 500 ktpa H3PO4).

The heart of the Prayon process is a group of four evacuated agitated reactors in which the apatite in the phosphate rock concentrate is reacted with sulphuric acid to produce phosphoric acid, gypsum and silicon fluoride in stages, without directly contacting the sulphuric acid with the phosphate rock.  Perlite is added to the process to absorb the hydrogen fluoride that would otherwise be produced. The silicon tetrafluoride is removed in gaseous form by the vacuum system and passes to an absorber, where it is dissolved in water to produce a fluorosilicic acid by-product.  Some of this is sold and part is used to adjust the pH in the flotation operations at the concentrating plants.  The residual slurry of gypsum in phosphoric acid is filtered on a vacuum pan filter from which the filtrate is dilute (28% P2O5) phosphoric acid.  This is then concentrated by heating with steam under vacuum to produce “green” phosphoric acid (54% P2O5).

A flowsheet for phosphoric acid manufacture is shown in Figure 14.9.

$$Ca_{10}(PO_4)_6F_2 + 10H_2SO_{4(aq)} + 10nH_2O_{(l)} \rightarrow 10CaSO_4 \cdot nH_2O + 6H_3PO_{4(aq)} + 2HF$$

מתקן 20
Phosphate
פוספט שטוף
פרליט
H2SO4
חומצה גופרתית
מתקן 10/11
Reaction
רפש תגובה
ח.חוזרת
Filtration
גבס מסנן
gypsum
רפש גבס
אגמי הגבס
Gypsum pond
dilute acid
28%
precipitation
40%
54%
concentration
חומצה מרוכזת
product
Fertilizers plant
Product ponds

ICL Phosphate Solutions

7

Figure 14.9:  Phosphoric Acid Production

The gypsum is re-pulped in water and pumped to one of the three gypsum ponds close to the plant site.  The water from the ponds is decanted back to the plant and the gypsum is permitted to dry.  The walls of the ponds are then raised by mechanically excavating gypsum from the ponds, placing it on top of the existing wall and compacting it.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Plant № 31 is an isothermal process phosphoric acid plant that was built in 1996 with a nominal capacity of 350ktpa of contained P2O5 in phosphoric acid.  Although the overall chemical reaction in the isothermal process is the same as in the Prayon process, the isothermal process employs a single very large (1,300m3) reactor.  This is a cylindrical steel vessel lined with brick and rubber, equipped with a draft tube and a powerful (≈2,000bhp) agitator.  A slurry of phosphate rock concentrate mixed with 2.5% perlite is introduced to the bottom of the vessel and sulphuric acid is added at the top.  Dilute phosphoric acid from the gypsum filters is also added to the top of the vessel.  The temperature is maintained at 76 - 78°C by adjusting the vacuum which removes heat by evaporating water.  Slurry overflowing from the reactor goes to a stock tank ahead of a horizontal pan filter.  The first filtrate from the filter is the product phosphoric acid.  The filter cake is then washed with filtrate from a horizontal belt filter before being discharged to a repulper before being refiltered on the horizontal belt filter.  Wash filtrate from the pan filter returns to the reactor.

Gypsum from the horizontal belt filter is conveyed to the top of a gypsum mountain when front end loaders are used to distribute it over a radius of approximately 100m.  From time to time the conveyor is extended.  Five tonnes of gypsum are produced for each tonne of phosphoric acid.

Both phosphoric acid plants operate reliably subject to an annual shut-down of 10 – 14 days with a half-day shut down for maintenance each month.  Both recover about 90% of the phosphorus to phosphoric acid.  № 30 plant, the Prayon process plant is found much the easier to operate, being less vulnerable to impurity levels in the phosphate rock concentrate.  № 31 plant proved very difficult to commission and it is found necessary to feed phosphate rock with not more than 0.5% fluorine and with very low reactive organic content to this plant as higher levels of reactive organic material cause excessive foaming in the reactor.  As a result, only white phosphate concentrate from the Oron mine is used in this plant.  The result is that plant 31 produces a significantly purer green acid than plant 30, with total organic carbon of 200ppm, compared with green acid from plant 30, which sometimes exceeds 1,000ppm TOC.

14.4.5.4	The Four D Plant

Plant № 32 receives about half of the green phosphoric acid from plant № 31 and purifies it by the removal of sulphate, cadmium, arsenic and fluorine.  The processes employed are Rotem’s proprietary methods.  Part of the product 4D acid is sold, but most passes to the white phosphoric acid plant.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

14.4.5.5	White Phosphoric Acid Plant

The white phosphoric acid plant uses Rotem’s proprietary methods to purify phosphoric acid to food grade acid.  Hydrogen peroxide is used to remove residual organic material and solvent extraction is used to remove metal impurities.  The basic flowsheet for White Acid production is shown in Figure 14.10.

Alcohol Carbon Columns
GREEN ACID
Acid Pre Treatment
Extraction plant
Solvents Recovery & First concentration
Acid Carbon Columns
Raffinate Solvents Recovery
First concentration
Stripper columns
Second concentration
Bleaching
Daily tanks
Raffinate
Transportation & Barrels
White Acid

Figure 14.10:  White Acid Production

Some 92% of the phosphoric acid is recovered to white phosphoric acid to a maximum production of 180ktpa.  Normal production is 150ktpa.

14.4.6          Fertiliser Plants

14.4.6.1	Introduction

Phosphate rock is not normally reactive so cannot be directly used as a fertiliser.  It is activated by the addition of acid.  Single super-phosphate fertilisers are made by mixing low-grade (29 – 30% P2O5) phosphate rock with sulphuric acid.  Triple super-phosphate fertilisers are made by mixing high-grade (>32% P2O5) phosphate rock with phosphoric acid.  The basic chemical reactions are given in Figure 14.11.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 14.11:  Phosphorus Fertiliser Production Chemistry

The phosphate rock concentrate is first dried in a rotary kiln heated by burning natural gas.  The dried phosphate rock concentrate is then ground in an air-swept pendulum roller mill from which the product is classified, coarse material returning to the mill and the fine product (95% finer than 100 mesh (147 microns)) is blown into a silo.  The concentrate is then drawn from the silo using a screw conveyor and fed to a pug mill together with water and acid.

The reaction generates heat and, when producing single super phosphate, the pug mill operates at 140°C.  Gas is evolved and this is collected and scrubbed with alkaline water.  The mixed pug mill product is conveyed on a curing conveyor at about 110°C either to a stockpile or directly to the granulating plant.  When triple super phosphate is produced, the reaction temperature is only 70 - 75°C and less gas is evolved.

The granulating plants use drums to granulate the fertiliser to provide the particle size required by the market.  The drum rotates slowly and steam is injected to assist granulation. The drum product is dried in a rotary dryer and screened on a double deck vibrating screen.  The fraction between 1 and 4mm forms the product; coarse and fine material is re-cycled.  There are two granulation plants; on one the coarse oversize material is crushed and returned to the granulator; the other crushes the oversize and returns it to the dryer.

The 1 – 4mm product is conveyed to storage.  Before despatch it is fed to a coating drum in which oil is added to strengthen the granules and improve their moisture resistance.  They are then finally screened to remove any fines before despatch.  The finished fertiliser is stored in silos above the rail track awaiting loading and despatch by rail.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

14.4.6.2	Mono Ammonium Phosphate

Ammonia is presently imported in tanks from Haifa and stored on site.  It is mixed with white phosphoric acid to make up to 50ktpa of soluble mono ammonium phosphate fertiliser.  A flowsheet is given in Figure 14.12.

Figure 14.12:  MAP Production Flowsheet

So long as this plant depends on importing ammonia its competitive position is limited.  If an ammonia plant were built on site, ICL would have a competitive advantage in this market.

14.4.6.3	Mono Kalium Phosphate

Up to 65ktpa of MKP fertiliser is made in a separate plant that uses white phosphate rock concentrate from Oron, white phosphoric acid and potash from the Dead Sea Works.  This plant produces a gypsum waste product that is transported by truck to a separate smaller gypsum mountain close to the plant.

From time to time, NPK (Nitrogen, Phosphorus, Potash) fertilisers are made at Rotem, although this is not a regular product.

There is oil shale overlying the phosphate deposit at Rotem and about 4 – 500ktpa is processed in a plant that crushes it in a jaw crusher.  Secondary crushing is carried out using a Mining Machinery Developments (MMD) sizer (toothed roll crusher).

It is then burnt in a fluid bed boiler at 950°C to generate steam which is used to drive a turbo-generator producing electricity and low pressure steam that is used throughout the plant.  Ashes from the grate of the boiler are used as dairy bedding or kitty litter, while fines from the cyclone are used for neutralising acids or taken to a dump in the pit.

There is spontaneous combustion of oil shale at some places in the open pit and a significant opportunity exists for the economic exploitation of the oil shale.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

14.4.7          Oron Production Data

A summary of the recovery data for the Oron beneficiation plant is given in Table 14.9.

Table 14.7: Oron Processing Plant Production Data
	Feed		Concentrate		Mass Recovery	Recovery
Year	Tonnes	Grade P2O5 (%)	Tonnes	Grade P2O5 (%)	P2O5%	P2O5%
2017	2,411,767	24.02	1,103,398	31.19	46	59
2018	2,521,798	23.23	1,131,809	31.30	45	60
2019	2,509,009	23.36	1,057,666	31.39	42	57
2020	2,413,758	23.50	1,110,677	31.30	46	61
2021	2,509,017	23.19	1,103,334	31.31	44	59

The performance of the Oron processing plant has remined consistent of the period, with feed tonnages ranging from 2.41 Mtpa to 2.52 Mtpa and feed grades ranging from 23.2% to 24.0% P2O5.  Concentrate production has ranged between 1.06 Mtpa to 1.13 Mtpa and concentrate grades have ranged from 31.3 to 31.4% P2O5.  The plant (Mass) recoveries are low, ranging between 42% and 46%.

There is currently no plan to significantly expand the production at the Oron plant and thus power, water, and process material requirements are expected to remain in steady state.  Further information on energy and water requirements are presented in Section 15.3.2 and 15.3.4 respectively.

14.4.8          Rotem Production Data

A summary of the recovery data for the Rotem beneficiation plant is given in Table 14.8.

Table 14.8: Rotem Beneficiation Plant Data
Rock for Fertilizer
Year	Grade P2O5	Mass Recovery (%)	Production (t)
2017	31.00	56.9	419,196
2018	30.80	56.7	439,432
2019	30.60	53.7	434,156
2020	31.00	59.1	423,078
2021	31.30	49.3	453,739
Rock for Phosphoric Acid
Year	Grade P2O5	Mass Recovery (%)	Production (t)
2017	31.71	49.3	929,747
2018	31.74	45.5	945,043
2019	31.81	52.6	720,175
2020	31.78	52.3	886,882
2021	31.71	49.4	879,629

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The production of direct application rock phosphate has ranged from 419,195t to 453,739t at grades ranging between 30.8 and 31.3 % P2O5.  Mass recoveries have generally been low, ranging from 49.3% to 59.1%.

The production of phosphate concentrate for phosphoric acid production has ranged from 750,175t to 945,053t at grades ranging between 31.7% and 31.8 % P2O5.  Mass recoveries have also generally been low, ranging from 45.5% to 52.6%.

There is currently no plan to significantly expand the production at the Rotem plant and thus power, water, and process material requirements are expected to remain in steady state.  Further information on energy and water requirements are presented in Section 15.3.2 and 15.3.4 respectively.

14.4.9          Fertiliser Production

The fertiliser production records for 2017-2021 are summarised in Table 14.9.

Table 14.9: Rotem Fertiliser Production
	Plant 50
Year	GTSP *	GTSP +	GSSP 20 +	GPK 25-25	GPK 20-30	GPAPR 40	Total Plant 50
2017		396,631	80,931			12,738	490,300
2018	20,196	463,730	100				484,025
2019	8,294	492,736		18,878			519,908
2020		424,889			24,097		448,985
2021		528,124		18,041			546,165
Total	28,490	2,306,110	81,031	36,919	24,097	12,738	2,489,384
	Plant 42
Year	GTSP *	GTSP +	GSSP 20 +	GPK 29-5 +	GPAPR 40	Total Plant 42	Plant 42+50
2017	2,714	256,589	207,823			467,125	957,426
2018		178,390	325,474			503,865	987,890
2019		157,975	342,709		12,294	512,978	1,032,886
2020		75,504	395,973			471,476	920,462
2021		113,096	414,948	7,874		535,918	1,082,082
Total	2,714	781,554	1,686,927	7,874	12,294	2,491,362	4,980,747
*Standard European Grade
+Brazil

Total annual fertiliser production from the two plants has ranged from 920,462t (2020) to 1,082,082t (2021).

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

14.4.10          Personnel Requirements

The personnel requirement for the Rotem processing operation is given in Table 14.10.  The plants are operated using a three times eight hour shift rota.

Table 14.10: Rotem Processing Personnel Requirement
Facility	Employees
Fertilizer plant	75
Quality Assurance	3
Engineering	8
Beneficiation lab	9
Raw material	6
R&D	21
MKP plant	45
Analytical lab	27
Oron beneficiation plant	43
Rotem beneficiation plant	39
Sulfuric acid plant	37
Phosphoric acid plant	79
White Phosphoric acid plant	61
Energy plant	21
Rotem transportation	36
Asdod transportation	16
Offices and Householder	101
Personal contract / Managers	130
Total	627

14.5          DSW

14.5.1          Overview

The DSW operation recovers KCl, chlorine, bromine and magnesium from the salt solutions originating from the northern Dead Sea basin.  Water is pumped from the northern Dead Sea basin to an area of ponds and ponds immediately to the south (DSW).  Here the solutions are allowed to evaporate which results in the sequential precipitation of halite (NaCl) followed by carnallite (MgCl2.KCl.(H2O)6).

The precipitated carnallite is recovered (harvested) using barges and the crude carnallite product, which contains some NaCl, is pumped to a land based processing facility.  The solutions exiting the carnallite precipitation ponds are returned to the northern Dead Sea basin.

In the carnallite processing plant the feed is processed by flotation and selective crystallisation to produce KCl.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

In addition, chlorine, bromine, and magnesium are produced as by products.  Chlorine is produced by electrolysis of the brine solutions to produce chlorine, hydrogen, and sodium hydroxide.  Bromine is produced by treating brine from Pond 36, where it is most concentrated, with chlorine to produce bromine and magnesium chloride.

Lastly, magnesium is produced through the electrolysis of molten carnallite to produce magnesium metal and chlorine..

14.5.2          Solution Pumping into the DSW

The halite rich brines are pumped from the Dead Sea via a network of pumps to a series of precipitation ponds where halite and carnallite are recovered sequentially.  The pond system includes:

•	Salt precipitation ponds (97km2); and
•	14 Carnallite ponds (49.3km2).

A simplified plan of the DSW solution flows in shown in Figure 14.13.

Figure 14.13:  Schematic Plan of DSW Solution Flows (schematic)

The solutions flow from the northern Dead Sea basin (shown on the left of Figure 14.13) and are pumped via a series of pumps to the salt precipitation ponds.  In 2021, a total of 443Mm3 was pumped (P88) into the DSW processing operations.  A new pump station - P9 - will be fully operational in Q1 2022 and is located 3km north of the existing main pumping station (P88).  The P9 pumping station consists of 8 pumping units arranged in two rows (4+4) on a steel structure 36m x 53m located in the sea on tubular steel piles.

Each pumping unit includes a vertical pump with a nominal capacity of 18,000m3/hour and a motor of 5.6 MW power.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The project was created in order to assure steady solutions supply to the operation ponds and to overcome issues with the reduction in solution levels around the existing pump stations.

Pumping stations P11 and P13 are used to pump solution from the northern salt ponds to southern salt ponds, and after this to the carnallite ponds.  The pumping volume in these stations depends on the flow intensity, which in turn depends on the evaporation rates, rainfall and the carnallite precipitation point.

In total, six Pumping stations and one siphon are used to circulate the solution in order to control the KCl concentration and carnallite precipitation and throughout the carnallite ponds.

14.5.3          Solution Chemistry

Carnallite, the mineral which potash is been extracted from in ICL DSW, is defined as MgCl2 KCl (H2O)6 and contains 27% potash, 34% magnesium  chloride and 39% water.  In the DSW the crude carnallite product recovered, referred to as “Pond Carnallite” also contains sodium chloride (14%).

The pond's concentration changes throughout the solution flow.  At the initial ponds, the salt ponds, salt is precipitated, decreasing the NaCl concentration and increasing the KCl concentration.  The levels of dissolved salts are shown in Figure 14.14.

[g/kg]
300.00
280.00
260.00
240.00
220.00
200.00
180.00
160.00
140.00
120.00
100.00
MgCl2
156
154/5
154/1
10
15
26
30
36
pond
[g/kg]
25
20
15
10
5
0
KCl
156
154/5
154/1
10
15
26
30
36
pond
[g/kg]
70.00
60.00
50.00
40.00
30.00
20.00
10.00
0.00
NaCl
156
155/1
154/3
3
10
13
24
27
30
35
pond
[g/kg]
80.00
70.00
60.00
50.00
40.00
30.00
20.00
CaCl2
156
154/5
154/1
10
15
26
30
36
pond
Flow

Figure 14.14:  Dissolved levels of K, Mg, Ca and Na in the DSW Pond System

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Starting from Pond 12, carnallite is precipitated, with KCl is at ≈20 g/kg (compared to sea water where potash is 0.39 g/kg).  After harvesting the carnallite the returning flow from the last pond to the dead sea with  contains approximately 5 g/kg of KCl.

Carnallite precipitation depends on several factors:

•	The amount of carnallite harvested;
•	The ponds geometry (area, depth, ponds sub-division);
•	Environment (temperature, radiation, wind speed, humidity); and
•	Solution properties.

14.5.4          Salt Harvesting Project

Pond 5 covers an area of 80km2 out of a total pond evaporation area of 146.7km2.  The average rate of salt precipitation is estimated to be about 16-20cm per year, equating to 16 million cubic meters per year.  The precipitation of salt raises the level of the bottom of the pond.

In order to allow the continuous production, the brine volume of the pond must be maintained.  Until recently, the level of the pond was raised every year according to the rate of salt  precipitation.  However, there are hotels and other infrastructure on the west shoreline and raising of the pond level might result in some degree of flooding of these properties.

Accordingly, since mid-2021 a Cutter Suction Dredger is being used to recover 5.5 Mm3 per year, equating to 6,000m3/h of 20-25% of solids in brine.  This material will be returned to the northern Dead Sea basin area by overland conveyor although a final deposition strategy has yet to be finalised.  It is also planned to acquire further dredging capacity.

14.5.5          Carnallite Process Plant Capacity

14.5.5.1	Introduction

The crude carnallite is pumped to a processing facility located to the west of the carnallite ponds.  Here the carnallite is decomposed to produce final KCl product and magnesium chloride brine.

There are two separate facilities including a hot leach plant, that use steam energy, and cold leach plant.

The capacity of the process plant exceeds the carnallite production capacity of the pond system.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

14.5.5.2	Cold Leach Plant

In the Cold Leach Plant the crude carnallite passes to flotation where NaCl is recovered and sent to a waste stack.  The flotation tailings are thickened and filtered and pass to a carnallite decomposition stage, together with the original coarse fraction from the first stage of screening.

In the carnallite decomposition stage KCL is produced together with a magnesium chloride brine.  The brine solutions are returned to the ponds and the KCL and NaCl are filtered and pass to a NaCl dissolution stage.  The insoluble KCl product is thickened, filtered and dried before being conveyed to the compaction plant.

14.5.5.3	Hot Leach Plant

The fine fraction is thickened and filtered to provide a feed stock for the plant.  This material is then decomposed to produce KCl and magnesium brine.  The pulp is then thickened and filtered and the solids pass to a crystallisation stage.  Here the solids are mixed with hot water and the KCl is dissolved.  The solution then passes to two lines of crystallisers and condensers where the KCl is recovered, thickened, filtered, and dried.  The insoluble NaCl product is dewatered and stacked in waste piles.

14.5.5.4	Compaction Plant

Approximately 40% of the KCL passes to the Compaction Plant and is obtained from both the Hot and Cold Leach Plants.  The compaction flowsheet is given in Figure 14.15.

Figure 14.15:  KCL Product Compaction Process at the DSW

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Feed is divided between two silos – a Western silo which feds 5 units and an Eastern silo which feeds 2 units.  The main additive is an amine which is a caking agent.

The compacted material is crushed and screened.  The oversize is returned to crushing and the fines to the head of the process for further compaction.

14.5.5.5	Chlorine

Chlorine is produced by electrolysis of the brine solutions to produce chlorine, hydrogen, and sodium hydroxide.

14.5.5.6	Bromine

Bromine is produced by treating brine from Pond 36, where it is most concentrated, with chlorine to produce bromine.

14.5.5.7	Magnesium

Magnesium is produced through the electrolysis of molten carnallite to produce magnesium metal and chlorine and bromine.

14.5.6          Product Transport

The potash products are being transferred via two ports:

•
Ashdod port – from the production site to a terminal at Tzafa via a 18km conveyer and from Tzafa to Ashdod by train or trucks.  The products can be trucked from the production site to Ashdod in the event of a conveyor malfunction; and

•	Eilat port – from production site to Eilat port by trucks.

14.5.7          Waste Salt Removal and Deposition

Pond 5 has an area of 80km2 out of a total pond evaporation area of 146.7km2.

The average rate of salt precipitation in Pond 5 is estimated to be 16-20 cm per year, which equates to 16 Mm3 per year.  The precipitation of salt raises the bottom of the pond.  In order to allow continuing production the brine volume of the pond must be maintained.  Until recently, the level of the pond was raised every year according to the rate of salt precipitation.

There are hotels and other infrastructure on the west shoreline and raising of the pond level requires protection from flooding.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Accordingly, a Build-Operate-Transfer (BOT) agreement has been signed with Holland Shallow Seas Dredging (HSSD) to operate a 5.5 Mm3 per year dredge.  The dredge can recover 6,000m3/h of pulp at 20-25% solids and is shown in Photo 13.2.

The slurry passes through a floating line to a shoreline and to a stockpile which is built and managed with excavators.  The waste salt is dried using the sun and the brine is returned to the pond by gravity.  The maximum stockpile height is 15m.

It is planned to transfer the waste salt back to the Dead Sea using a 24km conveyor system.

Recovery from the stockpiles and loading of the conveyor belt will be carried out by a contractor.  It should be considered that this will be a substantial operation involving the transfer of huge amounts of salt and with a significant visual impact in a tourist area.

It is planned to dredge the following volumes of material:

•	2021 - 2025 : 5.5 - 7 Mm3 (7 - 9 Mt) per year
•	2025 - 2030 : 11 - 14 Mm3 (14 - 18 Mt) per year
•	2030 - 2037 : 14 - 16 Mm3 (18 - 21 Mt) per year

The planned conveying tonnage is 21Mtpa from 2025 - 2030 and 24Mtpa from 2030 - 2037.

14.5.8          DSW Process Consumables

The operation uses a range of flotation reagents, caustic soda, pink dye, filter cloths, screen mesh together with electrical energy and steam as required to achieve the required process plant performance.

14.5.9          DSW Production

KCl production has remained relative constant over the period (in 2019 potash plants paused production for a period of almost a month for planned maintenance).  Approximately 40% of the KCL production is sold as a compacted product and this proportion has remained constant over the period.

Bromine production has ranged from 162.0kt (2016) to 180.9kt (2019).  Chlorine production (bromine by product) has ranged from 35,453t (2016) to 41,601t (2020) and from 45,504t (2018) to 49,399t 2017) (magnesium by product).

Cast magnesium production has ranged from 18.211t (2020) to 23,751 (2017).

NaCl production has trended downwards over the period to 124,724t in 2020.  The MgCl2 production has shown the most variation, ranging from 83,902t (2017) to 136,929t (2019).

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The DSW production for 2016 - 2021 is given in Table 14.11 and Figure 14.16.

Table 14.11: DSW Production 2016-2021 (tonnes)
Product / Year	2016	2017	2018	2019	2020	2021
Potash Division	3,738,534	3,633,141	3,804,028	3,334,135	3,959,712	3,899,708
Compacting plant	1,288,464	1,579,469	1,506,347	1,218,324	1,707,213	1,857,866

Bromine	161,986	178,879	173,373	180,867	171,248	181,645
Cast Mg	23,478	23,751	22,035	22,338	18,211	18,036

Figure 14.16:  DSW Potassium Chloride Production 2016-2020

The recovery of KCl ranges between 67-74%.

There is currently no plan to significantly expand the production at DSW and thus power, water, and process material requirements are expected to remain in steady state.  All energy requirements for DSW are met by its own dedicated gas fired power stations with the gas piped directly into the facility from the national grid.  All water required for this operation is derived and returned to the Dead Sea.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

14.5.10          Product Quality

The specifications for the DSW KCl products are given in Table 14.12.

Table 14.12: DSW Potash Product Specification
Standard Grade
Potassium Oxide Equivalent	K2O	61.3
Potassium chloride	KCl	97.0
Sodium chloride	NaCl	2.00
Particle size (mm)	Tyler mesh
0.21-1.7	-10+65	Min 65%
Fine Grade
Potassium Oxide Equivalent	K2O	61.3
Potassium chloride	KCl	97.0
Sodium chloride	NaCl	2.00
Particle size (mm)	Tyler mesh
0.85	+20	Max. 5%
0.15	+100	Min. 70%
0.075	+200	Min 95.0%
Granular Grade
Potassium Oxide Equivalent	K2O	61.0
Potassium chloride	KCl	96.5
Sodium chloride	NaCl	2.00
Particle size (mm)	Tyler mesh	mm.
4.8	+4	0.0% max.
2.00	+9	97.0% min.
0.50	+32	99.9% min.

14.5.11          Personnel Requirement

The personnel requirement of the DSW processing operation is shown in Figure 14.17.

Figure 14.17:  DSW Process Personnel Requirement

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

There are four shifts crews operating a three time 8 hour shift system.  Each shift is led by a Shift Manage and there are 15 operators on each shift.  In addition, there are 13 employed in maintenance, a Harvesting Engineer, an Operations and Logistics Manager, and an additional three managers, all employed on day shift.  The operation works 24/7.

None of the operating teams works on the pump station and all the operating team have a licence to operate a boat on the ponds.

The personnel requirement for the KCL Production Plant are given in Table 14.13.

Table 14.13: Personnel for KCl Plant
Department	Number
Hot Leach Plant	91
Cold Leach Plant	74
Granulation Plant	53

However, on an average day, ICL DSW directly employees 1,200 personnel, a further 350 at DSM, and contracts a further 450 personnel.

14.6          YPH

14.6.1          Overview

The Haikou ores are processed mainly in two stages:

1)	Beneficiation stage which uses unit operations such as crushing, screening, scrubbing and flotation; and
2)
Chemical processing stage that involves attacking the beneficiated ores with sulfuric acid in order to produce phosphoric acid and from that to produce fertilizer products (MAP, MKP, TSP, and WSNPK) and purified phosphoric acid.

Both stages and associated plants (at different locations) employ state of the art technologies, typical in the phosphate industry.

The mine has recently included an optical sorting process unit enabling lower grade Phosphate to be separated from waste rock ahead of the scrubbing and flotation process.  This inclusion has enabled lower grade ore fractions to be included in the ore stream at lower unit costs of beneficiation.

There is currently no plan to significantly expand the production at YPH and thus power, water, and process material requirements are expected to remain in steady state.  Further information on energy and water requirements are presented in Section 15.5.2 and 15.5.3 respectively.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

14.6.2          Phosphate Beneficiation Plants

The Haikou mine has two beneficiation plants: flotation and scrubbing.  The flotation plant is processing the low-grade phosphate and blends low grade with medium grade from the mine or purchased phosphate.  Phosphate as low as 18% P2O5 can be enriched to a saleable product.

The scrubbing plant can use only medium-high grade phosphate, mined, or purchased.  The process is based only on removal of the fine materials after crushing, washing, and separating.

14.6.3          Flotation Plant – General Description

The Haikou mine operates a flotation plant based on reverse-flotation where the carbonates (mainly dolomite) are being removed (floated) and sent to a tailings pond.  The phosphate flotation tails (concentrate) are produced with 10 flotation cells, having a volume of 50m3 each.

The flotation plant can process 3.4Mtpa of feed material.  As described below, the process in the flotation does not include de-sliming, meaning there is no fines separation and removal, and all the ground phosphate directly reports to the flotation cells.  The only waste material is the flotation froth mainly composed by carbonates rejects.  As a result, the yield is high, with 67% for a 22% P2O5  feed and 58% if the feed grade drops to 19% P2O5.  The target concentrate quality is 28.5% P2O5 which the minimum required by the chemical processing plant located at the “3Circle site”.

The annual concentrate from the flotation plant is 2.2Mt.  The fine product at P90 >74 micron is pumped to the acid and fertilizer plant with a 6.5km pipeline.

14.6.4          Flotation Process

The flotation plant at Haikou has two sections:

1)	Crushing – receives raw material (ROM) from the mine and reduces the size to less than 25mm. Crushing section flow sheet (Figure 14.18).
−	Primary impact crusher receives its feed from the mine, after screening out the very large rocks (over 800mm). The primary crusher reduces the rock size to 40mm.
−
The under size of 100mm screen and primary crusher product are fed to a 25mm screen.  The undersize is the final product and the over size is fed to a secondary cone crusher for another size reduction.  The secondary crusher is in closed circuit, in which its product goes back to the 25mm screen.

−	The final crushed product is being piled in an 11 piles array that feed the grinding & flotation section.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 14.18:  Crushing Flow Sheet

2)	Grinding & flotation – further size reduction to less than 74mm and removes the main impurity, which is MgO.
−	The crushing section product is fed to two stages grinding circuit for (Figure 14.19):
i.	Grinding by rod mill in open circuit.
ii.	Grinding by ball mill in closed circuit with a hydro cyclones cluster.
−	The grinding circuit product (overflow of the hydro cyclones) contains at least 85% – 74mm particles.
−
The overflow is sent to the first mixing tank, where sulfuric acid is added as pH modifier. The slurry from the first tank is transferred to a second tank where phosphoric is added (as depressant) and collector.

−	The flotation circuit is a three-stage process:
i.	Rougher cells – first stage receive the fresh feed.
ii.	Cleaner cells receive the rougher product as a final beneficiation.
iii.	Scavenger cells– receives the reject (the flotation froth) from the cleaner to recover the P2O5 and reduce the losses.
−	The plant has two identical lines for grinding and flotation.

Figure 14.19:  Grinding and Flotation Flow Sheet

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

14.6.5          Scrubbing Plant

The scrubbing plant processes medium to high grade run of mine. Phosphate rock above and average of 27% P2O5 and less than 1.5% MgO is delivered from the mine to the scrubbing plant to produce a concentrate of 28.3% P2O5 or greater.

The process utilized in the scrubbing plant is based on removal the finest size fraction (-74µm), since it has much lower P2O5 concentration and higher MgO and R2O3.

The process (Figure 14.20) starts with a 2-stage crushing circuit followed by size separation on a 40mm screen.  The oversize (+40mm), which accounts for 60% is the main product.  The screened material is then washed in spirals, which further separates the fines from the coarse particles.  The undersize stage is the second product, 15-40mm.  The oversize (the fines from the spirals) is sent to the hydro cyclones cluster to separate the 74µm material.  The hydroclyclones overflow is sent to a belt filter to remove the water and obtain the third product.  Around 12-15% of the phosphate in the feed, ends up as waste to a tailings pond that has about 15-17% P2O5.

To summarize, the scrub plant has three products:

•	+40mm
•	-40mm ≈ +15mm
•	-15mm ≈ +0.074mm

Until 2015 the +40 mm product was sold to the thermal phosphoric acid plant and the other products to the wet phosphoric acid plant.  Since YPH was established, the three product streams are sent to the grinding plant at the Three Circle Chemical (3C) for the production of wet phosphoric acid.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

SCRUB CIRCUIT
ORE FEED
JAW CRUSHER
50mm SCREEN
+50mm
JAW CRUSHER
SCRUB
-50mm
15mm SCREEN
15 mm
15mm SCREEN
+15 mm
-40mm
40mm SCREEN
-15mm
-15mm
PRODUCT 1
40 mm
SPIRAL CLASSIFIER
O/F
3-STAGE HYDRO-CYCLONES
PRODUCT2
15-40mm
U/F
TAILINGS POND
PRODUCT 3
BELT FILTER

Figure 14.20:  Scrubbing Plant Process Flow Sheet

Table 14.14 provides a summary of key process design parameters used for the process design.  Processing recoveries vary between the different ore deposits.

Table 14.14: Summary of Key Process Design Parameters
	Crushing Plant	Flotation Plant	Scrubbing Plant
Processing rate TPA		2.5
% P2O5		18-22%	>27%
Product/Concentrate TPA		1.5-1.6
Average P2O5 Grade %		28.5%	>28%
Number of Stages	2+2	3	5
Product1 Size mm	40mm	0.074	40 mm
Product2 Size mm	<25mm		-40 +15mm
Product3 Size mm			-15 -+0.074mm
Estimated Recovery		58-67%	85%

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

14.6.6          Chemical Plant

The Three Circle plant (Yunnan Three Circles Chemical Co), is a classic fertilizer plant using traditional technology and produces:

•	1.75 Mtpa Sulphuric Acid
•	650,000 tonnes of Phosphoric Acid
•	350,000 tonnes Triple Super Phosphate (TSP)
•	300,000 tonnes of Mono Ammonium Phosphate (MAP)
•	60,000 tonnes of Mono Ammonium Phosphate (MAP73)
•	200,000 tonnes of Mono Ammonium Phosphate+ Sulphur (NPS)
•	60,000 tonnes of purified phosphoric acid (technical grade)
•	70,000 tonnes of purified phosphoric acid (food grade)
•	17,000 tonnes of Mono Ammonium Phosphate+ Potash (MKP)
•	10,000 tonnes of Water-soluble Fertilizer (MPK)

The plant raw materials are phosphate rock, sulphur to produce sulphuric acid and ammonia for the production of MAP.  A schematic process diagram is shown in Figure 14.21.

Figure 14.21:  Schematic Process Diagram of Three Circle (3C) Fertilizer Plant

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

15          PROJECT INFRASTRUCTURE

15.1          Boulby

15.1.1          Overview

Infrastructure associated with the operations includes the Boulby underground mine, mineral processing plant and associated infrastructure and mine dewatering / effluent tunnel and pipeline.  In addition, final products are transported to the Teesside deep water port facility via rail.  A general infrastructure map of the Boulby Mine area with key connecting rail route to Teesport is shown in Figure 15.1 and a layout plan of the Boulby mine site is presented in Figure 13.4.

As with virtually all the UK there is a well-maintained network of paved highways, rail service, excellent telecommunications facilities, national grid electricity, an ample supply of water and a highly educated work force.  The availability of experienced mining, processing and technical personnel is not considered a challenge due to the decline of the coal industry in the UK though Boulby is also recruiting ‘green labour’ with no previous experience into all areas of the business.  The mine site is well served by telecommunications with good mobile phone coverage.

Legend
Major Road
Minor Road
Rail Line
N
North Sea
Boulby Mine
Hartlepool
Elwick
Dalton Piercy
Embleton
Brierton
Seaton Carew
Greatham
Wolviston
Billingham
Teesport
Coatham
Redcar
Kirkleatham
Marske-by-the-Sea
Saltburn-by-the-Sea
Brotton
Carlin How
Loftus
Boulby
Staithes
Port Mulgrave
Runswick Bay
Skelton-in-Cleveland
Boosbeck
Lingdale
Guisborough
Charltons
Stockton-on-Tees
Middlesbrough
South Bank
Eston
Thornaby
Marton-in-Cleveland
Nunthorpe
Pinchinthorpe
Stainton
Coulby Newham
Newton under Roseberry
Yarm
Low Leven
Great Ayton
Commondale
Kirklevington
Stokesley
Crathorne
Hutton Rudby
Battersby
Ingleby Greenhow
Baysdale
Kirkby
Westerdale
Castleton
Danby
Houlsyke
Lealholm
Fryup
Glaisdale
Egton
Grosmont
Botton
East Barnby
Sandsend
Whitby
Ruswarp
Briggswath
Sneaton
Sleights
Hawsker
West Rounton
Potto
Faceby
A179
A19
A689
A66
A171
A172
A174
A1053
0
10km

Figure 15.1:  General Infrastructure Around Boulby Mine

15.1.2          Energy

The energy mix of the ICL Boulby site is 70% electricity and 30% natural gas. There is also some gas oil and propane used across site in smaller amounts. Electrical power and gas are provided by direct connections to the UK National Grid giving round the clock access to reliable power within contracted levels.  Gas oil and propane are delivered to site on a regular basis by the road network and are used to replenish on-site bunkerage to give an operational buffer against potential shortage or delay.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Annual electricity consumption consists of a fixed baseload and a variable operational load. The fixed baseload results from the operation of the underground working, where the same amount of electricity is required to operate the underground pumps and fans/ventilation independent of mineral extraction tonnage at any given time. The base load equates to ≈51GWh per annum.

In 2021, the total energy consumptions and costs were:

•	Electricity: 86,239 MWh @ £11,580,589.
•	Natural Gas: 35,667 MWh @ £1,055,116.

Life of mine strategy includes projects to introduce efficiency improvements from new technology.  The variable operational load covers the actual extraction activities underground and the associated surface processing activities. This load is highly variable and entirely dependent on the tonnages mined, transported, and processed.

Boulby mine also owns and operates 2 combined heat and power engines. These are currently used for “Triad” avoidance and are operated during times when the spark gap is great enough for their use to be economically viable.

15.1.3          Water

The operations at ICL Boulby have a well-defined water management system, which controls all surface sources of water and also manages the removal and disposal of brine which is generated when dewatering the mine workings.

The site draws fresh water from a mains supply and seawater from the dewatering of the discharge tunnel beneath the North Sea.  Surface runoff and washdown water is captured in drains and gravity fed through a catchment valley to an interceptor pit before being sent to the discharge facility for combination with brine from mine dewatering and discharge to the sea.

15.1.4          Effluent / Mine Dewatering

Historic mining of the Boulby Potash seam resulted in some areas of the mine being subject to ingress of brine. This is predominately sourced from the Bunter (Sherwood) Sandstone located 30-80m (depending on location) above the Potash Seam. The Bunter sandstone is an extensive aquifer and inflows will be a continuous and permanent feature for the life of the mine.

The mine pumps remove approximately 2.5 m3 of concentrated brine per year from the underground workings to enable dewatering and control of inflows from various points within the mine. A comprehensive network of pumping ranges, monitoring stations and buffer lagoons is maintained within the mine to control this brine.  The combined results of the underground pumping are fed from the mine to surface in a dedicated large bore pumping range that then directs the flow in near-surface pipelines to the discharge facility on the coastline.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Brine removed from the underground workings together with all site drainage is fed to the effluent tunnel discharge facility some 300m to the East of the site.  Access to the tunnel is via № 3 shaft which is approximately 143m deep.  The tunnel and pipe system enable discharge of effluent approximately 1,600m offshore from a valve arrangement on the seabed.

Samples are required to be collected from the discharge facility to enable monitoring for solids content and other constituents for compliance with permitting requirements.

15.1.5          Rail

ICL Boulby transports its products from the mine site to its deep-water port facility at Teesside via 34 km of railway of which ICL Boulby owns approximately 5 km from the mine site to Carlin How. At Carlin How the railway is owned by Network Rail and ICL Boulby has legally binding arrangements in place to “run firstly over” the Corus railway line to Saltburn-by-the-sea and from there Railtrack’s line to Teesport.

The railway wagons are owned by VTG Nacco. ICL European Cooperative and ICL Boulby have a 5-year rental contract with VTG Nacco starting from 1st January 2021.  Upon expiration the contracts opened for a tender process, however ICL have been working with these contractors for many years.

ICL Boulby currently operates its railway transport on a 5 day per week basis. The railway timetable for ICL Boulby allows for 8 rail paths from the mine to the dock and 8 rail paths from the dock to the mine per day. A single train typically consists of a locomotive and 15 wagons with each wagon having a capacity of approximately 62 tonnes of product. There is a limitation on the length of trains due to some sections between Carlin How and Middlesbrough being single track, where freight must give way to passenger trains. The maximum length of a train is a locomotive and 17 wagons.

15.1.6          Port Facilities

ICL Boulby (trading as Cleveland Potash Limited) operates the 22-acre Teesport facility which consists of covered storage, open storage, rail reception, material handling equipment and ship loading facilities. The ICL Teesdock site is owned by PD Ports (owner and operator of the ports of Tees and Hartlepool) and leased to Cleveland Potash Limited on a 20-year lease until 2034.

All shipping entering the Tees river port follow the requirements laid out by the Tees and Hartlepool Port Authority.  ICL Boulby has no restriction on the number of ships entering and exiting its port terminal and the Teesdock facility is capable of handling vessels up to 50,000T in size.

The product handling conveyor systems are designed to receive and dispatch products by rail, road, and sea at rates up to 1,000tph.  Covered storage capacity is circa 100,000 tonnes and uncovered capacity is circa 250,000 tonnes.

The majority of product is received from Boulby by rail, currently operating 5-days per week. The rail infrastructure and terminal are capable of handling up to 1.8Mtpa with capability to increase further.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

15.1.7          Tips/Stockpiles

ICL Boulby maintains a series of surface stockpiles and tips of material on its surface site. Stockpiles are of uncovered and covered types and contain both raw ore and in some cases processed final product prior to shipping to the end user.

ICL Boulby has a legal responsibility as the mine operator to “ensure that tips are designed, constructed, operated and maintained so as to ensure that – (a) instability; or (b) movement, which is likely to give rise to a risk to the health and safety of any person is avoided.” Under Part 8, regulations 60-67 of the Mines regulations 2014.  To ensure compliance with this the tips and stockpiles are scanned on at least a monthly basis for volumetric analysis and are assessed against the criteria as laid out in the above sections of the Mines Regulations for compliance and any remedial work is undertaken.

15.2          Cabanasses and Vilafruns

15.2.1          Overview

The operations are well established mines with associated facilities for waste storage, water treatment, mineral processing and product transportation (including rail and port).  In addition, there is an 80km pipeline from the operations to the Mediterranean from which a proportion of the salt waste (as brine solution) is transported for disposal.  A general infrastructure map of the Cabanasses and Vilafruns area with key connecting rail route to the Port of Barcelona is shown in Figure 15.2.

15.2.2          Energy

The operations are connected to national service providers for all electricity and gas required.

15.2.3          Water

The operations are connected to national service providers for water.  In addition, ICL Iberia has abstraction permits to take water from the Cardener River for industrial use.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

15.2.4          Effluent Water

The mines are dry and no water is required to be pumped from underground to surface (with the exception of some water collected on the declines).  Ground water and run-off associated with the surface storage of salt waste from the processing plants is collected and processed through water treatment facilities to reduce levels of dissolved salt.

Cabansses
Vilafruns
N
Legend
Main Road / Highway
Minor Road
Rail Line
0
20km
Cardona, Spain
Navàs
Oristà
Vic
Santa Maria d'Oló
Tona, Spain
Súria
Sallent
Artés
Moià
Centelles
Massís del Montseny
Fonollosa
Sant Fruitós de Bages
Manresa
Castellterçol
Sant Vicenç de Castellet
Parc Natural de Sant Llorenç del Munt i l'Obac
L'Ametlla del Vallès
Parc Natural de la Muntanya de Montserrat
Castellar del Vallès
Granollers
La Roca del Vallès
Terrassa
Sabadell
Olesa de Montserrat
Abrera
Rubí
Martorell
Sant Andreu de la Barca
Parc Natural de la Serra de Collserola
Badalona
Barcelona
Viladecans
Castelldefels
Sant Pere de Ribes
Garraf
Sitges
Vilanova i la Geltrú
Cunit

Figure 15.2:  General Infrastructure Around Cabanasses and Vilafruns

15.2.5          Rail

A designated railway line is used for the transport of potash to the port at Barcelona.  The train engine and part of the bulk freight car rolling stock is operated by the owner and operator FGC (Ferrocarrils de la Generalitat de Catalunya).

15.2.6          Port

A dedicated terminal at the port of Barcelona (Trafico de Mercancias – Tramer) includes bulk potash and salt storage facilities and freight-car and rail-truck conveyor unloading facilities.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

15.2.7          Salt Transportation Pipeline

A second pipeline (along-side the existing pipeline) is due for completion in 2024 and will provide sufficient capacity for all surplus salt produced by the operation to be transported for disposal in the Mediterranean (see Figure 4.7).  As such, no further surface waste disposal at the operation should then be required.

15.3          Rotem

15.3.1          Overview

The Rotem refinery complex produces a number of mixed acid and fertilizer products from phosphate, sulphur and potash minerals, some of which are mined locally.  The Rotem refinery and mine complex comprises:

•	Phosphate open pit rock mines;
•	Primary and secondary crushing;
•	Benefaction plant;
•	Refinery Acid and Fertiliser facilities; and
•	Import storage for sulphur, potash ammonia and lime closed and in final stages of remediation.

Israel has a well-developed road network covering the whole country as well as a more limited rail infrastructure utilised by ICL.  A regional map of the main ICL sites is shown in Figure 15.3 along with main roads and rail.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

N
Be'er Sheva
Rotem
Dimona
DSW
Oron
Zin
Legend
Highway
Major Road
Minor Road
Track
Rail Line
Water
0
5
10
15km

Figure 15.3:  General Infrastructure Around the ICL Operations in Israel

The Rotem operation has three main facilities that form the fertiliser operations:

Rotem	Oron (closed and under remediation)	Zin
• Mine Site	• Mine Site	• Mine Site
• Processing Plant	• Processing Plant	• Processing Plant
• Bulk Material Handling Facility

ICL also operates two port facilities:

1.	Ashdod (Mediterranean) contains a sulphur terminal and product storage facilities with shipping services
2.	Eilat (Red Sea) has product storage facilities with shipping services

ICL Rotem is the business unit that controls transportation logistics and infrastructure within Israel.  The company transports products via road and rail to either the Port of Ashdod or to the Port at Eilat where it is then shipped via Negev Star (Partnership with Zim Lines).  ICL Tovala is responsible for transporting phosphate rock from the Oron processing facilities in road-going rigid trucks and trailers.  The entire electricity requirements for Rotem is self-generated from the Sulphuric Acid plant production, whereby exothermic heat is used to heat water into steam to generate electricity.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

An overview of the Rotem process plant is shown in Figure 15.4 and the Oron site layout in Figure 15.5.

N
W
E
S
Phosphate enrichment plants
219000 E
219400 E
553000 N
552800 N
White Acid
Flotation
MKP Plant
Green Acid
Entrance / Security
Sulphuric Acid Plants
0
50
100
200
300
Meters

Figure 15.4:  Rotem Process Plant Layout

15.3.2          Power

The Rotem complex has five separate sources of electrical power:

•	Two primary electrical feeds from the Israeli National Grid (IEC); and
•	Three feeds from the refinery on site generation stations TG1, TG2, and Pama project power station.

Current total power demand is 37 MVA and is forecast to rise to approximately 48.8 MVA in the future.  Monthly electrical consumption of the whole complex is 70,088,929 kWh.  A number of standby generators (630 kVA 400v 3-phase 50 Hz) are also available strategically located if required.

The entire electricity requirements for Rotem is self-generated from the Sulphuric Acid plant production, whereby exothermic heat is used to heat water into steam to generate electricity.

At Oron, the electrical supply to the mine complex is obtained from the IEC, and comprises one overhead incoming power line operating on a 110 kV, 3-phase, 50 Hz system.  The 3.3 kV transmission is transformed down to 400V and is used to feed surface equipment in and around the mine complex.  Presently there is more than adequate installed capacity to deal with the  expected maximum demand of 3.8 MW.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

N
Benefitiation
laboratory
Offices
Gate
Storage
Dining Room
Text
Conveyor belt
Pilot
Product storage
Offices
Crusher
Plant
0
200m

Figure 15.5:  Oron Site Layout

The Zin electrical supply is obtained from the IEC.  The mine complex intake transmission and distribution substation comprises of one 110 kV incoming switchgear and two, 110/3.3 kV step-down supply transformers, each of 18 MVA capacity.  Presently there is more than adequate installed capacity to deal with the mine’s expected maximum demand of 5.7 MVA, with a normal operating load of 4 MW.  A 1.25 MVA capacity standby generator is available for the main surface utilities etc.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

15.3.3          Gas / Fuel Supply

Rotem’s processing refinery is supplied with natural gas from INGL (Israeli National Gas Ltd) which originates from Israeli Mediterranean Sea offshore gas fields.  The gas station is owned and operated by INGL and is securely locked and protected from unauthorised access.

The gas supply main supply pipe runs to the ICL Rotem filter and divider station located in close proximity to the INGL gas station inside the fenced curtilage of the complex.  Total plant gas consumption amounts to 5,000 m3/h.  The spare mains capacity available is 3,000 m3/h for future drying works.

The rotary kiln at Oron consumes 40 MWh of power drying white sulphate (150ktpa).  Contracts are presently being placed with NEGEV (Israeli Natural Gas Grid Supplier) for the pipeline supplies to the mine sites.

The Zin mine complex has two 32 MW dryers fuelled at present with HFO (Heavy Fuel Oil).  The plant operates with one dryer running and the other standby maintenance to supply one scrubber unit.

ICL future plans are for the introduction of a natural gas supply at both Zin and Oron mine sites in order to fuel and power the rotary kiln dryers.  This will involve the conversion of the HFO burners to natural gas in the white acid drying plants.

At Rotem, Maastrichtian age oil shale, containing 10 - 22% organic matter, occurs above the caprock and the bituminous phosphate.  This was mined as an energy source for the nearby Rotem power station.  The 13 MW demonstration plant was completed in 1989 and generated power sold to the IEC.  The oil shale power station is owned and operated by Rotem Amfert Negev and forms part of the energy systems of the plant, providing approximately 10 - 12% of the operations’ power.  The power station used around half a million tonnes of oil shale annually, which was mined and transported from the mining operation.  In 2022 the plant switched to natural gas and the concession for oil shale ended in May 2021 and was not renewed.

15.3.4          Water

The state-owned National Water Company (Mekorot) is responsible for bulk water supply through the national water grid to both the Rotem and Oron facilities with sufficient supplies to meet their needs.

The Rotem refinery is supplied with two types of water:

•	Potable water which can be used for drinking; and
•	A saline brackish water also supplied via the National water grid.

The brackish water is termed technical water and is used and recycled within the refinery plant processes.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

15.3.5          Port Facilities

ICL operates out of 2 port facilities in Israel, Ashdod Port is located approximately 40km south of Tel Aviv on the Mediterranean coast and approximately 120km North West of the Rotem site.  The Port of Eilat is located in the far south of Israel on the Red Sea coast, 180km due south of Rotem, and about 200km from Sodom, and is accessed by road via Highway 90.

Ashdod port was constructed in 1965 and has two ship loading facilities, a linear berth with ship loading and a second berth with a radial ship loading facility.  Ashdod port provides links to Europe, North and South America and is a modern port facility utilising the latest computerized port management systems for the handling of logistics.  Ashdod port has two ship loading facilities, a linear berth with ship loading and a second berth with a radial ship loading facility.  It is a deep water berth of 15.5m deep that can accommodate panamax sized vessels capable of 65,000t payloads.  The 2 largest warehouses contain phosphate rock which is stored undercover.  Rail wagons enter the facility and off-load the product through floor grids directly onto a conveyor which takes the product to the storage warehouse.  Ships are loaded via a Cleveland Cascade by a series of conveyors that can deliver product from any one of ICL’s 5 storage warehouses.  There are around 28 members of ICL staff working in 3 shifts at the Port of Ashdod while the Port Authority provides their own staff to load and unload the ships at Ashdod.

Eilat opened as a port facility in 1957 and allows shipments exiting to the Far East, whereas sales to Europe and the U.S. exit from the Ashdod port.  Shipping volume from the Port is relatively low compared to Israel’s other 2 ports at Ashdod and Haifa and is restricted by the fact that there is no deep water berth.  Typically ships arriving at Eilat are capable of holding around 35,000t payloads.  These sizes of ships take 3 days to load working 24 hours around the clock.  There are around 30 members of ICL staff working in a similar shift pattern to that observed at Ashdod at the Port of Eilat and again the Port Authority provides their own staff to load and unload the ships at Eilat.  All of ICL’s products for Eilat are transported by road and then onto global markets.

Sales of fertilizers and potash from Rotem, and the DSW, are not shipped from the Haifa port since it has no infrastructure for loading bulk products and the cost of overland transport is more expensive than transport to Ashdod.

15.4          DSW

15.4.1          Overview

The DSW operation comprises 146.7km2 of salt ponds, a system of pumps and channels to direct water in from the northern Dead Sea basin, and return water from the process plant, as well as the processing facilities that also includes fuel storage, power plant (old and new), workshop, R&D and storage areas.  A regional map of the main ICL sites in Israel is shown in Figure 15.3, along with main roads and rail, and a general site map of the DSW processing facilities is presented in Figure 15.6.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

15.4.2          Pumping Station

The DSW operation begins with the pumping of mineral rich brine out of the northern Dead Sea basin into the salt ponds at the northern end of the operation.  There are currently two pumping stations, the original P88 and the new P9 which are both used to both pump water and control the solution level in the ponds.  Due to the continuous decline in the water level of the northern Dead Sea basin (circa 1.0m per annum), it is necessary to relocate pump station P88.  From P9, the water is pumped up to a stilling basin from where it enters an open channel allowing gravity to deliver the water into the salt ponds.

The operating summary of these pumping stations is summarised in Table 15.1, Table 15.2, and Table 15.3.

Table 15.1: Pumping Station Performance P88 and P5 (2016 – 2021)
	2016	2017	2018	2019	2020	2021
Pump Station	P88
Pumping Mm3	417.6	422.0	431.6	436.5	454.7	443.0
Water Usage m3	153,206	429,358	579,107	379,993	512,517	524,163
Electricity (MWh)	70,023.4	76,882.4	78,554.7	84,815.8	87,711.6	91,822.1

Further pumping (stations P11 and P33) is required to transfer solution from the northern salt ponds to the southern salt ponds and after this to parlor (‘Traklin’) and carnallite ponds.  The pumping volume of these stations depends by flow intensity (evaporation rate and rain fall) and carnallite point.

Table 15.2: Pumping Station Performance P11 and P33 (2016 – 2021)
	2016	2017	2018	2019	2020	2021
Pump Station	P11
Pumping Mm3	268.7	241.3	226.4	239.5	226.1	255.2
Water Usage m3	68,300	20,478	82,595	168,328	73,518	144,362
Electricity (MWh)	7,543.6	6,952.3	7,363.3	7,752.6	7,143.7	8,143.4

The final key pumping station is required to transfer solution (end brine) with low potassium chloride concentration back to the northern Dead Sea basin.  However, because it pumps from a higher elevation pond to the Arava stream it does not draw electrical power.

Table 15.3: Return Streams to North Dead Sea Basin (2016 – 2020)
Year	2016	2017	2018	2019	2020	2021
Volume (Mm3)	261.7	256.9	269.2	274.8	293.2	282.0

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 15.6:  General Site Map of the DSW Processing Facility

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

15.4.3          Power Station

The DSW is heavily dependent on electrical power and as such has a dedicated power plant producing up to 263MWh from a Combined Cycle Power Plant utilising both gas and steam turbines (173MWh and 90MWh respectively).  The plant produces enough heat and electricity for both the DSW and input into the local electricity grid.  The power station also provides both steam and energy to the process plant and facilities.  The energy source is natural gas but can run off light fuel oil (LFO).

Figure 15.7:  DSW Combined Cycle Power Plant Configuration

15.4.4          Rail

Material is transferred to Tzafa rail terminal by a conveyor and from there by rail or by trucks to Ashdod port.

15.4.5          Port Facilities

The DSW transfer product to either the port of Ashdod (Mediterranean) or port of Eilat (Red Sea).  For Ashdod, where ICL has its own dedicated facilities, an 18km conveyor transfers potash product from the DSW to a terminal at Tsafa and then onwards by train or road truck.  For transport to Eilat, road trucks are used for the entire journey.

15.4.6          Waste Tips

There are no tailings facilities as such for the DSW.  However there is a salt/brine dump deposited on the pond sides and allowed to desiccate.  Future plans include returning the salt back to the northern Dead Sea basin.  Return water is recycled back into the northern Dead Sea basin via the Arava stream.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

15.5          YPH

15.5.1          Introduction

The Haikou mining district is densely populated and heavily industrialised with a well-developed infrastructure network and is linked regionally with good quality roads and highways.  A rail network of high-quality links the mine area via a branch line (6.4Km) from Baita village station to the state Kunyu rail lines.  A general infrastructure map of the area around Haikou Mine, showing the proximity of key connecting road and rail routes and urbanisation, is shown in Figure 15.8.

Figure 15.8:  General Infrastructure Around Haikou Mine

15.5.2          Onsite Power Plant

The mine and process plant are supplied with mains supplied electricity with the region being a major supplier of hydroelectric power.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

15.5.3          Water Usage

The site has access to sufficient water for processing and mining activities.  The site is reasonably close to one of China’s larger river systems and has adequate supplies of water available for the processing needs of the operation.

15.5.4          Site Access and Infrastructure

The Haikou mine is an established operation that has undergone as series of expansions since mining first commenced in the late 1960s.  The access and infrastructure are adequate for the needs with ready access to highways and rail links.

15.5.5          Labour and Accommodation

Permanent labour for the Haikou operation is sourced from the nearby towns and villages, with all accommodation being external to the mine.  Camp facilities are available for the operation with the Haikou mine and process plant but only required for casual employees and maintenance shutdowns.

The permanent employees, plant and mine, are housed in the local towns and villages.

16          MARKET STUDIES AND CONTRACTS

Due to the fact that ICL Group Ltd. is a producing issuer, the properties that are the subject of this TRS are currently in production.  Information relating to market studies and contracts are commercially sensitive and the reader’s attention is referred to the company’s annual reports (SEC Form 20-F) which sets out relevant information in this regard.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17          ENVIRONMENTAL STUDIES, PERMITTING AND SOCIAL OR COMMUNITY IMPACT

17.1          Boulby

17.1.1          Licence and Permitting

In 1998 ICL Boulby secured planning permission from the North York Moors National Park Authority (NYMNPA) to mine and refine Sylvinite, Salt and Polyhalite.  This current planning permission expires in 2023.  A planning renewal application was submitted for a further 25 years (2023 - 2048) and includes an Environmental Impact Assessment (EIA), which has now been approved.  In summary the operating licences are:

•	Crown Estates for polyhalite extraction until Dec 2035; and
•	Planning application to extend permission a further 25 years has been approved (2023 – 2048).

Boulby operates under UK Legislation and Environmental Regulations, compliance is monitored by environment agency, North York Moors National Park the marine management organisation and local authorities).  Environmental permits for Boulby are summarised in Table 17.1.  Boulby ensures compliance with the regulations through an environmental management system (ISO14001-2015 Certificate № 24604 Issued 29 May 2021 – Expiry 28 Nov 2023).

17.1.2          Chemicals and Fuel

A list and information on chemicals and fuel used at Boulby has been provided.  There are 3 main fuel bays, 2 satellite fuel bays, a refuelling bus  (NPC-2) and 3 oil stores.  Copies of maintenance blue cards for 5 years are available.  Boulby have provided examples of inspection check sheets.

17.1.3          Underground

There are 3 main fuel bays, 2 satellite fuel bays, a refuelling bus (NPC-2) and 3 oil stores.  Copies of maintenance blue cards for 5 years are available and Boulby provided examples of inspection check sheets which are considered acceptable.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Table 17.1: Summary of Environmental Permits
Permit reference	Function	Compliance Agency
Permit EPR/BL7973IW 2002	Combined heat and power (CHP) plant and consumption of energy and water.	Environment Agency
Permit RCBC/P001/14 2015	Environmental performance and emissions on main stack on-site.	Redcar and Cleveland Borough Council
NYMR/003/0043B/PA 1998
Restrictions imposed:
•          All HGVs must be covered / sheeted;
•          Maximum mineral movement 150,000 T/pa;
•          Maximum of 66 trucks per day;
•          HGVs may enter site 0645hrs, loading time 0700-1700hrs and no departures after 1900hrs (Monday to Saturday);
•          No HGV movement Sundays and Public Holidays;
•          Report monthly HGV movement, load type and tonnages to National Park Officer;
•          HGV not to use Blakey Ridge Road; and
•          Report details of EMS to National Park Officer annually.
North York Moors National Park Authority
IPPC The Environmental Permitting (England & Wales) Regulations 2010 (formerly Consent to Discharge) EPR/BB3037RC	Discharge of effluent from the mine via its effluent tunnel into the North Sea	Environment Agency
License to Abstract Water 2/27/29/131	Abstraction licence for surface water drainage only on site.	Environment Agency. 26th June 2012
Marine License: L/2016/00111/1	Dredging of the sea floor of material, details of dredging activity, volume of materials and any spill that occur.	Environment Agency 2016
Greenhouse Gas Emissions Permit: UK-E-IN-11399
•          Monitoring the quantity of carbon emitted to atmosphere;
•          Acquisition of carbon credits if needed;
•          Prepare an approved EU ETS (Emissions Trading Scheme);
•          Monitor gas consumption across the site.
Environment Agency 2020

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.1.4          Waste Management and Disposal

Boulby has a 50 year history of processing its extractive minerals.  Tailings (gangue minerals) are not produced.  The mineral extracted is the product and is only subject to crushing and screening.  Boulby have prepared: “Environmental Operational Procedure – Waste Management ME72(E) Rev 1”.  The procedure includes hazardous and non-hazardous wastes handling, storage and disposal.  The procedure also includes the segregation of wastes and the management of outside contractors.  Boulby achieved a zero to landfill status mid-2017.

17.1.4.1	Mine Dewatering

Mine brine produced from dewatering activities is pumped out to an effluent facility ≈300m north of the mine. This facility pumps out mine brine and surface water from the mine into a discharge pipe out from the coastline on the bed of the North Sea, see table 1 for regulation parameters.  Monitoring information has been provided in accordance with the IPPC (Integrated Pollution Prevention Control) Permit.

In 1979 Boulby has commissioned a benthic survey to monitor the health of the flora and fauna of the seabed.  Since the transition to polyhalite mining in 2018, the levels of pollution on the seabed surrounding the discharge pipe as well as at monitoring locations north and south of the discharge location have reduced due to the cessation of potash processing and associated insoluble tailings.

17.1.4.2	Tips/Stockpiles

Boulby stockpiles both raw ore and the final product before being transport to a buyer.  Boulby has a legal responsibility as the mine operator to ensure that tips/stockpiles are designed, constructed, operated and maintained for stability, under Part 8, regulations 60-67 of the Mines regulations 2014.  The QP understands that the tips and stockpiles are surveyed on at least a monthly basis for volumetric analysis and movement.  Boulby commissioned DAB Geotechnics’ to undertake a stability report: “Tips inspection and appraisal report” dated 5 October 2020.  The report indicates the tips are secure and recommendations had been implemented.

17.1.4.3	Non-Mining Waste

Boulby mine produces a variety of other waste as part of its operation including dry mixed recycling, general waste, hazardous waste, timber and scrap metal, a waste management plan has been prepared.

17.1.4.4	Non-Mining Water and Effluent Management

Surface and wash down waters are captured in drains and is gravity fed through a catchment valley.  The water is pumped from the valley to an interceptor pit before finally being pumped to the effluent discharge facility where it is combined with mine brine and discharged to the North Sea.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

On-site sewage treatment is also processed and discharged into the interceptor pit where it follows the same route out to sea.  As a requirement of several permits, samples are taken from the effluent pump house to monitor for solids content and other determinants for compliance.

17.1.4.5	Hazardous Materials Storage and Handling

Hazardous waste storage procedures are outlined in the waste procedure and are in-line with local government regulations.  ICL Boulby produces an array of hazardous wastes including oils, batteries, industrial chemicals, greases, electric (WEEEE) waste and others. ICL Boulby is compliant with UK regulations for the provision of documents for the handing and storage of hazardous materials.

The removal of waste oils is managed by a licenced third party both from underground and at surface level.

17.1.5          Water

Boulby have a water management system in place which controls all surface water sources and manages the removal and disposal of brine which is generated when dewatering the mine workings.
The site draws fresh water from a mains supply and seawater from the dewatering of the discharge tunnel beneath the North Sea.  Surface runoff and washdown water is captured in drains and gravity fed through a catchment valley to an interceptor pit before being sent to the discharge facility for combination with brine from mine dewatering and discharge to the sea.

Historical mining of the Boulby Potash seam resulted in some areas of the mine being subject to ingress of brine. This is predominately sourced from the Bunter (Sherwood) Sandstone located 30-80m (depending on location) above the Potash Seam. The Bunter sandstone is an extensive aquifer and inflows will be a continuous and permanent feature for the life of the mine.

The mine pumps remove approximately 2.5Mm3 of concentrated brine per year from the underground workings to enable dewatering and control of inflows from various points within the mine.  A comprehensive network of pumping points, monitoring stations and buffer lagoons is maintained within the mine to control this brine.  The combined results of the underground pumping are fed from the mine to surface in a dedicated large bore pumping point that then directs the flow in near-surface pipelines to the discharge facility on the coastline.

Brine removed from the underground workings together with all site drainage is fed to the effluent tunnel discharge facility some 300m to the East of the site.  Access to the tunnel is via № 3 shaft which is approximately 143m deep.  The tunnel and pipe system enable discharge of effluent approximately 1,600m offshore from a valve arrangement on the seabed.

Samples are collected daily from the discharge facility to enable monitoring for solids content and other constituents for compliance with permitting requirements.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.1.5.1	Surface Waters

Boulby mine is located close to the North Sea, less than 500m to the north.  Easington Beck, which flows into Staithes Beck, discharges into the North Sea, at the south western boundary of the site.  During inclement weather, Boulby mine is permitted to discharge into Easington Beck.

17.1.5.2	Water Supply

Surface processing of the mineral makes use of the water from several streams on site.  The make-up of the water comprises fresh water, sea water and mine brine.  Boulby maintains an aspects and impacts register that includes water related risks.

The QP understands that a register has been prepared aligned with current regulations, active permits and international best practices. Incidents and events relating to water are communicated and shared at site and corporate level.

17.1.6          Energy

Boulby site is energised by 70% electricity and 30% natural gas, with some gas oil and propane used across site in smaller amounts. Electrical power and gas are provided by direct connections to the UK National Grid giving round the clock access to reliable power.  Gas oil and propane are delivered to site on a regular basis by the road network and are used to replenish on-site bunkerage to give an operational buffer against potential shortage or delay.

Boulby mine is part of two major energy compliance schemes; The European Emissions Trading Scheme (EU ETS) and a Climate Change Agreement (CCA).  These schemes regulate combustion products (Greenhouse gases) and electricity consumption per tonne, respectively.  The schemes are drivers for reducing consumption across the site. Boulby is committed to reducing energy consumption and is currently progressing towards ISO 50001 accreditation.  Additionally, there have been several successful energy reduction initiatives across site. For example, lighting projects looking at replacement of all light fixtures with LED fittings, movement sensors and night/day sensors.

17.1.7          Air Quality and Noise

17.1.7.1	Dust

A source-pathway-receptor semi-quantitative assessment was carried out in relation to air quality and dust to determine whether continuing operations at Boulby would significantly affect sensitive residential receptors in the local area.  A visual inspection was undertaken by others at Boulby and would suggests there is minimal wind-blown dust beyond the site boundary and air quality concentrations are generally within recommended levels, as well as there being very few sensitive receptors in the area, it is concluded that there will be no significant effects.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Boulby mineral processing can cause atmospheric emissions, in particular:

•
Combustion gases and particulate matter from the three mineral driers which combine and vent to atmosphere via a CHP 87.5m high stack. CHP Plant is tested every three years for Carbon Monoxide and Oxides of Nitrogen; and

•	Fugitive dust emissions.

The atmospheric emissions are regulated under the Environmental Protection Act 1990 Part 1 and the surface operations classified as a Part B process and regulated by Redcar and Cleveland Borough Council under Authorisation reference MPCPL-209.

Dust monitoring on the site boundary has been in place since 1989 and other air quality assessments, including dispersal modelling in 2016 have been undertaken by third parties.  Dust is an inherent part of the mineral workings, mine site results show that there have been dust monitoring results that exceed the national guidelines on dust deposition.

In some areas dust ventilation measures are required.  Dust has been visible in the air above the mine site from external locations, however, monitoring would indicate that this dust falls within the site boundary, therefore does not impact of neighbours.  However, the dust is visible and gives the perception that it could be a nuisance, therefore Boulby are introducing measures on site to reduce the dust that can be seen in the air.  This includes the following:

•	Video monitoring of the site to identify where dust is noticeable; and
•	Monitoring of all known exhaust points to confirm the levels of dust emitted.

Quick fix improvements have already been implemented such as:

•	System 8 ducting replacement;
•	The installation of speed doors on the west side of the PotashpluS plant:
o	3 doors on west face of compaction fitted, awaiting electrical installation; and
o	1 door on the south face fitted and fully operational.
•	Sheeting repair and replacement to the exterior of the PotashpluS plant:
o	95% completed. Gaps around ducting to the stack are to be patched to complete this work.
•	Route 2 Reliability (R2R) / Polyhalite Plant:
o	Donaldson dust extraction recommissioned; and
o	All accessible areas of extraction system ducting cleaned.
•	Fines screw conveyor fully commissioned.

Future plans (2021) are to repair dust fencing around the main working areas.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Boulby recently transitioned to a sticky pad method for monitoring fugitive emissions across site boundaries. A dust management plan to monitor and remedy excessive dust on site has been prepared.

17.1.7.2	Noise

Recent noise and vibration studies have been undertaken as part of the EIA process for existing sensitive receptors.  In order to provide an ambient noise level, surveys were carried out during a shutdown period.  These were compared to noise levels generated when the mine is operational.  The surveys were undertaken by third parties.

However issues have been raised with regard to a 'droning' sound coming from Boulby which has caused some disturbance even though the noise volume is low.  Boulby has investigated and identified 'System 7' fan is the source of the noise. System fan 7 fan is part of the main plant building which filters dust out of internal building space. Operation of this fan is required for appropriate working conditions within the main plant building.

In April 2021 an internal cowling to the system 7 fan housing was installed and noise monitoring is currently being carried out.  First impressions monitored by others indicate that this specific noise problem has decreased.  General noise monitoring provides automatic alerts when certain volumes are exceeded, but is not able to provide alerts with regard to the tone of noise.

During the investigation at Boulby other high volume readings were identified from a static compensator located in the south west corner of the Mine Site, close to the rail line. The location of compensator is at a sufficient distant not to impact on neighbouring properties.

17.1.7.3	Light Pollution

As part of the EIA studies an assessment of lighting at Boulby was undertaken.  The study identified some light sources did have an impact from being too bright or incorrectly positioned and from light grouping (glow impact).  Boulby plans to address the current situation and going forward improve its lighting structure.  A Lighting Plan is being developed following the review, with some action already implemented such as:

•	Whether existing lighting can be removed or switched off;
•	Where they cannot be removed:
o	Can they be repositioned, be fitted with cowls or have their direction adjusted to reduce light spill/glow;
o	Can they use, or can they be replaced by lights which do use, LED bulbs1;
o	Can they be fitted into remote/automatic management systems which can be used to ensure they are turned off when not needed.

Photographs of the improvements were provided in the data supplied to the QP.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Since the submission of the planning application (reference: NYM/2019/0764/MEIA) in October 2019, the applicant (ICL Boulby) has been in a dialogue with some local residents and the National Park Authority with regard to noise and dust arisings from the Mine Site.  Dust and Noise monitoring and assessment work shows that all emissions fall below statutory limits or national guidance.  ICL Boulby intend to prepare and implement mitigation and additional control measures.  An issue with regard to the tonality of a noise has been investigated and addressed.  Visual impact and light pollution are in the process of be addressed, with some quick fix measures already implemented.  As an operational mine, there will always be some level of emission from noise or dust, but the QP understand that ICL Boulby is committed to improving the currently situation and addressing issues further in the planning for the extension to the life of mine.

17.1.8          Flora and Fauna

A study on flora and fauna in the EIA has considered the current environmental effects and the proposed development on biodiversity on site as well as the surrounding area on statutory and non-statutory biodiversity sites, priority habitats and species, and legally protected and controlled species that are within a defined zone of influence (ZOI).  The ZOI are listed below:

•	North York Moors SAC;
•	North York Moors SPA;
•	Bats;
•	Great crested newts (GCN);
•	Amphibians;
•	Notable aquatic fauna (for example brown trout);
•	Birds;
•	Invertebrates;
•	Terrestrial mammals;
•	Semi-aquatic mammals; and
•	Reptiles.

The above studies concluded that there is a potential for direct and indirect effects, but none of which have a significant impact upon valued biodiversity receptors.

The surface operation is bordered by a large wood to the south of the site known as “Mine Wood”.  The wood is home to an array of wildlife from deer and otters to rare species of orchid and butterfly.  As part Boulby`s continual improvement of the local area, a biodiversity action plan in conjunction with a local ecology contractor has been prepared.  This plan aims to improve the biodiversity both on and off site.  Recent actions include;

•	Wildflower meadow planting;
•	Planter planting;
•	Moth Survey;
•	Bat survey; and
•	Barn Owl box installation.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Environmental measures incorporated into the new extension scheme will include minimising land take within valued habitats, habitat creation and management, the employment of standard best practice working methods, and replanting of habitats as close to their location and type as is possible, with the aim of biodiversity gain. It is intended that a Habitat Management Plan (HMP) would be developed, which incorporates all mitigation measures.

Currently Boulby has mitigation measures in place which are being applied.

17.1.9          Traffic/Transportation

17.1.9.1	Overview

The UK has an extensive network of paved roads, rail service, excellent telecommunications facilities, national grid electricity, an ample supply of water and an educated work force and local community.  There are no residential properties within 500m of the mine site.

An assessment has been undertaken of the environmental effects of the traffic generated by Boulby Mine on the surrounding local road network.  The assessment takes into account the forecast for the future day to day operation of the site and assesses these movements against the Institute of Environmental Management and Assessment (IEMA) guidelines which specify general thresholds for traffic flows that trigger the need for the assessment of effects.  A study considers the impacts on sensitive receptors for the two main routes between Boulby Mine and the wider road network.  The study established that for a future baseline of 2048, the impacts are not significant.

Access from Boulby to Teesport facilities is via Boulby`s own rail link which connects the site with Network Rail track at Carlin How and then continues to Teesport on Network rail owned infrastructure.  The rail link is well maintained by both ICL Boulby and Network rail to allow movement of final product to ICL facilities on Teesside some 30km to the North West.

The nearest airports to the site are Tees Valley, Leeds Bradford, Newcastle and Durham.  Port facilities are located at Teesside, Newcastle, Whitby and Hull/Immingham.  Leeds is the largest City within Yorkshire and is approximately 130km from the Mine site.

17.1.9.2	Boulby Rail Link

ICL Boulby transports its products from the mine site to its deep-water port facility at Teesside via 34km of railway of which ICL Boulby owns approximately 5km from the mine site to Carlin How, where it transfers to UK Network Rail.  Boulby has a legal agreement to used Network rail line: Corus railway line to Saltburn-by-the-sea and then on Railtrack’s line to Teesport.  A new haulage agreement was reached in 2021, via GPO Amsterdam, and the vendor is DB rail freight (DB Cargo UK).

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The train can operate 8 return trips per day, 5 days per week. In general, the locomotive pulls 15 wagons each with a capacity of approximately 62t of product.  Limitation on the length of trains applies due to some sections between Carlin How and Middlesbrough being single track, where freight must give way to passenger trains.

17.1.9.3	Port Facilities (Teesport)

Boulby (trading as Cleveland Potash Limited) operates the 22-acre Teesport facility which consists of covered storage, open storage, rail reception, material handling equipment and ship loading facilities.  The ICL Teesdock site is owned by PD Ports (owner & operator of the ports of Tees & Hartlepool) and leased to Cleveland Potash Limited on a 20-year lease until 2034.

 All shipping entering the Tees river port follow the requirements laid out by the Tees & Hartlepool Port Authority. Boulby has no restriction on the number of ships entering and exiting its port terminal and the Teesdock facility is capable of handling vessels up to 50,000t in size.

The product handling conveyor systems are designed to receive and dispatch products by rail, road and sea at rates up to 1,000tph.  Covered storage capacity is circa 100,000t and uncovered capacity is circa 250,000t.  The rail infrastructure and terminal are capable of handling up to 1.7 to 1.8Mtpa with a capability to increase when required.

Teesport facility has been audited internally and externally in 2021.  A Corrective Action Report (CAR) has been prepared and updated information provided 23 July 2021.  However, there are a significant number of items still open and dating back to 2019.

17.1.10          Community and Social

17.1.10.1	Social

Boulby maintains positive relations with the local communities through informal and formal stakeholder engagement activities, including through community initiatives and continuous interaction via social media.

17.1.10.2	Social Initiatives and Community Development

Boulby is voluntarily committed to an extensive ongoing programme of local engagement, local business and community funding. Local organisations and individuals can apply for funding that contributes towards projects that will have an impact on the lives who reside in the local community.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Projects range from aesthetic improvement of local towns, building projects to fitness classes.  Over the last four years, a total of 82 projects have benefitted from this programme with Boulby providing financial support, volunteers, tools and expertise to local causes, for example:

•
Boulby donates polysulphate products for the upkeep of local sports grounds and raises funds for local charities and groups through initiatives such as the “Auction of Promise” which auctions visits underground.

•
Boulby is a member of several local corporate groups, including Redcar & Cleveland Ambassadors through which the company engages with local businesses, is involved in community projects and offers support to the region.

17.1.10.3	Stakeholder Dialogue and Grievance Mechanisms

Boulby hosts an annual general meeting with its local stakeholders: local council and other permitting authorities, relevant contractors and senior management.

ICL Boulby has maintained a complaints log since 1997 for external environmental complaints.  This log tracks details of the complaint as well as site conditions and mitigations.  Complaints of a certain threshold can be escalated into an incident for proper investigation and root cause analysis.  The log is managed by Enablon system and is available to the ICL Group Ltd.  For data protection details of the complainants cannot be viewed specifically, but a screen shot of the system has been provided.  ICL representative states in an email 23 November 2021 “We currently have no penalties or fines outstanding”.

17.1.10.4	Health and Safety

The operations infrastructure, including access roads and energy sources, meets best practise requirements and general housekeeping, safety and security standards.  The mine is compliant with the Health and Safety at work act and governed by the Mines Regulations 2014 as part of UK legislation.

Boulby has prepared an induction workbook for all new employees, the workbook is for both surface and underground workers.  The induction training is to provide knowledge and skills to participate in the organisation's safety and health system at the onset of their jobs.  The workbook includes a copy of the Company policy.  Boulby operates a zero tolerance for H&S.  The induction training lasts for 2 or 3 days depending on specifics of their work.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The workbook contains the following chapters:

•	General Induction;
•	Manual Handling;
•	Hand Arm vibration;
•	Risk Assessments;
•	Noise at Work;
•	LMS Induction;
•	Fire Safety;
•	HR Department;
•	Safety Department;
•	Well-being Department;
•	Quality Department; and
•	Environmental Department.

In the opinion the QP, the workbook covers sufficient information along with suitable training to enable safe working behaviours.

17.1.10.5	Occupational Health and Safety

There is an Occupational Health Department on site located in the Technical Services Building.  The department is staffed 24 hours a day for treatment and medical advice, regardless of whether or not the problem is work related or not.  There is a reporting procedure for being ill or injuries sustained at work and it is mandatory that these are recorded before staff leave site.

On site there are fully trained first aider with additional assistance from the duty medic.  A dedicated number has been allocated for calling the duty medic for assistance.

Boulby requires all employees, whether they are permanent staff or contractors, to undertake a pre-placement medical prior to commencing their induction safety training.

17.1.10.6	Health Checks and Surveillance

Boulby have implemented a health check for all staff.  The rolling programme of health screening is every two years. Other additional health checks provided at site are:

•	Random Drugs Testing Policy;
•	Holistic Health Treatments;
•	Counselling Services; and
•	Chiropody.

17.1.10.7	Lost time Analysis

Lost Time Analysis (LTA) figures have been provided by Boulby for 2021 (Figure 17.1).

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 17.1:  Lost Time Analysis for 2021 (ICL Boulby)

LTA refers to incidents that result an employee missing work due to an injury.  Only injuries deemed work related are counted.  The resulting figures represent the number of lost time injuries in a given period compared to the total number of hours worked during that period.  The LTA reflects the company’s safety performance in 2021.  The total headcount for the ICL Boulby operation is 488 total workers in 2021.

The QP understands that after any injury or accident a report and analysis is undertaken to investigate in order to provide information and improvement in procedures and equipment if needed.

ICL Boulby has provided a record of incidents which have occurred at site and also for ICL Boulby associated infrastructure such as rail link to network rail and Teesside port.  It would appear that reports have been prepared, however these have not been provided for review in order to assess the reporting standard/criteria for such as incident impact, mitigation, lessons learned and any after care actions e.g. update of protocols, procedures and employee impacts.  Mining is an inherently a high-risk activity; ICL Boulby is heavily regulated by the Health and Safety Executive (HSE) and the Mines Inspectorate and cannot operate without the approval of these organisations.

17.1.10.8	Local Procurement and Hiring Commitments

Boulby mine has around 460 employees, 90% of whom live within 16km of the mine.  There is also a high number of long-term employees within the workforce, and though the availability of experienced mining personnel is not considered a challenge, the Company is not averse to recruiting ‘green labour’ with no previous experience into all areas of the business to maintain these levels of employment.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.1.11          Environmental Management

17.1.11.1	Environmental and Social Impact Assessment (ESIA)

Environmental Impact Assessments have been carried out periodically since the mine commenced operation, the most recent of which was carried out in 2017.  The scope of the EIA was extended to the surrounding woodlands and looked at the mines impact on local flora and fauna.

In 2020 a social impact was commissioned.  Any negative impacts identified are reportedly actioned.

17.1.11.2	Environmental Management

Since 2009, Boulby has been accredited with ISO 14001 Environmental Management System (EMS).  An EMS management systems ensures continual environmental improvement.  Boulby have provided their “Aspects and Evaluation Register” for 2021.  The register includes impacts and a scoring matrix for significance.  The QP can confirm that the register is appropriate for ISO 14001 EMS.  The aspect register has identified relevant references to management plans for environmental and human health protection.  The QP has no reason to believe these are not in place.

The general manager reports directly to ICL Group Ltd. with all relevant environmental communication. Environmental management is also looked at on a group level. Incidents and events are reported across the business as a whole and learnings from each site are communicated where they may be relevant to others.

An environmental policy was prepared in 2009.  Recently an Integrated Management System has been implemented combining ISO 45001 (health and safety), ISO 9001 (quality) and ISO 14001 (environment), each aspect preparing an integrated policy statement.

17.1.11.3	Environmental Management Staff & Resources

The environmental team consists of two permanent employees.  The IMS defines competency standards for employees that are operationally involved with any of the management systems. Where competencies are required, relevant training is provided to those individuals to ensure human resources available.

As part of the IMS, Boulby has developed operational procedures.  These procedures are written to ensure the effective management of environmental aspects across the site.  These procedures include waste management, dust control, complaints handling, mine closure, biodiversity control, emissions monitoring, and many permit specific protocols amongst others.

17.1.11.4	Environmental Monitoring, Compliance & Reporting

In addition to physical monitoring of the environment; dust, odour, noise and light pollution. Boulby also monitors their performance against their written procedures through internal audits. Nonconformities or opportunities for improvement are recorded on one of several compliance trackers. The findings are assessed for patterns and where trends are identified, actions are generated into the site improvement plan to bring about more widespread improvement.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.1.11.5	External and Internal Auditing

The QP reviewed the CAR provided which discusses the audits undertaken at site and the correction actions required, and notes the following:

•	Legal Compliance Audits CAR – 10 Open;
•	External Audits CAR – 22 Open;
•	Corporate Audits CAR - all closed;
•	Internal Audits (Boulby) CAR - 9 Open; and
•	Teesdock Audit CAR – 27 Open.

17.1.12          Mine Closure Plan

A conceptual mine closure plan (PN981101) was commissioned in 1998 by Boulby (operating as Cleveland Potash Ltd), prepared by Environmental Reclamation Services Ltd (ERS).  This covered the site in general, the mine and the effluent tunnel facility.

This plan was reviewed and updated in 2004 and 2011 (PN981102) by ERS.  The estimated cost of closure in the 2011 review was £6.3 million.  This plan is due be reviewed and assessed against current UK planning and environmental regulations in 2021.

17.1.13          Adequacy of Current Plans to Address Any Issues Related to Environmental Compliance, Permitting, and Local Individuals, or Groups

It is the QP’s opinion that the Boulby operation’s current actions and plans are appropriate to address any issues related to environmental compliance, permitting, relationship with local individuals or groups, and tailings/waste management.

17.2          Cabanasses and Vilafruns

17.2.1          Environmental Permitting

17.2.1.1	Water sources

The Catalan Water Agency (ACA in Catalan) has provided ICL Iberia with two water concession permits issued in June 2017 to collect water for industrial processes from two local sources. The first permit, with registry number A-0012925, authorises ICL Iberia to collect water from the Cardener River and a contiguous shallow alluvial groundwater well from the same river.  The second permit, with registry number A-0012926, allows ICL Iberia to collect water from the mine decline drain.  Taken together, the ACA authorised a maximum flow of 66.5 L/s and a maximum volume of 1,000,000m3 per year.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

In 2020, ICL Iberia requested a modification to the permit due to an updated calculation of the decline drain water considering an average catchment of 0.30 hm3 per year, which was approved in April 2021. The Technical Unit of Concessions of the ACA issued the favourable resolution to increase the total volume that ICL Iberia may capture from both the river and decline to a total of 1,400,000m3  (or 1.4 hm3) per year with the same limit to pump no more than 1 hm3/a of the Cardener River.

In 2020, a third permit was issued by ACA concerning a water concession for the industrial use of regenerated water, or that coming from secondary treatment of wastewater treatment facilities. The permit, ref. CC2016000177, allows ICL Iberia to use regenerated water from the Manresa waste water treatment plant with a maximum annual volume of 6.86 hm3 per year. ICL Iberia is required to present a Management Plan and Sanitary Self-Control Programme complying with the regulations of Decree 1620/2007 on the legal regime for the reuse of treated water.  The ACA conducted its latest water use monitoring inspection in June 2021 as reviewed by the Author.

17.2.1.2	Water discharges

The Catalan Water Agency (ACA in Catalan), through the 2019 renewal resolution TES/1198/2019, authorises ICL Iberia to discharge industrial, mining, and salt deposit wastewater into territorial sea through the submarine pipeline of the Prat de Llobregat treatment plan after the wastewater has been treated from the brine collector. The ACA conditioned wastewater discharges to the limits and monitoring frequency presented in Table 17.2.

Table 17.2: ACA Wastewater Discharge Limits
Parameter	Fixed value		Monitoring frequency
	Maximum	Unit
Annual flow	1,670,000	m3/year	-
Half flow	190.8	m3/h	-
Tip flow	53	l/s	-
Suspension matters	250	mg/l	monthly
Sedimented matters	30	ml/l	monthly
Temperature	35	ºC	monthly
pH	6-10	--	monthly
Total hydrocarbons	15	mg/l	semestral
Cl-	160	g/l	-
(SO4)2-	10	g/l	-
(SO4)2-/(Cl)-	0.01-0.15	g/l	-
(CO3H)-	1	g/l	-
Na+	100	g/l	-
K+	50	g/l	-
(Ca)2+	3	g/l	-
(Mg)2+	20	g/l	-
Oils and fats	50	mg/l	semestral
Total phosphorous	30	mg/l	-
Phosphates	90	mg/l	trimestral
Nitrates	100	mg/l	trimestral

In addition, wastewater discharges cannot surpass the limits of Resolution MAH/285/2007.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.2.1.3	Air emissions

The Catalan Climate Change Office, part of the General Directorate of Environmental Quality and Climate Change, renewed ICL Iberia’s authorisation for greenhouse gas emissions. The authorisation, AE2130145 issued in December 2020, covers 29 sources of air emissions, including dryers, boilers, air conditioners and generators used in ICL Iberia’s activities.

Monitoring must be held on a yearly basis, based on the calculation of CO2 equivalent emissions. Monitoring levels are set per source of air emissions as indicated in Table 17.3.

Table 17.3: Air Emission Monitoring Levels
Source flow type	Source flow	Emission source	Activity data	Net calorific value	Emission factor	Oxidation factor
Primary	Natural gas	S1 to S5, S20 to S27	2	2a	2a	2
De minimis	Gasoil B	S18, S19, S28 and S29	2	2a	2a	2
De minimis	Gasoil C	S6 a S17	2	2a	2a	2

The calculation of CO2eq emissions from the facilities will be carried out in accordance with the Implementing Regulation of the EU 2018/2066 on the monitoring and notification of GHG emissions. In March 2021, a modification to the authorisation of GHG emissions was provided as ICL Iberia submitted their new Monitoring Plan to include further installations. The latest report on air emissions was completed in August 2021.

In terms of noise, ICL Iberia hires a control entity for the preventions of acoustic contamination to carry out regular monitoring rounds. Results from the latest report, issued in July 2020, cover the indicators set by Law 16/2002 on acoustic contamination, and its regulating Decree 176/2009. Different noise sources are monitored, including process facilities in the plant, such as the crushing and cooling towers, dust collectors, vehicle use and equipment, as well as sources of noise in the mine, such as the elevators, machinery, conveyor belts, and electric sub-station.

Results indicate that no assessment level is exceeded by more than 5 dB (A) for more than 30 minutes in day or night periods as required by the law. Two sources within the plant surpassed the levels by 1 dB(A) and 5 dB(A) during the night.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.2.1.4	Waste

The Catalan Waste Agency (ARC in Catalan) requests yearly declarations on industrial waste to comply with Decree 93/1999.  ICL Iberia submitted the latest report on March 2021, under the waste producer register code P-00299.1.  ICL Iberia is listed as a Large Producer of waste, including hazardous waste.  The ARC has also received ICL Iberia’s study to minimise special wastes for a 2021-2024 plan.

ICL Iberia started segregating their waste 10 years ago, implementing a recycling and waste separation programme that has been successfully organised in the offices and partially in the underground mine areas.

17.2.2          Environmental Impact Assessment and Monitoring

17.2.2.1	EIA Resolution

ICL Iberia submitted an Environmental Impact Assessment (EIA) study for the ampliation of the salt deposit of Fusteret in 2018,  and an EIA study for the expansion of mining activities in Súria from 750,000tpa to 1.0Mtpa, including Project modifications such as the construction of the mine decline, new salt processing plant, and the new terminal in the Port of Barcelona (see section 17.3.4) to the General Directorate of Energy, Mines and Industrial Safety (DGEMSI in Catalan). This process is framed under the Mining Law 20/2009 concerning the environmental control of mining activities and Law 21/2013 concerning the environmental impact assessment criteria.

ICL Iberia received a positive resolution, known as an Environmental Impact Declaration (DIA in Catalan), in July 2018 for the environmental code permit B3DIA170279 (AE/84/0687-03), and in June 2021 for the code permit B3DIA190737 (AE 84/06/87-05). Operations in the Port of Barcelona also hold their specific environmental licence, including reception, unloading, storage, handling and loading of ships. The licence was originally authorised in 2016 and an update was authorised in 2020 for non-substantial modification of activities once the new terminal was completed.

17.2.2.2	Impact summary

Given that the mining expansion is planned eastwards, away from the locality of Súria (approx. 7k people in the area), there are no expected community impacts from future operations.

17.2.2.3	Environmental liabilities

Since the acquisition of the Súria site in 1998, ICL Iberia has been challenged by historical environmental liability.  Since potash mining commenced in Súria (Cabanasses) and later in Sallent (Vilafruns), brine runoff from the salt deposits have reached the local rivers, contaminating the Cardener River. In spite of the implementation of mitigation measures12 and due to the continuous brine runoff and underground filtration, in 2013 the Superior Justice Tribunal annulled the environmental permits in Sallent and demanded a restoration programme. The sentence was ratified in 2015 and operations in Sallent were annulled, leading to the diversification and augmentation of planned activities in Súria.

12 A brine collector was implemented in 1989 in the area, covering both the Suria and Sallent sites. However, brine from the Sallent salt deposit filtered underground, as the deposit is unlined, and polluted the Llobregat river in 2002. Following restoration programmes by the regional government of Catalunya in 2003 and a precautionary closure of salt deposit dumps in Sallent, new contention ditches were built in Suria and Sallent in 2005 and 2006, and the Sallent (Vilafruns) deposit had a waterproofing restauration in 2010.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The 2014 environmental permit (DIA) for the Súria (Cabansses) site already contained significant management measures for the salt deposit and reduction of generated brine. In the same year, the criminal court № 1 of Manresa and the Prosecutor’s Office issued a judicial sentence13 against ICL Iberia and former senior corporate figures due to the environmental impact of water salinisation in Sallent, Santpedor, Callús and Súria. This decision is ratified in 2016 by the regional government in Barcelona. In 2017, ICL Iberia signs a collaboration agreement with the government of Catalunya to allow the extension of mining activities in Súria and a transitioning use of the salt deposits in Sallent until they were decommissioned14.

Following a change in ICL Iberia management in 2017, further underground brine drainages are installed and a comprehensive plan to collect brine in compliance of the court sentence is presented. The extension of the Súria salt deposit ‘Fusteret’ from the unlined Reservoir A to the lined Reservoir B, as mentioned above, was approved in 2018. In 2020, following the definite closure of Sallent (Vilafruns), Reservoir B of the ‘Fusteret’ salt deposit in Súria started operating. In 2021,  a 200m long concrete barrier along the Cardener River, adjacent to the Cabanasses operation, was built.  The barrier is 9m in depth and collects groundwater containing elevated levels of dissolved salt prior to it entering the river. The collected water is then treated and de-salinised.

Based on this background, the new transition plan has focused on reducing the salt deposits by creating salt processing facilities that can diversify the products in Súria, and transporting brine through the public brine collector built by ACA to discharge wastewater to the sea near the Port of Barcelona. As noted above, these transitional strategy started since the 2016 ratification of the 2014 sentence, and was further supported by the management change in ICL Iberia in 2017. ICL Iberia expects that the new salt processing facilities, still under construction, and the planned expansion of the brine collector pipeline to the Port of Barcelona can help them eliminate brine generation, reduce the salt deposits, and uphold a continuous recovery of the salt deposits in the future.

13 ICL Iberia sentenced to indemnify owners, pay procedure costs, and completely control the brine runoff in Sallent and Suria, as well as the costs of the ecologic recovery until baseline salinity levels are reached.
14 Further extensions to the Vilafruns mine operations in Sallent are issued, based on this transition plan, until 2019. In 2019, salt deposit works are completely stopped in Sallent salt deposit ‘Cogulló’ and the mine activities in Vilafruns come to an end in 2020.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.2.2.4	Investment in management measures

In 2020 and 2021, ICL Iberia completed the following components:

•
Cabanasses mine decline – a 5.2km long decline reaching a depth of 900m (below surface) to extract minerals, improve ventilation and work safety conditions, as well as to facilitate the transport of equipment to reduce the need of business-related truck traffic. In operation since July 2021.

•
Train logistics update – railway logistics from the mine to the Port of Barcelona to be increased on a yearly basis, adding a new daily train, from two to three daily trains in 2019 to seven daily trains in 2024. Includes an upgrade from 21 to 24 train cars per train.

•
New terminal in the Port of Barcelona – increasing cargo load capacity from 800,000t to 4,000,000t per year and allowing the arrival of large capacity container ships, of up to 70,000t, to port, reducing the need for additional vessel traffic.

17.2.3          Environmental Health and Safety Management

17.2.3.1	Policies and certifications

ICL Iberia has developed an Ethics Code in alignment with global ICL guidelines, which includes mentions of labour and human rights with limited detail. However, the Code clearly states a company-wide anti-discriminatory stance. Non-discrimination is enacted through the Equality Programme. In addition, a Diversity, Inclusion and Belonging (DIB) initiative is implemented from the wider ICL Group Ltd. into the local ICL Iberia activities.

ICL Iberia has the following certifications:

•
UNE 22480 - Sustainable mining management certification by the Spanish Normalisation Organisation (UNE) promoted by the National Confederation of Mining and Metallurgy Companies (CONFEDEM) and aimed at adopting the Mining Association of Canada

•	IS0 14001 – Environmental management
•	ISO 9001 – Quality management
•	ISO 45001 – Occupational Health and Safety
•	ISO 14067 – Carbon footprint of products
•	ISO 22000 – Food safety management
•	BS OHSAS 18001:2007 – Occupational Health and Safety
•	FEIQUE Responsible Care – Corporate social responsibility certificate issued by the chemical industry federation in Spain

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

ICL Iberia is aiming to structure their sustainable mining management structure to align with the UN Sustainable Development Goals. Specifically through the following:

•	Strategic impact in SDG 2 (zero hunger)
•	Direct impact in SDGs 8 (decent work and economic growth), 9 (industry, innovation and infrastructure), and 12 (responsible consumption and production)
•	Indirect impact in SDGs 3 (good health and well-being), 6 (clean water and sanitation), 10 (reduced inequalities), 13 (climate action) and 15 (life on land)

17.2.3.2	Personnel and occupational health and safety

ICL Iberia is staffed by a total of 899 people who are not all directly employed by ICL Iberia, from which 133 employees work as administrative support, and 766 employees work in the mining operation, including processes and activities. 707 people, or approximately 92% of the employees related to the mining operation are affiliated to a worker union and under collective contract agreements.  The number of employees working directly underground in mining activities in Cabanasses ranges from 130 to 160 miners, covering 24hr operations through three shifts.  Each shift is comprised of 40 to 60 miners working eight hours.

The Environmental, Health and Safety (EHS) department is comprised of a director, two senior technicians, dedicated to water, salt deposit and biodiversity restauration, and air emissions, noise and climate change, as well as a person in charge of the environmental policies and certifications mentioned above, and a support technician.

Occupational Health and Safety (OHS) is overseen by the Health and Safety department, led by the Security Manager and a team of six senior technicians for labour risk prevention, three technicians in charge of first aid teams, as well the worker unions. Security Representatives of unionised workers, known as Mining Delegates, participate in daily decision-making processes regarding OHS. Mining Delegates are in charge of worker safety and they have a stop work authority in case of any identified risk.

The Human Resources department and the HR Manager have a composite team working for the ICL Group Ltd. programmes and functions, as well as local HR management for social security, health check and local contractual aspects. 10 Senior technicians work among tasks comprising personnel selection, marketing and logistics, learning and development and labour relation administration.

Approximately 90% of the ICL Iberia staff is comprised of men, with most women employed in administrative and technical jobs outside of the mine and in directing roles. Three women work underground in mine activities. ICL Iberia has an employee grievance mechanism through corporate telephone numbers and anonymous feedback boxes in the office. While the grievance resolution process is not systematised and registered, ICL Iberia does implement a resolution through discussions with the grieved parties. There have been no harassment incidents or reports in the grievance mechanism.

17.2.3.3	COVID-19 prevention and management

A corporate level health and safety committee was formed in 2020 to focus decision-making processes regarding the COVID-19 pandemic. Prevention measures such as social distancing and face masks are still in place, while more cautious measures were implemented throughout 2020 and early 2021, such as the continuous disinfection of common places, distanced sitting places in diner areas, and uneven shift starts to discourage the grouping of employees using the mine shaft elevators.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Reportedly, office employees were given the option to work remotely, and site workers were supported through hygiene measures to increase the cleanliness of workplaces, tools, and equipment, as well as through the provision of individual protection equipment. The medical service follows up on positive cases, advising and performing the pertinent tests for safe return to work.

Reportedly, ICL Iberia suspended operations during two to three months in 2020 due to the local government restrictions. Reinstated activities were supervised by the corporate health and safety committee. The protocol established any positive cases to be taken to the medical services for isolation until broader public medical services could take the person. A PCR test must be undertaken by staff after returning to work and having spent 10 days in quarantine.  Personnel visiting the site conducted PCR tests before traveling to the Project site.

17.2.4          Plans, Negotiations or Agreements with Stakeholders

17.2.4.1	Stakeholder engagement

Stakeholder engagement activities are undertaken by the Corporate Relations department and its External Communications Manager. Engagement is guided by a stakeholder mapping process which identified key stakeholders such as regional and local authorities, Civil Society Organisations, mining unions, and other private businesses. Even though no community representatives or inhabitants are identified in stakeholder mapping processes, there are engagement activities with the local communities.

In terms of corporate communication, ICL Iberia has disclosure material in both Catalan and Spanish languages for local and regional population. Since 2013, ICL Iberia has released annual reports on sustainability indicators (Memoria de Sostenibilitat), as well as corporate magazines, bulletins and newsletters. Face to face engagement activities include regular talks with local town hall authorities every six months and working with public administration to hold open community forums where new Project developments are presented.

Reportedly, historical relations between the mine and the community of Súria were very limited before the 1998 acquisition by ICL Iberia. Interviewed staff reported the historical relation as being paternalistic in terms of investment and unilateral in terms of communication. ICL Iberia now receives feedback through their open community forums and social media, although the Corporate Relations department only has one person in charge of community relations.

17.2.4.2	Engagement with worker unions

In Spain, unions have a high historical affiliation from mine workers, making mining unions a very relevant stakeholder group. As mentioned above, 92% of the workers in ICL Iberia are affiliated to a worker union and most of the workers are under a collective contract agreement. Negotiations with the unions are reported as efficient and continuous. As previously described, Mining Delegates represent the workers through a role known as the Company Committee during agreement meetings. For instance, during the Sallent site closure, a planned collective dismissal of 160 employees was negotiated with the Company Committee and a compromise was reached to allow for 17 applicable pensioneers to voluntarily leave and 28 people to be retrenched. Negotiations were reached in good faith and workers’ rights were overseen by the unions through the Company Committee. Any contractual matters under collective agreements must be discussed with the Company Committee.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.2.4.3	Social development

ICL Iberia supports community development through different ongoing agreements. These include collaborations with town hall environmental commissions, investment in public infrastructure (e.g. reconstruction of public road roundabout near ICL Iberia facilities entrance), support of and donation to local food banks, collaboration with local university for internship programmes and cultural collaborations, and general staff volunteering activities.

17.2.4.4	Public perception

Public perception has reportedly improved since the mine acquisition in 1998 by ICL Iberia, and perception has been monitored since 2017. Perception is gauged through participatory  surveys, undertaken with the community of Súria. Some of the main registered community concerns about the Project activities include grievances about dust and noise from Project-related activities and road use of Project trucks, as well as questions about job availability.

The start of operations of the new mine decline has allowed ICL Iberia to eliminate the use of up to 80 transport trucks that transited through the city of Súria. Reportedly, public perception improved following this reduction of truck transit, as noise and dust from the project-related traffic was now prevented.

Although Project opposition groups were not identified as part of the stakeholder mapping process, they were identified in the EIA. Opposition groups include environmental collectives such as Prousal, Montsalat and the ecologist collective l’Alzina15. On a global and national level, the Boycott, Divestment, Sanctions (BDS) group opposes the work of ICL in Spain.

17.2.5          Local Procurement and Hiring Commitments

According to the 2021 EIA, 87% of ICL Iberia workers are hired locally, as well as 60% of supply chain workers. Approximately 60% of the indirect jobs generated by ICL Iberia activities are located in Catalunya, with the rest located in Spain and the EU.

The HR department used to have a supply chain management area. However, after the establishment of supply contracts, any monitoring and oversight activity with the supply chain is held by the OHS department and the Safety Manager. This department can sanction suppliers when they do not comply with OHS provisions and risk management measures.

15 Public opposition from these groups was mainly directed against the Cogulló salt deposit from the Sallent activities and currently against the Fusteret salt deposit from Súria. Water salinisation is one of the main concerns of these civil society environmental organisations.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.2.6          Mine Closure Plans

The 2021 EIS presents a Preliminary Closure Project as Annex III-1 of the Restoration Plan, for the dismantling / restoration phase.  However, the DGEMSI conditioned the DIA resolution for ICL Iberia to the development of a complete decommissioning and restoration project and the inclusion of a specific environmental monitoring programme once the Project closure phase commences.

17.2.7          Adequacy of Current Plans to Address Any Issues Related to Environmental Compliance, Permitting, and Local Individuals, or Groups

It is the QP’s opinion that Cabanasses and Vilafruns operation’s current actions and plans are appropriate to address any issues related to environmental compliance, permitting, relationship with local individuals or groups, and tailings/waste management.

17.3          Rotem

17.3.1          Overview

ICL’s Rotem asset includes production plants at Mishor Rotem (variously leased until 2028 to 2041), and ICL Phosphate’s Oron and Zin sites (leased until 2017 to 2024).  For the purposes of this review, ICL’s Rotem asset comprises:

•	Rotem (Arad) and Zafir (Oron- Zin) phosphate mines located in the Negev, including:
o	Beneficiation plant
•	Mishor Rotem processing plants, including:
o	Sulphuric acid plant
o	Green phosphoric acid plant
o	White phosphoric acid plant
o	Superphosphate, granular fertilizer pant
o	MKP plant
o	Oron beneficiation plant (high-grade, multi-purpose phosphate products)
o	Zin beneficiation plant (high-grade, multi-purpose phosphate products)
o	Combined heat and power, oil shale electricity power plant and steam plant

The Zin, Oron and Arad mines are operated in accordance with two mining concessions, which were valid until the end of 2021.  The immediate future of ICL’s mining operations at Rotem depend upon ICL obtaining approvals and permits from the authorities, including an Emissions Permit under the Israeli Clean Air Act.  ICL is also proposing the development of the Barir field located in the South Zohar deposit, Negev Desert.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

It is understood that production at Rotem commenced before the formalized planning system that required the preparation of environmental impact assessments to be conducted as part of the planning application process was introduced.  As such Rotem may not have an EIA, and one has not been provided.  However, the planning and permitting process has been outlined, which requires an EIA for every new ‘project’ and, for existing projects an application to update the environmental permit is required.  In this way the Ministry of Environment is able to keep track of emissions and discharges and issue requirements for updating environmental monitoring and reporting.

17.3.2          Rotem Environmental Organisational Structure

The organogram (Figure 17.2) illustrates the organisational structure for the implementation of environmental management at ICL’s Rotem asset.

ECOLOGY, INFRASTRUCTURE ,EFFLURNTS AND WATER MANAGER
EFFLURNTS AND WATER MANAGER
AIR PERMIT MANAGER
INFRASTRUCTURE AND PERMITS MANAGER
EFFLUENTS AND SOIL PROFESIONAL
ENVIRONMENT MANAGER
HIDROLOGIST
civil engineer
maintenance manager
operational manager
work manager
maintenance operator
sewage facility operator
Business license supervisor
Permits supervisor
Permits promoter
Environmental engineer I
Environmental engineer II
Hazardous materials permits and managing engineer

Figure 17.2:  ICL Rotem Environmental Management Department

17.3.3          Policies

Rotem follows and implement ICL Group Ltd.’s (common) Environment, Health, Safety and Security Policy.  ICL’s EHS&S policy applies to all businesses and employees within ICL.  The publication, ‘Quality, Health, Safety and Environmental Company Policy and Guidelines’ presents and is the basis for the implementation of Rotem’s Environmental Policy, Health and Safety Policy, and Occupational Health and Safety Policy.

•	ICL Sustainability Strategy and Vision
•	ICL Group Supplier Code of Conduct
•	ICL Group Sustainable Procurement Policy

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.3.4          Health, Safety and Environmental Procedures

17.3.4.1	Rotem HSE Implementation

ICL personnel have stated, ‘Every employee conduct a safety training once a year.’ It is not known whether this applies across all ICL sites in Israel, however, in line with the corporate HSE system it is assumed that is the case.

17.3.4.2	Rotem HSE Procedures

Rotem maintains a list of all the legal requirements including a register of national legislation and site specific permits and  carries out  audits to check and verify compliance.  ICL Rotem implements the following HSE procedures:

• Travel within the mine areas	• Site Preservation
• Permit to enter the mine	• Ground shocks, noise, and dust
• Accident / Near Accident Reporting	• Contractors' work in the mines
• Using a cell phone	• Road planning in the mine
• Mediation training for a new contractor employee	• Workspace operation
• definition of mine works	• Switching operators between shifts
• Definition of environmental risks in mines	• Introduction of an IDF operator into a new work area
• Rehabilitation while mining

17.3.4.3	Rotem HSE Management

Figure 17.3 illustrates the HSE management structure for the Rotem mine sites.

Figure 17.3:  Rotem HSE Management Structure

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.3.4.4	Environmental Procedures

The following environmental procedures are implemented by ICL Rotem:

• Poison permit and treatment of hazardous substances	• Training and awareness
• business licence	• Monitoring and measurement
• Work in open areas	• Reporting and documenting environmental events and exceptions
• Adherence to conditions in permits - business licences and their renewal	• AIR quality Detectors on the business fence( border-line)
• Dealing with HOME FRONT COMMAND regarding hazardous substances and submitting reports	• Prevention of soil contamination by chemicals, fuel and oils
• Requirements under any law and other requirements	• Treatment of hazardous materials and waste disposal
• Goals, objectives, and environmental management plan	• Prevention of harm to flocks of migratory birds
• Communication with the environmental regulator (and submitting reports)	• Prevention of soil and groundwater pollution from evaporation and storage ponds
• Operational control	• Disposal of electrical and electronic equipment, batteries, and accumulators
• Inconsistencies and corrective and preventive actions	• Pipe marking
• Engineering, safety and environmental rules for fuel storage facilities and internal gas stations in the company

Rotem manages chemicals (purchase, conveying/shipment, storage & consumption) using  SAP and other software. In addition Rotem runs internal and third party audit plans that include auditing the management of chemicals. All chemicals purchased and stocks are registered and are managed using SAP.  As per statutory and legislative requirements, Rotem holds permits issued by the Ministry of Environmental Protection and Civil Defence Headquarters for all its hazardous chemicals.

17.3.5          Corporate Responsibility Reporting

ICL Group Ltd. environmental reporting is reported via the ICL Corporate Responsibility Report, the information for which is managed and archived through the Domino/Enablon QMS.

ICL 2020 Corporate Responsibility (CR) Report, published 02 August 2021, was prepared in accordance with the Global Reporting Initiative (GRI) Standards ‘Core Option’.  The GRI provides common standards (GRI Standards) for reporting publicly on a range of economic, environmental, and social impacts.   ICL’s 2020 CR Report incorporates relevant SASB (Sustainability Accounting Standard) and TCFD (Task Force on Climate-related Financial Disclosures) indicators that report on governance, strategy, risk management, and metrics and targets that help investors understand how reporting organizations assess climate-related risks and opportunities and, importantly, how organisations are addressing GHG emissions reduction commitments.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

ICL’s 2020 CR Report was evaluated and assessed in line with AA1000 Assurance Standard of the Accountability Organisation  by the Corporate Social Responsibility Institute (CSRI) on 01 August 2021 for its fulfilment of three key principles, namely, Inclusiveness, Materiality and Responsiveness. CSRI found that ICL’s 2020 CR Report fulfilled “these principles and the GRI SRS (at the level of ‘In Accordance’ - Core) guidelines satisfactorily.”  Further, the CSRI reported that the performance indicators in ICL’s 2020 CR Report “are also presented adequately according to the global Sustainability Development Goals (the SDGs)”.

17.3.6          Reporting to Israel’s Statutory Authorities

ICL Rotem and Dead Sea Works report directly to the Ministry of Environmental Protection (MEP), which is Israel’s statutory authority responsible for the protection of the environment and public health.  MEP is responsible for regulating development within Israel through the issue of planning permissions (licences) and the regulatory authority responsible for the management of atmospheric emissions, waste management, hazardous materials, exploitation of natural resources, and enforcing environmental laws.

Real-time continuous environmental monitoring systems (CEMS) operate at ICL’s processing plants transferring emissions and discharge data directly to the Ministry.

ICL Rotem (and DSW) submit annual environmental monitoring reports to MEP in March each year.  The annual reports present all emissions and discharge data, as well as solid and liquid non-hazardous and hazardous wastes.  The environmental reports are publicly disclosed through MEP’s website.

17.3.7          Environmental Permits

With reference to S-K Item 101(c), ICL Rotem and Dead Sea Works should demonstrate that environmental permits and/or updates to environmental permits are in place for all their developments, emissions, and discharges.   The following national permitting requirements should be noted:

•
Any new project or development not included in an existing permit, no matter its scale and associated risk, requires an environmental permit application for its inclusion in the blanket environmental permit for the property.

•	Prior to award of an environmental permit, or an update to an existing environmental permit/licence, the Final Draft of the environmental permit is issued by MEP for public consultation.
•	Environmental permits are valid for a period of seven years.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.3.8          Permit Conditions

Environmental permits are issued subject to binding conditions.  An environmental permit is issued for the project as described in the permit application and/or the application for a variation to an existing permit application.  The conditions of the environmental permit include conditions specific to a project, development, process, emission, or discharge whilst stating the requirements to ensure compliance with environmental laws promulgated by the Government of Israel.

17.3.9          Permit Renewals

All environmental permits are presented in ICL’s Domino / Enablon QMS.  An application for permit renewal must be submitted to MEP 1-year prior to the expiration of the active permit.

17.3.10          Fines and Penalties

ICL Rotem has disclosed two environmental incidents:

1.	Ashalim Stream Discharge
Date: July 2017
Incident description:  An area of one side of the embankment of Pond № 3 subsided resulting in 100,000 m3 liquid slurry phosfogypsyum being discharged to the Ashalim stream (a nature reserve).
Effect of the incident: The nature reserve was closed to visitors after the event, and was re-opened in June 2020 following clean-up and restoration and a concluding state IRBCA survey.
Statutory involvement: The statutory authorities continue to monitor the incident area to check the ecological situation.
Outcome: ICL built a new pond (№ 5) designed by Ardaman and Associates (USA).

2.	Discharge from Pond (a TMF) № 11, Tzin Plant
Date: February 2019
Incident description:  A rare rain event caused a stream to flow through the Pond (a TMF) № 11 in Tzin plant which resulted in approximately  100m3 of salty water discharging from the pond.
Statutory regulator involvement: ICL was called before a hearing in the Ministry of Environment.
Outcome: ICL changed the point of pumping the water back to the plant to the centre of the pond instead of the edge of the pond, removing liquid (pore) pressure on the pond embankment.

WAI has not been informed of any other environmental incidents recorded by ICL Rotem.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.3.11          Permits and Licences Held by ICL Rotem

ICL Rotem holds the following environmental permits:

•	Business licence, Hatrurim Mine (Rotem)	Valid until 30 June 2022
•	Hazardous materials permit, Rotem site	Valid until 04 October 2022
•	Business licence, Oron Mine	Valid until 30 December 2028
•	Hazardous materials permit, Oron site	Valid until 23 November 2022

17.3.12          Summary of Risks

The following examines regulatory compliance risks associated with ICL’s plants and operations.  Section 17.3.13 highlights cases of material note arising from and relating to ICL’s operations at Rotem.  The review examines how ICL has, or is, addressing and reporting compliance, environmental management, and incidents.

The review is based primarily upon publicly-sourced information, including ICL’s own, publicly-disclosed annual Corporate Responsibility reports, as well as information gained through interviews with ICL personnel.

17.3.12.1	Air Quality and Groundwater Monitoring

As stated in ICL’s 2017 CR Report, all ICL’s plants in Israel have received air emissions permits.  The air emission permits include provisions regarding application of BAT, monitoring, control and reporting to the Ministry of Environmental Protection.

WAI were informed by ICL on 16 December 2021 that ICL has implemented measures to address the requirements of air emission permits in coordination with the Ministry of Environmental Protection, including the installation of three Constant Emissions Monitoring Systems (CEMS) air quality monitoring stations pursuant to the Clean Air Law which report directly to the National Monitoring Centre of the Ministry of Environmental Protection.  The data are publicly disclosed.

ICL has implemented an air quality monitoring system in accordance with the requirement of the Ministry of Environmental Protection and MEP’s Environmental Unit since 2017.

WAI has received information from ICL Rotem confirming the location of ambient air quality (particulates) monitoring locations for the Hatururim mine site.  Rotem has submitted an Air Quality Monitoring Plan to the Ministry of Environmental Protection for approval.  The plan will be implemented.

In addition, at the Rotem site third party explosions monitoring is carried out and groundwater monitoring including water level monitoring (piezometric head) and groundwater quality analysis.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.3.12.2	Green House Gases

To address climate change associated with greenhouse gas emissions ICL has converted its main plants to natural gas and implemented energy efficiency initiatives.  ICL’s 2017 CR Report states, “The combined results of these efforts has resulted in 25% reduction in the global GHG emission of ICL between 2008 and 2016.”  ICL has converted its combined power and steam plant from shale oil to natural gas and light fuel oil.

As stated in ICL’s 2017 CR Report, “ICL reports its emission data annually and its efforts in the climate change field to the Carbon Disclosure Project (CDP).  As a result of ICL’s comprehensive transparency efforts and the significant reduction in its emissions, the CDP awarded ICL the second best possible score, A- for its 2007 report”.

17.3.12.3	Circular Economy

ICL has reported its intention to create new products from waste and recyclable materials including products from phospogypsum accumulated at the Rotem site; Flurosilicic Acid (H2SiF6); cement clinker; and oil spill absorbent materials.

17.3.12.4	Contaminated Land

As per a requirement associated with the issue of a business licence by the Ministry of Environmental Protection all of ICL’s plants in Israel have conducted historical land surveys.  ICL carried out a contaminated land survey submitted to MEP circa 2015.  ICL has either received or is awaiting the instruction of MEP regarding areas of ground contamination.

17.3.12.5	Waste Management

As reported in ICL’s 2017 CR Report, a master plan for treating waste has been implemented at Rotem with the aim of reducing effluent quantities, utilising effluents for new products (i.e. extracting other minerals from the wastewater), recycling wastewater, reducing water consumption, and treating and neutralizing wastewater.  This initiative has been partly in response to the Ashalim Stream incident in 2017 (refer 17.4.10.1).

17.3.12.6	Hazardous Materials

ICL’s operations in Israel store, transport and use hazardous materials in accordance with the Israeli Hazardous Substances Law, 1993, for which permits are renewed and issued annually for all ICL plants.

17.3.12.7	Cultural Heritage

In accordance with Israel’s laws, the Rotem site implements a Chance Find Procedure for possible sites of archaeological and cultural heritage interest.  The law requires archaeological surveys to be conducted prior to entering and commencing quarrying.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.3.13          Disclosure of Risk

17.3.13.1	Rotem – ICL’s Reporting and Disclosure of the Ashalim Stream 2017 Pollution Incident

ICL reported the release of process plant effluent from a retaining pond into the Ashalim Stream in ICL’s 2017 CR Report.  It was estimated that between 100,000 and 200,000 m3 acidic phosphogypsum effluent discharged consequent to a breach in one of Rotem processing plant’s effluent detainment ponds.  The discharge of effluent resulted in the contamination of 20 km of the Ashalim stream (Nahal Ashalim), which flows through an area designated as a nature reserve managed by the Israel Nature and Parks Authority (INPA).

Full public disclosure of the incident and the measures taken by ICL to remediate Ashalim stream is presented on the www. (https://2019.icl-group-sustainability.com/reports/ashalim-creek-nahal-ashalim-incident).  ICL is continuing to work with INPA to monitor the long term impact of the effluent discharge on the wildlife and habitat of the Ashalim stream.  Following its remediation the Ashalim stream was re-opened to the public in 2020.

17.3.14          Personnel and Occupational Health and Safety

ICL has implemented a new Operational Excellence Management System - OMES-EHS addressing health and safety across the organisation since 2020.  ICL has also introduced ‘HOP’, Human and Organizational Performance which supports ICL’s five safety principles.  HOP aims to provide ICL’s employees with an open forum to assist and develop professional training, safe operating behaviours, proactive learning and facilitate a culture of implementing pre-emptive actions to identify and remove hazards.  In addition ICL is implementing a system to promote organizational competence referred to as ‘PSM’, Process Safety Management.  ICL’s occupational health and safety systems comply with recognised industry best practices and standards for the jurisdiction in which they are implemented, which are variously EU Seveso Directive, OSHA PSM Regulation and the UK HSE Control of Major Accidents.

During 2020 ICL’s  Emergency & Crisis Management module was successfully implemented by most of ICL’s sites globally.

ICL implements a corporate Code of Ethics addressing commitments to the environment, safety, occupational health and safety, prevention of discrimination, implantation of company procedures etc. as well as employment rights and worker rights

ICL Group Ltd. has been assessed by the Standards Institution of Israel and has been certified to implement a Voluntary Code For Prevention of Sexual Harassment in the Work Place (Initial approval awarded 23 December 2020, valid for 2-years).

Rotem hold a Security Policy and has reported to WAI that there are no Tier 1 or Tier 2 security risks.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.3.15          Rotem Medical Facilities

Rotem operates a medical clinic for site personnel.  The facilities provided by the medical clinic are available to the local population at times of emergency only.  The clinic provides basic medical facilities and treatment only.  An ambulance is available on site.  All clinic employees are trained and certified.

17.3.16          Personnel and HSE Statistics

ICL Rotem directly employees 143 male personnel and 0 female personnel at its Rotem Mine, but this information is not available for Oron Mine.

ICL reports its HSE Statistics for all its global assets.

A summary of the HSE statistics for Rotem are presented in Table 17.4.  The clinic event in 2021 is related to the Garage (maintenance) department,  currently the mine and the Garage are under the same organisation structure.

Table 17.4: HSE Statistics –Rotem
	Clinic Events		Lost Work Day Case		Fatalities
Site	2020	2021	2020	2021	2020	2021
Rotem	0	1	0	2	0	0

17.3.17          Stakeholder Engagement

To engage with its investors, ICL publishes financial reports and holds regular sessions with financial analysts. It responds to various information requests, ranging from its sustainability policy to its ESG performance and practices, via specialized platforms such as the Carbon Disclosure Project (CDP), Ecovadis, and others.

The frequency of most disclosures is on an annual basis, excluding financial reports that are published on a quarterly basis. Sustainability issues are disclosed and discussed by ICL mainly through its annual Corporate Responsibility Reports which follow the requirements of the independent Global Reporting Initiative (GRI). ICL has also designed a new investor portal on the Company’s website, incorporating an Interactive Data Tool that provides current and historical Company-specific quarterly and annual financial data, ESG-related indicators and interactive charting capabilities, downloadable to Excel, making ICL’s financial and ESG data more accessible and visible to its investors.

In addition, to serve local stakeholder groups, ICL reports to Maala – Business for Social Responsibility in Israel and to the Israeli Voluntary Reporting Mechanism for Greenhouse Gases.  The Company also occasionally publishes various voluntary reports and professional publications on a case by case basis. Local stakeholder groups are also reported to have direct communication with the Company.

The Rotem site has indicated that it maintains a grievance register and a Community Contribution process to facilitate public consultation and disclosure plans.  Rotem has an appointed community liaison officer to address community-related issues.  Rotem has indicated that a formalised system of stakeholder engagement is not implemented as a standard procedure.

ICL Rotem has not disclosed which groups it holds agreements with, though it is understood that ICL Rotem works closely with the Ministry of Environment with regard to the monitoring of the Ashalim Stream.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.3.18          Local procurement and Hiring Commitments

ICL Rotem has not provided information pertaining to any commitments to ensure local procurement and hiring.  However, as disclosed in accordance with the GRI Standards, ICL supports the livelihood of approximately 32,000 families in Israel including around 19,000 families in the Negev region of south Israel.  Breaking this figure down, ICL is directly responsible for the livelihood of 4,200 families in the Negev, indirectly an additional 12,200 jobs, and 15,100 induced jobs.  ICL indirectly supports the livelihood of approximately 5,600 Bedouin-Israeli employees, mostly as contractor workers employed by ICL’s direct contractors in varying capacities.  ICL is consequently responsible for 15% of the Negev’s economic activity, worth approximately $2.95 billion in GDP locally, and to 1.2% of the GDP of Israel (2019 figures).

17.3.19          Mine and Facility Closure Plans

It has been noted that the Rotem site is in a constant state of progressive development, closure and reinstatement:  The operation of the Rotem quarries requires topsoil, overburden and interburden to be stripped, stockpiled and replaced as the quarries develop.  Mine closure is therefore constantly ongoing.  It is understood that:

•
ICL Rotem, a representative from the Ministry of Energy, the Parks Authority and the Dead sea drainage authority meet every month.  They look at the active programmes, they review how they are progressing and they address any issues and look for areas for improvements.

•	ICL is working with Be’er Sheva University (Professor Yaron Ziv, Ecology) and the Parks Authority looking at the long term impact of the reclamation after 5 years’ time and areas for improvement.
•	Reclamation at Rotem is taken very seriously - Pits are fully backfilled with overburden, topsoil replaced, and to the untrained eye it is not noticeable that the area has been mined.
•
Reclamation costs are managed by the mines, where for every tonne phosphate removed money is put aside for reclamation.  This financial provision differs from other quarries in Israel where money is paid to an Authority that reclaims the area once quarrying has finished.

17.3.20          Capital Expenditure on Environmental and Social Management

ICL Rotem have disclosed the following related information relating to ESG:

Table 17.5: ICL Rotem Capital Expenditure on ESG
Asset	Capital Expenditure - ESG
	2019	2020	2021	2022
Rotem	27.2	19.5	20.4	43.2

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.3.21          Adequacy of Current Plans to Address Any Issues Related to Environmental Compliance, Permitting, and Local Individuals, or Groups

Environmental compliance – ICL Rotem is required by law to submit annual environmental reports and operate continuous environmental monitoring systems that relay information to the environmental regulator.  ICL Rotem has not disclosed any breaches in compliance.

Permitting – From the information ICL Rotem has disclosed, it is understood that ICL Rotem’s environmental permits and related permits are currently up to date and are valid.

Local individuals and groups – ICL Rotem has not disclosed information relating to stakeholder engagements that may have been undertaken.

In the absence of data and information pertaining to current plans to address any issues related to environmental compliance and local individuals or groups, the QP is unable to comment.  Information pertaining to environmental permitting has been provided, from which it is indicated that ICL Rotem holds the necessary permits to operate.  It is recommended that ICL Rotem should consider more closely the requirement to disclose information more clearly and separately from the overall corporate responsibility report and information disclosed on the ICL corporate website.  In this regard disclosure of environmental compliance, which is not readily accessible and has not been provided, and information pertaining to engagement with local stakeholders and stakeholder groups is considered inadequate.

17.4          DSW

17.4.1          Overview

For the purposes of this environmental and social review, the Dead Sea Works (DSW) comprise:

•	Raw water transfer from the northern Dead Sea basin;
•	Evaporation ponds;
•	Potash plant;
•	Magnesium plant;
•	Bromine plant; and
•	Combined gas turbine and light fuel oil power station.

The current concession granted to ICL by the government of Israel under the Israeli Dead Sea Concession Law, 1961 as amended in 1986 (the “Concession Law”) to utilize the carnallite resources of the Dead Sea expires in 2030.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

In January 2019, the Israeli Ministry of Finance released the final report prepared by the inter-ministry team headed by Mr. Yoel Naveh (Naveh Committee), which reviewed the Israeli governmental actions required in preparation for the expiration of the Dead Sea concession period in 2030.  One of the main conclusions included in the report was that the extraction of resources from the Dead Sea carries great and substantial benefits to the Israeli economy and to southern Israel in particular.  In light of this, and subject to the government’s comprehensive policy regarding the Dead Sea, the committee recommended continuing the extraction of resources from the Dead Sea while taking measures designed to restrict the scope of the industry’s negative environmental impacts.

It is understood that production at DSW commenced before the formalized planning system that required the preparation of environmental impact assessments to be conducted as part of the planning application process was introduced.  As such DSW may not have an EIA, and one has not been provided.  However, the planning and permitting process has been outlined, which requires an EIA for every new ‘project’ and, for existing projects an application to update the environmental permit is required.  In this way the Ministry of Environment is able to keep track of emissions and discharges and issue requirements for updating environmental monitoring and reporting.

17.4.2          Quality Management System

ICL operates the Domino Quality Management System (QMS) for document control and Environmental Resources Management’s Enablon to assist and support environmental and social performance, risk management, sustainability, health and safety performance, and compliance.  These systems aim to promote a culture of quality within the company, track compliance, increase efficiency and reduce costs.

Enablon is used as a work system for HSE including as a document archive and to monitor and manage actions and facilitate the compilation of group data into reports.

ICL’s Enablon / Domino are available to all ICL employees globally.  Managers and executives receive and access the system for performance reports.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.4.3          DSW Environmental Organisational Structure

The organogram (Figure 17.4) illustrates the organisational structure for the implementation of environmental management at ICL’s DSW.

Figure 17.4:  ICL DSW Environmental Management Department

17.4.4          Accreditations

DSW, which for the purposes of ISO accreditation includes ICL Dead Sea Works Ltd., ICL Dead Sea Bromine Ltd., ICL Dead Sea Salts Ltd., and ICL Dead Sea Magnesium Ltd., hold the following ISO Certifications:

•	ISO 9001:2015 – demonstrating the implementation of an effective quality management system
•	ISO 14001:2015 – demonstrating the effective implementation of an Environmental Management System
•	ISO 50001 – demonstrating continual improvement with energy management.
•	ISO 45001:2018 – demonstrating ICL’s commitment to occupational health and safety.

ICL DSW has held the above ISO certifications since 2019 and will seek recertification in December 2022.  ISO Auditing is carried out at DSW every three years, most recently by the Standards Institution of Israel in 2019.

17.4.5          Policies

The DSW follows and implements ICL Group Ltd.’s (common) Environment, Health, Safety and Security Policy.  ICL’s EHS&S policy applies to all businesses and employees within ICL.  DSW does not implement site-specific EHS&S policies.  The publication, ‘Quality, Health, Safety and Environmental Company Policy and Guidelines’ presents and is the basis for the implementation of DSW’s Environmental Policy, Health and Safety Policy, and Occupational Health and Safety Policy.

In addition to which DSW follow the Group guidance:

•	ICL Sustainability Strategy and Vision
•	ICL Group Supplier Code of Conduct
•	ICL Group Sustainable Procurement Policy

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.4.6          Health, Safety and Environmental Procedures

17.4.6.1	DSW HSE Procedures

ICL DSW has provided a comprehensive list of procedures relating to health and safety, permits to work and those implemented to ensure correct and standardised modes of operation.  The DSW implement the following procedures:

• Natural gas emergency state	• Shelters	• Communication in emergency scenarios
• Odorizing facility	• Weather situations preparedness	• Emergency behaviour
• Lock out tag out	• Emergency equipment checks	• Earthquakes preparedness
• Risk assessment	• Emergency HQ operations	• H&S procedure
• Assistance to outside persons in case of emergency	• Incidents reports	• Incidents investigations
• Violators of safety provisions	• Certified person working near rotating equipment	• Industrial hygiene procedure
• Referent employees	• Working near flammable materials	• Industrial hygiene monitoring
• Safety division activity in non-regular working hours	• Safety in laboratories	• Harmful dust
• Communication procedure	• Safety working with angle grinder	• Transportation safety
• Safety referent	• Safety working with open flame tools	• Forklift safety
• Risk management	• Safety in portable electrical equipment	• Trucks safety
• Pressure vessels	• Safety using high pressure equipment	• Connecting\Disconnecting of fire systems
• Construction	• Piping marking	• Fire-fighting - reporting of events
• Safety permit	• Electrical permit	• Closed breathing systems
• Lifting apparatus and machines	• Working in heights	• Fire truck
• Confined space entry	• Gas measurement	• Pregnant employee works
• Safety training	• Safety signs	• Ambulance operation
• Flammable gases cylinders	• Safety programme	• Clinic operations
• Personal protective equipment	• Valve opening\closing	• Hazardous materials
• Radiation	• Lifting of people using a forklift	• Natural gas safety procedure
• Safety committee

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.4.6.2	DSW Environmental Procedures

The following environmental procedures are implemented by the DSW.

• Air quality assurance	• Transport and storage of chemicals
• Reports to environmental authorities	• Mining sites (wadi material): Responsibility and authority
• Risks and opportunities	• Data Analysis
• Complaint handling	• Operation of environmental air monitoring stations
• Customer satisfaction	• Annual environmental training programme
• Measurements and monitoring	• Internal audit report
• Managing toxic permit	• Mining sites (wadi material): Responsibility and authority
• Organizational structure, roles, and authorities	• Operation of environmental protection trustees
• Environmental internal communication	• A list of environmental law requirements
• Confidentiality of information and conflict of interest	• Treatment of pollutant emissions from chimneys
• Acceptance and delivery of hazardous materials	• Work order level of service
• Hazardous Materials Transportation	• Actions to be taken- high conductivity in the sewage system
• Preparation, maintenance, and operation of a toxin permit	• Operation of the Membrane Facility (wastewater treatment)
• Environmental Aspects Identification and Scaling	• Responsibility for management and communication in the organization
• Sewage Disposal from the canals	• Reporting and documenting environmental events and exceptions
• Prevention of fuel and oil wastewater pollution	• Procedure for handling and disposal of waste
• Procurement, storage, and handling of chemicals

17.4.7          Fines and Penalties

With reference to S-K 103 (legal proceedings) ICL DSW has confirmed that it has not received fines or penalties from the Ministry of Environmental Protection.

17.4.8          Permits and Licences Held by the DSW

ICL DSW holds the following environmental permits:

•	Air Emissions Permit 1528	Valid until 28 September 2023
•	Air Emissions Permit 1233	Valid until 14 January 2022
•	Hazardous Materials Permit	Valid until 04 October 2022
•	Wastewater Discharge Permit	Valid until 31 December 2024
•	Water Production Lease	Valid until 01 June 2022
•	License Permit	Unlimited

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.4.9          Summary of Risks

The following examines regulatory compliance risks associated with ICL’s plants and operations.  Section 17.4.10 highlights a case of material note arising from and relating to ICL’s operations at DSW.  The review examines how ICL has, or is, addressing and reporting compliance, environmental management, and incidents.

The review is based primarily upon publicly-sourced (i.e. www) information, including ICL’s own, publicly-disclosed annual Corporate Responsibility reports, as well as information gained through interviews with ICL personnel.

17.4.10          Disclosure of Risk

17.4.10.1	DSW – ICL’s Reporting and Acknowledgement of its Influence on the Reduction in the level of the Dead Sea’s Northern Basin

According to ICL’s reports to the Ministry of Environmental Protection, over the last 5-years the DSW plants have pumped in the region of 417-455 Mm3 /annum [water] from the northern basin of the Dead Sea and return upon completion of the extraction process about 160 Mm3 through Wadi Arava.  Net pumping amounts to about 155-165 Mm3/annum after seepage of 70 Mm3/annum from Pond 5.

It is estimated that the activities of the DSW, and Jordan’s Arab Potash Company (APC), abstracting from the Dead Sea contribute 30-40 cm/year to the 1.1m overall annual average decline in the level of the Dead Sea.  The combined abstraction of the Israeli and Jordanian chemical industries is in the region of 520-600 Mm3/yr with about 270 Mm3 returned to the northern basin via Wadi Arava1.  The remaining, and the bulk of the decline in the level of the Dead Sea is the result of abstraction by the Israeli National Water Carrier from the Sea of Galilee and abstraction and diversion of the Yarmuk River, which has led to the reduction of the flow of the River Jordan from an estimated 1,500 Mm3/yr to <150 Mm3/yr, with some estimates as low as 30 Mm3/yr.  The continued reduction in the level of the northern basin has led to:

•	The development of hundreds of sinkholes around the shores of the Dead Sea,
•	Exposure of mud and salt flats,
•	Dewatering and sediment shrinkage leading to localised ground sinking; and,
•	Rapid geomorphological changes leading to damage to surrounding infrastructure, including to bridges and roads.

Whilst not wholly responsible, the operation of ICL’s DSW and APC is contributing to the decline in the level of the Dead Sea: Currently, the total deficit in the Dead Sea’s water balance amounts to about 700-800 Mm3/yr, hence the net loss of water associated with pumping water from the northern basin for purposes of the Dead Sea plants is not the main cause of the Dead Sea’s decreasing water level.  ICL acknowledges that its abstraction of water from the northern basin currently contributes 23% of the overall annual lowering of sea level.  Nonetheless, the more the sea level decreases, its salinity and density increase and the rate of evaporation declines, which is expected to result in an increase to the relative contribution of the plants’ water pumping to the decreasing water level.  In the event that projects designed to decelerate the rate of dropping water levels in the northern basin are carried out, such as the Two Seas Conveyance Project, the relative contribution of ICL’s (and APC’s) plants to the lowering of water level will continue and may increase to maintain production.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The Government of Israel recognises both the benefits and negative impacts of the operation of the DSW which include the development of the tourism industry in the region that developed on the banks of ICL’s evaporation ponds.  The tourism industry in the southern basin is reliant upon ICL continuing to abstract water from the northern basin.  It is therefore acknowledged by the Government that the continued operation of the region’s tourism industry centred on the southern basin is reliant upon the continued operation of ICL’s plants.

Thus, whilst the Government of Israel recognises both the benefits and negative impacts of the operation of the DSW, ICL has to consider how the measures to halt and reverse the decline of the Dead Sea may influence the long term productivity of the industry.

17.4.11          Medical Facilities Dead Sea Works

DSW operates a medical clinic for site personnel.  The facilities provided by the medical clinic is available to the local population at times of emergency only.  The clinic provides basic medical facilities and treatment only.  An ambulance is available on site.  DSW’s clinic operates 24 hours per day, 7-days per week, 365 days per year.  All clinic employees are trained and certified.

17.4.12          Personnel and HSE Statistics

ICL DSW, on an average day, directly employees 1,200 personnel, a further 350 at DSM, and contracts a further 450 personnel.

Table 17.6: HSE Statistics – Sodom site
	Clinic Events		Lost Work Day Case		Fatalities
Site	2020	2021	2020	2021	2020	2021
DSW	243	203	18	12	0	0

17.4.13          Stakeholder Engagement

See Section 17.3.17.  DSW has not disclosed which groups it holds agreements with.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.4.14          Local Procurement and Hiring Commitments

Refer to Section 17.3.18.

17.4.15          Mine and Facility Closure Plans

The extraction of minerals by ICL’s DSW from brine is, for the purposes of this review, considered a form of mining.  However, it is not mining in the conventional sense where minerals/elements are extracted from geological materials.  Mine closure of the DSW will require a decommissioning and abandonment plan for the chemical works, which may require an ESIA, and long term environmental management and monitoring plan both for the processing area as well as for residual impacts to the Dead Sea.  ICL DSW considers that relative to the remaining mineral reserves and resources, the preparation of a mine and facility closure plan is not required at this time due to anticipated continued production at the site for many decades to come.  Provision has therefore not been made by DSW for mine closure in the event that the value of the resource decreases consequent to changes in market demands for DSW’s products, nor other factors that may result in the cessation of the works.  With reference to accepted international best practice, including the guidance provided by the International Council on Mining and Metals (ICMM), it should be expected that as part of both the immediate and long term operation of the business that DSW should maintain a strategy for decommissioning and abandoning the site, in terms of Corporate Responsibility and revenue forecasting as well as in line with the requirements of the MEP for the decommissioning and abandoning industrial developments.

Site monitoring is a statutory requirement.  DSW reports to the Ministry of Environment on a continual basis with real time monitoring systems (CEMS – continuous environmental monitoring systems) relaying data to the Ministry.  All monitoring data are publicly disclosed through the Ministry.

DSW does not generate tailings as such, brine depleted of the resource minerals may be the equivalent, which is discharged to the Dead Sea’s northern basin.

As mentioned above, DSW does not have a mine closure plan, which it has been stated is due to the ongoing requirement to exploit the resource, and which it is considered will continue for a prolonged period of time.  However, as has been expressed previously, market forces or environmental forces may require the DSW to be closed, an event for which ICL DSW should have an exit strategy as well as the necessary finances to carry out.  As such, a closure, decommissioning and abandonment plan has not been disclosed.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.4.16          Capital Expenditure on Environmental and Social Management

ICL DSW has disclosed the following related information relating to capital expenditure of ESG (Table 17.7).

Table 17.7: ICL DSW and Israel Capital Expenditure on ESG
Asset	Capital Expenditure – ESG – $M
	2019	2020	2021	2022
DSW	60.3	20.6	32.5	37.1

17.4.17          Adequacy of Current Plans to Address Any Issues Related to Environmental Compliance, Permitting, and Local Individuals, or Groups

Environmental compliance –DSW is required by law to submit annual environmental reports and operate continuous environmental monitoring systems that relay information to the environmental regulator.  ICL DSW has not disclosed any breaches in compliance.

Permitting – From the information DSW has disclosed, it is understood that the DSW environmental permits and related permits are currently up to date and are valid.

Local individuals and groups –DSW has not disclosed information relating to stakeholder engagements that may have been undertaken.

In the absence of data and information pertaining to current plans to address any issues related to environmental compliance and local individuals or groups, the QP is unable to comment.  Information pertaining to environmental permitting has been provided, from which it is indicated that DSW holds the necessary permits to operate.  It is recommended that DSW should consider more closely the requirement to disclose information more clearly and separately from the overall corporate responsibility report and information disclosed on the ICL corporate website.  In this regard disclosure of environmental compliance, which is not readily accessible and has not been provided, and information pertaining to engagement with local stakeholders and stakeholder groups is considered inadequate.

17.5          YPH

17.5.1          Environmental Studies

The Haikou Mine has obtained all operating permits and environmental permissions to operate the assets.  A business licence; mining licence; safety production licence etc. are certified for the Xishan district and Jinning County areas.  The operation has been awarded several commendations for the progressive rehabilitation of former mined areas, waste dumps and tailings deposits (Photo 17.1).

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Photo 17.1:  Progressive Rehabilitation being Undertaken on Former Mined Area (November 2021)

17.5.1.1	Air Quality Impacts Assessment

The mine and process facility are subject to regular government inspections and air quality monitoring.  The Haikou mine has satisfied all government requirements with regard to the air quality, noise and dust standards imposed on the operation.

17.5.1.2	Effluents

No contaminated effluent or contaminated water leaves the mine site with all process water either recycled or deposited as part of the tailings discharge.

17.5.1.3	Waste Management

Waste will be generated during operations associated with the Project.  These will include tires, lubricants, diesel fuel, oil, oily water, containers and drums, sewage, solid waste, certain chemicals, discarded personal protective equipment, and medical waste.  The Haikou operation has developed a site wide waste management plan that governs how discarded products are handled.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

17.5.1.4	Tailings Management and Monitoring

The tailings dam undergoes regular inspections both by specialist mine staff and external government bodies.  The tailings dams are well maintained and fully lined (Photo 17.2).  The disused tailings dam area is progressively revegetated which reduces any potential impact from dust.

Photo 17.2:  Haikou Mine Tailings Dam Storage Facility (November 2021)

17.5.2          Local Procurement and Hiring Commitments

The region around the Haikou mine is densely populated and heavily industrialised.  The Jinning District has a population of 270,000 (2003) and Kunming city, some 30km to the northeast, has a population of more than 5 million (2006).  Local procurement of staff is not considered to be an issue.

17.5.3          Mine Closure Plans

All mine closure plans are up to date, and the mine undertakes a progressive rehabilitation programme with mined out areas and disused tailings facilities having been revegetated to a high standard.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Closure will be addressed for the primary process components of the operation as follows:

•	Open Pit;
•	Processing plant;
•	Waste rock storage facility;
•	Roads;
•	Water supply, storage, and distribution;
•	Water containment systems (e.g., storm water catchment systems and containment ponds);
•	Domestic and commercial waste;
•	Fuelling facility;
•	Power supply and infrastructure; and
•	Growth media stockpile.

During operations, and as closure approaches, spent materials will be evaluated to preclude the potential for pollutants from reclaimed sites to degrade the existing environment.

17.5.3.1	Closure Costs

The closure costs are fully accounted for in the operational budget.

17.5.3.2	Closure Schedule

Progressive reclamation is being practiced as part of the operational cycle at the Mine.

17.5.4          Adequacy of Current Plans to Address Any Issues Related to Environmental Compliance, Permitting, and Local Individuals, or Groups

It is the QP’s opinion that Haikou operation’s current actions and plans are appropriate to address any issues related to environmental compliance, permitting, relationship with local individuals or groups, and tailings management.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

18          CAPITAL AND OPERATING COSTS

Due to the fact that ICL Group Ltd. is a producing issuer, the properties that are the subject of this TRS are currently in production.  Information relating to capital and operating costs are commercially sensitive and the reader’s attention is referred to the company’s annual reports (SEC Form 20-F) which sets out relevant information in this regard.

The QP’s consider that the operations are adequately funded with appropriate mining and processing equipment, spares, and access to ongoing replacement of parts and equipment.  The properties have an established operational history and has provision with the budget for ongoing replacement and refurbishment of both mining equipment and processing facility equipment.  Sustaining capital is incorporated within the operational budget process.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

19          ECONOMIC ANALYSIS

Under CRIRSCO guidance, a producing issuer may exclude the information required for Section 19 (Economic Analysis) on properties currently in production, unless the technical report prepared by the issuer includes a material expansion of current production.

The reader’s attention is referred to the company’s annual reports (SEC Form 20-F) which sets out risks, P/L and Balance Sheet along with notes from the auditor of the accounts.

Due to the fact that ICL Group Ltd. is a producing issuer, the properties that are the subject of this TRS are currently in production, and a material expansion of production is not included in the current LOM plans.  ICL Group Ltd. has carried out an economic analysis of the properties and confirms that the outcome is a positive cash flow that supports the statement of Mineral Reserves.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

20          ADJACENT PROPERTIES

20.1          Boulby

The ICL Boulby mine is located within the Cleveland mining district, which formerly hosted numerous historically productive mines and in which mining has been carried out for more than 100 years.  There have been a number of historic projects to exploit the evaporite horizons within which the Boulby mine operates.

The only current and applicable project to the polyhalite resource defined in this Technical Report Summary is the Woodsmith project which is now owned by Anglo American (previously Sirius Minerals, acquired by Anglo American in March 2020) and is targeting the same polyhalite horizons within the Z2 Cycle of the Zechstein evaporites as Boulby mine is currently producing from (Figure 20.1 shows relative locations of the two operations).

Figure 20.1:  Plan Showing the Boulby Mine and the Woodsmith Project to the South East

Geological interpretation of the Mineral Resources and Ore Reserves of Sirius Minerals in the UK highlights the following:

“The polyhalite mineralisation is hosted within the Fordon evaporite, which is part of the Aislaby Group (Z2).”

“Two polyhalite seams have been identified by drilling to date and these have been termed the Shelf Polyhalite Seam (or the “Shelf Seam”) and the Basin Polyhalite Seam (or the “Basin Seam”).  Both are stratiform shallow dipping bodies and occur at specific position within the stratigraphic column.”

“The shelf polyhalite occurs near the top of the Fordon Evaporite and is typically bounded by intergrown halite-anhydrite-polyhalite beneath and anhydrite above.”

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Whilst the setting for the polyhalite mineralisation outlined at the Woodsmith project is interpreted to be of the same deposit type and located in a similar stratigraphic position as that found at Boulby.  Some variation in the exact horizons, and make-up of the ore body, is common on a local scale across evaporite deposits where changes in mineralogy and formation environments can be subtle/gradual and controlled by many variables giving rise to a high degree of short scale variations.

20.2          Cabanasses and Vilafruns

The historical Enrique underground potash mine is located to the south of the ICL Iberia deposits (see Figure 3.6).  The underground mine is currently flooded and in the ownership of the regional government of Catalonia.  Further, the QP’s are not aware of any mineral exploration occurring, or declaration of any mineral resources and mineral reserves on adjacent properties.

20.3          Rotem

There are no properties adjacent to the Rotem, Oron, and Zin properties for which there are recent Mineral Resource or Mineral Reserve estimates.  In Israel, ICL has exclusive rights to extract phosphate therefore no other entity is permitted to extract phosphate either adjacent to or within the State.  However, within the ICL claims, other operators are allowed to extract other resources/minerals such as sand or oil shale.  However, both parties must work in cooperation in order to allow such work to proceed.

20.4          DSW

The eastern border of the DSW licence area demarks the border between Israel and Jordan.  Across the border on the Jordanian side, Arab Potash Company (APC) formed in 1956 and now produces some 2.0Mt of potash annually, as well as sodium chloride and bromine.  The plant is located at Safi, South Aghwar Department, in the Karak Governorate.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Figure 20.2 shows the proximity and relationship between the DSW, on the Israeli side of the border with APC on the Jordanian side.  The border, and separation, between the two operations is demarked by a raised levee.

Figure 20.2:  Relationship Between the DSW in Israel and APC in Jordan

APC's total production in the year 2020 was approximately 2.4Mt of potash via its four plants in Jordan; The Hot Leach Plant (HLP), the Cold Crystallization Plant (CCP I), the Industrial Potash Plant (IPP) and the New Cold Crystallization Plant (CCP II).  APC employs around 2,000 members of staff in total.

As with the DSW, Dead Sea brine is pumped to solar ponds at the Dead Sea Pumping Station, and an initial concentration process is developed.  The solids formed in the brine precipitate to form salts in the ponds.  Brine is transferred to the pre-Carnallite pond (PC-2) through gravity.  The density of the brine is then increased.  Brine concentration in the salt ponds and PC-2 is continuously adjusted to achieve satisfactory Carnallite production.  Brine is then pumped to two parallel systems and their respective Carnallite ponds.  Part of the brine is also sent to the bromine plant.

Carnallite deposited on the pond bed is harvested as slurry from beneath the brine, and delivered to booster pumps on the dikes then to the refinery through steel pipes.  Nine floating track system harvesters are used to gather the Carnallite.  Carnallite is harvested and pumped to APC’s refineries, where HLP, CCP I and CCP II process it to extract the potash.  Product is transported to warehouses in Ghor Al Safi or Aqaba.

20.5          YPH

There are no material or relevant properties adjacent to the Project site and as such no data or information have been considered and used from adjacent properties.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

21          OTHER RELEVANT DATA AND INFORMATION

No additional information or explanation is considered necessary to provide a complete and balanced presentation of the value of the properties that are the subject of this Technical Report Summary.  The QPs believe that all material information has been stated in the preceding sections.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

22          INTERPRETATAIONS AND CONCLUSIONS

22.1          Boulby

The Boulby potash mine has been operating since the early 1970’s but converted to 100% polyhalite production in 2018.  The plant was forecast to produce approximately 1.1Mt of polyhalite in 2021 with plans to expand production to 1.3Mtpa by 2023 and through to 2025.

The mine is accessed via two shafts approximately 1,150m below ordnance datum with the polyhalite mining area located approximately 6km north-north-east of pit bottom.  Underground access is by diesel fleet via an arterial network of roadways excavated in the Boulby Halite horizon.  The mining method is modified room and pillar using continuous mining machinery with transport of materials via shuttle cars to the conveyor belt system.

The processing plant located on surface involves the crushing and screening of run of mine ore to create a range of products primarily categorised by particle size.  The average run of mine grade, calculated from the three main products (granular, standard, and mini granular) is nominally around 11.3% or 13.6% K2O equivalent.

In general, the plant data shows consistent performance across the known deposit extents.

For PotashpluS® production, permission to import the Spanish Standard potash product to site may be restricted in future and therefore alternative sites will be looked at, possibly a relocation to Israel.

ICL Boulby markets polyhalite as PolysulphateTM products where it has value as a multi-nutrient fertilizer for direct application or as an ingredient for blended products.  Polyhalite has four key nutrients for plant growth including K, Ca, Mg and S.

ICL Boulby transports its products from the mine site to its deep-water port facility at Teesside (via railway, partly owned by ICL Boulby) and has a legally binding arrangements in place to “run firstly over” Corus railway line to Saltburn-by-the-sea and from there Railtrack’s line to Teesport.

In 2021, total polyhalite production was 789kt, slightly exceeding forecast.

The unit operating process cost was forecast at US$58.7/t for 2021, increasing to US$69.8/t in 2025 for the expanded production rate of 1.3 Mtpa of polyhalite and plus production of PotashpluS®.

The Mineral Resource estimation involves the use of exploration drill hole and grade control data to construct three dimensional wireframes that define the polyhalite seam.  As at 31st December 2021, and at a cut-off grade of 12.9% K2O equivalent, the Indicated Mineral Resources of polyhalite at Boulby is 24.0 Mt with an average grade of 13.7% K2O, and the Inferred Mineral Resources of polyhalite are 17.3 Mt with an average grade of 13.5% K2O.  Mineral resources are reported exclusive of mineral reserves.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Mineral Reserve estimation methodology includes the determination of economically mineable blocks which can be mined from three mining districts (at any one time) simultaneously to provide this minimum run of mine grade of 12.9% K2O.  The cut-off grade for this scenario is chosen as 12.9% K2O.  As of 31st December 2021, and at a cut-off grade of 12.9% K2O, the total Probable Ore Reserve of polyhalite at ICL Boulby are 8.0 Mt with an average grade of 13.8% K2O.  The Probable Mineral Reserve has been derived from Indicated Mineral Resources included within the life of mine plan.  The current scheduling of the Mineral Reserve is contingent on the simultaneous extraction of a portion of these Inferred Resources on an annual basis.  Current and future drilling programmes are focused on the upgrade of these Inferred Resources.

The current mine schedule is set to increase marginally from the current total broken ore of 1.2Mt (2022) to 1.3Mt in 2024 and beyond.  The current base case for the life of mine, and geological delineation, continues to nominally 2030.  Further work, based on the current Mineral Resource of 24.0Mt is expected to expand the LOM beyond 2030.

Based upon the information and data provided with regards environmental studies, permitting and social or community impact, WAI can conclude that:

1.	Sufficient information has been provided to determine that environmental permits and licences are in place to achieve the requirements of Item S-K 101(c) – Description of the business narrative;
2.	ICL Boulby meets with the legal requirements of the statutory authorities, thereby achieving Item S-K 103 – Legal Proceedings; and
3.	ICL Boulby openly disclose their environmental risks and liabilities, thereby achieving Item S-K 105 – Disclosure of Risk

22.2          Cabanasses and Vilafruns

The Súria (Cabanasses and Vilafruns) potash mine has been operating since the early 1950’s.  The processing facility includes the areas of ROM ore storage, crushing, wet grinding, flotation, concentrate, and tailings dewatering, drying and compaction.  There are separate warehouses for the final standard and granular potash products, a vacuum salt plant (producing two salt products and a white potash product) and a separate warehouse for the vacuum salt products.  A new rock salt facility is under construction.

The Cabanasses mine is a flat-lying operation at a depth of between 700 - 1,000m, extending up to 4km metres in width and over 7km along strike.  Two potash seams (Seam A and Seam B) are the main targets for extraction, with a prioritisation of Seam B as this has higher grades and overall payability.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

A modified room and pillar method is employed with continuous miners, production panels are defined and the continuous miners extract within these following the visible seam in the face.  Trucks haul from the continuous miners to an ore pass which allows material to drop to the area of the conveyor system, and ore and some salt produced is conveyed to surface via the decline.  The potash seams overlay a rock salt layer in which the main development and infrastructure is located, including access drives and conveyor systems.  Ore passes connect the production panels with the conveyors on the salt level.

The process facility is currently undergoing expansion.  With limited space, especially with the plant in operation, this requires careful management.  The expansion plans require an approximate doubling of potash production, from circa 0.6Mtpa to 1.0Mtpa and finally to 1.3Mtpa.  Process plant throughput will increase from approximately 2.5Mtpa to 5.0Mtpa.  With three parallel lines of primary crushing and coarse rougher flotation, only two of the lines are in operation.  Therefore, it is assumed that additional capacity is available with the current plant configuration.  It is reported that the overhead power lines and HV substation have already been upgraded for the planned expansion and a new load out area at the port has been constructed.

The Mineral Resource estimation involves the use of exploration drill hole and grade control data to construct three dimensional wireframes that define the potash seams.  As at 31st December 2021, and at a cut-off grade of 10.0% KCl, Cabanasses has a Measured resource of 83.9Mt at 25.7% KCl, Indicated resources of 51.4Mt at 23.3% HCl, plus Inferred resources of 330.5Mt at 29.1% KCl.  Vilafruns has a Measured resource of 12.6Mt at 31.0% KCl, Indicated resources of 9.4Mt at 32.1% HCl, plus Inferred resources of 30.7Mt at 28.9% KCl.  Mineral resources are reported exclusive of mineral reserves.

As Vilafruns is currently on care and maintenance, only the Cabanasses mine declares a Mineral Reserve at this time.  Mineral Resources, with a geological confidence of Measured or Indicated, are converted to Proven or Probable through the mine design process and the consideration of the Modifying Factors.  Mineral Reserve blocks are defined using a payability calculation (thickness x grade) and cut-off grade consideration.  The economic areas of the deposit are then defined on a panel-by-panel basis in a global database.  As at 31st December 2021, and at a cut-off grade of 19% KCl, the Cabanasses Proven mineral reserve is 29.0Mt at 25.5% KCl, and Probable mineral reserve is 61.6Mt at 26.8% KCl.

The current mine schedule is planned to increase to 5.18Mtpa (hoisted tonnes) by 2024 and continue in steady state until 2039, a total of 17 years.

Based upon the information and data provided with regards environmental studies, permitting and social or community impact, WAI can conclude that:

1.	Sufficient information has been provided to determine that environmental permits and licences are in place to achieve the requirements of Item S-K 101(c) – Description of the business narrative;
2.	ICL Iberia meets with the legal requirements of the statutory authorities, thereby achieving Item S-K 103 – Legal Proceedings; and
3.	ICL Iberia openly disclose their environmental risks and liabilities, thereby achieving Item S-K 105 – Disclosure of Risk

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

22.3          Rotem

The Rotem properties comprises the Rotem, Oron and Zin open pits that have been in operation since the 1950’s.  Currently the Zin mine is closed and is remediating areas of previous operation.  Mining is carried out using conventional quarrying or open pit methods, using hydraulic excavators and dump trucks supported by dozers with rippers or drilling and blasting to ‘ease’ the material for overburden removal.  Front end loaders and trucks are used to excavate the phosphate.  Overburden is loaded by a contractor owned hydraulic excavator and their own fleet of haul trucks.

The method of extracting the phosphate is reverse flotation, where the apatite is depressed and the gangue minerals are floated off.  The product is then placed on the ground to allow to dry for 3-4 months.  The concentrates are then transported by truck to the phosphoric acid plant at Rotem by contractor for further processing.

The Company operates two phosphate processing plants that receive and process the mined ore from the operating mines.  In addition, the Company operates downstream fertiliser product plants that take product from the concentrators as feed stock for further processing to produce a range of final products.  A part of the Rotem resource contains reactive phosphate rock, which is concentrated at Rotem and exported directly to clients in Brazil.  Most of the phosphate concentrate that is sent to the Rotem site is processed into a range of fertiliser and other products.

Much of the higher added value production at Rotem depends on the use of white phosphate rock from the Oron mine that are only sufficient to sustain the existing operations for about another three years, after which some significant changes will be required.

The existing processing plants have been developed and refined over many years.  They operate reliably and consistently producing products that meet market requirements.  The beneficiation processes are straightforward, involving crushing, grinding, size classification and reverse flotation, however the phosphorus processing recoveries are low, at 45% for Oron and 50% for Rotem.

While the Oron beneficiation plant has been fitted with extensive dust extraction facilities which make it a cleaner plant to operate, the other beneficiation plants would benefit from similar improvements for they are quite dusty.

The Rotem fertilizer plants use the beneficiated phosphate concentrates to produce a range of products using established chemical processing technology which is common to many global fertilizer plants.  The major products are Granulated Triple Superphosphate (GTSP) and Granulated Single Superphosphate (GSSP) out of a product mix of some of 1.63 Mt (2021) of fertiliser production.

The Mineral Resource estimation involves the use of exploration drill hole and grade control data to construct three dimensional wireframes that define the phosphate seams.  Mineral Resources are based on cut-off grades of 20%, 23% and 25% P2O5 to Oron, Zin and Rotem respectively.  As at 31st December 2021, Oron has a Measured resource of 70.0Mt at 27.5% P2O5.  Zin has a Measured resource of 18.0Mt at 27.5% P2O5.  Rotem has a Measured resource of 156.7 Mt at 25.7% P2O5, and Indicated resources of 10.0Mt at 26.0% P2O5.  Mineral resources are reported exclusive of mineral reserves.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

The Mineral Reserves for Rotem as reported here are defined at the reference point of delivery to the processing plant.  Proved Reserves have been explored by drill hole intersections typically at 50 - 70m spacing, and Probable Reserves typically at 200 - 250m spacing.  The Mineral Reserves above the cut-off grade were obtained from the estimated on-site Mineral Resources considering the mining method, the rate of mining dilution, and plant recovery, based on ICL Rotem’s historical data.  As at 31st December 2021, and at cut-off grades of 20%, 23% and 25% P2O5 are applied to Oron, Zin and Rotem respectively, the Proved mineral reserve at Oron is 11.5 Mt at 23.1% P2O5, Zin 30.1Mt a 25.5% P2O5, and Rotem 18.6Mt at 26.7% P2O5.

The life of the mine at Rotem is currently around 4.5 years based on reserves of nominally 9Mt of low organic/low magnesium phosphate (given the current planned annual mining volume).  The annual average production (mining) rate for the low-organic/low-magnesium phosphate ore at Rotem is ≈1.9Mtpa.  The current life of the mine at the Oron operation is approximately 3 years based on the reserve of 8.5Mt (White Phosphate) given the current annual mining volume.

Based upon the information and data provided with regards environmental studies, permitting and social or community impact, WAI can conclude that:

1.	Sufficient information has been provided to determine that environmental permits and licences are in place to achieve the requirements of Item S-K 101(c) – Description of the business narrative;
2.	ICL Rotem meets with the legal requirements of the statutory authorities, thereby achieving Item S-K 103 – Legal Proceedings; and
3.	ICL Rotem openly disclose their environmental risks and liabilities, thereby achieving Item S-K 105 – Disclosure of Risk

22.4          DSW

The Dead Sea began to attract interest from chemists, establishing that the sea was a natural deposit of potash (potassium chloride) and bromine, in the early part of the 20th century.  The first plant, on the north shore of the Dead Sea at Kalya, commenced production in 1931 and produced potash by solar evaporation of the brine.  The DSW was founded in 1952 as a state-owned enterprise based on the remnants of the Palestine Potash Company and in 1995 the company (ICL) and other affiliates were privatised.

The DSW is a unique operation that involves the collection (pumping) and ponding of mineral rich water from the Dead Sea into large shallow ponds (ponds) that permit the evaporation of the water and precipitation of salt, for the recovery of carnallite using dredges.  The total area of the ponds is 146.7Km2, comprising salt ponds (salt ponds = 97.4Km2), carnallite ponds (49.3Km2).  It should be noted that the precipitation, and therefore carnallite production, is dependent on several factors including pond geometry, precipitation time, environment/climatic conditions, and solution properties.  The average rate of salt precipitation in Pond 5 is estimated at 16 – 20cm per year, equating to about 16 Mm3.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Water from the northern Dead Sea basin is initially pumped into a network of  Salt Ponds which are used to reduce the level of NaCl through precipitation.  The NaCL is the least soluble salt and is precipitated out before the carnallite.  The brine is then pumped into a series of carnallite evaporation ponds where the carnallite, being a hydrated potassium magnesium chloride with formula KCl.MgCl2•6(H2O), is precipitated.  Each of these evaporation ponds is ≈2.0m deep and separated by low dykes connected with pumping stations and pipelines.  The carnallite is harvested by floating dredges connected to the shore by a network of cables that allow them to manoeuvre between the various ponds.  The carnallite-rich slurry is pumped to a processing facility where the carnallite is decomposed to produce a solid KCl product and a magnesium-rich brine which is pumped back to Dead Sea.

Muriate of potash (MOP) is the main product of the DSW and is the most common form of potash fertiliser and contains 60% K2O.  In addition, chlorine, bromine, and magnesium are produced as by products.  Chlorine is produced by electrolysis of the brine solutions to produce chlorine, hydrogen, and sodium hydroxide.  Bromine is produced by treating brine (from Pond 36 where it is most concentrated), with chlorine to produce bromine and magnesium chloride.  Lastly, magnesium is produced through the electrolysis of molten carnallite to produce magnesium metal and chlorine..

The DSW is not a typical mining operation with a finite Mineral Resource, explored by drilling, to be estimated and classified, nor is it equivalent to a typical solution mining operation that would require an assessment of porosity and fluid flow.  The Mineral Resource estimate as summarised and reported by WAI is therefore based on the determination of pumping rate of brines from northern Dead Sea area to ponds, determination of expected recovery of product, definition of Mineral Resource classification based on variation in supply composition, variation in return flow of brines to Dead Sea to assess efficiency and consistency of process, variation in precipitation of mineral amounts, and accuracy of sonar measurements in determining reconciliation.  In addition, consideration is made to the extraction licence held by ICL and an assessment of potential changes to any of the above factors during the remaining length of licence.

As at 31st December 2021, the DSW has a Measured resource of 225.0Mt at 20.0% KCl, an Indicated resource of 1,500Mt at 20.0% KCl, and an Inferred resource of 445.0Mt at 20.0% KCl.  Mineral resources are reported exclusive of mineral reserves.

The Mineral Reserves for the DSW as reported here are defined at the reference point of delivery to the processing plant.  Mineral Reserves for the DSW are classified as Proved on the basis that a high degree of confidence can be placed on the modifying factors based upon production information from the current operations.  Proved Mineral Reserves are reported for the period end of 2021 to end of 2030, the length of the current licence.  Beyond this date no Mineral Reserves are reported.  As at 31st December 2021, the Proved mineral reserve is 172.0Mt at 20.0% KCl.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

Based upon the information and data provided with regards Environmental Studies, Permitting And Social Or Community Impact, WAI can conclude that:

1.	Sufficient information has been provided to determine that environmental permits and licences are in place to achieve the requirements of Item S-K 101(c) – Description of the business narrative;
2.	DSW meets with the legal requirements of the statutory authorities, thereby achieving Item S-K 103 – Legal Proceedings; and
3.	DSW openly disclose their environmental risks and liabilities, thereby achieving Item S-K 105 – Disclosure of Risk.

22.5          YPH

The Haikou operation was established in 1966 and has been operating continuously since that date.  The YPH JV (YPH), a joint venture between ICL and Yunnan Phosphate Corporation (YPC) owns and operates the Haikou Phosphate Mine and Processing Facility in the Xishan district of China.

Haikou is a conventional open pit operation with initial drilling and blasting, and then utilising a range of diesel hydraulic excavators and haul truck combinations that allow for a high degree of mining selectivity.  Total production capacity of the mining fleet is of the order of 6Mm3 per year.  The mine plan and sequence of mining activities is largely guided ensuring a uniform feed grade to the process plant and ensuring a stable economic cost through balancing the strip ratio and sequencing of the ore and waste material.  Current mine life is in the order of 23 years, based on an annual mining schedule of nominally 2.5Mt.

Ores are processed mainly in two stages:

1.	Beneficiation stage which uses unit operations such as crushing, screening, scrubbing and flotation; and
2.	Chemical Processing stage that involves attacking the beneficiated ores with sulfuric acid in order to produce fertilizer products (MAP, DAP, TSP) and purified phosphoric acid.

Both stages and associated plants (at different locations) employ state of the art technologies, typical in the phosphate industry.  The objective of the processing facility is to produce Phosphate concentrate of a minimum grade of 28.5% P2O5 from the YPH Haikou Phosphate ore.  The Phosphate concentrate is delivered to the “3C Site” for processing into saleable products.  The 3C site is part of the YPH company.  The processing facilities have been operating for several years with considerable performance data, and very effective in providing high recoveries and producing high quality phosphoric acid.

The Mineral Resource estimation involves the use of exploration drill hole data to construct three dimensional wireframes that define the phosphate seams.  As at 31st December 2021, and at a cut-off grade of 15.0% P2O5, Hiakou has a Measured resource of 2.97Mt at 22.3% P2O5, Indicated resources of 2.3Mt at 24.0% P2O5, plus Inferred resources of 0.17Mt at 20.0% P2O5.  Mineral resources are reported exclusive of mineral reserves.

The geological model used to estimate Mineral Resources is the basis for the estimate of Mineral Reserves.  Modifying factors (including mining and processing parameters) are applied to mineralised material within the Measured and Indicated resource classifications to establish the economic viability of Mineral Reserves.  As at 31st December 2021, and at a cut-off grade of 15% P2O5, the Proved mineral reserve is 57.7Mt at 21.8% P2O5.

It is the QP’s opinion that Haikou operation’s current actions and plans are appropriate to address any issues related to environmental compliance, permitting, relationship with local individuals or groups, and tailings management.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

23          RECOMMENDATIONS

In general, based on the results presented in this TRS, additional geological work may be performed on the properties as part of future studies to further improve confidence and decrease Project risks.  As with any mining project it is always advisable to continue with exploration drilling in order to better define the mineral resources as well as seeking to expand the resource base, supported with a robust QA/QC protocol.  This should be supplemented with the utilisation of an SQL (Structured Query Language) based secure database system (e.g. acQuire, GeoSpark) for increased data integrity, auditability, ease of validation and transparency.  The estimation (modelling) process may also benefit from the use of geostatistical kriging approaches for estimation of thickness and grade components, that can also be expected to provide greater confidence on local estimates.

The Mineral Reserves have been estimated according to industry standards and practices and have included all relevant modifying factors in applying the appropriate conversion from mineral resources to mineral reserves.  Notwithstanding, recommendations for the reporting of mineral reserves and (LOM) planning cycle are also included as deemed appropriate.

All of the properties presented in this TRS are mature operations with a long history of mining (underground and open pit) and processing (potash and phosphate) and have a well-supported network of main roads, rail links and services required to operate a safe and efficient mining and processing operation.  Nevertheless, there remains certain areas of the operations that are recommended to further investigate the processes followed and the Health and Safety measures in place.  Equally, and whilst most of the required environmental studies, permitting and social or community impacts are in place, or underway, there is clearly an element of stewardship that is required to improve the measures and standards in place and bring the operations in line with full international reporting standards.

The QP’s are of the opinion that with consideration of the recommendations summarised in Sections 1 and 23 of this report, any issues relating to relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.  Further, many of the recommendations are operational improvements or adjustments rather than new activities, and the associated costs are considered to be minimal and not requiring separate or standalone budgets.

23.1          Boulby

23.1.1          Geology and Mineral Resources

•	Continue the exploration drilling programme to increase geological understanding, add to the Mineral Resource inventory and increase confidence in currently Inferred Mineral Resources.
•
Implement and monitor a QA/QC system which incorporates standards, duplicates and blank samples to document sampling and laboratory performance. Establish further (deposit specific) geological standard samples of varying grades and send to external laboratories for assessment and validation.

•	Where possible digitize data entry and remove unnecessary manual transcribing of data.
•
Establish a robust and georeferenced grade control database.  Consider implementation of mining face photography and mapping to quantify nature, frequency, and extent of halite dilution on a mining scale.

•	Improve the data storage and availability of reconciliation data for underground, conveyed and processed tonnages and grades as well as verify their accuracy and validity.
•	Investigate the slightly lower grades reported by the resource model using drill holes only when compared to the plant production data.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

23.1.2          Mining and Ore Reserve

•	Establish daily, weekly, monthly, quarterly, annual, and 5 yearly mine plans. Routinely compare their performance to the life of mine plan and iteratively refine as required.
•	Establish a stockpile management system which enables day-to-day variation in grade to be smoothed and provide the processing plant with a consistent grade of material.
•
Consider implementation of additional grade control methods such as medium scale infill drilling (approximately 100 - 300m horizontally) ahead of mining panels to enable detailed short-term scheduling and crude blending of run of mine material.

•
Monitor and review the performance of the mine design tonnages relative to the actual achieved tonnages.  In particular, review whether the mining loss factor of 1m thickness of milling currently applied to all designs is valid or whether it needs adapting.

•
Once halite dilution frequency has been quantified to a reasonable degree of confidence, consider whether a geological dilution factor is applicable to account for the halite dome structures occurring at a shorter scale than the average drill hole spacing.

23.1.3          Mineral Processing and Marketing

•	Continue to develop an understanding of the relationship of run of mine / plant feed grade to the final product grades.
•	Implement bulk sampling methods such as K40 gamma decay analysers and automated stream sampling systems to increase frequency and improve representivity of process samples.
•	Continue to develop the processing of PotashPluSTM. Consider PotashPluSTM position within the suite of PolysulphateTM products.
•
Dust generation in the plant and the dust extraction system should be urgently reviewed, although some improvements have reportedly been conducted already. The resulting downtime required for cleaning the screens and bucket elevators results in very poor overall plant availabilities.

23.1.4          Environmental Studies, Permitting and Social or Community Impact

•	Continue using and improving the environmental management system and maintain its ISO accredited standard.
•	Continue active engagement with local communities and stakeholders through formal and informal projects and outreach.
•	Conclude the currently on-going negotiations of the 18 key mineral leases to enable continuation of access and production of polyhalite from 2025 onwards.
•	Mine Effluent resolution, incorporation into Abstraction licence.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

23.2          Cabanasses and Vilafruns

23.2.1          Geology and Mineral Resources

•	Continue the exploration drilling programme to increase geological understanding, add to the Mineral Resource inventory and increase confidence in currently Inferred Mineral Resources.
•
From H1 2021, an updated QA/QC programme for the underground drilling was implemented by ICL Iberia and is considered by WAI to be in-line with industry best practice. WAI recommends that this QA/QC programme should be continued for all underground and surface drilling.

•
The geological domains used by ICL Iberia are considered to be generally appropriate. Some instances of vertical off-set of the mineralised zone wireframes are evident at the boundaries of adjacent domains. It is recommended that when drilling occurs near to domain boundaries, the mineralised zones for both domains should be updated so as to form a continuous wireframe surface.

•
Instances of drillhole intersections with economic KCl grades that are not included within the modelled potash seams (due to being off-section during geological interpretation) should be reviewed by ICL Iberia.

•	Where possible digitize data entry and remove unnecessary manual transcribing of data.
•	Continue to monitor and review reconciliation of the resource model with production data (broken, stowed and hoisted material) with emphasis on reconciliation of mining losses at Seam A.

23.2.2          Mining and Ore Reserve

•
Vilafurns is currently on care and maintenance.  If and when a decision is made to restart mining this will need a detailed review of the resource model in order to develop a new mine plan and schedule and resultant ore reserve estimate.

•
In parallel a technical and engineering study will need to be completed to ensure suitable development can be designed and costed to enable mining to restart.  Parameters from this will inform the mine deign and ore reserve estimate.

23.2.3          Mineral Processing

•
The waste salt (halite), predominantly dewatered flotation tails, is conveyed to the salt dump.  However, space is rapidly running out and discussions are underway on finding a new storage site until such time that the new Collector pipe is ready in about 2023.  Ultimately, with the vacuum salt plant and new rock salt plant being constructed, any excess salt will be disposed of as brine solution through the Collector and no salt will be required to be dumped in future.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

•
Metallurgical performance can vary significantly with varying feed grades, ranging typically from 20% to 40% KCl.  In addition, if the carnallite content varies much over 4 - 5%, this adversely affects flotation performance.  There is no facility for blending the ROM ore therefore an on-line analyser is planned to be installed, as current assay methods have a typical four-hour turnaround, hence plant operation is largely dependent on operator experience.  However, a Spectraflow analyser has been installed on the crushed product that provides real-time analysis of the feed grade of KCl, carnallite and moisture content.

•
For 2021, the mine should process approximately 2.5 Mt of ore and produce ≈600,000t of potash product in total.  The October YTD head grade was 26.34% KCl and recovery was 85.5% with the concentrate grading 95.6% KCl.  Plant availability was 87.1%.  The expansion plan is required to effectively double production by 2025.  In addition, the vacuum salt plant produces on average approximately 450,000 tpa of Industrial Salt (UVS), 120,000 tpa of Specialties Salt (SP Salt) and 20,000 tpa of White Potash (WP).  The forecast process operating cost for 2021 was $50/t, but will decrease to $35.5/t by 2025 due to the higher production.

•
The schedule, mechanical equipment list and capital costs for the expansion of the plant to 1.0Mtpa and then to 1.3Mtpa of potash product have not been reviewed.  In particular, the current flowsheet and mass balance information developed by INDUS is only for the 1.0Mtpa project and the details for achieving 1.3Mtpa have not been provided.

•
Drill core samples from new areas to be mined should be submitted for confirmatory metallurgical test work, to ensure that the expanded plant, with the planned changes in flowsheet, will deliver the required metallurgical performance and product quality is achieved.

23.2.4          Environmental Studies, Permitting and Social or Community Impact

•	Continue using and improving the environmental management system and maintain its ISO accredited standard.
•	Continue active engagement with local communities and stakeholders through formal and informal projects and outreach.
•	Continue to monitor and address brine runoff from the salt dump.

23.3          Rotem

23.3.1          Geology and Mineral Resources

•	Implement a structured exploration drilling programme to increase geological understanding, add to the Mineral Resource inventory and increase confidence in currently Inferred Mineral Resources.
•
Implement and monitor a robust QA/QC system which incorporates standards, duplicates and blank samples to document sampling and laboratory performance. Establish further geological standard samples of varying grades and send to external laboratories for comparison.

•	Where possible digitize data entry and remove unnecessary manual transcribing of data.
•	Establish a robust and georeferenced grade control database.
•	Improve the data storage and availability of reconciliation data for mined and processed tonnages and grades as well as verify their accuracy and validity.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

23.3.2          Mining and Ore Reserve

•
Ore Reserves are being depleted and attention should be given to a review of the medium and long-term mine plans relative to the different ore types.  There is sufficient mineral resource for conversion but this requires application of appropriate Modifying Factors.

23.3.3          Mineral Processing

•
Dust management could be improved at some of the Rotem plants, the Oron beneficiation plant has been fitted with extensive dust extraction facilities and these should be considered for other similarly dusty environments.

23.3.4          Environmental Studies, Permitting and Social or Community Impact

•	Continue using and improving the environmental management system and maintain its ISO accredited standard.
•	Continue active engagement with local communities and stakeholders through formal and informal projects and outreach.
•
Continue to meet monthly with representatives from the Ministry of Energy, the Parks Authority and the Dead sea drainage authority to review the active programmes, how they are progressing and they address any issues and look for areas for improvements.

•
Continue to work closely with Be’er Sheva University (Professor Yaron Ziv, Ecology) and the Parks Authority looking at the long term impact of the reclamation after 5 years’ time and areas for improvement.

•
Data and information pertaining to current plans to address environmental compliance and local individuals or groups should become more transparent and ICL Rotem should consider the requirement to disclose this information more clearly and separately from the overall corporate responsibility report and information disclosed on the ICL corporate website.

•
Whilst Rotem is in a constant state of progressive development and reclamation of depleted open pits, it is recommended that a Mine and Facility Closure Plan is developed in order to align with accepted international best practice.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

23.4          DSW

23.4.1          Geology and Mineral Resources

•	Implement and monitor a suitable QA/QC system to document sampling and laboratory performance.
•	Where possible digitize data entry.
•	Establish a robust and georeferenced grade control database.
•	Improve the data storage and availability of reconciliation data for recovered tonnages and grades as well as verify their accuracy and validity.

23.4.2          Environmental Studies, Permitting and Social or Community Impact

•	Continue using and improving the environmental management system and maintain its ISO accredited standard.
•	Continue active engagement with local communities and stakeholders through formal and informal projects and outreach.
•	Actively monitor water levels and mitigate any flooding events of hotels and other infrastructure on the west shoreline.
•
Data and information pertaining to current plans to address environmental compliance and local individuals or groups should become more transparent and DSW should consider the requirement to disclose this information more clearly and separately from the overall corporate responsibility report and information disclosed on the ICL corporate website.

•
Whilst the DSW in not mining in the conventional sense, closure of the DSW will require a decommissioning and abandonment plan for the chemical works, which may require an ESIA, and long term environmental management and monitoring plan both for the processing area as well as for residual impacts to the Dead Sea.  As such, and in order to align with accepted international best practice, it is recommended that the company prepares an outline Mine and Facility Closure Plan for the DSW.

23.5          YPH

23.5.1          Geology and Mineral Resources

•	Update the geological model on regular basis to incorporate detailed geological mapping as greater proportion of deposit is exposed.
•
Conduct further evaluation of faulting identified in drill holes and surface mapping and update the geological model, as necessary. (note interim models should be utilised for short-term planning, with the Annual Mineral Resource / Mineral Reserves model remaining ‘frozen’ for the reporting period).

•
Consider twinning drill hole pairs as part of any future pre-production or infill drilling programmes to allow for a more robust review of sample representativeness and increased confidence concerning data verification.

•	Locate and store historical results of QA/QC checks and standard tests.
•
Under the China DZ/T 130-2006 Specification, a large proportion of QA samples are managed (prepared, tested, assessed and stored) by the analytical laboratory. It is recommended that the future sample preparation and quality control to be executed and managed by YPH geological site personnel.

•	Revise QA/QC protocol to include field duplicates.
•
Continue to exclude outcrop and trench sample data from any future updates to the Mineral Resource estimates.  Geological mapping data and outcrop/trench sample result should be used for phosphate layer interpretation purposes only.

•
Further infill drilling at block 3 and at block 4 and where complex faulting is noted would be of a value to upgrade the Indicated material to Measured and to increase confidence on likely displacements caused by faulting.

•
Consider three-dimensional block modelling approach for improved local geological definition within each phosphate layer profile, increased ease of visualisation and interrogation, improved local grade estimation, facilitation of regular reconciliations and reporting of depleted material.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

23.5.2          Mineral and Ore Reserve

•
For the mine planning and scheduling it is recommended that the mining schedule be tested for financial adequacy using an activity-based cost model as part of the Mineral Reserves planning process.  The cost model used to validate the Mineral Reserves is typically at a high level and uses life of mine average estimates for major activity-based cost elements.  The Financial test provides some confirmation that the scheduled Mineral Reserves produce a net positive cashflow over the remaining schedule.  This is currently determined within the accounting section at the mine, however a high-level simplified financial model used for mine planning purposes provides a useful overall indication of the mining schedule and resulting cashflow forecast.

•
A simple additional metric may be useful in identifying areas within the mine plan that can assist in improving cashflow on a short-term basis.  Whilst it is fully appreciated that the general consideration of identifying areas by ore tonnes per cubic metre of waste removal (strip ratio) is a useful high-level metric, that single metric tends to hide the total recoverable value for the material being mined.  Forecasting the estimated recoverable product (in kg) per Tonne mined, allows the entire value chain from mining to final recovery to be evaluated within the mining schedule, with improvements often being more readily identifiable.

•
Continue maintaining a sign-off sheet along with the Mineral Reserves with individual departments signing acceptance of the inputs provided, this audit trail provides a ready backup to any internal or external audit.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

24          REFERENCES

Argus Media (2021) ‘Potash Analytics: Addednum’ ICL citation

Cendón, D.I., Ayora, C., Pueyo, J.J., and Taberner, C., 2003, The geochemical evolution of the Catalan potash subbasin, South Pyrenean foreland basin (Spain), Journal of Chemical Geology 200, pp. 339-357

CLEVELAND POTASH LIMITED  POLICY 37 V02 VISITOR AND SECURITY PROCEDURES prepared by ICL external Affairs Manager September 2021

Corrective Action Log (Legal Compliance, External, Corporate, Internal and Teesdock) [ICL Boulby]

DZ/T 0130-2006 (2006) The People’s Republic of China Geological and Mineral Industry Standards, Geological and mineral laboratory test quality management specifications, The specification of testing quality management for geological laboratories

DZ/T 0209-2002 (2002) The People’s Republic of China Geological and Mineral Industry Standards, Specifications for phosphorous mineral exploration

GB/T 17766-1999 (1999), National Standard Of The People’s Republic Of China, Classification for Resources/Reserves of Solid Fuels and Mineral Commodities

Guimerá, J., 1984, Palaeogene evolution of deformation in the northeastern Iberian Peninsula, Geological Magazine, 121, pp. 413-420.

Hydrogeological Conceptual Model prepared by Richard Metcalfe Quintessa

ICL Aspects and Evaluation spreadsheet [ICL Boulby]

ICL Boulby - Appendix B - Boulby Mine application ref: NYM/2019/0764/MEIA – CIL compliance summary table

ICL Boulby - Mine Planning Application: NYM/2019/0764/MEIA Boulby Mine 9 April 2021

ICL Boulby - General Company Induction LMS item ID: 659001 prepared by ICL 2019

ICL Boulby - Induction Schedule

ICL Boulby - Mine Environmental Statement, Volume 1: Non-Technical Summary prepared by Wood Environmental & Infrastructure Solutions UK Ltd 31 October 2019

ICL Boulby - Mine Environmental Statement, Volume 2: Non-Technical Summary prepared by Wood Environmental & Infrastructure Solutions UK Ltd 31 October 2019

ICL Boulby - Technical note: Boulby Mine: additional mitigation relating to operational impacts prepared by Wood Group UK Ltd June 2021

ICL Boulby - Technical Study to Produce 1.3Mtpy of Polyhalite at the ICL Boulby Mine, Redcar and Cleveland, UK, 31st July 2020

ICL Boulby - Technical Study to Produce 1.3Mtpy of Polyhalite at the ICL Boulby Mine, Redcar and Cleveland, UK - Technical Report. 26th January 2021

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

ICL Internal Report (2018). High level Technical Review On the Haikou Phosphates Mine & Baitacun Phosphate Project, Xishan District China Updated Report for 2018

Lecai Xing, Mingzhong Zhou, Liang Qi, Zhilong Huang (2015). Discussion on the PGE anomalies and source materials of K-bentonite (Bed 5) in the Lower Cambrian Meishucun section, Yunnan. Science Press, Institute of Geochemistry, CAS and Springer-Verlag Berlin Heidelberg 2015

Nanping Wang, Guoxin Zhu (2019). Radionuclide activity concentration and radon concentration in Soil in the Surrounding Areas of the Phosphate Mine in Yunnan Province, China. The ninth international Symposium on Naturally Occurring Radioactive Material (Denvor, Colorado)

PERC REPORTING STANDARD (2021), The Pan European Reserves and Resources Reporting Committee (PERC) Standard for Reporting of Exploration Results, Mineral Resources and Mineral Reserves

Petr Ptáček (2016) Phosphate Rocks. ntech Open Book Series, DOI: 10.5772/62214 (https://www.intechopen.com/chapters/49984)

Qing-gao YAN1, Chao LI, Xiao-jun JIANG, Zhong-qiang WANG, Yun-ju LI, Wei LI (2018) The Age and Sedimentary Environment of the Kunyang Phosphate Deposit, Central Yunnan: Constraints from Re-Os Isotopes

Roscoe Postle Associates UK Ltd. Independent Technical Engineer Phase 2 Due Diligence Report on the North Yorkshire Polyhalite Project, UK.  2 July 2019

Sans, M., and Vergés, J., 1995, Fold development related to contractional salt tectonics: southeastern Pyrenean thrust front, Spain, in M.P.A Jackson, D.G Roberts, and S. Snelson, eds., Salt tectonics: a global perspective: AAPG Memoir 65, pp.369-378

Sans, M., 2003, From thrust tectonics to diapirism. The role of evaporites in the kinematic evolution of the eastern South Pyrenean front, Geologica Acta, Vol. 1 N⁰ 3, pp. 239-259

SRK Consulting (UK) Limited. Competent Persons Report on the Mineral Resource sand Ore Reserves of Sirius Minerals in the UK.  11 October 2017

Stanka ŠEBELA, Janja KOGOVŠEK (2006) Hydrochemic Characteristics and Tectonic Situation of Selected Springs in Central and NW Yunnan Province, China. ACTA CARSOLOGICA 35/1, 23–33, LJUBLJANA 2006, DOI:10.3986/ac.v35i1.240

THE ECONOMIC IMPACT OF BOULBY MINE, prepared by Oxford Economics, May 2020

Vergés, J., Fernandez, M., Martinez, A., 2002, The Pyrenean orogen: pre-, syn-, and post-collisional evolution, Journal of the Virtual Explorer 8, pp. 55-74

World Bank Group. 2021. Commodity Markets Outlook: Urbanization and Commodity Demand, October 2021. World Bank, Washington, DC. License: Creative Commons Attribution CC BY 3.0 IGO

Wu Zhu, Wen-Liang Li, Qin Zhang, Yi Yang, Yan Zhang, Wei Qu, and Chi-Sheng Wang (2019) A Decade of Ground Deformation in Kunming (China) Revealed by Multi-Temporal Synthetic Aperture Radar Interferometry (InSAR) Technique. Online publication (https://www.ncbi.nlm.nih.gov.pmc/articles/PMC6832)

Xu Shiguang, Xin Yong (2000) STUDY ON KUNMING LOW-TEMPERATURE GEOTHERMAL FIELD. Proceedings World Geothermal Congress 2000 Kyushu – Tohoku, Japan, May 28 – June 10, 2000

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

YPH Internal Report (2014) Verification report on the reserves of Phosphate resources in Haikou, Xishan District, Kunming, Province

Yunnan Phosphate Group Co., Ltd. (2005) Feasibility Study Report, 2 million t/a Phosphate mining project. Lianyungang Design Research Institute, Ministry of Chemical Industry March 2005

Yunnan Phosphate Group Co., Ltd. (2015) YPH HAIKOU MINE 2020 RESERVE DYNAMIC SURVEY ANNUAL REPORT

Yunnan Phosphate Group Co., Ltd. (2016) YPH HAIKOU MINE 2020 RESERVE DYNAMIC SURVEY ANNUAL REPORT

Yunnan Phosphate Group Co., Ltd. (2017) YPH HAIKOU MINE 2020 RESERVE DYNAMIC SURVEY ANNUAL REPORT

Yunnan Phosphate Group Co., Ltd. (2020) YPH HAIKOU MINE 2020 RESERVE DYNAMIC SURVEY ANNUAL REPORT

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

25          RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

This Technical Report Summary has been prepared by WAI and Golder on behalf of ICL.  The information, conclusions, opinions, and estimates contained herein are based on:

•	Information available to WAI and Golder at the time of preparation of this report,
•	Assumptions, conditions, and qualifications as set forth in this report, and
•	Data, reports, and other information supplied by ICL and other third-party sources.

It is believed that the basic assumptions are factual and accurate, and that the interpretations are reasonable.

For the purpose of this report, WAI and Golder has relied on ownership information, mineral tenement and land tenure provided by ICL.  WAI and Golder has not researched property title or mineral rights for the properties that are the subject of this Technical Report Summary and it is considered reasonable to rely on ICL’s legal counsel who is responsible for maintaining this information.  The Qualified Persons are not aware of any agreements or material issues with third parties such as partnerships, overriding royalties, native title interests, historical sites, wilderness or national park and environmental settings relating to the properties that are the subject of this Technical Report Summary.

The QP’s for Mineral Resources and Mineral Reserves have relied upon the registrant to supply pricing and marketing information as necessary, along with information regarding infrastructure, tailings storage and process designs and estimates, geotechnical analysis and designs, hydrogeological analysis and designs, and environmental/permitting analysis and data in the development of the Mineral Resources and Mineral Reserves.

The Qualified Persons have taken all appropriate steps, in their professional opinion, to ensure that the above information from ICL is sound.  The Qualified Persons do not disclaim any responsibility for the Technical Report Summary.  Except for the purposes legislated under US securities laws, any use of this report by any third party is at that party’s sole risk.

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

26         DATE AND SIGNATURE PAGE

This report titled "S-K 1300 Technical Report Summary | Boulby (UK), Cabanasses and Vilafruns (Spain), Rotem (Israel), Dead Sea Works (Israel), and Haikou (China) Properties” with an effective date of December 31, 2021, and dated as of February 22, 2022 was prepared and signed by:

Ché Osmond	{Signed and sealed “Ché Osmond”}
Alan Clarke	{Signed and sealed “Alan Clarke”}
Liam Price	{Signed and sealed “Liam Price”}
James Turner	{Signed and sealed “James Turner”}
Christine Blackmore	{Signed and sealed “Christine Blackmore”}
Richard Ellis	{Signed and sealed “Richard Ellis”}
Colin Davies	{Signed and sealed “Colin Davies”}
James Turner	{Signed and sealed “James Turner”}
Alex Cisneros	{Signed and sealed “Alex Cisneros”}
Robin Dean	{Signed and sealed “Robin Dean”}
Phil King	{Signed and sealed “Phil King”}
Robert Spence	{Signed and sealed “Robert Spence”}
Andrew Lyon	{Signed and sealed “Andrew Lyon”}
Amir Eyal	{Signed and sealed “Amir Eyal”}
Doron Braun	{Signed and sealed “Doron Braun”}
Keren Kolodner	{Signed and sealed “Keren Kolodner”}
Stone Luo	{Signed and sealed “Stone Luo”}
James Wang	{Signed and sealed “James Wang”}
Sia Khosrowshahi	{Signed and sealed “Sia Khosrowshahi”}
Glenn Turnbull	{Signed and sealed “Glenn Turnbull”}

ISRAEL CHEMICALS LIMITED S-K 1300 TECHNICAL REPORT SUMMARY

wardell-armstrong.com

STOKE-ON-TRENT
Sir Henry Doulton House
Forge Lane
Etruria
Stoke-on-Trent
ST1 5BD
Tel: +44 (0)1782 276 700

BIRMINGHAM
Two Devon Way
Longbridge Technology Park
Longbridge
Birmingham
B31 2TS
Tel: +44 (0)121 580 0909

BOLTON
41-50 Futura Park
Aspinall Way
Middlebrook
Bolton
BL6 6SU
Tel: +44 (0)1204 227 227

BRISTOL
Desklodge
2 Redcliffe Way
Bristol
BS1 6NL

BURY ST EDMUNDS
9 Lamdin Road
Bury St Edmunds
Suffolk
IP32 6NU
Tel: +44 (0)1284 765 210

CARDIFF
Tudor House
16 Cathedral Road
Cardiff
CF11 9LJ
Tel: +44 (0)292 072 9191

CARLISLE
Marconi Road
Burgh Road Industrial Estate
Carlisle
Cumbria
CA2 7NA
Tel: +44 (0)1228 550 575

EDINBURGH
Great Michael House
14 Links Place
Edinburgh
EH6 7EZ
Tel: +44 (0)131 555 3311

GLASGOW
24 St Vincent Place
Glasgow
G1 2EU
Tel: +44 (0)141 428 4499

LEEDS
36 Park Row
Leeds
LS1 5JL
Tel: +44 (0)113 831 5533

LONDON
Third Floor
46 Chancery Lane
London
WC2A 1JE
Tel: +44 (0)207 242 3243

NEWCASTLE UPON TYNE
City Quadrant
11 Waterloo Square
Newcastle upon Tyne
NE1 4DP
Tel: +44 (0)191 232 0943

TRURO
Baldhu House
Wheal Jane Earth Science Park
Baldhu
Truro
TR3 6EH
Tel: +44 (0)187 256 0738

International offices:

ALMATY
29/6 Satpaev Avenue
Hyatt Regency Hotel
Office Tower
Almaty
Kazakhstan
050040
Tel: +7(727) 334 1310

MOSCOW
21/5 Kuznetskiy Most St.
Moscow
Russia
Tel: +7(495) 626 07 67

wardell armstrong